As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-261181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGORO INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

+886 3 273 0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor,

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark B. Baudler

Steven V. Bernard

Robert T. Ishii

Rachel Nagashima

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Gary Li Jesse Sheley Joseph Raymond Casey Ram Narayan Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761 3300	Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China (+86 10) 5737 9300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED MARCH 2, 2022

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS OF

POEMA GLOBAL HOLDINGS CORP.

PROSPECTUS FOR UP TO 81,775,000 ORDINARY SHARES AND 26,650,000 WARRANTS

OF

GOGORO INC.

The board of directors of Poema Global Holdings Corp., a Cayman Islands exempted company (“Poema Global”), has approved the Agreement and Plan of Merger (“Merger Agreement”), dated as of September 16, 2021, by and among Poema Global, Gogoro Inc., a Cayman Islands exempted holding company (the “Company” or “Gogoro”), Starship Merger Sub I Limited, a wholly-owned subsidiary of Gogoro (the “Merger Sub”), and Starship Merger Sub II Limited, a wholly-owned subsidiary of Gogoro (the “Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub will merge with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”), Merger Sub II will become a wholly owned subsidiary of Gogoro, with the shareholders of Poema Global becoming shareholders of Gogoro. The respective time at which the First Merger and the Second Merger become effective is sometimes as the “First Effective Time” and “Second Effective Time,” respectively. The closing of the Business Combination is herein referred to as the “Closing.”

Concurrently with the execution of the Merger Agreement, certain investors (the “Initial PIPE Investors”) have entered into certain share subscription agreements (each, an “Initial Subscription Agreement”), pursuant to which the Initial PIPE Investors have committed to purchase Gogoro Ordinary Shares at a price of $10.00 per share for an aggregate purchase price of $257,320,000 (the “Initial PIPE Investment”). In addition, on January 18, 2022, certain investors (the “Additional PIPE Investors”) entered into additional share subscription agreements (each, an “Additional Subscription Agreement”, together with the “Initial Subscription Agreement”, the “Subscription Agreements”) pursuant to which the Additional PIPE Investors have committed to purchase Gogoro Ordinary Shares at a price of $10.00 per share for an aggregate purchase price of $27,500,000 (the “Additional PIPE Investment”). Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the Merger Agreement having been satisfied or waived, (iii) the accuracy of representations and warranties in all material respects and (iv) material compliance with covenants.

Prior to the Closing Date, the interim amended and restated memorandum and articles of association of Gogoro (“Gogoro Interim A&R AoA”) will be adopted and become effective. On the Closing Date, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro will repurchase each series C preferred share of Gogoro (“Gogoro Series C Preferred Shares”), that is issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share will apply such amount to the subscription for one Gogoro Ordinary Share; (ii) the amended and restated memorandum and articles of association of Gogoro (the “Gogoro Listing A&R AoA”) will be adopted and become effective; and (iii) ) each Gogoro Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be subdivided into such number of Gogoro Ordinary Share equal to the Subdivision

Factor (as defined below), such that each Gogoro Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”). Actions set forth in paragraphs (i) through (iii) above are collectively referred to as the “Recapitalization.”

Pursuant to the Merger Agreement, immediately prior to the First Effective Time, each Class B Ordinary Share of Poema Global, par value $0.0001 per share (“Poema Global Class B Shares”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A Ordinary Share of Poema Global, par value $0.0001 per share (“Poema Global Class A Shares,” together with the Poema Global Class B Shares, the “Poema Global Ordinary Shares”) in accordance with the terms of the Poema Global A&R Memorandum and Articles of Association (“Poema Global Articles”) (such automatic conversion, the “Poema Global Class B Conversion”) and each Poema Global Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of Poema Global Class B Shares shall thereafter cease to have any rights with respect to such shares and, after giving effect to the Poema Global Class B Conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share (including in connection with the Unit Separation as defined below) will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Gogoro Ordinary Share (after giving effect to the Recapitalization).

Pursuant to the Merger Agreement, each issued and outstanding warrant of Poema Global sold to the public (“Public Warrant”) and to Poema Global Partners LLC (“Sponsor”), a Cayman Islands limited liability company, in a private placement in connection with Poema Global’s initial public offering (“Private Warrant”) will automatically and irrevocably be assumed by Gogoro and converted into a corresponding warrant exercisable for Gogoro Ordinary Shares. Immediately prior to the First Effective Time, the Poema Global Class A Shares and the Public Warrants comprising each issued and outstanding unit (“Unit”), consisting of one Poema Global Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.

Pursuant to the Merger Agreement, (i) each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity, (ii) each ordinary share of the Surviving Company that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and (iii) each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Merger.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of the Poema Global shareholders scheduled to be held on                 , 2022, at                a.m., Eastern Time on, at                  and over the Internet by means of a live audio webcast.

Although Gogoro is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination (the “Closing”), Gogoro will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Gogoro intends to apply for listing of the Gogoro Ordinary Shares on the Nasdaq Global Select Market under the proposed symbol “GGR” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Gogoro Ordinary Shares are approved for listing on the Nasdaq Global Select Market (subject only to official notice of issuance thereof). While trading on the Nasdaq Global Select Market is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Gogoro’s securities will be listed on the Nasdaq Global Select Market or that a viable and active trading market will develop. See “Risk Factors” beginning on page 25 for more information.

Throughout this proxy statement/prospectus, unless the context indicates otherwise, references to “Gogoro” refer to Gogoro, Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries (as defined herein). Investors receiving Gogoro Ordinary Shares from this Business Combination are receiving equity securities of its Cayman Islands exempt holding company and are not receiving equity securities of its Operating Subsidiaries. Gogoro’s structure may involve unique risks to investors. No public market currently exists for Gogoro Ordinary Shares.

Gogoro is a Cayman Islands exempted holding company with operations conducted through subsidiaries. Gogoro is not an operating company of Taiwan, mainland China (“PRC”) or any other country or region. Its operations in Taiwan are conducted through its Taiwanese subsidiaries. Gogoro’s operations in mainland China are limited to the following:

(i)	Gogoro has a Taiwanese subsidiary which sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd., which is incorporated in Singapore, entered into a Capital Increase Agreement (the “Capital Increase Agreement”) with Yadea Technology Group Co. Ltd., a company organized under the laws of the PRC (“Yadea”) and Jiangmen Dachangjiang Group Co., Ltd., a company organized under the laws of the PRC (“DCJ”), which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and Gogoro will receive a licensing fee for use of Gogoro’s SaaS platform. Gogoro does not hold any equity interest in Yadea or DCJ or any other entity incorporated in the PRC;

(iii)

Gogoro’s Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which Gogoro’s Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SAAS platform from the joint venture mentioned in (ii) above.

In addition, Gogoro has two subsidiaries in the PRC that are inactive.

Gogoro faces risks and uncertainties associated with the complex and evolving PRC laws and regulations, and whether and how such laws and regulations will be applicable to Gogoro in the future. Should certain PRC laws and regulations become applicable to Gogoro, it would likely have a material adverse impact on Gogoro’s business, financial condition and results of operations, any of which may cause the value of Gogoro’s securities to significantly decline or become worthless. For example, if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to Gogoro, it could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for its listing at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against it and may materially and adversely affect its business and results of operations. In addition, statements and regulatory actions by the PRC government, such as those related to data security or anti-monopoly concerns, may impact Gogoro’s ability to conduct its business. Furthermore, on December 2, 2021, the Securities and Exchange Commission (“SEC”) adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCA Act”), pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the U.S. Public Company Accounting Oversight Board (“PCAOB”) has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in such jurisdictions. Even though Gogoro’s auditor is based in Taiwan and under full inspection of the PCAOB, and is not currently subject to the determinations announced by the PCAOB on December 16, 2021, if any PRC law relating to the access of the PCAOB to auditor files were to apply to a company such as Gogoro or its auditor, the PCAOB may be unable to fully inspect Gogoro’s auditor, which may result in Gogoro’s securities being delisted or prohibited from being traded “over-the-counter” pursuant to the HFCA Act and materially and adversely affect the value and/or liquidity of your investment. The Accelerating

Holding Foreign Companies Accountable Act, passed by the U.S. Senate and if enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years. There are risks and uncertainties which Gogoro cannot foresee for the time being, and rules and regulations in the PRC can change quickly with little or no advance notice. The PRC government may intervene or influence our future operations in the PRC at any time, or may exert more control over offerings conducted overseas and/or foreign investment in companies like Gogoro. See “Risk Factors—Risks Related to Conducting Operations in the PRC” for a detailed description of risks related to the PRC.

Within the organization, investor cash inflows have all been received by Gogoro Inc., the parent Cayman entity. Cash to fund Gogoro’s operations is transferred from: (i) the Cayman parent to its operating companies through capital contributions; and (ii) operating companies to other operating companies through capital contributions. Gogoro’s subsidiaries transfer cash to each other through daily operations, including working capital and loans between companies. There are no restrictions on the transfer of cash within the Gogoro group. For additional information, see “Summary – Dividends and Other Distributions.”

As a holding company, Gogoro Inc. may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of Gogoro Inc.’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Gogoro Inc. As of the date of this proxy statement/prospectus, other than dividends paid to shareholders of redeemable preferred shares by Gogoro Inc., neither Gogoro Inc. nor any of its subsidiaries have ever paid dividends or made distributions.

Gogoro is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Gogoro is also a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Gogoro’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Gogoro will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides Poema Global shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Poema Global. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                , 2022, and is first being mailed to Poema Global shareholders on or about                 , 2022.

Notice of Extraordinary General Meeting of Shareholders

of Poema Global Holdings Corp.

To Be Held on                , 2022

TO THE SHAREHOLDERS OF POEMA GLOBAL HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Poema Global Holdings Corp. (“Poema Global”), a Cayman Islands exempted company, will be held at                  a.m. Eastern Time, at        on                 , 2022 (the “extraordinary general meeting”). Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the extraordinary general meeting virtually. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/poemaglobal/2022 or in person at                 . The extraordinary general meeting will be held for the following purposes:

1.

Proposal No. 1—The Business Combination Proposal—to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into Poema Global (the “First Merger”), with Poema Global surviving the merger as a wholly owned subsidiary of Gogoro, and immediately thereafter and as part of the same overall transaction, Poema Global (as the surviving entity of the First Merger) will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Gogoro (the “Business Combination Proposal”);

2.	Proposal No. 2—The Merger Proposal—to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Plan of Merger (the “Merger Proposal”); and

3.

Proposal No. 3—The Adjournment Proposal—to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

Following the First Effective Time, a plan of merger (“The Second Plan of Merger”) will be approved by Gogoro as the sole shareholder of both the Surviving Entity and Merger Sub II, pursuant to which the Second Merger will be consummated.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS TITLED “RISK FACTORS.”

Only holders of record of Poema Global Ordinary Shares at the close of business on                 , 2022 (the “record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, Poema Global’s board of directors has determined that each of the proposals listed is fair to and in the best interests of Poema Global and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of Poema Global’s board of directors, you should keep in mind that Poema Global’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of Poema Global. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All Poema Global shareholders at the close of business on the record date are cordially invited to attend the extraordinary general meeting, which will be held at                  a.m. Eastern Time, at                on                 , 2022 and virtually over the Internet at https://www.cstproxy.com/poemaglobal/2022. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Poema Global Ordinary Shares on the record date, you may also cast your vote at the extraordinary general meeting. If your Poema Global Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your Poema Global Ordinary Shares, please contact Morrow Sodali LLC. Questions can also be sent by email to PPGH.info@investor.morrowsodali.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://                .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Emmanuel DeSousa

Co-Chairman of the Board of Directors

Joaquin Rodriguez Torres

Co-Chairman of the Board of Directors

                , 2022

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS OF CLASS A SHARES ISSUED IN POEMA GLOBAL’S INITIAL PUBLIC OFFERING, EXCLUDING THE SPONSOR AND POEMA GLOBAL’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES, (THE “POEMA GLOBAL PUBLIC SHAREHOLDERS”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. POEMA GLOBAL PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY POEMA GLOBAL PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, POEMA GLOBAL’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE POEMA GLOBAL SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by Gogoro, constitutes a prospectus of Gogoro under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Gogoro Ordinary Shares and Gogoro Warrants to be issued to Poema Global shareholders in connection with the Business Combination. This document also constitutes a proxy statement of Poema Global under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of the Poema Global shareholders to consider and vote upon the proposals to adopt the Merger Agreement, to adopt the First Plan of Merger and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Merger Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Gogoro,” the “Company,” “we,” “us” and “our” refer to Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries. All references in this proxy statement/prospectus to “Poema Global” refer to Poema Global Holdings Corp.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Gogoro’s industry and the regions in which it operates, including Gogoro’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. Gogoro has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Gogoro believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Gogoro believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Gogoro’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Gogoro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

The sources of the statistical data, estimates and market and industry data contained in this prospectus are provided below:

•	Argusmedia.com, China’s motorcycle sales drops in 2020, February 2021;

•	Auto.economictimes.Indiatimes.com, Hero MotoCorp Resumes Retail Operations; Claims 10,000 Sales in a Week, May 2020;

•	Chinadailyhk.com, E-scooters top choice among more urbanites, June 2021;

•	Epaper.chinadaily.com.cn, E-scooters top choice among more urbanites, June 2021;

•	Fame2.heavyindustry.gov.in, Ministry of Heavy Industries and Public Enterprises (Department of Heavy Industry) Notification, March 2019;

•	Greencarcongress.com, Ola Announces Hypercharger Network for electric two-wheelers; > 100k charging points in India, April 2021;

•	Government of India Ministry of Road Transport & Highways New Delhi Annual Report 2020-2021;

•	Newmotor.com.cn, Country’s Motorcycle and Production and Sales in 2020, January 2021;

•	SIAM, Society of Indian Automobile Manufacturers, Automobile Domestic Sales Trends;

•	Stat.thb.gov.tw, Highway Statistical Data Query;

•	Stat.thb.gov.tw, Statistics Inquiry Network of the General;

•	United Nations, Department of Economic and Social Affairs, Population Division (2019). Database on Household Size and Composition 2019;

•	Worldatlas.com, Countries with the Highest Motorbike Usage, August 2019;

•	Xinhuanet.com, China boasts 300 mln electric bicycles, November 2020; and

•	Yadea Group Holdings Ltd. 2020 Annual Report.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Additional PIPE Investors”	means accredited investors that entered into the Additional PIPE Subscription Agreements.

“Additional PIPE Investment”	means the commitment by the Additional PIPE Investors to purchase the Additional PIPE Shares.

“Additional PIPE Shares”	means an aggregate of 2,750,000 Gogoro Ordinary Shares to be purchased by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a price per share of $10.00.

“Additional PIPE Subscription Agreements”	means the subscription agreements entered into by the Additional PIPE Investors on January 18, 2022.

“Aggregate Fully Diluted Company Shares”

means, without duplication, (i) the aggregate number of Gogoro Ordinary Shares that are issued and outstanding immediately prior to the Share Subdivision (including Company Restricted Shares) and (ii) the aggregate number of Gogoro Ordinary Shares that are reserved for issuance under Gogoro’s equity incentive plans.

“Ancillary Documents”	means each agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.

“Board”	means the board of directors of Gogoro after the closing of the Business Combination.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“Dissent Rights”	means the right of each holder of record of Poema Global Ordinary Shares to dissent in respect of the Mergers pursuant to Section 238 of the Cayman Companies Act.

“Dissenting Poema Global Shareholders”

means holders of Poema Global Ordinary Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by Poema Global Public Shareholders who have validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“Equity Value”	means $2,011,251,500.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“First Effective Time”	means the effective time of the First Merger.

“First Merger”

means the merger of Merger Sub with and into Poema Global, following which the separate corporate existence of Merger Sub shall cease and Poema Global shall continue as the Surviving Entity and as a wholly-owned subsidiary of Gogoro.

v

“First Plan of Merger”	means the plan of merger for the First Merger.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Gogoro”	means Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries.

“Gogoro Ordinary Share”	means the ordinary share of Gogoro, par value 0.0001 per share.

“Gogoro Warrants”	means the warrants into which the Poema Global Warrants convert at the First Effective Time, each entitling its holder to purchase one Gogoro Ordinary Share at a price of $11.50 per share.

“GoStation”	means Gogoro Battery Swapping Stations.

“IASB”	means International Accounting Standards Board.

“ICE”	means internal combustion engine.

“IFRS”	means the International Financial Reporting Standards.

“Initial PIPE Investment”	means the commitment by the Initial PIPE Investors to purchase the Initial PIPE Shares.

“Initial PIPE Investors”	means certain accredited investors that entered into the Initial Subscription Agreements.

“Initial PIPE Shares”	means an aggregate of 25,732,000 Gogoro Ordinary Shares to be purchased by the Initial PIPE Investors pursuant to the Initial Subscription Agreements at a price per share of $10.00.

“Initial Subscription Agreements”	means the subscription agreements entered into by the Initial PIPE Investors concurrently with the execution of the Merger Agreement.

“Merger Sub”	means Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“Merger Sub II”	means Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“OEM”	means original equipment manufacturer.

“Operating Subsidiaries”	means, collectively, the operating subsidiaries of Gogoro Inc., a Cayman Islands exempted holding company, which include Gogoro Taiwan Limited, Gogoro Taiwan Sales and Services Limited, Gogoro Network, Taiwan Branch, Gogoro Network Pte. Ltd., and GoShare Taiwan Limited.

“PBGN”	means Powered by Gogoro Network.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the Initial PIPE Investment and the Additional PIPE Investment.

“PIPE Investors”	means the Initial PIPE Investors and the Additional PIPE Investors.

“PIPE Shares”	means the Initial PIPE Shares and the Additional PIPE Shares.

“Poema Global Articles”	means Poema Global’s amended and restated memorandum and articles of association.

“Poema Global Class A Share”	means a Class A ordinary share of Poema Global, par value $0.0001 per share.

“Poema Global Class B Share”	means a Class B ordinary share of Poema Global, par value $0.0001 per share.

“Poema Global IPO”	means the initial public offering of Poema Global, which was consummated on January 8, 2021.

“Poema Global Public Shareholders”	means all holders of the Public Shares.

“Poema Global Warrants”	means the Public Warrants and the Private Warrants.

“Private Warrants”

means the warrants sold to Sponsor in the private placement consummated concurrently with the Poema Global IPO, each entitling its holder to purchase one Poema Global Class A Share at an exercise price of $11.50 per share, subject to adjustment.

“PTW/ePTW”	means powered two-wheeler/electric-powered two-wheeler.

“Public Shares”	means all Poema Global Class A Shares issued in the Poema Global IPO.

“Public Warrants”	means the redeemable warrants issued in the Poema Global IPO, each entitling its holder to purchase one Poema Global Class A Share at an exercise price of $11.50 per share, subject to adjustment.

“Second Effective Time”	means the effective time of the Second Merger.

“Second Merger”	means the merger of Poema Global with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Gogoro.

“Second Plan of Merger”	means the plan of merger for the Second Merger.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Poema Global Partners LLC.

“Sponsor Earn-in Shares”

means 6,393,750 of the Gogoro Ordinary Shares held by the Sponsor immediately after the First Effective Time that shall become unvested and subject to forfeiture immediately after the First Effective Time.

“Share Subdivision”

means a share subdivision of each Gogoro Ordinary Share into such number of Gogoro Ordinary Shares calculated in accordance with the terms of the Merger Agreement, such that each Gogoro Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision. Unless otherwise indicated, this proxy statement/prospectus does not reflect the Share Subdivision.

“Subdivision Factor”

means a number resulting from dividing (i) $2,011,251,500 (being the value of Gogoro as adjusted by its cash and indebtedness as of June 30, 2021) by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Subscription Agreements”	means the Initial Subscription Agreements and the Additional PIPE Subscription Agreements.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

“Units”	means the units issued in the Poema Global IPO, each consists of one Poema Global Class A Share and one-half of one Public Warrant.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Poema Global shareholders. Poema Global shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: Poema Global and Gogoro have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Poema Global encourages its shareholders to read it in its entirety. Poema Global’s shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for Merger Sub to be merged with and into Poema Global, with Poema Global as the Surviving Entity, and immediately thereafter and as part of the same overall transaction, the Surviving Entity merging with and into Merger Sub II, with Merger Sub II as the Surviving Company, which will become the parent/public company following the Business Combination, and the other Transactions contemplated by the Merger Agreement. See “Proposal One—The Business Combination Proposal.”

Q: Are there any other matters being presented to shareholders at the extraordinary general meeting?

A: In addition to voting on the Business Combination Proposal, the shareholders of Poema Global will vote on the following proposals:

•	To authorize the First Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two—the Merger Proposal.”

•

To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Poema Global will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is Poema Global providing shareholders with the opportunity to vote on the Business Combination?

A: Pursuant to the Poema Global Articles, Poema Global is required to provide shareholders with an opportunity to have their Poema Global Ordinary Shares redeemed for cash, either through a shareholder meeting or tender offer. Due to the structure of the Transactions, Poema Global is providing this opportunity through a shareholder vote.

Q: What will happen to Poema Global’s securities upon consummation of the Business Combination?

A: The Poema Global Class A Shares are currently listed on the Nasdaq Capital Market under the symbol “PPGH.” Poema Global’s securities will cease trading upon consummation of the Business Combination. Gogoro intends to apply for listing of the Gogoro Ordinary Shares on the Nasdaq Global Select Market under the proposed symbol “GGR,” to be effective upon the consummation of the Business Combination. While trading on the Nasdaq Global Select Market is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Gogoro’s securities will be listed on the Nasdaq Global Select Market or that a viable and active trading market will develop. See “Risk Factors— Risks Related to Ownership of the Gogoro Ordinary Shares” for more information.

Q: What equity stake will holders of Poema Global Class A Shares, Poema Global Class B Shares and Gogoro Ordinary Shares and the PIPE Investors have upon completion of the Business Combination?

A: The following table summarizes the unaudited pro forma Gogoro Ordinary Shares outstanding and the potential impact of redemptions on the pro forma book value per share of the Gogoro Ordinary Shares that will be outstanding immediately after the Closing, as of June 30, 2021, under three redemption scenarios:

	Assuming No Redemption(5)		Assuming 50% Redemption(6)		Assuming Maximum Redemption(7)
	Class A Ordinary Shares	Equity%	Class A Ordinary Shares	Equity%	Class A Ordinary Shares	Equity%
Poema Global Public Shareholders	34,500,000	12.6%	17,250,000	6.8%	—	—%
The Sponsor and Certain Poema Global Directors(1)	8,625,000	3.2%	8,625,000	3.4%	8,625,000	3.6%
Gogoro Shareholders(2)	201,125,150	73.7%	201,125,150	78.7%	201,125,150	84.4%
PIPE Investors(3)	28,482,000	10.4%	28,482,000	11.1%	28,482,000	12.0%
Total Gogoro shares Outstanding at Closing	272,732,150	100%	255,482,150	100%	238,232,150	100%
Total Pro Forma Equity Value Post-Redemptions(4)	$619,275		$446,775		$274,275
Pro Forma Book Value Post-Redemptions Per Gogoro Ordinary Share Outstanding	$2.40		$1.85		$1.22

(1)

Includes 6,393,750 Gogoro Ordinary Shares that shall become unvested and subject to forfeiture immediately after the First Effective Time (the “Sponsor Earn-in Shares”). For more details on the material terms of the Sponsor Earn-in Shares, see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Sponsor Support Agreement.”

(2)

Excludes 12,000,000 Gogoro Ordinary Shares that Gogoro may issue to persons who are Gogoro shareholders immediately prior to the First Effective Time but after the Recapitalization (the “Earnout Shares”). For more details on the material terms of the Earnout Shares, see the section of this proxy statement/prospectus titled “The Merger Agreement—Effects of Mergers on Securities of Gogoro, Poema Global, Merger Sub and Merger Sub II in the Business Combination—Earnout Shares.”

(3)	Includes 750,000 Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe at a price of $10.00 per share in connection with the PIPE Investment.
(4)	Represent the equity value of Gogoro as of June 30, 2021 under different scenarios.
(5)	Assumes no Poema Global Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata share of the funds in the Trust Account (the “No Redemption Scenario”).

x

(6)

Assumes Poema Global Public Shareholders holding 17,250,000 Poema Global Class A Shares will exercise their redemption rights for approximately $173 million of funds in the Trust Account (the “50% Redemption Scenario”).

(7)

Assumes Poema Global Public Shareholders holding 34,500,000 Poema Global Class A Shares will exercise their redemption rights for approximately $345.1 million of funds in the Trust Account (the “Maximum Redemption Scenario”). Unless Gogoro elects to waive the $400,000,000 Minimum Available Cash Condition (as defined below), the Maximum Redemption Scenario cannot occur.

The above share amounts and ownership percentages have been calculated based on Gogoro Ordinary Shares that will be outstanding immediately after the Closing, assuming (i) each Gogoro Series C Preferred Share outstanding immediately prior to the First Effective Time will be repurchased by Gogoro for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares and each holder of a Gogoro Series C Preferred Share will, immediately upon receipt of such cash consideration, apply such amount to the subscription for one Gogoro Ordinary Share; and (ii) Gogoro shall effect the Share Subdivision to cause the value of the outstanding Gogoro Ordinary Share to equal $10.00 per share, after giving effect to the Share Subdivision. These share amounts and ownership percentages do not take into account all sources of dilution that Poema Global Public Shareholders who elect not to redeem their shares may experience, including:

•

The exercise of 26,650,000 Gogoro Warrants to be converted from 17,250,000 Public Warrants and 9,400,000 Private Warrants, which may be exercised at a price of $11.50 per Gogoro Ordinary Share (subject to adjustment), in accordance with their terms described elsewhere in this proxy statement/prospectus. For example, the issuance of additional Gogoro Ordinary Shares underlying all the Gogoro Warrants would reduce the ownership interest of non-redeeming Poema Global Shareholders in the combined company to 11.5% under the No Redemption Scenario and 6.1% under the 50% Redemption Scenario, and the issuance of additional Gogoro Ordinary Shares underlying the 9,400,000 Gogoro Warrants to be converted from the Private Warrants would reduce the ownership interest of non-redeeming Poema Global Shareholders in the combined company to 12.2% under the No Redemption Scenario and 6.5% under the 50% Redemption Scenario.

•

The issuance of 12,000,000 Earnout Shares, which would reduce the ownership interest of non-redeeming Poema Global Shareholders in the combined company to 12.1% under the No Redemption Scenario and 6.4% under the 50% Redemption Scenario.

•

The issuance of additional equity or equity-linked securities that Gogoro may issue from time to time in connection with financings, acquisitions, investments and Gogoro’s equity incentive plans. For a more detailed description, see “Risk Factors—Risks Related to Ownership of the Gogoro Ordinary Shares—Gogoro’s issuance of additional share capital in connection with financings, acquisitions, investments, Gogoro’s equity incentive plans or otherwise will dilute all other shareholders.”

•

In addition, underwriters of the Poema Global IPO are entitled to receive an aggregate of $12,750,000 deferred underwriting compensation when and if the Business Combination is completed, which would cause additional dilution to non-redeeming Poema Global Public Shareholders and render the effective underwriting fee for their shares to be 3.5% under the No Redemption Scenario and 7.0% under the 50% Redemption Scenario, on a percentage basis. Assuming the Minimum Available Cash Condition is waived, the amount of cash left in the Trust Account will not be sufficient to cover the deferred underwriting compensation under the Maximum Redemption Scenario.

Q: Why is Poema Global proposing the Business Combination?

A: Poema Global was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 8, 2021, Poema Global consummated the Poema Global IPO of 34,500,000 Units (inclusive of the exercise by the underwriters of the over-allotment in full) at an offering price of $10.00 per Unit, generating total gross proceeds of $345,000,000. Following the closing of the Poema Global IPO, an amount equal to $345,000,000 from the net proceeds of the sale of the Units in the Poema Global IPO and Private Warrants in a concurrent private placement was placed into a trust account (the “Trust Account”). Since the Poema Global IPO, Poema Global’s activity has been limited to the evaluation of business combination candidates.

Poema Global believes Gogoro is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, Poema Global believes that the Business Combination will provide Poema Global shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section titled “Proposal One—The Business Combination Proposal—Poema Global’s Board of Directors’ Reasons for the Business Combination and Recommendations.”

Q: Did Poema Global’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. Poema Global’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Poema Global’s board of directors, its management team and its advisors in valuing Gogoro and will be assuming the risk that Poema Global’s board of directors may not have properly valued the business. However, Poema Global’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Poema Global’s board of directors conducted significant due diligence on Gogoro. Based on the foregoing, Poema Global’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Poema Global’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its shareholders and that Gogoro’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time the Merger Agreement was entered into with respect to the Business Combination. There can be no assurance, however, that Poema Global’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Poema Global’s board of directors in approving the Business Combination, see the section titled “Proposal One—The Business Combination Proposal.”

Q: Do I have redemption rights?

A: Poema Global Public Shareholders, excluding the Sponsor and Poema Global’s officers and directors, have the right to demand that Poema Global redeem their Public Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a Poema Global Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without Poema Global’s prior consent. Accordingly, a Poema Global Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares.

Under the Poema Global Articles, the Business Combination may not be consummated if Poema Global has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.

Q: How do I exercise my redemption rights?

A: A Poema Global Public Shareholder, except for the Sponsor and Poema Global’s officers and directors, may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a Poema Global Public Shareholder on the record date. If you are a Poema Global Public Shareholder and wish to exercise your redemption rights, you must demand that Poema Global convert your Public Shares into cash and deliver your share certificates (if any) and other redemption forms to Poema Global’s transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the extraordinary general meeting. Any Poema Global Public Shareholder seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $                , or $                 per share, as of the record date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Poema Global Public Shareholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your share certificates (if any) and other redemption forms to Poema Global’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Poema Global’s transfer agent return the shares (physically or electronically). You may make such request by contacting Poema Global’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by Poema Global’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent.

Q: What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A: Poema Global Public Shareholder who is a U.S. Holder (as defined below) and who exercises its redemption rights will receive cash in exchange for the tendered shares, and either will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a nontaxable recovery of basis in its investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section titled “Taxation—Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—U.S. Holders Exercising Redemption Rights with Respect to Poema Global Ordinary Shares.”

Q: What are the U.S. federal income tax consequences of the Business Combination to me?

A: The tax treatment of the Business Combination will depend on whether it qualifies as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). There are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code. If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Poema Global Ordinary Shares and/or Poema Global Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Gogoro Ordinary Shares and/or Gogoro Warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding Poema Global Ordinary Shares and/or Poema Global Warrants surrendered by such U.S. Holder in the Business Combination. For further detail, see “Taxation—Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination—Tax Consequences of the Business Combination Under Section 368(a) of the Code.”

Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Taxation—Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination—Application of the PFIC Rules to the Business Combination.”

U.S. Holders of Poema Global Ordinary Shares and/or Poema Global Warrants should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the application of the PFIC rules to their specific situation in connection with the Business Combination.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Poema Global board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Companies Act follow:

Holders of Poema Global Ordinary Shares have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Poema Global Public Shareholders are entitled to give notice to Poema Global prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Poema Global Ordinary Shares if they follow the procedures set out in the Cayman Companies Act.

In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Poema Global Public Shareholders who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the Poema Global IPO, together with a portion of the proceeds from the sale of the warrants in a private placement to the Sponsor, equal in the aggregate to $345,000,000, was placed in the Trust

Account immediately following the Poema Global IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Poema Global Public Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $12 million to the underwriter of the Poema Global IPO as deferred underwriting commissions). Any remaining cash will be used for Gogoro’s working capital and general corporate purposes.

Q: What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: Poema Global Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Poema Global Public Shareholders are substantially reduced as a result of redemptions by Poema Global Public Shareholders. To the extent that there are fewer public shares and public shareholders, the trading market for the Gogoro Ordinary Shares may be less liquid than the market was for the Poema Global Class A Shares prior to the Transactions, and Gogoro may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Gogoro to be used in its business following the consummation of the Business Combination.

Q: What happens if the Business Combination is not consummated?

A: If Poema Global does not complete the Business Combination with Gogoro for whatever reason, Poema Global would search for another target business with which to complete a business combination. If Poema Global does not complete the Business Combination with Gogoro or another business combination by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Sponsor and Poema Global’s officers and directors have waived their redemption rights with respect to their Poema Global Class B Shares in the event a business combination is not effected in the required time period, and, accordingly, their Poema Global Class B Shares will be worthless. The Sponsor and Poema Global’s officers and directors did not receive any consideration for their waiver of redemption rights.

Q: How do the Sponsor and the officers and directors of Poema Global intend to vote on the proposals?

A: The Sponsor, as well as Poema Global’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 20.0% of the outstanding Poema Global Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding Poema Global Ordinary Shares are voted, in addition to the Poema Global Ordinary Shares held by the Sponsor and Poema Global’s officers and directors, Poema Global would need 12,937,501 Public Shares, or approximately 37.5%, of the 34,500,000 Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved and 20,125,001, or approximately 58.3%, of the 34,500,000 Public Shares to be voted in favor of the First Plan of Merger in order to have the First Plan of Merger approved. The Sponsor and officers and directors of Poema Global have also agreed, prior to the Poema Global IPO, to waive their redemption rights. The Sponsor and these officers and directors did not receive any consideration for their waiver of redemption rights.

Q: What interests do the Sponsor and the current officers and directors of Poema Global have in the Business Combination?

A: In considering the recommendation of Poema Global’s board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Poema Global’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Poema Global’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. However, these interests may have influenced the decision of Poema Global’s board of directors to approve the Business Combination and could incentivize Poema Global’s officers and directors to complete a business combination with a less favorable target company or on terms less favorable to Poema Global Public Shareholders rather than liquidate. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of 18,675,000 Gogoro Ordinary Shares on an as-converted basis, consisting of (i) 8,525,000 Gogoro Ordinary Shares to be converted from Poema Global Class B Shares held by the Sponsor, including 6,393,750 Sponsor Earn-in Shares, (ii) 750,000 Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe at a price of $10.00 per share in connection with the PIPE Investment, and (iii) 9,400,000 Gogoro Ordinary Shares underlying the Gogoro Warrants to be converted from the Private Warrants at the First Effective Time, each entitling the Sponsor to purchase one Gogoro Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate would represent 6.6%, 7.1% and 7.6% ownership interest in the combined company under the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted.

Subject to the terms and conditions contemplated by the Sponsor Support Agreement and up until the sixth anniversary of the Closing Date, (i) one-third of the Sponsor Earn-In Shares shall vest if the volume-weighted average price of the Gogoro Ordinary Shares over any 20 trading days within any 30 trading day period is greater than or equal to $15.00 (the “Minimum Target”); (ii) an additional one-third of the Sponsor Earn-In Shares shall vest if the volume-weighted average price of the Gogoro Ordinary Shares over any 20 trading days within any 30 trading day period is greater than or equal to $17.50 (the “Middle Target”); (iii) the remainder of the Sponsor Earn-In Shares shall vest if the volume-weighted average price of the Gogoro Ordinary Shares over any 20 trading days within any 30 trading day period is greater than or equal to $20.00 (the “Maximum Target”); and (iv) upon the occurrence of an Acceleration Event (as defined below), all the Sponsor Earn-In Shares that have not previously vested shall vest, provided, however, that in the case of an Acceleration Event that is a Change of Control (as defined below), (x) none of Sponsor Earn-In Shares shall vest if the Minimum Target has not been achieved, (y) only one-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Middle Target has not been achieved, and (z) only two-thirds of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Maximum Target has not been achieved. In each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Board. After the sixth anniversary of the Closing Date, any unvested Sponsor Earn-in Shares shall be forfeited by Sponsor to Gogoro for no consideration.

•

If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Poema Global’s board of directors, liquidating and dissolving. In such event, the 8,625,000 Poema Global Class B Shares held by the Sponsor and certain of Poema Global’s directors, which were acquired prior to the Poema Global IPO for an aggregate purchase price of $25,000, and the 9,400,000 Private Warrants held by the Sponsor, which were acquired concurrently with the Poema Global IPO for an aggregate purchase price of $9.4 million, would be worthless because the holders of Poema Global Class B Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding Poema Global Ordinary Share will be converted into one Gogoro Ordinary Share, subject to adjustment described herein, and each Poema Global Warrant will be converted into a Gogoro Warrant. Based on the average of the high ($9.92) and low ($9.91) prices for Poema Global Class A Shares on Nasdaq on February 15, 2022, the value of the Poema Global Class B Shares, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment would be $85,516,875, $63,394,031 and $7,436,250, respectively. Based on the average of the high ($1.15) and low ($1.1) prices for the Public Warrants on Nasdaq on February 15, 2022, the value of the Private Warrants would be $10,575,000.

Given (i) the differential in the purchase price that the Sponsor and certain of Poema Global’s directors paid for the Poema Global Class B Shares as compared to the price of the Poema Global Class A Shares, (ii) the differential in the purchase price that the Sponsor paid for the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Gogoro Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Poema Global Class B Shares and/or Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Poema Global Public Shareholders have a negative return on their investment.

•

If Poema Global is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Poema Global for services rendered or contracted for or for products sold to Poema Global. If Poema Global consummates a business combination, on the other hand, Poema Global or the combined company will be liable for all such claims.

•

The Sponsor and Poema Global’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket fees and expenses incurred by them in connection with certain activities on Poema Global’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Poema Global fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Poema Global may not be able to reimburse these fees and expenses if the Business Combination or another business combination is not completed by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles). As of the date of this proxy statement/prospectus, the Sponsor and Poema Global’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable fees and expenses.

•

The Merger Agreement provides for the continued indemnification of Poema Global’s current directors and officers and the continuation of directors and officers liability insurance covering Poema Global’s current directors and officers.

•

Poema Global’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Poema Global to fund certain capital requirements. On September 30, 2020, the Sponsor agreed to loan Poema Global an aggregate of up to $300,000 to cover expenses related to the Poema Global IPO pursuant to a promissory note that was repaid in full on February 8, 2021. No additional loan has been made as of the date of this proxy statement/prospectus. If the Business Combination is not consummated, any additional loan of this nature will not be repaid and will be forgiven except to the extent there are funds available to Poema Global outside of the Trust Account.

•	Homer Sun, the Chief Executive Officer and Director of Poema Global and a managing member of the Sponsor, will be a member of the board of directors of Gogoro following the closing of the Business

Combination and, therefore, in the future Mr. Sun could receive cash fees, share options or share-based awards that Gogoro’s board of directors determines to pay to its non-executive directors.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the Poema Global extraordinary general meeting, which is set for                 , 2022; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section titled “The Merger Agreement.”

Q: What do I need to do now?

A: Poema Global urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of Poema Global. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the extraordinary general meeting take place?

A: The extraordinary general meeting will be held on                 , 2022, at                  a.m., Eastern Time, at                  and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/poemaglobal/2022 and following the instructions set forth below. Shareholders participating in the extraordinary general meeting virtually will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

•	vote via the web portal during the extraordinary general meeting webcast; and

•	submit questions or comments to Poema Global’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box. Please note that questions will only be answered after the extraordinary general meeting and will be sent to you via the email you provided when registering for the extraordinary general meeting.

Q: How do I attend the extraordinary general meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of Poema Global’s shareholders, you are encouraged to attend the extraordinary general meeting virtually. To register for and attend the extraordinary general meeting virtually, please follow these instructions as applicable to the nature of your ownership of Poema Global Ordinary Shares:

•

Shares Held of Record. If you are a record holder, and you wish to attend the extraordinary general meeting virtually, you may attend in person at                  or go to https://www.cstproxy.com/poemaglobal/2022, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company (“Continental”) on or before                 , 2022.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

•	Within the U.S. and Canada: ( ) (toll-free)

•	Outside of the U.S. and Canada: ( ) (standard rates apply)

The passcode for telephone access:                 #. You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of Poema Global Ordinary Shares on the record date, you may vote by attending the extraordinary general meeting in person, or by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the approval of the First Plan of Merger, and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to Poema Global’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting, attending the extraordinary general meeting in person, or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Poema Global’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the extraordinary general meeting?

A: A quorum is the minimum number of Poema Global Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Poema Global extraordinary general meeting if a majority of the voting power of the issued and outstanding Poema Global Ordinary Shares entitled to vote at the extraordinary general meeting are represented at the extraordinary general meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Poema Global Class A Shares and the Poema Global Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.

Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

•

Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Companies Act, being the affirmative vote of the holders of a majority of Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if Poema Global has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

•

Merger Proposal—The approval of the First Plan of Merger will require a special resolution under Cayman Companies Act, being the affirmative vote of the holders of at least two thirds of the Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•

Adjournment Proposal—The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Companies Act, being the affirmative vote of the holders of a majority of the Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal or the First Plan of Merger absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the Poema Global shareholders and consummated, you will become a shareholder of Gogoro.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of Poema Global, as applicable, and Poema Global will continue to search for another target business with which to complete an initial business combination. If Poema Global does not complete an initial business combination by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of Poema Global’s remaining shareholders and its board of directors, liquidate and dissolve.

Q: What should I do with my share certificates?

A: Shareholders who do not elect to have their Poema Global Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Poema Global’s transfer agent regarding what to do with their certificates. Poema Global shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to Poema Global’s transfer agent (either physically or electronically) no later than two (2) business days prior to the extraordinary general meeting as described above.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Poema Global Ordinary Shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 069 02

Telephone: (800) 662 -5200

(Banks and brokers can call: (203) 658-9400)

Email: PPGH.info@investor.morrowsodali.com

You may also obtain additional information about Poema Global from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a Poema Global Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to Poema Global’s transfer agent at the address below at least two (2) business days prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of the Poema Global shareholders. For additional information, see “Where You Can Find More Information” beginning on page 285. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Gogoro Inc.

Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries and Operating Subsidiaries is an innovation company with a mission to accelerate the shift to sustainable urban life by eliminating the barriers to electric fuel adoption to bring smart and swappable electric power within reach of every urban rider in the world. Gogoro was incorporated as a Cayman Islands exempted company on April 27, 2011. Nowadays, Gogoro is enabling end customers on its network to refuel their electric-powered two-wheelers in seconds at our over 2,100 battery swapping locations in Taiwan. This network has delivered over 200 million battery swaps and manages over 300,000 swaps a day as of November 30, 2021. The systems have been refined and proven with over 4 billion kilometers ridden by over 400,000 subscribers as of November 30, 2021.

Gogoro’s battery swapping technology compromises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, Gogoro Battery Swapping Stations (“GoStation”), Gogoro Network Software & Battery Management Systems, Smartscooter and related components and kits.

When Gogoro began the development of its first-of-their-kind Smart Batteries and Smartscooters in Taiwan there were no suitable manufacturing technologies or supplier solutions available. So, Gogoro built its first Smart Factory, invented its own vertically integrated systems, and helped accelerate the technology shift within its supply chain. Gogoro has invested in its proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovation Gogoro has developed in the process has provided Gogoro with a strong competitive advantage by allowing it to deliver the most technically advanced ePTWs while keeping costs low.

In 2021, Gogoro announced the signing of a memorandum of understanding (“MOU”) to form a strategic technology and manufacturing partnership with Foxconn, one of the world’s premier leaders in precision electronics, technical component manufacturing and modular EV system development. This alliance provides Gogoro an unprecedented advantage in driving the further acceleration and expansion of the ePTW industry combining Gogoro’s best-in-class ePTW technology and IP with their Tier 1, modularized production platform and capabilities. Today, Gogoro also has engaged partners with several of the largest PTW producers in the world including Hero, Yamaha, Yadea, and DCJ, among others. Each has dominant ePTW manufacturing capacity, deep supply chain and regulatory compliance management in their regions and globally. Gogoro’s engagements are designed to accelerate their transition to ePTW manufacturing and specifically to battery swapping technology.

Gogoro generates two inter-linked revenue streams: (i) an initial enabling hardware sale followed by (ii) a recurring revenue from Swap & Go subscriptions to the battery swapping network. Enabling hardware entails the sale of an ePTW directly from Gogoro or Powered by Gogoro Network (“PBGN”) OEM partners to an end-customer “batteries-not-included.” The end-customer then subscribes to the Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Gogoro’s business model has demonstrated ~100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our home market of Taiwan. Gogoro believes the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents a compelling differentiation of its business model.

During the past decade in Taiwan, Gogoro has built its owned battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, ePTWs have grown to 10% of all PTWs. Since Gogoro launched its first ePTW in 2015, virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. As of June 30, 2021, approximately 97% of electric two-wheeler sales have been delivered from Gogoro and its PBGN OEM partners. As Gogoro continues to expand and add additional OEM partners beyond Taiwan, Gogoro will rely significantly on its strong and strategic OEM partnerships with their global footprint, manufacturing agility, supply chain, and logistics capabilities. This will allow Gogoro to support its regional partners with greater speed and cost efficiency while further extending its brand’s reach. Gogoro believes that its proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since Gogoro’s inception in 2011, it has been engaged in developing and marketing its ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. Gogoro has incurred net operating losses and net cash outflows from operations in every year since its inception. As of June 30, 2021, Gogoro had an accumulated deficit of $89.06 million. Gogoro has funded its operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under its loan facilities, and private placements of its preferred and common shares.

Gogoro is a Cayman Islands exempted holding company with operations conducted through subsidiaries. Gogoro’s operations in mainland China are limited to the following:

(i)	Gogoro’s Taiwanese subsidiary sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd. which is incorporated in Singapore, entered into a Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and Gogoro will receive a licensing fee for use of Gogoro’s SaaS platform. Gogoro does not hold any equity interest in Yadea or DCJ or any other entity incorporated in the PRC;

(iii)

Gogoro’s Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which Gogoro’s Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SAAS platform from the joint venture mentioned in (ii) above.

In addition, Gogoro currently has two subsidiaries in the PRC that are inactive. Although Gogoro sells its products in mainland China, Gogoro believes that it is currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), the Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or to list its securities on a U.S. securities exchange or issue securities to foreign investors other than standard company registration with the competent State Administration for Market Regulation and other business items that require governmental approval, such as construction permit and Internet Content Provider (“ICP”) approval and Gogoro has not been denied approval for any of its subsidiaries operations from any government entities.

Additionally, Gogoro is not currently aware of any requirement to obtain approvals to offer securities to foreign investors by authorities of other countries. However, there is no guarantee that this will continue to be the case in the future in relation to the listing or continued listing of Gogoro’s securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded.

The mailing address of Gogoro’s principal executive office is 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan, and its telephone number is +886 3 273 0900.

Poema Global Holdings Corp.

Poema Global was incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Poema Global was incorporated as a Cayman Islands exempted company on September 25, 2020.

Poema Global’s search for business combination targets is focused on rapidly growing, highly scalable companies with attractive unit economics in the technology sector that can benefit from the expertise and capabilities of our management team in order to create long-term shareholder value.

Poema Global is affiliated with Princeville Capital, a highly active global growth-stage investment firm that has a global investment team with presence across Europe, Asia and the U.S. and access to a network of technology entrepreneurs and executives built up by the team over the past 20 years. Poema Global believes that it can realize a strong benefit from being able to access Princeville Capital’s global sourcing network, proprietary pipeline of opportunities, and investment and back office teams.

Poema Global’s management team is particularly well-positioned to take advantage of the investment opportunities in private companies emerging in global technology sectors. Its management team has a long track record in investing and operating growth-stage companies as well as sourcing, structuring and executing highly complex mergers and buyouts. In addition, through affiliation with Princeville Capital, Poema Global’s management team will be supported by Princeville Capital’s investment team and the broader Princeville Capital organization, benefitting from an accumulated deep global expertise and relationships built upon decades of investing, operating, capital markets advisory and consulting roles in the technology sector globally, with both public and private companies. Poema Global’s management’s expertise is further augmented by the extensive experience and network of relationships of its independent directors.

The mailing address of Poema Global’s principal executive office is 101 Natoma St., 2F, San Francisco, CA 94105, and its telephone number is 415 432 8880.

Merger Sub

Starship Merger Sub I Limited (“Merger Sub”) is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of Gogoro. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Gogoro.

Merger Sub II

Starship Merger Sub II Limited (“Merger Sub II”) is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of Gogoro. Merger Sub II was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub II’s principal executive offices are the same as those for Gogoro.

Organizational Structure

The following diagram depicts Gogoro’s corporate structure following the Business Combination (as defined below). As of the date of this proxy statement/prospectus, the shares of each of Gogoro’s subsidiaries are 100% owned by the respective entity displayed immediately above that subsidiary. Currently, Gogoro’s corporate structure contains no variable interest entities.

Below is a description of our operating entities:

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Gogoro Taiwan Limited (Taiwan)—Manufacturing company which generates revenues from the sales of scooter parts, core components, development kits, GoStation equipment and battery packs to its partners globally and also provides consulting services

•	Gogoro Network, Taiwan Branch (Taiwan)—Provides battery swap services in Taiwan, with revenue generated from swap subscription fees paid by end customers.

•	Gogoro Network Pte. Ltd. (Singapore)—Licensor of SaaS and provider of battery swap services outside of Taiwan, with revenues generated from licensing of SaaS and battery swap services

•	Gogoro Taiwan Sales and Services Limited (Taiwan)—Sales company in Taiwan, with revenues generated from sales of scooters to local end customers

•	GoShare Taiwan Limited (Taiwan)—Provides scooter sharing services to local end customers in Taiwan

Dividends and Other Distributions

Within the organization, investor cash inflows have all been received by Gogoro Inc., the parent Cayman entity. Cash to fund Gogoro’s operations is transferred from: (i) the Cayman parent to its operating companies through capital contributions; and (ii) operating companies to other operating companies through capital contributions.

As a holding company, Gogoro Inc. may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of Gogoro’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Gogoro Inc. As of the date of this proxy statement/prospectus, other than dividends paid to the shareholder of redeemable preferred shares by Gogoro Inc., neither Gogoro Inc. nor any of its subsidiaries have ever paid dividends or made distributions. Gogoro Inc. paid out an aggregate amount of $6,979,000 and $1,215,000 as dividends to shareholders of redeemable preferred shares for the year ended December 31, 2021 and December 31, 2020, respectively.

Gogoro expects a net loss in fiscal year 2021 and does not expect to distribute earnings in the near future. Going forward, Gogoro intends to continue to invest profit generated from its business operations to invest in new markets or business lines.

As of June 30, 2021, the following cash transfers have been made from the holding company Gogoro Inc. to its subsidiaries:

•

In 2019, Gogoro Inc. made a $115 million capital contribution to Gogoro Network and Gogoro Network subsequently made a $115 million capital contribution to Gogoro Network, Taiwan Branch to support business operations in Taiwan.

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In 2019, Gogoro Inc. made a $7 million capital contribution to GoShare Pte. Ltd. (“GoShare”) to set up GoShare’s local operating entity, GoShare Taiwan Limited to support business operations in Taiwan.

•	In 2020, Gogoro Inc. made a $20 million capital contribution to Gogoro Taiwan Limited to support business operations in Taiwan.

Gogoro’s subsidiaries transfer cash to each other through daily operations, including working capital and loans between companies. There are no restrictions on the transfer of cash within the Gogoro group.

Gogoro’s subsidiaries have not made any dividend distributions to the holding company Gogoro Inc. Other than dividends paid to shareholders of redeemable preferred shares by Gogoro Inc., Gogoro Inc. has not made any dividend distribution to its U.S. or non-U.S. shareholders.

RMB is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of Gogoro’s PRC subsidiaries to use their potential future RMB revenues to pay dividends to Gogoro Inc. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. Currently, our PRC subsidiaries are inactive and do not purchase any foreign currency for settlement. However, if such needs arise in the future, the State Administration of Foreign Exchange of China (“SAFE”) and other relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future to settle transactions. The PRC government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside of PRC, pay dividends in foreign currencies to holders of our securities or to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risks Related to Conducting Operations in the PRC—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent Gogoro from using the proceeds of PIPE Investment to make loans to or make additional capital contributions to its PRC subsidiaries” for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our organization.

Based on the current corporate structure, Gogoro does not believe that there are restrictions and limitations on its ability to: (i) distribute earnings from its businesses, including subsidiaries outside mainland China, to the parent company and U.S. investors; and (ii) settle amounts owed.

The Merger Agreement (page 134)

The terms and conditions of the merger of Merger Sub with and into Poema Global (the “First Merger”), with Poema Global as the Surviving Entity, and the merger of the Surviving Entity with and into Merger Sub II, with Merger Sub II as the Surviving Company (collectively, the “Business Combination”) are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

Pro Forma Capitalization

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $2.70 billion. We estimate that, upon consummation of the Transactions, assuming none of the Poema Global Public Shareholders demand redemption pursuant to the Poema Global Articles and there are no Dissenting Poema Global Shareholders, the shareholders of Gogoro will own approximately 74.5% of the outstanding Gogoro Ordinary Shares and the shareholders of Poema Global (including the Sponsor) will own approximately 16.0% of the outstanding Gogoro Ordinary Shares.

Merger Consideration

On the Closing Date, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro will repurchase each Gogoro Series C Preferred Share, that is issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share will apply such amount to the subscription for one Gogoro Ordinary Share; (ii) the Gogoro Listing A&R AoA will be adopted and become effective; and (iii) each Gogoro Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be subdivided into such number of Gogoro Ordinary Shares equal to the Subdivision Factor (as defined below), such that each Gogoro Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”).

Pursuant to the Merger Agreement, immediately prior to the effective time of the First Merger, each Poema Global Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Shares in accordance with the terms of the Poema Global Articles and each Poema Global Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of Poema Global Class B Shares shall thereafter cease to have any rights with respect to such shares and, after giving effect to the Poema Global Class B Conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share (including in connection with the Unit Separation) will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Gogoro Ordinary Share (after giving effect to the Recapitalization).

Pursuant to the Merger Agreement, each issued and outstanding Poema Global Warrant will automatically and irrevocably be assumed by Gogoro and converted into a corresponding Gogoro Warrant exercisable for Gogoro Ordinary Shares. Immediately prior to the First Effective Time, the Poema Global Class A Shares and the Public Warrants comprising each issued and outstanding Unit, consisting of one Poema Global Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional

Public Warrants will be issued in connection with such separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.

Pursuant to the Merger Agreement, (i) each ordinary share, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity, (ii) each ordinary share of the Surviving Company that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and (iii) each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Merger.

Agreements Entered Into in Connection with the Business Combination (page 146)

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Gogoro, Poema Global and the Sponsor have entered into a support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, and (ii) not transfer any Gogoro Ordinary Shares held by it immediately after the First Effective Time (other than the Sponsor Earn-in Shares) during a period of six months from and after the Closing Date, subject to customary exceptions. Under the Sponsor Support Agreement, 6,393,750 of the Gogoro Ordinary Shares held by Sponsor immediately after the First Effective Time, or the Sponsor Earn-in Shares, shall become unvested shares and subject to surrender and forfeiture immediately after the First Effective Time. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Sponsor Support Agreement.”

Gogoro Shareholder Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, Gogoro, Poema Global and certain Gogoro shareholders have entered into certain lock-up agreements. Pursuant to such lock-up agreements, each such Gogoro shareholder agreed not to transfer Gogoro securities held by it immediately after the First Effective Time during the applicable lock-up period, subject to customary exceptions. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Gogoro Shareholder Lock-Up Agreements.”

Gogoro Shareholder Voting Agreements

Concurrently with the execution of the Merger Agreement, Gogoro, Poema Global and certain Gogoro shareholders have entered into certain voting Agreements. Pursuant to such voting agreements, each such Gogoro shareholder agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Gogoro Shareholder Voting Agreements.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Gogoro, the Sponsor and certain shareholders of Gogoro will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for the customary registration rights of the Sponsor and other parties thereto, including certain shareholders of Gogoro. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Registration Rights Agreement.”

Assignment and Assumption Agreement

The Merger Agreement contemplates that, immediately prior to the Closing, Gogoro, Poema Global and Continental will enter into an assignment and assumption agreement, pursuant to which Poema Global Warrants will be assumed by Gogoro. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Assignment and Assumption Agreement.”

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, the Initial PIPE Investors have entered into the Initial Subscription Agreements pursuant to which the Initial PIPE Investors have committed to subscribe for and purchase Gogoro Ordinary Shares at $10.00 per share for an aggregate purchase price of $257,320,000. The Initial PIPE Investors include existing shareholders or affiliates of Gogoro or Sponsor and various strategic partners. In addition, on January 18, 2022, the Additional PIPE Investors entered into additional share subscription agreements pursuant to which the Additional PIPE Investors have committed to purchase Gogoro Ordinary Shares at a price of $10.00 per share for an aggregate purchase price of $27,500,000. Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the Merger Agreement having been satisfied or waived, (iii) the accuracy of representations and warranties in all material respects and (iv) material compliance with covenants. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—PIPE Subscription Agreements.”

The Merger Proposal (page 131)

The Poema Global shareholders will vote on a separate proposal to authorize the First Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two—The Merger Proposal.” (The Second Plan of Merger will be approved by Gogoro as the sole shareholder of both the Surviving Entity and Merger Sub II following the First Effective Time.)

The Adjournment Proposal (page 132)

In the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, the chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting of Poema Global’s Shareholders

The extraordinary general meeting will be held at                , Eastern time, on                 , 2022, at                 and via live webcast at https://www.cstproxy.com/poemaglobal/2022, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

Poema Global shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Poema Global Class A Shares at the close of business on                 , 2022, which is the record date for the extraordinary general meeting. Poema Global shareholders will have one vote for each Poema Global Class A Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                 Poema Global Class A Shares outstanding, of which                  were Public Shares with the rest being held by the Sponsor and certain of Poema Global’s directors.

Redemption Rights

Pursuant to the Poema Global Articles, Poema Global Public Shareholders, excluding the Sponsor and Poema Global’s officers and directors, may demand that Poema Global convert their Public Shares into cash if the Business Combination is consummated; provided that Poema Global may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Poema Global Public Shareholders will be entitled to receive cash for these shares only if they deliver their share certificates (if any) and other redemption forms to Poema Global’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Poema Global Public Shareholders do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a Poema Global Public Shareholder properly demands conversion, delivers his, her or its share certificates (if any) and other redemption forms to Poema Global’s transfer agent as described above, and the Business Combination is consummated, Poema Global will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the extraordinary general meeting. It is anticipated that this would amount to approximately $                 per share. If a Poema Global Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its Poema Global Class A Shares for cash and will not become a shareholder of Gogoro. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Poema Global Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Poema Global board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Holders of Poema Global Ordinary Shares have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Poema Global Public Shareholders are entitled to give notice to Poema Global prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Poema Global Ordinary Shares if they follow the procedures set out in the Cayman Companies Act.

In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the

Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Poema Global Public Shareholders who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

Poema Global’s Board of Directors’ Reasons for the Business Combination and Recommendations (page 114)

Poema Global’s board of directors, in evaluating the Business Combination, consulted with Poema Global’s management and financial and legal advisors. In reaching its resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Poema Global and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Poema Global’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Poema Global’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Poema Global’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Poema Global’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Market, Industry and Other Data.”

In approving the Business Combination, Poema Global’s board of directors determined not to obtain a fairness opinion. The officers and directors of Poema Global have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Poema Global’s officers and directors have substantial experience with mergers and acquisitions.

Poema Global’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. Poema Global’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

Poema Global’s board of directors concluded that the potential benefits that it expected Poema Global and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Poema Global’s board of directors determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Poema Global and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Poema Global’s Board of Directors’ Reasons for the Business Combination and Recommendations.”

Interests of Poema Global’s Directors and Officers in the Business Combination (page 102)

In considering the recommendation of Poema Global’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Poema Global’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Poema Global’s shareholders generally. These interests may have influenced the decision of Poema Global’s board of directors to approve the Business Combination and could incentivize Poema Global’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to Poema Global Public Shareholders rather than liquidate. In particular:

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Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of 18,675,000 Gogoro Ordinary Shares on an as-converted basis, consisting of (i) 8,525,000 Gogoro Ordinary Shares to be converted from Poema Global Class B Shares held by the Sponsor, including 6,393,750 Sponsor Earn-in Shares, (ii) 750,000 Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe at a price of $10.00 per share in connection with the PIPE Investment, and (iii) 9,400,000 Gogoro Ordinary Shares underlying the Gogoro Warrants to be converted from the Private Warrants at the First Effective Time, each entitling the Sponsor to purchase one Gogoro Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate would represent 6.6%, 7.1% and 7.6% ownership interest in the combined company under the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted.

Subject to the terms and conditions contemplated by the Sponsor Support Agreement and up until the sixth anniversary of the Closing Date, (i) one-third of the Sponsor Earn-In Shares shall vest if the Minimum Target is not met; (ii) an additional one-third of the Sponsor Earn-In Shares shall vest if the Middle Target is not met; (iii) the remainder of the Sponsor Earn-In Shares shall vest if the Maximum Target is not met; and (iv) upon the occurrence of an Acceleration Event (as defined below), all the Sponsor Earn-In Shares that have not previously vested shall vest, provided, however, that in the case of an Acceleration Event that is a Change of Control (as defined below), (x) none of Sponsor Earn-In Shares shall vest if the Minimum Target has not been achieved, (y) only one-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Middle Target has not been achieved, and (z) only two-thirds of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Maximum Target has not been achieved. In each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Board. After the sixth anniversary of the Closing Date, any unvested Sponsor Earn-in Shares shall be forfeited by Sponsor to Gogoro for no consideration.

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If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Poema Global’s board of directors, liquidating and dissolving. In such event, the 8,625,000 Poema Global Class B Shares held by the Sponsor and certain of Poema Global’s directors, which were acquired prior to the Poema Global IPO for an aggregate purchase price of $25,000, and the 9,400,000 Private Warrants held by the Sponsor, which were acquired concurrently with the Poema Global IPO for an aggregate purchase price of $9.4 million, would be worthless because the holders of Poema Global Class B Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding Poema Global Ordinary Share will be converted into one Gogoro Ordinary Share, subject to adjustment described herein, and each

Poema Global Warrant will be converted into a Gogoro Warrant. Based on the average of the high ($9.92) and low ($9.91) prices for Poema Global Class A Shares on Nasdaq on February 15, 2022, the value of the Poema Global Class B Shares, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment would be $85,516,875, $63,394,031 and $7,436,250, respectively. Based on the average of the high ($1.15) and low ($1.1) prices for the Public Warrants on Nasdaq on February 15, 2022, the value of the Private Warrants would be $10,575,000.

Given (i) the differential in the purchase price that the Sponsor and certain of Poema Global’s directors paid for the Poema Global Class B Shares as compared to the price of the Poema Global Class A Shares, (ii) the differential in the purchase price that the Sponsor paid for the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Gogoro Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Poema Global Class B Shares and/or Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Poema Global Public Shareholders have a negative return on their investment.

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If Poema Global is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Poema Global for services rendered or contracted for or for products sold to Poema Global. If Poema Global consummates a business combination, on the other hand, Poema Global or the combined company will be liable for all such claims.

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The Sponsor and Poema Global’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket fees and expenses incurred by them in connection with certain activities on Poema Global’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Poema Global fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Poema Global may not be able to reimburse these fees and expenses if the Business Combination or another business combination is not completed by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles). As of the date of this proxy statement/prospectus the Sponsor and Poema Global’s officers and directors and their affiliates had incurred approximately $             of unpaid reimbursable fees and expenses.

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The Merger Agreement provides for the continued indemnification of Poema Global’s current directors and officers and the continuation of directors and officers liability insurance covering Poema Global’s current directors and officers.

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Poema Global’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Poema Global to fund certain capital requirements. On September 30, 2020, the Sponsor agreed to loan Poema Global an aggregate of up to $300,000 to cover expenses related to the Poema Global IPO pursuant to a promissory note that was repaid in full on February 8, 2021. No additional loan has been made as of the date of this proxy statement/prospectus. If the Business Combination is not consummated, any additional loan of this nature will not be repaid and will be forgiven except to the extent there are funds available to Poema Global outside of the Trust Account.

•

Homer Sun, the Chief Executive Officer and Director of Poema Global and a managing member of the Sponsor, will be a member of the board of directors of Gogoro following the closing of the Business Combination and, therefore, in the future Mr. Sun could receive cash fees, share options or share-based awards that Gogoro’s board of directors determines to pay to its non-executive directors.

Recommendation to Poema Global Shareholders

Poema Global’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Poema Global and its shareholders and recommended that Poema Global shareholders vote “FOR” the Business Combination proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Material U.S. Federal Income Tax Considerations (page 237)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Poema Global Ordinary Shares and the ownership and disposition of Gogoro Ordinary Shares, please see “Taxation—Certain Material U.S. Federal Income Tax Considerations” beginning on page 237.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Poema Global will be treated as the “acquired” company and Gogoro will be treated as the “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Gogoro issuing shares at the closing of the Business Combination for the net assets of Poema Global as of the Closing Date, accompanied by a recapitalization.

Gogoro has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Gogoro’s shareholders will hold a majority of the voting power of the combined company,

•	Gogoro’s operations will substantially comprise the ongoing operations of the combined company,

•	Gogoro’s designees are expected to comprise a majority of the governing body of the combined company, and

•	Gogoro’s senior management will comprise the senior management of the combined company.

The Transaction is comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated through following main steps:

I.

The Merger will be accounted for as an acquisition of assets (in exchange for shares) as the underlying transactions do not result in a business combination in accordance with IFRS 3, Business Combinations (“IFRS 3”) as Poema Global does not constitute a business as defined under IFRS 3. Consequently, the Merger will be accounted for under IFRS 2, Share-Based Payment. In the accompanying pro forma information, the net assets of Poema Global were recognized at its fair value, which was approximated by its carrying value, and no goodwill or other intangible assets were recorded. All direct costs of the Merger will be expensed. Any difference between the fair value of Gogoro common shares and Gogoro warrants issued and the fair value of Poema Global’s identifiable net assets are recorded as a listing fee.

II.

The subscription agreements related to the PIPE Investment, will result in the issuance of Gogoro common shares, which are accounted for as equity instruments in accordance with IAS 32, Financial Instruments: Presentation.

Comparison of Rights of Shareholders of Poema Global and Shareholders of Gogoro (page 268)

If the Business Combination is successfully completed, holders of Poema Global Ordinary Shares will become holders of Gogoro Ordinary Shares and their rights as shareholders will be governed by Gogoro’s constitutional documents. Please see “Comparison of Rights of Gogoro Shareholders and Poema Global Shareholders” on page 268 for more information.

Emerging Growth Company

Each of Poema Global and Gogoro is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Poema Global IPO, (b) in which Gogoro has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Gogoro is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Gogoro is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) applicable to U.S. domestic companies. For example, Gogoro is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. While Gogoro does not currently intend to follow home country practice in lieu of the above requirements, Gogoro could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution. As a result, Gogoro’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Gogoro is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Cayman Islands Registrar of Companies necessary to effectuate the Business Combination.

PRC Approvals

Currently, Gogoro is not required to obtain pre-approval or fulfil any filing and reporting obligations from or to Chinese authorities, including the CSRC or the CAC, to implement the Business Combination or issue securities to foreign investors. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that Gogoro’s PRC subsidiaries will not be subject to such requirements, approvals or permissions in the future.

Although Gogoro’s PRC subsidiaries are currently inactive, in order to operate Gogoro’s business activities in mainland China, each of Gogoro’s PRC subsidiaries is required to obtain a business license from the State Administration for Market Regulation (the “SAMR”). Each of Gogoro’s PRC subsidiaries has obtained a valid business license from the SAMR, and no application for any such license has been denied. Further, to operate Gogoro’s business activities in mainland China, Gogoro’s relevant PRC subsidiaries are also required to obtain other permits from the PRC government, including certificates and other qualifications for customs, inspection and quarantine declarations. Gogoro’s PRC subsidiaries have obtained the foregoing permits applicable to them and no application for such permits has been denied.

Proposed PRC Cybersecurity Measures

As of the date of this proxy statement/prospectus, since Gogoro’s PRC subsidiaries are inactive, Gogoro has not been informed by any relevant Chinese government authorities that Gogoro’s PRC subsidiaries are identified as or considered a “network platform operator” or “data processing operator,” nor has Gogoro received any inquiry, notice, warning, sanction in such respect or any regulatory objections to the Business Combination. However, on December 28, 2021, the CAC published the amendment to the Cybersecurity Review Measures (“Measures”), which is to replace the current Cybersecurity Review Measures after it becomes effective on February 15, 2022. On November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security (“Draft Regulations”) for public consultation. The Measures stipulate that, among other items, if an issuer is classified as a “network platform operator” and such issuer possesses personal information of more than one million users and intends to be listed on a securities exchange in a foreign country, it must complete a cybersecurity review. Alternatively, relevant governmental authorities in the PRC may initiate a cybersecurity review if such governmental authorities determine an operator’s cyber products or services, data processing or potential listing in a foreign country affect or may affect national security. The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. Gogoro cannot predict the impact of the Draft Regulations, if any, on the operations of Gogoro at this stage.

“Data processing operators” is defined under the Draft Regulations as “any individual or organization that autonomously determines the purpose and manner of the processing of network data” and “network platform operators” is not defined under the Measures. While the exact scope of “network platform operators” and “data processing operators” remains unclear, the Chinese government authorities may have wide discretion in the interpretation and enforcement of these laws. Currently, the Measures and the Draft Regulations have not materially affected Gogoro’s PRC business and operations and Gogoro does not believe its business activities affect or may be interpreted to affect PRC’s national security. In anticipation of the strengthened implementation of cybersecurity laws and regulations, there can be no assurance that Gogoro’s PRC subsidiaries will not be deemed as a network platform operator or data processing operator under the Chinese cybersecurity laws and regulations in the future, or that the Measures or the Draft Regulations will not be further amended or other laws or regulations will not be promulgated to subject Gogoro to the cybersecurity review or other compliance requirements. In such case, Gogoro may face challenges in addressing such enhanced regulatory requirements. For additional information, see “Risk Factors — Risks related to Gogoro’s Business — Gogoro’s failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against Gogoro, and adversely impact Gogoro’s operating results,” and “Risk Factors — Risks Related to Conducting Operations in the PRC — Compliance with the PRC new Data Security Law, Cybersecurity Review Measures, Administrative Regulations on Network Data Security (draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Gogoro’s business.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 25. Such risks include, but are not limited to:

•	Gogoro is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near and medium term.

•

Gogoro’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Gogoro’s actual operating results may differ materially and adversely from those forecasted or projected.

•	If Gogoro fails to execute its growth strategy or manage growth effectively, its business, financial condition and results of operations would be adversely affected.

•	Gogoro’s financial results may vary significantly from period to period due to fluctuations in its operating costs or expenses and other foreseeable or unforeseeable factors.

•	Gogoro may experience delays in launching and ramping the production of its products and features, or Gogoro may be unable to control its manufacturing costs.

•	Failure to effectively expand Gogoro’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

•	If Gogoro fails to expand effectively into new markets, including India and the PRC, its revenues and business may be negatively affected.

•

Gogoro may attempt to acquire new businesses, products or technologies, or enter into strategic collaborations or alliances, including forming joint ventures, in locations such as India and if Gogoro is unsuccessful in such acquisitions or strategic collaborations or alliances or does not integrate acquired businesses, products, technologies or employees in these locations, Gogoro may fail to realize expected benefits from such transactions or such transactions could harm Gogoro’s existing business.

•	Gogoro’s success depends on its ability to develop and maintain relationships with its partners, including its OEM partners.

•

Gogoro’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Gogoro expands the scope of such services with other parties.

•	Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for Gogoro’s products and services.

•	Gogoro’s growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and PTWs.

•

The EV and PTW markets are characterized by rapid technological change, which requires Gogoro to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of Gogoro’s products and Gogoro’s financial results.

•	Gogoro’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•	Gogoro’s business may be adversely affected by the changes of governmental policy and subsidy program in Taiwan electric scooters market.

•	Gogoro’s Taiwan subsidiaries bear product liabilities for damages caused by its products under Taiwan regulations on consumer protection.

•

Although the audit report included in this prospectus is prepared by auditors who are currently inspected fully by the PCAOB , there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB.

•	A downturn in the PRC or global economy, and economic and political policies of the PRC could materially and adversely affect Gogoro’s business operations in the PRC.

•

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon Gogoro’s ability to operate profitably in the PRC.

•

The business, financial condition and results of operations of Gogoro, and/or the value of Gogoro’s securities or its ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the PRC government intervenes in or influences Gogoro’s operations.

•

Gogoro’s operations may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection and Gogoro may have to spend additional resources and incur additional time delays to complete any such business combination or be prevented from pursuing certain investment opportunities.

•	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and Gogoro.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GOGORO

The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). The summary historical consolidated statement of operations for the years ended December 31, 2020 and 2019 and the summary consolidated balance sheet information as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The summary historical consolidated statement of operations for the six months ended June 30, 2021 and 2020 and the summary consolidated balance sheet information as of June 30, 2021 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period and the results for the six months ended June 30, 2021 or any other interim period are not necessarily indicative of results to be expected for the full year ending December 31, 2021 or any other period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Gogoro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Summary statement of operations data: (U.S. dollars in thousands, except per share amounts)	Six months ended	Year Ended
	June 30, 2021	December 31, 2020
Operating revenue	$144,787	$364,125
Cost of Revenue	126,363	284,684

Gross profit	18,424	79,441
Operating expenses:
Sales and marketing expenses	25,293	60,947
General and administrative expenses	12,771	26,282
Research and development expenses	14,339	28,711

Total operating expenses	52,403	115,940

Operating loss	(33,979)	(36,499)
Non-operating income and expenses:
Interest income	337	889
Other income	3,429	5,179
Other gains and losses	(652)	(1,546)
Loss on financial liabilities at fair value through profit or loss	(3,836)	(8,612)
Finance costs	(5,114)	(9,754)

Total non-operating income and expenses	(5,836)	(13,844)

Loss before income tax	(39,815)	(50,343)
Income tax benefit	—	1,063

Net loss	$(39,815)	$(49,280)

Basic net (loss) income per share	$(0.18)	$(0.22)
Weighted average number of outstanding shares in computation of basic loss per share	220,880	220,880

	June 30, 2021	December 31, 2020
Total Assets	$809,357	$790,586

Total liabilities	664,369	607,554
Total Equity	144,988	183,032

Total Liabilities and Shareholders’ Equity	$809,357	$790,586

SUMMARY FINANCIAL INFORMATION OF POEMA GLOBAL

Poema Global is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. Poema Global’s balance sheet data as of December 31, 2020 and statement of operations data for the year ended December 31, 2020 are derived from Poema Global’s audited financial statements included elsewhere in this proxy statement/prospectus. Poema Global’s balance sheet data as of September 30, 2021 and statement of operations data for the nine months ended September 30, 2021 are derived from Poema Global’s unaudited financial statements, as restated, included elsewhere in this proxy statement/prospectus. Poema Global’s financial statements have been prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. The information in this section is only a summary and should be read in conjunction with Poema Global’s financial statements and related notes and “Poema Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Poema Global.

Summary statement of operations data:	Nine months ended September 30, 2021	Year ended December 31, 2020

Operating costs	$2,315,011	$(7,053)

Loss from operations	(2,315,011)	(7,053)

Other income (expense):
Interest income on operating account	140	—
Interest earned on cash and investments held in Trust Account	112,084	—
Offering costs allocated to warrant liabilities	(1,534,661)	—
Change in fair value of warrant liabilities	(4,077,302)	—

Total other (expense) income	(5,499,739)	—

Net (loss) income	$(7,814,750)	$—

Weighted average shares outstanding of Class A ordinary shares	33,612,132	—

Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.19)	$—

Weighted average shares outstanding of Class B ordinary shares	8,596,048	—

Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.19)	$—

	September 30, 2021	December 31, 2020
Total Assets	$346,229,093	$436,792

Total liabilities	54,303,866	418,845
Redeemable Ordinary Shares	345,000,000	—
Total Shareholders’ Equity (Deficit)	(53,074,773)	17,947

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity (Deficit)	$346,229,093	$436,792

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

The following tables set forth the per share data of each of Gogoro and Poema Global on a stand-alone basis and the unaudited pro forma combined per share data for the six months ended June 30, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, assuming the following in the two pro forma scenarios presented:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no Poema Global Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming Intermediate Redemptions: This presentation assumes that 17,250,000 Public Shares are redeemed for an aggregate payment of approximately $173 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition.

•

Scenario 3—Assuming Maximum Redemptions: This presentation assumes that Poema Global Public Shareholders holding 34,500,000 Poema Global Class A Shares will exercise their redemption rights for approximately $345.1 million of funds in the Trust Account. Gogoro’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Gogoro will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)). Scenario 3 includes all adjustments contained in Scenario 1 and 2 and presents additional adjustments to reflect the effect of maximum redemptions. Scenario 3 does not take into account the Minimum Available Cash Condition.

The pro forma earnings information for the six months ended June 30, 2021 and for the year ended December 31, 2020 were computed as if the Business Combination and the assumed issuance of shares to the PIPE Investors had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma earnings per share of the combined company is computed by dividing the pro forma net profit available to the combined company’s shareholders by the pro forma weighted-average number of shares of Gogoro Ordinary Shares outstanding over the period on a fully diluted net exercise basis.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Gogoro and Poema Global, as restated, and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Gogoro and Poema Global pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Gogoro and Poema Global would have been had the companies been combined during the periods presented.

	Six Months Ended June 30, 2021
	Poema Global (Historical) (Restated)(1)	Gogoro (Historical)(2)	Pro Forma Combined Assuming No Redemption(3)(4)(5)	Pro Forma Combined Assuming Intermediate Redemption(3)(4)(5)	Pro Forma Combined Assuming Max Redemption(3)(4)(5)
Book value per share	(3.62)	0.66	2.19	1.66	1.05
Weighted average number of Gogoro shares outstanding—basic and diluted	—	220,880,386	258,547,422	241,297,422	224,047,422
Net loss attributable to Gogoro common shareholders per share—basic and diluted (in thousand)(6)	—	(0.18)	(0.11)	(0.12)	(0.13)
Weighted average number of Poema Global Class A ordinary shares outstanding—basic & diluted	32,975,138	—	—	—	—
Weighted average number of Poema Global Class B ordinary shares outstanding—basic & diluted	8,575,276	—	—	—	—
Basic & diluted net income per Poema Global Class A ordinary share	0.34	—	—	—	—
Basic & diluted net income per Poema Global Class B ordinary share	0.34	—	—	—	—

	Year Ended December 31, 2020
	Poema Global (Historical)(1)	Gogoro (Historical)(2)	Pro Forma Combined Assuming No Redemption(4)(5)	Pro Forma Combined Assuming Intermediate Redemption(4)(5)	Pro Forma Combined Assuming Max Redemption(4)(5)
Book value per share	0.00	0.83	—	—	—
Weighted average number of Gogoro shares outstanding—basic and diluted	—	220,880,386	258,547,422	241,297,422	224,047,422
Net loss attributable to Gogoro common shareholders per share—basic and diluted (in thousand)(6)	—	(0.22)	(1.00)	(1.04)	(1.08)
Weighted average number of Poema Global ordinary shares outstanding—basic & diluted	7,500,000	—	—	—	—
Basic & diluted net loss per Poema Global ordinary share	0.00	—	—	—	—

(1)

Book value per share is calculated based on total shareholders’ deficit of ($31,260) divided by 8,625,000 Class B ordinary shares outstanding. Book value per share is calculated based on total shareholders’ equity of $17 divided by 8,625,000 total shares outstanding at December 31, 2020.

(2)

Book value per share is calculated based on total shareholder’s equity of $144,988 divided by 220,880 shares outstanding at June 30, 2021, assuming that the Gogoro Series C Preferred Shares are converted to Gogoro Ordinary Shares. Book value per share is calculated based on total shareholder’s equity of $183,032 divided by 220,880 ordinary shares outstanding at December 31, 2020, assuming that the Gogoro Series C Preferred Shares are converted to Gogoro Ordinary Shares.

(3)	Book value per share equals the pro forma total shareholders’ equity divided by the pro forma Class A Ordinary Shares outstanding at June 30, 2021 under each redemption scenario.
(4)

In order to conform the presentation of the figures above to Poema Global’s and the post-merger figures, the amount of share and the per share data are reflected assuming the conversion, on a one-for-one basis, of Poema Global Class A Shares and Poema Global Class B Shares held by the Sponsor to Gogoro Ordinary Shares (as calculated as of the date of filing, subject to changes until closing of the Business Combination). In addition, the Gogoro number of shares under the pro forma combined scenarios assumes the conversion of the Gogoro Series C Preferred Shares on January 1, 2020. When calculating the shares, the Subdivision Factor, included elsewhere in the proxy statement/prospectus, is also considered.

(5)	Refer to Note 5 for adjustments made to the weighted average number of shares outstanding, under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
(6)

As a result of pro forma net loss, the amounts exclude the dilutive impact from: (i) 17,250,000 and 9,400,000 public and private placement warrants, respectively (ii) 6,393,750 Sponsor Earn-in Shares, and (iii) the dilutive impact from the 12,000,000 Earnout Shares granted to existing Gogoro shareholders as part of the Merger Agreement.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Poema Global

Price range of Poema Global’s Securities

The Units, each of which consists of one Poema Global Class A Share and one half of one Public Warrant, began trading on Nasdaq Capital Market under the symbol “PPGHU” on January 5, 2021. On February 26, 2021, Poema Global announced that holders of its Units could elect to separately trade the Poema Global Class A Shares and Public Warrants. On February 26, 2021, the Poema Global Class A Shares and Public Warrants began trading on Nasdaq Capital Market under the symbols “PPGH” and “PPGHW,” respectively.

On September 15, 2021, the trading date before the public announcement of the Business Combination, the Units, Poema Global Class A Share and Public Warrants closed at $10.22, $9.87 and $ 0.7446, respectively.

Holders

As of the date of this proxy statement/prospectus, there were                  holder(s) of record of the Units,                  holder(s) of record of Poema Global Class A Shares and                  holder(s) of record of Public Warrants. These numbers are not representative of the number of beneficial holders of our securities, nor is it representative of where such beneficial holders reside, since all of these shares held of record in the United States were held through CEDE & Co., the nominee company of the Depository Trust Company, on behalf of hundreds of firms of brokers and banks in the United States, who in turn held such shares on behalf of several thousand clients and customers.

Dividends

Poema Global has not paid any dividends to its shareholders.

Gogoro

Price range of Gogoro’s Securities

Historical market price information regarding Gogoro is not provided because there is no public market for its securities. Gogoro is applying to list its Gogoro Ordinary Share and Gogoro Warrants on Nasdaq Global Select Market upon the Effective Time under the ticker symbols “GGR” and “GGRW,” respectively.

Holders

As of the date of this proxy statement/prospectus, Gogoro had                holder(s) of record.

Dividends

Gogoro has not paid any dividends to its shareholders. Following the completion of the Merger, Gogoro’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that Gogoro will retain its earnings for use in business operations and, accordingly, it is not anticipated that Gogoro’s board of directors will declare dividends in the foreseeable future.

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to Gogoro and Poema Global or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of our securities or, if the Business Combination is not consummated, Poema Global Class A Shares could decline, and you may lose part or all of the value of any Gogoro Ordinary Shares or, if the Business Combination is not consummated, all or any part of the value of any Poema Global Class A Share that you hold. In this section, unless the context otherwise requires, “Gogoro,” “we,” “us” and “our” refer to Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries including the Operating Subsidiaries.

Risks Related to Gogoro’s Business

Gogoro is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near and medium term.

Gogoro has a history of operating losses and negative operating cash flows. Gogoro incurred a net loss of $39.8 million and $49.3 million for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, and, as of June 30, 2021, Gogoro’s accumulated deficits was approximately $89.06 million. Gogoro believes it will continue to incur operating and net losses each quarter in the foreseeable future. Even if Gogoro achieves profitability, there can be no assurance that Gogoro will be able to maintain profitability in the future. Gogoro’s potential profitability is particularly dependent upon the continued adoption of electric vehicles (“EVs”) and PTWs by consumers and other electric transportation modalities, continued support from regulatory programs and in each case, the use of Gogoro’s chargers, any of which may not occur at the levels Gogoro currently anticipates or at all. Gogoro may need to raise additional financing through loans, securities offerings or additional investments in order to fund its ongoing operations. There is no assurance that Gogoro will be able to obtain such additional financing or that it will be able to obtain such additional financing on favorable terms.

Gogoro’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Gogoro’s actual operating results may differ materially and adversely from those forecasted or projected.

Gogoro’s forecasts and projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by its management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Gogoro’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation of Gogoro’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond Gogoro’s control, for example, the competitive environment, its executive team, rapid technological change, economic and other conditions in the markets in which Gogoro operates or seeks to enter, governmental regulation and, uncertainties inherent in product development and testing, Gogoro’s future financing needs and Gogoro’s ability to grow and to manage growth effectively. In particular, Gogoro’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which Gogoro operates or seeks to enter. Gogoro’s forecasts and projections also assume that it is able to perform its obligations under its commercial contracts. For the reasons described above, it is likely that the actual results of Gogoro’s operations will be different from the results forecasted and those differences may be material and adverse.

The projected financial information appearing elsewhere in this proxy statement/prospectus has been prepared by management and reflects estimates of future performance as of the date such projected financial information was prepared. The project financial information has not been certified or examined by an accountant. Gogoro’s projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which Gogoro has only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes. There can be no assurance that Gogoro’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projected financial results, which could have an adverse impact on the market price of Gogoro Ordinary Shares or the financial position of the post-Business Combination entity. Gogoro does not have any duty to update the financial projections included in this proxy statement/prospectus.

If Gogoro fails to execute its growth strategy or manage growth effectively, its business, financial condition and results of operations would be adversely affected.

The expected continued growth and expansion of Gogoro’s business and execution of its growth strategy may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture. With continued growth, Gogoro’s information technology systems and its internal control over financial reporting and procedures may not be adequate to support its operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. Gogoro may also face risks to the extent such third parties infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel and execute its growth strategy, Gogoro will need to continue to improve its operational, financial and management controls and reporting systems and procedures. In addition, Gogoro may face difficulties as it expands its operations into new markets in which it has limited or no prior experience. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect Gogoro’s business performance and operating results. Gogoro’s strategy is based on a combination of growth and maintenance of strong performance on its existing asset base, and any inability to scale, maintain customer experience or manage operations at Gogoro’s battery swapping stations may impact its growth trajectory.

Gogoro’s financial results may vary significantly from period to period due to fluctuations in its operating costs or expenses and other foreseeable or unforeseeable factors.

Gogoro expects its period-to-period financial results to vary based on its operating costs, which Gogoro anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new products and increases production capacity by expanding its current manufacturing facilities and adding future facilities, may not be consistent or linear between periods. Additionally, Gogoro’s revenues from period to period may fluctuate as it introduces existing products to new markets for the first time and as Gogoro develops and introduces new products. For example, as a result of COVID-19, Gogoro’s revenues decreased by 16% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 because Taiwan experienced a COVID-19 related lock-down in the second quarter of 2021. In addition, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. As a result of these factors, Gogoro believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, the post-Business Combination entity’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on short-term quarterly financial results. If any of this occurs, the trading price of Gogoro Ordinary Shares could fall substantially, either suddenly or over time, and Gogoro could face costly lawsuits, including securities class action suits.

Gogoro may experience delays in launching and ramping the production of its products and features, or Gogoro may be unable to control its manufacturing costs.

Gogoro has previously experienced and may in the future experience launch and production ramp delays for new products and features. In addition, Gogoro may introduce in the future new or unique manufacturing processes and design features for its products. There is no guarantee that Gogoro will be able to successfully and timely introduce and scale such processes or features.

In particular, Gogoro’s future business depends in large part on increasing the production of mass-market PTWs. Gogoro has relatively limited experience to date in manufacturing PTWs at high volumes and even less experience building and ramping production lines across multiple factories in different geographies. In order to be successful, Gogoro will need to implement, maintain and ramp efficient and cost-effective manufacturing capabilities, processes and supply chains and achieve the design tolerances, high quality and output rates Gogoro has planned at expanding the production capacity in mainland China and India through collaborations with local business partners. Bottlenecks and other unexpected challenges such as those Gogoro experienced in the past may arise during its production ramps, and Gogoro must address them promptly while continuing to improve manufacturing processes and reducing costs. If Gogoro is not successful in achieving these goals, it could face delays in establishing and/or sustaining its PTW ramps or be unable to meet its related cost and profitability targets.

Any delay or other complication in ramping the production of Gogoro’s current products or the development, manufacture, launch and production ramp of its future products, features and services, or in doing so cost-effectively and with high quality, may harm Gogoro’s brand, business, prospects, financial condition and results of operations.

Failure to effectively expand Gogoro’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

Gogoro’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on Gogoro’s ability to effectively expand its sales and marketing operations and activities. Gogoro relies on its business development, sales and marketing teams to obtain new original equipment manufacturer (“OEM”) and grow its retail business, and on the technology, site development, and project management personnel to build out and serve new battery swapping stations. Gogoro plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect Gogoro’s ability to expand its sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and Gogoro may be unable to hire or retain sufficient numbers of qualified individuals. Gogoro’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. Gogoro’s business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

Gogoro relies on a limited number of vendors, suppliers and manufacturers. A loss of any of these partners could negatively affect Gogoro’s business, or they may fail to deliver components according to schedules, prices, quality and volumes that are acceptable to Gogoro, or Gogoro may be unable to manage these components effectively.

Gogoro relies on a limited number of vendors and suppliers for design, testing and manufacturing of charging equipment which at this stage of the industry is unique to each supplier and thus singularly sourced with respect to components as well as aftermarket maintenance and warranty services. This reliance on a limited number of manufacturers increases Gogoro’s risks, since it does not currently have proven reliable alternatives or replacement vendors or manufacturers beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, it may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Thus, Gogoro’s business could be adversely affected if one or more of its vendors or suppliers is impacted by any interruption at a particular location.

As the demand for public fast charging increases, the charging equipment vendors may not be able to dedicate sufficient supply chain, production, or sales channel capacity to keep up with the required pace of charging infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers in Gogoro’s battery swapping stations.

If Gogoro or its suppliers experience a significant increase in demand, or if Gogoro needs to replace an existing supplier, Gogoro may not be able to supplement service or replace them on acceptable terms, which may undermine Gogoro’s ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a vendor or manufacturer that has the capability and resources to supply and/or service charging equipment or build battery swapping stations in sufficient volume. Identifying and approving suitable vendors, suppliers and manufacturers could be an extensive process that requires Gogoro to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor, supplier or manufacturer would have an adverse effect on Gogoro’s business, financial condition and results of operations. In addition, Gogoro’s suppliers may face supply chain risks and constraints of their own, which may impact the availability and pricing of Gogoro’s products as well as Gogoro’s gross margins. For example, Gogoro has experienced shortages as well as increased costs for semiconductors.

If Gogoro fails to expand effectively into new markets, including India, mainland China and Indonesia, its revenues and business may be negatively affected.

The EV charging market and energy storage technology market are characterized by rapid technological change, which requires Gogoro to continue to develop new products and product innovations or shift its strategy which is focused on EV battery swapping and charging and energy optimization on its customers’ sites and pursue new product and service offerings. Gogoro is, and intends in the future to continue, investing significant resources in developing new product and service offerings to address the changing needs in these markets. For example, in 2021, Gogoro announced it was partnering with Yadea and DCJ to expand in the PRC, and Gogoro has plans to establish a joint venture entity in India in early 2022 with funding expected in 2022. Gogoro’s ability to continue to maintain its competitive position and grow its market share will depend on the success of the development of its position in these markets. Additionally, in each of November 2021 and December 2021, Gogoro announced strategic partnerships in Indonesia with GoTo, an Indonesian technology platform and Gojek, respectively. GoTo has made a commitment to electrify vehicles operating on its ecosystem and Gogoro will launch a pilot program in 2022 followed by further collaboration. Furthermore, in January 2022, Gogoro announced various partnerships in Indonesia.

New initiatives are inherently risky, as each involves unproven business strategies and new product offerings with which Gogoro has limited or no prior development or operating experience. Gogoro’s success in new markets depends on a variety of factors, including but not limited to its ability to develop new products, new product features and services that address the customer requirements for these markets, to attract a customer base in markets in which it has less experience, to compete with new and existing competitors in these adjacent markets, and to gain market acceptance of its new products. Developing Gogoro’s products is expensive, and the investment in product development may involve a long or unmaterialized payback cycle. Difficulties in any of its new product development efforts or Gogoro’s efforts to enter adjacent markets could adversely affect its business, financial condition and results of operations.

In addition, as a result of its new product offerings, Gogoro could experience increased warranty claims, reputational damage or other adverse effects, which could be material. Additionally, Gogoro cannot provide assurance that it will be able to develop, obtain regulatory approval for, commercially market and/or achieve acceptance of its new product offerings.

Gogoro’s research and development expenses were approximately $14.34 million and $14.27 million for the six months ended June 30, 2021 and June 30, 2020, respectively, and are likely to grow in the future. However, Gogoro’s investment of resources to develop new product offerings may either be insufficient or may result in expenses that are excessive as compared to revenue produced from these new product offerings. Even if Gogoro is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected and its prior products could become obsolete more quickly than expected.

Failure to accurately predict demand or growth with respect to Gogoro’s new product offerings could materially and adversely affect its business, financial condition, results of operations, and prospects, and there is always risk that these new product offerings will be unprofitable, will increase Gogoro’s costs or will decrease operating margins or take longer than anticipated to achieve target margins. Gogoro cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage Gogoro’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase Gogoro’s competitors’ products or services.

If Gogoro is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue could decline, it may experience higher operating losses, and its business and prospects could be adversely affected. Further, Gogoro’s development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from its existing business. If Gogoro does not realize the expected benefits of its investments, its business, financial condition, results of operations, and prospects, could be materially and adversely affected.

Gogoro may attempt to enter into strategic collaborations or alliances, including forming partnerships or joint ventures, in locations such as India, the PRC and Indonesia and if Gogoro is unsuccessful in such strategic collaborations or alliances, Gogoro may fail to realize expected benefits from such transactions or such transactions could harm Gogoro’s existing business.

Gogoro’s success will depend, in part, on its ability to expand its product offerings and grow its business by itself or through local partners in locations such as India, the PRC and Indonesia in response to changing technologies, customer demands and competitive pressures. For example, in 2021, Gogoro announced a plan to form a joint venture with Hero MotoCorp in India, aiming to establishing battery swapping business and a comprehensive operating charging infrastructure network. In 2021, Gogoro announced a partnership with Yadea and DCJ in the PRC, for the same purpose, and strategic partnerships in Indonesia with Gojek and also with GoTo to electrify vehicles operating on GoTo’s ecosystem. Furthermore, in January 2022, Gogoro announced various partnerships in Indonesia. In addition, Gogoro’s success also highly relies on local partners’ successful performance and such local partners may not perform as they expect due to various reasons or factors including the product price or business model and any failure of performance may impact significantly on Gogoro’s success. In some circumstances, Gogoro may determine to do so through collaborating with complementary businesses, including forming joint ventures, rather than through internal development. The identification of suitable alliance and joint venture partner candidates can be difficult, time consuming, and costly, and Gogoro may not be able to successfully complete identified alliances or joint ventures. Other companies may compete with Gogoro for these strategic opportunities. In addition, even if Gogoro successfully completes an alliance or joint venture, Gogoro may not be able to timely and effectively commence operations of any joint venture or other alliance because the process of integration could be expensive, time consuming and may strain Gogoro’s resources. Furthermore, Gogoro may be required to contribute significant amounts of capital or incur losses in the initial stages of an alliance or joint venture, particularly as selling and marketing activities increase ahead of expected long-term revenue. For example, capital contributions to a joint venture may be necessary in the future if it expands its operations in the PRC, in India or in Indonesia in order to achieve its long-term strategy in those locations. In addition, the process for customers of the alliance or joint venture to comply with local or foreign regulatory requirements that may be required to purchase Gogoro’s products may cause delays in the alliance partner or joint venture’s ability to conduct business. Furthermore, the products and technologies that Gogoro jointly develops or with respect to which it collaborates may not be successful or may require significantly greater resources and investments than Gogoro originally anticipated. Implementing new lines of business or offering new products and services within existing lines of business can affect the sales and profitability of existing lines of business or products and services, including as a result of sales channel conflicts. In addition, Gogoro may not be in a position to exercise sole decision making authority regarding any strategic collaboration, alliance or joint venture, which could result in impasses on decisions or decisions made by Gogoro’s partners, and its partners in such collaborations, alliances or joint ventures may have economic or business interests that are, or may become, inconsistent with Gogoro’s interests.

Collaborations, alliances and joint ventures can be difficult to manage and may involve significant expense and divert the focus and attention of Gogoro’s management and other key personnel away from its existing businesses. With respect to joint ventures, Gogoro may not be able to attract qualified employees, acquire customers or develop reliable supply, distribution or other partnerships. As a result of certain collaborations, alliances and joint ventures Gogoro could face potential damage to existing customer relationships or lack of customer acceptance or inability to attract new customers. These risks could be magnified to the extent that any new collaboration, alliance or joint venture would result in a significant increase in operations in developing markets such as India, the PRC and Indonesia. Future alliances could also result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, or expenses or other charges such as in-process research and development, any of which could harm Gogoro’s business and affect its financial results or cause a reduction in the price of Gogoro Ordinary Shares. Further, alliance partners and joint ventures may also operate in foreign jurisdictions with laws and regulations with which Gogoro has limited familiarity, such as India, which could adversely impact its ability to comply with such laws and regulations and may lead to increased litigation risk. Such laws may also offer Gogoro inadequate or less intellectual property protection relative to U.S. laws, which may impact Gogoro’s ability, as well as the ability of the alliance partner and joint venture, to safeguard Gogoro’s respective intellectual property from infringement and misappropriation. As a result of these and other factors, Gogoro may not realize the expected benefits of any collaboration, joint venture or strategic alliance or such benefits may not be realized at expected levels or within the expected time period. The failure to successfully consummate such strategic transactions and effectively integrate and execute following such consummation may have an adverse impact on Gogoro’s growth, profitability, financial position and results of operations.

Gogoro’s success depends on its ability to develop and maintain relationships with its partners, including its OEM partners.

The success of Gogoro’s business depends on its ability to develop and maintain relationships with its partners, including its OEM partners, such as Foxconn, Yadea and DCJ in the PRC, Hero MotoCorp in India and GoTo and Gojek in Indonesia. These relationships help Gogoro access new customers and build brand awareness through co-marketing. In some cases, Gogoro’s OEM partners have agreed to fund capital expenditures related to the build out of Gogoro’s battery swapping station network. If Gogoro fails to maintain or develop relationships with OEMs, or if OEMs opt to partner with competitors rather than Gogoro, its revenues may decline and its business may suffer.

There can be no certainty that Gogoro will be able to identify and contract with suitable additional OEM partners. To the extent Gogoro does identify such partners, it will need to negotiate the terms of a commercial agreement with such partners. There can be no assurance that Gogoro will be able to negotiate commercially-attractive terms with additional OEM partners, if at all. Gogoro may also be limited in negotiating future commercial agreements by the provisions of its existing contracts such as “most-favored nations” clauses.

Gogoro’s failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against it, and adversely impact its operating results.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Regulatory authorities in virtually every jurisdiction in which Gogoro operates, including the PRC and other markets, have implemented and are considering a number of legislative and regulatory proposals concerning personal data protection.

Regulatory authorities in the PRC have implemented and are considering a number of legislative and regulatory proposals concerning data protection. For example, the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective in June 2017, created the PRC’s first national-level data protection regime for “network operators,” which may include all organizations in the PRC that provide services over the Internet or other information network.

Under the Cyber Security Law, the transmission of certain personal information and important data outside of the PRC is only permitted upon the completion of a security assessment conducted by or as determined by the Chinese government. Certain draft regulations, including the Measures for Security Assessment for Cross-border Transfer of Personal Information and Important Data (Draft for Comment), published in 2017, the Measures for Security Assessment for Cross-border Transfer of Personal Information (Draft for Comment), published in 2019, and the Data Export Security Assessment Measures (Draft for Comment), published in 2021, have been proposed by the Chinese government that specify the procedures and stipulate more detailed compliance requirements relating to such assessment, and in certain circumstances, government approval, prior to the transmission of such information and data outside of the PRC.

In addition, the Standing Committee of the National People’s Congress of the PRC promulgated the Data Security Law of the PRC (the “Data Security Law”) on June 10, 2021, which became effective on September 1, 2021. The Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data processing activities, and introduces a data classification and hierarchical protection system. The classification of data is based on its importance in economic and social development, as well as the degree of harm expected to be caused to national security, public interests, or legitimate rights and interests of individuals or organizations if such data is tampered with, destroyed, leaked, or illegally acquired or used. The security assessment mechanism was also included in the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which was promulgated in August 2021 and has become effective on November 1, 2021, for the Chinese government to supervise certain cross-border transfers of personal information.

Although currently Gogoro’s PRC subsidiaries are inactive, if these subsidiaries were to become active in the future, under the Cyber Security Law and Data Security Law, Gogoro’s PRC subsidiaries will be required to establish and maintain a comprehensive data and network security management system that will enable Gogoro to monitor and respond appropriately to data security and network security risks. Gogoro’s PRC subsidiaries will need to classify and take appropriate measures to address risks created by its data processing activities and use of networks. Gogoro’s PRC subsidiaries will be obligated to notify affected individuals and appropriate Chinese regulators of and respond to any data security and network security incidents. Furthermore, under the Data Security Law, data categorized as “important data,” which will be determined by governmental authorities in the form of catalogs, is to be processed and handled with a higher level of protection. The notion of important data is not clearly defined by the Cyber Security Law or the Data Security Law. In order to comply with the statutory requirements, Gogoro’s PRC subsidiaries will need to determine whether they possess important data, monitor the important data catalogs that are expected to be published by local governments and departments, perform risk assessments and ensure they are complying with reporting obligations to applicable regulators. Gogoro’s PRC subsidiaries may also be required to disclose to regulators business-sensitive or network security-sensitive details regarding their processing of important data, and may need to pass the government security review or obtain government approval in order to share important data with offshore recipients, which can include foreign licensors, or share data stored in mainland China with judicial and law enforcement authorities outside of mainland China. If judicial and law enforcement authorities outside mainland China require Gogoro to provide data stored in mainland China, and Gogoro is not able to pass any required government security review or obtain any required government approval to do so, Gogoro may not be able to meet the foreign authorities’ requirements. The potential conflicts in legal obligations could have adverse impact on Gogoro operations in and outside of mainland China.

Furthermore, on November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security (“Draft Regulations”) for public consultation. On December 28, 2021, the CAC, the PRC’s top cyberspace regulator, issued an amendment to the Cybersecurity Review Measures (“Cybersecurity Review Measures”) which have been in effect since June 1, 2020. Under the amendment (i.e., the Measures), the scope of entities required to undergo cybersecurity review to assess national security risks that arise from data processing activities would be expanded to include all critical information infrastructure operators who purchase network products and services and all network platform operators carrying out data processing activities that affect or may affect national security. In addition, the Measures stipulate that all network platform operators that maintain or store the personal information of more than 1 million users and undertake a public listing of securities in a foreign country be required to pass cybersecurity review, which would focus on the potential risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, illegally used or exported out of mainland China, or critical information infrastructure being affected, controlled or maliciously used by foreign governments after such a listing.

The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. We cannot predict the impact of the Draft Regulations, if any, on the operations of Gogoro at this stage.

The national security legal regime imposes stricter data localization requirements on personal information and requires Gogoro’s PRC subsidiaries to undergo cybersecurity or other security review, obtain government approval or certification, or put in place certain contractual protections before transferring personal information out of mainland China. As a result, personal information and important data that Gogoro or its customers, suppliers, and other third parties collect, generate or process in mainland China may be subject to such data localization requirements and heightened regulatory oversight and controls. To comply with these requirements, maintaining local data centers in mainland China, conducting security assessments or obtaining the requisite approvals from the Chinese government for the transmission outside of mainland China of such controlled information and data could significantly increase its operating costs or cause delays or disruptions in its business operations in and outside mainland China. Gogoro expects that the evolving regulatory interpretation and enforcement of the national security legal regime will lead to increased operational and compliance costs and will require Gogoro to continually monitor and, where necessary, make changes to its operations, policies, and procedures. If Gogoro’s operations, or the operations of its SaaS platforms, licensees or partners, are found to be in violation of these requirements, Gogoro may suffer loss, be unable to transfer data out of mainland China, be unable to comply with its contractual requirements, suffer reputational harm or be subject to penalties, including administrative, civil and criminal penalties, damages, fines and the curtailment or restructuring of its operations. If any of these were to occur, it could adversely affect Gogoro’s ability to operate its business and its financial results in the PRC.

Gogoro expects that these data protection and transfer laws and regulations will receive greater attention and focus from regulators going forward, and Gogoro will continue to face uncertainty as to whether its efforts to comply with evolving obligations under data protection, privacy and security laws in the PRC and other countries where Gogoro plans or conducts business will be sufficient.

Any failure or perceived failure by Gogoro’s PRC subsidiaries to comply with applicable laws and regulations could result in reputational damage or proceedings or actions against Gogoro by governmental entities, individuals or others. These proceedings or actions could subject Gogoro to significant civil or criminal penalties and negative publicity, result in the delayed or halted transfer or confiscation of certain personal information, result in the suspension of its PRC operations, require Gogoro to change its business practices, increase its costs and materially harm its business, prospects, financial condition and results of operations. In addition, Gogoro’s current and future relationships with customers, suppliers and other third parties could be negatively affected by any proceedings or actions against Gogoro or current or future data protection obligations imposed on them under applicable law. In addition, a data breach affecting personal information, or a failure to comply with applicable requirements could result in significant management resources, legal and financial exposure and reputational damage that could potentially have a material adverse effect on Gogoro’s business and results of operations in the PRC.

Gogoro’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Gogoro expands the scope of such services with other parties.

Gogoro does not typically install battery swapping stations at customer sites. These installations are typically performed by Gogoro partners or electrical contractors with an existing relationship with the customer and/ or knowledge of the site. The installation of battery swapping stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder battery swapping site installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact Gogoro’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact Gogoro’s business and profitability.

Furthermore, Gogoro may in the future elect to install battery sapping stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require Gogoro to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to Gogoro or cause customers to become dissatisfied with the solutions Gogoro offers.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals, could harm Gogoro’s business.

Gogoro and its suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact Gogoro’s business, prospects, financial condition and results of operations. Gogoro and its suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate and may, together with other key components, increase significantly as a result of an increased electrification and demand for materials required to manufacture and assemble battery cells and EVs. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of EVs by Gogoro’s competitors, and could adversely affect Gogoro’s business, financial condition and results of operations. For instance, Gogoro is exposed to multiple risks relating to lithium-ion battery cells. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the battery cells;

•	disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the New Taiwan Dollar.

Gogoro’s business is dependent on the continued supply of battery cells for the battery packs used in its PTWs. Any disruption in the supply of battery cells from Gogoro’s suppliers could disrupt maintenance of its battery swapping station and production of PTWs. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause Gogoro to experience significant increases in freight charges and material costs. Additionally, Gogoro and other vehicle manufacturers who need integrated circuits for vehicles are experiencing various levels of semiconductor impact due to the current shortage of semiconductors, which could last until 2023. A combination of factors, including increased demand for consumer electronics, automotive shutdowns due to the COVID-19 pandemic, the rapid recovery of demand for vehicles, and long lead times for wafer production, are contributing to the shortage of semiconductors. Gogoro has experienced a shortage in semiconductors and a shortage of semiconductors or other key components could cause a significant disruption to Gogoro’s production schedule. If Gogoro is unable to pre-purchase supply for semiconductors or other key components that may experience shortages, or if Gogoro cannot find other methods to mitigate the impact of any such shortage, then any such short shortage could have a substantial adverse effect on Gogoro’s financial condition or results of operations generally in the same manner it could cause the same for other vehicle and PTW manufacturers. Substantial increases in the prices for Gogoro’s materials or prices charged to it, such as those charged by suppliers of battery cells, semiconductors or other key components, would increase Gogoro’s operating costs, and could reduce Gogoro’s margins if the increased costs cannot be recouped through increased PTW sales. Given the competitive nature of the market Gogoro operates in, it is unlikely that increases in expenses can be passed on to customers. Any attempts to increase PTW prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect Gogoro’s brand, image, business, prospects, financial condition and results of operations. Thus, substantial increases in the prices for Gogoro’s materials or components would materially and adversely affect Gogoro’s business, increase its operating costs and negatively impact its prospects.

If Gogoro fails to offer high-quality support to the battery swapping stations and station suppliers, or fails to maintain strong user experience, its business and reputation will suffer.

Once a customer has installed Gogoro battery swapping stations and subscribed to Gogoro’s services, station owners and drivers will rely on Gogoro to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs and PTWs. The importance of high-quality customer support will increase as Gogoro seeks to expand its business and pursue new customers and geographies. Any failure to quickly resolve issues and provide effective support, or a market perception that Gogoro does not maintain effective and responsive support, could adversely affect Gogoro’s brand and reputation, its ability to retain customers or sell additional products and services to existing customers, and its business, financial condition, and results of operations.

If Gogoro is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

The loss of the services of any of Gogoro’s key employees or any significant portion of its workforce could disrupt Gogoro’s operations or delay the development, introduction and ramp of its products and services. None of Gogoro’s key employees is bound by an employment agreement for any specific term and Gogoro may not be able to successfully attract and retain senior leadership necessary to grow its business. Gogoro’s future success also depends upon its ability to attract, hire and retain a large number of engineering, manufacturing, marketing, sales and delivery, service, installation, technology and support personnel, especially to support Gogoro’s planned high-volume product sales, market and geographical expansion and technological innovations. Recruiting efforts, particularly for senior employees, may be time-consuming, which may delay the execution of Gogoro’s plans. If Gogoro is not successful in managing these risks, its business, financial condition and results of operations may be harmed.

Employees may leave Gogoro or choose other employers over Gogoro due to various factors, such as a very competitive labor market for talented individuals with automotive or technology experience, or any negative publicity related to Gogoro. In regions where Gogoro has or will have operations, particularly significant engineering and manufacturing centers, there is strong competition for individuals with skillsets needed for Gogoro’s business, including specialized knowledge of EVs, software engineering, manufacturing engineering and electrical and building construction expertise. Gogoro also competes with both mature and prosperous companies that have large financial resources and start-ups and emerging companies that promise short-term growth opportunities.

Gogoro expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to Gogoro.

Gogoro’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. For example, Gogoro recently announced a recently announced a number of pilot programs in Taiwan which are intended to extend the life of its battery packs beyond use in ePTWs. Gogoro has begun the deployment of smart parking meters in New Taipei City, enabling New Taipei to embrace smart city technologies for their paid parking locations that are off the power grid and wirelessly connected. If Gogoro is unable to anticipate technological changes in its industry by introducing new or enhanced products and services in a timely and cost-effective manner, if it fails to introduce products and services that meet market demand, or it does not successfully expand into adjacent markets, it may lose its competitive position, its products may become obsolete, and its business, financial condition or results of operations could be adversely affected.

Gogoro’s success in these new markets depends on a variety of factors, including but not limited to its ability to develop new products, new product features and services that address the customer requirements for these markets, attract a customer base in markets in which it has less experience, compete with new and existing competitors in these adjacent markets, and gain market acceptance of its new products.

Developing Gogoro’s products is expensive, and the investment in product development may involve a long payback cycle. Gogoro’s results of operations will be impacted by the timing and size of these investments. These investments may take several years to generate positive returns, if ever.

Additionally, future market share gains may take longer than planned and cause Gogoro to incur significant costs. Difficulties in any of Gogoro’s new product development efforts or its efforts to enter adjacent markets could adversely affect Gogoro’s operating results and financial condition.

Gogoro may not be able to accurately plan its production based on its sales contracts, which may result in carrying excess raw material inventory.

Gogoro’s sales contracts typically provide for a forecast of 12 months on the quantity of products that its customers may purchase from Gogoro. Gogoro typically has a 12-week lead time to manufacture products to meet its customers’ requirements once Gogoro’s customers place orders with it. To meet this delivery deadline, Gogoro generally makes decisions on its production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on estimates made in light of this forecast, Gogoro’s past dealings with such customers, market conditions and other relevant factors. Gogoro’s customers’ final purchase orders may not be consistent with its estimates. If the final purchase orders substantially differ from Gogoro’s estimates, Gogoro may have excess raw material inventory or material shortages. Excess inventory could result in unprofitable sales or write-offs as Gogoro’s products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause us to adjust delivery dates. In either case, Gogoro’s results of operation would fluctuate from period-to-period.

Gogoro may experience issues with battery cells or other components, which may harm the production and profitability of its energy storage products.

Gogoro’s plan to grow the volume and profitability of its vehicles and energy storage products depends on significant battery cell production. In addition, Gogoro produces several vehicle components, such as battery modules and packs incorporating the cells. In the past, some of the manufacturing lines for certain product components took longer than anticipated to ramp to their full capacity, and additional bottlenecks may arise in the future as Gogoro continues to increase the production rate and introduce new lines. If Gogoro is unable to or otherwise does not maintain and grow its respective operations, or if Gogoro is unable to do so cost-effectively or hire and retain highly-skilled personnel there, its ability to manufacture its products profitably would be limited, which may harm Gogoro’s business, financial condition and results of operations.

Finally, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Negative public perceptions regarding the suitability of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Gogoro’s battery cells, could seriously harm Gogoro’s business and reputation. Any incident involving Gogoro’s battery cells could result in lawsuits, recalls or redesign efforts, all of which would be time consuming and expensive and could harm Gogoro’s brand image. The high volumes of battery cells and battery modules and packs manufactured at Gogoro’s facilities are stored and recycled at its various facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. While Gogoro has implemented safety procedures related to the handling of the cells, there can be no assurance that a safety issue or fire related to the cells would not disrupt Gogoro’s operations. Any such disruptions or issues may harm Gogoro’s brand and business.

Gogoro may be subject to declining average selling prices, which may harm its revenue and gross profits.

EVs, light EVs and energy storage are subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, Gogoro’s customers may expect Gogoro as suppliers to cut its costs and lower the price of its products in order to mitigate the negative impact on their own margins.

Gogoro continues to refine and optimize its manufacturing process to provide its top-notch products at competitive prices. Gogoro’s revenue and profitability will suffer if it is unable to offset any declines in its average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing Gogoro’s sales volumes or reducing the material costs of its products on a timely basis.

Gogoro’s products and services may be impacted by service disruptions, outages, errors and performance problems. These disruptions, outages, and other performance problems may result in material and adverse impacts to Gogoro’s business and operations.

Gogoro has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If Gogoro’s products or services are unavailable or otherwise fail to function appropriately when customers attempt to access them or they do not operate or perform in a responsive and effective manner, customers may seek other products and services.

Gogoro expects to continue to make significant investments to maintain and improve its software and other aspects of its product and service offerings. To the extent that Gogoro does not effectively address capacity constraints, upgrade its systems as needed and continually develop its technology and network architecture to accommodate actual and anticipated changes in technology, its business, financial condition and results of operations may be harmed.

If Gogoro’s software is unavailable for a significant period of time as a result of such a transition, especially during peak periods, Gogoro could suffer damage to its reputation or brand, or loss of revenues any of which could adversely affect its business, financial condition and results of operations.

Gogoro’s technology could have undetected defects, errors or bugs in hardware, firmware or software, which could reduce market adoption, damage Gogoro’s reputation with current or prospective customers, and/or expose Gogoro to product liability and other claims that could materially and adversely affect its business.

Gogoro may be subject to claims that batteries from its battery swapping stations have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that Gogoro carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect Gogoro’s brand, reputation, financial condition or results of operations.

Gogoro’s software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. Gogoro’s software may contain latent defects or errors that may be difficult to detect and remediate. Gogoro is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, Gogoro may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if Gogoro’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Gogoro’s business and results of operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	equipment replacements;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	the expense and risk of litigation.

Gogoro also faces the risk that any contractual protections it seeks to include in its agreements with customers are rejected, not implemented uniformly or may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for Gogoro’s benefit may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on Gogoro’s business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Gogoro’s insurance coverage strategy may not be adequate to protect it from all business risks.

Gogoro may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against Gogoro, for which it may have no insurance coverage. As a general matter, Gogoro does not maintain as much insurance coverage as many other companies do, and in some cases, Gogoro does not maintain any at all. Additionally, the policies that Gogoro does have may include significant deductibles or self-insured retentions, policy limitations and exclusions, and Gogoro cannot be certain that its insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or which exceeds policy limits may require Gogoro to pay substantial amounts, which may harm its financial condition and results of operations.

Gogoro may choose to or be compelled to undertake product recalls or take other similar actions.

As a manufacturing company, Gogoro must manage the risk of product recalls with respect to its products. In addition to recalls that might be initiated by Gogoro for various causes, testing of or investigations into Gogoro’s products by government regulators or industry groups may compel Gogoro to initiate product recalls or may result in negative public perceptions about the safety of its products, even if it disagrees with the defect determination or has data that shows the actual safety risk to be non-existent. Gogoro has initiated product recalls three times since its first vehicle launch in 2015, which occurred in 2017, 2018, and 2020 respectively. In the future, Gogoro may voluntarily or involuntarily initiate recalls if any of its products are determined by Gogoro or a regulator to contain a safety defect or be noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by Gogoro or its suppliers, has previously resulted in and could in the future result in significant expense, supply chain complications and service burdens, and may harm Gogoro’s brand, business, prospects, financial condition and results of operations.

Any legal proceedings or claims against Gogoro could be costly and time-consuming to defend and could harm its reputation regardless of the outcome.

Gogoro is and/or may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, data privacy, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause Gogoro to incur significant expenses or liability, or require Gogoro to change its business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect Gogoro’s financial condition and results of operations. For example, on December 26, 2019, Stone Energy Technology Corporation (“Stone Energy”) filed a lawsuit for patent infringement against Gogoro Taiwan Limited, Gogoro Network, Gogoro Network (Cayman) Taiwan Branch and Gogoro Taiwan Sales and Services Limited in the Intellectual Property Court of Taiwan, in which the patent numbers I308406 and I423140 are asserted, with claimed amount of NTD 350,000,000. On May 28, 2021, the Intellectual Property Court dismissed all claims of Stone Energy. Stone Energy has appealed with a trimmed claim amount. As of the date hereof, this appeal is pending before the Intellectual Property and Commercial Court. Because of the potential risks, expenses, and uncertainties of litigation, Gogoro may, from time to time, settle disputes, even where it has meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect Gogoro’s business, financial condition, and results of operations.

Growing Gogoro’s customer base depends upon the effective operation of its mobile applications with mobile operating systems, networks and standards that Gogoro does not control.

Gogoro is dependent on the interoperability of its mobile applications with popular mobile operating systems that it does not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade Gogoro’s products’ functionality or give preferential treatment to competitive products could adversely affect the usage of Gogoro’s applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that Gogoro’s products work well with a range of mobile technologies, systems, networks and standards that Gogoro does not control. Gogoro may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

Gogoro’s business will depend on customers renewing their services subscriptions. If customers do not continue to use Gogoro’s subscription offerings, its business, financial condition and results of operations will be adversely affected.

In addition to selling PTWs, Gogoro also depends on customers continuing to subscribe to its EV charging services through its battery swapping stations and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the batteries from the battery swapping stations, prices, features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms or if they fail to add products or services, Gogoro’s business, financial condition and results of operations will be adversely affected.

Gogoro may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

Gogoro relies on data collected through battery swapping stations or its mobile application. Gogoro uses this data in connection with the research, development and analysis of its technologies, creating and delivering value-add customer services, and in assessing future battery swapping locations as well as swapping station capacities. Gogoro’s inability to obtain necessary rights to use and otherwise process this data or freely transfer this data out of, for example, India or the PRC, could result in delays or otherwise negatively impact its research and development and expansion efforts and limit its ability to derive revenues from value-add customer services. For instance, laws and regulations relating to privacy, data protection, and cybersecurity may limit Gogoro’s ability to make intelligent, data driven business decisions conduct micro-targeting marketing strategy or provide micro-targeting based offering to PTW drivers.

Gogoro’s battery swapping stations are often located in areas that are publicly accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase Gogoro’s replacement and maintenance costs.

Gogoro’s battery swapping stations may also be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the equipment. Such increased wear and tear could shorten the usable lifespan of the batteries and require Gogoro to increase its spending on replacement and maintenance costs.

Should Gogoro pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

Gogoro may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Gogoro’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If Gogoro completes future acquisitions, it may not ultimately strengthen its competitive position or achieve its goals and business strategy; Gogoro may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions Gogoro completes could be viewed negatively by its customers, investors, and securities analysts; and Gogoro may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, Gogoro may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former shareholders or other third parties, which may differ from or be more significant than the risks Gogoro’s business faces. If Gogoro is unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt Gogoro’s ongoing business and divert management’s attention, and Gogoro may not be able to manage the integration process successfully or in a timely manner. Gogoro may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. Gogoro may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect its financial condition or the market price of Gogoro Ordinary Shares. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to Gogoro’s shareholders. The occurrence of any of these risks could harm Gogoro business, financial condition, and results of operations.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

Gogoro generally recognizes subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

Gogoro may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

Gogoro may need to raise additional capital in the future to further scale its business and expand to additional markets. For example, Gogoro’s capital budget assumes, among others, that (i) Poema Global will satisfy its condition precedent under the Merger Agreement that the available cash held in Poema Global’s Trust Account at the closing of the Business Combination after deducing the amount required to satisfy Poema Global Public Shareholders’ redemption requests and net of any unpaid or contingent liabilities of Poema Global plus proceeds from the PIPE Investment and the Permitted Equity Financing shall equal to or exceed $400 million, which is a condition that Gogoro may choose to waive if not satisfied, and (ii) Gogoro’s development timeline progresses as planned and corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein. Gogoro may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. Gogoro cannot be certain that additional funds will be available on favorable terms when required, or at all. If Gogoro cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Gogoro raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict Gogoro’s business, or other unfavorable terms. In addition, to the extent Gogoro raises funds through the sale of additional equity securities, Gogoro shareholders would experience additional dilution.

Gogoro is exposed to fluctuations in currency exchange rates.

Gogoro transacts business globally in multiple currencies and has foreign currency risks related to its revenue, costs of revenue and operating expenses currently primarily the New Taiwan Dollar. In addition, a portion of Gogoro’s costs and expenses have been, and Gogoro anticipates will continue to be, denominated in foreign currencies, including the Chinese yuan. Moreover, while Gogoro undertakes limited hedging activities intended to offset the impact of currency translation exposure, it is impossible to predict or eliminate such impact. As a result, Gogoro’s operating results may be harmed.

The value of the Chinese yuan against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of the Chinese yuan against the U.S. dollar, requiring the market-makers that submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Chinese yuan appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Chinese yuan depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of June 2021, the value of the Chinese yuan appreciated by approximately 7.2% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the Chinese yuan and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label the PRC as a “currency manipulator,” which could result in greater fluctuation of the Chinese yuan against the U.S. dollar.

Gogoro faces risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on Gogoro’s business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in EV sales in markets around the world. Any sustained downturn in demand for EVs would harm Gogoro’s business. For example, Gogoro’s sales decreased due to impacts of the COVID-19 pandemic, including but not limited to, a delay on an electric scooter subsidy to consumers, and a soft lock-down in the second quarter of 2021 and negative impacts on Gogoro’s battery-swapping energy services since riders reduced the commute and travel distance.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact Gogoro’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact demand for EV battery swapping stations, particularly at workplaces. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

Gogoro had initially modified its business practices by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences. Gogoro has also implemented additional safety protocols for essential workers, has implemented cost cutting measures in order to reduce its operating costs, some of which it recently reversed, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Gogoro’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for battery swapping stations and services will decline.

The extent to which the COVID-19 pandemic impacts Gogoro’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in batteries or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, Gogoro may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Gogoro’s products and services.

Gogoro faces strong competition for its products and services from a growing list of established and new competitors.

The EV and PTW market is relatively new and competition is still developing. Large early-stage markets, such as India, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some Indian customers require solutions not yet available and Gogoro’s planned entrance into India will require establishing itself against existing competitors. In addition, there are multiple competitors in India with limited funding, which could cause poor experiences, hampering overall EV and PTW adoption or trust in any particular provider.

Further, Gogoro’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than Gogoro to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

In the event that the market for EV charging continues to expand, Gogoro expects that competition will intensify as additional competitors enter the market and current competitors expand their product lines. New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put Gogoro at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of Gogoro’s current or future target markets, which could create price pressure. In light of these factors, even if

Gogoro’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If Gogoro fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

Gogoro faces substantial political risks associated with doing business in Taiwan and in mainland China, including obtaining certain approvals from the Investment Commission of the Ministry of Economic Affairs in Taiwan, particularly due to the relationship between Taiwan and mainland China.

Gogoro’s principal executive offices and substantially all of its assets are located in Taiwan, and substantially all of its revenues are derived from its operations in Taiwan. Accordingly, Gogoro’s business, financial condition and results of operations and the market price of Gogoro Ordinary Shares may be affected by changes in Taiwan’s governmental policies, taxation, inflation or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of Gogoro’s control. Taiwan has a unique international political status. The PRC government asserts sovereignty over mainland China and Taiwan and does not recognize the legitimacy of the government of Taiwan. The PRC government has indicated that it may use military force to gain control over Taiwan if Taiwan declares independence or if Taiwan refuses to accept the PRC’s stated “One China” policy. In addition, on March 14, 2005, the National People’s Congress of the PRC passed what is widely referred to as the “anti-secession” law, a law authorizing the PRC military to respond to efforts by Taiwan to seek formal independence. An increase in tensions between Taiwan and the PRC and the possibility of instability and uncertainty could adversely affect the prices of Gogoro’s shares. It is unclear what effects any of the events described above may have on relations with the PRC. Relations between Taiwan and the PRC and other factors affecting Taiwan’s political environment could affect Gogoro’s business.

Gogoro’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

From time to time, Gogoro makes statements with estimates of the addressable market for its solutions and the EV and PTW market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, Gogoro’s business could fail to grow at similar rates.

Concentration of ownership among Gogoro’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon the consummation of the Business Combination, Gogoro’s directors, executive officers and their affiliates as a group will beneficially own approximately 8.9% of the outstanding Gogoro Ordinary Shares, assuming that no Poema Global Public Shareholders exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholder.

Restrictions imposed by Gogoro’s outstanding indebtedness and any future indebtedness may limit Gogoro’s ability to operate its business and to finance its future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

Gogoro has three term loan facilities in place with Mega International Commercial Bank Co. Ltd., in its individual capacity or as agent and a syndicate of lenders. Gogoro’s term loan facilities include a number of covenants that limit Gogoro’s ability to, among other things, incur additional indebtedness, incur liens on Gogoro’s assets, engage in consolidations, amalgamations, mergers, liquidations, dissolutions or dispositions, sell or otherwise dispose of Gogoro’s assets, pay dividends or distributions on, or make repurchases or redemptions of, Gogoro’s shares, acquire other businesses (by way of asset purchase, share purchase, or otherwise), make loans, capital contributions, or other investments, or enter into any other transactions outside of the ordinary course of business. In addition, Gogoro must maintain a minimum liquidity ratio and a maximum ratio of total debt to shareholder equity. The terms of Gogoro’s term loan facilities restrict Gogoro’s current and future operations and could adversely affect Gogoro’s ability to finance its future operations or capital needs or take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to Gogoro’s business. In addition, complying with these covenants may make it more difficult for Gogoro to successfully execute its business strategy and compete against companies which are not subject to such restrictions.

Gogoro cannot guarantee that it will be able to maintain compliance with the covenants in its term loan facilities or, if Gogoro fails to do so, that Gogoro will be able to obtain waivers from the lender and/or amend the covenants. A failure by Gogoro to comply with the covenants specified in the loan agreements would, absent cure or waiver, result in an event of default under the agreements, which would give the lender the right to suspend further draws of term loan and to declare all outstanding obligations immediately due and payable. If Gogoro’s obligations under its term loan facilities were to be accelerated, Gogoro may not have sufficient cash or be able to borrow sufficient funds to refinance the obligations or sell sufficient assets to repay the obligations, which could adversely affect Gogoro’s business, financial condition and results of operations. Even if Gogoro were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to Gogoro. Any event of default could also result in an increase in the interest rates applicable to Gogoro’s term loan facilities, and may result in the acceleration of or default under any other indebtedness Gogoro may incur in the future to which a cross-acceleration or cross-default provision applies. In addition, during the existence of an event of default under Gogoro’s term loan facilities, the lender could exercise its rights and remedies thereunder, including by way of initiating foreclosure proceedings the collateral for its obligations.

Risks Related to EV and PTW Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for Gogoro’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs, PTWs and other alternative vehicles has been increasing. If fuel efficiency of non-EVs continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV and PTW fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs, PTWs and battery swapping stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs or PTWs. Various jurisdictions have announced plans to institute low carbon fuel standards that, if adopted, would lead to an increase in the consumption of renewable transportation fuels. This may impose additional obstacles to the purchase of EVs and PTWs or the development of a more ubiquitous EV market. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or PTWs or purchase them at a lower rate, it would materially and adversely affect Gogoro’s business, financial condition, results of operations and prospects.

Gogoro’s growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and PTWs.

Gogoro’s growth is highly dependent upon the adoption of EVs and PTWs both by businesses and consumers. The market for EVs and PTWs is still rapidly evolving, characterized by rapidly changing technologies, increasing consumer choice as it relates to available EV and PTW models, their pricing and performance, evolving government regulation and industry standards, changing consumer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. Gogoro’s revenues are driven in large part by EV and PTW drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban vs suburban vs rural and public vs private charging or use of battery swapping stations, demand from rideshare or urban delivery fleets, and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs and PTWs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs and PTWs develops more slowly than expected, or if demand for EVs and PTWs decreases, Gogoro’s growth would be reduced and Gogoro’s business, prospects, financial condition and results of operations would be harmed. The market for EVs and PTWs could be affected by numerous factors, such as:

•	perceptions about EV and PTW features, quality, driver experience, safety, performance and cost;

•

perceptions about the limited range over which EVs or PTWs may be driven on a single battery charge or on a single battery and about availability and access to sufficient public EV charging stations or battery swapping stations;

•	competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy internal combustion engine (“ICE”) vehicles;

•	increases in fuel efficiency in legacy ICE and hybrid vehicles;

•	volatility in the price of gasoline and diesel at the pump;

•

EV and PTW supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV and PTW OEMs to ramp-up EV and PTW production, availability of batteries, and battery materials;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV or PTW battery’s ability to hold a charge over time;

•	availability of service for EVs and PTWs;

•	consumers’ perception about the convenience, speed, and cost of battery swapping;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•

the availability of tax and other governmental incentives (such as tax credits and rebates), including adverse changes in, or expiration of, favorable tax incentives related to EVs and PTWs, EV charging stations and battery swapping stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs and PTWs; the number, price and variety of EV and PTW models available for purchase; and

•	concerns about the future viability of EV and PTW manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs and PTWs. For example, Gogoro’s sales decreased due to impacts of the COVID-19 pandemic, including but not limited to, (i) decreases in traffic and travel, which impacted the amount of customers purchasing and using Gogoro’s products, (ii) the fall of gas prices, which resulted in the increase in sales of gas-powered scooters, and (iii) reduced traffic to in-person retail locations, which impacted the sales of Gogoro’s physical store locations. Further, sales decreased in 2020 due to a government changed subsidy program on gas scooters, which led to higher replacement demand on gas scooter products and negatively impacted the sale of PTWs. Going forward, it is uncertain how macroeconomic factors will impact demand for EVs and PTWs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales.

While many global OEMs and several new market entrants have announced plans for new EV and PTW models, the lineup of EV and PTW models with increasing fast charging needs or longer battery charge expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs and PTWs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV and PTW charging solutions and therefore adversely affect Gogoro’s business, financial condition and results of operations.

The EV and PTW markets are characterized by rapid technological change, which requires Gogoro to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of Gogoro’s products and Gogoro’s financial results.

Continuing technological changes in battery and other EV and PTW technologies could adversely affect adoption of current EV and PTW battery technology, continuing and increasing reliance on EV and PTW charging infrastructure and battery swapping stations and/or the use of Gogoro’s products and services. Gogoro’s future success will depend in part upon Gogoro’s ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings to address the changing needs of the EV and PTW battery market.

As EV and PTW technologies change, Gogoro may need to upgrade or adapt its battery charging and battery swapping station technology and introduce new products and services in order to serve the EV and PTW market, in particular battery technology, which could involve substantial costs. Even if Gogoro is able to keep pace with changes in technology and develop new products and services, Gogoro’s research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

Gogoro cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage Gogoro’s relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to use Gogoro’s competitors’ products or services.

If Gogoro is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, Gogoro’s products and services could lose market share, its revenue will decline, Gogoro may experience higher operating losses and its business and prospects will be adversely affected.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV and PTW station management, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may use their size and market position to influence the market, which could limit Gogoro’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with Gogoro’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on its revenue or results of operations.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV battery swapping stations. The reduction, modification or elimination of such benefits could adversely affect Gogoro’s financial results.

The government provides incentives to end users and purchasers of EVs and EV battery swapping stations in the form of rebates, tax credits, and other financial incentives. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV battery swapping stations. For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of Gogoro’s products and services. Incentives, including tax credits and rebates for purchases of EVs and EV battery swapping stations to reduce greenhouse gas emissions, creates a climate in which our sales may increase. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, be reduced or terminated as a matter of regulatory or legislative policy, or be allocated to alternative industries, such as gas-powered markets. For example, sales decreased in 2020 due to a government changed subsidy program on gas scooters, which led to higher replacement demand on gas scooter products and negatively impacted the sale of PTWs. In addition, new tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of Gogoro’s stations. Furthermore, new tariffs and policy incentives could be put in place by the government that favor equipment manufactured by or assembled at specific factory locations and geographies, which may put Gogoro’s battery swapping equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of battery swapping equipment, by challenging or eliminating Gogoro’s ability to apply or qualify for grants and other government incentives, or by disqualifying Gogoro from the ability to compete for certain battery swapping infrastructure buildout solicitations and programs, including those initiated by government agencies.

Risks Related to Gogoro’s Technology, Intellectual Property and Privacy

Gogoro’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

Gogoro’s success depends, at least in part, on its ability to protect its core technology and intellectual property. To accomplish this, Gogoro relies on, and plans to continue relying on, a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect Gogoro’s technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of Gogoro’s competitive advantage and a decrease in revenue which would adversely affect Gogoro’s business, prospects, financial condition and results of operations.

The measures Gogoro takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	the patent application Gogoro has submitted may not result in the issuance of any patents;

•	the scope of any issued patents that may result from the pending patent application may not be broad enough to protect proprietary rights;

•	the costs associated with enforcing patents, trademarks, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar inventions, trade secrets or works of authorship, such as software;

•	know-how and other proprietary information Gogoro purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs and technology embodied in Gogoro’s products may be discoverable by third parties through means that do not constitute violations of applicable laws.

Intellectual property and trade secret laws vary significantly throughout the world. Further, policing the unauthorized use of Gogoro’s intellectual property in foreign jurisdictions may be costly, difficult or even impossible.

Any issued patent which may result from the pending patent application may come to be considered “standards essential.” If this is the case, Gogoro may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of Gogoro’s technology and intellectual property, and those derivative works may become directly competitive with Gogoro’s offerings. Finally, Gogoro may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by its vendors in connection with design and manufacture of its products, thereby jeopardizing Gogoro’s ability to obtain a competitive advantage over its competitors.

Gogoro’s patents may expire and may not be extended, and Gogoro’s currently pending or future patent applications may not be granted.

As of September 30, 2021, Gogoro had 147 issued patents and 17 pending patent applications in Taiwan. Gogoro cannot assure you that all its pending patent applications will result in issued patents. Even if Gogoro’s patent applications succeed and it is issued patents accordingly, it is still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide Gogoro with meaningful protection or competitive advantages. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Gogoro’s. It is also possible that the intellectual property rights of others could bar Gogoro from licensing and exploiting its patents. Numerous patents and pending patent applications owned by others exist in the fields where Gogoro has developed and is developing its technology. These patents and patent applications might have priority over Gogoro’s patent applications and could subject Gogoro’s patent applications to invalidation. Finally, in addition to those who may claim priority, any of Gogoro’s existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm Gogoro’s business.

Gogoro faces, and will face, various cybersecurity risks to its systems, products, and operations. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in Gogoro’s services and operations and loss, misuse, corruption, unavailability, or theft of data. Gogoro’s operations, products, and intellectual property also inherently are at risk of loss, inappropriate access or use, or tampering by both insider threats and external bad actors. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and Gogoro has been subject to and may experience these types of incidents on Gogoro’s systems in the future. For example, in January 2022, Gogoro experienced a ransomware attack that caused limited disruption to its operations. Since the incident, Gogoro has enhanced its security posture, including by improving network segmentation and deploying more extensive backup solutions. However, Gogoro cannot guarantee that future attacks will not occur or that future attacks will not cause more severe disruption or material costs in the future. In addition, Gogoro’s customers and partners (including its supply chain) face similar threats and growing cybersecurity requirements. There have been and may continue to be significant supply chain cyber attacks generally, and Gogoro’s third-party vendors and service providers may be targeted or impacted by such attacks. Gogoro cannot guarantee that it or its third-party vendors and service providers’ systems and networks have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to its systems and networks or the systems and networks of third parties that support Gogoro and its services.

Any security breach or incident, including those resulting from a cybersecurity attack, phishing attack, or any unauthorized access, unauthorized usage, virus, malware, ransomware or similar breach or disruption to Gogoro’s networks and systems, or those of third parties upon which it relies, or the perception or report that any of these have occurred, could result in the loss, corruption, misuse, or unauthorized disclosure of confidential information, damage to Gogoro’s reputation, litigation, regulatory investigations and proceedings, fines, penalties, or other liabilities. No assurance can be made that any limitations of liability provisions in Gogoro’s agreements with its customers with third-party vendors and service providers, or other contracts, would be enforceable or adequate or would otherwise protect Gogoro from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. Further, Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks and other security breaches and incidents. Gogoro may incur significant costs in an effort to detect and prevent security breaches and other security-related incidents, and its costs may increase as Gogoro makes improvements to its systems and processes to prevent future breaches and incidents. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Gogoro may not be able to cause the implementation or enforcement of such preventions with respect to its service providers, vendors, or other third parties.

Further, Gogoro has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including security incidents, such as ransomware attacks, infrastructure changes, third-party service providers, human or software errors and capacity constraints. If Gogoro’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

Gogoro has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenue, any of which could adversely affect its business, financial condition and results of operations.

Gogoro may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive. In the event that Gogoro fails to successfully defend any such claims, Gogoro’s business may be temporarily suspended or permanently impacted.

From time to time, the holders of intellectual property rights may assert their rights and urge Gogoro to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Gogoro will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Gogoro may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Gogoro’s operating expenses. In addition, if Gogoro is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that Gogoro’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Gogoro’s products and services, Gogoro may be required to indemnify such customers and business partners. If Gogoro were required to take one or more such actions, its business, prospects, financial condition and results of operations could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of Gogoro’s subscription services, harm Gogoro’s business and subject Gogoro to liability.

Gogoro currently serves customers from third-party data center facilities operated by Amazon Web Services. The majority of Gogoro’s services are housed in third-party data centers operated in Tokyo, and Gogoro employs geographically distributed redundant, back-up data centers for all of its services. Any outage or failure of such data centers could negatively affect Gogoro’s product connectivity and performance. Gogoro’s primary environments are operated by Gogoro’s technical engineers, and any interruptions or other disruptions of these primary and backup data centers could negatively affect Gogoro’s product connectivity and performance. Any incident affecting a data center facility’s or cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, ransomware, malware or other malicious code, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Gogoro’s services.

Any damage to, or failure of, Gogoro’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of Gogoro’s services. Impairment of or interruptions in Gogoro’s services may reduce revenue, subject Gogoro to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and Gogoro’s ability to attract new customers. Gogoro’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

Risks Related to the Regulatory Environment

Gogoro faces risks associated with maintaining and expanding its international operations, including unfavorable and uncertain regulatory, political, economic, tax and labor conditions.

Gogoro is subject to legal and regulatory requirements, political uncertainty and social, environmental and economic conditions in numerous jurisdictions, including markets in which it generates significant sales, over which it has little control and which are inherently unpredictable. Gogoro’s operations in such jurisdictions, particularly as a company based in Taiwan, create risks relating to conforming its products to regulatory and safety requirements and charging and other electric infrastructures; organizing local operating entities; establishing, staffing and managing foreign business locations; attracting local customers; navigating foreign government taxes, regulations and permit requirements; enforceability of Gogoro’s contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls; and preferences in foreign nations for domestically manufactured products. Such conditions may increase Gogoro’s costs, impact Gogoro’s ability to sell its products and require significant management attention, and may harm Gogoro’s business if it is unable to manage them effectively.

Any failure by Gogoro to comply with laws or regulations relating to privacy, data protection, cybersecurity, and consumer protection of the jurisdictions in which it operates or where its products are sold may harm Gogoro.

Gogoro is and may become subject to a variety of federal, state, local, and international laws, directives, and regulations, as well as contractual obligations, relating to the collection, use, retention, security, disclosure, transfer, and other processing of personal information and other data. The regulatory framework for privacy, data protection, and data security worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Complying with laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other actual or alleged obligations relating to privacy, data protection, data transfers, data localization, or cybersecurity may require Gogoro to make changes to its services, policies and procedures, and to engage in additional contractual negotiations, to enable it or its customers to meet new legal requirements, incur substantial operational costs, modify its data practices and policies, and restrict our business operations.

Any failure by Gogoro or its vendors or other business partners to comply with domestic or international laws or regulations relating to privacy, data protection, or cybersecurity in connection with the processing, collection, use, retention, security and transfer of data relating to individuals, including personally identifiable information, could result in regulatory or litigation-related actions and proceedings by regulators and private parties against Gogoro, legal liability, fines, damages, ongoing audit requirements and other significant costs and expenses. Substantial expenses and operational changes may be required in connection with maintaining compliance with such laws, regulations, and other actual and asserted obligations, and even an unsuccessful challenge by customers or regulatory authorities of Gogoro’s activities could result in adverse publicity and could require a costly response from and defense by Gogoro. In addition, certain emerging privacy laws, regulations, and standards, are still subject to a high degree of uncertainty as to their interpretation, application and impact, and may require extensive system and operational changes, be difficult to implement, increase Gogoro’s operating costs, adversely impact the cost or attractiveness of the products or services Gogoro offers, or result in adverse publicity and harm Gogoro’s reputation. For example, new privacy and cybersecurity laws are coming into effect in the PRC. Notwithstanding Gogoro’s efforts to protect the security and integrity of its customers’ personal information, Gogoro may be required to expend significant resources to comply with legal and regulatory requirements if, for example, third parties improperly obtain and use the personal information of Gogoro’s customers or Gogoro otherwise experiences a security breach or incident that impacts its operations or leads to any loss of, or unauthorized access to, or use or acquisition of, customers’ personal information. Any of these may result in fines, penalties and damages and harm its brand, prospects and operating results.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact Gogoro’s financial condition or results of operation.

Gogoro and its operations, as well as those of Gogoro’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require Gogoro or others in Gogoro’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on Gogoro’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Gogoro’s operations or on a timeline that meets Gogoro’s commercial obligations, it may adversely impact Gogoro’s business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on Gogoro’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with Gogoro’s operations as well as other future projects, the extent of which cannot be predicted.

Although Gogoro is not regulated as a utility company, changes in regulations may subject it to regulation as a utility or otherwise require Gogoro to comply with utility-style regulations and limitations.

Although Gogoro generally is not regulated as a utility, government laws and regulations concerning electricity heavily influence the market for Gogoro’s product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, and the rules surrounding the interconnection of customer-owned electricity generation for specific technologies. Changes, or in some cases a lack of change, in any of the laws, regulations, ordinances locally or in foreign markets such as the PRC or other rules that apply to customer installations and new technology could make it more costly for Gogoro’s vendors to install and operate its battery swapping stations on particular sites, and in turn could negatively affect Gogoro’s ability to deliver cost savings to customers for the use of its products. If Gogoro becomes subject to the same regulatory authorities as utilities or if new regulatory bodies are established to oversee Gogoro’s business, the marketability of its products could be impacted and its operating costs could materially increase. In addition, regulatory uncertainty could discourage investment in the industry, which would reduce the capital available to Gogoro.

Gogoro may be subject to various governmental export control and trade sanctions and regulations that could impair our ability to compete in international markets or subject Gogoro to liability if it violates these controls.

In some cases, Gogoro may be subject to export control laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce, and Gogoro’s activities may be subject to trade and economic sanctions, including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). As such, a license could be required to export or re-export Gogoro’s products to certain countries and end-users and for certain end-uses. If Gogoro were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, Gogoro could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export privileges. Obtaining the necessary export license for a particular sale may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Further, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. Any failure by Gogoro or its partners to comply with such laws and regulations could have negative consequences for Gogoro, including reputational harm, government investigations, and penalties.

In addition, Gogoro’s future results could be adversely affected by changes in interpretations of existing laws and regulations, or changes in laws and regulations, including, among others, changes in accounting standards, taxation requirements, competition laws, trade laws, import and export restrictions, privacy laws and environmental laws domestically and internationally. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on Gogoro or its industry and customers. Any unfavorable government policies on international trade, such as export and import controls, capital controls or tariffs, may affect the demand for Gogoro’s products and services, increase the cost of components, delay production, impact the competitive position of Gogoro’s products or prevent Gogoro from being able to sell products in certain countries. If any new export or import controls, tariffs, legislation and/or regulations are implemented or if existing trade agreements are renegotiated such changes could have an adverse effect on Gogoro’s business, financial condition, results of operations. In addition, proceedings to enforce, or the enforcement of, any laws, regulations and policies domestically or internationally, and the resulting response to such actions, may have an adverse effect on Gogoro’s business, financial condition and results of operations.

Although the audit report included in this prospectus is prepared by auditors who are currently inspected fully by the PCAOB , there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, Gogoro’s Taiwan-based auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Although Gogoro has some operations within mainland China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, Gogoro’s auditor is currently inspected fully by the PCAOB.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, to the extent that any component of Gogoro’s auditor’s work papers are or become located in mainland China, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to Gogoro’s access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular PRC laws, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on Gogoro’s Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq Global Select Market of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting companies based in mainland China from accessing U.S. capital markets. On May 20, 2020, the U.S. Senate passed the HFCA, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in issuers based in mainland China and summarizing enhanced disclosures the SEC recommends issuers based in mainland China make regarding such risks. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. Gogoro will be required to comply with these rules if the SEC identifies Gogoro as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Under the HFCA Act, Gogoro’s securities may be prohibited from trading on the Nasdaq Global Select Market or other U.S. stock exchanges if Gogoro’s auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in Gogoro’s Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction and was approved by the SEC on November 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act, pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If Gogoro is identified as a Commission-Identified Issuer, there is no assurance that it will be able to take remedial measures in a timely manner. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in such jurisdictions.

Even though Gogoro’s auditor is based in Taiwan and under full inspection of the PCAOB or subject to the determinations announced by the PCAOB on December 16, 2021, if any PRC law relating to the access of the

PCAOB to auditor files were to apply to a company such as Gogoro or its auditor, the PCAOB may be unable to fully inspect Gogoro’s auditor, which may result in Gogoro’s securities being delisted or prohibited from being traded “over-the-counter” pursuant to the HFCA Act and materially and adversely affect the value and/or liquidity of your investment.

While Gogoro understands that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in mainland China, there can be no assurance that Gogoro will be able to comply with requirements imposed by U.S. regulators. Delisting of Gogoro’s Ordinary Shares would force holders of Gogoro’s Ordinary Shares to sell their shares. The market price of Gogoro’s Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies with operations in mainland China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of Gogoro’s actual operating performance.

Gogoro’s business activities may be subject to the United States Foreign Corrupt Practices Act (FCPA) and similar anti-bribery and anti-corruption laws and anti-money laundering laws, including laws of other countries in which Gogoro operates. Compliance with these legal requirements could limit Gogoro’s ability to compete in foreign markets and subject Gogoro to liability if it violates them.

Gogoro is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and other anti-bribery and anti-corruption laws and anti-money laundering laws in countries outside of the United States where Gogoro conducts its activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

Gogoro, its employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if Gogoro does not explicitly authorize such activities. Gogoro cannot assure you that all of its employees, agents, representatives, business partners or third-party intermediaries will not take actions in violation of applicable law for which Gogoro may be ultimately held responsible. As Gogoro increases its international sales and business, Gogoro’s risks under these laws may increase.

These laws also require that Gogoro keeps accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Gogoro has policies and procedures to address compliance with such laws, Gogoro cannot assure you that none of its employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which Gogoro may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from government contracts, all of which may have an adverse effect on Gogoro’s reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Gogoro is subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products.

As Gogoro grows its manufacturing operations in additional regions, it is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the PRC,

India and other locations abroad, including laws relating to the use, handling, storage, recycling, disposal and/or human exposure to hazardous materials, product material inputs and post-consumer products and with respect to constructing, expanding and maintaining Gogoro’s facilities. The costs of compliance, including remediations of any discovered issues and any changes to Gogoro’s operations mandated by new or amended laws, may be significant, and any failures to comply could result in significant expenses, delays or fines. Gogoro is also subject to laws and regulations applicable to the supply, manufacture, import, sale and service of PTWs both domestically and abroad.

Finally, as a manufacturer, installer and service provider with respect to the energy storage systems for the PTWs and the battery swapping stations, and a supplier of electricity generated and stored by certain of the energy storage systems Gogoro installs for customers, Gogoro is impacted by federal, state and local regulations and policies concerning electricity pricing, the interconnection of electricity generation and storage equipment with the electrical grid and the sale of electricity generated by third party-owned systems. If regulations and policies that adversely impact the interconnection or use of Gogoro’s energy storage systems are introduced, they could deter potential customers from purchasing Gogoro’s products, threaten the economics of Gogoro’s existing contracts and cause Gogoro to cease PTW sales and maintenance of battery swapping stations and operations in the relevant jurisdictions, which may harm Gogoro’s business, financial condition and results of operations.

Failure to comply with laws relating to employment could subject Gogoro to penalties and other adverse consequences.

Gogoro is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable domestic wage laws, or wage laws applicable to its employees internationally. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on Gogoro’s reputation, business, prospects, financial condition and results of operations. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Gogoro’s management has limited experience in operating a public company. Gogoro will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

Gogoro’s management has limited experience in the management of a publicly traded company. Gogoro’s management team may not successfully or effectively manage Gogoro’s transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could result in an increasing amount of their time that may be devoted to these activities which could result in less time being devoted to the management of Gogoro’s business. Gogoro may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States.

Following the Business Combination, the combined company will incur significant legal, accounting, and other expenses that Gogoro did not incur as a private company. Compliance with these requirements will increase legal and financial compliance costs and make some activities more time consuming and costly. Gogoro may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Gogoro cannot predict or estimate the amount of additional costs it may incur in the future as a result of being a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect Gogoro’s business, financial condition and results of operations.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. Gogoro will continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

As a result of disclosure of information as a public company, Gogoro’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, Gogoro’s business, financial condition and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in Gogoro’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and adversely affect Gogoro’s business, financial condition and results of operations. These factors could also make it more difficult for Gogoro to attract and retain qualified colleagues, executive officers, and members of Gogoro’s board of directors.

Because Gogoro is incorporated under the laws of the Cayman Islands and its executive offices are located in Taiwan, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Gogoro is an exempted company incorporated under the laws of the Cayman Islands and its executive offices are located in Taiwan. As a result, it may be difficult for investors to effect service of process within the United States on Gogoro, its executive officers and directors, or enforce judgments obtained in the United States courts against Gogoro, or its executive officers and directors.

Gogoro’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Gogoro’s directors to Gogoro under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Gogoro’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are not clearly established as they would be under from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

Gogoro has been advised by Walkers and Poema Global has been advised by Maples and Calder (Hong Kong) LLP, Poema Global’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, shareholders of the post-Business Combination entity may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Gogoro currently reports its financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

Gogoro reports its financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and United States generally accepted accounting principles, or U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, Gogoro’s financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, Gogoro does not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare Gogoro’s financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Risks Related to Doing Business in Taiwan

Gogoro’s business may be adversely affected by the changes of governmental policy and subsidy program in Taiwan electric scooters market.

Since 2009, Taiwan government has employed a range of different policy instruments to stimulate the development of green transportation, in particular the electric scooters industry, aiming the goal of banning fuel vehicles by stages in the future. A variety of subsidy programs have been implemented, including, without limitation, the Subsidy Program for Development of Electric Scooter promulgated by the Ministry of Economic Affairs, the Subsidy Program for the Elimination of Two-Cycle Engine Scooter and New Purchase of Electric Scooter by the Environmental Protection Administration, and other similar subsidy programs by the local authorities.

For example, under the Subsidy Program for Development of Electric Scooter promulgated by the Ministry of Economic Affairs, in 2020, the government provided a purchase subsidy in amount of up to NTD 7,000 for heavy and light electric scooters, up to NTD 5,100 for extra-light electric scooters, subject to adjustment from time to time. Some of Gogoro’s customers have chosen to purchase electric scooter rather than fuel scooter due to the purchase subsidy. With respect to the vendors in this industry, in 2012 and 2013, Taiwan government had provided incentives ranging from NTD 5 to 20 million to the defined manufacturer of electric scooters based on its sales quantity (noting that such incentives had been canceled thereafter). In addition, to encourage the expansion of electricity facility, a subsidy up to NTD 300,000 would be granted for a new installment of electricity facility.

Gogoro has benefited from the above governmental policy and subsidy programs, which is changing. With the growth of the electric scooters industry, subsidy programs have gradually reduced their subsidy amount, while some programs have been stepping down, like the Environmental Protection Administration canceled the purchase subsidy since 2020. Furthermore, under the 2017 Action Plan Air Pollution Prevention and Control by the Taiwan government, it was planned to ban the sale of fuel scooters in 2035. However, such policy has been suspended in 2019 and replaced by a balanced policy between electric and fuel scooter industry.

As Gogoro’s major sales and revenue are currently generated from the Taiwan market, the above changes of governmental policy and subsidy programs may significant and adversely affect Gogoro’s business and results of operations. For a specific example, the reduction of purchase subsidy on electric scooters would lead to the higher purchase price (compared with the same selling price with original subsidy) and therefore may adversely affect the purchase intention of Gogoro’s customers and the sales of its products.

Gogoro’s Taiwan subsidiaries bear product liabilities for damages caused by its products under Taiwan regulations on consumer protection.

Currently, most of Gogoro’s products are manufactured and sold in Taiwan. Pursuant to the Taiwan Consumer Protection Act, enterprises engaging in the design, manufacture of goods or provision of services shall ensure such goods or services, when entering into the market, comply with the contemporary technological or professional standards with reasonably expected safety requirements. In the event of any violation of the aforesaid regulation, the enterprises shall be liable for the damage caused to the consumers or third parties. Customer claims in connection with damage or injury sustained from accidents involving Gogoro’s products have been reported to Gogoro’s Taiwan subsidiaries from time to time. If Gogoro’s products fail to comply with the contemporary technological or professional standards with reasonably expected safety requirements applicable in Taiwan, Gogoro’s Taiwan subsidiaries will be liable for the damages caused by Gogoro’s products. If Gogoro’s Taiwan subsidiaries incur significant liabilities in connection with product liabilities, its business and results of operations may be adversely affected.

Gogoro’s business involves the personal data of its customers, and is subject to the restrictions and requirements under Taiwan regulations on the personal data protection.

Battery swap system is part of Gogoro’s business model, which involves collecting and processing the personal data of Gogoro’s customers using the battery swap system, including their riding information and usage habit. According to Taiwan Personal Data Protection Act, Gogoro’s Taiwan subsidiaries are required to conduct due notification procedures and obtain the customer’s consent to collect his/her personal data, and shall not use such personal data beyond the scope authorized by the customer or disclose it to third parties. In addition, the customer, as the data subject, is entitled to request Gogoro’s Taiwan subsidiaries, as the holders of personal data, to delete or provide a copy of his/her personal data. In the event of violation of restrictions or requirements under Taiwan Personal Data Protection Act, Gogoro’s Taiwan subsidiaries may be subject to a fine ranging from NTD 20,000 to 500,000 depending on the violating scenario and be liable for the damages caused to Gogoro’s customers.

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Taiwan laws, regulations and policies may materially and adversely affect Gogoro’s daily operations.

In accordance with the relevant Taiwan laws and regulations, Gogoro’s Taiwan subsidiaries are required to maintain various approvals, licenses, permits and filings to operate Gogoro’s business, including but not limited to business registration, factory registration, tax registration and those with respect to environment protection and fire safety inspection. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, the applicable laws and regulations. If Gogoro’s Taiwan subsidiaries are unable to obtain any of such licenses and permits or extend or renew any of its Taiwan subsidiaries’ current licenses or permits upon their expirations, or if Gogoro’s Taiwan subsidiaries are required to incur significant additional costs to obtain or renew these licenses, permits and approvals, Gogoro’s daily operations could be materially and adversely affected.

Gogoro faces economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and mainland China that could negatively affect Gogoro’s business and hence the value of your investment.

Currently, Gogoro’s major operation and market are located in Taiwan. Accordingly, Gogoro’s business, financial condition and results of operations and the market price of its shares may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, the unique political status of Taiwan and its internal political movement cause sustained tension between mainland China and Taiwan. Past developments related to the interactions between mainland China and Taiwan, especially in relation to trade activities such as bans on exports of goods from time to time, have on occasions depressed the transactions and business operations of certain Taiwanese companies and overall economic environment. Gogoro cannot predict whether there will be escalation of the tensions between mainland China and Taiwan which would lead to new bans or tariffs on exports or even conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on Gogoro’s current or future business and financial conditions and results of operations.

Gogoro’s Taiwan subsidiaries are subject to restrictions on paying dividend or making other payments to Gogoro, which may restrict Gogoro’s ability to satisfy its liquidity requirements.

As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, Gogoro may need dividends and other distributions on equity from Gogoro’s Taiwan subsidiaries to satisfy its liquidity requirements. Current Taiwan regulations permit Gogoro’s Taiwan subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits each year. These reserves are not distributable as cash dividends. Furthermore, if Gogoro’s Taiwan subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to Gogoro. Any limitation on the ability of Gogoro’s Taiwan subsidiaries to distribute dividends or to make payments to Gogoro may restrict Gogoro’s ability to satisfy its liquidity requirements. In addition, the dividend payments by Gogoro’s Taiwan subsidiaries to Gogoro shall be subject to the withholding tax of 21% since January 1, 2018.

Gogoro’s Taiwan subsidiaries are subject to foreign exchange control imposed by Taiwan authorities, which may affect the paying dividends, repatriating the interest or making other payments to Gogoro.

Currently Taiwan regulates only those foreign exchange transactions that involve the conversion of the New Taiwan Dollar into foreign currencies. Pursuant to the relevant provisions of Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more shall be declared to the Central Bank of Taiwan. Further, for a remittance by a company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the approval of the Central Bank of Taiwan: (i) a single remittance of an amount over USD 1 million; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded USD 50 million. Nevertheless, Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by Gogoro’s Taiwan subsidiaries and branches to Gogoro involves the currency conversion from New Taiwan Dollar to US Dollar, such conversion would be subject to the foregoing foreign exchange control imposed by Taiwan authority.

Gogoro’s Taiwan subsidiaries are subject to Taiwan regulations on investment or technical cooperation in the mainland China, which may affect their expansion to the mainland China market.

Gogoro’s Taiwan subsidiaries currently focus on the Taiwan market and may consider expanding their businesses to the mainland Chinese market in the near future. Pursuant to the Taiwan Permission Regulations for Investment or Technical Cooperation in the PRC and the Review Principles for Investments or Technical Cooperation in mainland China (“Permission Regulations”), an investment or technical cooperation made by a Taiwanese investor in mainland China is subject to the restrictions thereunder and requires the approval by the competent Taiwan authority, the Investment Commission, the Ministry of the Economic Affairs (“Taiwan Investment Commission”). The restrictions under the Permission Regulations include a negative list in which investment or technical cooperation is prohibited as well as the maximum investment amount. Currently, electric scooter or battery swap service is on such negative list. However, Gogoro cannot preclude the possibility that the negative list will be amended to restrict Taiwanese investor’s engagement of electric scooter or battery swap service in mainland China. As to the maximum investment amount, the aggregate investment amount in mainland China by any of Gogoro’s Taiwan subsidiaries shall not exceed NTD 80 million or 60% of the higher of such subsidiary’s stand-along net worth or consolidated net worth, whichever is higher; provided, however, that if Gogoro is qualified as the multi-national company defined by the Taiwan Investment Commission, which requires a global revenue of USD 100 million of the year preceding to the application with the Taiwan Investment Commission, having subsidiaries or branches in at least two countries which are controlled and managed by the parent company and engaging in cross-border operations, then there is no restriction on the amount of investment. As a result, Gogoro needs to obtain approval from Taiwan Investment Commission to make investments in mainland China or to grant licenses to mainland Chinese entities. The Taiwan Investment Commission may at its discretion reject Gogoro’s application. If the Taiwan Investment Commission prevents Gogoro’s Taiwan subsidiaries from making investment in mainland China or granting licenses to mainland Chinese entities, Gogoro may not be able to expand Gogoro’s business in the PRC.

Taiwanese investors holding more than 10% of Gogoro Ordinary Shares will be subject to Taiwan regulations on investment or technical cooperation in mainland China for its investment or technical cooperation in mainland China.

Under the Permission Regulations, for an investment made by a Taiwanese individual or entity (“Taiwanese Investor”) in a “third region” company which conducts the investments or technical cooperation in mainland China defined therein and such Taiwanese Investor (i) acts as director, supervisor, manager or equivalent position or (ii) has a shareholding or capital contribution of 10% or more in such third region company, the investment in such a third region company would also be deemed a defined investment in mainland China and therefore be subject to the Permission Regulations.

Therefore, for Gogoro’s future investment or technical cooperation in mainland China, Gogoro’s Taiwanese shareholders holding 10% or more of Gogoro Ordinary Shares will need to apply for the foreign investment approval with the competent Taiwan authority, the Taiwan Investment Commission in accordance with the Permission Regulations. There are restrictions on the investment or technical cooperation with mainland China, including, without limitation, the annual investment amount in mainland China shall be capped at USD 5 million per year for Taiwan individuals or NTD 80 million or 60% of the higher of its stand-along net worth or consolidated net worth for a Taiwan small-medium enterprise. Your indirect investment in the PRC via Gogoro under the Permission Regulations will be calculated on the portion of your shareholding in Gogoro. If your aggregate investments in the PRC exceed the annual ceiling amount, the Taiwan Investment Commission will reject your application for the exceeding investment in the PRC. If the Taiwanese Investor fails to obtain applicable approvals from the Taiwan Investment Commission in respect of its investment in mainland China, an administrative fine ranging NTD 50 thousand to 25 million or imprisonment may be imposed.

Risks Related to Conducting Operations in the PRC

A downturn in mainland China or global economy, and economic and political policies of the PRC could materially and adversely affect Gogoro’s sales in mainland China.

Gogoro currently sells its products in the PRC and it could in the future conduct operations through its subsidiaries in the PRC. Accordingly, Gogoro’s business, prospects, financial condition and results of operations may be influenced by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on Gogoro.

Economic conditions in mainland China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on Gogoro’s business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect Gogoro’s ability to access the capital markets to meet liquidity needs.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon its ability to operate profitably in the PRC.

Gogoro’s operations in mainland China are limited to the following:

(i)	Gogoro has a Taiwanese subsidiary which sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd., which is incorporated in Singapore, entered into the Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and Gogoro will receive a licensing fee for use of Gogoro’s SaaS platform;

(iii)

Gogoro’s Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which Gogoro’s Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SAAS platform from the joint venture mentioned in (ii) above.

In addition, Gogoro currently has two subsidiaries in the PRC that are inactive. Gogoro could in the future conduct operations through its PRC subsidiaries. Accordingly, economic, political and legal developments in the PRC will affect its business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Gogoro’s ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect Gogoro’s ability to operate business in mainland China.

The Chinese government may intervene in or influence Gogoro’s operations in the PRC at any time, which could result in a material change in its PRC operations and adversely impact the value of Gogoro’s ordinary shares.

The Chinese government has significant oversight and discretion over the conduct of Gogoro’s business and may intervene or influence operations of Gogoro in the PRC as the government deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries such as the education and Internet industries, and Gogoro cannot rule out the possibility that it will in the future release regulations or policies regarding Gogoro’s industry that could require Gogoro to seek permission from Chinese authorities to commence to operate its business, which may adversely affect its business, financial condition and results of operations. Furthermore, recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in mainland China that are to be conducted in foreign markets, as well as foreign investment in PRC-based issuers. There is no guarantee that Gogoro will not be subject to such direct influence or intervention in the future due to changes in laws or other unforeseeable reasons. There is always a risk that the Chinese government may, in the future, seek to affect operations of any company with any level of operations in mainland China. Any such action, once taken by the Chinese government, could cause the value of Gogoro’s ordinary shares to significantly decline or become worthless. In addition, if Gogoro were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in Gogoro’s operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Compliance with the PRC’s new Data Security Law, Measures, Draft Regulations on Network Data Security (draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Gogoro’s business in the PRC.

The PRC has implemented or will implement rules and is considering a number of additional proposals relating to data protection. The PRC’s new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in mainland China from transferring data stored in mainland China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, the PRC’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that the PRC adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the CAC has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Cybersecurity Review Measures, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On November 14, 2021, the CAC released the Draft Regulations for public consultation, pursuant to which, any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. On December 28, 2021, the CAC published the Measures, expanding the cybersecurity review to network platform operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on the ePTW industry generally and Gogoro in particular. The PRC’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations.

The National People’s Congress released the Personal Information Protection Law, which has become effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in mainland China, and the processing of personal information of persons in mainland China outside of mainland China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in mainland China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by Chinese cyberspace regulators are also required to store in mainland China personal information generated or collected in mainland China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information.

Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to Gogoro of providing Gogoro’s service offerings, require significant changes to Gogoro’s operations or even prevent Gogoro from providing certain service offerings in jurisdictions in which Gogoro currently operates or in which Gogoro may operate in the future. Despite Gogoro’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that Gogoro’s practices, offerings or platform could fail to meet all of the requirements imposed on Gogoro by the Cyber Security Law, the Data Security Law and/or related implementing regulations. Any failure on Gogoro’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage Gogoro’s reputation, discourage new and existing counterparties from contracting with Gogoro or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect Gogoro’s business, financial condition and results of operations. Further, if, for example, the enacted version of the draft measures mandates clearance of cybersecurity review and other specific actions to be completed by Gogoro, Gogoro may face uncertainties as to whether such clearance can be timely obtained, or at all, and incur additional time delays to complete any such acquisition. Cybersecurity review could also result in negative publicity with respect to the Business Combination and diversion of Gogoro’s managerial and financial resources. Gogoro may also be prevented from pursuing certain investment opportunities if the PRC government considers that the potential investments will result in a significant national security issue.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and Gogoro.

Gogoro’s operations are subject to various PRC laws and regulations generally applicable to companies in the PRC. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in mainland China. However, the PRC has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, Gogoro may not be aware of its violation of these policies and rules until sometime after the violation. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of resources and management attention.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. For example, although Gogoro will not be required to obtain from Chinese authorities any permissions to operate (other than a business license required by SAMR, which has been obtained by each of Gogoro’s PRC subsidiaries) and issue its securities to foreign investors and it has not been informed by the CSRC, the CAC or any other entities that it is required to approve its operations, there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies and how those laws and regulations will be interpreted or implemented, there can be no assurance that Gogoro will not be subject to such requirements, approvals or permissions in the future.

From time to time, Gogoro may have to resort to administrative and court proceedings to enforce its legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection afforded to Gogoro than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, Gogoro may not be aware if it violates these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of Gogoro’s contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in the PRC could materially and adversely affect Gogoro’s business and impede its ability to continue its operation in the PRC.

In addition, if certain PRC laws and regulations were to become applicable to Gogoro in the future, the application of such laws and regulations may have a material adverse impact on its business, financial condition and results of operations, any of which may cause the value of Gogoro’s securities to significantly decline or become worthless. In addition, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to Gogoro’s business, it may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect Gogoro’s business and its results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective on January 1, 2008 and was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Provident Funds, companies operating in the PRC are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing provident fund plans, and the employers must pay all or a portion of the social insurance premiums and housing provident funds for their employees.

As the interpretation and implementation of these laws and regulations are still evolving, Gogoro’s employment practices may not at all times be deemed in compliance with the new laws and regulations. If Gogoro incurs significant liabilities in connection with labor disputes or investigations, its businesses and results of operations may be adversely affected.

Changes in the PRC’s economic, political or social conditions or government policies could have a material adverse effect on Gogoro’s PRC businesses and operations.

The PRC’s economy differs from the economies of the PRC’s counterpart countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC’s economy has experienced significant growth over the past decades, such growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. In addition, in the past, the PRC government has implemented certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a low demand for Gogoro’s products and services.

Gogoro’s PRC subsidiaries are subject to restrictions on paying dividends or making other payments to Gogoro, which may restrict Gogoro’s ability to satisfy its liquidity requirements in the future.

Although currently Gogoro’s PRC subsidiaries are inactive, in the future, Gogoro may need dividends and other distributions on equity from its PRC subsidiaries to satisfy its liquidity requirements. Current PRC regulations permit Gogoro’s foreign invested companies to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, such companies are required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Each of Gogoro’s PRC subsidiaries may also, at the respective subsidiary’s discretion, allocate a portion of its after-tax profits based on its articles of association and PRC accounting standards to certain reserve funds. These reserves are not distributable as cash dividends. Furthermore, if Gogoro’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to Gogoro. Any limitation on the ability of Gogoro’s PRC subsidiaries to distribute dividends or to make payments to Gogoro may restrict Gogoro’s ability to satisfy its future liquidity requirements.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent Gogoro from using the proceeds of PIPE Investment to make loans to or make additional capital contributions to its PRC subsidiaries.

Gogoro is an exempted company incorporated in the Cayman Islands structured as a holding company, planning to conduct its partial operations in the PRC in collaboration with local OEM partners. As permitted under PRC laws and regulations, in utilizing the proceeds of Gogoro’s PIPE Investment, Gogoro may make loans to its PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or Gogoro may make additional capital contributions to its PRC subsidiaries or equity investments. Furthermore, loans by Gogoro to its PRC subsidiaries or its equity investments to finance its activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to Gogoro’s PRC subsidiaries or its equity investments are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in the PRC.

The State Administration of Foreign Exchange (“SAFE”) promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the Renminbi (“RMB”) capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit Gogoro’s ability to transfer any foreign currency it holds, including the net proceeds from Gogoro’s PIPE Investment, to its PRC subsidiaries, which may adversely affect Gogoro’s liquidity and its ability to fund and expand its business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, Gogoro cannot assure you that it will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by Gogoro to its PRC subsidiaries. If Gogoro fails to complete such registrations or obtain such approvals, Gogoro’s ability to use the proceeds from the Business Combination and PIPE Investment and to capitalize or otherwise fund its PRC operations may be negatively affected, which could materially and adversely affect Gogoro’s liquidity and its ability to fund and expand its business.

Certain PRC regulations may make it more difficult for Gogoro to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce of the PRC, or the MOFCOM, be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Anti-Monopoly Bureau of State Administration for Market Regulation, or the Anti-Monopoly Bureau, before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. Gogoro may pursue potential strategic acquisitions that are complementary to its business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or the Anti-Monopoly Bureau or its local counterparts, may delay or inhibit Gogoro’s ability to complete such transactions, which could affect Gogoro’s ability to expand its business or maintain its market share.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions Gogoro may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the PRC’s State Administration of Taxation (“SAT”) on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent PRC tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Enterprise Income Tax Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Enterprise Income Tax Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

During the effective period of SAT Circular 698 and by the application of SAT Bulletin 7 and SAT Bulletin 37, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that Gogoro or its non-PRC resident investors may at some point be at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that Gogoro or its non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on Gogoro’s financial condition and results of operations or such non-PRC resident investors’ investment in Gogoro.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within the PRC.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in the PRC. For example, in the PRC, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside the PRC or otherwise with respect to foreign entities. Although the authorities in the PRC may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, or Article 177, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC, and that PRC entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within the PRC may further increase difficulties faced by you in protecting your interests.

Regulation and censorship of information disseminated over the Internet in the PRC may adversely affect Gogoro’s business, and Gogoro may be liable for content that is displayed on its website.

The PRC has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of Gogoro’s Internet information is deemed by the PRC government to violate any content restrictions, Gogoro would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect Gogoro’s PRC businesses, financial condition and results of operations. Gogoro may also be subject to potential liability for any unlawful actions of its customers or users of its website or for content Gogoro distributes that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to Gogoro, and if Gogoro is found to be liable, it may be prevented from operating its website in the PRC.

Additional factors outside of Gogoro’s control related to doing business in the PRC could negatively affect Gogoro’s business.

Additional factors that could negatively affect Gogoro’s business include a potential significant revaluation of the RMB, which may result in an increase in the cost of operating in the PRC. Natural disasters or health pandemics impacting the PRC can also have a significant negative impact on Gogoro’s PRC businesses. Further, the imposition of trade sanctions or other regulations against products imported by Gogoro from, exported by Gogoro into, or the loss of “normal trade relations” status with the PRC could significantly increase Gogoro’s cost of products exported outside of or imported into the PRC and harm Gogoro’s business.

Risks Related to Ownership of the Gogoro Ordinary Shares

The price of the Gogoro Ordinary Shares may be volatile, and the value of the Gogoro Ordinary Shares may decline.

Gogoro cannot predict the prices at which the Gogoro Ordinary Shares will trade. The price of the Gogoro Ordinary Shares may not bear any relationship to the market price at which the Gogoro Ordinary Shares will trade after the Business Combination or to any other established criteria of the value of Gogoro’s business and prospects, and the market price of the Gogoro Ordinary Shares following the Business Combination may fluctuate substantially. In addition, the trading price of the Gogoro Ordinary Shares following the Business Combination is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond Gogoro’s control. These fluctuations could cause you to lose all or part of your investment in the Gogoro Ordinary Shares as you might be unable to sell your shares at or above the price you paid in the Business Combination. Factors that could cause fluctuations in the trading price of the Gogoro Ordinary Shares include the following:

•	actual or anticipated fluctuations in Gogoro’s financial condition or results of operations;

•	variance in Gogoro’s financial performance from expectations of securities analysts;

•	changes in the pricing of Gogoro’s solutions;

•	changes in Gogoro’s projected operating and financial results;

•	changes in laws or regulations applicable to Gogoro’s platform;

•	announcements by Gogoro or its competitors of significant business developments, acquisitions, strategic partnerships or new offerings;

•	sales of the Gogoro Ordinary Shares by Gogoro or its shareholders;

•	significant data breaches, disruptions to or other incidents involving Gogoro’s platform;

•	Gogoro’s involvement in litigation;

•	conditions or developments affecting the EV and eTWs industries;

•	future sales of the Gogoro Ordinary Shares by Gogoro or its shareholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of the Gogoro Ordinary Shares;

•	changes in the anticipated future size and growth rate of Gogoro’s markets;

•	publication of research reports or news stories about Gogoro, its competitors or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	general economic and market conditions; and

•	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of the Gogoro Ordinary Shares. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. Gogoro may be the target of this type of litigation in the future, which could result in substantial expenses and divert Gogoro’s management’s attention.

A market for Gogoro’s securities may not develop or be sustained, which would adversely affect the liquidity and price of Poema Global’s securities.

Following the Business Combination, the price of Gogoro’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Gogoro’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Gogoro’s securities after the Business Combination can vary due to general economic conditions and forecasts, Poema Global’s general business condition and the release of Poema Global’s financial reports. Additionally, if Gogoro’s securities become delisted from the Nasdaq Global Select Market and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on the Nasdaq Global Select Market and are quoted on the OTC Bulletin Board, the liquidity and price of Gogoro’s securities may be more limited than if Gogoro were quoted or listed on Nasdaq, NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Provisions in the Amended Gogoro Articles could discourage, delay or prevent a change of control of Gogoro and may affect the trading price of the Gogoro Ordinary Shares.

Some provisions of the Amended Gogoro Articles may discourage, delay or prevent a change in control of Gogoro or management that shareholders may consider favorable. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Gogoro to first negotiate with the Gogoro Board. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Gogoro Ordinary Shares and/or Gogoro Preference Shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Gogoro. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

•	The Amended Gogoro Articles only permit Gogoro’s shareholders together holding at least 25% of Gogoro’s paid-up voting share capital to requisition a general meeting.

•

The Amended Gogoro Articles require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding ordinary shares as being entitled to do so to pass any special resolution, which special resolution is required to, among others, amend the memorandum and articles of association or approve a merger.

•

Under the Amended Gogoro Articles, the Gogoro Board may comprise up to seven directors (or such greater number as may be approved by special resolution upon an amendment and/or restatement of the Amended Gogoro Articles). The directors shall be appointed and removed by special resolution of the shareholders.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by Gogoro’s management or the Gogoro Board. Shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to shareholders. These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control or change Gogoro’s management and the Gogoro Board and, as a result, may adversely affect the market price of the Gogoro Ordinary Shares and/or Gogoro Preference Shares and your ability to realize any potential change of control premium. See “Description of Gogoro’s Share Capital and Articles of Association—Anti-Takeover Provisions in the Amended Gogoro Articles.”

The Amended Gogoro Articles will provide that the courts of the Cayman Islands will be the exclusive forums for certain disputes between Gogoro and its shareholders, which could limit Gogoro’s shareholders’ ability to obtain a favorable judicial forum for complaints against Gogoro or its directors, officers or employees.

The Amended Gogoro Articles will provide that unless Gogoro consents in writing to the selection of an alternative forum: (i) to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than Gogoro; and (ii) the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with Amended Gogoro Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to Gogoro, the courts of the Cayman Islands shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Gogoro, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Gogoro to Gogoro or Gogoro’s shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act (as amended) of the Cayman Island or the Amended Gogoro Articles including but not limited to any purchase or acquisition of Gogoro’s shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against Gogoro concerning its internal affairs. The foregoing provisions of sub-paragraph (ii) above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

This choice-of-forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Gogoro or its directors, officers or other employees, which may discourage lawsuits against Gogoro and its directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of Gogoro’s shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Amended Gogoro Articles to be inapplicable or unenforceable in an action, Gogoro may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on Gogoro’s business and financial performance.

The warrant agreement relating to the Gogoro Warrants will provide that Gogoro agrees that any action, proceeding or claim against Gogoro arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that it irrevocably submits to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit the ability of holders of the Gogoro Warrants to obtain what they believe to be a favorable judicial forum for disputes related to such agreement.

In connection with the Business Combination, Gogoro will enter into an Assignment and Assumption Agreement pursuant to which Poema Global will assign to Gogoro all of its rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated January 5, 2021, by and between Poema Global and Continental. The Assignment and Assumption Agreement will provide that any action, proceeding or claim against Gogoro arising out of or relating in any way to such agreement, except for claims for which the federal courts have exclusive jurisdiction, such as suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim.

The exclusive forum provision in the Assignment and Assumption Agreement may limit the ability of holders of the Gogoro Warrants to bring a claim in a judicial forum that it finds favorable for disputes related to the Assignment and Assumption Agreement, which may discourage such lawsuits against Gogoro and its directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Gogoro may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

If Gogoro does not meet the expectations of equity research analysts, if they do not publish research or reports about Gogoro’s business or if they issue unfavorable commentary or downgrade the Gogoro Ordinary Shares, the price of the Gogoro Ordinary Shares could decline.

The trading market for the Gogoro Ordinary Shares will rely in part on the research and reports that equity research analysts publish about Gogoro and its business. The analysts’ estimates are based upon their own opinions and are often different from Gogoro’s estimates or expectations. If Gogoro’s results of operations are below the estimates or expectations of public market analysts and investors, the price of the Gogoro Ordinary Shares could decline. Moreover, the price of the Gogoro Ordinary Shares could decline if one or more securities analysts downgrade the Gogoro Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about Gogoro or its business.

Gogoro’s issuance of additional share capital in connection with financings, acquisitions, investments, Gogoro’s equity incentive plans or otherwise will dilute all other shareholders.

Gogoro expects to issue additional share capital in the future that will result in dilution to all other shareholders. Gogoro expects to grant equity awards to employees and directors under its equity incentive plans. Gogoro may also raise capital through equity financings in the future. As part of Gogoro’s business strategy, Gogoro may acquire, make investments in or engage in strategic partnerships with companies, solutions or technologies and issue equity securities to pay for any such acquisition, investment or partnership. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Gogoro Ordinary Shares to decline.

Gogoro does not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of the Gogoro Ordinary Shares.

Gogoro does not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of the Board. Accordingly, you may need to rely on sales of the Gogoro Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Gogoro will be an emerging growth company and may take advantage of certain reduced reporting requirements.

Gogoro will be an “emerging growth company,” as defined in the JOBS Act, and Gogoro may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as Gogoro is an emerging growth company. As a result, if Gogoro elects not to comply with such auditor attestation requirements, Gogoro’s investors may not have access to certain information they may deem important. However, the extended transition period under the JOBS Act for complying with new or revised accounting standards is not applicable to the Company since it reports under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board.

Gogoro will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Gogoro will be exempt from certain provisions applicable to U.S. domestic public companies.

Because Gogoro will qualify as a foreign private issuer under the Exchange Act, Gogoro will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current re-ports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Gogoro will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Gogoro intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Gogoro will be required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Gogoro may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Gogoro will be a foreign private issuer, and therefore, Gogoro will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Gogoro on June 30, 2022. In the future, Gogoro would lose our foreign private issuer status if (1) more than 50% of Gogoro’s outstanding voting securities are owned by U.S. residents and (2) a majority of Gogoro’s directors or executive officers are U.S. citizens or residents, or Gogoro fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Gogoro loses its foreign private issuer status, Gogoro will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Gogoro will also have to mandatorily comply with U.S. federal proxy requirements, and Gogoro’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Gogoro will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Gogoro will incur significant additional legal, accounting and other expenses that Gogoro will not incur as a foreign private issuer.

As an exempted company incorporated in the Cayman Islands, Gogoro is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance requirements; these practices may afford less protection to shareholders. If Gogoro opts to rely on such exemptions in the future, such decision might afford less protection to holders of Gogoro’s ordinary shares.

As a Cayman Islands exempted company that will be listed on the Nasdaq Global Select Market, Gogoro will be subject to the Nasdaq listing standards. Section 5605(b)(1), Section 5605(c)(2) and Section 5635(c) of the

Nasdaq Listing Rules require listed companies to have, among other things, a majority of its board members to be independent, an audit committee of at least three members and shareholders’ approval on adoption of equity incentive awards plans. However, the Nasdaq rules permit a foreign private issuer like Gogoro to follow the corporate governance practices of its home country. The corporate governance practice in Gogoro’s home country, the Cayman Islands, does not require a majority of Gogoro’s board of directors to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of Gogoro’s board of directors would not consist of independent directors if Gogoro relied on the foreign private issuer exemption, fewer board members would be exercising independent judgment and the level of board oversight on the management of Gogoro might decrease as a result. In addition, Gogoro could opt to follow Cayman Islands law instead of the Nasdaq requirements that mandate that Gogoro obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. While Gogoro does not currently intend to follow home country practice in lieu of the above requirements, Gogoro could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution.

As a result of being a public company, Gogoro will be obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in Gogoro and, as a result, the value of the Gogoro Ordinary Shares.

Gogoro will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting as of the end of the fiscal year that coincides with the filing of Gogoro’s second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by Gogoro’s management in its internal control over financial reporting. In addition, Gogoro’s independent registered public accounting firm will be required to attest to the effectiveness of its internal control over financial reporting in Gogoro’s first annual report required to be filed with the SEC following the date Gogoro is no longer an “emerging growth company.”

Gogoro’s current controls and any new controls that it develops may become inadequate because of changes in conditions in Gogoro’s business. In addition, changes in accounting principles or interpretations could also challenge Gogoro’s internal controls and require that Gogoro establishes new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that Gogoro expects or do not operate as intended, it could materially and adversely affect Gogoro’s financial reporting systems and processes, Gogoro’s ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, Gogoro’s business may be harmed if Gogoro experiences problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post- implementation issues that may arise.

During the evaluation and testing process of Gogoro’s internal controls, if Gogoro identifies one or more material weaknesses in its internal control over financial reporting, Gogoro will be unable to certify that its internal control over financial reporting is effective. Gogoro cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit Gogoro’s ability to accurately report its financial condition or results of operations. If Gogoro is unable to conclude that its internal control over financial reporting is effective, or if Gogoro’s independent registered public accounting firm determines Gogoro has a material weakness or significant deficiency in its internal control over financial reporting, Gogoro could lose investor confidence in the accuracy and completeness of its financial reports, the market price of the Gogoro Ordinary Shares could decline, and Gogoro could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in Gogoro’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict Gogoro’s future access to the capital markets.

The growth and expansion of Gogoro’s business places a continuous, significant strain on its operational and financial resources. Further growth of Gogoro’s operations to support its customer base, its platform, solutions and its internal controls and procedures may not be adequate to support Gogoro’s operations. As Gogoro continues to grow, Gogoro may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of Gogoro’s business places a continuous, significant strain on Gogoro’s operational and financial resources. Further growth of Gogoro’s operations to support its customer base, its information technology systems and its internal controls and procedures may not be adequate to support Gogoro’s operations. As Gogoro continues to grow, it may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Gogoro’s failure to improve its systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of Gogoro’s systems and processes could undermine Gogoro’s ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of its internal control over financial reporting. In addition, Gogoro’s systems and processes may not prevent or detect all errors, omissions or fraud.

As a result of Gogoro’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, Gogoro’s tax rate may fluctuate, its tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or Gogoro may be subject to future changes in tax law, the impacts of which could adversely affect Gogoro’s after-tax profitability and financial results.

Because Gogoro does not have a long history of operating at its present scale and has significant expansion plans, Gogoro’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by Gogoro’s operating results before taxes, changes in the composition of operating income and earnings in countries or jurisdictions with differing tax rates, including as Gogoro expands into additional jurisdictions, changes in deferred tax assets and liabilities, changes in accounting and tax standards or practices, changes in tax laws, changes in the tax treatment of share-based compensation, and Gogoro’s ability to structure its operations in an efficient and competitive manner.

Due to the complexity of multinational tax obligations and filings, Gogoro may have a heightened risk related to audits, examinations or administrative appeals by taxing authorities. Outcomes from current and future tax audits, examinations or administrative appeals could have an adverse effect on Gogoro’s after-tax profitability and financial condition. Additionally, several tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Gogoro’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Gogoro does not prevail in any such disagreements, its profitability may be affected.

Gogoro’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it. Additionally, many countries and organizations, such as the Organization for Economic Cooperation and Development, are also actively considering changes to existing tax laws or have proposed or enacted new laws that could increase Gogoro’s tax obligations in countries where it does business or cause Gogoro to change the way it operates its business. These recent changes and proposals could negatively impact Gogoro’s taxation, especially as Gogoro expands its relationships and operations internationally.

If a U.S. Holder is treated as owning at least 10% by vote or value of Gogoro’s shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person (as defined in Section 7701(a)(30) of the Code) is treated as owning (directly, indirectly, or constructively) at least 10% of the total combined voting power of all classes of Gogoro’s shares entitled to vote or at least 10% of the total value of shares of all classes of Gogoro’s shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” (“CFCs”) in Gogoro’s group (if any), which may subject such person to adverse U.S. federal income tax consequences. Specifically, a United States shareholder of a CFC may be required to annually report and include in its U.S. taxable income its pro rata share of such CFC’s “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property, whether or not Gogoro makes any distributions of profits or income of such CFC to such United States shareholder. If a U.S. Holder is treated as a United States shareholder of a CFC, failure to comply with applicable reporting obligations may subject such holder to significant monetary penalties and may extend the statute of limitations with respect to such holder’s U.S. federal income tax return for the year for which reporting was due. Additionally a United States shareholder of a CFC that is an individual would generally be denied certain tax deductions or foreign tax credits in respect of its income that may otherwise be allowable to a United States shareholder that is a U.S. corporation.

Gogoro cannot provide any assurances that it will assist holders of its shares in determining whether Gogoro or any of its non-U.S. subsidiaries are treated as CFCs or whether any holder of the Gogoro Ordinary Shares is treated as a United States shareholder with respect to any such CFC, nor does Gogoro expect to furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The U.S. Internal Revenue Service has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in the Gogoro Ordinary Shares.

Gogoro may become a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Gogoro Ordinary Shares.

Based on the fiscal year 2020 composition of the income, assets and operations of Gogoro and its subsidiaries, Gogoro does not expect to be a PFIC in the taxable year that includes the Business Combination, although there can be no assurance in this regard. The determination of whether or not Gogoro is a PFIC is made on an annual basis and will depend on the composition of Gogoro and its subsidiaries’ income and assets, and the market value of Gogoro and its subsidiaries’ assets, from time to time. Specifically, for any taxable year a non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either: (1) 75% or more of its gross income in that taxable year is passive income, or (2) 50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The calculation of the value of Gogoro and its subsidiaries’ assets will be based, in part, on the quarterly market value of Gogoro Ordinary Shares, which is subject to change.

The determination of whether Gogoro or its subsidiaries will be or become a PFIC may also depend, in part, on how, and how quickly, it uses liquid assets and the cash acquired from Poema Global in the Business Combination and the PIPE Investment or otherwise. If Gogoro were to retain significant amounts of liquid assets, including cash, the risk of Gogoro being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that Gogoro will not be a PFIC for the taxable year that includes the Business Combination or any future taxable year, and no opinion of counsel has or will be provided regarding the classification of Gogoro as a PFIC. If Gogoro were classified as a PFIC for any year during which a U.S. Holder held Gogoro Ordinary Shares, it generally would continue to be treated as a PFIC for all succeeding years during which such holder held Gogoro Ordinary Shares.

If Gogoro were to become a PFIC, such characterization could result in adverse U.S. federal income tax consequences to U.S. Holders of Gogoro Ordinary Shares. For example, if Gogoro is a PFIC, U.S. Holders of Gogoro Ordinary Shares may become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. Gogoro cannot assure any investor that Gogoro will not be a PFIC for the taxable year that includes the Business Combination or any future taxable year. U.S. investors should consult their own tax advisors about the circumstances that may cause Gogoro to be classified as a PFIC and the consequences if Gogoro is classified as a PFIC.

General Risk Factors

Gogoro’s operations could be adversely affected by events outside of its control, such as natural disasters, including floods, earthquakes or hurricanes, wars, health epidemics or incidents such as loss of power supply.

The occurrence of a natural disaster such as an earthquake, hurricane, drought, flood, fire, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in Gogoro’s business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm Gogoro’s business, financial condition, and results of operations. The insurance Gogoro maintains against fires, earthquakes, hurricanes and other disasters and damage may not be adequate to cover losses in any particular case.

In addition, loss of power supply can affect throughput and/or user acceptance of EVs and PTWs, as charged batteries at the swapping stations may be unavailable at the desired times, or at all during these events. If these events persist, the demand for EVs and PTWs could decline.

Further, severe natural disasters could affect Gogoro’s data centers in a temporal or longer-term fashion which would adversely affect Gogoro’s ability to operate its network.

Risks Related to the Business Combination

Poema Global may not have sufficient funds to consummate the Business Combination.

As of September 30, 2021, Poema Global had cash of $524,601 held outside of the Trust Account to fund its working capital requirements. If Poema Global is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties, or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Poema Global in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Poema Global upon completion of the Business Combination. If Poema Global is unable to consummate the Business Combination because it does not have sufficient funds available, Poema Global will be forced to cease operations and liquidate the Trust Account. Consequently, Poema Global Public Shareholders may receive less than $10 per share.

If the PIPE Investment is not consummated and Gogoro does not waive the Minimum Available SPAC Cash Amount, the Business Combination may be terminated.

As a condition to closing the Business Combination, the Merger Agreement provides that the sum of (i) the amount of cash available in the Trust Account following the extraordinary general meeting, after deducting the amount required to satisfy Poema Global Public Shareholders’ redemption requests and net of any unpaid or contingent liabilities of Poema Global, (ii) the PIPE Investment actually received by the Company prior to or substantially concurrently with the Closing and (iii) cash proceeds to be funded immediately prior to or concurrently with the Closing to the Company pursuant to certain subscription agreements, each executed by an investor, Poema Global and the Company between the execution of the Merger Agreement and the Closing (“Permitted Equity Financing”) must equal to or exceed $400,000,000. Since the amount in the Trust Account is less than $400,000,000, the funds from the PIPE Investment is required in order to consummate the Business

Combination, unless such condition is waived by Gogoro. While the PIPE Investors have entered into the Subscription Agreements to purchase an aggregate of up to approximately $284,820,000 immediately prior to the Closing, there can be no assurance that such parties to the Subscription Agreements will perform their obligations thereunder. If the minimum cash condition is not met or waived by Gogoro, the Business Combination may be terminated.

Because Gogoro is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Gogoro’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such defendant, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Gogoro intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its Ordinary Shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted due diligence on Gogoro in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If Poema Global’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.

Poema Global shareholders holding Public Shares may demand that Poema Global convert their Public Shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. To demand redemption rights, Poema Global shareholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to Poema Global’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Poema Global Shareholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that Poema Global cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including, among others, the conditions that Poema Global having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) immediately after the First Effective Time, that there be no legal prohibition against consummation of the Business Combination; and that the Gogoro Ordinary Shares be approved for listing on the Nasdaq Global Select Market subject only to official notice of issuance thereof, receipt of shareholder approvals from Poema Global’s and Gogoro’s shareholders, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of Poema Global’s and Gogoro’s representations and warranties made in the Merger Agreement and the consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (or are not waived, to the extent available), either Poema Global or Gogoro may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination.”

The exercise of Poema Global’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Poema Global’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Poema Global to agree to amend the Merger Agreement, to consent to certain actions taken by Gogoro or to waive rights that Poema Global is entitled to under the Merger Agreement. Waivers may arise because of changes in the course of Gogoro’s business, a request by Gogoro to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Gogoro’s business and would entitle Poema Global to terminate the Merger Agreement in accordance with its terms. In any of such circumstances, it would be at Poema Global’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is best for Poema Global and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Poema Global does not believe there will be any changes or waivers that Poema Global’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Poema Global will circulate a new or amended proxy statement/prospectus and resolicit Poema Global’s shareholders if there are changes to the terms of the Business Combination that would have a material impact on its shareholders or that represent a fundamental change in the proposals being voted upon.

Poema Global identified a material weakness in its internal control over financial reporting as of March 31, 2021, June 30, 2021 and September 30, 2021. If Poema Global is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner and may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence and materially and adversely affect its business and operating results.

During the course of preparing the quarterly report on Form 10-Q for the three-month period ended March 31, 2021, Poema Global identified a misstatement in its misapplication of accounting guidance related to its warrants in its previously issued audited balance sheet dated January 8, 2021, filed on Form 8-K on January 14, 2021 (the “Post-IPO Balance Sheet”). On April 12, 2021, the staff of the Securities and Exchange

Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as Liabilities on the SPAC’s balance sheet as opposed to equity. Since their issuance, the Poema Global Warrants have been accounted for as equity within its previously reported balance sheets. After discussion and evaluation, including with its independent registered public accounting firm and audit committee, Poema Global’s management concluded that the Poema Global Warrants should be presented as liabilities with subsequent fair value remeasurement. The Poema Global Warrants were reflected as a component of equity in the Post-IPO Balance Sheet as opposed to liabilities on the balance sheet, based on its application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts In Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with Poema Global’s historical interpretation of the specific provisions within its warrant agreement and its application of ASC 815-40 to the warrant agreement. Based on the reassessment, management determined that the Poema Global Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in its statement of operations each reporting period. Poema Global concluded that the misstatement was not material to the Post-IPO Balance Sheet and the misstatement had no material impact to any prior interim period.

During the course of preparing the quarterly report on Form 10-Q for the three-month period ended September 30, 2021, Poema Global’s management determined that it should revise its classification of Class A ordinary shares subject to redemption issued as part of the units sold in the Poema Global IPO. Upon the IPO, Poema Global classified a portion of the Class A ordinary shares as permanent equity to maintain net tangible assets greater than $5,000,000, on the basis that it will consummate its initial business combination only if it has net tangible assets of at least $5,000,001, and did not consider redeemable shares classified as temporary equity as part of net tangible assets. Poema Global’s management has decided to revise this interpretation to include temporary equity in net tangible assets and correct the error by revising all Class A ordinary shares subject to redemption as temporary equity. This resulted in an adjustment to the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares. In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, Poema Global revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation differs from the previously presented method of earnings per share, which was similar to the two-class method, and contemplates an initial business combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of Poema Global.

Upon further consideration of the material nature of the changes, Poema Global determined the change in classification of the Class A ordinary shares subject to redemption and change to its presentation of earnings per share is material quantitatively and Poema Global should restate its previously issued financial statements. On December 17, 2021, Poema Global’s management and the audit committee of Poema Global’s board of directors concluded that Poema Global’s previously issued (i) audited balance sheet as of January 8, 2021, filed as Exhibit 99.1 to Poema Global’s Current Report on Form 8-K filed with the SEC on January 14, 2021, (ii) unaudited interim condensed financial statements included in Poema Global’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 2, 2021, (iii) unaudited interim condensed financial statements included in Poema Global’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021, and (iv) unaudited interim condensed financial statements included in Poema Global’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 17, 2021 (collectively, the “Affected Periods”), should no longer be relied upon and that it is appropriate to restate Poema Global’s financial statements for the Affected Periods. Poema Global believes that none of the above changes will have any impact on its cash position and cash held in the trust account established in connection with the IPO.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, Poema Global’s management carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures and concluded that its disclosure controls and procedures were not effective as of March 31, 2021, June 30, 2021 and September 30, 2021 due to failures to correctly apply the nuances of the complex accounting standards, which resulted in a material weakness in its internal control over financial reporting. Poema Global’s management has implemented remediation steps to address the material weakness and to improve its internal control over financial reporting. Specifically, Poema Global has enhanced its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to its financial statements to address the material weakness. Its updated processes include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The elements of Poema Global’s remediation plan can only be accomplished over time, and there is no assurance that these initiatives will ultimately have the intended effects.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by Poema Global in its Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to its management, including its principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Effective internal controls are necessary for Poema Global to provide reliable financial reports and prevent fraud, and any material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such a case, Poema Global may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting, its securities price may decline and Poema Global may face litigation as a result.

Because Poema Global and Gogoro are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.

Both Poema Global and Gogoro are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Poema Global’s and/or Gogoro’s directors or officers, or to enforce judgments obtained in the United States courts against Poema Global’s and/or Gogoro’s directors or officers.

The corporate affairs of both Poema Global and Gogoro are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Poema Global is also subject to the federal securities laws of the United States. The rights of the Poema Global shareholders to take action against Poema Global’s directors, actions by minority Poema Global shareholders and the fiduciary responsibilities of Poema Global’s directors to Poema Global shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of the Poema Global shareholders and the fiduciary duties of Poema Global’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Poema Global has been advised by Maples and Calder (Hong Kong) LLP, Poema Global’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Poema Global shareholders and shareholders of Gogoro may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

Future resales of the Gogoro Ordinary Shares issued in connection with the Business Combination may cause the market price of the Gogoro Ordinary Shares to drop significantly, even if Gogoro’s business is doing well.

Certain shareholders of Gogoro and the Sponsor have entered into support agreements with Gogoro and Poema Global. Pursuant to such support agreements, such Gogoro shareholders and the Sponsor have agreed that, during the applicable lock-up period, they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any share or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the applicable agreement). See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Sponsor Support Agreement.”

Further, concurrently with the closing of the Transactions under the Merger Agreement, Gogoro, the Sponsor and certain Gogoro shareholders will enter into a registration rights agreement that will provide the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Gogoro after the closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Registration Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that Gogoro files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Gogoro shareholders may sell large amounts of Gogoro Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Gogoro Ordinary Shares or putting significant downward pressure on the price of the Gogoro Ordinary Shares. Further, sales of Gogoro Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Gogoro Ordinary Shares could have a tendency to depress the price of the Gogoro Ordinary Shares, which could increase the potential for short sales.

We cannot predict the size of future issuances of Gogoro Ordinary Shares or the effect, if any, that future issuances and sales of shares of Gogoro Ordinary Shares will have on the market price of the Gogoro Ordinary Shares. Sales of substantial amounts of Gogoro Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Gogoro Ordinary Shares.

Poema Global’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

Poema Global’s board of directors did not obtain a third-party fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Poema Global’s board of directors and management conducted due diligence on Gogoro and researched the industry in which Gogoro operates and concluded that the Business Combination was fair to and in the best interest of Poema Global and its shareholders. Accordingly, investors will be relying solely on the judgment of Poema Global’s board of directors and management in valuing Gogoro’s business, and Poema Global’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Poema Global’s ability to consummate the Business Combination or materially and adversely affect Gogoro’s liquidity following the consummation of the Business Combination.

Poema Global and Gogoro will incur significant transaction and transition costs in connection with the Business Combination.

Poema Global and Gogoro have both incurred and expect to incur significant non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Gogoro may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Gogoro following the Closing.

Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructure its operations and incur impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s share price, which could cause you to lose some or all of your investment.

Although Poema Global has conducted extensive due diligence on Gogoro, Poema Global cannot assure you that this diligence will surface all material issues that may be present in Gogoro’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Gogoro’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Poema Global’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Poema Global’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Gogoro Ordinary Shares to be received by Poema Global’s shareholders as a result of the Business Combination will have different rights from Poema Global Ordinary Shares.

Following completion of the Business Combination, Poema Global’s shareholders will no longer be shareholders of Poema Global but will instead be shareholders of Gogoro. There will be important differences between your current rights as a Poema Global shareholder and your rights as a Gogoro shareholder. See “Comparison of Rights of Gogoro Shareholders and Poema Global Shareholders” for a discussion of the different rights associated with the Gogoro Ordinary Shares.

Poema Global’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Poema Global’s shareholders will own a smaller percentage of the combined company than they currently own in Poema Global. At the Closing, existing Gogoro shareholders, Poema Global Public Shareholders and holders of Poema Global Class B Shares are expected to hold approximately 73.7%, 3.2% and 12.6% of the issued and outstanding Gogoro Ordinary Shares, respectively, under the No Redemption Scenario and approximately 78.7%, 3.4% and 6.8% of the issued and outstanding Gogoro Ordinary Shares, respectively, under the 50% Redemption Scenario. In addition, such ownership and voting interest could be further reduced as a result of issuance of additional Gogoro Ordinary Shares. For example, under the No Redemption Scenario, Poema Global Public Shareholders’ ownership and voting interest in the combined company will be reduced to 12.1% upon the issuance of all the Earnout Shares and 11.5% upon the issuance of Gogoro Ordinary Shares underlying all the issued and outstanding Gogoro Warrants; and under the 50% Redemption Scenario, Poema Global Public Shareholders’ ownership and voting interest in the combined company will be reduced to 6.4% upon the issuance of the Earnout Shares and 6.1% upon the issuance of Gogoro Ordinary Shares underlying all the issued and outstanding Gogoro Warrants. Consequently, Poema Global’s shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Poema Global.

Poema Global Public Shareholders who redeem their Public Shares may continue to hold the Public Warrants, which will result in additional dilution to non-redeeming Poema Global Public Shareholders upon exercise.

Assuming that all the redeeming Poema Global Public Shareholders continue to hold the Public Warrants they own, an aggregate of 17,250,000 Gogoro Warrants would be retained by these shareholders, which would have had an aggregate market value of approximately $23 million based on the closing Poema Warrant price on Nasdaq of $1.329 as of January 7, 2022. The actual market price of the Poema Warrants may be higher or lower on the date that holders seek to sell such Poema Warrants. As a result, the redeeming Poema Global Public Shareholders could recoup their entire investment and continue to hold Gogoro Warrants, while non-redeeming Poema Global Public Shareholders could suffer additional dilution in their percentage ownership and voting interest of the combined company upon exercise of the Gogoro Warrants held by redeeming Poema Global Public Shareholders. Further, while the level of redemptions of Public Shares will not directly change the value of the Poema Warrants because the Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of Poema Warrants who exercises such Poema Warrants will ultimately own a greater interest in Gogoro because there would be fewer shares outstanding overall.

After the completion of the Business Combination, Poema Global’s shareholders will own a smaller percentage of the combined company than they currently own in Poema Global. At the Closing, assuming no holder of Poema Global Ordinary Shares exercises redemption rights as described in this proxy statement/prospectus, existing Gogoro shareholders will hold approximately 74.5% of the issued and outstanding Gogoro Ordinary Shares and current shareholders of Poema Global (including the Sponsor) will hold approximately 16.0% of the issued and outstanding Gogoro Ordinary Shares. Consequently, Poema Global’s shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Poema Global.

Gogoro may issue additional Gogoro Ordinary Shares or other equity securities without seeking approval of the Gogoro shareholders, which would dilute your ownership interests and may depress the market price of the Gogoro Ordinary Shares.

Upon consummation of the Business Combination, Gogoro may choose to seek third-party financing to provide additional working capital for the Gogoro business, in which event Gogoro may issue additional equity securities. Following the consummation of the Business Combination, Gogoro may also issue additional Gogoro Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Gogoro Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	the proportionate ownership interest in Gogoro of the existing shareholders of Gogoro and Poema Global would decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Gogoro ordinary share may be diminished; and

•	the market price of the Gogoro Ordinary Shares may decline.

Poema Global’s current directors’ and executive officers’ affiliates own Poema Global Ordinary Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 8,625,000 Poema Global Class B Shares held by the Sponsor and certain of Poema Global’s directors, which were acquired prior to the Poema Global IPO for an aggregate purchase price of $25,000, and the 9,400,000 Private Warrants held by the Sponsor, which were acquired concurrently with the Poema Global IPO for an aggregate purchase price of $9.4 million, would be worthless because the holders of Poema Global Class B Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Share, and each Poema Global Class A Share, including those issued upon the automatic conversion of Poema Global Class B Shares described above, will convert into one Gogoro Ordinary Share, subject to adjustment described herein, at the closing, and each Poema Global Warrant will be converted into a Gogoro Warrant. Based on the average of the high ($9.92) and low ($9.91) prices for Poema Global Class A Shares on Nasdaq on February 15, 2022, the value of the Poema Global Class B Shares, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment would be $85,516,875, $63,394,031 and $7,436,250, respectively. Based on the average of the high ($1.15) and low ($1.10) prices for the Public Warrants on Nasdaq on February 15, 2022, the value of the Private Warrants would be $10,575,000. Given (i) the differential in the purchase price that the Sponsor and certain of Poema Global’s directors paid for the Poema Global Class B Shares as compared to the price of the Poema Global Class A Shares, (ii) the differential in the purchase price that the Sponsor paid for the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Gogoro Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Poema Global Class B Shares and/or Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Poema Global Public Shareholders have a negative return on their investment.

These financial interests may have influenced the decision of Poema Global’s board of directors to approve the Business Combination and could incentivize Poema Global’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate. In considering the recommendations of Poema Global’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the Poema Global Class B Shares held by the Sponsor, which were acquired prior to and concurrently with the Poema Global IPO for an aggregate purchase price of $25,000, would be worthless because the holders thereof are not entitled to participate in any redemption or liquidating distribution with respect to such Poema Global Class B Shares. The Poema Global Class B Shares will become worthless if Poema Global does not consummate a business combination by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles). On the other hand, if the Business Combination is consummated, each outstanding Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Share, and each Poema Global Class A Share, including those issued upon the automatic conversion of Poema Global Class B Shares described above, will convert into one Gogoro Ordinary Share, subject to adjustment described herein, at the closing. Such shares had an aggregate market value of $85,473,750 based upon the closing price of $9.91 per share on the Nasdaq Capital Market on February 15, 2022.

These financial interests may have influenced the decision of Poema Global’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of Poema Global’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The Sponsor, an affiliate of the current officers and directors of Poema Global, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced Poema Global’s board of directors’ decision to pursue the Business Combination and Poema Global’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by Poema Global on or before January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), the Sponsor, an affiliate of current officers and directors of Poema Global, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Poema Global for services rendered or contracted for or for products sold to Poema Global, but only if such a vendor or target business has not executed a waiver agreement. If Poema Global consummates a business combination, on the other hand, Poema Global or the combined company will be liable for all such claims. Poema Global has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Poema Global.

These obligations of the Sponsor may have influenced Poema Global’s board of directors’ decision to pursue the Business Combination with Gogoro or Poema Global’s board of directors’ decision to approve the Business Combination. In considering the recommendations of Poema Global’s board of directors to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Poema Global’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Poema Global Public Shareholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Poema Global’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Poema Global currently expects that its independent directors would take legal action on Poema Global’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Poema Global’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Poema Global’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Poema Global Public Shareholders may be reduced below $10.00 per share.

Activities taken by existing Poema Global shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Poema Global Ordinary Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Poema Global or its securities, the Sponsor, Poema Global’s officers and directors, Gogoro, the Gogoro officers and directors and/or their respective affiliates may purchase Poema Global Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Poema Global Ordinary Shares or vote their Poema Global Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding Poema Global Ordinary Shares and ensure that Poema Global has in excess of $5,000,001 of net assets to consummate the Business Combination if it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Poema Global Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Poema Global Ordinary Shares at a price lower than market and may therefore be more likely to sell the Poema Global Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.

In addition, if such purchases are made, the public “float” of the Gogoro Ordinary Shares following the Business Combination and the number of beneficial holders of Gogoro ordinary shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Gogoro securities on the Nasdaq Global Select Market or another national securities exchange or reducing the liquidity of the trading market for the Gogoro Ordinary Shares.

The Business Combination may be completed, even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Poema Global or Gogoro may refuse to complete the Business Combination if certain types of changes or conditions that constitute a failure of a representation to be true and correct exert a material adverse effect upon the other party between the signing date of the Merger Agreement and the planned closing.

However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Gogoro or Poema Global, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in IFRS, or the authoritative interpretation of IFRS; or

•	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Merger Agreement.

Furthermore, Poema Global or Gogoro may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of our securities may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Poema Global expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially and adversely affect the benefits that Poema Global expects to achieve from the Business Combination.

Poema Global and Gogoro have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Gogoro’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Gogoro and your investment decision.

Gogoro and Poema Global have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Poema Global and Gogoro, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue, or financial condition of Poema Global following the Business Combination. Certain adjustments and assumptions have been made regarding Poema Global after giving effect to the Business Combination. Gogoro and Poema Global believe these assumptions are reasonable. However, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Poema Global’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Gogoro’s results of operations and financial condition, and the actual financial condition and results of operations of Gogoro following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Transactions or Gogoro’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Gogoro. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Gogoro and Poema Global and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Gogoro’s operations following the Business Combination, or that could lead to such projections and forecasts not being achieved, include, but are not limited to, customer demand for Gogoro’s products, an evolving competitive landscape, margin shifts in the industry, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If Poema Global is unable to complete the Business Combination or another business combination by January 8, 2023 (or such other date as approved by Poema Global shareholders through approval of an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, Poema Global Public Shareholders may only receive $10 per share (or less than such amount in certain circumstances).

If Poema Global is unable to complete the Business Combination or another business combination within the required time period, Poema Global will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Poema Global to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Poema Global Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Poema Global’s remaining shareholders and its board of directors, liquidate and dissolve, subject (in each case) to Poema Global’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, Poema Global Public Shareholders may only receive $10 per share. In certain circumstances, Poema Global Public Shareholders may receive less than $10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over Poema Global in negotiating a business combination, Poema Global’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for Poema Global shareholders.

Any potential target business with which Poema Global enters into negotiations concerning an initial business combination will be aware that, unless Poema Global amends its existing articles to extend its life and amend certain other agreements it has entered into, then Poema Global must complete its initial business combination by January 8, 2023. Consequently, if Poema Global is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Poema Global does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Poema Global gets closer to the timeframe described above. In addition, Poema Global may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Poema Global may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by Poema Global, third parties may bring claims against Poema Global and, as a result, the proceeds held in the Trust Account could be reduced, and the per-share liquidation price received by Poema Global shareholders could be less than $10 per share.

Under the terms of the Poema Global Articles, Poema Global must complete the Business Combination or another business combination by January 8, 2023 (unless such date is extended by Poema Global’s shareholders), or Poema Global must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, third parties may bring claims against Poema Global. Although Poema Global has obtained waiver agreements from certain vendors and service providers that it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Poema Global Public Shareholders. If Poema Global is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Poema Global if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Poema Global’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to Poema Global Public Shareholders and instead will only have liability to Poema Global. Poema Global has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and has not asked the Sponsor to reserve for such eventuality. Therefore, the Sponsor may not be able to satisfy those obligations, and the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.00 estimated to be in the Trust Account as of two business days prior to the extraordinary general meeting date due to such claims.

Additionally, if Poema Global is forced to file a bankruptcy case winding-up petition or an involuntary bankruptcy case winding-up petition is filed against it and is not dismissed, or if Poema Global otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in its bankruptcy estate.

Poema Global’s shareholders may be held liable for claims by third parties against Poema Global to the extent of distributions received by them.

If Poema Global is unable to complete the Business Combination or another business combination within the required time period, Poema Global will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Poema Global to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Poema Global Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Poema Global’s remaining shareholders and its board of directors, liquidate and dissolve, subject (in each case) to Poema Global’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Poema Global cannot assure you that it will properly assess all claims that may be potentially brought against it. As a result, Poema Global’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Poema Global cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Poema Global.

Additionally, if Poema Global is forced to file a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Poema Global’s shareholders. Because Poema Global intends to distribute the proceeds held in the Trust Account to Poema Global Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Poema Global Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Poema Global’s board of directors may be viewed as having breached its fiduciary duties to Poema Global’s creditors and/or as having acted in bad faith, and thereby exposing itself and Poema Global to claims of punitive damages, by paying Poema Global Public Shareholders from the Trust Account prior to addressing the claims of creditors. Poema Global cannot assure you that claims will not be brought against it for these reasons.

Poema Global may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Poema Global’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, Poema Global is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor and certain members of Poema Global’s board of directors have agreed to vote in favor of the Business Combination, regardless of how Poema Global Public Shareholders vote.

The Sponsor and certain members of Poema Global’s board of directors own and are entitled to vote an aggregate of approximately 20.0% on an as-converted basis of the outstanding Poema Global Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Poema Global Class B Shares in accordance with the majority of the votes cast by Poema Global Public Shareholders.

The ongoing COVID-19 pandemic may materially and adversely affect Poema Global’s and Gogoro’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

Poema Global and Gogoro may be unable to complete the Transactions if concerns relating to COVID-19 continue to restrict the movement of people and cause further shutdowns or closures of businesses and other limitations. The extent to which COVID-19 impacts Poema Global’s and Gogoro’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Poema Global’s and Gogoro’s ability to consummate the Transactions may be materially and adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Code, in which case U.S. Holders of Poema Global Ordinary Shares generally would recognize gain or loss for U.S. federal income tax purposes.

The tax treatment of the Business Combination will depend on whether it qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the assumptions, limitations, and qualifications described in “Taxation—Certain Material U.S. Federal Income Tax Considerations,” including that as of immediately following the Closing the Trust Account retains at least 50 percent (50%) of its cash balance as of the date hereof taking into account any exercise of redemption rights and payment of transaction expenses by Poema Global, the exchange of Poema Global Ordinary Shares for Gogoro Ordinary Shares, and the exchange of Poema Global Warrants for Gogoro Warrants, is expected to more likely than not qualify as a tax-deferred reorganization under Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of direct guidance as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Poema Global. Moreover, the qualification of the Business Combination as a reorganization is based on certain facts (including the cash balance of the Trust Account immediately following the Closing) that will not be known until or following the closing of the Business Combination, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination qualifies as a reorganization, and neither Poema Global nor Gogoro intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Business Combination. Further, any change that is made after the date hereof in any of the foregoing bases for the expected tax treatment, including any inaccuracy in the facts or assumptions upon which such expectations were based, could adversely affect the expected tax treatment.

Accordingly, no assurance can be given that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that the IRS will not challenge the treatment of the Business Combination as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain a challenge by the IRS.

If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Poema Global Ordinary Shares and/or Poema Global Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Gogoro Ordinary Shares and/or Gogoro Warrants received in the Business Combination over such U.S. Holder’s aggregate tax basis in the corresponding Poema Global Ordinary Shares and/or Poema Global Warrants surrendered by such U.S. Holder in the Business Combination.

Additionally, even if the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Poema Global believes that it is likely currently classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Poema Global Ordinary Shares to recognize gain under the PFIC rules on the exchange of Poema Global

Ordinary Shares for Gogoro Ordinary Shares pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Poema Global Ordinary Shares. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Poema Global. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

U.S. Holders of Poema Global Ordinary Shares should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code and the application of the PFIC rules to their specific situations in connection with the Business Combination.

Risks Related to the Redemption

The ability of Poema Global Public Shareholders to exercise redemption rights with respect to a large number of Poema Global Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Poema Global Ordinary Shares.

The obligations of Gogoro to consummate the Business Combination are conditioned upon, among other things, that the available cash in Poema Global’s Trust Account, following payment by Poema Global to its shareholders who have validly elected to redeem their Poema Global Ordinary Shares and netting of any unpaid or contingent liabilities of Poema Global, plus proceeds from the PIPE Investment and the Permitted Equity Financing is equal to or granter than $400,000,000. If the Business Combination is not consummated, you will not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Poema Global Ordinary Shares in the open market; however, at such time Poema Global Ordinary Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Poema Global’s redemption until Poema Global liquidates or you are able to sell your Poema Global Ordinary Shares in the open market.

Poema Global Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

A Poema Global Public Shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without Poema Global’s prior consent. Accordingly, if you hold more than 15% of the Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Poema Global cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of the Poema Global Ordinary Shares will exceed the per-share redemption price.

There is no guarantee that a Poema Global Public Shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a Poema Global Public Shareholder may be able to sell its Gogoro Ordinary Shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination, and these shareholders could suffer a reduction in the value of their Gogoro Ordinary Shares and would be unlikely to have a remedy for such reduction in value. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price and may result in a lower value realized now than a shareholder of Poema Global might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect its individual situation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Gogoro’s, Poema Global’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Gogoro’s or Poema Global’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Poema Global’s Board of Directors’ Reasons for the Business Combination and Recommendations.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Gogoro and Poema Global.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Gogoro’s future financial and operating results, including forecasts, trends, expectations and market opportunity;

•	Growth of Gogoro’s business and operations and Gogoro’s ability to effectively manage its growth;

•	Gogoro’s ability to launch and ramp up the production of its products and features, and Gogoro’s ability to control its manufacturing costs;

•	Gogoro’s ability to expand its sales and marketing capabilities in order to increase its customer base and achieve broader market acceptance of its solutions;

•	Gogoro’s dependence on a limited number of vendors, suppliers and manufacturers;

•	Gogoro’s ability to expand effectively into new markets, including India, the PRC and Indonesia, including its timing and estimates on the number of cities it will expand to;

•	Successful acquisitions of new businesses, products or technologies, or entering into strategic collaborations alliances or joint ventures in locations such as India, the PRC and Indonesia;

•	Gogoro’s ability to develop and maintain relationships with its partners, including its OEM partners;

•

Significant risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Gogoro expands the scope of such services with other parties;

•	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals;

•	Gogoro’s ability to offer high-quality support to the battery swapping stations and station suppliers, or fails to maintain strong user experience;

•	The impacts of service disruptions, outages, errors and performance problems in Gogoro’s products;

•	The impact of health pandemics, including the COVID-19 pandemic;

•	Gogoro’s ability to successfully compete for its products and services from a growing list of established and new competitors;

•	Changes to fuel economy standards or the success of alternative fuels;

•	Gogoro’s ability to continue to develop new products and product innovations to adapt to the rapid technological change that characterizes the EV and PTW market;

•	Gogoro’s ability to continue to grow the number of incremental battery swapping subscribers and cumulative battery swapping subscribers;

•	Gogoro’s ability to successfully implement the pilot programs intended to extend the life of its battery packs beyond use in ePTWs and to create additional revenue streams in the future;

•	Gogoro’s ability to protect its technology and intellectual property from unauthorized use by third parties;

•	Gogoro’s expectations about entering into definitive agreements with its partners;

•	The legal, regulatory and financial challenges that Gogoro may face with conducting business through subsidiaries in the PRC; and

•	The other matters described in the section titled “Risk Factors” in this proxy statement/prospectus.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Gogoro.

Gogoro and Poema Global caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Gogoro nor Poema Global undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Gogoro or Poema Global will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Poema Global’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Gogoro’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 285.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on the good faith estimates of Gogoro’s management, which in turn are based upon Gogoro’s management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Gogoro is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Gogoro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

EXTRAORDINARY GENERAL MEETING OF POEMA GLOBAL SHAREHOLDERS

General

Poema Global is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of the Poema Global shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting of Poema Global’s Shareholders

The extraordinary general meeting will be held on                 , 2022, at                 a.m., Eastern Time, at                  and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/poemaglobal/2022 and following the instructions set forth on your proxy card.

Purpose of the Poema Global Extraordinary General Meeting

At the extraordinary general meeting, Poema Global is asking its shareholders:

Proposal No. 1—The Business Combination Proposal—to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;

Proposal No. 2—The Merger Proposal—to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Plan of Merger; and

Proposal No. 3—The Adjournment Proposal—to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of Poema Global’s Board of Directors

Poema Global’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Poema Global and its shareholders and recommended that Poema Global shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

Poema Global shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Poema Global Ordinary Shares at the close of business on                 , 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Poema Global Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                  Poema Global Ordinary Shares outstanding, of which                  are Public Shares.

Quorum

A quorum is the minimum number of Poema Global Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Poema Global extraordinary general meeting if a majority of the voting power of the issued and outstanding Poema Global Ordinary Shares entitled to vote at the extraordinary general meeting are represented at the extraordinary general meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Poema Global Class A Shares and the Poema Global Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.

Vote Required

The proposals to be presented at the extraordinary general meeting will require the following votes:

Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if Poema Global has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Merger Proposal—The approval of the First Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of the Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Adjournment Proposal—The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal or the First Plan of Merger absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Voting Your Shares

If you are a holder of record of Poema Global Ordinary Shares, there are two ways to vote your Poema Global Ordinary Shares at the extraordinary general meeting:

By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of Poema Global’s board of directors. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.

In Person. You may attend the extraordinary general meeting in person or by webcast and vote electronically using the ballot provided to you at the extraordinary general meeting or during the webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/poemaglobal/2022 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting—When and where will the extraordinary general meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of Poema Global Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•

you may send another signed proxy card to Poema Global’s secretary with a later date so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general in person or by live webcast of the extraordinary general meeting and vote electronically;

•	you may notify Poema Global’s secretary in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

•

you may attend the live webcast of the extraordinary general meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Poema Global Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a Poema Global shareholder and have any questions about how to vote or direct a vote in respect of your Poema Global Ordinary Shares, you may contact Poema Global’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 069 02

Telephone: (800) 662 -5200

(Banks and brokers can call: (203) 658-9400)

Email: PPGH.info@investor.morrowsodali.com

Redemption Rights

Poema Global Public Shareholders, excluding the Sponsor and Poema Global’s officers and directors. may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Poema Global Public Shareholder may demand that Poema Global redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $                 per share as of                , 2022, the extraordinary general meeting record date), calculated as of two (2) business days prior to the anticipated consummation of the Mergers. If a holder properly seeks redemption as described in this section and the Mergers are consummated, Poema Global will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Mergers.

Notwithstanding the foregoing, a Poema Global Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without Poema Global’s prior consent. Accordingly, a Poema Global Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares.

Holders of Poema Global Class B Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their share certificates (if any) and other redemption forms, either physically or electronically using Depository Trust Company’s DWAC System, to Poema Global’s transfer agent prior to the vote at the extraordinary general meeting. If you hold the shares in “street name,” you will have to coordinate with your broker, bank or nominee to have your shares certificated and delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Mergers are not consummated this may result in an additional cost to shareholders for the return of their shares.

Poema Global’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a Poema Global Public Shareholder delivered its share certificate and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Mergers are not approved or completed for any reason, then Poema Global Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Poema Global will promptly return any shares tendered for redemption by public shareholders. If Poema Global would be left with less than $5,000,001 of net tangible assets as a result of Poema Global Public Shareholders properly demanding redemption of their shares for cash, Poema Global will not be able to consummate the Mergers.

The closing price of Poema Global Class A Shares on                 , 2022, the extraordinary general meeting record date, was $                . The cash held in the Trust Account on such date was approximately $                 million ($                 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of Poema Global Class A Shares as they may receive higher proceeds from the sale of their Poema Global Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Poema Global cannot assure its shareholders that they will be able to sell their Poema Global Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a Poema Global Public Shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging its Poema Global Class A Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (if any) and other redemption forms (either physically or electronically) to Poema Global’s transfer agent prior to the vote at the extraordinary general meeting, and the Mergers are consummated.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Taxation—Certain Material U.S. Federal Income Tax Considerations” beginning on page 237. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Poema Global board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.

Holders of Poema Global Ordinary Shares have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Poema Global Public Shareholders are entitled to give notice to Poema Global prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Poema Global Ordinary Shares if they follow the procedures set out in the Cayman Companies Act.

In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Poema Global Public Shareholders who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

Proxy Solicitation Costs

Poema Global is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Poema Global and its directors, officers and employees may also solicit proxies online. Poema Global will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Poema Global will bear the cost of the solicitation.

Poema Global has hired Morrow Sodali LLC to assist in the proxy solicitation process. Poema Global will pay to Morrow Sodali LLC a fee of $37,500, plus disbursements.

Poema Global will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Poema Global will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, Poema Global’s board of directors does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of Poema Global’s Directors and Officers in the Transactions

In considering the recommendation of Poema Global’s board of directors to vote in favor of approval of the Business Combination Proposal and the First Plan of Merger, shareholders should keep in mind that the Sponsor and Poema Global’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Poema Global’s shareholders generally. These interests may have influenced the decision of Poema Global’s board of directors to approve the Business Combination and could incentivize Poema Global’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to Poema Global Public Shareholders rather than liquidate. In particular:

•

Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of 18,675,000 Gogoro Ordinary Shares on an as-converted basis, consisting of (i) 8,525,000 Gogoro Ordinary Shares to be converted from Poema Global Class B Shares held by the Sponsor, including 6,393,750 Sponsor Earn-in Shares, (ii) 750,000 Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe at a price of $10.00 per share in connection with the PIPE Investment, and (iii) 9,400,000 Gogoro Ordinary Shares underlying the Gogoro Warrants to be converted from the Private Warrants at the First Effective Time, each entitling the Sponsor to purchase one Gogoro Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate would represent 6.6%, 7.1% and 7.6% ownership interest in the combined company under the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted.

Subject to the terms and conditions contemplated by the Sponsor Support Agreement and up until the sixth anniversary of the Closing Date, (i) one-third of the Sponsor Earn-In Shares shall vest if the Minimum Target is not met; (ii) an additional one-third of the Sponsor Earn-In Shares shall vest if the Middle Target is not met; (iii) the remainder of the Sponsor Earn-In Shares shall vest if the Maximum Target is not met; and (iv) upon the occurrence of an Acceleration Event (as defined below), all the Sponsor Earn-In Shares that have not previously vested shall vest, provided, however, that in the case of an Acceleration Event that is a Change of Control (as defined below), (x) none of Sponsor Earn-In Shares shall vest if the Minimum Target has not been achieved, (y) only one-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Middle Target has not been achieved, and (z) only two-thirds of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Maximum Target has not been achieved. In each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Board. After the sixth anniversary of the Closing Date, any unvested Sponsor Earn-in Shares shall be forfeited by Sponsor to Gogoro for no consideration.

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If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Poema Global’s board of directors, liquidating and dissolving. In such event, the 8,625,000 Poema Global Class B Shares held by the Sponsor and certain of Poema Global’s directors, which were acquired prior to the Poema Global IPO for an aggregate purchase price of $25,000, and the 9,400,000 Private Warrants held by the Sponsor, which were acquired concurrently with the Poema

Global IPO for an aggregate purchase price of $9.4 million, would be worthless because the holders of Poema Global Class B Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding Poema Global Ordinary Share will be converted into one Gogoro Ordinary Share, subject to adjustment described herein, and each Poema Global Warrant will be converted into a Gogoro Warrant. Based on the average of the high ($9.92) and low ($9.91) prices for Poema Global Class A Shares on Nasdaq on February 15, 2022, the value of the Poema Global Class B Shares, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment would be $85,516,875, $63,394,031 and $7,436,250, respectively. Based on the average of the high ($1.15) and low ($1.1) prices for the Public Warrants on Nasdaq on February 15, 2022, the value of the Private Warrants would be $10,575,000.

Given (i) the differential in the purchase price that the Sponsor and certain of Poema Global’s directors paid for the Poema Global Class B Shares as compared to the price of the Poema Global Class A Shares, (ii) the differential in the purchase price that the Sponsor paid for the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Gogoro Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Poema Global Class B Shares and/or Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Poema Global Public Shareholders have a negative return on their investment.

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If Poema Global is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Poema Global for services rendered or contracted for or for products sold to Poema Global. If Poema Global consummates a business combination, on the other hand, Poema Global or the combined company will be liable for all such claims.

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The Sponsor and Poema Global’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket fees and expenses incurred by them in connection with certain activities on Poema Global’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Poema Global fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Poema Global may not be able to reimburse these fees and expenses if the Business Combination or another business combination is not completed by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles). As of the date of this proxy statement/prospectus the Sponsor and Poema Global’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable fees and expenses.

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The Merger Agreement provides for the continued indemnification of Poema Global’s current directors and officers and the continuation of directors and officers liability insurance covering Poema Global’s current directors and officers.

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Poema Global’s Sponsor, affiliates of the Sponsor , officers and directors may make loans from time to time to Poema Global to fund certain capital requirements. On September 30, 2020, the Sponsor agreed to loan Poema Global an aggregate of up to $300,000 to cover expenses related to the Poema Global IPO pursuant to a promissory note that was repaid in full on February 8, 2021. No additional loans has been made as of the date of this proxy statement/prospectus. If the Business Combination is not consummated, any additional loan of this nature will not be repaid and will be forgiven except to the extent there are funds available to Poema Global outside of the Trust Account.

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Homer Sun, the Chief Executive Officer and Director of Poema Global and a managing member of the Sponsor, will be a member of the board of directors of Gogoro following the closing of the Business Combination and, therefore, in the future Mr. Sun could receive cash fees, share options or share-based awards that Gogoro’s board of directors determines to pay to its non-executive directors.

Purchases of Poema Global Ordinary Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Poema Global or its securities, the Sponsor, Poema Global’s officers and directors, Gogoro, Gogoro shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Poema Global Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and, with Gogoro’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Poema Global Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Poema Global officers and directors, Gogoro, Gogoro shareholders or any of their respective affiliates. Poema Global will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Poema Global shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Merger Agreement provides for (i) the merger of Merger Sub with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as the Surviving Entity, and (ii) the merger of the Surviving Entity with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Gogoro (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II as the Surviving Company.

Pro Forma Capitalization

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $2.70 billion. We estimate that, upon consummation of the Transactions, assuming none of the Poema Global Public Shareholders demand redemption pursuant to the Poema Global Articles and there are no Dissenting Poema Global Shareholders, the shareholders of Gogoro will own approximately 74.5% of the outstanding Gogoro Ordinary Shares and the shareholders of Poema Global (including the Sponsor) will own approximately 16.0% of the outstanding Gogoro Ordinary Shares.

Merger Consideration

On the Closing Date, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro will repurchase each Gogoro Series C Preferred Share, that is issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share will apply such amount to the subscription for one Gogoro Ordinary Share; (ii) the Gogoro Listing A&R AoA will be adopted and become effective; and (iii) each Gogoro Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be subdivided into such number of Gogoro Ordinary Shares equal to the Subdivision Factor, such that each Gogoro Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”).

Pursuant to the Merger Agreement, immediately prior to the effective time of the First Merger (the “First Effective Time”), each Poema Global Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Shares in accordance with the terms of the Poema Global Articles (such automatic conversion, the “Poema Global Class B Conversion”) and each Poema Global Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of Poema Global Class B Shares shall thereafter cease to have any rights with respect to such shares, and, after giving effect to the Poema Global Class B Conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share (including in connection with the Unit Separation) will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Gogoro Ordinary Share (after giving effect to the Recapitalization).

Pursuant to the Merger Agreement, each issued and outstanding Poema Global Warrants will automatically and irrevocably be assumed by Gogoro and converted into a corresponding Gogoro Warrant exercisable for

Gogoro Ordinary Shares. Immediately prior to the First Effective Time, the Poema Global Class A Shares and the Public Warrants comprising each issued and outstanding Unit, consisting of one Poema Global Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Poema Global Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.

Pursuant to the Merger Agreement, (i) each ordinary share, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity and (ii) each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Merger.

Background of the Business Combination

Poema Global is a blank check company incorporated on September 25, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination was the result of an extensive search for a potential transaction utilizing the broad sourcing platform and investing and operating experience of Poema Global’s management team, the Sponsor and the board of directors of Poema Global. The terms of the Business Combination were the result of thorough negotiations between Poema Global’s management team, the Sponsor, Princeville Capital, Gogoro’s management team and representatives of Gogoro and Poema Global.

The Poema Global Articles provide that (i) to the fullest extent permitted by applicable law and except and to the extent expressly assumed by contract, no individual serving as a director or officer of Poema Global shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Poema Global or to communicate or offer any such corporate opportunity to the Poema Global; (ii) to the fullest extent permitted by applicable law and except and to the extent expressly assumed by contract, no individual serving as a director or officer of Poema Global shall be liable to Poema Global or its shareholders for breach of his or her fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Poema Global; (iii) to the fullest extent permitted by applicable law, Poema Global renounces any interest or expectancy of Poema Global in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for such director or officer, on the one hand, and Poema Global, on the other; and (iv) to the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced to be a breach of duty to Poema Global or its shareholders, Poema Global waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that Poema Global may have for such activities.

Because Poema Global’s directors and officers have fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity, there could have been business combination targets that would have been appropriate for a combination with Poema Global but were not offered due to such obligations. Poema Global’s board of directors considered the pre-existing fiduciary or contractual obligations of Poema Global directors and officers and does not believe that the inclusion of the waiver of the corporate opportunity doctrine materially interfered with Poema Global’s ability to identify an acquisition target. In addition, Poema Global’s board of directors believes that the waiver of the corporate opportunity doctrine has provided Poema Global with greater flexibility to attract and retain directors and officers who may be otherwise unable or unwilling to serve as a director or officer.

The following is a brief description of the background of such negotiations, the Business Combination and related transactions. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

During 2020, Gogoro began to review and explore a number of options to potentially access the U.S. capital markets, including a traditional IPO, a “reverse merger” with a publicly listed company, and a merger with a special purpose acquisition company, or SPAC. On November 4, 2020, Gogoro executed a non-binding term sheet with a special purpose acquisition company in connection with a potential business combination reflecting an enterprise valuation of $1.8 billion. Over the course of a number of weeks, Gogoro determined that there were other opportunities that would provide greater shareholder value and decided to terminate discussions with the special purpose acquisition company in mid-December 2020.

Prior to the consummation of the Poema Global IPO on January 8, 2021, neither Poema Global, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Poema Global.

After the Poema Global IPO, Poema Global commenced an active search for prospective businesses and assets to acquire. Representatives of Poema Global’s management team and Princeville Capital contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets for an initial business combination, Poema Global, together with Poema Global’s management team and Princeville Capital, considered acquisition candidates in the technology sector, utilizing the Sponsor’s vast network of contacts for introductions to potential targets through its affiliates as well as Princeville Capital’s accumulated deep global expertise and relationships built upon decades of investing, operating, capital markets advisory and consulting roles in the technology sector globally, with both public and private companies. Poema Global generally focused on rapidly growing, highly scalable target companies with attractive unit economics in the technology sector that could benefit from the expertise and capabilities of Poema Global’s management team in order to create long-term shareholder value. Leveraging Poema Global’s management team’s long track record of investing in and adding significant operational and strategic value to companies within Asia and Europe, Poema Global had a particular focus on business combination targets in these geographies. Poema Global also filtered opportunities based on anticipated enterprise values of greater than $1.5 billion. When evaluating potential targets, Poema Global generally judged opportunities against these criteria as stated above.

Since the Poema Global IPO, Poema Global’s management team, the Sponsor and Princeville Capital have considered and analyzed more than 50 potential acquisition targets other than Gogoro (the “Other Potential Targets”), including conducting over 150 meetings and calls with the owners of the Other Potential Targets, operating across diverse industries such as e-commerce, enterprise SaaS, e-health, marketplaces, and climate technology, among others. Poema Global signed non-disclosure agreements with over 20 such Other Potential Targets, which contained customary terms for non-disclosure agreements between a special purpose acquisition company and a private company target, including confidentiality provisions. As part of the evaluation process of each potential target, Poema Global’s management team considered, among other things, the target company’s growth characteristics, suitability as a public company, competitive positioning within its industry, historical profitability and predictability of financial performance.

Among the Other Potential Targets, Poema Global discussed with its board of directors a non-binding letter of intent with a company in the climate technology area in February 2021 as well as with a company in the online marketplaces industry in April 2021. In neither case, did Poema Global ultimately advance to a signed merger agreement or otherwise agree to a standstill. Poema Global did not proceed to discussions of a letter of intent with its board of directors respecting Other Potential Targets for a variety of reasons, including, among others: (i) Poema Global’s assessment of each Other Potential Target’s business plan, management team, phase of business and industry; (ii) Poema Global’s assessment of each Other Potential Target’s funding needs for its respective business; (iii) alternative options available to each Other Potential Target, such as pursuing a traditional initial public offering; and (iv) lack of chemistry with the management teams in competitive contexts.

On January 21, 2021, having identified Gogoro as a potentially suitable acquisition candidate, Princeville Capital sent an e-mail to the Chief Financial Officer of Gogoro.

On January 22, 2021, Ms. Teresa Barger (“Ms. Barger”), an independent director of Poema Global, provided Poema Global with a recusal letter pursuant to which she notified Poema Global that she would not participate in deliberations regarding any target that fits within the category of an emerging market company, including companies operating in Taiwan, mainland China and India, due to existing arrangements with the funds she operates. As a result, Ms. Barger recused herself from all board meetings going forward where Gogoro was discussed.

On January 27, 2021, representatives of Poema Global had a telephone call with the Chief Financial Officer of Gogoro during which the Chief Financial Officer requested that a non-disclosure agreement be put in place to facilitate further discussions.

Subsequently, on January 27, 2021, Princeville Global HK Limited, an affiliate of Princeville Capital, entered into a customary confidentiality agreement with Gogoro.

During February 2021, Poema Global held multiple meetings with Gogoro management during which Gogoro began providing confidential information to Poema Global regarding Gogoro’s business operations.

During March 2021, Poema Global conducted multiple calls with experts in the industry in mainland China regarding the development of the battery swapping industry, domestic regulatory trends and onshore competitor landscape among other topics. During the same month, Poema Global also had multiple meetings with Gogoro and Gogoro’s advisor, Goldman Sachs (Asia) L.L.C. (“GS”), to discuss Gogoro’s business model and plans.

Beginning in April 2021, Gogoro began providing business and financial due diligence materials to Poema Global in connection with Poema Global’s evaluation of a potential business combination, including a financial model prepared by Gogoro’s management providing forecasts for the fiscal years ending December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024 (the “Projections”). See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Certain Projected Financial Information” for more information on the Projections.

Over the course of the following weeks through the end of May 2021, Poema Global continued to conduct due diligence regarding Gogoro’s business, including Gogoro’s overall addressable market, the commercial viability of Gogoro’s business plan and certain revenue, operating costs and variables underlying the Projections. During this time period, Poema Global also conducted on-the-ground due diligence visits to Hangzhou and Shenzhen in mainland China to interview current battery swapping competitors and end-customers of Gogoro as well as to assess current two-wheeler charging arrangements.

On June 1, 2021, representatives of Poema Global conducted a meeting via video conference with representatives of Gogoro to discuss valuation and terms for a potential transaction.

On June 8, 2021, Gogoro sent representatives of Poema Global a first draft of a term sheet for the transaction (the “LOI”) prepared by Wilson Sonsini Goodrich & Rosati (“WSGR”), international legal counsel to Gogoro. The LOI did not propose a specific valuation, but covered key terms including the calculation of the transaction valuation, placeholders for earn-out shares for Gogoro’s existing shareholders and the percentage of Poema Global Class B Shares held by the Sponsor to be subjected to vesting conditions, the expectation that there would be an unspecified PIPE investment, an unspecified minimum available cash condition and terms related to lock-ups, registration rights, non-redemption agreements, post-closing board governance and a post-closing equity incentive plan.

On June 9, 2021, representatives of Poema Global sent representatives of Gogoro a presentation outlining, upon Gogoro’s financial information ended December 31, 2020, a pro forma enterprise value of $2.5 billion as well as an updated draft of the LOI, which had been revised to include up to 12 million earnout shares, vesting conditions for 75% of the Gogoro Ordinary Shares held by the Sponsor, a $25 million cap on the Sponsor’s transaction expenses, a $175 million PIPE investment, a $400 million minimum available cash condition, changes to the lock-up provisions and post-closing equity incentive plan, changes to the exclusivity provision, adding language regarding the waiver of claims against the Trust Account, along with various technical and other changes.

On June 10, 2021, representatives of Poema Global had a meeting via video conference with representatives of Gogoro and its advisor, GS, to discuss the updated LOI, following which the representatives of Gogoro indicated that they would submit the LOI to its board of directors for approval.

On June 11, 2021, representatives of Poema Global had a meeting via video conference with representatives of Gogoro to discuss further changes to the LOI, including with regard to valuation, calculation of the equity value and inclusion of bonus awards to the management of the combined company. Subsequent to this call, representatives of Poema Global sent an updated draft of the LOI to representatives of Gogoro including a pro forma enterprise value reduced from $2.5 billion to $2.4 billion and inclusion of bonus awards to post-closing combined company management representing an additional 3% of the combined company’s capitalization subject to achievement of the earnout criteria.

On June 13, 2021, WSGR sent representatives of Poema Global an updated draft of the LOI, reflecting additional proposed changes to the calculation of the valuation, non-redemption agreement obligations, the lock-up for existing shareholders of Gogoro, the equity compensation plan and management bonus, the waiver of the claims against the Trust Account, along with various technical and other changes.

Subsequent to receipt of the updated LOI, on June 13, 2021, representatives of Poema Global had a telephone call with representatives of Gogoro to discuss the updated LOI, following which the basic terms of the LOI were substantially agreed upon.

On June 13, 2021, the board of directors of Gogoro held a meeting via videoconference, which was attended by all members of Gogoro’s board of directors. This meeting was specifically held to assess the proposed LOI with Poema Global. A lengthy discussion was held, reviewing the key inputs to the LOI, at the conclusion of which, Gogoro’s board of directors authorized its management to execute the LOI.

On June 14, 2021, the board of directors of Poema Global held a meeting via video conference which was attended by all of its directors. Representatives of Princeville Capital, Kirkland & Ellis LLP (“K&E”), Poema Global’s international legal counsel, and members of Poema Global’s management team were in attendance by invitation of the board of directors of Poema Global. During this meeting, the board of directors of Poema Global reviewed and discussed potential targets identified by Poema Global’s management since consummation of the Poema Global IPO. Poema Global’s management then announced that it had identified a company in the emerging market company sector for further consideration, and Ms. Barger recused herself from this and subsequent meetings prior to the disclosure of Gogoro’s name, country or sector. The remaining members of the board of directors of Poema Global then were introduced to and discussed Gogoro and the proposed terms of the LOI. K&E also provided the board of directors of Poema Global with an overview of its fiduciary duties, including the importance of identifying potential conflicts of interest. Following the discussion, the board of directors of Poema Global authorized the management team to execute the LOI. Subsequently, on June 14, 2021, representatives of Poema Global sent representatives of Gogoro an updated draft of the LOI, reflecting various clarifying and technical changes in addition to reflecting an enterprise value of $2.4 billion on a cash-free, debt-free basis along with changes to the requirement to obtain non-redemption agreements and the non-recourse provisions. K&E and WSGR subsequently exchanged additional drafts of the LOI clarifying the calculation of transaction value, including the treatment of Gogoro’s Series C Preferred Shares, and including an illustrative pro forma capitalization table and illustrative sources and uses table.

On June 15, 2021, Poema Global and Gogoro executed the LOI. The LOI provided that Gogoro would be valued at $2.4 billion on a cash-free and debt-free basis as of June 30, 2021 and included a binding mutual 30-day exclusivity period. In addition, the LOI indicated that (i) Gogoro would issue up to 12,000,000 earnout shares to pre-closing shareholders of Gogoro based upon the volume-weighted average price of Gogoro shares trading at $15.00, $17.50 and $20.00, respectively, for 20 of 30 trading days within six years following the Closing; (ii) 75% of the shares held by the Sponsor would be subjected to vesting based upon the same earnout events; (iii) Gogoro would grant incentive awards to employees covering up to 3% of the vested and outstanding ordinary shares of Gogoro at Closing, payable on a pro rata basis in equal tranches upon the same earnout events; (iv) a potential PIPE investment of at least $175 million, funded at $10 per share; and (v) lock-up provisions applicable to the Sponsor and Gogoro shareholders, subject to early release based on the post-closing trading price of the combined company’s shares. The LOI was non-binding with respect to the proposed Business Combination, except for certain provisions related to expenses, exclusivity, confidentiality, a waiver of claims against the Trust Account and certain miscellaneous provisions, such as the governing law.

Following execution of the LOI, K&E began to draft and prepare the definitive agreements governing the Business Combination. Poema Global and Gogoro, in consultation with their financial and legal advisors, also began preparing an investor presentation for meeting with certain targeted PIPE investors on a confidential basis.

From June 15, 2021 to September 15, 2021, representatives of Gogoro and Poema Global met with various existing and potential strategic partners to discuss the businesses of Gogoro, the proposed Business Combination and the Initial PIPE Investment and to determine such investors’ potential interest in participating in the Initial PIPE Investment. Subsequent to establishing interest in the Initial PIPE Investment from various strategic partners, representatives of Gogoro and Poema Global met with select non-strategic investors to provide them with an opportunity to participate in the PIPE process from August 4, 2021 to August 25, 2021, which was ultimately upsized from an initial target of $175 million to over $257 million. Each potential PIPE investors agreed to maintain the confidentiality of the information received pursuant to customary wall cross procedures.

On June 16, 2021, Baker Mackenzie (“B&M”) and Junhe Law Offices (“Junhe”) were engaged by Poema Global as its Taiwan counsel and mainland China counsel, respectively. Poema Global also engaged on the same day an investigative research firm to conduct background checks on Gogoro and certain of its management team members.

On June 21, 2021, Poema Global formally engaged KPMG Deal Advisory Limited to conduct financial due diligence and provide tax advice on a potential business combination with Gogoro.

During the second half of June 2021, representatives of Poema Global held video conference calls with senior management of each of Yadea, the world’s and mainland China’s #1 ePTW OEM, DCJ, mainland China’s #1 ICE PTW OEM, and Ai Huan Huan, the joint venture network operations company, in mainland China as well as Hero MotoCorp in India to discuss broad-ranging topics related to Gogoro including relevant domestic industry dynamics, regulatory trends, market segmentation, battery swapping technology benchmarking conducted, unit sales targets, after-market service networks, customer marketing initiatives, manufacturing plans and potential internal conflicts with non-battery swapping business units.

Beginning on June 17, 2021, Poema Global, with assistance of K&E, B&M and Junhe, commenced extensive legal due diligence, including due diligence on Gogoro’s corporate structure, historical financing activities, licensing practices, intellectual property, material contracts and employee matters, and sent a preliminary legal due diligence request list to Gogoro on the same day. On July 10, 2021, July 16, 2021 and August 4, 2021, K&E, based on its review of the due diligence documents, sent follow-up legal due diligence request lists to Gogoro. During the period between June 22, 2021 and September 11, 2021, Lee & Li, Taiwan counsel to Gogoro, provided additional due diligence documents to K&E, B&M and Junhe via email in response to the preliminary and follow-up legal due diligence request lists.

On June 19, 2021, Gogoro engaged Lee & Li (“L&L”) as its Taiwan counsel.

On July 1, 2021, Gogoro formally engaged PricewaterhouseCoopers (“PWC”) to provide financial and tax advice on a potential business combination with Poema Global.

On July 10, 2021, July 16, 2021 and August 4, 2021, K&E, based on its review of the due diligence documents, sent follow-up legal due diligence request lists to Gogoro. During the period between June 22, 2021 and September 11, 2021, L&L provided additional due diligence documents to K&E, B&M and Junhe via email in response to the preliminary and follow-up legal due diligence request lists.

Before reaching the conclusion that it was in the best interests of Poema Global to approve the proposed Business Combination, Poema Global was provided by its advisors with summaries of the process and key findings in the due diligence of Gogoro. The due diligence process included, but was not limited to: (i) a comprehensive review of the materials provided by Gogoro, including materials from Gogoro in response to requests of Poema Global’s advisors for follow-up data and information, as well as Gogoro’s responses to due diligence questions; (ii) multiple meetings and calls with Gogoro regarding Gogoro’s business and operations, projections and technical diligence matters, as well as financial, tax and legal matters, including those related to intellectual property and information technology matters, regulatory matters, litigation matters, corporate matters (including material contracts, capitalization and other customary corporate matters), and labor and employment matters; and (iii) summaries provided to Poema Global by its advisors of key findings with respect to business, operational, legal and financial due diligence, which included summaries of the legal due diligence findings by Poema Global’s various legal advisors engaged in connection with the transaction, including K&E, B&M and Junhe.

On July 6, 2021, the board of directors of Poema Global held a meeting via video conference which was attended by all of the directors except Ms. Barger, who had recused herself. Representatives of Princeville Capital and K&E and members of Poema Global’s management team were in attendance by invitation of the board of directors of Poema Global. During this meeting, a representative from K&E again reviewed with the directors their fiduciary duties and answered related questions regarding process. Representatives of Poema Global management updated the board of directors of Poema Global on Poema Global’s diligence efforts into Gogoro, walked the board of directors of Poema Global through diligence conducted with respect to Taiwan, OEM partners in mainland China, OEM partners in India, and went over the business plan of Gogoro with the board of directors of Poema Global. The board of directors of Poema Global also discussed Gogoro’s historical financials, and reviewed the Projections, including a detailed review of the key components of the Projections and the material assumptions used by Gogoro’s management in preparing the Projections.

On July 8, 2021, WSGR sent an initial draft of the subscription agreement for the Initial PIPE Investment to K&E.

On July 9, 2021, Poema Global engaged Maples and Calder (Hong Kong) LLP to provide Cayman law advice in connection with the Business Combination.

On June 18, 2021, Gogoro engaged Walkers (Singapore) Limited Liability Partnership (“Walkers”) to provide Cayman law advice in connection with the Business Combination.

On July 12, 2021, K&E sent an initial draft of the Merger Agreement to WSGR. Subsequently and until the execution of the Merger Agreement and related agreements on September 16, 2021, representatives of K&E and WSGR exchanged multiple drafts of the Merger Agreement and related ancillary documents (the most significant exchanges of which are summarized in more details below), in which connection they also (x) held a number of telephone discussions regarding the Merger Agreement and other ancillary documents; and (y) had regular contact with their respective clients during this period to keep them apprised of the status of the Merger Agreement and related agreements and solicit their feedback in connection with such documents.

Also on July 12, 2021, Poema Global sent to Gogoro proposed revisions to the LOI in order to amend the enterprise value of Gogoro from $2.4 billion to $2.35 billion and the earnout trading price targets from $15.00, $17.50 and $20.00 to $12.50, $15.00 and $17.50, respectively, and extend the exclusivity period.

On July 12, 2021, Gogoro management provided an update to the board of directors of Gogoro, indicating minor revisions to the LOI and gaining approval both for the revised financial terms of the LOI and for extending the exclusivity provision.

Beginning on July 12, 2021, Gogoro and Poema Global met with Citigroup Global Markets Inc. (“Citi”) and UBS Securities LLC (“UBS”) to discuss strategic approaches to the Initial PIPE Investment, process, and additional possible investors that might have an interest in participating in the Initial PIPE Investment.

On July 13, 2021, a representative of Poema Global had a call with the Chief Financial Officer of Gogoro to discuss certain due diligence matters and the timeline and deliverables for the transaction.

On July 13, 2021, K&E also sent an updated initial draft of the Merger Agreement to WSGR reflecting additional technical edits.

On July 14, 2021, Poema Global, Gogoro and their respective legal advisors had a legal due diligence call to go through open legal due diligence requests.

On July 21, 2021, Gogoro provided the initial draft of the investor presentation for meeting with PIPE investors. Over the next two weeks, Poema Global, Gogoro, the placement agents and their respective financial and legal advisors held numerous working sessions and exchanged comments to revise and finalize the investor presentation to be shared with potential PIPE investors.

On July 22, 2021, the board of directors of Poema Global held a meeting via video conference which was attended by all of the directors except Ms. Barger, who had recused herself. Representatives of Princeville Capital and K&E and members of Poema Global’s management team were in attendance by invitation of the board of directors of Poema Global. During this meeting, representatives of Poema Global’s management updated the board of directors of Poema Global on the progress with respect to the Initial PIPE Investment and the legal and financial due diligence. The board of directors of Poema Global also reviewed the draft presentation for the PIPE investors, which included, among other things, a transaction overview, trends towards adoption of electric mobility, investment highlights, the market opportunity in mainland China and India, Gogoro’s track record in Taiwan, and Gogoro’s recurring revenue model. The board of directors of Poema Global also discussed the international expansion prospects for Gogoro, including in mainland China and India.

On July 28, 2021, the board of directors of Gogoro held a meeting via video conference which was attended by all of the directors of Gogoro, as well as WSGR, and members of Gogoro’s management team were in attendance by invitation of the Board. During this meeting, representatives of Gogoro’s management team updated the Board on the progress of the Initial PIPE Investment as well as the status of the financial and legal diligence conducted to date. The Board also reviewed other company matters including progress on certain corporate policies, and financial updates both for year to date performance and expected full year results, as well as a discussion of financial projections for 2022 to 2024.

On August 3, 2021, Citi and UBS were formally engaged by Gogoro to act as joint placement agents in connection with the proposed Initial PIPE Investment. Pursuant to the joint engagement letter, Citi and UBS were entitled to certain placement fees with respect to any investors in the Initial PIPE Investment that were introduced to Gogoro by the placement agents.

On August 3, 2021, WSGR shared a draft of the PIPE subscription agreement with Winston and Strawn, LLP (“Winston”), legal counsel to Citi and UBS. Through subsequent discussions and correspondence among WSGR, K&E and Winston, the form subscription agreement was finalized on August 9, 2021 and was sent to the potential Initial PIPE investors on the same day.

Beginning on August 3, 2021, Citi and UBS began contacting potential PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure arrangements, to discuss Gogoro, the proposed Business Combination and the Initial PIPE Investment and to determine such investors’ potential interest in participating in the Initial PIPE Investment. During the weeks of August 9, 2021, August 16, 2021 and August 23, 2021, representatives of Gogoro, Poema Global, Citi and UBS participated in various virtual meetings with prospective participants in the Initial PIPE Investment.

On August 11, 2021, WSGR provided a revised draft of the Merger Agreement to K&E. The revised draft reflected various changes, including, among other things, (i) revisions to the definitions of certain economic terms, the calculation basis of Gogoro’s incentive award pool and equity plan pool and allocation of the cost of D&O tail policy; (ii) requesting to obtain Gogoro’s shareholder approval of the Business Combination before the Closing rather than before the signing; and (iii) changes related to thresholds and qualifications for various representations, warranties and convents.

On August 13, 2021, K&E and WSGR held a call to discuss the Merger Agreement and related transaction documents and the general timeline for the Business Combination. Subsequent drafts of the Merger Agreement were exchanged on August 14, 2021, August 16, 2021 and August 24, 2021. Open items in the drafts included the basis for calculating Gogoro’s incentive award pool and equity plan pool.

On August 25, 2021, K&E sent initial drafts of the Sponsor Support Agreement, Company Shareholder Voting Agreement and Company Shareholder Lock-Up Agreement to WSGR. On September 2, 2021, K&E sent an initial draft of the Assignment and Assumption Agreement to WSGR. On September 4, 2021, WSGR sent an initial draft of the Registration Rights Agreement to K&E.

On August 26, 2021, Gogoro received comments on the subscription agreement from certain PIPE investors. Though negotiations and interactions occurring between August 28, 2021 and September 8, 2021, the subscription agreement was finalized between WSGR, K&E, Winston and the potential PIPE investors.

Between August 24, 2021 and September 13, 2021, K&E and WSGR exchanged multiple drafts of the Merger Agreement and various ancillary agreements and documents to be entered into in connection with the Business Combination, including to reflect an agreed equity valuation calculation of $2,011,251,500, and to provide for the flexibility to allow additional PIPE investment to come in between signing and closing. On August 31, 2021, K&E, on behalf of Poema Global, provided an initial draft of Poema Global’s disclosure schedules with respect to the Merger Agreement to WSGR. On September 4, 2021, WSGR, on behalf of Gogoro, provided an initial draft of Gogoro’s disclosure schedules with respect to the Merger Agreement to K&E. WSGR and K&E continued to exchange drafts of the Merger Agreement, the ancillary agreements and disclosure schedules up through the time the Merger Agreement was executed on September 16, 2021.

On September 2, 2021, Poema Global held an informal discussion session with the board of directors of Poema Global via video conference to provide the board of directors of Poema Global with an update on the potential transaction with Gogoro and for the board of directors of Poema Global to ask any questions they may have regarding the various transaction documents. All of the directors attended other than Ms. Christina Kosmowski and Ms. Barger, who had recused herself. Representatives of K&E were in attendance by invitation of the board of directors of Poema Global. During this meeting, representatives of Poema Global’s management went over the PIPE presentation and provided the board of directors of Poema Global with background of Gogoro’s business as well as an update on the status of the PIPE process. Next, K&E walked the board of directors of Poema Global through a summary of the transaction documents, including the deal structure, deal economics, the recapitalization and the earn-in/earn-out shares.

On September 8, 2021, the board of directors of Gogoro held a meeting via video conference, attended by all members of Gogoro’s board of directors. This meeting was also attended by WSGR and members of Gogoro’s management team by invitation of Gogoro’s board of directors. At this meeting, members of Gogoro management provided an overview of the PIPE process, investor feedback and Gogoro’s performance in the year to date. WSGR gave a presentation to Gogoro’s board of directors that included a review of the directors’

fiduciary duties, potential conflicts of interest, and a review of the key transaction terms of the Business Combination, including the Merger Agreement. Following discussion and consideration, the board of directors of Gogoro concluded that the Merger Agreement, the other agreements contemplated thereby, the Business Combination was fair to, advisable and in the best interests of Gogoro and its shareholders and that it was advisable for Gogoro to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Initial PIPE Investment. Upon a motion duly made and seconded, the board of directors of Gogoro unanimously resolved that the Merger Agreement and each of the related agreements and the Business Combination, be approved.

On September 9, 2021, Poema Global sent to the board of directors of Poema Global the final deal terms and near-final Merger Agreement and current drafts of the ancillary documents for its review.

On September 15, 2021, the board of directors of Poema Global held a meeting via video conference to discuss anticipated final transaction terms and evaluate the Business Combination which was attended by all of the directors except Ms. Barger, who had recused herself. Representatives of K&E and members of Poema Global’s management team were in attendance by invitation of the board of directors of Poema Global. Representatives of Poema Global provided an overview of the PIPE process, investor feedback and Gogoro’s performance in the year to date. A representative of K&E gave a presentation to Poema Global’s board of directors that included a review of the directors’ fiduciary duties, potential conflicts of interest described below under “—Interests of Certain Persons in the Business Combination,” and a review of the key transaction terms of the Business Combination, including the Merger Agreement. Following discussion and consideration, the board of directors of Poema Global concluded, taking into account the criteria utilized by Poema Global to evaluate acquisition opportunities and based upon its evaluation of Gogoro, that the Merger Agreement, the other agreements contemplated thereby, the Business Combination was fair to, advisable and in the best interests of Poema Global and its shareholders and that it was advisable for Poema Global to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Initial PIPE Investment. Upon a motion duly made and seconded, the board of directors of Poema Global (other than with respect to Ms. Barger, who had recused herself) resolved that the Merger Agreement and each of the related agreements and the Business Combination, be approved.

On September 16, 2021, Poema Global and Gogoro executed the Merger Agreement and ancillary agreements and documentation related thereto, and the Initial Subscription Agreements were executed and delivered by the Initial PIPE Investors. See “The Merger Agreement” beginning on page 134 of this proxy statement/prospectus for a discussion of the terms of the Merger Agreement. See “Agreements Entered into in Connection with the Business Combination” beginning on page 146 of this proxy statement/prospectus for additional information about the ancillary agreements and documents entered into or to be entered into in connection with the Business Combination. Additionally on September 15, 2021, the respective sole director of Merger Sub and Merger Sub II also approved Merger Sub and Merger Sub II’s respective entry into the Merger Agreement, and each of the respective sole shareholder of Merger Sub and Merger Sub II also adopted a written resolution approving the Merger Agreement, the First Plan of Merger, the Second Plan of Merger, and transaction document to which Merger Sub and Merger Sub II is or will be a party, as applicable.

On the morning of September 16, 2021, before the stock market opened, Poema Global announced the execution of the Merger Agreement and the Business Combination and issued a joint press release with Gogoro.

Poema Global’s Board of Directors’ Reasons for the Approval of the Business Combination and Recommendations

The board of directors of Poema Global, in evaluating the transaction with Gogoro, consulted with Poema Global’s management and its legal counsel. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Poema Global and its shareholders and (ii) to recommend that Poema

Global’s shareholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination, the board of directors of Poema Global considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the board of directors of Poema Global did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The board of directors of Poema Global viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Poema Global’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 95 of this proxy statement/prospectus.

The board of directors of Poema Global considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. Before reaching its decision to approve the Business Combination, the board of directors of Poema Global reviewed the results of due diligence conducted by Poema Global’s management and by Poema Global’s legal, financial, commercial, and technical advisors, which included, among other things:

•	extensive meetings with Gogoro’s management team;

•	meetings with Gogoro’s strategic partners regarding market prospects and concrete plans for collaboration with Gogoro and to confirm their views on Gogoro’s technology;

•	research on two-wheeler electric vehicle markets, including historical growth trends and market share information as well as end-market size and growth projections;

•	analysis of Gogoro’s planned international expansion strategy and operations, including the underlying technology;

•	multiple expert calls with professionals in the two-wheeler electric vehicle industry regarding the market trends and competitive landscape;

•	review of Gogoro’s material contracts regarding financials, tax, legal, accounting, information;

•	Gogoro’s technology, security and intellectual property;

•

financial and valuation analysis of Gogoro and the Business Combination, details of which are set forth in the section of this proxy statement/prospectus titled “Business Combination Proposal - Summary of Poema Global Financial and Valuation Analyses”;

•	reports related to tax, financial, commercial, and technological and legal diligence prepared by external advisors; and

•	assessment of Gogoro’s public company readiness.

The board of directors of Poema Global concluded that Gogoro meets those criteria and represents an attractive business combination partner for Poema Global. In particular, the board of directors of Poema Global considered the following positive factors, among others:

•	Commercial Rationale. The board of directors of Poema Global considered the following factors related to Gogoro and the Business Combination:

•

Large and Growing Total Addressable Market. Gogoro’s core target markets in Asia are homes to some of the world’s most densely populated cities with extremely high penetration of powered two wheelers (“PTW”) relative to the United States or Europe. Mainland China and India are the two largest PTW markets in the world and, alongside Taiwan, provide massive opportunity for sales of new PTWs or PTW model refresh opportunities with approximately 535 million users and approximately 60-65 million unit sales in 2020.

•

Best-in-Class Technology. Gogoro has developed an end-to-end solution encompassing all critical components of a seamless battery-swapping user experience for PTWs. Its technology differentiates and revolves around the integration of core components including a patented, automotive grade smart battery built for safety as well as a proprietary network running on artificial intelligence to optimize battery-levels for cost and performance.

•

Proven Scalability in Gogoro’s Home Market of Taiwan. Gogoro has grown Taiwan’s PTW market from less than 1% ePTW out of total PTWs in 2014 to 10% ePTW out of total PTWs as of June 30, 2021. Of the ePTW market, Gogoro and its OEM partners had achieved 97% market share as of June 30, 2021. With over 2,100 charging locations in Taiwan today and with over 200 million battery swaps conducted as of November 30, 2021, Gogoro’s growth in and dominance of the Taiwan market demonstrates the scalability and attractiveness of its battery swapping technology.

•

Attractive Recurring Revenue Business Model. Gogoro’s highly “sticky” subscription model based on upfront enabling hardware sales has shown approximately 100% attach rates for every annual cohort of Gogoro’s customers since its inception in Taiwan. Gogoro’s business model thus offers a highly predictable scaling through recurring revenue accumulation as it grows out its base of enabling hardware.

•

Strong Regulatory Tailwinds in the PRC and India. The PRC and India have each announced recent regulations demonstrating a determination to reduce climate impact by replacing traditional internal combustion engine (“ICE”) PTWs with ePTWs using advanced lithium batteries.

•

Blue-Chip Partnerships. Gogoro’s partners in the PRC include Yadea, the #1 ePTW manufacturer in the world and in the PRC with 23% market share of ePTWs as well as DCJ, the #1 ICE PTW OEM maker in the PRC with 11% market share of ICE PTWs. In India, Gogoro’s partner is Hero MotoCorp, the #1 ICE PTW maker in India. The SwapCo arrangements negotiated enable Gogoro to expand into mainland China and India in an asset-light manner.

•

Attractive Valuation. At 2.5x 2023E revenue, Gogoro’s valuation benchmarks exceptionally well against comparable companies. For additional information, see the section of this proxy statement/prospectus titled “Business Combination Proposal - Summary of Poema Global Financial and Valuation Analyses”.

•

Financial Condition. Gogoro’s balance sheet is projected to have a sizeable net cash position at close, which will provide flexibility for Poema Global to, amongst other opportunities, accelerate its expansion into mainland China, India and Southeast Asia.

•

Strong Existing Management Team and Independent Directors. The board of directors of Poema Global considered that Gogoro’s management team has extensive experience in two-wheeler electric vehicle technology, and sales and marketing and its independent directors that will continue on with the combined company have prominent backgrounds and can provide valuable continued insight.

•

Strong Sponsorship. Following the Closing of the Business Combination, Gogoro will have a large number of long-term shareholders and a stable capital base and public platform suitable for its long-term success.

•

Continued Support by Existing Shareholders. The board of directors of Poema Global considered that existing Gogoro shareholders would not be receiving any cash consideration in connection with the Business Combination and that major shareholders had agreed to have their ownership subjected to lock-up arrangements and will continue to own over 74.5% of the combined company (assuming no redemptions). The board of directors of Poema Global considered these to be strong signs of Gogoro’s existing shareholders confidence in the combined company and the benefits to be realized as a result of the Business Combination

•	Significant PIPE Investment. $257.32 million of private capital has been committed by PIPE Investors, including significant participation from existing investors in Gogoro and strategic partners,

which indicates strong support for the Business Combination from third party investors and which may lead to additional commercial opportunities.

•

Terms of the Merger Agreement. The board of directors of Poema Global determined that the terms and conditions of the Merger Agreement were fair, advisable and in the best interests of Poema Global and Poema Global’s shareholders and were the product of arm’s-length negotiations among the parties.

•

Independent Director Role. The board of directors of Poema Global is comprised of a majority of independent directors who are not affiliated with the Sponsor or its affiliates. Poema Global’s independent directors (other than Ms. Barger, who had recused herself from all deliberations) evaluated and approved, as members of the board of directors of Poema Global, the Merger Agreement and the ancillary documents and the transactions contemplated thereby.

•

Other Alternatives. The board of directors of Poema Global’s belief is that the Business Combination represents the best potential business combination for Poema Global based upon the process utilized to evaluate and assess other potential acquisition targets.

The board of directors of Poema Global also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•	COVID-19. Uncertainties regarding the potential impact of the COVID-19 pandemic and related economic disruption on Gogoro’s business and operation.

•

Outside Date. The Merger Agreement may be terminated if the Business Combination is not consummated by March 31, 2022; provided that the right to terminate because such date has passed is not granted to a party whose action or failure to act has caused the delay in the closing of the Business Combination.

•

Liquidation of Poema Global. The risks and costs to Poema Global if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Poema Global being unable to effect a business combination within 24 months after consummation of the Poema Global IPO, and force Poema Global to liquidate and the Warrants to expire worthless.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits Poema Global from soliciting other business combination proposals, which restricts Poema Global’s ability to consider other potential business combinations to complete prior to the termination of the Merger Agreement by its terms or the completion of the Business Combination.

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Gogoro. The risk that Poema Global will not have any surviving remedies against Gogoro after the closing of the Business Combination to recover for losses as a result of any inaccuracies or breaches of Gogoro’s representations, warranties or covenants set forth in the Merger Agreement. As a result, Poema Global’s shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Gogoro prior to the closing of the Business Combination without any ability to reduce the number of Gogoro Ordinary Shares to be issued in the Business Combination or recover for the amount of any damages. The board of directors of Poema Global determined that this structure was appropriate and customary in light of the fact that similar transactions include similar terms.

•	Shareholder Vote. The risk that Poema Global’s shareholders may fail to provide the respective votes necessary to complete the Business Combination.

•	Redemptions. The risk that Poema Global’s current public shareholders may redeem their Public Shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Poema Global and potentially resulting in an inability to consummate the Business Combination if Poema Global’s total cash proceeds, after giving effect to the PIPE Investment and Permitted Equity Financing prior to the Closing, does not equal to or exceed $400,000,000.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Poema Global’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•

Fairness Opinion. The board of directors of Poema Global did not receive a fairness opinion from a bank stating that the consideration to be paid in the Business Combination was fair to Poema Global from a financial point of view.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of Poema Global and the business of Gogoro described under “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

In addition to considering the factors described above, the board of directors of Poema Global also considered:

•

Interests of Certain Persons. Some officers and directors of Poema Global may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Poema Global’s shareholders (see “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” beginning on page 105 of this proxy statement/prospectus). Poema Global’s independent directors (other than Ms. Berger who had recused herself) reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the board of directors of Poema Global, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The board of directors of Poema Global concluded that the potential benefits that it expected Poema Global and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the board of directors of Poema Global determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Poema Global and its shareholders.

Summary of Poema Global Financial and Valuation Analyses

The following is a summary of the material financial and valuation analyses presented to and reviewed by the board of directors of Poema Global in connection with the valuation of Gogoro in the Business Combination. The summary set forth below does not purport to be a complete description of the financial and valuation analyses reviewed or factors considered by Poema Global’s management, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the board of directors of Poema Global. Poema Global may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular format. Considering the data in the tables specified below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Poema Global’s financial analyses and the recommendation of the board of directors of Poema Global.

The valuation analyses reviewed by the board of directors of Poema Global were conducted based upon numerous material assumptions with respect to, among other things, the market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of Poema Global, Gogoro or any other parties to the Business Combination. None of Poema Global, Gogoro or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Gogoro do not purport to be appraisals or reflect the prices at which Gogoro shares may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

For the purpose of this valuation assessment, the board of directors of Poema Global took into account three comparable company sets weighted as follows: (a) primary comparable companies (EV charging technology and EV charging networks), (b) secondary comparable companies (hardware as a service) and (c) comparable companies included for reference but not meaningfully relied on (4-wheel (“4W”) electric vehicle OEMs and PTW OEMs).

The table below sets forth the comparable companies selected as part of the financial analyses of Gogoro.

Comparable Company	Description

Primary Comparable Companies (EV Charging Technology and EV Charging Networks)
ChargePoint, Inc. (“ChargePoint”)	ChargePoint is an operator of online networks of independently owned EV charging stations, providing portfolio of hardware, software and services.

STEM, Inc. (“STEM”)	STEM is an AI-enabled pure-play smart energy storage company.

EV Charged B.V. (“EVBox”)	EVBox is a leading global provider of smart charging solutions for electric vehicles.

EVgo Inc. (“EVgo”)

EVgo is a provider of charging networks for private and public electric vehicles. It provides electric vehicle charging programs to retail consumers and charging services to automotive and fleet customers, as well as other software services and ancillary services.

Volta Inc. (“Volta”)	Volta is a leading owner—operator of public electric vehicle charging infrastructure, partnering with real estate and retail partners to locate and deploy EV charging stations.

Secondary Comparable Companies (Hardware as a Service)

Roku, Inc. (“Roku”)	Roku is an operator of a TV streaming platform and manufacturer of streaming players and television-related audio devices through direct retail sales and licensing arrangements with service operators.

Peloton Interactive, Inc. (“Peloton”)	Peloton is an interactive fitness subscription platform combining equipment, proprietary networked software, and streaming digital fitness and wellness content.

Comparable Company	Description

Comparable Companies Included for Reference (4W Electric Vehicle OEMs and PTW OEMs)

Tesla, Inc. (“Tesla”)

Tesla is a designer, developer, manufacturer, and seller of fully electric vehicles and solar energy generation and energy storage products, owning their own sales and service network enabling fast development and launching of EVs and technologies.

Fisker Inc. (“Fisker”)

Fisker is a developer of electric vehicles centralized around a proprietary process that allows the development and design of a vehicle to be adapted to any given EV platform in the specific segment size.

Lucid Group, Inc. (“Lucid”)	Lucid is a technology and automotive company which designs, engineers and builds luxury electric vehicles, powertrains and battery systems in-house using their own equipment and factory.

XPeng Inc. (“XPeng”)	XPeng is a designer, developer, manufacturer and marketer of smart electric vehicles in China, providing innovation in autonomous driving, smart connectivity and core vehicle systems.

Li Auto Inc. (“Li Auto”)	Li Auto is a designer, developer, manufacturer and seller of premium smart electric vehicles providing safe, convenient and refined products and services in China.

NIO Inc. (“NIO”)

NIO is a designer, developer, joint manufacturer and seller of smart premium electric vehicles providing users with comprehensive, convenient, and innovative charging solutions and other user-centric service offerings.

Yadea Group Holdings Ltd. (“Yadea”)	Yadea is a leading electric two-wheeled vehicle brand in China, focused on designing, researching, developing, manufacturing and selling electric scooters, electric bicycles and related accessories.

Niu Technologies (“Niu”)	Niu is a designer, manufacturer, and seller of high-performance electric bicycles and motorcycles, providing smart e-scooters primarily in China as well as Europe and other countries.

Hero MotoCorp Limited (“Hero MotoCorp”)	Hero MotoCorp is India’s leading two-wheeler manufacturer, designing and developing technologically advanced motorcycles and scooters for customers around the world.

The key selection criteria used to determine the comparable companies included, among others, the following factors: (i) the products / services offered, (ii) business model similarity in revenue recurrence, (iii) revenue growth profile, and (iv) gross margin. Companies were selected because they demonstrate (a) similar product / service offerings as Gogoro’s, and (b) leading technology applied in their respective product / service offerings. The comparable companies were broken down into three distinct sets of public companies, which can be summarized as follows:

Primary Comparable Companies (EV Charging Technology and EV Charging Networks): These selected companies operate in the EV sector and provide products and services via their EV charging technology and charging networks, similar to Gogoro. These companies face similar macro trends driven by vehicle electrification and adoption and are generally expected to have comparable estimated revenue growth in 2023 as Gogoro, but lower EBITDA margin.

Secondary Comparable Companies (Hardware as a Service): These selected companies provide products and services that are different from Gogoro’s but share similar characteristics in terms of upfront hardware revenue, recurring revenue streams and comparable EBITDA margin profiles, even though these selected companies may have a lower growth profile.

Comparable Companies Included for Reference (4W Electric Vehicle OEMs and PTW OEMs): As Gogoro sells ePTWs in Taiwan, these selected companies were included for reference because they manufacture and sell electric vehicles or PTWs. However, these selected companies were not meaningfully relied upon due to (i) the absence of a recurring subscription revenue model, which is at the core of Gogoro’s business model, (ii) technology differentiation and (iii) different value proposition to customers.

Operational Benchmarking

The board of directors of Poema Global compared the estimated revenue growth rate and EBITDA margin of Gogoro against each of the comparable companies in the primary comparable company set and the secondary comparable company set. These were estimates based on publicly available information as of July 2, 2021. In addition, all estimates were calendarized to December year-ends.

The estimated revenue growth rate and EBITDA margin are summarized in the table below:

	Gogoro	ChargePoint	STEM	EVBox	EVgo	Volta	Roku	Peloton
2023E Revenue Growth Rate	85%	68%	80%	65%	150%	99%	34%	26%
2023E EBITDA Margin	16%	0%	18%	1%	3%	12%	15%	12%

With reference to comparable companies in the primary comparable company set and the secondary comparable company set, Gogoro has a similar revenue growth profile and one of the highest EBITDA margins.

Valuation Benchmarking

The board of directors of Poema Global reviewed an analysis of the estimated total enterprise value/revenue and estimated total enterprise value/EBITDA of each of the comparable companies in the primary comparable company set and the secondary comparable company set. These were estimates based on publicly available information as of July 2, 2021. In addition, all estimates were calendarized to December year-ends.

The multiples of enterprise value are summarized in the table below:

	Gogoro	ChargePoint	STEM	EVBox	EVgo	Volta	Roku	Peloton
Enterprise Value / 2023E Revenue	2.5x	17.1x	8.2x	3.2x	20.9x	5.1x	11.7x	5.3x
Enterprise Value / 2023E EBITDA	16.0x	Not meaningful	46.3x	Not meaningful	Not meaningful	43.0x	80.3x	44.2x

Considering that Gogoro’s operational benchmarking is in-line with comparable companies, Poema Global’s board concluded that Gogoro’s enterprise value as multiples of estimated 2023 revenue represented an attractive valuation relative to the enterprise value as multiples of estimated 2023 revenue of primary comparable companies (EV Charging Technology and EV Charging Networks) and secondary comparable companies (Hardware as a Service). The board of directors of Poema Global further noted that, due to the high variance in enterprise value as multiples of estimated 2023 EBITDA of primary comparable companies (EV Charging Technology and EV Charging Networks) and secondary comparable companies (Hardware as a Service), enterprise value as multiples of estimated 2023 EBITDA is not a meaningful factor in assessing the attractiveness of Gogoro’s valuation.

The results of the above-referenced analyses supported Poema Global’s board of directors’ determination that, based on a number of factors, it was fair to and in the best interests of Poema Global and its shareholders, and that it was advisable, to enter into the Merger Agreement and the ancillary documents to which Poema

Global is, or will be, a party and to consummate the transactions contemplated thereby (including the Business Combination). For additional information, see the section of this proxy statement/prospectus titled “Poema Global’s Board of Directors’ Reasons for the Approval of the Business Combination and Recommendations”.

Satisfaction of 80% Test

It is a requirement under Poema Global’s Articles and Nasdaq rules that any business acquired by Poema Global have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of the Merger Agreement with Gogoro was approximately $345,109,940 and 80% thereof represents approximately $276,087,950. In determining whether the 80% requirement was met, rather than relying on any one factor, the board of directors of Poema Global concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the section of this proxy statement/prospectus titled “Poema Global’s Board of Directors’ Reasons for the Approval of the Business Combination and Recommendations” as well as quantitative factors, such as the anticipated implied equity value of the combined company. Based on the qualitative and quantitative information used to approve the Business Combination described herein, the board of directors of Poema Global determined that the foregoing 80% net asset requirement was met. The board of directors of Poema Global believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net asset requirement.

Certain Unaudited Projected Financial Information

In June 2021, Poema Global received Gogoro’s internally prepared the Projections. Gogoro does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Gogoro has prepared the Projections set forth below to present key elements to the forecasts provided to Poema Global. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. There were adjustments made to the Projections to reflect additional levels of conservatism in Gogoro’s operating model in the context of the Business Combination. Gogoro’s revenue was impacted in 2020 by Taiwan government policy supporting ICE PTW makers and removing subsidies for ePTW makers and then further impacted in 2021 by the COVID-19 pandemic, which impacted Taiwan later than many other places in the world. The Projections reflect a steady increase in subscription revenue, with growth rates in-line with historical levels, as well as a gradual return of hardware revenue to historical levels in Taiwan and with new growth in mainland China and India. The Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the Projections in making a decision regarding the transaction, as the Projections may be materially different than actual results.

The Projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors in existence at the time of preparation, all of which are difficult to predict and many of which are beyond Gogoro’s or Poema Global’s control, such as the risks and uncertainties contained in the section titled “Risk Factors” beginning on page 25 of this proxy statement/prospectus. The Projections reflect the consistent application of the accounting policies of Gogoro and should be read in conjunction with the accounting policies included in Note 4 to the accompanying historical audited consolidated financial statements of Gogoro included in this proxy statement/prospectus.

The Projections for revenue and costs are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Gogoro’s or

Poema Global’s control. While all Projections are necessarily speculative, Poema Global believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. EBITDA is a non-IFRS financial measure that should not be considered in isolation from, as a substitute for, or superior to, financial information presented in compliance with IFRS. Gogoro believes EBITDA in the Projections facilitates better understanding of Gogoro’s operating results and provide Gogoro’s management with a better capability to plan and forecast future periods for certain reasons including because it provides a measure of Gogoro’s cash generating capabilities of its battery swap business over time. The non-IFRS financial measure as used by Poema Global and Gogoro may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to a IFRS financial measure. Accordingly, Gogoro is not providing a reconciliation of its non-IFRS financial measure for the full years 2021 – 2024 to the most directly comparable financial measure prepared in accordance with IFRS because Gogoro is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Projections. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Gogoro or its representatives considered or currently consider the Projections to be a reliable prediction of future events, and reliance should not be placed on the Projections.

The Projections are a component of Poema Global’s overall evaluation of Gogoro and are included in this proxy statement/prospectus because they were provided to the board of directors of Poema Global for its evaluation of the Business Combination. Gogoro has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Poema Global. Neither Gogoro’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Gogoro compared to the information contained in the Projections, and, except to the extent required by law, none of them intends to or undertakes any obligation to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Poema Global will not refer back to the Projections in future periodic reports filed under the Exchange Act following the Business Combination.

Deloitte, Gogoro’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it and assumes no responsibility for, and disclaims any association with, the prospective financial information. The Deloitte report included in this proxy statement/prospectus relates to historical financial information of Gogoro. The Deloitte report does not extend to the Projections included herein and should not be read as if it does.

The key elements of the Projections provided to Poema Global are summarized below.

(US$ in millions)

	2021E	2022E	2023E	2024E
Consolidated Revenue(1)	326.9	500.2	925.1	1,709.0
Hardware Revenue(2)	222.3	365.5	746.4	1,455.4
Battery Swap Revenue(3)	104.5	134.8	178.7	253.6
Gross Profit(4)	52.4	104.5	176.5	293.3
Gross Margin(5)	16.0%	20.9%	19.1%	17.2%
EBITDA	11.8	69.7	147.1	272.0

Scaling with growth of battery swapping subscribers and accelerating deployment of the Gogoro Energy Network, projected gross profit is driven by economies of scale in the hardware production.

Gogoro prepared these projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants and management’s experience in the EV and technology sectors. These projections are based on a number of assumptions, including the following assumptions that Gogoro’s management believes to be material:

(1)	Consolidated revenue consists of Hardware Revenue and Battery Swap Revenue.

(2)

Hardware Revenue consists of Taiwan based Gogoro branded vehicle sales and enabling hardware such as sales of component kits to OEMs as well as sales of network infrastructure to SwapCos in mainland China and India. Gogoro expects the growth of incremental battery swapping subscribers to drive the growth of Hardware Revenue based on historical actual revenue in 2019 and 2020. The incremental battery swapping subscribers are estimated to be 85,000 in 2021E, 215,000 in 2022E, 602,000 in 2023E and 1,681,000 in 2024E. Revenue calculations are based on the estimated price of: (1) Gogoro branded vehicles in Taiwan; (2) Gogoro development kits to OEMs for manufacturing a 125cc equivalent powered scooter; (3) Gogoro development kits to OEMs for manufacturing a 50-75cc equivalent powered scooter; (4) Gogoro battery packs; and (5) Gogoro GoStations. Each of these prices is then multiplied by the respective volume estimated for that category of product based on the total subscribers Gogoro expects to add to the Gogoro Network each of the years mentioned. Prices for Gogoro Development Kits are expected to be consistent throughout the time horizon. Prices vary with the exact kit purchased by OEM. Prices for Battery Packs and GoStations are expected to be consistent throughout the time horizon.

(3)

Battery Swap Revenue consists of battery swapping subscription, including Taiwan subscription revenue and a percentage of the estimated revenues from mainland China and India subscription services. Gogoro expects the growth of cumulative battery swapping subscribers to drive the growth of Battery Swap Revenue based on historical actual revenue in 2019 and 2020. The cumulative battery swapping subscribers were 263,000 in 2019A and 364,000 in 2020A, and are expected to be 449,000 in 2021E, 664,000 in 2022E, 1,266,000 in 2023E to 2,947,000 in 2024E. These figures represent the sum total of subscribers and are multiplied by the average revenue per user (ARPU) in Taiwan where Gogoro is entitled to 100% of revenue based on its ownership of the Gogoro Network and a percentage of revenues from SwapCos in China and India. ARPU used is actual ARPU for the Taiwan market and an estimated ARPU for China and India based on factors including, but not limited to, gas price, electricity price and battery charging price. Gogoro’s estimates of total additional subscribers for each year are based on actual sales of two-wheeler vehicles for each respective market. The figures for Taiwan are based on Gogoro’s historical performance while the figures for China and India are in the context of OEM sales in past years and include a forecast for the percentage of each brand’s customers that are likely to purchase a Gogoro-powered electric scooter. Taiwan ARPU is expected to remain consistent with historical trends during the time horizon. ARPU in China and India is expected to be in-line with Taiwan ARPU on a per-kilowatt hour consumed basis. In each market, individual consumer practice will vary — the quantity of kilowatt hours consumed is greatly impacted by distance driven (on average higher in India than in Taiwan), by vehicle configuration (more one battery-pack-powered vehicles in China which consume less kilowatt hours of energy), speed used when riding, and other factors.

(Percentage of penetration of specific OEM brands)*
Market	2022E	2023E	2024E
China	1%	3%	9%
India	<1%	1%	3%

*

In China and India, the figures represent the projected Gogoro-powered vehicle sales volumes as a percent of actual 2020 sales by specific OEM brands (Yadea and Dachangjiang in China and HeroMotoCorp in India). In China, Gogoro expects to have a presence in six cities by the end of

2022 and continue to penetrate the market in subsequent years. India will grow from a smaller base of two wheel users, given the India market’s lack of mass adoption of electric vehicles, hence market penetration expectations are lower than China.

(Percentage of penetration of two-wheeler Taiwan market)*
Market	2022E	2023E	2024E
Taiwan	12%	17%	20%

*	In Taiwan, the figure represents the total penetration of Gogoro-powered (both Gogoro branded and partner branded) vehicles across the entire Taiwan two-wheeler market.

(4)

Gogoro assumes projected cost based on historical actual cost. An increase in Gross Profit from 16% in 2021E to 17.2% in 2024E is driven by economies of scale in the hardware production, while the increase in Gross Profit will be partially offset by lower margin products such as sales of component kits to OEMs as well as sales of network infrastructure to SwapCos in mainland China and India.

(5)

Gogoro assumes projected expenses based on historical actual spending. The growth in Operating Expenses is primarily due to the increase in sales and marketing expenses. General and administrative expenses and research and development expenses remain relatively stable with a smaller increase based on historical trend align with the projected growth in Gogoro’s business.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Poema Global’s board of directors to vote in favor of approval of the Business Combination Proposal and the First Plan of Merger shareholders should keep in mind that Poema Global’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Poema Global’s shareholders generally. These interests may have influenced the decision of Poema Global’s board of directors to approve the Business Combination and could incentivize Poema Global’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to Poema Global Public Shareholders rather than liquidate. In particular:

•

Immediately following the consummation of the Business Combination, the Sponsor and its affiliates are expected to hold an aggregate of 18,675,000 Gogoro Ordinary Shares on an as-converted basis, consisting of (i) 8,525,000 Gogoro Ordinary Shares to be converted from Poema Global Class B Shares held by the Sponsor, including 6,393,750 Sponsor Earn-in Shares, (ii) 750,000 Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe at a price of $10.00 per share in connection with the PIPE Investment, and (iii) 9,400,000 Gogoro Ordinary Shares underlying the Gogoro Warrants to be converted from the Private Warrants at the First Effective Time, each entitling the Sponsor to purchase one Gogoro Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate would represent 6.6%, 7.1% and 7.6% ownership interest in the combined company under the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario, respectively, on an as converted basis, assuming no additional equity securities are issued and no additional equity-linked securities are converted.

Subject to the terms and conditions contemplated by the Sponsor Support Agreement and up until the sixth anniversary of the Closing Date, (i) one-third of the Sponsor Earn-In Shares shall vest if the Minimum Target is not met; (ii) an additional one-third of the Sponsor Earn-In Shares shall vest if the Middle Target is not met; (iii) the remainder of the Sponsor Earn-In, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment Shares shall vest if the Maximum Target is not met; and (iv) upon the occurrence of an Acceleration Event (as defined below), all the Sponsor Earn-In Shares that have not previously vested shall vest, provided, however, that in the case of an Acceleration Event that is a Change of Control (as defined below), (x) none of Sponsor Earn-In Shares shall vest if the Minimum Target has not been achieved, (y) only one-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Middle Target has not been achieved, and (z) only two-

thirds of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest if the Maximum Target has not been achieved. In each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Board. After the sixth anniversary of the Closing Date, any unvested Sponsor Earn-in Shares shall be forfeited by Sponsor to Gogoro for no consideration.

•

If the Business Combination or another business combination is not consummated by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles), Poema Global will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Poema Global’s board of directors, liquidating and dissolving. In such event, the 8,625,000 Poema Global Class B Shares held by the Sponsor and certain of Poema Global’s directors, which were acquired prior to the Poema Global IPO for an aggregate purchase price of $25,000, and the 9,400,000 Private Warrants held by the Sponsor, which were acquired concurrently with the Poema Global IPO for an aggregate purchase price of $9.4 million, would be worthless because the holders of Poema Global Class B Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the Private Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each outstanding Poema Global Ordinary Share will be converted into one Gogoro Ordinary Share subject to adjustment described herein, and each Poema Global Warrant will be converted into a Gogoro Warrant. Based on the average of the high ($9.92) and low ($9.91) prices for Poema Global Class A Shares on Nasdaq on February 15, 2022, the value of the Poema Global Class B Shares, the Sponsor Earn-In Shares and the Gogoro Ordinary Shares that certain affiliates of the Sponsor have agreed to subscribe in connection with the PIPE Investment would be $85,516,875, $63,394,031 and $7,436,250, respectively. Based on the average of the high ($1.15) and low ($1.1) prices for the Public Warrants on Nasdaq on February 15, 2022, the value of the Private Warrants would be $10,575,000.

Given (i) the differential in the purchase price that the Sponsor and certain of Poema Global’s directors paid for the Poema Global Class B Shares as compared to the price of the Poema Global Class A Shares, (ii) the differential in the purchase price that the Sponsor paid for the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of Gogoro Ordinary Shares that the Sponsor and these directors will receive upon conversion of the Poema Global Class B Shares and/or Private Warrants, the Sponsor and these directors can earn a positive return on their investment, even if Poema Global Public Shareholders have a negative return on their investment.

•

If Poema Global is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Poema Global for services rendered or contracted for or for products sold to Poema Global. If Poema Global consummates a business combination, on the other hand, Poema Global or the combined company will be liable for all such claims.

•

The Sponsor and Poema Global’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket fees and expenses incurred by them in connection with certain activities on Poema Global’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Poema Global fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Poema Global may not be able to reimburse these fees and expenses if the Business Combination or another business combination is not completed by January 8, 2023 (or such later date as may be approved by Poema Global’s shareholders in an amendment to the Poema Global Articles). As of the date of this proxy statement/prospectus, the Sponsor and Poema Global’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable fees and expenses.

•

The Merger Agreement provides for the continued indemnification of Poema Global’s current directors and officers and the continuation of directors and officers liability insurance covering Poema Global’s current directors and officers.

•

Poema Global’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Poema Global to fund certain capital requirements. On September 30, 2020, the Sponsor agreed to loan Poema Global an aggregate of up to $300,000 to cover expenses related to the Poema Global IPO pursuant to a promissory note that was repaid in full on February 8, 2021. No additional loans have been made as of the date of this proxy statement/prospectus. If the Business Combination is not consummated, any additional loans of this nature will not be repaid and will be forgiven except to the extent there are funds available to Poema Global outside of the Trust Account.

•

Homer Sun, the Chief Executive Officer and Director of Poema Global and a managing member of the Sponsor, will be a member of the board of directors of Gogoro following the closing of the Business Combination and, therefore, in the future Mr. Sun could receive cash fees, share options or share-based awards that Gogoro’s board of directors determines to pay to its non-executive directors.

Certain Engagements in connection with the Business Combination and Related Transactions

In connection with the proposed Business Combination, GS is acting as the sole financial advisor to Gogoro. In connection with such engagement, GS will receive fees and expense reimbursements customary for business combinations (subject to the terms and conditions of GS’s engagement letter with Gogoro). In addition, Citi and UBS are acting as exclusive placement agents in connection with the PIPE Investment and will receive fees and expense reimbursements customary for such transactions.

Each of Citi and UBS previously acted as an underwriter in the Poema Global IPO consummated on January 8, 2021. In addition to the upfront underwriting compensation of $3,450,000 that Citi and UBS each received in the IPO, Citi and UBS will each receive deferred underwriting compensation of $6,037,500 from Poema Global for the IPO if the Business Combination is completed. Such deferred underwriting compensation is equal to 3.5% of the aggregate proceeds of the Poema Global IPO and will not be adjusted based on the amount of redemptions. The total amount of such deferred underwriting compensation of $12,750,000 is expected to represent approximately 3.5% and 7.0% of the cash left in the Trust Account under the No Redemption Scenario and the 50% Redemption Scenario, respectively. The total amount of upfront and deferred underwriting compensation of $18,975,000 is expected to represent approximately 5.5% and 11.0% of the cash left in the Trust Account under the No Redemption Scenario and the 50% Redemption Scenario, respectively. Under the Maximum Redemption Scenario and assuming the Minimum Available Cash Condition is waived, the amount of cash left in the Trust Account will not be sufficient to cover the deferred underwriting compensation. In addition, Gogoro has engaged with Citi and UBS as Placement Agent in connection with PIPE placement. Citi and UBS will each receive a placement fee of $120,000 from Gogoro upon consummation of the placement which is anticipated to be simultaneous with the closing of the proposed business combination with Poema Global. The financial interests of Citi, UBS or their respective affiliates tied to the consummation of the Business Combination present potential conflicts of interest in their provision of additional services to Poema Global and Gogoro, including potential conflicts of interest in connection with the Business Combination. For example, in order to receive the deferred underwriting compensation and the placement agent fees, Citi, UBS or their respective affiliate may cause Poema Global to pursue a business combination with a less favorable target or involving terms less favorable to Poema Global Public Shareholders, and their evaluation of the target business may not be as thorough as it would have been if the deferred underwriting compensation and placement agent fees are not conditioned upon the consummation of the business combination.

In addition, each of Citi, UBS and GS, together with their respective affiliates, is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services, and they may provide investment banking and other services to Poema Global, Gogoro and their respective founders, officers, directors and affiliates from time to time, for which they would expect to receive compensation.

Moreover, in the ordinary course of their respective business activities, Citi, UBS and GS, and their respective affiliates, officers, directors and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, and may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Poema Global, Gogoro or their respective founders, officers, directors and affiliates.

In considering the recommendation of the board of directors of Poema Global to vote in favor of approval of the Business Combination, shareholders should keep in mind that Poema Global’s or Gogoro’s advisors and respective entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of Poema Global’s shareholders and warrant holders generally, including those discussed above.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Poema Global will be treated as the “acquired” company and Gogoro will be treated as the “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Gogoro issuing shares at the closing of the Business Combination for the net assets of Poema Global as of the Closing Date, accompanied by a recapitalization.

Gogoro has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Gogoro’s shareholders will hold a majority of the voting power of the combined company,

•	Gogoro’s operations will substantially comprise the ongoing operations of the combined company,

•	Gogoro’s designees are expected to comprise a majority of the governing body of the combined company, and

•	Gogoro’s senior management will comprise the senior management of the combined company.

The Transaction is comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated through following main steps:

I.

The Merger will be accounted for as an acquisition of assets (in exchange for shares) as the underlying transactions do not result in a business combination in accordance with IFRS 3 IFRS 3 as Poema Global does not constitute a business as defined under IFRS 3. Consequently, the Merger will be accounted for under IFRS 2, Share-Based Payment. In the accompanying pro forma information, the net assets of Poema Global were recognized at its fair value, which was approximated by its carrying value, and no goodwill or other intangible assets were recorded. All direct costs of the Merger will be expensed. Any difference between the fair value of Gogoro common shares and Gogoro warrants issued and the fair value of Poema’s identifiable net assets are recorded as a listing fee.

II.

The Subscription Agreements, which were executed concurrently with the Merger Agreement, will result in the issuance of Gogoro common shares, which are accounted for as equity instruments in accordance with IAS 32, Financial Instruments: Presentation.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Business Combination and the Mergers.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands Law and Poema Global’s Articles, being the affirmative vote of the holders of a majority of Poema Global Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Transactions will not be consummated if Poema Global has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the Poema Global shareholders for a vote.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Poema Global’s entry into the Merger Agreement, dated as of September 16, 2021, by and among Poema Global Holdings Corp. (“Poema Global”), Gogoro Inc., a Cayman Islands exempted holding company (“Gogoro”), Starship Merger Sub I Limited (“Merger Sub”) and Starship Merger Sub II Limited (“Merger Sub II”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into Poema Global, with Poema Global surviving the merger, and immediately thereafter and as part of the same overall transaction, Poema Global will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of Gogoro, which will become the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Merger Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”

Recommendation of Poema Global’s Board of Directors

POEMA GLOBAL’S BOARD OF DIRECTORS RECOMMENDS THAT THE POEMA GLOBAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Poema Global board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Companies Act follow:

Holders of Poema Global Ordinary Shares have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Poema Global Public Shareholders are entitled to give notice to Poema Global prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Poema Global Ordinary Shares if they follow the procedures set out in the Cayman Companies Act.

In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Poema Global Public Shareholders who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

Poema Global shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Resale of Gogoro Ordinary Shares

The Gogoro Ordinary Shares to be issued to shareholders of Poema Global in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Poema Global immediately prior to the First Effective Time or an “affiliate” of Gogoro following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Gogoro or Poema Global (as appropriate) and may include the executive officers, directors and significant shareholders of Gogoro or Poema Global (as appropriate).

Stock Exchange Listing of Gogoro Ordinary Shares

Gogoro will use reasonable best efforts to cause, prior to the First Effective Time, the Gogoro Ordinary Shares and Gogoro Warrants issuable pursuant to the Merger Agreement to be approved for listing on the Nasdaq Global Select Market under the symbols “GGR” and “GGRW,” respectively, subject to official notice of issuance. Approval of the listing on the Nasdaq Global Select Market of the Gogoro Ordinary Shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of Poema Global Ordinary Shares

If the Business Combination is completed, the Public Shares and Public Warrants will be delisted from the Nasdaq Capital Market and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Gogoro expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in the Cayman Islands or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Gogoro Ordinary Shares.

Despite its initial exemption due to its foreign private issuer status, Gogoro, and following the consummation of the Business Combination, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of Poema Global and Gogoro is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Poema Global IPO, (b) in which the combined company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE MERGER PROPOSAL

The Merger Proposal, if approved, will authorize the First Plan of Merger. For reference, the Second Plan of Merger will be approved by Gogoro as the sole shareholder of both the Surviving Entity and Merger Sub II following the First Effective Time.

A copy of the First Plan of Merger is attached to this proxy statement/prospectus as Annex C.

Required Vote

The approval of the First Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the First Plan of Merger absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the First Plan of Merger be authorized, approved and confirmed in all respects, that Poema Global Holdings Corp. be and is hereby authorized to enter into the First Plan of Merger, and that the merger of Merger Sub with and into Poema Global Holdings Corp., with Poema Global Holdings Corp. surviving the merger as a wholly owned subsidiary of Gogoro Inc., be authorized, approved and confirmed in all respects.”

Recommendation

POEMA GLOBAL’S BOARD OF DIRECTORS RECOMMENDS THAT POEMA GLOBAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Poema Global’s board of directors to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will Poema Global solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under the Poema Global Articles and the law of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, Poema Global’s board of directors may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the Poema Global Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation

POEMA GLOBAL’S BOARD OF DIRECTORS RECOMMENDS THAT POEMA GLOBAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure letters, which are referred to herein as the “Gogoro Disclosure Letter” and the “Poema Global Disclosure Letter,” respectively, and collectively as the “Disclosure Letters,” which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than for the purpose of establishing matters as facts. Poema Global and Gogoro do not believe that the Disclosure Letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may, may not have been or may not be as applicable or accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Poema Global or Gogoro or any other matter.

Overview of the Transactions Contemplated by the Merger Agreement

Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that Merger Sub will merge with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”). We refer to the Mergers along with the other transactions contemplated by the Merger Agreement as the “Transactions,” and the agreements that govern the Transaction as the “Transaction Agreements.” As a result of the Business Combination, and upon consummation of the Business Combination and the Transactions, Merger Sub II will become a wholly owned subsidiary of Gogoro, with the shareholders of Poema Global becoming shareholders of Gogoro. The respective time at which the First Merger and the Second Merger become effective is sometimes as the “First Effective Time” and “Second Effective Time,” respectively. The closing of the Business Combination is herein referred to as the “Closing.”

Closing of the Business Combination

Unless Poema Global and Gogoro otherwise mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, the Closing will take place on the date that is two (2) business days following the date on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (such date, the “Closing Date”). See “—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.

If the Transactions have not been consummated by March 31, 2022, the Merger Agreement may be terminated by either Poema Global or Gogoro. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if such party’s breach of the Merger Agreement has been a primary cause of or resulted in the failure of the Transactions to be consummated on or before such time. See “—Termination.”

Effects of Mergers on Securities of Gogoro, Poema Global, Merger Sub and Merger Sub II in the Business Combination

Pre-Closing Transactions of Gogoro

Prior to the Closing Date, the Gogoro Interim A&R AoA will be adopted and become effective. On the Closing Date and immediately prior to the First Effective Time, the following actions will take place:

(i)

Gogoro will repurchase each series C preferred shares of Gogoro (“Gogoro Series C Preferred Shares”), that is issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share will apply such amount to the subscription for one Gogoro Ordinary Share. Gogoro shall issue such Gogoro Ordinary Shares in accordance with the Gogoro Interim A&R AoA;

(ii)	The Gogoro Listing A&R AoA will be adopted and become effective; and

(iii)

Each Gogoro Ordinary Share that is issued and outstanding immediately prior to the First Effective Time shall be subdivided into such number of Gogoro Ordinary Shares equal to the Subdivision Factor (as defined below), such that each Gogoro Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”).

“Subdivision Factor” is a number resulting from dividing (i) $2,011,251,500 (being the value of Gogoro as adjusted by its cash and indebtedness as of June 30, 2021) by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10. “Aggregate Fully Diluted Company Shares” means, without duplication, (i) the aggregate number of Gogoro Ordinary Shares that are issued and outstanding immediately prior to the Share Subdivision (including restricted shares granted under Gogoro’s equity incentive plans) and (ii) the aggregate number of Gogoro Ordinary Shares that are reserved for issuance under the Gogoro’s equity incentive plans. We refer to the actions set forth in paragraphs (i) through (iii) above as “Recapitalization.”

Effect of Mergers on Securities of Poema Global

Pursuant to the Merger Agreement, at the Closing, the following will occur:

(i)

Immediately prior to the First Effective Time, each then outstanding Poema Global Class B Share will be converted into one Poema Global Class A Share in accordance with the terms of the Poema Global Amended and Restated Memorandum and Articles of Association.

(ii)

Immediately prior to the First Effective Time, the Poema Global Class A Shares and the Public Warrants comprising the Units will be separated. Holders of each Unit will be deemed to hold one Poema Global Class A Share and one-half of one Public Warrant thereafter. No fractional Public Warrants will be issued in connection with such unit separation. As such, if a holder of Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.

(iii)

After giving effect to such conversion described in paragraph (i) above and the unit separation described in paragraph (ii) above, at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share will no longer be outstanding and each holder of one Poema Global Class A Share will receive one Gogoro Ordinary Share after giving effect to the Recapitalization.

(iv)

Poema Global Warrants sold to the public and to the Sponsor in connection with the Poema Global IPO will be assumed by Gogoro. Each Poema Global Warrant will be converted into a corresponding warrant exercisable for Gogoro Ordinary Shares (“Gogoro Warrants”).

Effect of Mergers on Securities of Merger Sub

As a result of the First Merger, each ordinary share of Merger Sub that is issued and outstanding immediately prior to the First Effective Time will convert into one ordinary share of the Surviving Entity. The ordinary shares of the Surviving Entity will have the same rights, powers and privileges as the shares so converted and will constitute the only issued and outstanding share capital of the Surviving Entity.

Effect of Mergers on Securities of Merger Sub II

As a result of the Second Merger, each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time will be cancelled and extinguished without any conversion thereof or payment therefor. Each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time will remain outstanding and will not be affected by the Second Merger.

Earnout Shares

Gogoro may issue up to 12,000,000 Gogoro Ordinary Shares to persons who are Gogoro shareholders immediately prior to the First Effective Time, but after the Recapitalization. We refer to these shares as the “Earnout Shares” and the Gogoro shareholders who are eligible to receive such shares as the “Earnout Participants”). We refer to the period from and after the Closing Date until the sixth anniversary of the Closing Date as the “Earnout Period.” Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Gogoro Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively, each of which we refer to as an “Earnout Event.” Any fractional shares will be rounded down to the nearest whole number and payment for such fraction will be made in cash in lieu of any such fractional share based on a value equal to the applicable target price. Each Earnout Participant will receive Earnout Shares, if any, in accordance with its “Pro Rata Portion,” which is equal to a number of Gogoro Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Gogoro Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Gogoro Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time.

Covenants and Agreements

Conduct of Gogoro Business Prior to the Completion of the Business Combination

Gogoro has agreed that, during the period from the date of the Merger Agreement until the earlier of its termination or the Closing (the “Interim Period”), Gogoro and its subsidiaries will use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. During the Interim Period, Gogoro and its subsidiaries will use commercially reasonable efforts to also preserve intact the current business organization and ongoing businesses and maintain the existing relations and goodwill with key customers, key suppliers, joint venture partners, key distributors, key employees and creditors.

In addition to the general covenant above, Gogoro has agreed that it will not, and will cause its subsidiaries not to, during the Interim Period:

•	change or amend its organizational documents;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned subsidiary of Gogoro either to Gogoro or any other wholly-owned subsidiaries of Gogoro;

•

except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any material contract specified in the Merger Agreement and Gogoro Disclosure Letter;

•

issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of Gogoro or any of its subsidiaries other than the issuance of Gogoro Ordinary Shares upon the repurchase of Gogoro Series C Preferred Shares;

•	issue or grant any options, warrants or other rights to purchase or obtain any equity securities of Gogoro or any of its subsidiaries;

•

sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property), other than, with respect to tangible assets or properties in the ordinary course of business consistent with past practice and with respect to intellectual property, licenses, grants, liens, lapses, or expirations granted or otherwise occurring in the ordinary course of business and consistent with past practice, and disclosures permitted by the Merger Agreement;

•

disclose any confidential information of Gogoro and its subsidiaries to any person unless information so disclosed is protected by valid and enforceable confidentiality agreements or where Gogoro has chosen in the exercise of its reasonable business judgement to publish such information;

•	settle any pending or threatened action if such settlement would require payment by Gogoro greater than a specified amount or admit criminal wrongdoing;

•

except as otherwise required by the terms of any existing Gogoro benefit plan or existing employment contract as in effect on the date of the Merger Agreement, as otherwise required by applicable law, or as otherwise agreed to in writing by Poema Global, (i) pay or promise to pay any severance, change in control, retention or termination payment to any Gogoro employee, (ii) take any action to accelerate any payments or benefits payable to any Gogoro employees, (iii) take any action to increase any compensation or benefits of any Gogoro employee other than in the ordinary course of business and consistent with past practice, (iv) establish, adopt, enter into, amend or terminate any Gogoro benefit plan, other than offer letters or employment agreements with an annual cash compensation not exceeding a specified amount and entered into in the ordinary course of business without severance or change in control benefits, or (v) hire or terminate (other than for cause) the employment of any employee or independent contractor of Gogoro or any of its subsidiaries with an annual cash compensation exceeding a specified amount;

•

enter into, modify, or extend any collective bargaining agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Gogoro or its subsidiaries;

•	make any loans or advance any money or other property to any person, except for advances, prepayments, deposits and trade credit in the ordinary course of business;

•

redeem, purchase, repurchase or otherwise acquire, any equity securities of Gogoro or any of its subsidiaries other than (i) transactions among Gogoro and its subsidiaries or among the subsidiaries of Gogoro or (ii) the exercise of Gogoro’s repurchase option with respect to Gogoro restricted shares in accordance with the award agreements as in effect as of the date of the Merger Agreement;

•	adjust, subdivide, combine, recapitalize, reclassify or otherwise effect any change in any equity securities of Gogoro or any of its subsidiaries;

•

make any material change in its customary accounting principles or methods of financial accounting materially affecting the reported financial statements of Gogoro and its subsidiaries, other than as may be required by IFRS or applicable law;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Gogoro or its subsidiaries;

•

make, change or revoke any material tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to taxes; file any material tax return in a manner materially inconsistent with past practice; settle or compromise any material tax claim or tax liability; enter into any material tax closing agreement with any governmental authority; defer any taxes as a result of a COVID-19 measure; surrender any right to claim a material tax refund; or knowingly take any action that would reasonably be expected to prevent or impede the Mergers from qualifying for the intended tax treatment as specified in the Merger Agreement;

•

other than in the ordinary course of business: (i) incur, create or assume any indebtedness , other than (x) ordinary course trade payables, (y) between Gogoro and any of its wholly owned Subsidiaries or between any of such wholly owned subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Gogoro and its subsidiaries’ existing credit facilities, notes and other existing indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) materially modify the terms of any material indebtedness, or (iii) guarantee or endorse, or otherwise become responsible for any person’s indebtedness other than indebtedness between Gogoro and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•

other than in the ordinary course of business, enter into any agreement that materially restricts the ability of Gogoro or its subsidiaries to engage or compete in any line of business or enter into a new line of business;

•

except in the ordinary course of business (i) make any capital expenditures exceeding a specified amount and beyond Gogoro’s budget, or (ii) delay the making of any material capital expenditures as provided in Gogoro’s budget;

•	accelerate or delay any bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

•

except in the ordinary course of business consistent with past practice, (i) delay the collection of any material account receivable or accelerate the payment of any material account payable; or (ii) otherwise conduct its cash management customs and practices;

•	enter into any contract with any broker, finder, investment banker or other person that entitles such person to any commission in connection with the Transactions;

•

acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•	make any change of control payment that is not set forth on Gogoro Disclosure Letter; or

•	enter into any Contract to do any action prohibited by the foregoing restrictions.

Notwithstanding the foregoing, Gogoro and its subsidiaries may during the Interim Period take actions that are expressly contemplated by the Merger Agreement or other Transaction Agreements, actions set forth on the Gogoro Disclosure Letter, or actions otherwise consented to in writing by Poema Global or required by applicable law.

Conduct of Poema Global Business Prior to the Completion of the Business Combination

Poema Global has agreed that during the Interim Period it will not:

•	change or amend the Investment Management Trust Agreement between Poema Global and Continental, dated as of January 5, 2021 or Poema Global’s organizational documents;

•	create or form any subsidiary;

•	make, declare, set aside or pay any dividends or other distribution in respect of any outstanding equity securities of Poema Global;

•	subdivide, consolidate or reclassify any equity securities of Poema Global;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Poema Global, other than in connection with Poema Global shareholders’ right to redeem their shares in accordance with Poema Global’s organizational documents and the Trust Agreement, or as otherwise required by Poema Global’s organizational documents in order to consummate the Transactions;

•	fail to maintain its existence or merge, consolidate or amalgamate Poema Global with any person;

•

purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof,

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Poema Global;

•	make any capital expenditures;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter any “keep well” or similar agreement to maintain the financial condition of any other person;

•

make, change or revoke any material tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to taxes; settle or compromise any material tax claim or tax liability; enter into any material tax closing agreement with any governmental authority; file any material tax return in a manner materially inconsistent with past practice; defer any taxes as a result of a COVID-19 measure; surrender any right to claim a material tax refund; or knowingly take any action that would reasonably be expected to prevent or impede the mergers from qualifying for the intended tax treatment as specified in the Merger Agreement;

•	enter into, renew or amend in any material respect, any transaction or contract with a related party;

•	settle any pending or threatened action if such settlement would require payment by Poema Global greater than a specified amount or admit criminal wrongdoing;

•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than working capital loans;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities;

•

engage in any activities or business, other than (i) activities or business in connection with or incident or related to Poema Global’s formation or continuing corporate (or similar) existence, (ii) activities or business contemplated by the Merger Agreement or other Transaction Agreements, the performance of covenants or agreements under the Merger Agreement or other Transaction Agreements or the consummation of the Transactions or (C) activities or business that are administrative or ministerial, in each case, which are immaterial in nature;

•

enter into any settlement, conciliation or similar contract that would (i) require any payment from the Trust Account maintained by Continental pursuant to the trust agreement entered between Poema Global and Continental or (ii) impose non-monetary obligations on Poema Global or any of its affiliates (or Gogoro or any of its subsidiaries after the Closing);

•

authorize, recommend, approve, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Poema Global or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Poema Global or resolve to approve any of the foregoing;

•	materially change Poema Global’s methods of accounting, other than changes that are made in accordance with PCAOB standards;

•	enter into any contract with any broker, finder, investment banker or other person that entitles such person to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•	voluntarily fail to maintain or cancel coverage under any insurance policy material to Poema Global and its subsidiaries and their assets and properties; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing restrictions.

Notwithstanding the foregoing, Poema Global may during the Interim Period take actions that are expressly contemplated by the Merger Agreement or the Sponsor Support Agreement, details of which are set forth in the section titled “—Agreements Entered into in Connection with the Business Combination—Sponsor Support Agreement,” or actions otherwise consented to in writing by Gogoro or required by applicable law.

Covenants and Agreements related to Employees

Prior to the Closing Date, Gogoro will adopt an equity plan that reserves an initial number of Gogoro Ordinary Shares for issuance thereunder equal to approximately 10% of Gogoro Ordinary Shares outstanding as of immediately after the First Effective Time. In calculating the number of Gogoro Ordinary Shares initially reserved for such equity plan, the Earnout Shares, the Sponsor Earn-in Shares that are subject to vesting and forfeiture pursuant to the Sponsor Support Agreement and shares underlying the Gogoro Warrants shall not be accounted in the total Gogoro Ordinary Shares outstanding as of immediately after the First Effective Time. The number of Gogoro Ordinary Shares reserved for such equity plan will be increased annually beginning on the first day of each fiscal year after the First Effective Time. Upon such increase, the number of Gogoro Ordinary Shares reserved for such equity plan will equal to the least of: (i) the number of Gogoro Ordinary Shares determined in accordance with the first two sentences of this paragraph, (ii) 3% of the number of Gogoro Ordinary Shares outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number as determined by the plan administrator.

In order to incentivize the employees and other service providers of Gogoro and its affiliates to continue to serve Gogoro and its subsidiaries following the Closing Date, Gogoro will, at or following the Closing Date, grant certain incentive awards covering up to an aggregate of 3% of the outstanding Gogoro Ordinary Shares, calculated on an outstanding basis without taking into account any Earnout Shares, any Sponsor Earn-in Shares or shares underlying the Gogoro Warrants. One-third of such incentive awards will vest upon the occurrence of an Earnout Event during the Earnout Period if the relevant employees or service providers continue to serve Gogoro or its subsidiaries through each such Earnout Event.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•

Poema Global agreeing to, as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, establish a record date, call and give notice to its shareholders and hold a shareholder meeting to provide Poema Global Public Shareholders with the opportunity to redeem their Public Shares; obtain all requisite approvals and authorizations from the Poema Global shareholders in connection with the Transactions; adopt or approve such other proposals as may be reasonably agreed to by Poema Global and Gogoro as necessary or appropriate in connection with the consummation of the Transactions; adopt or approve any other proposal that either the SEC or the Nasdaq indicates is necessary in its comments to this proxy statement/prospectus, and related and customary procedural and administrative matters;

•

Gogoro agreeing to, as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, establish a record date, call and give notice to its shareholders and hold a shareholder meeting to: obtain the Gogoro shareholders’ approval (to the extent not obtained prior to such meeting) for (x) the adoption of the Gogoro Interim A&R AoA and the Gogoro Listing A&R AoA and (y) the Share Subdivision, adopt or approve all Gogoro’s transaction proposals, including the Recapitalization, the equity plan described in the first paragraph in the section titled “—Covenants and Agreements related to Employees” above and each other proposal reasonably agreed to by Poema Global and Gogoro as necessary or appropriate in connection with the consummation of the Transactions, adopt or approve any other proposal that either the SEC or the Nasdaq indicates is necessary in its comments to the Registration Statement, and related and customary procedural and administrative matters;

•

Poema Global agreeing to use its reasonable best efforts to ensure Poema Global remains listed as a public company on the Nasdaq Capital Market, cause Poema Global Class A Shares, the Public Warrants and Units to remain listed on the Nasdaq Capital Market; keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations, and take such actions as are reasonably necessary or advisable to cause the Poema Global Class A Shares, Public Warrants and Units to be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act as soon as practicable following the consummation of the Business Combination;

•

Gogoro agreeing to use its commercially reasonable efforts to do the following as promptly as reasonably practicable after the date the Merger Agreement and in any event prior to the First Effective Time: cause Gogoro’s initial listing application with the Nasdaq Global Select Market in connection with the Transactions to be approved, to satisfy all applicable listing requirements of the Nasdaq Global Select Market, and cause the Gogoro Ordinary Shares and the Gogoro Warrants to be approved for listing on the Nasdaq Global Select Market;

•

each of Poema Global and Gogoro agreeing to not solicit or negotiate with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions;

•	Gogoro agreeing to not confidentially submit to or file with the SEC any registration statement on Form S-1 or F-1;

•

each of Poema Global and Gogoro agreeing that all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Poema Global as provided in Poema Global’s organizational documents or under any indemnification agreement such parties may have with Poema Global, will survive the Closing and will continue in full force and effect for a period of six years from the Closing Date;

•

Poema Global agreeing to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy providing liability insurance coverage with respect to matters occurring on or prior to the First Effective Time and Gogoro agreeing to maintain such policy in full force in its full term and bear the relevant cost;

•

Poema Global and Gogoro agreeing to take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time, the board of directors of Gogoro shall consist of at least seven directors, which shall initially include one director designated by the Sponsor and six directors designated by Gogoro;

•

Poema Global agreeing to, immediately prior to the Closing, assign to Gogoro all of its rights, interests, and obligations in and under that the Warrant Agreement, dated January 5, 2021, by and between Poema Global and Continental and the terms and conditions of such Warrant Agreement will be amended and restated to reflect the assumption of the Poema Global Warrants by Gogoro;

•	Poema Global and Gogoro cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•

each of Poema Global and Gogoro providing, subject to certain specified restrictions and conditions, to the other party and the other party’s representatives access to its and its subsidiaries’ books, records and personnel during the period prior to the Closing;

•	confidentiality and publicity relating to the Merger Agreement and the Transactions;

•	Gogoro waiving claims, rights, titles or interests to the Trust Account or any funds distributed from the Trust Account;

•

Poema Global agreeing to, at the Closing, (i) deliver to Continental all documents, opinions and notices required to be delivered under the trust agreement; and (ii) make all appropriate arrangement to cause Continental to distribute the funds in the Trust Account as directed in a termination letter;

•	Poema Global taking all reasonable steps to cause any acquisition or disposition of Poema Global shares to be exempt from Section 16(a) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•

Gogoro agreeing to, as the sole shareholder of Merger Sub and Merger Sub II, approve and adopt the Merger Agreement, the Transaction Agreements to which Merger Sub or Merger Sub II, as applicable, is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

•	Gogoro agreeing to adopt certain specified policies;

•	Gogoro agreeing to terminate certain specified contracts;

•	each of Gogoro and Poema Global cooperating in the event of any shareholder litigation related to the Merger Agreement or the Transactions; and

•

each of Gogoro and Poema Global agreeing to (i) use its reasonable best efforts to, and instruct its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the PIPE Investment; and (ii) take all actions required, necessary or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein when the all conditions therein are satisfied.

The Merger Agreement further provides that during the Interim Period, Poema Global and Gogoro may execute certain subscription agreements with certain investors pursuant to which such investors will purchase Gogoro Ordinary Shares from Gogoro for cash on the Closing Date.

Representations and Warranties

The Merger Agreement contains representations and warranties of Gogoro and its subsidiaries, including Merger Sub and Merger Sub II, relating, among other things, to corporate organization; Gogoro’s subsidiaries; due authorization, performance and enforceability against Gogoro of the Merger Agreement and the requisite shareholder approval; absence of conflicts; governmental consents and filings; capitalization of Gogoro and its subsidiaries; financial statements and absence of changes; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; material contracts; possession of requisite governmental permits and approvals; employee benefits; labor matters; real property; intellectual property; privacy and data security; tax matters; insurance; environmental matters; broker’s fees; product liability; related party transactions; supplied information; and international trade and anti-corruption.

The Merger Agreement contains representations and warranties of Poema Global, relating, among other things, to corporate organization; capitalization; due authorization, performance and enforceability against

Poema Global of the Merger Agreement; absence of conflicts; required consents and filings; compliance with laws and possession of requisite governmental permits and approvals; reports filed with the SEC, financial statements and compliance with the Sarbanes-Oxley Act; litigation and proceedings; business activities and absence of changes; employees; material contracts and no defaults; the Nasdaq Global Select Market listing; absence of undisclosed liabilities; the Trust Account; tax matters; related party transactions; status under the Investment Company Act of 1940, as amended, and the Jumpstart Our Business Startups Act of 2012; and broker’s fees.

The representations and warranties made in the Merger Agreement will not survive the consummation of the Mergers.

Material Adverse Effect for Gogoro and Poema Global

Under the Merger Agreement, certain representations and warranties of Gogoro are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Gogoro are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” with respect to Gogoro means an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) Gogoro and its subsidiaries (taken as a whole) or the results of operations or financial condition of Gogoro and its subsidiaries, in each case, taken as a whole or (y) the ability of Gogoro and its subsidiaries to consummate the Transactions.

In the case of clause (x) in the above paragraph, however, none of the following (or the effect of any of the following) will be taken into account in determining whether a Material Adverse Effect for Gogoro has occurred or will occur:

(a)

any change in law, regulatory policies, accounting standards or principles (including IFRS) or any guidance relating thereto or interpretation thereof, in each case after the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets);

(c)	any change affecting any of the industries in which Gogoro and its subsidiaries operate or the economy as a whole;

(d)	any epidemic, pandemic or disease outbreak (including COVID 19 and any COVID-19 measures);

(e)

the announcement or the execution of the Merger Agreement, the pendency of the Transactions, or the performance of the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries;

(f)	any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(g)	any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions;

(h)

any failure of Gogoro or its subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plan, which failure shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect; and

(i)

any effect referred to in clauses (a), (b), (c), (d), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on Gogoro and its subsidiaries or the results of operations or financial condition of Gogoro and its subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which Gogoro and its subsidiaries operate.

Under the Merger Agreement, certain representations and warranties of Poema Global are qualified in whole or in part by materiality thresholds or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, certain representations and warranties of Poema Global are qualified in whole or in part by a “SPAC Impairment Effect” standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “SPAC Impairment Effect” with respect to Poema Global means an effect or development that is, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Poema Global to consummate the Transactions or otherwise have a material adverse effect on the Transactions.

Conditions to Closing

The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.

The consummation of the Business Combination is conditioned upon, among other things:

(a)	receipt of the required approval by the Poema Global shareholders;

(b)	receipt of the required approval by the Gogoro shareholders;

(c)

after giving effect to the exercise of the redemption rights of the Poema Global shareholders, Poema Global having at least $5,000,001 of net tangible assets immediately after the First Effective Time;

(d)	the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Mergers;

(e)

the approval for listing of Gogoro Ordinary Shares, Gogoro Warrants, Gogoro Ordinary Shares underlying Gogoro Warrants to be issued in connection with the Mergers and the Earnout Shares on the Nasdaq Global Select Market, subject only to official notice of issuance thereof;

(f)

effectiveness of this proxy statement/prospectus in accordance with the Securities Act and the absence of any stop order issued by the SEC which remains in effect with respect to this proxy statement/prospectus; and

(g)	completion of the Recapitalization in accordance with the terms of the Merger Agreement and Gogoro’s organizational documents.

The obligations of Gogoro, Merger Sub and Merger Sub II to consummate the Business Combination is also conditioned upon, among other things:

(a)	the accuracy of the representations and warranties of Poema Global (subject to certain materiality standards set forth in the Merger Agreement);

(b)	material compliance by Poema Global with its pre-closing covenants;

(c)

Poema Global’s delivery of a certificate, signed by an officer of Poema Global, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in clauses (a) and (b) have been fulfilled; and

(d)

the funds contained in the Trust Account (after giving effect to the exercise of the redemption rights of the Poema Global shareholders and net of any unpaid or contingent liabilities of Poema Global including any deferred underwriting commissions and transaction expenses), together with the aggregate amount of proceeds from any PIPE Investment and any additional amount raised pursuant to the subscription agreements entered into during the Interim Period, equaling or exceeding $400,000,000 (the “Minimum Available Cash Condition”);

(e)	the absence of any SPAC Impairment Effect; and

(f)	the Sponsor Support Agreement being in full force and effect.

The obligations of Poema Global to consummate the Business Combination is also conditioned upon, among other things:

(a)	the accuracy of the representations and warranties of Gogoro (subject to certain materiality standards set forth in the Merger Agreement);

(b)	material compliance by Gogoro with its pre-closing covenants;

(c)	Gogoro’s delivery of a certificate, signed by an officer of Gogoro, dated the Closing Date, certifying that the conditions specified in clauses (a) and (b) have been fulfilled; and

(d)	the absence of any Material Adverse Effect.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Mergers, including:

(a)	by mutual written consent of Poema Global and Gogoro;

(b)

by either Poema Global or Gogoro if any law or governmental order (other than a temporary restraining order) is in effect that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers;

(c)	by either Poema Global or Gogoro if the Mergers have not occurred by 11:59 p.m., Hong Kong time, on March 31, 2022 (the “Termination Date”);

(d)

by either Poema Global or Gogoro upon a breach of or failure to perform any representations, warranties, covenants or other agreements set forth in the Merger Agreement by the other party if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot or has not been cured within the earlier of 45 days’ following the receipt of notice from the non-breaching party and five business days prior to the Termination Date;

(e)	by either Poema Global or Gogoro if the Poema Global shareholder approval or Gogoro shareholder approval is not obtained at their respective shareholder meetings; or

(f)

by Gogoro if the Minimum Available Cash Condition becomes incapable of being satisfied without any amendments, modifications, supplements or waivers to the Merger Agreement or the Subscription Agreements.

Miscellaneous

Enforcement of Agreement

The parties have agreed that each party shall be entitled to enforce specifically the terms and provisions of the Merger Agreement and to immediate injunctive relief to prevent breaches of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled under the Merger Agreement and other Transaction Agreements.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, Gogoro, Poema Global and the Sponsor have entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things,

(i)	attend any Poema Global shareholder meeting to establish a quorum for the purpose of approving Poema Global’s transaction proposals;

(ii)

vote or cause to be voted (including by class vote and/or written consent, if applicable) Poema Global Class B Shares, Poema Global Class A Shares underlying Poema Global Warrants or any other Poema Global securities acquired by Sponsor (collectively, the “Sponsor Subject Shares”) in favor of the Poema Global’s transaction proposals, including the approval of the Merger Agreement and the transactions contemplated thereby; and

(iii)

vote all Sponsor Subject Shares against (A) any merger, business combination or other similar transaction other than the Transactions (an “Alternative Transaction Proposal”) involving Poema Global, (B) allowing Poema Global to execute or enter into, any agreement related to any such Alternative Transaction Proposal, and (C) entering into any agreement, or agreement in principle requiring Poema Global to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (A) and (C), would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Poema Global of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of Poema Global’s share capital.

Pursuant to the Sponsor Support Agreement, the Sponsor also agreed not to, directly or indirectly, Transfer any Gogoro Ordinary Shares held by it immediately after the First Effective Time (other than the Sponsor Earn-in Shares) during a period of six months from and after the Closing Date, subject to customary exceptions. The lock-up requirements will cease to apply after the date on which the closing price of the Gogoro Ordinary Shares equals or exceeds $17.50 per share for any twenty trading days within any consecutive thirty trading day period after the Closing Date. “Transfer” means (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

The Sponsor Support Agreement also provides that 6,393,750 of the Gogoro Ordinary Shares held by Sponsor immediately after the First Effective Time shall become unvested and subject to forfeiture. We refer to such shares as Sponsor Earn-in Shares. Subject to the terms and conditions contemplated by the Sponsor Support Agreement, one-third of the Sponsor Earn-in Shares will vest upon the occurrence of an Earnout Event during the Earnout Period. In the event that after the Closing and prior to the expiration of the Earnout Period, there is an Acceleration Event, then any Sponsor Earn-In Shares that have not previously vested shall vest upon such Acceleration Event, provided that in the case of an Acceleration Event that is a Change of Control, (x) if the value of the consideration to be received by the holders of the Gogoro Ordinary Shares for each Gogoro Ordinary Share in such Change of Control transaction (the “Change of Control Price”) is less than $15.00, none of Sponsor Earn-In Shares shall vest; (y) if the Change of Control Price equals or exceeds $15.00 but less than $17.50, an aggregate of one-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest, and (z) if the Change of Control Price equals or exceeds $17.50 but less than $20.00, an aggregate of two-third of the Sponsor Earn-In Shares (including those vested before the Change of Control) shall vest, in each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Board. Any Sponsor Earn-in Shares, to the extent not vested upon expiration of the Earnout Period, shall be forfeited by Sponsor to Gogoro for no consideration. The Sponsor shall surrender such forfeited Sponsor Earn-in Shares to Gogoro and such Sponsor Earn-in Shares will then be cancelled.

“Acceleration Event” means (i) a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of Gogoro (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against Gogoro, or a receiver is appointed for Gogoro or a substantial part of its assets or properties or (iv) Gogoro makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties.

“Change of Control” means any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Gogoro; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Gogoro or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of Gogoro and its subsidiaries, taken as a whole or (b) the following individuals cease for any reason to constitute a majority of the number of directors of Gogoro then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by Gogoro’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b).

Gogoro Shareholder Lock-Up Agreements

Concurrently with the execution and delivery of the Merger Agreement, Gogoro, Poema Global and certain Gogoro shareholders have entered into certain lock-up agreements. Pursuant to such lock-up agreements, each such Gogoro shareholder agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions:

(i)	any Gogoro Ordinary Shares held by such shareholder immediately after the First Effective Time,

(ii)

any Gogoro Ordinary Shares issuable upon the exercise of options or warrants to purchase Gogoro Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such options or warrants themselves),

(iii)

any Gogoro Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Gogoro Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such securities themselves) and

(iv)	any Earnout Shares to the extent issued pursuant to the Merger Agreement.

We refer to such Gogoro Ordinary Shares, options, warrants and securities as set forth in paragraphs (i) through (iv) as the “Locked-Up Shares.”

For each Gogoro shareholder who is not a member of Gogoro’s management, the applicable lock-up period will be (i) with respect to 50% of such shareholder’s Locked-Up Shares, six months from and after the Closing

Date, and (ii) with respect to 50% of such shareholder’s Locked-Up Shares, twelve months from and after the Closing Date. For each Gogoro shareholder who is a member of Gogoro’s management, the applicable lock-up period will be twelve months from and after the Closing Date.

The lock-up requirements will cease to apply after the date on which the closing price of the Gogoro Ordinary Shares equals or exceeds $17.50 per share for any twenty trading days within any consecutive thirty trading day period after the Closing Date.

Gogoro Shareholder Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, Gogoro, Poema Global and certain Gogoro shareholders have entered into certain Voting Agreements. Pursuant to such voting agreements, each such Gogoro shareholder has agreed to:

(i)	attend any Gogoro shareholder meeting to establish a quorum for the purpose of approving Gogoro’s transaction proposals;

(ii)

vote or cause to be voted (including by class vote and/or written consent, if applicable) Gogoro Series C preferred shares, Gogoro Ordinary Shares (and/or any other Gogoro securities acquired by such Gogoro shareholder (collectively, the “Subject Shares”)) in favor of Gogoro’s transaction proposals, including the approval of the Merger Agreement and the transactions contemplated thereby; and

(iii)

vote all its Subject Shares against (A) any Alternative Transaction Proposal involving Gogoro and its subsidiaries, (B) allowing Gogoro to execute or enter into, any agreement related to any such Alternative Transaction Proposal, and (C) entering into any agreement, or agreement in principle requiring Gogoro to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (A) and (C), would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Gogoro of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of Gogoro’s share capital.

Pursuant to the Voting Agreements, the Gogoro shareholders also agreed not to Transfer any Subject Shares from the date of signing the Voting Agreement until the date of termination of the Voting Agreement, subject to customary exceptions. “Transfer” means (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b).

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Gogoro, the Sponsor and certain shareholders of Gogoro will enter into a registration rights agreement, to be effective as of the Closing. Pursuant to such registration rights agreement, Gogoro agrees to file a registration statement as soon as practicable upon receipt of a request from certain shareholders of Gogoro to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other parties thereto. Gogoro has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

The registration rights agreement also provides that Gogoro will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the registration rights agreement supersede any prior registration, qualification or similar rights of the parties with respect to their Gogoro securities or Poema Global securities.

Assignment and Assumption Agreement

The Merger Agreement contemplates that, immediately prior to the Closing, Gogoro, Poema Global, and Continental will enter into an assignment and assumption agreement. Pursuant to such assignment and assumption agreement, Poema Global will assign to Gogoro all of its rights, interests, and obligations in and under the Warrant Agreement, dated January 5, 2021, by and between Poema Global and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated to reflect the assumption of the Poema Global Warrants by Gogoro.

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, the Initial PIPE Investors have entered into the Initial Subscription Agreements pursuant to which the Initial PIPE Investors have committed to subscribe for and purchase Gogoro Ordinary Shares at $10.00 per share for an aggregate purchase price of $257,320,000. The Initial PIPE Investors include existing shareholders or affiliates of Gogoro or Sponsor and various strategic partners. In addition, on January 18, 2022, the Additional PIPE Investors entered into additional share subscription agreements pursuant to which the Additional PIPE Investors have committed to purchase Gogoro Ordinary Shares at a price of $10.00 per share for an aggregate purchase price of $27,500,000. Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the Merger Agreement having been satisfied or waived, (iii) the accuracy of representations and warranties in all material respects and (iv) material compliance with covenants.

As of the date hereof, issuance or sale of the Gogoro Ordinary Shares in connection with the Subscription Agreements has not been registered under the Securities Act. Gogoro has agreed, within 30 calendar days of Closing to file with the SEC a registration statement registering the resale of such Gogoro Ordinary Shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (1) 90 calendar days (or 120 calendar days if the SEC notifies Gogoro that it will “review” the registration statement) following the Closing and (ii) the tenth (10th) business day after the date of Gogoro is notified (in writing) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

GOGORO’S BUSINESS

Business

References in this section to “we,” “our,” “us,” the “Company” or “Gogoro” generally refer to Gogoro Inc., a Cayman Islands exempted holding company, and its consolidated subsidiaries, including its Operating Subsidiaries.

Gogoro is leading a better way forward to cleaner, smarter cities by transforming the way we use and distribute energy.

Mission

Our mission is to accelerate the shift to sustainable urban life by eliminating the barriers to electric vehicle adoption to bring smart, swappable electric power within reach of every urban rider in the world.

About Gogoro

We are an innovation-driven company, delivering mass-market access to smart, swappable electric fuel and intelligent light urban vehicles that address the needs of many of the over half a billion two-wheel riders in our target markets. We offer a best-in-class technology platform for battery swapping networks and a comprehensive ecosystem of enabling technologies for the vehicles that operate on them. Founded in 2011, we developed a smart Swap & Go battery system that delivers full power to electric-powered two-wheelers (“ePTWs”) in seconds. Over the past six years, we have utilized this system to build a larger scale battery swapping network in our pilot market of Taiwan. Our comprehensive solution is built on an integrated technology platform that spans:

•	Smart Batteries specifically designed for swapping and Connected Battery Swapping Stations

•	Cloud-based network software and battery management systems

•	Design, engineering, and manufacturing of Smartscooter ePTWs

•	Advanced ePTW powertrains, smart components, and OEM developer kits

•	AI-Driven operating system and consumer app with network connectivity

Today, we enable end consumers on our network to refuel their ePTWs in seconds at over 2,100 battery swapping locations. Our network has delivered over 200 million battery swaps as of November 30, 2021 and manages over 300,000 swaps a day. Our systems have been refined and proven with over 4 billion kilometers ridden by over 400,000 subscribers as of November 30, 2021.

Our Swap & Go battery swapping solutions are especially suited to densely populated and highly congested urban centers where space and time are at a premium. Our initial focus is on developing Gogoro Networks in major population centers in Asia with the highest concentrations of PTW riders. Our swapping stations have a small footprint and are easy to deploy making them ideal for integrating into high-traffic urban areas where riders need them most. In the same space it takes to charge a 4-Wheel (“4W”) electric vehicle, a standard Gogoro battery swapping station can deliver full power in seconds and service hundreds of ePTW vehicle riders per day. Gogoro’s battery swapping solution offers significant safety advantages in markets like mainland China where the common practice of charging ePTW batteries at home has led to significant fire safety concerns, particularly in dense apartment complexes. These safety issues have led to strict government regulation in mainland China heavily restricting or even banning home charging of ePTW batteries in many cities.

Our battery swapping networks address four critical needs of consumers that have previously been barriers to the widespread adoption of ePTWs.

First, we eliminate range anxiety by enabling riders to quickly swap batteries within battery swapping networks distributed conveniently throughout urban areas.

Second, we save riders time by allowing them to refuel in seconds as opposed to the hours it takes for traditional charging.

Third, we offer the safest refueling option available with our patented Smart Batteries that are designed and engineered to meet the highest safety standards in the world.

Finally, we make riding electric affordable. Gogoro Smartscooters, as well as ePTWs sold by our original equipment manufacturer (“OEM”) partners, are at approximate price parity with traditional ICE PTWs at the time of purchase while providing a lower total cost of ownership throughout the life of the vehicle.

Gogoro generates two, inter-linked revenue streams: (i) Hardware sales — both Gogoro branded Smartscooters and enabling hardware, which includes sales of vehicle kits to partners who sell their own branded vehicles that are “Powered by the Gogoro Network” (“PBGN”), and, in the future, sales of Battery Packs and GoStations to our JV partnerships that will operate battery swapping networks and (ii) battery subscription recurring revenues from Swap & Go customer subscriptions to the battery swapping network.

Regardless of whether the vehicle is Gogoro or partner OEM branded, end-customers must subscribe to the Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated near 100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our pilot market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents a compelling differentiation of our business model.

Establishing Our Business Model

Taiwan has been a logical location for piloting Gogoro’s battery swapping platform. With its urban density, size, PTW dominant commuter culture, technology roots, and favorable policy environment, it has proven to be both a strong location for developing, marketing, and refining our solutions as well as an important growth market. With over 14 million PTWs on the road, representing 80% of total vehicles, Taiwan provides a significant opportunity for ePTW innovation and is representative of other major scooter dominant regions across Asia.

Prior to the launch of Gogoro’s first ePTW in 2015, virtually 100% of all PTWs in Taiwan were ICE PTWs. Since then, in just over six years, ePTWs have grown to 10% of all PTWs sold each year, with Gogoro and our PBGN OEM partners delivering 97% of ePTW sales as of June 30, 2021. We believe our experience in rapidly penetrating this market demonstrates the attractiveness of a battery swapping model to PTW riders as they transition to more sustainable and environmentally friendly mobility.

We built our own battery swapping network in Taiwan to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. The Gogoro Network started with just 30 swapping stations in Taipei, but we rapidly expanded the network to new cities, connecting regions and reaching greater density. We now have over 2,100 GoStation locations that provide battery swapping coverage accessible within minutes to 86% of all riders in Taiwan.

The capital expenditures for this network build-out were principally comprised of Smart Batteries and GoStations on our network. Because we own our battery swapping network in Taiwan, 100% of all recurring Swap & Go subscription revenue is paid by end customers to Gogoro. This is the case whether the customer rides a Gogoro-branded ePTW or partner OEM-branded ePTW, which is PBGN. Because all those vehicles are exclusively PBGN, their subscription revenue is continuous for the life of the vehicle, regardless of whether a change of ownership occurs.

The decade of experience we’ve acquired developing and deploying our battery swapping platform technology has enabled us to refine, upgrade and customize our product offerings for both end consumers and partner OEMs. As of November 30, 2021, customers on our network have completed over 200 million swaps, delivering deep insights that we’ve applied to continuously hone every aspect of the technology foundation of our systems. For instance, our smart network employs advanced tracking of battery health, degradation, and usage across over 900,000 batteries simultaneously to manage charge time and battery state of charge levels to optimize cost, performance, and longevity. Our A.I.-driven algorithms learn in real-time and use historical data to efficiently optimize battery availability and improve battery health remotely. In addition, for the end consumer, our smart network enables seamless customer engagement through an intuitive, comprehensive app that includes functionality such as remotely checking battery state of charge levels, identification of the nearest fully charged batteries, and vehicle health diagnostics.

Today, our revenues in Taiwan are driven largely by Gogoro branded Smartscooter sales. To establish the battery swapping category and transform the market we needed to inspire consumers with an elevated, uncompromising ePTW product experience. To achieve that, we’ve designed, developed, and manufactured our own diverse line of Smartscooters in-house to reset the ePTW standard and attract highly engaged and influential consumers to battery swapping. Having now established the global market positioning of our battery swapping platform technology, we intend to increasingly focus on working with partner OEMs to enable the manufacture of partner OEM-branded ePTWs PBGN and exclusively compatible with our battery swapping platform. In Taiwan, customers such as Yamaha and Tailing (a Taiwanese JV with Suzuki) are among our six existing OEM partners. When we work with OEM partners, our enabling hardware revenue is comprised of component and kit sales that enable OEM ePTWs to be compatible with the Gogoro Network.

As we continue to expand and add additional OEM partners, we’ll rely significantly on our strong, strategic partnership with Hon Hai Technology (Foxconn) for global hardware manufacturing. Their global footprint, manufacturing agility, supply chain, and logistics capabilities will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach.

Gogoro employs normal marketing and retail channels for selling products. Marketing efforts focus on both print media and TV advertisements which are used to drive both awareness of our products as well as specific promotions. Additionally, we maintain an active presence on social media, including on Facebook, Line, Instagram, to quickly reach our target audience. Other than specific pricing discounts or other specific promotions (discounted accessories, gift of a crash helmet at time of purchase, etc.) we do not engage in any other sales initiatives. While customers may take advantage of bank loans, deferred credit card interest payment schedules, or other incentives, these are offered by third-party service providers and not by Gogoro directly.

Expanding Into Mainland China and India with Leading OEM Partners

Today, approximately 535 million existing PTW riders in mainland China, India, and Taiwan deserve a better solution to refueling, and strong government policy tailwinds are driving PTW electrification and supporting battery swapping for refueling light, agile ePTWs. Mainland China and India currently have approximately 300 million and approximately 221 million PTWs on the road, respectively. Approximately 60-65 million new PTW units were sold in 2020 in mainland China and India alone. We believe our proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities for Gogoro in both markets.

Our market entry strategies in mainland China and India entail working with leading PTW OEMs. We plan to sell components or kits to our OEM partners and the OEM partners will develop a portfolio of PBGN ePTWs tailored to their market and consumer needs. In mainland China, our OEM partners are as follows:

•	Yadea, the world’s and mainland China’s #1 ePTW OEM with approximately 24% ePTW market share in mainland China.

•	DCJ, mainland China’s #1 ICE PTW OEM with 11% ICE PTW market share in mainland China.

•	In India, our OEM partner is Hero MotoCorp (“Hero”), India’s #1 ICE PTW OEM with 37% PTW market share in India.

In mainland China, we will begin with PBGN vehicles manufactured and branded by Yadea in the city of Hangzhou in the fourth quarter of 2021 to be followed in early 2022 by further vehicle launches, as well as expansion of network services to the city of Hangzhou and other cities and build out of network services in the city of Wuxi. In India, we plan to launch network services in New Delhi to coincide with Hero-branded PBGN vehicle launch in the second half of 2022.

In both mainland China and India, we intend to form or participate in JVs (“SwapCos”) with OEM partners (each of whom will invest to be an equity partner in the JV) and these SwapCos will be responsible for financing and managing the roll-out of in-country battery swapping networks that are based on the Gogoro hardware/software ecosystem.

In November 2020, Gogoro entered into a Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and Gogoro will receive certain revenue sharing in connection with such sales. In addition, Gogoro could in the future conduct operations through its PRC subsidiaries. The terms that govern Gogoro’s participation require that the PRC SwapCo be their exclusive battery swapping network in mainland China prior to December 31, 2024, subject to an exception that these leading OEMs are respectively permitted to have an equity investment for less than 5% in a listed competitor to such SwapCo. To the best of our knowledge, our OEM partners have not launched any similar collaboration with any competitor in mainland China. In India, the SwapCo is under the process of establishment as of the date hereof.

Our SwapCo model enables us to utilize a less capital-intensive approach to build out Gogoro Networks in mainland China and India as it is the joint venture entity established by Yadea and DCJ in the PRC (rather than Gogoro exclusively) and the SwapCo established by Gogoro and Hero (rather than Gogoro exclusively) that are expected to be responsible for the capital expenditures for the Smart Batteries and battery swapping stations (“GoStations”). In addition, we can rely on the in-country sales and distribution and after-sales service networks of our OEM partners. In mainland China, Yadea and DCJ have over 50,000 retail outlets and Hero has over 7,000 customer touchpoints in India. As we expand in each market, we’ll leverage these partner channels to support faster network expansion and large POS footprints in each new region. Finally, the sales and marketing expenses for ePTWs compatible with the network will be carried by our OEM partners. The initial vehicle launches in Hangzhou, mainland China in 2021 and New Delhi, India in 2022 will be preceded and accompanied by Gogoro Network rollouts managed by the SwapCos to support the charging needs of initial vehicles on the road. For instance, in Hangzhou, the mainland China SwapCo already has approximately 84 sites identified for battery swapping stations.

The enabling hardware component of our revenues in mainland China and India will be comprised of two parts: (i) the above-mentioned component and kit sales to OEM partners and (ii) sales of the Gogoro Smart Battery & GoStations to the SwapCos in each market. The contractual arrangements for our SwapCos in each of mainland China and India also entails a platform licensing fee for every dollar of battery swapping subscription revenue paid by riders on the battery swapping networks deployed by the SwapCos in mainland China and India. Our long-term growth strategy in mainland China and India is based on deploying a large installed base of partner OEM-branded and PBGN-compatible ePTWs that leads to long-tail, accumulating Swap & Go subscription revenue paid to Gogoro.

Competitive Strengths

•	Large and Growing Market Opportunities. Gogoro is poised to enter the two largest PTW markets in the world backed by strong regulatory tailwinds in mobility electrification. The markets of Taiwan,

mainland China, and India have over approximately 521 million existing PTW riders with approximately 60-65 million new units added in 2020. In the future, we expect countries like Indonesia and Vietnam, which have very high PTW penetration of total vehicles (87% and 91% respectively), to be good markets for further expansion.

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Differentiated Technology and Best-in-Class User Experience. By developing every core aspect of our battery swapping technology end-to-end, we have integrated a world-class technology solution backed by our exclusive intellectual property and critical patents. Our technology includes the world’s first automotive-grade swappable battery engineered to (i) deliver high energy density, (ii) be connected and upgradeable over the air, (iii) be tough, secure, and waterproof, (iv) maximize battery efficiency, and (v), most importantly, meet the highest safety standards in the world. Through over 400,000 subscribers on the network and over 200 million battery swaps through November 30, 2021, our AI-enabled network and systems were refined and honed to provide ePTW riders on the Gogoro Network a best-in-class experience. Our battery swapping solution supports a highly synchronized and secure ecosystem that is open to partner integration, but difficult to replicate or disintermediate.

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Proven in Gogoro’s First Market: Taiwan. We scaled our product offering to drive ePTW adoption to 10% of total PTWs as of June 30, 2021, from almost no ePTW penetration in 2014. Of Taiwan’s ePTW market, we and our partner OEMs captured 97% of the market share as of June 30, 2021. With over 2,100 battery swapping locations today, our Swap & Go service has become interwoven into the lives of over 400,000 subscribers in Taiwan through November 30, 2021. We believe the rapid adoption of battery swapping on the Gogoro Network in Taiwan demonstrates the pace at which our business model scales and the fundamental attractiveness of battery swapping as a fast, convenient, and safe means of refueling ePTWs.

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Readiness to Scale with Attractive Recurring Revenue Model. The Swap & Go subscription component of our business is highly recurring and predictable with near 100% attach rates of every annual cohort of subscribers to the Gogoro Network since inception. We estimate that in the Taiwan market, for every $1 of enabling hardware purchased, we will be able to generate approximately another $1 of Swap & Go subscription revenue over the expected ten-year life of a vehicle. As we scale, we create a base of Gogoro hardware-enabled ePTWs branded by our OEM partners in mainland China and India. We believe this revenue model represents highly attractive, predictable revenue growth through accumulating subscribers.

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Strategic Partnerships with Leading OEMs in mainland China and India and a large technology platform leader in Indonesia. We have entered into agreements with the #1 ePTW and #1 ICE PTW OEM in mainland China as well as the #1 PTW maker in India. We believe the market presence and large retail outlet networks of our partners will drive the adoption of Swap & Go battery swapping among consumers in mainland China and India. We believe the substantial equity investments committed by our partner OEMs into onshore SwapCos to manage battery swapping network buildouts represent a strong alignment between Gogoro and our OEM partners towards jointly developing Gogoro-enabled fleets of ePTWs in each country. Finally, we believe the global technology benchmarking done by some of the world’s leading PTW OEMs to select Gogoro’s battery swapping technology platform represents powerful validation of our product and services differentiation. In Indonesia, we are working with each of Gojek and GoTo. GoTo has made a commitment to electrify vehicles operating on its ecosystem and we will launch a pilot program in 2022 followed by further collaboration. Furthermore, in January 2022, Gogoro announced various partnerships in Indonesia.

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Management Team Experience. Gogoro has assembled a seasoned management team with deep experience in technology, consumer brands, and the automotive sector in Asia and globally. The management team is led by Horace Luke who helped engineer some of Microsoft’s most important franchises for over 10 years before transforming HTC into a global smartphone leader as chief innovation officer. The management team is rounded out by executives with significant industry experience from companies such as Intel, Amazon, Nike, Mediatek, Ford, Toyota and IKEA, among others. Gogoro’s board includes seasoned executives and recognized industry leaders in their respective fields.

Government Regulatory Tailwinds

China Regulations

Electric PTWs in mainland China are regulated at both the national and provincial levels with the national specifications often serving as the broad framework while leaving specific implementation to local governmental authorities. Several key regulations are expected to provide tailwinds for Gogoro’s mainland China business. Most notably, the New National Specification GB17761-2018 and other regulations, have created a mandatory vehicle replacement cycle. According to some provincial regulations, non-regulated and non-standard electric bicycles that are reaching five-to-seven years of age will be phased out over the next few years.

Similarly, provincial and city governments began implementing restrictions on the indoor charging of ePTWs due to a growing number of fire safety incidents. The emphasis on away-from-home charging is expected to incentivize greater adoption of public charging options such as Gogoro’s swappable charging network.

Below is a list of key regulations that are expected to affect Gogoro’s business in the PRC.

New National Specification GB17761-2018 (“New National Specifications”) and Other Regulations

This New National Specification and other regulations establish certain vehicle, safety, and testing specifications, including vehicle identification, product certification, mechanical integrity, electrical integrity, fire protection, flame retardancy, wireless disruption, and more. Gogoro’s vehicles are in full compliance with this New National Specification.

Zhejiang Province Management Regulations for Electric Bicycles (“Zhejiang Regulations”)

As Gogoro plans to launch in Hangzhou, we are also subject to the local implementation rules of Zhejiang Province. Under the Zhejiang Regulations, all electric bicycles are required to be registered with the public security authorities. Electric bicycles that do not satisfy the New National Specifications but have been registered with the public security authorities will no longer be allowed to be driven on roads once their actual use period has reached seven years from the date of registration of the electric bicycle or by January 1, 2023 at the latest.

Opinions on Strengthening the Administration of Road Traffic Safety of Electric Vehicles of Jiangsu Province (“Jiangsu Opinions”)

As Gogoro plans to launch in Hangzhou and builds out in Wuxi, we are also subject to the local implementation rules of Jiangsu Province. Under the Jiangsu Opinions, electric bicycles that meet the New National Specifications shall be registered with the local public security authority to obtain a China Compulsory Certificate (“CCC) indicating its conformance with safety regulations. Electric bicycles which are already in use but fail to meet the New National Specifications will be issued temporary licenses which shall be subject to a transitional period of no longer than five years, after which such electric bicycles will no longer be allowed to be driven on roads.

Vehicle Modifications

Government regulations at both the national and provincial levels strictly prohibit and punish the illegal modification of electric bicycles. The Opinions on Strengthening the Supervision of the Implementation of National Standards for Electric Bicycles sets forth a framework stipulating the strengthening of supervision and inspection at the local level for investigating and subsequently punishing the illegal modification, assembling, and tampering of electric bicycles. Both Zhejiang and Jiangsu local supervision bodies specifically prohibit the modification and replacement of motors, storage batteries, or other components that either do not meet the mandatory national standards or would affect the safety performance of the vehicles in question.

Indoor Charging

Due in part to the increased incidence of indoor battery charging related fire incidents, several provinces have implemented clear restrictions on indoor charging. For example, Zhejiang Regulations stipulate that electric bicycle batteries should not be charged in indoor areas without centralized charging. In neighboring Shanghai, the Regulations of Shanghai Municipality on the Safety Administration of Non-motor Vehicles forbids the parking and charging of electric bicycles in indoor areas such as lobbies, common aisles, stairwells, corridors, and any indoor areas in densely populated places.

India Regulations

The Indian government has set aggressive electrification goals, including specific initiatives around mobility. At the national level, the Indian government took the first step to incentivize ePTW adoption through the extension of the Faster Adoption and Manufacturing of Electric Vehicles policy.

Scheme for Faster Adoption and Manufacturing of Electric Vehicles in India Phase II (“FAME II”)

The Ministry of Heavy Industries and Public Enterprises established FAME II scheme in March 2019 to extend FAME Phase I, which was initially approved for a period of 2 years commencing from April 2015 and eventually extended to March 2019. Fame II provides a subsidy framework for ePTWs including a schedule of committed funding for demand incentives and for the development of charging infrastructure. Gogoro expects to benefit from the demand incentives, which are currently structured as upfront reduced pricing to drive consumer adoption, with incentives scaling in proportion with battery capacity. ePTWs and three-wheelers are expected to represent the majority of the funding support, with approximately 6% reserved for electric four-wheeler vehicles (excluding buses).

Delhi Electric Vehicles Policy, 2020 (“Delhi Regulations”)

At the city level, several Indian cities have emerged as frontrunners in policy adoption. A good example is Delhi. The Delhi Regulations formally set an electric vehicle target of 25% of new vehicle registrations by 2024, driven in large part by two-wheelers (which comprise two-thirds of new vehicle registrations in Delhi). The policy also sets specific demand generation incentives for two-wheelers which, leveraging the eligibility criteria and framework of FAME II, provides incentives that scale in relation to battery capacity. To drive faster adoption in the delivery space, the Delhi Regulations also provides financing support for those delivery service providers who can convert 50% of their fleet to electric by March 2023 and 100% by March 2025.

Gogoro Ecosystem

Gogoro’s battery swapping technology comprises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services. From Smart Batteries, swapping stations and a cloud-based network management system, to ready-made smart ePTWs, apps, and enabling kits for partner-developed PBGN ePTWs, the entire Gogoro ecosystem is connected by a widely accessible network. Together, they support a diverse range of vehicles and mobility services powered by a common battery swapping solution. With Gogoro technology, riders of different PBGN vehicle brands, delivery fleets, and sharing services can all rely on the Gogoro Network to refuel in seconds.

Additionally, we provide powerful backend capabilities with a suite of SaaS solutions for both ePTW manufacturers and Gogoro Network providers that integrate with the platform to help them streamline their operations and optimize service delivery. We believe that deep connectivity between all touchpoints within the ecosystem is Gogoro’s central advantage, ensuring battery swapping can achieve the greatest efficiency, scalability, and above all else, deliver a superior user experience tailored to regional partners and their customer’s needs.

Together, our systems provide an open, robust, and turn-key platform for OEM partners to quickly transition and scale their ePTW portfolios while supporting policymakers in moving their PTW markets toward cleaner, more sustainable, and safer energy options. Gogoro provides the comprehensive solutions needed to drive the speed, economics, product diversity, and rider satisfaction required for OEMs and urban centers to shift their PTW fleets to electric and reach their carbon-reduction goals faster.

Our solutions are widely recognized as the most advanced swapping solution for ePTW worldwide. In August of 2020, Frost & Sullivan awarded Gogoro Battery Swapping Company of the Year.

Battery Swapping Technology

Smart Batteries

The core technology underpinning our full-power-in-seconds Swap & Go battery swapping solution is the Gogoro Smart Battery. We are the first and only company in the world to develop an automotive grade battery especially designed for swapping with ePTWs. These batteries feature incredibly high energy density in a compact, portable form-factor with a streamlined and symmetrical design that’s easy to carry, easy to swap, and easy to integrate into a wide range of ePTW designs. Gogoro’s 1.61kWh Smart Batteries at full charge and deliver up to 160 kilometers per swap under ideal riding conditions.

Designed and engineered for uncompromising safety, our batteries were exhaustively tested and confirmed to meet the highest international testing standards including UNECE R136, IEC 62133, and UN38.3, among others. Sealed in ultra-durable aluminum and built incredibly tough, they’re tamper-proof, waterproof to IPx7 (immersion 1m water, 30mins), and able to withstand up to 10,000kg of crush force or 1,000 times weight (remove puncture force). Secured with 256-bit Encrypted Wireless Authentication, fingerprinted via NFC and remotely monitored, they make the vehicles they power virtually un-stealable.

Onboard each battery is our AI-powered Battery Management System that delivers unrivaled efficiency, stability, and years of active service. Each is cloud-connected, remotely monitored, configurable, programmable, and updateable via over-the-air (“OTA”). Smart Batteries digitally sync with PBGN ePTWs to monitor vehicle condition, deliver over-the-air (“FOTA”) updates, and continually track a wide range of real-time data from both battery and vehicle to help manage safety, battery life, and efficiency. Because of our performance, we have been awarded various accolades, including 2020 and 2021 Global Company of the Year for Swappable Battery Electric Scooters, and we are included in the 2020 Global Clean Tech 100.

We recently announced a number of pilot programs in Taiwan which are intended to extend the life of our battery packs beyond use in ePTWs. We have begun the deployment of smart parking meters in New Taipei City, enabling New Taipei to embrace smart city technologies for their paid parking locations that are off the power grid and wirelessly connected. Gogoro battery packs will power these smart parking meters. Other similar use-cases for battery packs – smart light poles, smart traffic lights, etc. are also under development and, collectively, these opportunities could create additional revenue streams for Gogoro in the future. None of these potential revenue streams are included in our financial projections.

GoStation Battery Swapping Stations

GoStations allow riders to conveniently Swap & Go with pre-charged batteries in seconds along their riding route, 24 hours a day. When distributed within urban areas GoStations effectively eliminate the range anxiety and time constraints of traditional plug-in charging. GoStations form the foundation for smarter urban energy infrastructure. Perfectly suited for dense, high-traffic urban areas, our modular, all-in-one unit has a minimal footprint, can be installed in hours, and connects to the Gogoro Network in seconds. Rapid, low-cost installation makes deploying and scaling a Gogoro Network within a city quick and easy.

GoStations deliver unmatched speed, convenience, capacity, and ease of use. A single GoStation houses 28 Smart Batteries, fits in the space of a single parking spot and can support up to 200 riders a day. Our larger SuperGoStation installations can provide power for up to 1,000 riders. Each is connected to the Gogoro Network Cloud to enable intelligent charging both within a single station as well as across a region. Charging speed is calculated based on data tracking efficiency of the overall network to maximize battery availability when and where they’re needed most while minimizing battery degradation due to fast charging.

Riders enjoy a near-instant and personalized swapping experience. When riders swap batteries at a GoStation the system recognizes them immediately with a personal greeting on the full-color screen. With every swap, data is transferred directly from their vehicle to the system, providing them with helpful riding information, including distance, riding efficiency, Co2 savings since their last swap, and a complete vehicle diagnostic review. Customers receive more than just a fast battery swap; they obtain insights that help them ride smarter and safer.

GoStations are designed for consistent 24/7 operation in demanding environments with minimal operation, maintenance, and manpower. Built for all conditions and heavy daily usage, they feature incredibly durable and weather-resistant construction. Smart and self-diagnosing software and remote monitoring ensure maximum safety, security, and streamlined operations at all times. Built-in sensors instantly respond to extreme weather conditions such as floods and earthquakes and automatically adjust power output or shut down if necessary. If grid power is disrupted due to unstable supply, weather or an emergency, a GoStation can independently self-power for up to 64 hours without interruption to swapping service.

Future-proof and smart-grid-ready, GoStations are continually optimized with software upgrades, can natively integrate our latest battery and charging technologies, and can be integrated with digitally connected smart grids to provide bi-directional charging and ancillary services that support grid security and stability. This allows our systems to integrate intelligently with evolving smart-city innovations, enhance local grid balancing and energy storage capabilities, and support urban planners and policymakers as they plan long-term.

Gogoro Network Software & Battery Management Systems

At the heart of the Gogoro Network battery swapping platform is SmartGEN, an intelligent software system that manages every aspect of the swapping service and experience. It brings together true network intelligence to optimize energy distribution, battery state of charge status, and battery availability to maximize customer satisfaction while minimizing cost. It features advanced battery tracking that is continually monitoring battery health, degradation, and usage across our network for each of our over 900,000 Smart Batteries in use.

SmartGEN leverages our full data platform and artificial intelligence (“A.I.”) to provide micro-management of charging processes, battery status, and every swap transaction. Incorporating real-time data and historical learnings the system efficiently manages the battery swapping platform to optimize battery availability and improve battery health remotely. Our entire software platform and data analytics backend can be securely integrated with our partners operating regional battery swapping services powered by the Gogoro Network. A suite of self-developed, fully automated SaaS operation and management software and tools offer deep integration to operate our network efficiently and cost-effectively.

The SmartGEN engine draws on big data and custom algorithms to track a broad spectrum of network variables, from battery temperature and charge status to population distribution and geographic information, alongside real-time rider data from subscribers. By combining multiple data layers, it creates a highly accurate scoring mechanism that identifies the best locations to expand the service over time. As we grow, and demand for charged batteries increases, SmartGEN determines when and where we should introduce additional GoStations to meet the needs of riders in a particular area or widen the network further expanding our service, range, and reach. It has helped optimize the locations of over 2,100 GoStations in Taiwan and a GoStation is now located approximately every 500 meters in Taiwan’s six largest cities. Our sophisticated software platform is the key to making battery swapping work at scale.

SmartGEN allows us to manage supply and demand on our network using A.I. As evidence of this capability, we recently announced a partnership with enelX and Taiwan Power Company (“TPC”) to enable and demonstrate virtual power planting and provide dispatchable capacity to help support the electricity grid during peak demand times. Our GoStations will intelligently and automatically reduce their draw from the grid to allow greater efficiency, protect the grid, and maintain a stable electricity supply.

Vehicles and Enabling Technology

Smartscooter

In 2015, we revolutionized the ePTW category with our Gogoro 1 Smartscooter® and followed up with our industry-defining Gogoro 2 series. We set out to reset the standard for what an electric 2-wheel vehicle could be and elevated every dimension of the design, performance, intelligence, and user experience along the way. We were one of the pioneers to develop 125cc level performance in an ePTW and did so with an uncompromising riding experience. We continue to push the boundaries of ePTW performance, intelligence, and affordability.

Over the past six years, we’ve refined our vehicle technologies and broadened our portfolio to deliver best-in-class ePTWs to every market segment. Known for our distinctive design, powertrain performance, and best-of-breed user experience via our iQ Operating System, Gogoro Smartscooter and Gogoro VIVA lines helped convert over 10% of the Taiwan PTW market to electric and we currently lead ePTW sales with 97% market share. The technologies we develop for our branded ePTW have led to the innovative powertrains, systems, and components we offer to partner OEMs. As we continue to innovate in Gogoro-branded products the entire platform benefits from new technology and features that can be extended into future enabling kits.

Advanced ePTW Powertrains, Smart Components, and OEM Developer Kits

Gogoro’s advanced capabilities in developing intelligent, highly efficient ePTW powertrains and vehicle electronics have led to a broad range of our enabling technologies for ePTW OEMs to build swap-ready vehicles at scale. Our Digital Drive Systems technology platform enables multi-brand PBGN vehicle development with turn-key systems, best-in-class components and end-to-end support that reduce OEM development costs, tooling and time-to-market. We believe this is a game-changing approach to creating a more inclusive, rapid, and industry-wide transition to smart ePTWs that empowers market leader OEMs to quickly and reliably expand their portfolios to meet the broadest customer needs – while accelerating the adoption of the Gogoro Network battery swapping as a market standard.

Our PBGN solutions have attracted Tier One OEMs and vehicle manufacturers from all over the world to join and leverage our technology and the Gogoro Network to commercialize their electric portfolio. In addition to our own branded vehicles, our partners have launched over 15 different vehicles in just two years, with more on the way. With our enabling solutions, riders will have the choice as to the design and brand they desire, with all riders, no matter the brand selected, becoming subscribers of our battery-swapping network.

Digital Drive System & Critical Components

We pioneered the first compact, all-digital, high-performance, water-cooled electric Smart Motors and intelligent Digital Drive System to deliver 125cc level power for our Smartscooters®. Today, we offer a range of Digital Drive Systems featuring our ultra-efficient and powerful Gogoro Smart Motors, smart controllers, and cooling systems in fully integrated powertrains across different performance levels and configurations for both double and single battery applications. Each system is compact and lightweight. Integrated smart controllers provide real-time system monitoring, adaptive thermal management, and regenerative braking. Practically plug and play, our system supports the development of a wide variety of ePTW types, price-points, and use cases. They deliver incredible performance, connectivity, and reliability with minimal maintenance over the life of the vehicle.

At the heart of the Digital Drive System is our Smart Control Unit. It seamlessly connects onboard systems with a synced Gogoro Smart Battery using 256-bit security encryption and is FOTA upgradable for future-proof performance. It perfectly integrates with the Gogoro Battery Management System, controls the powertrain system and peripherals based on the real-time battery and vehicle status to provide a reliable and efficient riding experience while supporting a range of smart features. The single integrated unit manages vehicle communications, power distribution, app connectivity, and safety features as well as housing embedded Gyro and G sensors to sense if its vehicle has moved or fallen. It can be further optimized for unique vehicle applications and regional regulations. Smart diagnostics tools are available to support both manufacturing and after-sale service.

From start to finish, every vehicle using a Gogoro Digital Drive System has complete production record including overall scooter function quality report in the manufacturing execution system (“MES”). Only when it meets our specifications is a vehicle digitally paired at the OEM factory to ensure it is Gogoro Network ready.

Gogoro Bridge Interface Kit

The fundamental ingredient to building a PBGN ePTW and connecting it to the battery swapping network is our Gogoro Bridge. It provides a seamless interface between OEM vehicle systems and the Gogoro Smart Battery. Small, lightweight, and incredibly durable its connectors and compact control unit are designed to support years of flawless swaps and consistent connection to the Gogoro Network. This minimal component and its accompanying battery sleeves enable ePTW OEMs incredible flexibility in vehicle designs that can utilize our battery swapping platform. Perfectly paired with the Gogoro Network it secures a tight bond between vehicles and the battery swapping platform and unlocks the potential of Swap and Go for the broadest range of applications.

AI-Driven Operating System and Consumer App with Network Connectivity

The Gogoro iQ System is our proprietary A.I. powered operating system that connects and synchronizes all onboard systems from sensors to powertrain and all user interfaces while enabling PBGN ePTWs to share riding and vehicle data seamlessly with the Gogoro Network. It brings intelligence to the vehicle by integrating Gogoro’s Smart Control Unit and the Digital Drive System, managing motor performance and power efficiency, as well as enabling a broad range of safety, personalization, and rider enhancements. Continually optimized and expanded with greater capabilities and features, it can be updated OTA via the Gogoro App as well as support firmware updates transferred via battery swap.

Through the Gogoro App users have instant access to vehicle diagnostics, riding records, and the ability to activate and customize features to personalize their riding experience. As a core ingredient of Gogoro’s branded ePTWs it comes standard with every Smartscooter. This system can be tuned to different levels of functionality to support OEM partner vehicles with varying performance and user-experience requirements.

The Gogoro App allows OEMs to develop their own Gogoro iQ System®-like mobile application with access to Gogoro API’s that sync with Gogoro Network data and PBGN vehicle systems and sensors. It can be integrated with the OEMs’ own app architecture to allow for greater customization and product differentiation. The Gogoro App allows OEMs to maximize the built-in capabilities of our PBGN enabling kits and provide greater access and integration with the Gogoro Network, optimizing the rider experience. With turn-key service modules and easy to integrate, the Gogoro App reduces OEMs’ digital development costs and accelerates their time to market.

Research and Development

Gogoro pioneered the battery swapping category and has set the industry benchmarks for innovation, technical performance, sustainability, and quality standards with continuous advancements across every segment since. We invested significant time, resources, and expense into the research and development of our category-defining batteries, motors and drivetrain systems, MES, and networked swapping platform technologies as well as the software solutions that seamlessly integrate them. Gogoro’s leadership position is the result, in part, of our committed research and development activities.

Our in-house research, design, engineering, and software teams developed our proprietary systems and enabling technology from the ground up. They are responsible for every facet of our battery systems, network platform, vehicle system, and user-experience innovations. As of September 30, 2021, over 340 team members in our Taipei and Taoyuan R&D centers are dedicated to our current and future innovation.

Gogoro’s platform, systems, and solutions are proven with over 200 million swaps as of November 30, 2021 and over 4 billion kilometers driven through November 30, 2021 in our pilot market of Taiwan. Our research and development teams draw on the data and insights gathered to continuously refine our technology and optimize it for significantly larger-scale applications. We believe our ongoing work is elevating what’s possible in ePTW and establishing battery swapping as the defining technology for light urban mobility.

Intellectual Property

Intellectual property is fundamental to Gogoro. Our commercial success depends on our ability to, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights.

Gogoro relies on a combination of patent, trademark, copyright, unfair competition, and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish, maintain and protect its proprietary rights.

As of September 30, 2021, Gogoro had 109 United States patents issued. Additionally, Gogoro had 605 issued foreign patents and 293 foreign patent applications currently pending in approximately 13 countries worldwide. In addition, as of September 30, 2021, there was one pending Patent Cooperation Treaty (“PCT”) application, which relates to various Battery & GoStation designs and/or EV charging functionality.

Gogoro intends to continue to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs, and methodologies that Gogoro believes provide a meaningful competitive advantage.

Manufacturing

Gogoro developed its state-of-the-art manufacturing technology, software and processes from the ground up. We have tailored our systems and logistics to deliver exceptional precision, quality, agility and end-to-end digital integration from design, fabrication, and assembly to network integration and throughout the complete life cycle of our batteries and vehicles.

Our proprietary Gogoro MES manufacturing system leverages our AI, Cloud, Wi-Fi, Bluetooth, RFID and QR tracking and our automated Gogoro Smart Battery-powered AGVs to digitize every process, streamline our workflows and optimize production down to the smallest parts and procedures, all while providing a fingerprinted production record for every battery, swapping station, and vehicle leaving our production lines. Combined with our real-time management and diagnostics of every component in our system, we can continually calculate and quickly identify where further optimization and process improvements are possible.

Our unique lightweight, module-based production approach requires less space than is required by traditional PTW manufacturing allowing us to easily reconfigure our production lines and quickly scale our capacity. Each digitally connected workstation links to our MES system to assist our craftsmen throughout every step of assembly, automatically adjusting to maximize the ergonomics and step-flow for complicated assemblies. This intelligence and flexibility allow us to quickly shift the line from one product to another, utilizing the same stations and workers, with absolute minimum down-time to deliver near on-demand manufacturing.

This methodology not only delivers superior efficiency and adaptability but enable us to deploy our systems quickly and cost-effectively where and when we choose to do so. This makes our solutions attractive as we’re able to better support and integrate select production processes with our OEM partners to complement or enhance their established production capabilities, all while maintaining remote digital management of key steps and processes via our licensed SaaS platform to secure critical IP and provide the insight to support ongoing innovation.

Gogoro’s supply chain has been cultivated and qualified over the course of the last ten years. Raw materials to complete the manufacturing of our vehicles, kits, battery packs, and GoStations are not substantially constrained and while prices for these raw materials are subject to global supply/demand dynamics, we have not seen, nor do we anticipate, significant cost impact or material availability issues in the near term. One of the critical components of our battery packs is battery cells which are currently in high demand globally. Since we have relationships with multiple cell providers, we do not anticipate substantial difficulty in securing required volumes of battery cells. Additionally, certain integrated circuit components are in high demand, but we have been able to manage our supply chain and component availability without an impact to our output, quality, or pricing.

Taiwan Manufacturing

Gogoro has developed a factory network in Taoyuan, Taiwan to manufacture our own motors, battery packs, as well as assemble our Smartscooters. These factories include a total of over 14,000 square meters of manufacturing space in leased locations which have long-term leases and favorable extension options.

When we began the development of our first-of-a-kind Smart Batteries and Smartscooters in Taiwan there were no suitable manufacturing technologies or supplier solutions available, so we built our first Smart Factory, invented our own vertically integrated systems, and helped accelerate the technology shift within our supply chain. We invested in our proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovations we have developed in the process provides us with a strong competitive advantage by allowing us to deliver the most technically advanced ePTWs while keeping costs low.

Battery Pack Assembly

To build our latest generation Smart Batteries to the exacting specifications required, we developed a fully connected, streamlined, and automated production facility perfectly optimized for the precision, consistency, and efficiency needed to produce our high-performance batteries cost-effectively and at scale. Its light footprint, A.I. production software, and seamless integration delivers battery cells into full battery packs via a production flow that delivers incredible accuracy with almost no human intervention. Each cell and every battery assembly is tested, synced, and fingerprinted at multiple points throughout the process to produce a 1:1 battery resume that will follow it throughout its life.

Smartscooter Motor Manufacturing

Today Gogoro produces motors for five distinct powertrain platforms in our in-house motor factory. We’ve developed our own equipment and proprietary processes for creating our precision motors and systems to the highest tolerances while achieving volume on-demand. Our specially trained technicians go through four levels of Gogoro certification and leverage our integrated digital assistants to perfect the intricate assembly of each system and component set. The components built here are optimized for both Gogoro’s own branded vehicles as well as for the enabling kits for our OEM partners use. Each goes through rigorous testing at every stage of development from design, through production assembly and is then monitored through its lifespan. As we continue to innovate our production and software evolve to deliver even greater performance, energy efficiency, and new capabilities.

Smartscooter Assembly

Today all of our component systems, powertrains, and vehicles are assembled, connected, and tested in our Smartscooter assembly facility. With its highly agile format and best-in-class equipment, we produce over 20 unique ePTWs models on five distinct vehicle platforms. Our highly synchronized processes can produce each vehicle with exacting precision, from chassis to activation on the network within 2 hours. Each screw is executed with digital precision, every wiring connection is recorded and cataloged, thus allowing instant backtracking of any future issues, speeding up maintenance, and helping fast-track further production system refinements. With every step carefully orchestrated by our MES system, our teams can easily shift from one station to the next and one process to another, across different vehicle types, ensuring maximum flexibility and consistent execution of our full portfolio of ePTWs and enabling kits.

Global Manufacturing

Foxconn Partnership

(i)	Nature of Relationship:

In June 2021, we entered into a announced the signing of a MOU to form a strategic technology and manufacturing relationship with Foxconn, one of the world’s premier leaders in precision electronics, technical component manufacturing and modular EV system development. This written document is expected to be replaced by a definitive agreement as details of our respective contributions and benefits becomes clearer. In January of 2022, we entered into another written MOU with 4 parties, including Foxconn and various Indonesian entities, to jointly develop a sustainable new energy ecosystem project in Indonesia. Both of these MOUs are non-binding, but are indicative of an intent by both parties to collaborate to achieve the stated objectives of the MOUs.

(ii)	Rights and Obligations of each party:

Under the MOU, we will provide Foxconn with a license to use its technology to manufacture our products, but we will maintain ownership rights of our intellectual property and both parties have agreed not to reverse engineer the other party’s technology. This alliance enables us to drive further acceleration and expansion of the ePTW industry combining our best-in-class ePTW technology and IP with Foxconn’s tier 1, modularized production platform and capabilities. Leveraging Foxconn’s expertise, scale, and global footprint we will be able to further refine select components in existing and new vehicles and kits, thus reducing overall product and manufacturing cost and increasing capacity. Together, we will provide localized production and in-market supply of Gogoro components, systems and assemblies to our OEM partners around the world. Further, because we design and engineer our own hardware and software, and we own the IP, we will license the use of our technology and move to market faster without accruing Tier-1 development costs. Foxconn maintains a global supply chain, human resource, and manufacturing capability second to none and working with Foxconn allows Gogoro to focus on what we do best—technology development and system/solutions integration—while leveraging Foxconn’s expertise to scale.

OEM Manufacturing

We have engaged with several of the largest PTW producers in the world, including Hero, Yamaha, Suzuki, Yadea and DCJ, among others, to assist them in developing ePTWs which use Gogoro components and are powered by Gogoro battery packs. We do not rely on a sole manufacturer for our products; and our agreements with our OEMs do not provide for exclusivity or minimum production requirements. We believe we could secure alternative manufacturers on a timely basis. Each OEM has strong ePTW manufacturing capacity, a deep supply chain and strong regulatory compliance management in their regions and globally. Our engagements are designed to accelerate their transition to ePTW manufacturing and specifically to battery swapping technology. We sell enabling kits produced in Taiwan directly to them when cost-competitive, and/or license our components to be manufactured to our specifications in-market with Foxconn or other select regional suppliers. This will allow us to sell critical components to these OEMs at regionally competitive BOM and transportation costs while complying with regional regulations.

We offer OEM partners end-to-end development and production support. This includes engineering, systems integration, and SaaS support services all from intelligent production line design, configuration, diagnostics, through the on-boarding operation process and the maintenance, calibration, and measurement software/hardware FOTA updates after the technology transfer. Our integration ensures detailed quality controls and comprehensive testing to certify that final products meet our performance standards and connect seamlessly with local PBGN swap networks.

Seasonality

As a seller of ePTWs, we are impacted seasonally, primarily by weather. During winter or colder months, sales of vehicles tend to slow while during warmer months, sales increase. This phenomenon is further compounded by the number of events that are hosted during warmer months—summer holiday sales, back to school sales, etc. In our pilot market of Taiwan, this has resulted in a scenario where approximately 40% to 45% of our vehicle unit sales and revenues are derived from the first half of each year (January through March being colder months) versus 55% to 60% of our unit sales and revenues coming in the second half of the year.

Competition

Taiwan

Gogoro is the leading ePTW brand in Taiwan. In addition to selling electric vehicles and ePTW technology, Gogoro also builds, operates, and manages a footprint of over 2,100 GoStation locations across Taiwan.

Gogoro’s competition includes other PTW vehicle manufacturers, including electric two-wheel vehicles, hybrid electric vehicles, and high fuel-economy gasoline powered vehicles. In the electric two-wheeler space, Gogoro often partners with other manufacturers to provide the technology to build “swap-capable” ePTWs PBGN, thereby directly participating in the success of its partners’ branded sales. In the first half of 2021, Gogoro’s branded sales in combination with its PBGN partnerships represented 97% of all ePTW sales in Taiwan.

Gogoro’s subscription battery swapping business primarily competes with other local battery swapping operators. This business is also indirectly affected by the level of demand for other charging methods, such as direct charging and home charging. However, Gogoro’s battery swapping network offers significant advantages over direct and home charging; swapping is over 100 times faster than traditional charging, eliminates the possibility of home fire safety incidents, and separates the price of the battery from the vehicle, which allows us to lower the price of our vehicles.

China

Mainland China is one of the most mature ePTW markets in the world, with approximately 67% electric penetration of PTWs as of 2020. Gogoro competes with both local and global manufacturers in the ePTW space. In mainland China, Gogoro will not sell vehicles under its own brand initially, but rather sells technology to leading OEMs as part of its PBGN business. In other words, all ePTW manufacturers in mainland China are potentially Gogoro’s customers and partners.

Gogoro competes with a number of local battery swapping operators, including independent service providers and state-backed businesses. These battery operators are predominantly serving the delivery sector and offer few if any consumer-facing products. Gogoro’s OEM partners Yadea and DCJ Group, respectively the no. 1 ePTW and no. 1 ICE PTW manufacturers in mainland China, have piloted or partnered with most of the offered solutions in the market but have chosen to commit their swapping ambitions to Gogoro in addition to providing substantial equity commitments to their joint onshore SwapCo.

India

The Indian PTW market is at the early stages of electrification, with total ePTW penetration less than 1% as of 2020. India is home to a number of domestic and global ePTW brands, though overall adoption has not yet reached the point where market share trends are meaningful. There is minimal existing charging infrastructure, which leaves significant room for educating consumers around new electric charging standards.

Gogoro does not plan on selling vehicles under its own brand in India initially, but rather partner with leading OEMs as part of its PBGN business. In other words, all ePTW manufacturers in India are potentially Gogoro’s customers and partners. In the charging space, Gogoro is partnering with the no. 1 ICE OEM in India, Hero, to build out its swapping network. While direct charging alternatives exist, Gogoro’s swapping solutions can deliver differentiated value add, where charging speed, network availability, and affordability are all critical consumer needs.

Indonesia

The Indonesian PTW market is at the early stages of electrification, with minimal ePTW penetration and no clear ePTW leader in terms of either vehicles or infrastructure.

Indonesia is home to several domestic ePTW brands, though overall adoption has not yet reached the point where market share trends are meaningful. There is minimal existing charging infrastructure, which leaves significant room for educating consumers around the benefits of battery swapping.

Detailed market entry strategies for Indonesia are still under development and multiple ePTW manufacturers in Indonesia are potentially Gogoro’s customers and partners. Additionally, a local swapping entity can include multiple participants as partners and investors.

Facilities

Gogoro’s headquarters are located in our largest, primary location in Taoyuan, Taiwan where we maintain 23,000m2 housing our offices, labs, vehicle manufacturing, and logistics. Additional nearby facilities house our battery pack manufacturing in, a secure, clean-space, 2,900m square foot facility where we manage the entire end-to-end production, assembly, and packaging of our Smart Batteries. Powertrains, motors, and component assemblies are produced in our specialized 6,600m2 motor manufacturing location. . Gogoro’s Corporate Offices are located in central Taipei, Taiwan, where we occupy 5,200m2 of office space to support our business unit management, corporate services, software, design, and marketing. Leases on each location are secured on multi-year contracts with favorable terms for long-term extensions.

Our facilities are each purpose-built for their specialized production processes, and closely located to streamline logistics and optimize for efficiency and risk management. Each facility is designed with a highly agile and reconfigurable operational model to support continued expansion and increased capacity. We believe our current space resources, along with the support of the significant manufacturing capacity of Foxconn and our large-scale regional OEM partners, are sufficient to support our needs for the foreseeable future. Any additional space Gogoro may require will be available on commercially reasonable terms.

Employees and Human Capital

As of September 30, 2021 we had 1,967 employees, including 342 engineers engaged in research and development, 176 network operators and technicians, 501 in manufacturing, and 500 dedicated to consumer sales, support, and services.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing, and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of share-based and cash-based compensation awards, in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Legal Proceedings

From time to time, we are subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand. Additionally, from time to time, Gogoro may bring legal action to defend our intellectual property or otherwise protect Gogoro’s interests.

On December 26, 2019, Stone Energy filed a lawsuit for patent infringement against Gogoro Taiwan Limited, Gogoro Network, Gogoro Network (Cayman) Taiwan Branch and Gogoro Taiwan Sales and Services Limited in the Intellectual Property Court of Taiwan, in which the patent numbers I308406 and I423140 are asserted, with claimed amount of NTD 350,000,000. On May 28, 2021, the Intellectual Property Court dismissed all claims of Stone Energy. Stone Energy has appealed with a trimmed claim amount. As of the date hereof, this appeal is pending before the Intellectual Property and Commercial Court.

Battery Disposal

Battery Safety and Testing Regulation

Battery safety is a priority and platform advantage for Gogoro. We’ve invested significant research, development, and engineering resources into the design, electronics, manufacturing, packaging, and testing of our state-of-the-art batteries and battery management systems to ensure the highest safety standards. Our batteries meet international testing standards including, UNECE R136, IEC 62133, UN38.3, NCC (Taiwan radiation certification), and CNS 15387 (Bureau of Standards, Metrology and Inspection). Additionally, our batteries are waterproof to IPx7 (immersion 1m water, 30mins) and shock, impact, and puncture-resistant at pressures up to 1,000 times battery weight.

Gogoro’s batteries, swapping stations, and vehicles are designed to comply with the latest regulatory requirements relating to the transportation, design, testing, manufacture, and use of lithium-ion batteries, electric power trains, and Rechargeable Electrical Energy Storage System (“REESS”), of road vehicles.

Gogoro’s vehicles and drive-train systems are designed to    standards for electrically-propelled vehicles to meet vehicle operational safety specifications. Additionally, Gogoro is incorporating other ISO battery system standards in our swappable batteries, swapping stations, and enabling component systems.

Gogoro’s battery management and network software individually monitor batteries in a GoStation over 140 times per day to track charge cycles, loading, degradation, and safety. This system maintains an individual battery record over the total operational life of each battery and supplies detailed data that Gogoro utilizes for continual safety and performance enhancements. Further, OTA software updates continually optimize battery performance.

Hazardous Waste and Battery Recycling

All Gogoro batteries are digitally fingerprinted and synched with Gogoro Network’s Battery Management System to maintain a detailed record of the status, location, and operational viability throughout the life of every battery in our system. This allows us to optimize usage of our batteries and recover recyclable materials from batteries at the end of their serviceable life. In Taiwan, we fully-manage the collection, disassembly, and recycling of battery materials with our certified recycling partner Yen-Long Renewable Technology that specializes in the safe recovery and cascading utilization of Lithium-Ion battery materials. We are currently establishing additional partnerships with recycling and recovery companies in expansion markets to support our regional SwapCos.

The disposal of hazardous wastes and batteries is subject to regulations in many regions regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. We comply with regional and local regulations and standards and Gogoro takes responsibility for any hazardous wastes which may be generated at its sites. For any damaged or scrap lithium-ion batteries, we work with local recycling partners to ensure batteries are packaged, stored, and transported in compliance with UN 38.3 Transportation of Dangerous Goods, UN 3480 Lithium-Ion Batteries. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste, and may impose strict, joint, and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed.

Restricted and Banned Substances

Gogoro produces batteries, vehicles, and component systems for a global market, where varying regulations exist depending on vehicle type and location. Gogoro works closely with its suppliers and OEM partners to ensure they meet our own Gogoro Restricted Substances Requirements as well as international standards such as those established by RoHS and EU REACH. To that end, we track the compliance of all our vehicle and electronic components.

POEMA GLOBAL’S BUSINESS

In this section, “Poema Global,” “we,” “us” and “our” refer to Poema Global Holdings Corp.

Overview

Poema Global was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Poema Global was incorporated as a Cayman Islands exempted company on September 25, 2020.

Poema Global’s search for business combination targets is focused on rapidly growing, highly scalable companies with attractive unit economics in the technology sector that can benefit from the expertise and capabilities of our management team in order to create long-term shareholder value.

Poema Global is affiliated with Princeville Capital, a highly active global growth-stage investment firm that has a global investment team with presence across Europe, Asia and the U.S. and access to a network of technology entrepreneurs and executives built up by the team over the past 20 years. Poema Global believes that it can realize a strong benefit from being able to access Princeville Capital’s global sourcing network, proprietary pipeline of opportunities, and investment and back office teams.

Poema Global’s management team is particularly well-positioned to take advantage of the investment opportunities in private companies emerging in global technology sectors. Its management team has a long track record in investing and operating growth-stage companies as well as sourcing, structuring and executing highly complex mergers and buyouts. In addition, through affiliation with Princeville Capital, Poema Global’s management team will be supported by Princeville Capital’s investment team and the broader Princeville Capital organization, benefitting from an accumulated deep global expertise and relationships built upon decades of investing, operating, capital markets advisory and consulting roles in the technology sector globally, with both public and private companies. Poema Global’s management’s expertise is further augmented by the extensive experience and network of relationships of its independent directors.

The mailing address of Poema Global’s principal executive office is 101 Natoma St., 2F, San Francisco, CA 94105, and its telephone number is 415 432 8880.

Initial Public Offering and Simultaneous Private Placement

On January 8, 2021, we consummated the Poema Global IPO of 34,500,000 Units, which includes 4,500,000 Units issued as a result of the underwriter’s full exercise of its over-allotment option, at an offering price of $10.00 per share, generating gross proceeds of $345 million. Each unit consists of one Poema Global Class A Share and one-half of one redeemable warrant. Each whole warrant entitles its holder to purchase one Poema Global Class A Share at an exercise price of $11.50 per share, subject to adjustment. UBS Securities LLC acted as the underwriter in the Poema Global IPO. The securities sold in the Poema Global IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-251466), which the SEC declared effective on January 5, 2021.

Substantially concurrently with the closing of the Poema Global IPO, we consummated the private placement to our sponsor of 9,400,000 warrants, each exercisable to purchase one Poema Global Class A Share at $11.50 per share, at a price of $1.0 per warrant, generating gross proceeds of $9.4 million.

Transaction costs amounted to $19,547,335, consisting of $6.9 million of underwriting fees, $12,075,000 of deferred underwriting fees (which will be payable upon consummation of the Business Combination), and $572,335 of other offering costs. In addition, at September 30, 2021, cash of $524,601 was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes.

We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described elsewhere in the prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from the Poema Global IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that Poema Global acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although Poema Global may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Poema Global’s board of directors determined that this test was met in connection with the proposed business combination with Gogoro as described in the section titled “Proposal One—The Business Combination Proposal—Satisfaction of 80% Test” above.

Shareholder Approval of Business Combination

Under the Poema Global Articles, Poema Global must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Poema Global Public Shareholders may seek to have their Public Shares converted into cash, regardless of whether they vote for or against the proposed Business Combination or do not vote at all, subject to the limitations described in the prospectus for the Poema Global IPO. Accordingly, in connection with the Business Combination, Poema Global Public Shareholders may seek to have their Public Shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Extraordinary General Meeting of Poema Global Shareholders—Redemption Rights.”

Voting in Connection with the Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor has agreed to vote its Poema Global Class B Shares in favor of such proposed Business Combination.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Poema Global or its securities, Poema Global, the Sponsor, Poema Global’s officers and directors, Gogoro, the Gogoro officers and directors and/or their respective affiliates may purchase Poema Global Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Poema Global Ordinary Shares or vote their Poema Global Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding Poema Global Ordinary Shares and ensure that Poema Global has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Poema Global Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Poema Global Ordinary Shares at a price lower than market and may therefore be more likely to sell the Poema Global Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the extraordinary meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Poema Global will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Redemption of Public Shares and Liquidation If No Initial Business Combination

The Poema Global Articles provide that we will have only 24 months from the closing of the Poema Global IPO to consummate an initial business combination. If we do not consummate an initial business combination within the completion window of January 8, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Poema Global Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Poema Global Articles provide that, if a resolution of our shareholders is passed pursuant to the Cayman Companies Act of the Cayman Islands to commence the voluntary liquidation of our company, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our founding team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Poema Global Class B Shares or Private Warrants they hold if we fail to consummate an initial business combination within the completion window (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the completion window).

Our Sponsor, executive officers, directors and director nominees have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Poema Global Articles (a) that would modify the substance or timing of our obligation to provide holders of our Public Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the Poema Global IPO or during any extension period or (b) with respect to any other provision relating to the rights of holders of our Public Shares; unless we provide Poema Global Public Shareholders with the opportunity to redeem their

Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares, subject to certain limitations.

However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $693,310 of proceeds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the Poema Global IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of Poema Global Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Poema Global Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our founding team will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if our founding team believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by our founding team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our founding team is unable to find a service provider willing to execute a waiver. The underwriters will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of the Poema Global IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Our sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Poema Global IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to $693,310 from the proceeds of the Poema Global IPO and the sale of the Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per Public Share to our Poema Global Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Poema Global Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Poema Global Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not consummate an initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the Poema Global Articles to (A) modify the substance or timing of our obligation to provide holders of our Poema Global Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of Poema Global Class A Shares, and (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Poema Global Public Shareholders who redeem their Poema Global Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within the completion window, with respect to such Poema Global Class A Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

We currently maintain our executive offices at 101 Natoma St., 2F, San Francisco, CA 94105. Upon the closing of the Business Combination, the principal executive offices of Poema Global will be those of Gogoro.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our founding team in their capacity as such.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, our directors and officers are as follows:

Emmanuel DeSousa is our Co-Chairman and the Co-Founder of Princeville Capital. A seasoned investor with over 20 years of experience in the technology sector spanning advertising, e-commerce, marketplaces, data analytics, and software sectors across Europe, U.S. and Latin America, Mr. DeSousa is a member of the board of directors or shareholder’s committee at a number of well-established, European technology companies, including Auto1 Group and Ozon. Mr. DeSousa has a proven investment and advisory track record spanning marquee global technology companies including Alibaba, eBay, Sabre, Softbank and Yandex.

Prior to founding Princeville Capital, Mr. DeSousa served as the Vice-Chairman of Global Technology, Media and Telecom and the Head of Global Internet & New Media investment banking at Deutsche Bank in Silicon Valley. Prior to joining Deutsche Bank, Mr. DeSousa was the Head of the Ibero-American technology investment banking team across Europe and Latin America at Credit Suisse. He holds a B.A. with honors from

McGill University, a master’s of science in computer information systems from Vrije Universiteit Brussels, and an M.B.A. from The University of Chicago Booth School of Business. Mr. DeSousa is fluent in English, Portuguese and Spanish.

Joaquin Rodriguez Torres is our Co-Chairman and the Co-Founder of Princeville Capital. An experienced corporate finance advisor and investor with over 20 years of experience in the technology sectors across Asia, U.S. and Europe. Mr. Rodriguez Torres’ advisory clients include leading technology companies, such as Alibaba, Cisco Systems, MercadoLibre, NXP Semiconductors, TAL Education, Tencent and Xiaomi, among others. He has advised in many award-winning transactions throughout his career, as well as on SPAC IPOs and successful subsequent mergers. Currently, he is a member of the board of directors in a voting or an observer or advisory capacity at several technology companies, including Cue & Co., Doctor on Demand, Hipac, Remitly and Versa Networks.

Mr. Rodriguez Torres was formerly a managing director at Deutsche Bank in Silicon Valley and Asia for 11 years, holding various leadership roles, including the Head of Technology, Media and Telecom in Asia and a member of the Corporate Finance Advisory Board. Prior to moving to Asia in 2008, he spent eight years in Silicon Valley at Deutsche Bank and Lehman Brothers, advising leading technology companies. Throughout his career, Mr. Rodriguez Torres has executed over 120 corporate finance transactions globally with an aggregate value of more than $125 billion, including raising more than $30 billion in 25 global IPOs. Prior to moving to the U.S. in 1998, Mr. Rodriguez Torres founded and led multiple tech start-ups in Latin America. He holds a B.S. with honors from Universidad Catolica Argentina and an M.B.A. with honors from the University of Virginia Darden School of Business. He is also currently the vice-chairman of the Global Advisory Council at the University of Virginia Darden School of Business. Mr. Rodriguez Torres is fluent in English, Spanish and Portuguese.

Homer Sun has served as the Chief Executive Officer of Poema Global since its inception. Homer was formerly the Chief Investment Officer of Morgan Stanley Private Equity Asia (a subsidiary of Morgan Stanley (NYSE: MS)), a Managing Director at Morgan Stanley and a member of the firm’s Global Private Credit & Equity Executive Committee as well as the firm’s China Management Committee from March 2006 to January 2020. Prior to MSPE Asia, Homer served as an M&A banker at Morgan Stanley’s Investment Banking Division from April 2000 to March 2006, and as an M&A lawyer at Simpson Thacher & Bartlett LLP from September 1996 to March 2000. Homer holds a B.S.E. in Chemical Engineering, magna cum laude, from the University of Michigan and a J.D., cum laude, from the University of Michigan Law School.

Marc Chan is our President. Mr. Chan is a serial entrepreneur, manager and investor with over 35 years of experience. Currently, he serves as the Executive Director of Amprion Inc., where he is actively involved in technology and product roadmaps, services positioning, market strategies and key management hiring. In 2000, he co-founded the networking equipment provider Harbour Networks, which was acquired by a large strategic investor. Prior to Harbour Networks, he founded Huacomm, a telecom and networks system integration firm in 1997 and continues to serve as an Executive Director where he is involved with business operations as well as marketing and distribution channel strategies. In addition, Mr. Chan serves as an advisor to several global private equity funds, including the Limited Partner Advisory Committee of Princeville Capital. He has 20 years of investment experience across numerous firms as a lead and core strategic advisor, including ArcSoft Inc. (SHA: 688088, Internet & Software) and OM Holdings Ltd. (ASX: OMH, Advanced Materials).

As an experienced operator, Mr. Chan has held various management positions, including the Strategic Marketing Manager for Motorola Semiconductors Asia Pacific, where he was responsible for product pipeline, market strategy and development, major client relationships and strategic technology cooperation programs for the Asia Pacific region. Mr. Chan also served as a Sales and Marketing Manager for the Greater China region at Texas Instruments, where he was responsible for accounts and distribution channel development. Prior to re-locating to Asia from Canada, Mr. Chan worked as a System Design Manager at Motorola Communications Canada, as well as Canadian National Railways, where he was responsible for implementation of supply contracts for major Canadian Government IT and Defense programs. Mr. Chan holds a Bachelor’s Degree of Applied Sciences (Electrical & Electronic Engineering) from the University of Western Ontario. Mr. Chan is fluent in English, Mandarin, Cantonese and Malay.

Teresa Barger has served as a Director on our board since January 2021. Ms. Barger has significant experience and extensive knowledge of ESG investing and corporate governance.

Ms. Barger co-founded Cartica Management LLC, an alternative asset manager dedicated to Emerging Market investment, in 2009, where she currently serves as the CEO. Prior to that, Ms. Barger spent 21 years at the International Finance Corporation investing in emerging market companies in nearly all regions of the world. At IFC, among other positions, Ms. Barger was Division Manager for Africa, Deputy Director of Credit/Investment Review, and Director of Private Equity and Investment Funds. In that post, Ms. Barger created the first index for EM private equity and co-founded the Emerging Markets Private Equity Association (EMPEA). Ms. Barger also developed the first two corporate governance funds in the Emerging Markets, for Korea and Brazil. Ms. Barger was subsequently Director of Corporate Governance and Securities Market Development. In that position Ms. Barger was responsible for the governance aspects of IFC investments and using governance as a value addition strategy. Before joining IFC, Ms. Barger was with McKinsey & Company.

In addition, Ms. Barger currently serves as a member of the Council on Foreign Relations and serves on the boards of American University in Cairo, National Investment and Infrastructure Fund of India, and ANERA. Ms. Barger also serves on the Advisory Council of the Princeville Climate Tech Fund. Ms. Barger received her Bachelor of Arts magna cum laude from Harvard College and her MBA from the Yale School of Management. Ms. Barger also did post graduate work at the American University in Cairo.

Richard Hart has served as a Director on our board since January 2021. Mr. Hart has over 20 years of management experience in the technology and financial services industries. Mr. Hart currently serves as a member of the board of directors of Altair Engineering (Nasdaq: ALTR), a technical software company; of Wonolo, Inc., a private on-demand labor staffing platform, and of Vitech Corporation, a private vendor of systems software to the financial and insurance verticals. Mr. Hart served as the Chief Strategy Officer of Guidewire Software (NYSE: GWRE), from March 2018 through November 2018, and as its Chief Financial Officer, from March 2015 through March 2018. From 1999 through 2013, Mr. Hart served, among other roles, as a Managing Director at Credit Suisse and later at Deutsche Bank, assisting software technology companies with their strategic and financing needs. Prior to his career in technology investment banking, Mr. Hart practiced as an attorney at WSGR. Mr. Hart holds a dual Bachelor’s degree in Physics and Folklore from the University of Pennsylvania and a Juris Doctorate degree from the New York University School of Law.

Christina Kosmowski has served as a Director on our board since January 2021. Ms. Kosmowski has over 20 years of experience in the enterprise software space, holding various leadership positions at leading organizations. Ms. Kosmowski currently serves as President of LogicMonitor, where she leads go-to-market strategy, R&D, customer success, and operations. Prior to joining LogicMonitor, Christina was the VP, Global Head of Customer Success at Slack. Christina also spent 15 years at Salesforce (NYSE: CRM), where she oversaw functions including renewals, consulting, support, and customer success management. Ms. Kosmowski serves on the board of Rapid7 (Nasdaq: RPD), a provider of security data and analytics solutions that enable organizations to implement an active approach to cyber security. Ms. Kosmowski started her career as a manufacturing engineer at Tenneco Packaging after receiving her BS in Industrial Engineering from Northwestern University and later transitioned into consulting.

Gary Wojtaszek has served as a Director on our board since January 2021. Mr. Wojtaszek has extensive experience leading both emerging and established companies with respect to corporate finance and public markets strategy. Mr. Wojtaszek most recently served as the President and Chief Executive Officer of CyrusOne, Inc. (Nasdaq: CONE), a real estate investment trust that builds and manages carrier-neutral data centers and provides colocation and peering services, from August 2011 to February 2020. Prior to that, Mr. Wojtaszek served as chief financial officer and board member of Cincinnati Bell Inc. (NYSE: CBB), where he had responsibility for the data center business and oversaw CyrusOne’s successful spin-off and IPO. Prior to joining Cincinnati Bell in July 2008, he was senior vice president, treasurer, and chief accounting officer for the Laureate Education Corporation (Nasdaq: LAUR) in Baltimore, Maryland from 2006 to 2008. Prior to that, Mr. Wojtaszek worked at Agere Systems (NYSE: AGR), the semiconductor and optical electronics communications division of Lucent Technologies (NYSE: LU), from 2001 to 2008, which was subsequently spun off through an initial public offering. While at Agere Systems, Mr. Wojtaszek worked in a number of finance positions, ultimately serving as the vice president of corporate finance, overseeing all controllership, tax and treasury functions. Mr. Wojtaszek started his career in General Motors Company’s New York treasury group and joined Delphi Automotive Systems as the regional European treasurer in connection with the initial public offering and spin-off of Delphi Automotive Systems from General Motors.

Mr. Wojtaszek currently serves on the board of directors of Interprivate IV Infratech Partners, a special purpose acquisition company, the Board of GDS Holdings Ltd. (Nasdaq: GDS), an integrated provider of high-performance data centers and Information Technology infrastructure services in China, the board of directors of the Lyle School of Engineering at Southern Methodist University, and the advisory board of the Lyle School of Engineering’s Datacenter Systems Engineering Program at Southern Methodist University and Columbia University’s Lang Entrepreneur Center. Mr. Wojtaszek previously served as a director of Cincinnati Bell Inc., the Dallas Zoo, Tech Wildcatters and the Dallas Chamber of Commerce. Mr. Wojtaszek received his master’s degree of Business Administration from Columbia University and his Bachelor degree from Rutgers University, where he was elected to Phi Beta Kappa. Mr. Wojtaszek is also a Director at Poema Global Holdings Corp. II.

GOGORO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Gogoro’s management believes is relevant to an assessment and understanding of Gogoro’s results of operations and financial condition. This discussion and analysis should be read together with “Selected Historical Financial and Operating Data of Gogoro” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Gogoro’s pro forma consolidated financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Gogoro’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Gogoro’s consolidated financial statements, see the section titled “Basis of Presentation.”

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Gogoro’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Gogoro and its consolidated subsidiaries.

Company Overview

Gogoro is an innovation company with a mission to accelerate the shift to sustainable urban life by eliminating the barriers to electric fuel adoption to bring smart and swappable electric power within reach of every urban rider in the world. Nowadays, we are enabling end customers on our network to refuel their ePTWs in seconds at our over 2,100 battery swapping locations in Taiwan. Our network has delivered over 200 million battery swaps as of November 30, 2021 and manages over 300,000 swaps a day as of November 30, 2021. Our systems have been refined and proven with over 4 billion kilometers ridden by over 400,000 subscribers as of November 30, 2021.

Gogoro’s battery swapping technology compromises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, GoStations, Gogoro Network Software & Battery Management Systems, Smartscooter and related components and kits.

When we began the development of our first-of-their-kind Smart Batteries and Smartscooters in Taiwan there were no suitable manufacturing technologies or supplier solutions available. So we built our first Smart Factory, invented our own vertically integrated systems, and helped accelerate the technology shift within our supply chain. We have invested in our proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovation we have developed in the process has provided us a strong competitive advantage by allowing us to deliver the most technically advanced ePTWs while keeping our costs low.

In 2021, Gogoro announced the signing of a memorandum to form a strategic technology and manufacturing partnership with Foxconn, one of the world’s premier leaders in precision electronics, technical component manufacturing and modular EV system development. This alliance provides Gogoro an unprecedented advantage in driving the further acceleration and expansion of the ePTW industry combining our best-in-class ePTW technology and IP with their Tier 1, modularized production platform and capabilities. Today, Gogoro also has engaged with several of the largest PTW producers in the world including Hero, Yamaha, Yadea, and Dachangjiang, among others. Each has dominant ePTW manufacturing capacity, deep supply chain and regulatory compliance management in their regions and globally. Gogoro’s engagements are designed to maximize their capabilities and market knowledge while accelerating their transition to ePTW manufacturing and specifically to battery swapping technology.

Gogoro generates two inter-linked revenue streams: (i) an initial enabling hardware sale followed by (ii) a recurring revenue from Swap & Go subscriptions to the battery swapping network. Enabling hardware entails the sale of an ePTW directly from Gogoro or PBGN OEM partners to an end-customer “batteries-not-included.” The end-customer then subscribes to the Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated ~100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our home market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents compelling differentiation of our business model.

During the past decade in Taiwan, Gogoro has built its owned battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, the ePTWs have grown to 10% of all PTWs” since Gogoro launched its first ePTW in 2015, where virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. As of June 30, 2021, approximately 97% of electric two-wheelers sales have been delivered from Gogoro and its PBGN OEM partners. As we continue to expand and add additional OEM partners beyond Taiwan, we’ll rely significantly on our strong and strategic OEM partnership with their global footprint, manufacturing agility, supply chain, and logistics capabilities, which will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach. Gogoro believes that its proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since Gogoro’s inception in 2011, it has been engaged in developing and marketing its ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. Gogoro has incurred net operating losses and net cash outflows from operations in every year since its inception. As of June 30, 2021, Gogoro had an accumulated deficit of $89.06 million. Gogoro has funded its operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under its loan facilities, and private placements of its preferred and common shares.

Business Combination and Public Company Costs

On September 16, 2021, Gogoro, Merger Sub and Merger Sub II, entered into the Merger Agreement with Poema Global pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro, and (ii) Poema Global will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro.

The Business Combination is anticipated to be accounted for as a capital transaction of Gogoro equivalent to the issuance of shares by Gogoro in exchange for the net monetary assets of Poema Global. The Business Combination does not constitute a business combination as defined in IFRS 3, Business Combinations, as Poema Global is a non-operating entity and does not meet the definition of a business under IFRS 3. The most significant change in the successor’s future reported financial position and results are expected to be an increase in cash (as compared to Gogoro’s consolidated statement of financial position as of June 30, 2021) of up to $602.32 million assuming there are no shareholder redemptions in connection with the Business Combination. However, should there be a maximum shareholder redemption, the increase to the cash balance is expected to be approximately $257.32 million (before deducting expenses). Total non-recurring transaction costs are estimated at approximately $45 million.

As a consequence of the Business Combination, Gogoro will become publicly listed on the Nasdaq Global Select Market, which will require Gogoro to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Gogoro expects to incur additional annual expenses as a public company. See “—Components of Results of Operations—General and Administrative Expenses.”

Key Factors Affecting Gogoro’s Performance

Gogoro believes that its performance and future success is dependent on multiple factors that present significant opportunities for Gogoro, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Current Situation with Regards to COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Gogoro operates.

The COVID-19 outbreak has resulted in the extended shutdown of certain businesses in Taiwan, which has resulted in disruptions or delays to our customers’ purchases of new ePTWs. Taiwan experienced pronounced impacts of COVID-19 approximately one year after the rest of the world starting in the second quarter of 2021. As a result of COVID-19, Gogoro’s revenues decreased by 16% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 because Taiwan experienced a COVID-19 related lock-down in the second quarter of 2021. In addition, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. Riding mileage on average dropped by 17% in June of 2021, compared to January to May of 2021 before the infection spiked. We expect that the battery-swapping energy services will recover after the government lifts the soft lockdown, and long-term impact on the subscription-based battery-swapping energy services should be minor. For the six months ended June 30, 2021 compared to the six months ended June 30, 2020, there were also decreases to sales and marketing expenses as well as general and administrative expenses as a result of COVID-19.

We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on Gogoro’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on Taiwan and global economies and the timing, scope and effectiveness of governmental responses to the pandemic.

Uncertainties of Market Fluctuation

Gogoro is currently a market leader in Taiwan in the ePTW and battery-swapping energy service. Various changes of market conditions may bring challenges to business operations, including but not limited to competitor actions, government policies relating to PTWs, technology changes, and other fluctuations. Gogoro will need to respond quickly and effectively to adapt to numerous market fluctuation in the future, including evolving competitor dynamics in each of its target markets, regulatory conditions, market opportunities, technologies and customer requirements.

Regulatory Changes

Gogoro operates in an industry which is subject to extensive environmental, safety and other regulations. The law and regulations to which Gogoro is subject include vehicle emissions, battery-charging and storage as well as battery disposal. The execution of Gogoro’s business plan by its management team will be significantly impacted by our ability to navigate changing regulatory contexts in each of Gogoro’s target markets.

Basis of Presentation

Gogoro’s consolidated financial statements have been prepared in accordance with IFRS. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements, the assets and liabilities of Gogoro and its foreign operations (including subsidiaries in other countries that use currencies which are different from the currency of Gogoro) are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Components of Results of Operations

Operating Revenue

Gogoro generates revenue from:

(1) sales of electric scooters and related hardware, (2) battery swapping and energy services and (3) others.

Revenue from the sales of electric scooters and related hardware comes from the Smartscooters and related products or services sold directly from Gogoro’s self-operated retail stores and indirectly from the franchised distribution channels. It also includes revenue from sales of electric scooter component kits.

Revenue from battery swapping and energy services is generated from the recurring revenues from the end-customers who subscribe the Gogoro Network battery swapping services at a set monthly or per-swap fee based on the energy consumed.

Revenue from others is generated from sales and service related to Gogoro’s new business ventures which is primarily from GoShare, an electric scooter sharing business.

Cost of Revenue

Gogoro’s cost of hardware sales consists primarily of direct parts and materials purchased from manufacturers, shipping and handling costs, headcount related costs, such as salaries and related personnel expenses. Cost of hardware sales also includes allocated overhead costs including depreciation of manufacturing-related equipment and facilities, amortization of capitalized software, facilities, and information technology costs.

Gogoro’s cost of service revenues consists primarily of depreciation of the cost of Gogoro Smart Batteries and GoStations, which includes the capitalized fulfillment costs, such as construction costs and other related expenses. Cost of service revenue also includes maintenance of GoStations and Gogoro Network Software & Battery Management Systems electricity and rental expenses for GoStation locations.

Sales and Marketing Expenses

Gogoro’s sales and marketing expenses consists of personnel and operating expenses related to distribution of electric scooters and related hardware and expenses related to branding and promotional activities.

We expect our sales and marketing expenses to increase for the foreseeable future as Gogoro invests to support the growth of its overseas expansion and to build out its sales force and marketing capabilities.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate functions, including executive and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits, and share-based compensation. In addition, general and administrative expenses also include allocated facilities costs, such as office, rent, and depreciation expenses, professional services fees and other general corporate expenses.

We expect our general and administrative expenses to increase as we scale up our headcount with the growth of our business and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Research and Development Expenses

Our research and development expenses consist primarily of personnel-related expenses for employees involved in the engineering, design and testing of electric scooters and battery-swapping systems as well as expenses related to the development of new products and technologies.

We expect our research and development expenses to increase in the future as we continue to invest in new product designs and development of technology.

Interest Income

Gogoro’s interest income primarily consists of interest earned on cash deposits in banks.

Other Income

Gogoro’s other income primarily consists of government grants.

Other Gains and Losses

Gogoro’s other gains and losses primarily consists of foreign exchange gains and losses.

Finance Costs

Gogoro’s finance costs consist primarily of interest on borrowings and financing obligations under outstanding loan agreements.

Income Tax Expense

Gogoro’s income tax expense primarily consists of current income tax expenses. Currently, the applicable tax rate in Taiwan is 20%, while the tax rate for unappropriated earnings is 5%.

Results of Operations

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

Gogoro’s results of operations for the six months ended June 30, 2021 and 2020 are presented below (U.S. dollars in thousands except for %):

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Operating revenue
Sales of electric scooters and related hardware	$92,074	$132,551	(40,477)	-31%
Battery swapping and energy services	47,596	35,953	11,643	32%
Others	5,117	2,847	2,270	80%

Total operating revenues	144,787	171,351	(26,564)	-16%
Cost of Revenue	126,363	131,522	(5,159)	-4%

Gross profit	18,424	39,829	(21,405)	-54%
Operating expenses:
Sales and marketing expenses	25,293	25,559	(266)	-1%
General and administrative expenses	12,771	13,091	(320)	-2%
Research and development expenses	14,339	14,272	67	0%

Total operating expenses	52,403	52,922	(519)	-1%

Operating loss	(33,979)	(13,093)	(20,886)	160%
Non-operating income and expenses:
Interest income	337	666	(329)	-49%
Other income	3,429	2,207	1,222	55%
Other gains and losses	(652)	(1,530)	878	-57%
Loss on financial liabilities at fair value through profit or loss	(3,836)	—	(3,836)	—
Finance costs	(5,114)	(4,917)	(197)	4%

Total non-operating income and expenses	(5,836)	(3,574)	(2,262)	63%

Loss before income tax	(39,815)	(16,667)	(23,148)	139%
Income tax benefit	—	1,045	(1,045)	-100%

Net loss for the period	(39,815)	(15,622)	(24,193)	155%

Revenue

The total revenue of $144.8 million for the six months ended June 30, 2021 comprised of $92.1 million of revenue from the sales of electric scooters and related hardware, $47.6 million from Gogoro’s battery swapping and energy services and $5.1 million from other revenue. The total revenue of $171.4 million for the six months ended June 30, 2020 comprised of $132.6 million from the sales of electric scooters and related hardware, $36.0 million from the battery swapping and energy services and $2.8 million from other revenue. Total revenue decreased by $26.6 million, or 16%, from $171.4 million for the six months ended June 30, 2020 to $144.8 million for the six months ended June 30, 2021. The decrease in revenue was primarily due to COVID-19 outbreak in Taiwan that resulted in a delay in an electric scooter subsidy to consumers, and a soft lock-down in the second quarter of 2021. Both have negatively impacted sales of electric scooters, hence the drop in hardware revenue. In addition, COVID-19 negatively impacted our battery-swapping energy services since riders reduced the commute and travel distance. Riding mileage on average dropped by 17% in June of 2021, compared to the average mileage from January to May 2021. We expect that the battery-swapping energy services will recover after the government lifts the soft lockdown, and the long-term impact on the subscription-based battery-

swapping energy services should be minor. The battery-swapping and energy services revenue increased from $36.0 million for the six months ended June 30, 2020 to $ 47.6 million for the six months ended June 30, 2021, an increase of 32%. This increase is a result of the accumulating subscriber base and the high retention rate of all subscribers.

Cost of Revenue

Operating costs decreased by $5.1 million, or 4%, from $131.5 million for the six months ended June 30, 2020 to $126.4 million for the six months ended June 30, 2021. The decrease was primarily due to the decrease in the sales volume of electric scooters. However, the decrease was partially offset by the increased cost per electric scooter, which resulted from idle capacity charges and the continuously expanding user base of battery-swapping energy services, which resulted in increased operating and maintenance cost.

Sales and Marketing Expenses

Sales and marketing expenses remained relatively stable at $25.3 million for the six months ended June 30, 2021 as compared to $25.6 million for the six months ended June 30, 2020. The slight decrease was primarily due to the postponement of marketing activities because of COVID-19.

General and Administrative Expenses

General and administrative expenses remained relatively stable at $12.8 million for the six months ended June 30, 2021 as compared to $13.1 million for the six months ended June 30, 2020. The decrease was primarily due to stricter expense controls we put in place as a result of COVID-19, which resulted in a reduction of payroll, travel expenses and other headcount-related expenses.

Research and Development Expenses

Research and development expenses remained relatively stable at $14.3 million for the six months ended June 30, 2021 as compared to $14.3 million for the six months ended June 30, 2020. The expenses were relatively stable because we continued to invest in development of new products and technologies regardless of short-term changes in sales revenue.

Interest income

Interest income decreased by $0.4 million, or 49%, from $0.7 million for the six months ended June 30, 2020 to $0.3 million for the six months ended June 30, 2021. The decrease was primarily due to lower interest rates in 2021 compared to 2020.

Other Income

Other income increased by $1.2 million, or 55%, from $2.2 million for the six months ended June 30, 2020 to $3.4 million for the six months ended June 30, 2021. The increase was primarily due to an increase in income from government grants related to our battery-swapping energy services.

Other Gains and Losses

Other gains and losses changed favorably by $0.9 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The favorable change was primarily due to fluctuations in foreign currency exchange rates.

Loss on financial liabilities at fair value through profit or loss

Loss on financial liabilities at fair value through profit or loss (FVTPL) increased by $3.8 million for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. The increase was primarily due to the change in fair value of the redeemable preferred shares. Since Gogoro has a concrete plan to redeem the preferred shares in the foreseeable future, we designated the redeemable preferred shares at FVTPL.

Finance Costs

Finance costs increased by $0.2 million, or 4%, from $4.9 million for the six months ended June 30, 2020 to $5.1 million for the six months ended June 30, 2021. The slight increase was primarily due to an increase in interest on borrowings, partially offset by the decrease in interest on bonds payable.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Gogoro’s results of operations for the years ended December 31, 2020 and 2019 are presented below (U.S. dollars in thousands except for %):

	Years ended December 31,
	2020	2019	$ Change	% Change
Operating revenue
Sales of electric scooters and related hardware	$277,391	$394,073	(116,682)	-30%
Battery swapping and energy services	79,235	44,589	34,646	78%
Others	7,499	578	6,921	1197%

Total operating revenues	364,125	439,240	(75,115)	-17%
Cost of Revenue	284,684	346,032	(61,348)	-18%

Gross profit	79,441	93,208	(13,767)	-15%
Operating expenses:
Sales and marketing expenses	60,947	51,090	9,857	19%
General and administrative expenses	26,282	25,993	289	1%
Research and development expenses	28,711	27,221	1,490	5%

Total operating expenses	115,940	104,304	11,636	11%

Operating loss	(36,499)	(11,096)	(25,403)	229%
Non-operating income and expenses:
Interest income	889	4,177	(3,288)	-79%
Other income	5,179	3,641	1,538	42%
Other gains and losses	(1,546)	236	(1,782)	-755%
Loss on financial liabilities at fair value through profit or loss	(8,612)	—	(8,612)	—
Finance costs	(9,754)	(9,032)	(722)	8%

Total non-operating income and expenses	(13,844)	(978)	(12,866)	1,316%

Loss before income tax	(50,343)	(12,074)	(38,269)	317%
Income tax benefit (expense)	1,063	(1,014)	2,077	-205%

Net loss	(49,280)	(13,088)	(36,192)	277%

Revenue

Of the total revenue of $364.1 million for the year ended December 31, 2020, $ 277.4 million of revenue was from the sales of electric scooters and related hardware, $79.2 million was from the battery swapping and energy services and the balance of $7.5 million was from the others; whereby of the total revenue of $439.2 million for the year ended December 31, 2019, $394.1 million of revenue was from the sales of electric scooters and related hardware, $44.6 million was from the battery swapping and energy services and the balance of $0.6 million was from the others. Total revenue decreased by $75.1 million, or 17%, from $439.2 million for the year ended December 31, 2019 to $364.1 million for the year ended December 31, 2020. The decrease in revenue was primarily due to the total number of electric scooters sold through retail and distribution channels decreasing by 63.1 million, or 45%, from 140.1 million for the year ended December 31, 2019 to 77.0 million for the year ended December 31, 2020. This was primarily due to an increase in the subsidy for ICE PTWs provided by the Taiwan government in 2020 and a decrease in gas prices, both of which increased the demand for gas scooters and negatively impacted electric scooter sales. The decrease in revenue was partially offset by increase in recurring revenue from our battery-swapping energy services which, despite reduction in hardware volume, increased from $44.6 million for the year ended December 31, 2019, to $79.2 million for the year ended December 31, 2020, an increase of 78%. This increase is a result of the accumulating subscriber base and the high retention rate of all subscribers.

Cost of Revenue

Operating cost decreased by $61.3 million, or 18%, from $346.0 million for the year ended December 31, 2019 to $284.7 million for the year ended December 31, 2020. The decrease was primarily due to the substantial decrease in the sales volume of electric scooters in 2020 compared to 2019. However, the decrease was partially offset by the increased cost per electric scooter, which resulted from idle capacity charges and the continuously expanding user base of battery-swapping energy services, which resulted in increased operating and maintenance cost.

Sales and Marketing Expenses

Sales and marketing expenses increased by $9.9 million, or 19%, from $51.1 million for the year ended December 31, 2019 to $61.0 million for the year ended December 31, 2020. The increase was primarily due to a $8.6 million increase in marketing promotions expenses to attract customers since the government subsidies for electric scooters decreased in 2020.

General and Administrative Expenses

General and administrative expenses remained relatively stable at $26.3 million for the year ended December 31, 2020 as compared to $26.0 million for the year ended December 31, 2019. The slight increase was primarily due to an increase in headcount which resulted in minor increases in software licensing expenses and service expense. The increase was partially offset by the stricter expense controls, including careful monitoring of headcount replacement.

Research and Development Expenses

Research and development expenses remained relatively stable at $28.7 million for the year ended December 31, 2020 as compared to $27.2 million for the year ended December 31, 2019. The expenses were relatively stable because we continued to invest in development of new products and technologies regardless of short-term changes in sales revenue.

Interest Income

Interest income decreased by $3.3 million, or 79%, from $4.2 million for the year ended December 31, 2019 to $0.9 million for the year ended December 31, 2020. The decrease was primarily due to a decrease in interest rates in 2020 compared to 2019. The decrease was partially offset by the increased amount of cash deposits in 2020 compared to 2019.

Other Income

Other income increased by $1.6 million, or 42%, from $3.6 million for the year ended December 31, 2019 to $5.2 million for the year ended December 31, 2020. The increase was primarily due to an increase in income related to government grants related to our battery-swapping energy services and sharing business.

Other Gains and Losses

Other gains and losses changed unfavorably by $1.8 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. The unfavorable change was primarily due to fluctuations in foreign currency exchange rates.

Loss on financial liabilities at fair value through profit or loss

Loss on financial liabilities at fair value through profit or loss (FVTPL) increased by $8.6 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to the change in fair value of the redeemable preferred shares. Since Gogoro has a concrete plan to redeem the preferred shares in the foreseeable future, we designated the redeemable preferred shares as at FVTPL.

Finance Costs

Finance costs increased by $0.7 million, or 8%, from $9.0 million for the year ended December 31, 2019 to $9.7 million for the year ended December 31, 2020. The increase was primarily due to an increase of $1.8 million in interest on borrowings, partially offset by a decrease of $1.1 million in interest on bonds payable.

Liquidity and Capital Resources

Since inception, Gogoro has financed its operations through its sales, a syndicated loan and revolving credit facilities with banks or financial institutions, other borrowings and debt capital, and contributions from shareholders. As of June 30, 2021, Gogoro had current assets of $357.5 million, notes payables and trade payables of $38.5 million and an accumulated deficit of $89.1 million. Gogoro incurred a net loss of $39.8 million for the six months ended June 30, 2021 and a net loss of $49.3 million for the six months ended June 30, 2020. As of December 31, 2020, Gogoro had cash and cash equivalents of $119.0 million, which consisted of cash on hand, checking accounts and demand deposits, time deposits and repurchase agreements collateralized by bonds, also had other current financial assets of $111.8 million, which consisted of time deposits with original maturities of more than three months and restricted deposits. Gogoro incurred a net loss of $49.3 million for the year ended December 31, 2020 and a net loss of $13.1 million for the year ended December 31, 2019. Gogoro expects to continue to incur net losses in the short term as it continues to execute on its growth strategy.

Gogoro believes that its cash on hand following the consummation of the Business Combination, including the net proceeds from Poema Global’s cash in trust (assuming de minimis redemptions by Poema Global’s shareholders), and the PIPE will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months from the date of this proxy statement/prospectus and sufficient to fund its operations. Gogoro may, however, need additional cash resources due to changed business conditions or other developments, including disruptions due to the COVID-19 pandemic, uncertainties of market fluctuation and regulatory changes. To the extent that Gogoro’s current resources are insufficient to satisfy its cash requirements, Gogoro may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Gogoro expects, Gogoro may be forced to decrease its level of investment in product development or delay, scale back or abandon all or part of Gogoro’s growth strategy, which could have an adverse impact on its business and financial prospects.

Gogoro’s short-term liquidity requirements are primarily linked to the business operation, including payments for production materials, parts, and operating expenses. Gogoro’s long-term liquidity requirements are primarily linked to the continued extension of the Gogoro network platform and production or purchase of Smart Battery and Battery Swap Stations equipment that support Battery Swap operation owned by Gogoro. In addition, Gogoro has plans to invest to expand its geographical footprint in battery swapping service, beginning with mainland China, India, and other markets.

With the successful conclusion of the merger and the PIPE Investment, Gogoro believes it will have sufficient capital to execute its plan. Gogoro plans to continue to invest in its core technology capabilities (research and development), to grow its Gogoro Network in Taiwan and for working capital and other operational requirements. Additionally, we will expand Gogoro enabling hardware and battery swapping service to international markets. We have the option to invest in mainland China and India battery swapping service in the next 12-to-18 months. It is likely that we will make investments in other growing markets such as Southeast Asia. Gogoro does not believe those plans will be materially adversely affected should Gogoro experience minor to moderate redemptions from Poema Global’s shareholders. However, if Gogoro experiences significant redemptions in an amount approximately greater than 67% of the outstanding Public Shares such that the Minimum Cash Condition is not satisfied, it is possible that Gogoro would alter the speed or scale of its additional market entrances. If additional funds are required to support our working capital requirements, expansion plan and other purposes, we may seek to raise funds through additional debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. If we raise additional funds through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

In order to replenish the operating fund for purchasing the batteries of electric scooters, for building battery swap stations and for developing upgraded batteries of electric scooters, Gogoro Network Taiwan Branch has signed a syndicated loan agreement with Mega Bank, a mandated lead arranger, and other banks or financial institutions as participants in August 2016. Such loan agreement was further renewed in March 2019.

The renewed loan was a five-year term loan (the “2019 Term Loan”), with a credit line of NT$7,200,000 thousand. The 2019 Term Loan included a covenant requiring Gogoro to maintain its financial ratio as follows:

1) Current ratio no lower than 100%.

2) Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 230%.

The 2019 Term Loan was amended in December 2020 to revise the financial covenants which applies to Gogoro’s 2020 consolidated financial statements submitted to the bank and thereafter. The revised financial covenants are as follows:

1) Current ratio no lower than 100%.

2) Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 350% when net profit margin lower than 0%, and no higher than 400% when net profit margin higher than 0%, respectively.

On January 6, 2021, Gogoro Inc. and Gogoro Network Taiwan Branch each signed a separate loan agreement with Mega Bank. The loan agreements share the same line of credit of up to $200 million in the aggregate.

Cash Flows Summary

Presented below is a summary of Gogoro’s operating, investing, and financing cash flows (U.S. dollars in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash generated from (used in) operating activities	$19,882	$(36,992)	$756	$25,371
Net cash used in investing activities	88	(75,993)	(251,757)	(177,582)
Net cash generated from financing activities	45,946	49,070	187,265	32,236
Exchange differences on translating foreign operations	98	(142)	(942)	2,322
Net increase (decrease) in cash and cash equivalents	$66,014	$(64,057)	$(64,678)	$(117,653)

Cash Flows from Operating Activities

Cash flows from operating activities are re-invested to support the growth of our business. We invest in research and development, sales and marketing activities, general and administrative expenses, and working capital. Gogoro’s operating cash inflows include cash from sales of electric scooters and related hardware, battery swapping and energy services revenue, leasing revenue and sales-related services revenue. These cash inflows are offset by Gogoro’s payments to suppliers for production materials and parts used in Gogoro’s manufacturing process, operating expenses, and interest payments on Gogoro’s financings.

During the six months ended June 30, 2021, net cash generated from operating activities was $19.9 million. The primary factors affecting operating cash flows during this period were a loss before income tax of $39.8 million after deducting non-cash charges of $55.7 million consisting primarily of depreciation and amortization expenses of $45.4 million, an increase in working capital of $8.7 million and interest expense of $5.1 million. The decrease in Gogoro’s net operating assets and liabilities was mainly driven by a larger decrease in inventories from ramp down in production due to slow sales of electric scooters during the six months ended June 30, 2021, and a larger increase in notes payable and trade payable due to payments for production materials. The decrease in Gogoro’s net operating assets and liabilities was partially offset by a smaller decrease in other payables primarily due to less payable for bonus and annual leave.

During the six months ended June 30, 2020, net cash used in operating activities was $37.0 million. The primary factors affecting operating cash flows during this period were a loss before income tax of $16.7 million after deducting non-cash charges of $43.6 million consisting primarily of depreciation and amortization expenses of $36.9 million, offset by a decrease in working capital of $59.5 million and a decrease in interest payments of $5.1 million. The increase in Gogoro’s net operating assets and liabilities was mainly driven by a larger decrease in notes payable and trade payable and a larger decrease in other payables due to repayment for production materials and operating expenses, and a larger increase in inventories and a larger decrease in contract liabilities due to slow sales of electric scooters during the six months ended June 30, 2020. The increase in Gogoro’s net operating assets and liabilities was partially offset by a smaller decrease in trade receivables.

During the year ended December 31, 2020, net cash generated from operating activities was $0.8 million. The primary factors affecting operating cash flows during this period were a net loss of $50.3 million after deducting non-cash charges of $99.8 million, consisting primarily of depreciation and amortization expenses of $78.6 million, partially offset by a decrease in working capital of $39.6 million, and a decrease in interest payments of $10.0 million. The increase in Gogoro’s net operating assets and liabilities was mainly driven by a larger decrease in notes payable and trade payable and a larger decrease in other payables due to repayment for production materials and operating expenses, and a larger increase in inventories and a larger decrease in contract liabilities due to slow sales of electric scooters during the year ended December 31, 2020. The increase in Gogoro’s net operating assets and liabilities was partially offset by a larger decrease in prepayments due to less prepayments to suppliers, a larger decrease in other current assets due to less temporary payments for commodity tax from less electric scooters production, and a smaller decrease in trade receivables.

During the year ended December 31, 2019, net cash generated from operating activities was $25.4 million. The primary factors affecting operating cash flows during this period were a net loss of $12.1 million after deducting non-cash charges of $63.8 million consisting primarily of depreciation and amortization expenses of $57.2 million, partially offset by a decrease in working capital of $21.9 million, and a decrease in interest payments of $9.0 million. The increase in Gogoro’s net operating assets and liabilities was mainly driven by a larger increase in inventories for higher sales of electric scooters during the year ended December 31, 2019, and a larger increase in other current assets due to more temporary payments for commodity tax from more electric scooters production. The increase in Gogoro’s net operating assets and liabilities was partially offset by a larger increase in notes payable and a larger increase in other payables from ramp up in production, and a smaller increase in trade receivable and a larger increase in provisions for product warranty from higher sales of electric scooters during the year ended December 31, 2019.

Cash Flows Generated from (Used in) Investing Activities

Cash used in investing activities primarily relate to capital expenditures for batteries in support of energy usage and battery swapping, manufacturing equipment and machinery, tooling equipment and leasehold improvements as Gogoro continues to invest in its business infrastructure and scales its manufacturing operations.

Net cash generated from investing activities was $88 thousand for the six months ended June 30, 2021 and net cash used in investing activities was $76.0 million for the six months ended June 30, 2020. In both periods, this primarily consisted of cash outflows for investing in fixed assets (mainly consisted of batteries and machinery equipment ) in support of our battery-swapping energy services. The decrease in other financial assets (time deposits with original maturities of more than three months) of $54.4 million for the six months ended June 30, 2021 partially offset the cash outflow.

Net cash used in investing activities was $251.8 million for the year ended December 31, 2020 and $177.6 million for the year ended December 31, 2019. In both periods, this primarily consisted of cash outflows for investing in fixed assets (plant and equipment) in support of our battery-swapping energy services. In addition, the increase in net cash used in investing activities for the year ended December 31, 2020 was related to an increase in investments in financial assets (time deposits with original maturities of more than three months) of $106.1 million.

Cash Flows from Financing Activities

Net cash generated from financing activities was $45.9 million for the six months ended June 30, 2021 which primarily related to $53.2 million proceeds from long-term borrowings.

Net cash generated from financing activities was $49.1 million for the six months ended June 30, 2020, which primarily related to $180.8 million proceeds from long-term borrowings which was partially offset by repayments of long-term borrowings for $119.1 million.

Net cash generated from financing activities was $187.3 million for the year ended December 31, 2020, which was primarily due to $100 million of cash proceeds from the issuance of the redeemable preferred shares which were designated at fair value through profit or loss and $118.7 million of proceeds from long-term borrowings.

Net cash generated from financing activities was $32.2 million for the year ended December 31, 2019, which was primarily due to $75.8 million proceeds from short-term borrowings, $55.0 million proceeds from long-term borrowing and repayments of long-term borrowings of $89.6 million.

Contractual Obligations and Commitments

The following table summarize our contractual obligations and other commitments for cash expenditures as of June 30, 2021, and the years in which these obligations are due:

	Payments Due by Periods
	Total	< 1 year	1 - 3 years	3-5 years	> 5 years
Capital leases	$28,327	$11,225	$14,118	$—	$2,984
Non-cancellable purchase commitments	67,441	66,362	1,046	—	33
Loan agreements	306,858	122,363	184,495	—	—
Preferred Stock obligations	107,743	107,743	—	—	—
Commercial Bond obligations	100,000	100,000	—	—	—

Total commitments	$610,369	$407,693	$199,659	$—	$3,017

In addition, Gogoro enters into agreements in the normal course of business with vendors to purchase generic goods or for generic services. Due to their generic nature, they are not included in above table. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

During the periods presented, Gogoro did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

Gogoro’s consolidated financial statements that are included elsewhere in this proxy statement/prospectus have been prepared using the significant measurement bases. We believe that the following estimates are those most critical to the judgments used in the preparation of our financial statements.

Provisions

Provisions are recognized when Gogoro has a present obligation as a result of a past event, it is probable that Gogoro will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

Gogoro accrues a warranty reserve for the electric scooters sold, which includes Gogoro’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electronic scooters. These estimates are inherently uncertain due to Gogoro’s relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future.

Equity

Gogoro estimates the grant date fair value of its common stock using the income approach because the income approach incorporates future growth prospects and economic benefits resulting from the execution of the

Gogoro’s business strategy and anticipated operational improvements. Since Gogoro is privately-held, the pricing inputs including the discount rate are estimated based on its peer group companies. Gogoro has also engaged external consultants to assist with an estimation of the fair value of Gogoro’s restricted stock awards. The valuation assumption methodology is as follows:

[Step 1] Value analysis of Gogoro’s total equity:

Gogoro adopted the income approach to determine its equity value and applied the market approach (the market comparable method) to cross-check. Under the income approach, Gogoro’s financial forecast considers four different markets: Taiwan, mainland China, India, and Southeast Asia. Different discount rates are applied according to the outlook and growth rates in each market.

[Step 2] Value analysis of Gogoro’s common equity:

Based on the analysis of Gogoro’s equity value in Step 1 and the terms of Gogoro’s preferred stock and common stock, Gogoro applied an equity allocation model to further estimate the value of Gogoro’s preferred stock and common stock.

[Step 3] Value analysis of the restricted stock to be issued:

Adopting the valuation result of Gogoro’s common stock in Step 2, Gogoro estimated the number of shares that will be vested on the date Gogoro becomes a public company as well as each subsequent year and the corresponding expenses based on the historical employee turnover rate of 14.30% and related terms of the restricted shares. The expenses were then derived based on the vested schedule provided.

In addition, Gogoro applied the equity allocation model to estimate the fair value of Gogoro’s common shares. Based on its valuation, the suggested value of the underlying common shares, on a non-controlling and non-marketable basis, ranged from $4.17 to $5.19 per share, implying an average of $4.68 per share. As a result, Gogoro adopted the average of the range or a fair value of $4.68 per share in respect of the awards.

The fair value at the grant date of the restricted shares for employees is expensed on a straight-line basis over the vesting period based on the Gogoro’s best estimates of the number of shares or options that are expected to ultimately vest, with a corresponding increase in capital surplus. At the end of each reporting date, Gogoro revises its estimate of the number of restricted shares for employees that are expected to vest. The impact of the revision of the original estimates is recognized in profit or loss such that the cumulative expenses reflect the revised estimate, with a corresponding adjustment to capital surplus.

Recent Accounting Pronouncements

For a discussion of Gogoro’s new or recently adopted accounting pronouncements, see Note 3 to the consolidated financial statements of Gogoro included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, Gogoro is as an emerging growth company (“EGC”). As such, Gogoro will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Gogoro will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of Gogoro’s Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the Poema Global IPO.

Foreign Private Issuer Status

Gogoro qualifies as a “foreign private issuer” as defined under SEC rules. Even after Gogoro no longer qualifies as an emerging growth company, as long as Gogoro continues to qualify as a foreign private issuer under SEC rules, Gogoro is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Gogoro will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Gogoro may take advantage of these exemptions until such time as Gogoro is no longer a foreign private issuer. Gogoro would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Gogoro no longer qualifies as an emerging growth company, but remains a foreign private issuer, Gogoro will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Gogoro qualifies as a foreign private issuer under SEC rules, Gogoro is permitted to follow the corporate governance practices of Cayman Islands (the jurisdiction in which Gogoro is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to Gogoro. For example, under Cayman securities laws, Gogoro is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in Nasdaq Listing Rules. In addition, under Cayman securities laws, Gogoro is not required to have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time Gogoro ceases to be a foreign private issuer, Gogoro will take all action necessary to comply with the SEC and Nasdaq Listing Rules.

Quantitative and Qualitative Disclosures About Market Risk

Gogoro is exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. While Gogoro may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Gogoro does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Foreign Currency Risk

As most of our revenue and expenses are denominated in New Taiwan dollars of which the main market Gogoro was operating, we do not believe that we are currently being suffered significant direct foreign exchange risk in daily operations. Although in general our exposure to foreign exchange risks should be limited, the reporting result of operations in the financial statements will be affected by the exchange rate between U.S. dollar and New Taiwan dollars, as we use U.S. dollars as the reporting currency.

During the first six months of 2021, we had an U.S. dollar 1.8 million of other comprehensive income generated from the exchange rate differences on translating foreign operations, contributing approximately 1.2% of total equity ended June 30, 2021; whereby during the first six months of 2020, we had an U.S. dollar 2.5 million of other comprehensive income generated from the exchange rate differences on translating foreign operations, contributing approximately 1.2% of total equity ended June 30, 2020.

A hypothetical 10% change in foreign currency exchange rates on our monetary assets and liabilities would not be material to our financial condition or results of operations. To date, foreign currency transaction gains and losses and exchange rate fluctuations have not been material to our financial statements. While we have not engaged in the hedging of our foreign currency transactions to date and do not enter into any hedging contracts for trading or speculative purposes, we may in the future hedge selected significant transactions denominated in currencies other than the New Taiwan dollar.

Interest Rates Risk

Gogoro is exposed to interest rate risk because its borrowings are based on both fixed and floating interest rates. Gogoro’s interest rate risk is mainly concentrated in the fluctuation of the benchmark interest rates arising from cash and cash equivalents- time deposits and repurchase agreements collateralized by bonds, other financial assets, short-term borrowings, long-term borrowings, bonds payable, financial liabilities designated at FVTPL and leasing liabilities. Among other things, the two major term loans mature in 2023 and 2024, respectively, with interest calculated at Taipei Interbank Offered Rate (TAIBOR) plus 1.60% to 1.85%. The carrying amount of Gogoro’s financial assets and financial liabilities, including term loans, with exposure to interest rates at the end of the reporting period were as follows:

	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Fair value interest rate risk
Financial assets	$201,705	$93,481	$204,097	$119,423
Financial liabilities	188,933	30,132	138,381	31,674
Cash flow interest rate risk
Financial assets	42,000	28,089	27,963	65,891
Financial liabilities	352,694	290,856	348,753	235,092

The effect of an immediate 10% change in interest rates on June 30, 2021 would not have a material adverse impact on our future operating results and cash flows.

Credit Risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to Gogoro. Gogoro’s credit risk was mainly arising from bank deposits, trade receivables, other receivables, other financial assets, and refundable deposits. Gogoro limits its credit risk by reviewing its counterparties’ financial condition and payment practices to minimize collection risks on its accounts receivable.

Liquidity Risk

Gogoro manages liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance its operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

POEMA GLOBAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, references to “Poema Global,” “our,” “us” or “we” refer to Poema Global Holdings Corp. The following discussion and analysis of Poema Global’s financial condition and results of operations should be read in conjunction with Poema Global’s financial statements, as restated, and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Market, Industry and Other Data.” Poema Global’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Poema Global is a blank check company incorporated on September 25, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to in this section as our initial business combination. We consummated the Poema Global IPO on January 8, 2021. To date, our efforts have been limited to identifying and endeavoring to consummate a business combination. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate our initial business combination.

Our Sponsor is Poema Global Partners LLC, a Cayman Islands limited liability company.

Our business strategy is to focus on rapidly growing, highly scalable companies with attractive unit economics in the technology sector that can benefit from the expertise and capabilities of our management team in order to create long-term shareholder value. Our geographic focus is global in nature, but with a particular focus on business combination targets in Europe and Asia. Our management team has a long track record of investing in and adding significant operational and strategic value to companies within these sectors and geographies. We believe Gogoro will benefit from the strategic advice and hands-on collaboration that our management team can offer.

Results of Operations

Our entire activity from September 25, 2020 (inception) through September 30, 2021 was in preparation for the Poema Global IPO and in search for a prospective initial business combination. We will not be generating any operating revenues until the closing and Closing.

For the period from September 25, 2020 (inception) through December 31, 2020, we had a net loss of $7,053, which consisted of formation and operating expenses.

For the nine months ended September 30, 2021, we had a net loss of $7.8 million, which consisted of $2.3 million of general and administrative expenses, offering costs of $1.5 million, and a change in the fair value of warrant liabilities of $4.1 million, partially offset by interest income on the operating and trust account of $0.1 million.

Liquidity and Capital Resources

As of September 30, 2021, we had approximately $0.5 million in operating cash and working capital deficit of approximately $0.7 million.

Our liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Poema Global Class B Shares, a loan of $100,000 from the

Sponsor pursuant to a promissory note, and the proceeds from the sale of Private Warrants not held in the Trust Account. In addition, in order to finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Poema Global Class B Shares

In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Poema Global in consideration for 7,187,500 Poema Global Class B Shares. On January 5, 2021, Poema Global effected a share dividend, resulting in 8,625,000 Class B ordinary shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Poema Global Class B Shares until the earliest of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of the Poema Global Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which Poema Global completes a liquidation, merger, share exchange or other similar transaction that results in all of Poema Global Public Shareholders having the right to exchange their Poema Global Class A Shares for cash, securities or other property.

Sponsor Loan

On September 30, 2020, the Sponsor issued an unsecured promissory note to us (the “Promissory Note”), pursuant to which Poema Global could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Poema Global IPO.

Working Capital Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. As of September 30, 2021 and December 31, 2020, we had no outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

We entered into an agreement, commencing January 5, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services.

Other Contractual Obligations

Registration and Shareholder Rights

Pursuant to a registration and shareholders rights agreement entered into on January 5, 2021, the holders of the Poema Global Class B Shares, Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Poema Global Class A Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require Poema Global to register a sale of any of the securities held by them pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the registration and shareholder rights agreement provides that Poema Global will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. Poema Global will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Our management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the Poema Global Warrants in accordance with the guidance contained in ASC 815 under which the Poema Global Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Poema Global Warrants as liabilities at their fair value and adjust the Poema Global Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income per ordinary share, basic and diluted for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, including the standard referenced in the next paragraph, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Poema Global is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial information of Gogoro and Poema Global, adjusted to give effect to the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited historical balance sheet of Poema Global as of June 30, 2021, as restated, with the unaudited historical balance sheet of Gogoro as of June 30, 2021, giving effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of comprehensive income for the six months ended June 30, 2021, as restated, and the year ended December 31, 2020 give effect to the Business Combination and the assumed issuance of shares to the PIPE Investors, as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

Poema Global’s financial information included in this section has been restated for the correction of certain errors with respect to the classification of ordinary shares subject to redemption.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, Gogoro’s and Poema Global’s audited financial statements and related notes, the sections titled “Gogoro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Poema Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no Poema Global Public Shareholder exercises redemption rights with respect to its Public Shares for a pro rata share of the funds in the Trust Account

•

Scenario 2—Assuming Intermediate Redemptions: This presentation assumes that 17,250,000 Public Shares are redeemed for an aggregate payment of approximately $173 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition.

•	Scenario 3—Assuming Maximum Redemptions: This presentation assumes that Poema Global Public Shareholders holding 34,500,000 Poema Global Class A Shares will exercise their redemption rights for approximately $345.1 million of funds in the Trust Account. Gogoro’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Gogoro will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)). Scenario 3 includes all adjustments contained in Scenario 1 and 2 and presents additional adjustments to reflect the effect of maximum redemptions. Scenario 3 does not take into account the Minimum Available Cash Condition.

GOGORO

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2021

(in thousands)

					Scenario 1 Assuming No Redemption			Scenario 2 Assuming Intermediate Redemption					Scenario 3 Assuming Maximum Redemption
(In Thousands)	Gogoro	Poema	IFRS conversion and Presentation	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Assets:
Cash and cash equivalents	$185,056	$625			$345,078	C	$650,761	($172,500)	H	$478,261	($345,000)	H	$305,761
					(12,075)	D
					284,820	G
					(107,743)	K
					(20,000)	I
					(25,000)	J
Trade receivables	15,010	—					15,010			15,010			15,010
Inventories	81,549	—					81,549			81,549			81,549
Prepayments	8,402	474					8,876			8,876			8,876
Other financial assets - current	57,428	—					57,428			57,428			57,428
Other current assets	10,033	—					10,033			10,033			10,033

Total current assets	357,478	1,099	—		465,080		823,657	(172,500)		651,157	(345,000)		478,657
Cash and investments held in Trust Account		345,078			(345,078)	C	—			—			—
Property, plant and equipment	418,182	—					418,182			418,182			418,182
Right- of-use assets	26,569	—					26,569			26,569			26,569
Intangible assets	1,505	—					1,505			1,505			1,505
Other financial assets - non- current	1,226	—					1,226			1,226			1,226
Refundable deposits	3,630	—					3,630			3,630			3,630
Other non-current assets	767	242					1,009			1,009			1,009

Total non-current assets	451,879	345,320	—		(345,078)		452,121	—		452,121	—		452,121

Total Assets	$809,357	$346,419	$—		$120,002		$1,275,778	($172,500)		$1,103,278	($345,000)		$930,778

Liabilities and Shareholders’ Equity
Promissory note — related party		113					113			113			113
Short-term borrowings	$7,179	—					7,179			7,179			7,179
Short-term bills payable	71,675	—					71,675			71,675			71,675
Financial liabilities at fair value through profit or loss - current	107,743	—			(107,743)	K	—			—			—
Notes and trade payable	38,547	—					38,547			38,547			38,547
Contract liabilities - current	11,997	—					11,997			11,997			11,997
Other payables	33,831	144					33,975			33,975			33,975
Provisions for product warranty - current	8,315	—					8,315			8,315			8,315
Lease liabilities - current	10,612	—					10,612			10,612			10,612
Current portion of long-term borrowings	43,396	—					43,396			43,396			43,396
Other current liability	9,938	—					9,938			9,938			9,938

Total current liabilities	343,233	257	—		(107,743)		235,747	—		235,747	—		235,747

Deferred underwriting commissions		12,075			(12,075)	D	—			—			—
Warrant liabilities		20,347					20,347			20,347			20,347
Bonds payable	100,000	—					100,000			100,000			100,000
Long-term borrowings	183,927	—	345,000	1	(345,000)	B	183,927			183,927			183,927
Provisions for product warranty - non-current	7,449	—					7,449			7,449			7,449
Lease liabilities - non- current	16,413	—					16,413			16,413			16,413
Guarantee deposits received	1,046	—					1,046			1,046			1,046
Other non-current liability	12,301	—			79,273	M	91,574			91,574			91,574

Total non-current liabilities	321,136	32,422	345,000		(277,802)		420,756	—		420,756	—		420,756

Total liabilities	664,369	32,679	345,000		(385,545)		656,503	—		656,503	—		656,503

					Scenario 1 Assuming No Redemption			Scenario 2 Assuming Intermediate Redemption					Scenario 3 Assuming Maximum Redemption
(In Thousands)	Gogoro	Poema	IFRS conversion and Presentation	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Commitments
Class A ordinary shares, $0.0001 par value; 34,500,000 shares subject to possible redemption at $10.00 per share as of June 30, 2021		345,000	(345,000)	1			—			—			—
Shareholders’ Equity:
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2021		1			(1)	A	—			—			—
Ordinary shares	14	—			(14)	F	—			—			—
Preferred shares	85,714	—			(85,714)	F	—			—			—
Ordinary Shares, $0.0001 par value, 272,732,150 shares, 255,482,150 shares, and 238,232,150 shares issued and outstanding under No Redemption, Intermediate Redemption, and Maximum Redemption, respectively					1	A	27	(2)	O	25	(3)	O	24
					3	B
					3	G
					12	F
					8	F
Capital surplus	127,956	—			459,110	O	974,806	(181,252)	O	793,554	(362,428)	O	612,378
					284,817	G
					85,708	F
					17,215	N

Retained earnings (accumulated deficit)	(89,062)	(31,261)					(375,924)			(367,170)			— (358,493)
					(20,000)	I
					(25,000)	J
					(145,374)	L		8,754	L		17,431	L
					(79,273)	M
					(17,215)	N
					31,261	E
Other equity	20,366	—					20,366			20,366			20,366

Total Shareholders’ Equity	144,988	(31,260)	—		505,547		619,275	(172,500)		446,775	(345,000)		274,275

Total Liabilities and Shareholders’ Equity	$809,357	$346,419	$—		$120,002		$1,275,778	($172,500)		$1,103,278	($345,000)		$930,778

1. Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Poema Global’s historical mezzanine equity (Class A ordinary shares subject to possible redemption) into Non-Current Liabilities (Long-term borrowings).

GOGORO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED

JUNE 30, 2021

(in thousands)

					Scenario 1 Assuming No Redemption			Scenario 2 Assuming Intermediate Redemption			Scenario 3 Assuming Maximum Redemption
(In Thousands, except share and per share data)	Gogoro	Poema	IFRS conversion and Presentation	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Operating revenue	$144,787	$—					$144,787			$144,787			$144,787
Cost of revenue	126,363	—					126,363			126,363			126,363

Gross profit	18,424	—					18,424			18,424			18,424
Selling and marketing expenses	25,293	682	1,535	2			27,510			27,510			27,510
General and administrative expenses	12,771	—			3,908	AA	19,435			19,435			19,435
					2,756	FF
Research and development expenses	14,339	—					14,339			14,339			14,339

Total operating expenses	52,403	682	1,535		6,664		61,284			61,284			61,284

Operating loss	(33,979)	(682)	(1,535)		(6,664)		(42,860)			(42,860)			(42,860)
	—	—	—		—		—			—			—
Interest income	337	—			—	GG	337			337			337
Interest earned on cash and investments held in Trust Account	—	78			(78)	GG	—			0			—
Offering costs allocated to warrant liabilities	—	(1,535)	1,535	2			—			0			—
Change in fair value of warrant liabilities	—	16,139					16,139			16,139			16,139
Other income	3,429	—					3,429			3,429			3,429
Other gains and losses	(652)	—					(652)			(652)			(652)
Loss on financial liabilities at fair value through profit or loss	(3,836)	—			3,836	EE	—			0			—
Finance costs	(5,114)	—					(5,114)			(5,114)			(5,114)
Transaction costs	—	—					0			0			0

Total non-operating income and expenses	(5,836)	14,682	1,535		3,758		14,139	0		14,139	0		14,139

Loss before income tax	(39,815)	14,000	—		(2,906)		(28,721)			(28,721)			(28,721)
Income tax benefit (expense)	—	—					—			0			—

Net loss	(39,815)	14,000	—		(2,906)		(28,721)			(28,721)			(28,721)
Exchange differences on translating foreign operations	1,771	—					1,771			1,771			1,771

Total comprehensive loss for the year	$(38,044)	$14,000	—		$(2,906)		$(26,950)			$(26,950)			$(26,950)

							—			—			—
(New) Ordinary Shares							—			—			—
Weighted average shares of ordinary shares outstanding:
Basic and diluted	220,880,386						258,547,422			241,297,422			224,047,422
Net loss attributable to ordinary shares per share:
Basic and diluted							(0.11)			(0.12)			(0.13)
Net loss attributable to shareholders per ordinary share:
Basic and diluted (Note 5)	(0.18)
Weighted average shares outstanding:
Basic and diluted, Class A		32,975,138
Basic and diluted, Class B		8,575,276
Net loss attributable to shareholders per ordinary share:
Basic and diluted, Class A		0.34
Basic and diluted, Class B		0.34

Refer to Note 5 below “ Pro forma Share and Earning per share information”

2. Reflects the reclassification adjustment to align Poema Global’s historical statement of operations with the presentation of Gogoro’s statement of comprehensive income.

GOGORO

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED

December 31, 2020

(in thousands)

					Scenario 1 Assuming No Redemption			Scenario 2 Assuming Intermediate Redemption			Scenario 3 Assuming Maximum Redemption
(In Thousands, except share and per share data)	Gogoro	Poema	IFRS conversion and Presentation	Note	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined	Transaction accounting adjustments	Note	Pro forma combined
Operating revenue	$364,125	$—					$364,125			$364,125			$364,125
Cost of revenue	284,684	0					284,684			284,684			284,684

Gross profit	79,441	0					79,441			79,441			79,441
Selling and marketing expenses	60,947	7					60,954			60,954			60,954
General and administrative expenses	26,282	—			17,215	AA	54,521			54,521			54,521
					11,024	FF
Research and development expenses	28,711	—					28,711			28,711			28,711

Total operating expenses	115,940	7			28,239		144,186			144,186			144,186

Operating loss	(36,499)	(7)			(28,239)		(64,745)			(64,745)			(64,745)
Interest income	889	—					889			889			889
Other income	5,179	—					5,179			5,179			5,179
Other gains and losses	(1,546)	—					(1,546)			— 1,546			(1,546)
Loss on financial liabilities at fair value through profit or loss	(8,612)	—			8,612	EE	0			—			0
Finance costs	(9,754)	—					(9,754)			— 9,754			(9,754)
Transaction costs	—	—			(20,000)	BB	(190,374)			(181,620)			(172,943)
					(25,000)	CC
					(145,374)	DD		8,754	DD		17,431	DD

Total non-operating income and expenses	(13,844)	—			(181,762)		(195,606)	8,754		(186,852)	17,431		(178,175)

Loss before income tax	(50,343)	(7)			(210,001)		(260,351)	8,754		(251,597)	17,431		(242,920)
Income tax benefit (expense)	1,063	—					1,063			1,063			1,063

Net loss	(49,280)	(7)			(210,001)		(259,288)	8,754		(250,534)	17,431		(241,857)
Exchange differences on translating foreign operations	14,394	—					14,394			14,394			14,394

Total comprehensive loss for the year	$(34,886)	$(7)			$(210,001)		$(244,894)	$8,754		$(236,140)	$17,431		$(227,463)

							—			—			—
(New) Ordinary Shares										—			—
Weighted average shares of ordinary shares outstanding:
Basic and diluted	220,880,386	7,500,000					258,547,422			241,297,422			224,047,422
Net loss attributable to ordinary shares per share:
Basic and diluted	(0.22)	(0.00)					(1.00)			(1.04)			(1.08)

Refer to Note 5 below “Pro forma Share and Earning per share information”

Note 1—Description of the Business Combination

On September 16, 2021, Poema Global entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gogoro, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly owned subsidiary of Gogoro, and (ii) Poema Global will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (the “Business Combination”).

Pursuant to the Merger Agreement and subject to the approval of the Poema Global shareholders, among other things, (i) immediately prior to the First Effective Time, each Poema Global Class B Share, outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Shares and, after giving effect to such automatic conversion and the Unit Separation (as defined below), at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Gogoro Ordinary Share after giving effect to the Recapitalization (as defined below), and (ii) each issued and outstanding Poema Global Warrant will automatically and irrevocably be assumed by Gogoro and converted into a Gogoro Warrant. Immediately prior to the First Effective Time, the Poema Global Class A Shares and the Public Warrants comprising each issued and outstanding Unit, consisting of one Poema Global Class A Share and one-half of one Public Warrant, will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one Poema Global Class A Share and one-half of one Public Warrant. No fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.

Immediately prior to the First Effective Time, (i) each Gogoro Series C Preferred Share, outstanding immediately prior to the First Effective Time, will be repurchased by Gogoro for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares and each holder of a Gogoro Series C Preferred Share will, immediately upon receipt of such cash consideration, apply such amount to the subscription for one Gogoro Ordinary Share; (ii) the amended and restated memorandum and articles of association of Gogoro shall be adopted and become effective, and (iii) Gogoro shall effect the Share Subdivision to cause the value of the outstanding Gogoro Ordinary Share to equal $10.00 per share, after giving effect to the Share Subdivision (items (i) through (iii), the “Recapitalization”).

Earnout

The Merger Agreement provides that, from and after the Closing Date (as defined in the Merger Agreement) until the sixth anniversary of the Closing Date (the “Earnout Period”), Gogoro may issue up to 12,000,000 Gogoro Ordinary Shares (the “Earnout Shares”) to persons who are Gogoro’s shareholders immediately prior to the First Effective Time (the “Earnout Participants”) and in accordance with each Earnout Participant’s Pro Rata Portion. Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Gogoro Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively (each, an “Earnout Event”). As the Earnout Events have not yet occurred, the Earnout Shares are contingently issuable and accordingly are accounted for as liability classified equity instruments in the unaudited pro forma condensed combined financial information. The issuance of the Earnout Shares would dilute all Gogoro Ordinary Shares outstanding at that time. Assuming the expected capital structure as of the Closing, the 12,000,000 shares issued in connection with the Earnout Events would represent approximately 4.3% of shares outstanding for the no redemption scenario and 4.8% each for the maximum redemption scenario, respectively.

PIPE

On September 16, 2021, the Initial PIPE Investors entered into the Initial Subscription Agreements pursuant to which the Initial PIPE Investors have committed to subscribe for and purchase, and Gogoro has agreed to issue and sell to the Initial PIPE Investors, Gogoro Ordinary Shares at $10.00 per share for an aggregate purchase price of $257,320,000. In addition, on January 18, 2022, the Additional PIPE Investors entered into additional share subscription agreements pursuant to which the Additional PIPE Investors have committed to purchase Gogoro Ordinary Shares at a price of $10.00 per share for an aggregate purchase price of $27,500,000. Under the Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.

The following summarizes the unaudited pro forma Gogoro Ordinary Shares outstanding, as of June 30, 2021, under the no redemption and maximum redemption scenarios:

Ownership

	Assuming No Redemptions Shares		Assuming Intermediate Redemptions Shares		Assuming Maximum Redemptions Shares
	Class A Ordinary Shares	Equity%	Class A Ordinary Shares	Equity%	Class A Ordinary Shares	Equity%
Poema Global Public Shareholders	34,500,000	12.6%	17,250,000	6.8%	0	0.0%
The Sponsor and Certain Poema Global Directors(1)	8,625,000	3.2%	8,625,000	3.4%	8,625,000	3.6%
Gogoro Shareholders(2)(3)	201,125,150	73.7%	201,125,150	78.7%	201,125,150	84.4%
PIPE Investors	28,482,000	10.4%	28,482,000	11.1%	28,482,000	12.0%

Total Gogoro shares Outstanding at Closing	272,732,150	100.0%	255,482,150	100.0%	238,232,150	100.0%

(1)

Includes the Sponsor Earn-In Shares under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor Earn-in Shares are unvested and subject to forfeiture. Subject to the terms and conditions contemplated by the Sponsor Support Agreement, one-third of the Sponsor-Earn-in Shares will vest upon the occurrence of an Earnout Event.

(2)	Excludes any potential Earnout Shares, as it does not represent legally outstanding Gogoro Ordinary Shares at Closing.
(3)

Represents the multiples of (i) the sum of 135,166,100 shares of Gogoro’s previous ordinary shares, 85,714,286 shares of Gogoro Series C Preferred Shares, and 8,901,078 shares of Gogoro restricted and (ii) the Subdivision Factor. See “The Merger Agreement–Effects of Mergers on Securities of Gogoro, Poema Global, Merger Sub and Merger Sub II in the Business Combination” for additional information about the Subdivision Factor.

(4)

Although the pro forma amount of cash under the maximum redemption Scenario is less than the Minimum Available Cash Condition, Gogoro has not elected to waive the Minimum Available Cash Condition. Unless Gogoro elects to waive this requirement, the maximum redemption scenario cannot occur.

The above share amounts and ownership percentages have been calculated based on the following assumptions:

All Scenarios:

•

Each Poema Global Class B Share, outstanding immediately prior to the First Effective Time will be automatically converted into one Poema Global Class A Shares and, after giving effect to such automatic conversion and the Unit Separation at the First Effective Time and as a result of the First Merger, each issued and outstanding Poema Global Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one Gogoro Ordinary Share after giving effect to the Recapitalization.

•

Each Gogoro Series C Preferred Share, outstanding immediately prior to the First Effective Time, will be repurchased by Gogoro for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares and each holder of a Gogoro Series C Preferred Share will, immediately upon receipt of such cash consideration, apply such amount to the subscription for one Gogoro Ordinary Share.

•	Upon Closing, settlement of all redeemable preferred shares issued by Gogoro.

•	Gogoro shall effect the Share Subdivision to cause the value of the outstanding Gogoro Ordinary Share to equal $10.00 per share, after giving effect to the Share Subdivision.

Each of the share amounts and ownership percentages for the “No Redemption”, “Intermediate Redemption” and “Maximum Redemption” scenarios reflected in the above table has furthermore been calculated based on certain additional assumptions, which are described below in “Note 2. Basis of Presentation” under “Scenario 1—Assuming No Redemptions” and “Scenario 2—Assuming Maximum Redemptions.”

Note 2—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of comprehensive income for the six months ended June 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Gogoro and Poema Global, as restated. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 is effective on January 1, 2021. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Gogoro and Poema Global did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of comprehensive income for the six months ended June 30, 2021 and the year ended December 31, 2020, presents pro forma effect to the Transactions as if they had been completed on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Poema Global’s unaudited balance sheet as of June 30, 2021, as restated, and the related notes for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus; and

•	Gogoro’s unaudited consolidated balance sheet as of June 30, 2021, and the related notes for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Poema Global’s unaudited statement of operations for the six months ended June 30, 2021, as restated, and the related notes included elsewhere in this proxy statement/prospectus; and

•	Gogoro’s unaudited consolidated statements of comprehensive income for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Poema Global’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Gogoro’s audited consolidated statements of comprehensive income for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Gogoro believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Gogoro believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no public shareholders of Poema Global exercise redemption rights with respect to its Public Shares for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming Intermediate Redemptions: This presentation assumes that 17,250,000 Public Shares are redeemed for an aggregate payment of approximately $173 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition.

•

Scenario 3—Assuming Maximum Redemptions: This presentation assumes that (i) public shareholders of Poema Global holding 34,500,000 Poema Global Class A Shares will exercise their redemption rights for approximately $345.1 million of funds in the Trust Account. Gogoro’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Gogoro will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)). Scenario 3 includes all adjustments contained in Scenario 1 and 2 and presents additional adjustments to reflect the effect of maximum redemptions. Scenario 3 does not take into account the Minimum Available Cash Condition.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Gogoro and Poema Global.

Note 3—Accounting Policies

The historical financial information of Poema Global was prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Poema Global’s financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Poema Global’s common stock subject to redemption to non-current financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Poema Global’s historical financial information in accordance with the presentation of Gogoro’s historical financial information.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect for transaction accounting adjustments for the merger.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of comprehensive income are based upon the number of Gogoro Ordinary Shares outstanding, assuming the Transactions occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Note (A)

Reflects the conversion, on a one-for-one basis, of Poema Global Class B Shares held by the Sponsor to Poema Global Class A Shares. Pursuant to the terms of the Poema Global Articles, all Poema Global Class B Shares outstanding prior to the Effective Time will be converted into Poema Global Class A Shares and then converted into Gogoro Ordinary Shares on a one-for-one basis at the Closing. All Poema Global Class B Shares converted into Poema Global Class A Shares will no longer be outstanding and will cease to exist, and each holder of such Poema Global Class B Shares will thereafter cease to have any rights with respect to such securities. Includes 6,393,750 shares of ordinary shares held by the Sponsor under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination

Note (B)

Reflects the conversion of 34,500,000 Poema Global Class A Shares subject to possible redemption originally classified as temporary equity under U.S. GAAP and reclassified to long-term borrowings under IFRS to Gogoro Ordinary Shares and capital surplus, on a one-for-one basis upon the Business Combination.

Note (C)	Reflects the reclassification of $345 million of cash and cash equivalents held in the Trust Account that become available to fund the Business Combination.

Note (D)	Reflects the settlement of $12 million of Poema Global’s deferred underwriting fees that become payable at closing of the Business Combination.

Note (E)	Reflects the reclassification of Poema Global’s historical retained earnings to capital surplus.

Note (F)

Represents the recapitalization of (i)135,166,100 shares of Gogoro Ordinary Shares and (ii)85,714,286 shares of Gogoro Series C Preferred Shares, into 193,334,172 shares of Gogoro Ordinary Shares after considering subdivision factor. Excludes any potential earn-out consideration, as it does not represent legally outstanding ordinary shares at Closing.

Note (G)

Reflects the proceeds of $284.8 million from the issuance and sale of 28,482,000 shares of Gogoro Ordinary Shares at $10.00 per share as part of the PIPE Investment pursuant to the terms of the Subscription Agreements.

Note (H)

In the intermediate and maximum redemption scenarios, approximately $173 million and $345 million of cash remaining in the Trust Account is assumed to be withdrawn from the Trust Account to fund the redemption of 17,250,000 and 34,500,000 Poema Global Class A Shares outstanding, respectively. The maximum redemption scenario does not take into account the Minimum Available Cash Condition.

Note (I)

Reflects the settlement of the total transaction costs estimated to be incurred by Gogoro of approximately $20 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash.

Note (J)

Reflects the settlement of the total transaction costs estimated to be incurred by Poema Global of approximately $25 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash.

Note (K)	Reflects the settlement of redeemable preferred shares issued by Gogoro upon Closing.

Note (L)

Represents the preliminary estimated listing service expense recognized in accordance with IFRS 2, for the excess of the fair value of Gogoro shares issued and the fair value of Poema Global’s identifiable net assets at the date of the Business Combination, resulting in a $145 million, $137 million, and$128 million increase to accumulated loss assuming no redemptions, intermediate redemptions, and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of $9.92 per share and $1.175 per warrant (as of October 29, 2021). The value is preliminary and will change based on fluctuations in the share price of the Poema Global’s common stock and warrants through the closing date.

Note (M)

Reflects the derivative liability related to the Earnout shares granted to the existing shareholders of Gogoro in the amount of $79 million pursuant to First Earnout Event, Second Earnout Event and Third Earnout Event. Gogoro currently expects that the full amount of the earnout will be awarded, however, has not reflected any revaluations of the liability that may occur prior to its settlement in the pro forma condensed combined consolidated financial information as such amounts cannot be estimated. Gogoro determined the fair value of the Earnout Shares as of September 30, 2021 to be $8.44 per share using the Monte Carlo simulation method. The fair value is based on the simulated price of Gogoro under one hundred thousand scenarios over the six-year maturity date of the contingent consideration. The key inputs used in the determination of the fair value included exercise prices of $15.00, $17.50 and $20.00, volatility of 66% (based on the implied volatility of 5 comparable public companies), Poema Global Class A Share price of $9.86, and a risk-free rate of return of 1.15%. Post-combination, the fair value of the contingent consideration liability will be remeasured each reporting period and changes in value will be reflected in net income (loss). For each 5% change in the per share fair value of the Earnout Shares, the contingent consideration liability will change by approximately $5.0 million. Please see “The Merger Agreement—Effects of Mergers on Securities of Gogoro, Poema Global, Merger Sub and Merger Sub II in the Business Combination—Earnout Shares”, included elsewhere in this proxy statement/prospectus for additional information about the Earnout Shares.

Below is a sensitivity table that quantifies the potential impact that a change in the per share market price of Gogoro’s Ordinary Shares post Business Combination could have on the estimated fair value of the Ordinary Shares and on the pro forma financial statements.

Change in stock price	Stock Price	Minimum Target Earn-in Shares	Middle Target Earn-in Shares	Maximum Target Earn-in Shares
-10%	$8.87	$7.70	$7.35	$7.04
-5%	$9.36	$8.25	$7.90	$7.56
0%	$9.86	$8.79	$8.44	$8.10
5%	$10.35	$9.33	$8.98	$8.63
10%	$10.84	$9.89	$9.53	$9.18

Note (N)

Represents the estimated stock-based compensation transaction regarding Gogoro restricted stocks granted prior to the Closing in connection with the Transactions and for which the performance condition is deemed to be satisfied upon the Closing. 25% of restricted stock to be vested on the IPO date and 25% each for the first, second, and third anniversary after the IPO date, respectively. The definition of the IPO date is the securities of Gogoro to be traded on an internationally recognized stock exchange, as a result, it is considered that the closing of the Business Combination will meet the definition of the IPO date. In this regard, the Closing of the Business Combination is considered as performance condition and it is reflected in Gogoro’s pro forma financial statements.

Note (O)

Reflects the fair value of the Gogoro Common Shares issued to Poema Global stockholders in connection with the Merger in the amount of $459 million, $278 million, and $97 million under no redemptions, intermediate redemptions, and maximum redemptions, respectively.

	Assuming No Redemptions	Assuming Intermediate Redemptions	Assuming Maximum Redemptions
The amount of $345 million reflected in Note (B)	$345	$345	$345
Less: the amount of $31 million reflected in Note (E) which is equivalent to Poema Global’s equity balance of $31 million	(31)	(31)	(31)
Less: The amount reflected in Note (H)	—	(173)	(345)
Add: the amount of listing expense reflected in Note (L)	145	137	128
The fair value of shares deemed to have been issued (included in Ordinary Shares of $3 thousand and Capital surplus)	$459	$278	$97
The fair value of shares deemed to have been issued (including Ordinary Shares of $3 thousand and Capital surplus)	$459	$278	$97
Less: the amount recognized in No Redemptions scenario	(459)	(459)	(459)
Adjustment amount	$—	($181)	($362)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income:

Note (AA)

Represents the estimated share-based compensation expense for Gogoro shares of restricted stock granted prior to the Closing in connection with the Transactions and for which the performance condition is deemed to be satisfied upon the Closing. The fair value of Gogoro shares of restricted stock will be recognized using a graded vesting attribution method over the service period. The grant date fair value of the Gogoro shares of restricted stock granted in September 2021 were based on the fair value of our underlying common shares as of the dates of the grants. The estimated grant date fair value of the Gogoro shares of restricted stock probable to be granted prior to the Closing was based on the estimated fair value of our underlying common shares as of the date of this proxy statement/prospectus using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded for such Gogoro shares of restricted stock may differ from these estimates and such differences may be material.

Note (BB)

Reflects the total estimated transaction costs for Gogoro not yet recognized in the statement of comprehensive income. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of comprehensive income. This is a non-recurring item.

Note (CC)

Reflects the total estimated transaction costs not yet recognized for Poema Global in the statement of operations. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

Note (DD)

Reflects the preliminary estimated listing service expense recognized in accordance with IFRS 2, for the excess of the fair value of Gogoro shares issued and the fair value of Poema Global’s identifiable net assets at the date of the Business Combination, in the amount of $145 million under no redemption scenario. Under the intermediate redemption and maximum redemption scenario, the adjustments of $9 million and $17 million reduce the charge of $136 million and $128 million, respectively.

Note (EE)

Reflects the elimination of fair value change of redeemable preference share dividends as such Gogoro redeemable preference share will be settled immediately prior to the Closing of the Business Combination.

Note (FF)

Gogoro may issue up to 12,000,000 Earnout Shares to persons who are Gogoro shareholders immediately prior to the First Effective Time, but after the Recapitalization. Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Gogoro Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively. Any fractional shares will be rounded down to the nearest whole number and payment for such fraction will be made in cash in lieu of any such fractional share based on a value equal to the applicable target price. Each Earnout Participant will receive Earnout Shares, if any, in accordance with its “Pro Rata Portion,” which is equal to a number of Gogoro Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Gogoro Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Gogoro Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time. If the Earnout Shares are Gogoro Ordinary Shares, they will not have any terms and conditions. If the Earnout Shares are issued under Gogoro’s Equity Incentive Plan, they will vest according to the terms and conditions of the Earnout Participant’s existing equity grant agreements.

Reflects share-based compensation expense related to Earnout Shares attributable to eligible employee equityholders, based on the estimated fair value of the Earnout at the Closing, amortized for the respective vesting periods, according to IFRS 2. The expense adjustment is allocated to general and administrative expense because the Company has not yet performed an allocation of the Earnout Shares to individual employees. The fair value used is described in the Note (M). As of June 30, 2021, unrecognized compensation expense of $8 million is expected to be recognized over a weighted average period of 1.5 years.

For the pro forma condensed combined financial information, we assumed that 50% of the Earnout Shares will vest on the IPO date, 25% of the Earnout Shares will vest on the first anniversary of the IPO and 25% of the Earnout Shares will vest on the second anniversary of the IPO.

Note (GG)	Represents the elimination of Poema Global’s investment income related to the marketable securities held in the Trust Account.

Note 5—Pro forma Share and Earning per share information

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of profit or loss are based upon the number of Gogoro Ordinary Shares outstanding as of June 30, 2021 and December 31, 2020, assuming the Business Combination occurred on January 1, 2020. As the unaudited pro forma condensed combined statements of profit or loss for the 12-month period ended December 31, 2020 and for the six-month period ended June 30, 2021 are in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, additionally, up to 6,393,750 of the Gogoro Ordinary Shares held by the Sponsor which will be subject to certain vesting conditions based on the share price performance pursuant to the Sponsor Support Agreement and 17,250,000 Public Warrants and 9,400,000 Private Warrants to acquire Gogoro Ordinary Shares are also excluded.

Adjustments made to weighted average number of outstanding Gogoro Ordinary Shares for pro forma net income per share of the six months ended June 30, 2021:

	Assuming No Redemptions Shares	Assuming Intermediate Redemptions Shares	Assuming Maximum Redemptions Shares
Poema Global Public Shareholders(1)	34,500,000	17,250,000	0
The Sponsor(2)	2,231,250	2,231,250	2,231,250
Gogoro Shareholders(3)(4)	193,334,172	193,334,172	193,334,172
PIPE Investors	28,482,000	28,482,000	28,482,000

	258,547,422	241,297,422	224,047,422

Adjustments made to weighted average number of outstanding Gogoro Ordinary Shares for pro forma net income per share of the year ended December 31, 2020.

	Assuming No Redemptions Shares	Assuming Intermediate Redemptions Shares	Assuming Maximum Redemptions Shares
Poema Global Public Shareholders(1)	34,500,000	17,250,000	0
The Sponsor(2)	2,231,250	2,231,250	2,231,250
Gogoro Shareholders(3)(4)	193,334,172	193,334,172	193,334,172
PIPE Investors	28,482,000	28,482,000	28,482,000

	258,547,422	241,297,422	224,047,422

(1)

Excludes 17,250,000 and 9,400,000 public and private placement warrants, respectively, under the No Redemption, Intermediate Redemption, and Maximum Redemption Scenarios. The public and private placement warrants are exercisable at $11.50 per share. As the warrants are deemed anti-dilutive, they are excluded from the calculation of earnings per shares under both scenarios.

(2)

Excludes 6,393,750 Sponsor Earn-in Shares. These shares will be subject to certain vesting conditions based on the share price performance. In the event such performance targets are not met before the sixth anniversary of the closing of the Business Combination, the shares will be forfeited. While the shares are considered issued and outstanding as of the date of the Business Combination, these shares are contingently returnable. Therefore, these shares are excluded from the weighted average ordinary shares outstanding.

(3)

Represents the (i) 135,166,100 shares of Gogoro ordinary shares and (ii) 85,714,286 shares of Gogoro Preferred shares, into 193,334,172 shares of New Gogoro ordinary shares after considering subdivision factor. Excludes the shares of the multiple of 8,901,078 restricted shares and the Subdivision Factor under the No Redemption, Intermediate Redemption, and Maximum Redemption Scenarios. As the shares are deemed anti-dilutive, they are excluded from the calculation of earnings per shares under both scenarios.

(4)	Excludes Earnout Shares for maximum 12,000,000 shares as it is not vested.

DIRECTOR AND EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Gogoro.

Aggregate Compensation of Gogoro’s Executive Officers and Directors

For the year ended December 31, 2021, we paid an aggregate of $2,362,250 in cash and benefits to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Equity Incentive Plans

2022 Equity Incentive Plan

Prior to the closing of the Business Combination, we expect Gogoro’s Board to approve our 2022 Equity Incentive Plan, or the 2022 Plan, which will become effective immediately prior to the closing of the Business Combination. The 2022 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Gogoro’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of Gogoro and employees and consultants of any of its parents or subsidiaries. For the avoidance of doubt, the administrator may grant awards to any of the foregoing service providers, including individuals who may be considered “related parties” under the Nasdaq listing rules, including as consideration in a transaction or series of related transactions in which a related party has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in Gogoro or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions. Following the Closing, we expect Gogoro to have six non-employee directors, and together with its subsidiaries, to collectively have approximately 1,985 employees (including employee directors) and no consultants. Each of these individuals would be eligible to be selected to receive an award under the 2022 Plan if selected by the administrator.

Authorized Shares. Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of 27,273,215 Gogoro Ordinary Shares will be reserved for issuance pursuant to the 2022 Plan. The number of shares subject to the 2022 Plan will be increased by 8,181,965 Gogoro Ordinary Shares, for granting incentive awards to employees of Gogoro or its subsidiaries, one-third (1/3) of each such award will vest upon the occurrence of an Earnout Event during the Earnout Period (the “Incentive Award Pool”). In addition, the shares reserved for issuance under the 2022 Plan will include any Gogoro Ordinary Shares subject to awards of stock options or other awards granted under the Company Incentive Plans (as defined in the Merger Agreement) that are assumed pursuant to the Merger Agreement (or “assumed awards”) that, on or after the Effective Time, are cancelled, expire or otherwise terminate without having been exercised in full, are forfeited to or repurchased by Gogoro due to failure to vest, or are withheld by Gogoro from assumed awards other than restricted stock for payment of an exercise price or for tax withholding obligations (provided that the maximum number of shares that may be added to the 2022 Plan pursuant to this sentence is 8,901,058 shares). The number of shares available for issuance under the 2022 Plan also will include an automatic annual increase, or the evergreen feature, on the first day of each of Gogoro’s fiscal years, beginning with Gogoro’s fiscal year 2023 and ceasing as described below, equal to the least of:

•	8,181,965 Gogoro Ordinary Shares;

•	a number of shares equal to 3% of the total number of all outstanding Gogoro Ordinary Shares as of the last day of the immediately preceding fiscal year; or

•	such number of shares as the administrator of the 2022 Plan may determine.

The evergreen feature and any provisions that are or would create a “formula” plan for purposes of the Nasdaq listing requirements will operate only until the ten-year anniversary of the earlier of the initial adoption of the 2022 Plan by the Gogoro Board or the approval of the 2022 Plan by Gogoro shareholders, and therefore no automatic share reserve increase under the evergreen feature will be added after the increase on the first day of Gogoro’s 2031 fiscal year. Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired Gogoro Ordinary Shares. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below, and other than to the extent the exchange program includes an exchange or transfer of previously granted restricted stock), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or, for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares subject to an award (other than a restricted stock award) withheld to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to such award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan. Subject to the capitalization adjustment provisions included in the 2022 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate number of Gogoro Ordinary Shares reserved for issuance under the 2022 Plan pursuant to the first two sentences of this “Authorized Shares” section, plus the Gogoro Ordinary Shares that become available for issuance under the 2022 Plan pursuant to the annual evergreen feature.

In the event of any equity restructuring that causes the per share value of a Gogoro Ordinary Share to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the administrator of the 2022 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of Gogoro, such equitable adjustments described in the foregoing sentence may be made to the extent and in a manner as determined to be appropriate and equitable by the administrator to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan. In either case, the decision of the administrator regarding any such adjustment shall be final, binding and conclusive.

Plan Administration. The Gogoro Board or one or more committees appointed by the Gogoro Board will have authority to administer the 2022 Plan. The compensation committee of the Gogoro Board initially will administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, the committee and such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including but not limited to, the power to determine the fair market value of Gogoro Ordinary Shares, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator has the power, to the extent permitted by applicable laws, to delegate functions to subcommittees comprised of members of the Gogoro Board or other individuals satisfying applicable laws (which may include employees). Without obtaining the consent of the applicable participant or approval by the Gogoro shareholders, the administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions will be final and binding on all participants and other parties and will be given the maximum deference permitted by applicable law.

Stock Options. Stock options may be granted under the 2022 Plan. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price of options granted under the 2022 Plan must be equal to at least 100% of the fair market value of a Gogoro Ordinary Share on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Gogoro’s (or any of its parents’ or subsidiaries’) outstanding shares, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Gogoro Ordinary Share on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, Gogoro Ordinary Shares or other shares of another class of Gogoro’s Ordinary Shares, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested portion of the option will remain exercisable for six months. In all other cases, other than the cessation of service due to termination for “cause” (as defined in our 2022 Plan), in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for three months following the cessation of service. Unless otherwise provided by the administrator, both the vested and unvested portion of the option will immediately expire upon the cessation of service due to termination for “cause.” An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until the Gogoro Ordinary Shares are issued (as evidenced by the appropriate entry in the Register of Members of Gogoro or on the books of Gogoro or of its duly authorized transfer agent), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above. The exercise of any option under the 2022 Plan shall be subject to Gogoro having a sufficient number of authorized shares available to cover such exercise, including that Gogoro shareholders shall have approved, in accordance with applicable laws.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Gogoro Ordinary Shares between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the vested stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the vested stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with Gogoro Ordinary Shares, or a combination of both. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than

100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock. Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of Gogoro Ordinary Shares that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards, although the consideration paid by the recipient for the restricted stock will be at least the par value of the shares. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will be fully vested and will not be subject to any period of restriction or other vesting or restriction requirement or provision, and/or that consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2022 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one Gogoro Ordinary Share. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment, although the consideration paid by the recipient for payment of the restricted stock units will be at least the par value of the shares to be paid to the individual. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards. Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or shares. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both, as set forth in the award agreement. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors. All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of Gogoro, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers for service as an outside director in amounts that, in the aggregate, exceed $750,000, provided that in the Gogoro’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to IFRS. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or prior to the Registration Date, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation. If there is a proposed liquidation or dissolution of Gogoro, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control. The 2022 Plan will provide that in the event of a merger of Gogoro with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator (as constituted prior to the merger or change in control) determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director while such individual was an outside director that, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback. Awards will be subject to any clawback policy adopted by Gogoro and in effect as of the date of grant or any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which Gogoro securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to Gogoro or reimburse Gogoro for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of Gogoro as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination. We expect that the 2022 Plan will become effective immediately prior to the closing of the Business Combination. The 2022 Plan will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the earlier of the adoption of the 2022 Plan by the Gogoro Board or the approval of the 2022 Plan by the Gogoro shareholders, and the evergreen feature of the 2022 Plan will terminate on the ten-year anniversary of the earlier of the adoption of the 2022 Plan by the Gogoro Board or the approval of the 2022 Plan by Gogoro shareholders. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

2019 Equity Incentive Award Plan

Our 2019 Equity Incentive Award Plan, or our 2019 Plan was originally adopted by our board of directors in September 2019. Our 2019 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options and restricted stock awards (each, an “award” and the recipient of such award, a “participant”) to eligible employees of Gogoro Inc. or its subsidiaries. It is expected that as of one business day prior to the effectiveness of the registration statement of which this prospectus forms a part, our 2019 Plan will be terminated, and we will not grant any additional awards under our 2019 Plan thereafter. However, our 2019 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2019 Plan.

As of June 30, 2021, the following awards were outstanding under our 2019 Plan: restricted stock awards covering 8,901,058 of our ordinary shares.

Plan Administration. Our 2019 Plan is administered by our board of directors or one or more of our officers designated by our board of directors to grant awards to employees within parameters specified by our board of directors (in either case, the administrator). The administrator shall have the power to make all determinations deemed necessary or advisable for administering our 2019 Plan.

Eligibility. Awards may be granted to our employees and employees of our subsidiaries and our affiliates, provided that only U.S. employees are eligible to receive incentive stock options.

Restricted Stock. We have granted restricted stock awards under our 2019 Plan. Restricted stock awards are grants of our ordinary shares that may be subject to various restrictions, including restrictions on transferability and forfeiture provisions. Subject to the terms of our 2019 Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards, which terms and conditions will be set forth in an award agreement. An award agreement may grant us a repurchase option exercisable upon the termination of a participant’s employment for any reason at a purchase price equal to the original purchase price per share paid by the purchaser to us for such shares, which repurchase option will lapse pursuant to terms set forth by the administrator. Once restricted stock is purchased or received, participants will have the rights equivalent to those of a holder of shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the restricted stock is purchased, except as otherwise provided in our 2019 Plan.

Non-Transferability of Awards. Awards may not be transferred, assigned, pledged, donated or otherwise disposed of in any manner, other than with respect to options by the laws of wills and descent.

Changes in Capitalization. Subject to any action required by applicable laws, (i) the numbers and class of shares or other stock or securities available for future award and covered by each outstanding award, (ii) the exercise price per share applicable to each option, and (iii) any repurchase price to shares issued pursuant to any award, will be automatically proportionately adjusted in the event of a consolidation, subdivision, bonus issue or reclassification of our ordinary shares. Additionally, in the event of any increase or decrease in the number of issued shares effected without receipt of consideration by us, a declaration of an extraordinary dividend with respect to the shares payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization, a rights offering, a reorganization, consolidation, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the administrator will make appropriate adjustments, to items (i) through (iii) set forth in the immediately preceding sentence. Any such adjustment by the administrator will be final, binding and conclusive.

Dissolution or Liquidation. In the event of our dissolution or liquidation, each award will terminate immediately prior to the consummation of such action, unless otherwise provided by the administrator.

Corporate Transactions. In the event of a corporate transaction (as defined in our 2019 Plan), each outstanding award (vested or unvested) will be treated as the administrator determines. The administrator’s determination may be made without the consent of any participant and need not treat all outstanding awards (or portion thereof) in an identical manner. Such determination may provide for one or more of the following in the event of a Corporate Transaction: (A) the continuation of outstanding awards by us; (B) the assumption of such outstanding awards by the surviving corporation or its parent; or (C) the substitution by the surviving corporation or its parent of new options or equity awards for such awards.

Amendment and Termination. Our board of directors may, at any time, terminate or amend our 2019 Plan. No amendment or termination of our 2019 Plan will materially and adversely affect the rights of a participant, without the consent of such participant. As noted above, it is expected that as of one business day prior to the effectiveness of the registration statement of which this prospectus forms a part, our 2019 Plan will be terminated and we will not grant any additional awards under our 2019 Plan thereafter.

2013 and 2016 Equity Incentive Award Plan

Our 2013 and 2016 Equity Incentive Award Plan, or our 2013 and 2016 Plan was originally adopted by our board of directors in April 2013 and December 2016, respectively. Our 2013 and 2016 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options and unrestricted stock awards (each, an “award” and the recipient of such award, a “participant”) to members of our board of directors and eligible employees and consultants of ours and any subsidiary or affiliate of ours. Our 2013 and 2016 Plan was terminated, and we will not grant any additional awards under our 2013 and 2016 Plan. However, our 2013 and 2016 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2013 and 2016 Plan.

As of June 30, 2021, there were no outstanding awards under our 2013 and 2016 Plans.

Plan Administration. Our 2016 Plan is administered by our board of directors or one or more of our officers designated by our board of directors to grant awards to employees within parameters specified by our board of directors (in either case, the administrator). The administrator shall have the power to make all determinations deemed necessary or advisable for administering our 2016 Plan.

Eligibility. Awards may be granted to members of our board of directors and our employees and employees of our subsidiaries and our affiliates, provided that only U.S. employees are eligible to receive incentive stock options.

Restricted Stock. We have granted restricted stock awards under our 2016 Plan. Subject to the terms of our 2016 Plan, the administrator will determine the number of shares of restricted stock granted and other terms and conditions of such awards, which terms and conditions will be set forth in an award agreement. An award agreement may grant us a repurchase option exercisable upon the termination of a participant’s employment for any reason at a purchase price equal to the original purchase price per share paid by the purchaser to us for such shares, which repurchase option will lapse pursuant to terms set forth by the administrator. Once restricted stock is purchased, participants will have the rights equivalent to those of a holder of shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the unrestricted stock is purchased, except as otherwise provided in our 2016 Plan.

Non-Transferability of Options. Other than by inheritance or voluntary waiver of options, options may not be transferred, assigned, pledged, donated or otherwise disposed of in any manner, unless approved by the administrator.

Changes in Capitalization. Subject to any action required by applicable laws, (i) the numbers and class of shares or other stock or securities available for future award and covered by each outstanding award, (ii) the exercise price per share applicable to each option, and (iii) any repurchase price to shares issued pursuant to any award, will be automatically proportionately adjusted in the event of a consolidation, subdivision, bonus issue or reclassification of our ordinary shares. Additionally, in the event of any increase or decrease in the number of issued shares effected without receipt of consideration by us, a declaration of an extraordinary dividend with respect to the shares payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization, a rights offering, a reorganization, consolidation, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the administrator will make appropriate adjustments, to items (i) through (iii) set forth in the immediately preceding sentence. Any such adjustment by the administrator will be final, binding and conclusive.

Dissolution or Liquidation. In the event of our dissolution or liquidation, each award will terminate immediately prior to the consummation of such action, unless otherwise provided by the administrator.

Corporate Transactions. In the event of a corporate transaction (as defined in our 2016 Plan), each outstanding award (vested or unvested) will be treated as the administrator determines. The administrator’s determination may be made without the consent of any participant and need not treat all outstanding awards (or portion thereof) in an identical manner. Such determination may provide for one or more of the following in the event of a Corporate Transaction: (A) the continuation of outstanding awards by us; (B) the assumption of such outstanding awards by the surviving corporation or its parent; or (C) the substitution by the surviving corporation or its parent of new options or equity awards for such awards.

Amendment and Termination. Our board of directors may, at any time, terminate or amend our 2016 Plan. No amendment or termination of our 2016 Plan will materially and adversely affect the rights of a participant, without the consent of such participant. As noted above, it is expected that as of one business day prior to the effectiveness of the registration statement of which this prospectus forms a part, our 2016 Plan will be terminated and we will not grant any additional awards under our 2016 Plan thereafter.

Non-Executive Director Compensation

We intend to approve a non-employee director compensation policy that will be in effect upon Closing.

Insurance and Indemnification

To the extent permitted under Cayman law, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We plan to obtain directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us,” “Gogoro,” and the “Company” generally refer to Gogoro Inc. and its consolidated subsidiaries, prior to the merger and its consolidated subsidiaries after giving effect to the merger.

Management and Board of Directors

Gogoro and Poema Global anticipate that the current executive officers and directors of Gogoro will become the executive officers and directors of Gogoro. The following persons are expected to serve as Gogoro’s executive officers and directors following the merger. The biographical information concerning the executive officers and directors has been set forth as below as of September 30, 2021.

Name	Age	Position
Horace Luke	51	Chief Executive Officer, Chairman of the Board and Director
Bruce Aitken	51	Chief Financial Officer
Ming-I Peng	52	Chief Product Officer
Alan Pan	45	General Manager, Gogoro Network
Pass Liao	47	General Manager, Gogoro Solutions
Michael R. Splinter(1)	71	Director
Yoshihiko Yamada(4)(5)	70	Director
Hui-Ming “HM” Cheng(2)(6)	66	Director
Ming-Shan Lee (Sam)(4)	55	Director
Homer Sun	50	Director
Chung-Yao Yin(3)	38	Director

(1)	Chairman of Compensation Committee
(2)	Chairman of the Audit Committee
(3)	Chairman of Nomination & Corporate Governance Committee
(4)	Member of the Audit Committee
(5)	Member of the Compensation Committee
(6)	Member of the Nomination & Corporate Governance Committee

Executive Officers

Horace Luke is Gogoro’s Founder and has served as Chief Executive Officer and Chairman of our board of directors since inception in June 2011. Previously, Mr. Luke served as Chief Innovation Officer at HTC Corporation (TWSE: 2498) from November 2006 to May 2011, where he led product strategy and the company’s transformation from a white label hardware manufacturer to a global smartphone brand. Prior to that, Mr. Luke spent ten years as Creative Director at Microsoft (Nasdaq: MSFT), where he led product ideation and brand development for a variety of Microsoft’s important franchises including the first generation Xbox, Windows XP and Windows Mobile. Mr. Luke holds a B.F.A. and B.A. in Industrial Design and Fine Art from the University of Washington.

We believe Mr. Luke is qualified to serve on our board of directors based on the perspective he brings as our Founder and Chief Executive Officer, and due to his extensive operational and historical expertise and experience in the technology industry.

Bruce Aitken has served as our Chief Financial Officer since June 2018. Prior to joining Gogoro, Mr. Aitken served as General Manager of Kindle/Devices, China for Amazon.com, Inc. (Nasdaq: AMZN) from October 2016 to April 2018. Prior to that, Mr. Aitken held various leadership positions at Intel Corporation

(Nasdaq: INTC) from June 1996 to October 2016, most recently serving as Director of China Finance and

Director of China Strategy. Mr. Aitken holds a M.B.A. from the University of Oregon, Charles H. Lundquist College of Business, a J.D. from the University of Oregon School of Law and a B.A. in Business Administration from Oregon State University.

Ming-I Peng has served as our Chief Product Officer since May 2019 and Vice President of Marketing from April 2018 to May 2019. Prior to joining Gogoro, Mr. Peng served as Marketing Director at MediaTek Inc. (TPE: 2454) from November 2016 to March 2018. Prior to that, Mr. Peng served as Senior Director of Greater China Marketing and China Distribution Sales at BlackBerry Limited (NYSE: BB) from 2012 to 2013 and as Senior Director of Global Retail Strategy at HTC Corporation (TWSE: 2498) from April 2011 and September 2011. Prior to that, Mr. Peng held positions at Nokia (China) Investment Co., Ltd., a subsidiary of Nokia, Inc. (NYSE: NOK), Inventec Corporation (TPE: 2356), Volvo Cars Taiwan, Microsoft Taiwan Corporation, a subsidiary of Microsoft Corporation (Nasdaq: MSFT), and Apple Computer Asia Inc., a subsidiary of Apple Inc. (Nasdaq: AAPL). Mr. Peng holds a B.S.C. in Mathematics from the National Taiwan University.

Alan Pan has served as General Manager of Gogoro Network since October 2018. Mr. Pan is responsible for Gogoro Network’s business, including the establishment, growth and operations of Gogoro Network in Taiwan, as well as its expansion beyond Taiwan. Prior to that, Mr. Pan served as Vice President of Gogoro Network from October 2015 to September 2018. Mr. Pan has also served as Branch Manager of the Taiwan Branch of Gogoro Network (Cayman Islands), a subsidiary of Gogoro, since February 2016 and as Branch Manager of France Branch of Gogoro Network B.V., a subsidiary of Gogoro, since April 2021. Mr. Pan holds an M.B.A. from The University of Texas at Arlington and a Bachelor degree in Management Information Systems from Chung Yuan Christian University.

Pass Liao has served as the General Manager of Gogoro Solutions since July 2019. Mr. Liao is responsible for our PBGN program, a program focused on fostering a new range of electric vehicles that integrate with the Gogoro Network from a variety of vehicle makers. Prior to that, Mr. Liao served as our Vice President of New Product Development from 2015 to June 2019, and as our Senior Director of Quality from 2013 to 2015. Prior to joining Gogoro, Mr. Liao served as a TQE Leader, Asia, at IKEA from 2010 to 2013. Mr. Liao holds a B.S. in Mechanical Engineering from National Taiwan Ocean University.

Directors

Hui-Ming “HM” Cheng has served on our board of directors since 2013. Mr. Cheng served as President and General Manager of Walsin Lihwa Corporation (TPE: 1605) from 2011 to June 2019 and as a member of its board of directors from 2014 to May 2020. Mr. Cheng previously served as Chief Financial Officer at HTC Corporation (TWSE: 2498) from 2006 to 2010. Prior to HTC, Mr. Cheng served as Chief Financial Officer of Taiwan Mobile Co., Ltd. (TWSE: 3045), Chief Financial Officer of Fubon Financial Holding Co., Ltd. (TPE: 2881), and Vice President of Finance at Winbond Electronics Corp (TPE: 2344).

Mr. Cheng has served on the board of directors of KHL Venture Capital Co., Ltd. since May 2020, KHL IB Venture Capital Co., Ltd. since May 2020, KHL IV Venture Capital Co., Ltd. since April 2019, KHL V Venture Capital Co., Ltd. since August 2021, ACME Electronics Corporation (TPEX: 8121) since June 2020 and Ganso Co., Ltd. (SHA: 603886) since January 2019. Mr. Cheng holds an M.B.A. from Indiana University Bloomington, a graduate degree in Chemical Engineering from the University of California Los Angeles and an undergraduate degree from National Taiwan University. In 2002, he was honored as “the Best Chief Financial Officer in Taiwan”.

We believe Mr. Cheng is qualified to serve on our board of directors based on his extensive track record of success as a business executive and his technical knowledge in finance, accounting and operations.

Ming-Shan Lee (Sam) has served on our board of directors since November 2019. Mr. Lee is the founder of MagiCapital Management Ltd. and has served as its Chief Executive Officer since 2011. He is a seasoned private equity investor with over 20 years of experience, starting his professional career from a management trainee of Citi Bank, a subsidiary of Citigroup Inc. (NYSE: C), then the Vice President of Investment Banking of JP Morgan (NYSE: JPM), and the Executive Vice President and Head of International Business Development of Great China of Yuanta Securities, a subsidiary of Yuanta Financial Holding Co., Limited (TPE: 2885). Mr. Lee has served on the board of directors of Bafang Yunji International Co Ltd (TT: 2753) since 2013, Nien Made Enterprise Co., Ltd. (TT: 8464) since 2015, Epic Wise Ltd. since 2017, DFI Inc (TT: 2397) since March 2020, ILI Technology Corp, a subsidiary of MediaTek Inc. (TPE: 2454) since December 2020 and Shanghai Huamer Foods, Co., Ltd since July 2020. Mr. Lee holds a B.A. in Business from Soochow University and a M.B.A. from National Chengchi University.

We believe Mr. Lee is qualified to serve on our board of directors based on his extensive expertise in business and finance.

Michael Splinter has served on our board of directors since July 2018. Mr. Splinter has served as the Chairman of Nasdaq, Inc. (Nasdaq: NDAQ) since May 2017 and has served on the board since 2008. Mr. Splinter has also served on the board of directors of Taiwan Semiconductor Manufacturing Company, Limited (NYSE: TSM) since June 2015. Mr. Splinter has served as General Partner, Business and Technology Consultant and Co-Founder of WISC Partners LP since December 2015. Mr. Splinter has served as the Owner of MRS Business and Technology Advisors since September 2015. Mr. Splinter has served on the board of Kioxia since July 2018. He served as Chief Executive Officer of Applied Materials, Inc. (Nasdaq: AMAT) from 2003 to 2015, and as its Chairman of the board from 2009 to 2015. Mr. Splinter holds a B.S. in Electrical and Electronics Engineering, a M.A. in Electrical Engineering, and an honorary Ph.D. in Engineering, all from the University of Wisconsin Madison.

We believe Mr. Splinter is qualified to serve on our board of directors based on his background as an engineer and technologist, as well as his many years of experience in the semiconductor industry.

Homer Sun has served as the Chief Executive Officer of Poema Global since its inception. Homer was formerly the Chief Investment Officer of Morgan Stanley Private Equity Asia (a subsidiary of Morgan Stanley (NYSE: MS)), a Managing Director at Morgan Stanley and a member of the firm’s Global Private Credit & Equity Executive Committee as well as the firm’s China Management Committee from March 2006 to January 2020. Prior to MSPE Asia, Homer served as an M&A banker at Morgan Stanley’s Investment Banking Division from April 2000 to March 2006, and as an M&A lawyer at Simpson Thacher & Bartlett LLP from September 1996 to March 2000. Homer holds a B.S.E. in Chemical Engineering, magna cum laude, from the University of Michigan and a J.D., cum laude, from the University of Michigan Law School.

We believe Mr. Sun is qualified to serve on our board of directors based on his extensive experience in finance, business and management.

Yoshihiko Yamada has served on our board of directors since November 2019. Mr. Yamada has served on the board of Japan Communications Inc. (TYO: 9424) since June 2016. From November 2017 to July 2019, Mr. Yamada served as Vice President of Tesla Gigafactory in Nevada (Nasdaq: TSLA). Prior to that, Mr. Yamada served as EVP of Panasonic Corporation (TYO: 6752) from June 2014 to June 2016 and as a member of its board of directors from June 2010 to June 2016. Mr. Yamada received a B.A. in Economics from Keio University.

We believe Mr. Yamada is qualified to serve on our board of directors based on his extensive experience as an executive and board member of major companies in the technology industry.

Chung-Yao Yin will be joining our board of directors upon the Closing of the Business Combination. Mr. Yin has served as Vice Chairman of Nan Shan Life Insurance Co., Ltd. since December 2019 and as a member of its board of directors since June 2016. Mr. Yin previously served as Special Assistant to the Chairman at Nan Shan Life Insurance Co., Ltd. from July 2016 to December 2019.

Mr. Yin has served on the board of directors of Gogoro Taiwan Limited since June 2019, Gogoro Taiwan Sales and Services Limited since June 2019, GoShare Taiwan Limited since July 2019, Gogoro Network since May 2019, Gogoro Network Pte. Ltd. since July 2019, Gogoro Singapore Holding Pte. Ltd. since July 2019 and GoShare Pte. Ltd. since July 2019.

Mr. Yin has served on the board of directors of Nan Shan General Insurance Company, Ltd. since June 2016, Nan Shan Life Charity Foundation since January 2020, Ruen Chen Investment Holding Co., Ltd. since June 2016, Ruentex Industries Limited since June 2016, Ruentex Development Co., Ltd. since July 2016, Ruentex Materials Co., Ltd. since May 2016, Ruentex Engineering & Construction Co., Ltd. since May 2016, Ruentex Xu-Zhan Development co., Ltd. since April 2016, Ruentex Interior Design Inc. since December 2022, Obigen Pharma, Inc. since April 2021, Peng-Lin Investment Limited since July 2013, Yi Tai Investment Co., Ltd. since June 2018, Ren Ying Enterprise Co., Ltd. since June 2018, Chang Chun Investment Co., Ltd. since June 2018, Sheng Cheng Investment Co., Ltd. since June 2018, Ruentex Leasing Co., Ltd. since June 2018, Ruen Hua Dyeing & Weaving Co., Ltd. since June 2018, Jing Hong Investment Co., Ltd since June 2018, the Tang Prize Foundation since 2012, the Yin Shu-Tien Medical Foundation since 2006 and the Mr. Hsun-Ruo YIN Educational Foundation since 2006. Mr. Yin holds a Doctor of Philosophy in Oriental Studies from the University of Oxford.

We believe Mr. Yin is qualified to serve on our board of directors based on his experience in business management and operations.

Family Relationships

There are no familial relationships among the Gogoro’s directors and executive officers.

Board Composition

The primary responsibilities of the Board will be to provide oversight, strategic guidance, counseling and directions to Gogoro’s management. We intend to have seven directors upon the consummation of the business combination. Horace Luke will serve as Chairman of the Board. The Board will meet regular basis and additionally as required.

We will have a staggered board that consists of directors grouped into three classes and each class serving a three-year term. The year of service in the first term of office will be set as below in the following three classes:

•	Class I, which will consist of Horace Luke and Ming-Shan Lee, whose term will expire at Gogoro’s first annual meeting of shareholders.

•	Class II, which will consist of Chung-Yao Yin and Hui-Ming Cheng, whose term will expire at Gogoro’s second annual meeting of shareholders.

•	Class III, which will consist of Michael Splinter, Yoshihiko Yamada and Homer Sun, whose term will expire at Gogoro’s third annual meeting of shareholders.

The classification of the Board may contribute to prevent changes in Gogoro’s control or management.

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, it is anticipated that the Board will determine that each of Chung-Yao Yin, Michael R. Splinter, Yoshihiko Yamada, Hui-Ming Cheng, Ming-Shan Lee and Homer Sun will qualify as independent, as defined under the listing rules of Nasdaq. In addition, we will be subject to the rules of the SEC and Nasdaq relating to the memberships, qualifications and operations of the audit committee and compensation committee, as discussed below.

Board Oversight of Risk

One of the core functions of the Board is to be informed oversight of our risk management process. We do not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.

Committees of the Board of Directors

Upon the consummation of the business combination, the Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board will adopt a charter for each of the committees, which will comply with the applicable requirements of current Nasdaq rules. The charter of each committee will be available on Gogoro’s website.

Audit Committee

Upon the effectiveness of the consummation of business combination, Gogoro will establish an audit committee of the board of directors. Hui-Ming Cheng, Yoshihiko Yamada and Ming-Shan Lee will serve as members of the audit committee. Each member is anticipated to be “independent” in accordance with applicable law, including the rules of Nasdaq and the more rigorous SEC independence requirements for audit committee members set forth in Rule 10A-3 under the Exchange Act, as determined by the Board after consideration of all factors determined to be relevant rules and regulations of Nasdaq and the SEC. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements.

Hui-Ming Cheng will serve as chairman of the audit committee. Each member of the audit committee is anticipated to meet the financial literacy requirements of Nasdaq listing standards, and it is anticipated that the Board will determine that Hui-Ming Cheng qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The purpose of the audit committee will be to assist our board of directors in overseeing and monitoring:

•	the quality and integrity of our financial statements,

•	internal control over financial reporting and disclosure controls and procedures

•	our compliance with legal and regulatory requirements,

•	our independent registered public accounting firm’s qualifications and independence,

•	the performance of our internal audit function, and

•	the performance of our independent registered public accounting firm.

Compensation Committee

Upon the effectiveness of the consummation of business combination, Gogoro will establish a compensation committee of the board of directors. Michael R. Splinter and Yoshihiko Yamada will serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Michael R. Splinter and Yoshihiko Yamada are anticipated to be independent. Michael R. Splinter will serve as chair of the compensation committee.

The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	reviewing and approving our compensation program and compensation of our executive officers and directors,

•	monitoring our incentive and equity-based compensation plans and

•	preparing the compensation committee report under the rules and regulations of the SEC.

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board

The composition and function of compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq’s listing rules, and so will to future requirements to the extent they become applicable to Gogoro.

Nominating and Corporate Governance Committee

Upon the effectiveness of the consummation of business combination, Gogoro will establish a nominating and corporate governance committee of the board of directors. Chung-Yao Yin and Hui-Ming Cheng will serve on our nominating and corporate governance committee. Chung-Yao Yin will serve as chairman of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:

•

Screen and recommend individuals to be elected by the Board to fill vacancies and newly created directorships, and the nominees to be elected as directors at any meeting of shareholders, based on, among other things, their independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board. The Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board candidates are chosen,

•	identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors,

•

reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders,

•

identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee,

•	reviewing and recommending to the board of directors corporate governance principles applicable to us,

•	overseeing the evaluation of the board of directors and management and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

Director Nominations

Our nominating and corporate governance committee will screen and recommend to the board of director candidates for nomination for election at the annual meeting of the shareholders. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of the Board.

Code of Business Conduct

We will adopt a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. It will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our board committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Corporate Governance Guidelines

Our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director independence, director responsibilities, roles of the Chair of the Board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Related to the Business Combination

In connection with, and pursuant to, the Merger Agreement, certain agreements were entered into or are expected to be entered into between Gogoro, Poema Global and certain related parties following the Business Combination. These agreements include:

•

Gogoro Shareholder Voting Agreements (see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Gogoro Shareholder Voting Agreements”);

•

Gogoro Shareholder Lock-Up Agreements (see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Gogoro Shareholder Lock-Up Agreements”);

•	Registration Rights Agreement (see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Registration Rights Agreement”);

•	Subscription Agreements (see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—PIPE Subscription Agreements”); and

•	Sponsor Support Agreement (see the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Sponsor Support Agreement”);

Certain Relationships and Related Party Transactions—Gogoro

Agreements with Executive Officers and Directors

Employment Agreements

Gogoro has entered into written employment agreements with its executive officers and certain directors describing their terms of employment.

Equity Awards and Related Agreements

Gogoro has granted awards of restricted ordinary shares to its executive officers and certain directors. The equity incentive plans are described under “Director and Executive Compensation—Equity Incentive Plans.”

Indemnification Agreements

Gogoro expects to enter into indemnification agreements with each of its directors and executive officers. Such indemnification agreements and the amended and restated memorandum and articles of association of Gogoro, as will be in effect following the Business Combination, will require Gogoro to indemnify its directors and executive officers to the fullest extent permitted by law.

Related Party Transactions Policy

Upon the Closing of the Business Combination, Gogoro intends to adopt a related party transaction policy requiring that all related party transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

Certain Relationships and Related Party Transactions—Poema Global

Poema Global Class B Shares

In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Poema Global in consideration for 7,187,500 Poema Global Class B Shares (the “Poema Global Class B Shares”). On January 5, 2021, Poema Global effected a share dividend, resulting in 8,625,000 Poema Global Class B Shares outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Poema Global Class B Shares until the earliest of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of the Poema Global Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which Poema Global completes a liquidation, merger, share exchange or other similar transaction that results in all of Poema Global Public Shareholders having the right to exchange their Poema Global Class A Shares for cash, securities or other property.

Related Party Promissory Note

On September 30, 2020, the Sponsor issued the Promissory Note to Poema Global, pursuant to which Poema Global could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Poema Global IPO.

Administrative Services Agreement

Poema Global entered into an agreement, commencing January 5, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services. For the nine months ended September 30, 2021, Poema Global incurred $90,000 in fees for these services, which represents the amount due to related party as of September 30, 2021. Poema Global has not made any payment under the Administrative Services Agreement and anticipates that these fees will be paid at the Closing.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Poema Global’s officers and directors may, but are not obligated to, loan Poema Global funds as may be required. If Poema Global completes a business combination, it would repay the Working Capital Loans out of the proceeds of the Trust Account released to it. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Poema Global may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. As of September 30, 2021 and December 31, 2020, Poema Global had no outstanding borrowings under the Working Capital Loans.

TAXATION

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Poema Global Ordinary Shares and Poema Global Warrants (together, the “Poema Global Securities”). The following discussion also summarizes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of Poema Global Ordinary Shares that elect to have their Poema Global Ordinary Shares redeemed for cash, and the material U.S. federal income tax consequences of the ownership and disposition of Gogoro Ordinary Shares and Gogoro Warrants following the Business Combination. This discussion applies only to U.S. Holders of Poema Global Securities, Gogoro Ordinary Shares and/or Gogoro Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of Poema Global Ordinary Shares or the acquisition, ownership and disposition of Gogoro Ordinary Shares and Gogoro Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax considerations and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Poema Global nor Gogoro has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax considerations discussed below.

This discussion does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances. In addition, it does not address considerations relevant to holders subject to special rules, including, without limitation:

•	persons that are not U.S. Holders;

•	the Sponsor and its direct and indirect owners and officers or directors of Poema Global;

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Poema Global Securities, Gogoro Ordinary Shares and/or Gogoro Warrants, as the case may be, as part of a hedge, straddle, constructive sale or other risk reduction strategy, or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Poema Global Ordinary Shares, Gogoro Ordinary Shares and/or Gogoro Warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 10% or more (by vote or value) of the outstanding Poema Global Ordinary Shares or, after the Business Combination, the issued Gogoro Ordinary Shares;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	persons subject to the “base erosion and anti-abuse” tax;

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received Poema Global Securities, Gogoro Ordinary Shares and/or Gogoro Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•	pension plans and tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Poema Global Securities, Gogoro Ordinary Shares and/or Gogoro Warrants, the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the owners in such entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF POEMA GLOBAL SECURITIES DEPENDS, IN SOME INSTANCES, ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING GOGORO ORDINARY SHARES AND/OR GOGORO WARRANTS FOR ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING AND/OR DISPOSING OF POEMA GLOBAL ORDINARY SHARES, POEMA GLOBAL WARRANTS, GOGORO ORDINARY SHARES AND/OR GOGORO WARRANTS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Poema Global Securities, Gogoro Ordinary and/or Gogoro Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

The Business Combination

Tax Consequences of the Business Combination Under Section 368(a) of the Code

The tax treatment of the Business Combination will depend on whether it qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Based upon certain assumptions, including that as of immediately following the Closing the Trust Account retains at least 50 percent (50%) of its cash balance as of the date hereof taking into account any exercise of redemption rights and payment of transaction expenses by Poema Global, and representations made by Poema Global and Gogoro, as well as certain covenants and undertakings of Poema Global and Gogoro, it is the opinion of Kirkland & Ellis LLP that the Business Combination is more likely than not treated as a reorganization described in Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to such qualification. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how certain requirements for Section 368(a) of the Code would apply in the case of an acquisition of a corporation with only investment-type assets, such as Poema Global. Moreover, qualification of the Business Combination as a reorganization is based on certain facts that will not be known until or following the closing of the Business Combination, including the extent to which Poema Public Shareholders exercise their redemption rights and the cash balance of the Trust Account immediately following the Closing, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Poema Global nor Gogoro intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Any change that is made after the date hereof in any of the foregoing bases for our opinion, including any inaccuracy in the facts or assumptions upon which our opinion is based, could adversely affect our opinion. Accordingly, no assurance can be given that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If any requirement for Section 368(a) is not met with respect to the Business Combination, a U.S. Holder of Poema Global Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of Gogoro Ordinary Shares and/or Gogoro Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Poema Global Securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Poema Global Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Gogoro Ordinary Shares and/or Gogoro Warrants received in the Business Combination, if any, would not include the holding period for the Poema Global Securities surrendered in exchange therefor and would begin on the day following the Closing Date.

U.S. Holders Exchanging Poema Global Securities for Gogoro Ordinary Shares and/or Gogoro Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code, subject to the discussion below under the heading “ —Application of the PFIC Rules to the Business Combination,” a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder (i) exchanges only Poema Global Ordinary Shares (but not Poema Global Warrants) for Gogoro Ordinary Shares, (ii) exchanges only Poema Global Warrants for Gogoro Warrants, or (iii) both exchanges Poema Global Ordinary Shares for Gogoro Ordinary Shares and exchanges Poema Global Warrants for Gogoro Warrants.

If so, the aggregate tax basis of the Gogoro Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of Poema Global Ordinary Shares surrendered in exchange therefor. The tax basis in the Gogoro Warrants received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of the Poema Global Warrants exchanged therefor. The holding period of the Gogoro Ordinary Shares and/or Gogoro Warrants received by a U.S. Holder in the Business Combination should include the period during which the Poema Global Ordinary Shares and/or Poema Global Warrants, respectively, exchanged therefor were held by such U.S. Holder.

Application of the PFIC Rules to the Business Combination

Based upon the composition of its income and assets, Poema Global believes that that it would likely be considered a PFIC for its current taxable year that ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Poema Global Ordinary Shares in connection with the Business Combination if:

(i)	Poema Global were classified as a PFIC at any time during such U.S. Holder’s holding period for such Poema Global Ordinary Shares; and

(ii)

the U.S. Holder had not timely made, effective from the first taxable year of its holding period of Poema Global Ordinary Shares during which Poema Global qualified as a PFIC, either (a) a valid election to treat Poema Global as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”) or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Poema Global Ordinary Shares.

The application of the PFIC rules to Poema Global Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Poema Global Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Poema Global Warrants for Gogoro Warrants pursuant to the Merger Agreement.

The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “ —Ownership and Disposition of Gogoro Ordinary Shares and Gogoro Warrants by U.S. Holders—Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Poema Global Ordinary Shares that have not made a timely QEF election or a mark-to-market election and U.S. Holders of Poema Global Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Poema Global Ordinary Shares and/or Poema Global Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

U.S. Holders Exercising Redemption Rights with Respect to Poema Global Ordinary Shares

In the event that a U.S. Holder’s Poema Global Ordinary Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of Poema Global Ordinary Shares treated as held by the U.S. Holder relative to all of the Poema Global Ordinary Shares outstanding, both before and after the redemption.

The redemption of Poema Global Ordinary Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Poema Global, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Poema Global Ordinary Shares actually owned by such U.S. Holder but also Poema Global Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option (including the Poema Global Warrants).

There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the Poema Global Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the Poema Global Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury Regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of Poema Global Class A Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the Poema Global Class A Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.

The redemption of Poema Global Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Poema Global. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Poema Global will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate voting interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders of Poema Global Ordinary Shares should consult their own tax advisors as to the tax consequences of redemption.

If the redemption of Poema Global Ordinary Shares qualifies as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Poema Global Ordinary Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s Poema Global Ordinary Shares generally will equal the cost of such shares.

If the redemption of Poema Global Ordinary Shares does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Poema Global Ordinary Shares. Any remaining excess will be treated as capital gain realized on the sale or other disposition of the Poema Global Ordinary Shares.

Ownership and Disposition of Gogoro Ordinary Shares and Gogoro Warrants by U.S. Holders

Distributions on Gogoro Ordinary Shares

If Gogoro makes distributions of cash or property on the Gogoro Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Gogoro’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Gogoro does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles. A U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which currently is taxed at the lower applicable capital gains rate, provided that:

•	the Gogoro Ordinary Shares are readily tradable on an established securities market in the United States;

•

Gogoro is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurance that Gogoro Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that Gogoro will not be treated as a PFIC in any taxable year. See discussion below under “ —Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Gogoro Ordinary Shares.

Subject to certain exceptions, dividends on Gogoro Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Gogoro with respect to the Gogoro Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Gogoro Ordinary Shares or Gogoro Warrants

Subject to the discussion below under “ —Passive Foreign Investment Company Rules,” a U.S. Holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Gogoro

Ordinary Shares or Gogoro Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Gogoro Ordinary Shares or such Gogoro Warrants, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Gogoro Ordinary Shares or Gogoro Warrants generally will be capital gain or loss. Under current law, a non-corporate U.S. Holder, including an individual, who has held the Gogoro Ordinary Shares or Gogoro Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their own tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Gogoro Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Gogoro Ordinary Share on the exercise of a Gogoro Warrant for cash. A U.S. Holder’s initial tax basis in its Gogoro Ordinary Shares received upon exercise of the Gogoro Warrant generally should equal the sum of its tax basis in the Poema Global Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Gogoro Ordinary Share received upon exercise of the Gogoro Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Gogoro Warrant and will not include the period during which the U.S. Holder held the Gogoro Warrant. If a Gogoro Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Gogoro Warrant.

The tax consequences of a cashless exercise of a Gogoro Warrant are unclear under current tax law. Subject to the PFIC rules discussed under “—Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Gogoro Ordinary Shares received generally would equal the U.S. Holder’s basis in the Gogoro Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Gogoro Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Gogoro Warrants and will not include the period during which the U.S. Holder held the Gogoro Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Gogoro Ordinary Shares would include the holding period of the Gogoro Warrants exercised therefor.

It is also possible that a cashless exercise of a Gogoro Warrant should be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Gogoro Ordinary Shares or Gogoro Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the aggregate exercise price for the total number of warrants to be exercised. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the Gogoro Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Gogoro Ordinary Shares that would have been received in a regular exercise of the Gogoro Warrants deemed surrendered, net of the aggregate exercise price of such Gogoro Warrants and (ii) the U.S. Holder’s tax basis in such Gogoro Warrants. In this case, a U.S. Holder’s aggregate tax basis in the Gogoro Ordinary Shares received would equal the sum of (i) the U.S. Holder’s tax basis in the Gogoro Warrants deemed exercised and (ii) any gain recognized by such U.S. Holder in the exchange. A U.S. Holder’s holding period for the Gogoro Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Gogoro Warrants and would not include the period during which the U.S. Holder held the Gogoro Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to any Gogoro Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Gogoro Warrants.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a Gogoro Warrant or to the Gogoro Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the Gogoro Warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “—Distributions on Gogoro Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a Gogoro Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Gogoro Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Gogoro Ordinary Shares and/or Gogoro Warrants could be materially different from that described above if Gogoro is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Gogoro will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Gogoro owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the fiscal year 2020 composition of the income, assets and operations of Gogoro and its subsidiaries, Gogoro does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that Gogoro will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Gogoro can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Gogoro or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Gogoro or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Gogoro’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Because the market value of Gogoro and its subsidiaries’ assets (including for this purpose goodwill) may be measured in large part by the market price of Gogoro Ordinary Shares, which is likely to fluctuate, no assurance can be given that Gogoro will not be a PFIC in the taxable year that includes the Business Combination or in any future taxable year. Changes in the composition of Gogoro’s or any of its subsidiaries’ income or composition of Gogoro’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Gogoro were considered a PFIC at any time that a U.S. Holder owns Gogoro Ordinary Shares and/or Gogoro Warrants, Gogoro would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Gogoro Ordinary Shares and/or Gogoro Warrants at their fair market value on the last day of the last taxable year in which Gogoro is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Gogoro Ordinary Shares and/or Gogoro Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Gogoro subsequently becomes a PFIC.

For each taxable year that Gogoro is treated as a PFIC with respect to a U.S. Holder’s Gogoro Ordinary Shares or Gogoro Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Gogoro Ordinary Shares or Gogoro Warrants (collectively, the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Gogoro Ordinary Shares or Gogoro Warrants will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Gogoro Ordinary Shares and/or Gogoro Warrants;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Gogoro is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Gogoro Ordinary Shares or Gogoro Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Gogoro Ordinary Shares or Gogoro Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Gogoro may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Gogoro does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Gogoro’s subsidiaries.

If Gogoro is a PFIC, a U.S. Holder of Gogoro Ordinary Shares (but not Gogoro Warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to its Gogoro Ordinary Shares only if Gogoro provides U.S. Holders on an annual basis certain financial information specified under applicable U.S. Treasury Regulations. Because Gogoro currently does not intend to provide U.S. Holders with such information, U.S. Holders generally will not be able to make a QEF election with respect to the Gogoro Ordinary Shares.

A U.S. Holder of Gogoro Ordinary Shares (but not Gogoro Warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Gogoro Ordinary Shares, which are expected to be listed on the Nasdaq Global Select Market, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Gogoro.

If a U.S. Holder makes a valid mark-to-market election with respect to its Gogoro Ordinary Shares, such U.S. Holder will include in income for each year that Gogoro is treated as a PFIC with respect to such Gogoro Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Gogoro Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Gogoro Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Gogoro Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Gogoro Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Gogoro Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Gogoro Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Gogoro Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Gogoro Ordinary Shares previously included in income. A U.S. Holder’s basis in the Gogoro Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Gogoro makes generally would be subject to the rules discussed above under “ —Distributions on Gogoro Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

A U.S. Holder that is eligible to make a mark-to-market election with respect to its Gogoro Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis. U.S. Holders are strongly encouraged to consult their own tax advisors regarding the application of the PFIC rules and the associated reporting requirements to their particular circumstances.

Foreign Financial Asset Reporting

Certain U.S. Holders may be required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of a taxable year or $75,000 at any time during a taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds). Poema Global Securities, Gogoro Ordinary Shares and Gogoro Warrants are expected to constitute foreign financial assets subject to these requirements unless Poema Global Securities, Gogoro Ordinary Shares and Gogoro Warrants are held in an account at certain financial institutions. U.S Holders should consult their own tax advisers regarding the application of these reporting requirements.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Poema Global Ordinary Shares, distributions on the Gogoro Ordinary Shares, and the proceeds received on sale or other taxable disposition of the Poema Global Securities, the Gogoro Ordinary Shares or Gogoro Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

The preceding discussion of certain material U.S. federal tax considerations is for general information purposes only. It is not tax advice to holders of Poema Global Securities, Gogoro Ordinary Shares or Gogoro Warrants. Each such holder should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of Poema Global Securities, Gogoro Ordinary Shares or Gogoro Warrants, including the consequences of any proposed change in applicable law.

DESCRIPTION OF GOGORO’S SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description of the material terms of the securities of Gogoro following the closing of the Business Combination includes a summary of specified provisions of the amended and restated memorandum and articles of association of Gogoro (the “Amended Gogoro Articles”) that will be in effect upon closing of the Business Combination. This description is qualified by reference to the Amended Gogoro Articles as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we,” “our” or “us” refer to Gogoro following the closing of the Business Combination, and all capitalized terms used in this section are as defined in the Amended Gogoro Articles, unless elsewhere defined herein.

Gogoro is a Cayman Islands exempted company (company number 255425) and its affairs are governed by the Amended Gogoro Articles, the Cayman Companies Act and the common law of the Cayman Islands.

Gogoro is authorized to issue 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each (“Gogoro Ordinary Shares”), and 50,000,000 preference shares of a nominal or par value of US$0.0001 each (“Gogoro Preference Shares”).

Gogoro currently has one class of issued ordinary shares and one class of preference shares, the rights in respect of which are set out below.

As of the date of this proxy statement/prospectus, there were                  Gogoro Ordinary Shares issued and outstanding. As of the date of this proxy statement/prospectus, no Gogoro Preference Shares are in issue.

Ordinary Shares and Preference Shares

General

The rights and restrictions attaching to the Gogoro Ordinary Shares and the Preference Shares are as follows:

(a)

each Gogoro Ordinary Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of Gogoro and each Gogoro Ordinary Share shall carry one vote;

(b)

each Gogoro Preference Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of Gogoro and each Gogoro Preference Share shall carry such number of votes as is determined by the Directors upon the issue of such Gogoro Preference Share;

(c)

upon Gogoro being placed in liquidation, dissolution or winding up (whether voluntary or involuntary), the entire assets and funds of Gogoro legally available for distribution shall be distributed rateably among the holders of the Gogoro Ordinary Shares and the Gogoro Preference Shares in proportion to the number of Gogoro Ordinary Shares and Gogoro Preference Shares (as relevant) held by each such holder; and

(d)

Gogoro Ordinary Shares and Gogoro Preference Shares shall confer upon the shareholder thereof the right to participate in any declaration and payment of dividends by Gogoro in proportion to the number of Gogoro Ordinary Shares and Gogoro Preference Shares (as relevant) held by each such holder.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of Gogoro’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Gogoro’s overall financial condition, available distributable reserves and any other factors deemed relevant by Gogoro’s board of directors.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Gogoro Ordinary Shares and the Gogoro Preference Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the Amended Gogoro Articles and the rules or regulations of the Designated Stock Exchange (as defined in the Amended Gogoro Articles) or any relevant securities laws, any Gogoro shareholders may transfer all or any of his or her Gogoro Ordinary Shares and/or Gogoro Preference Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Gogoro directors.

Subject to the rules of any Designated Stock Exchange on which the Gogoro Ordinary Shares and/or Gogoro Preference Shares in question may be listed and to any rights and restrictions for the time being attached to any Gogoro Ordinary Shares and/or Gogoro Preference Shares, the Gogoro directors shall not unreasonably decline to register any transfer of Gogoro Ordinary Shares and/or Gogoro Preference Shares, and shall upon making any decision to decline to register any transfer of Gogoro Ordinary Shares and/or Gogoro Preference Shares assign an appropriate reason therefor. If the Gogoro directors refuse to register a transfer of any Gogoro Ordinary Shares and/or Gogoro Preference Shares, Gogoro, within two (2) months after the date on which the transfer request was lodged with Gogoro, shall send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. In this context, it shall not be unreasonable for the Gogoro directors to decline to register any transfer of a Gogoro Ordinary Share and/or Gogoro Preference Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Gogoro Ordinary Shares and/or Gogoro Preference Shares may be listed; or (ii) applicable law or regulation.

Calls on Shares and Forfeiture of Shares

Gogoro’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Gogoro Ordinary Shares and/or Gogoro Preference Shares. Any Gogoro Ordinary Shares and/or Gogoro Preference Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, Gogoro may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Gogoro. The redemption of such shares will be effected in such manner and upon such other terms as Gogoro’s directors determine before the issue of the shares. Gogoro may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Variations of Rights of Shares

If at any time the share capital of Gogoro is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Gogoro Warrants

General

Each whole Gogoro Warrant entitles the registered holder to purchase one Gogoro Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the Closing, except as discussed in the immediately succeeding paragraph. No fractional Gogoro Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Gogoro Ordinary Shares to be issued to the holder. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Gogoro Ordinary Shares. After the issuance of Gogoro Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Gogoro Ordinary Shares.

We will not be obligated to deliver any Gogoro Ordinary Shares pursuant to the exercise of a Gogoro Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Gogoro Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue Gogoro Ordinary Shares upon exercise of a warrant unless the Gogoro Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have agreed that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Gogoro Ordinary Shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement and a current prospectus relating to those Gogoro Ordinary Shares until the warrants expire or are redeemed, as specified in the Assignment and Assumption Agreement. If any such registration statement has not been declared effective by the 60th business day following the Effective Date, holders of the warrants shall have the right, during the period beginning on the 61st business day after the Effective Date and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Gogoro Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Gogoro Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Gogoro Ordinary Shares underlying the warrants, multiplied by the excess of the volume-weighted average price of the Gogoro Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the date on which notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary over the warrant price by (y) such volume-weighted average price and (B) 0.361. If Gogoro Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Except as described below, the Gogoro Warrants to be converted from Private Warrants will have terms and provisions that are identical to the Gogoro Warrants to be converted from Public Warrants.

•

The Gogoro Warrants to be converted from Private Warrants, including the underlying shares, will not be transferable, assignable or salable until 30 days after the Closing, except pursuant to limited exceptions, and they will not be redeemable by us (except as described under “—Redemption of warrants when the price per Gogoro Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein).

•

The Sponsor, or its permitted transferees, has the option to exercise the Gogoro Warrants to be converted from Private Warrants on a cashless basis. If these warrants are held by holders other than the Sponsor or its permitted transferees, the warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as public warrants.

•

Except as described under “—Redemption of warrants when the price per Gogoro Ordinary Share equals or exceeds $10.00,” if holders elect to exercise the Gogoro Warrants to be converted from Private Warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Gogoro Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Gogoro Ordinary Shares underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) over the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported closing price of Gogoro Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

In the event we determined to redeem the Gogoro Warrants to be converted from Public Warrants, holders of redeemable warrants will be notified of such redemption as described in the Assignment and Assumption Agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Assignment and Assumption Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via posting of the redemption notice to DTC.

You should review a copy of the Assignment and Assumption Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

Redemption of warrants when the price per Gogoro Ordinary Share equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding Gogoro Warrants (except as described herein with respect to Gogoro Warrants to be converted from Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of Gogoro Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Gogoro Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Gogoro Ordinary Share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the closing price of the Gogoro Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if the closing price of Gogoro Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti- dilution Adjustments”), the Gogoro Warrants to be converted from Private Warrants must also be concurrently called for redemption on the same terms.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Gogoro Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Gogoro Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of Gogoro Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	£ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	³ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Gogoro Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Gogoro Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the warrant holders is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Gogoro Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Gogoro Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Gogoro Ordinary Shares for each whole warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Gogoro Ordinary Shares.

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Gogoro Ordinary Shares per warrant (subject to adjustment).

We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per Gogoro Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

If we choose to redeem the warrants when Gogoro Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Gogoro Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Gogoro Ordinary Shares if and when such Gogoro Ordinary Shares were trading at a price higher than the exercise price of $11.50.

Redemption Procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Gogoro Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding Gogoro Ordinary Shares is increased by a capitalization or share dividend paid in Gogoro Ordinary Shares, or by a sub-division of Gogoro Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Gogoro Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Gogoro Ordinary Shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Gogoro Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of Gogoro Ordinary Shares equal to the product of (i) the number of Gogoro Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Gogoro Ordinary Shares) and (ii) one, minus the quotient of (x) the price per Gogoro Ordinary Share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Gogoro Ordinary Shares, in determining the price payable for Gogoro Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Gogoro Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which Gogoro Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of the Gogoro Ordinary Shares a dividend or make a distribution in cash, securities or other assets to all on account of such Gogoro Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on Gogoro Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Gogoro Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Gogoro Ordinary Share in respect of such event.

If the number of outstanding Gogoro Ordinary Shares is decreased by a consolidation, reverse share subdivision or reclassification of Gogoro Ordinary Shares or other similar event, then, on the effective date of such consolidation, reverse share subdivision, reclassification or similar event, the number of Gogoro Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Gogoro Ordinary Shares.

Whenever the number of Gogoro Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Gogoro Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Gogoro Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Gogoro Ordinary Shares (other than those described above or that solely affects the par value of such Gogoro Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Gogoro Ordinary Shares), or in the case of any sale or conveyance to another corporation of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Gogoro Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Gogoro Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Gogoro Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Gogoro Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Assignment and Assumption Agreement. If less than 70% of the consideration receivable by the holders of Gogoro Ordinary Shares in such a transaction is payable in the form of Gogoro Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Assignment and Assumption Agreement based on the Black- Scholes value (as defined in the Assignment and Assumption Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Amendment.

The Assignment and Assumption Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Assignment and Assumption Agreement to the description of the terms of the warrants and the Assignment and Assumption Agreement set forth in this proxy statement/prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Assignment and Assumption Agreement, or (iii) adding or changing any provisions with respect to matters or questions arising under the Assignment and Assumption Agreement as the parties to the Assignment and Assumption Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. All other modifications or amendments shall require the vote or written consent of the holders of at least 50% of the then-outstanding Gogoro Warrants converted from Public Warrants and, solely with respect to any amendment to the terms of Gogoro Warrants converted from Private Warrants or any provision of the Assignment and Assumption Agreement with respect to these warrants, 50% of such warrants then-outstanding.

Exclusive Forum.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Assignment and Assumption Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Gogoro will be the proper plaintiff in any claim based on a breach of duty owed to Gogoro, and a claim against (for example) Gogoro’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

Gogoro is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Gogoro Articles permit indemnification of Gogoro’s directors, secretary, assistant secretary and other officers (but not including Gogoro’s auditors) (each an “Indemnified Person”) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Gogoro’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Gogoro or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally similar to that permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, Gogoro intends to enter into indemnification agreements with Gogoro’s directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Amended Gogoro Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Gogoro’s directors, officers or persons controlling us under the foregoing provisions, Gogoro has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended Gogoro Articles

Some provisions of the Amended Gogoro Articles may discourage, delay or prevent a change of control of Gogoro or management that shareholders may consider favourable, including provisions that restrict the requisition of general meetings by shareholders holding less than 25% of the paid up voting share capital of Gogoro (as described further below) and restrict the appointment and removal of the directors of Gogoro by the shareholders except by way of a special resolution (as describe further below).

Such provisions could be applied to delay or prevent a change in control of Gogoro or make removal of management more difficult. This may cause the price of Gogoro Ordinary Shares and/or Gogoro Preference Shares to fall.

However, under Cayman Islands law, Gogoro’s directors may only exercise the rights and powers granted to them under the Amended Gogoro Articles for a proper purpose and for what they believe in good faith to be in the best interests of Gogoro.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has fiduciary duties to the corporation and its shareholders. There are two particular duties: the duty of care and the duty of loyalty. The duty of care requires that a director act with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction in certain circumstances. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for the purpose of securing personal gain or advantage. This duty mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. The duty of loyalty also includes an obligation to act in good faith, with an honesty of purpose, and to take steps to cause the corporation to comply with its legal obligations. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties or, in certain circumstances, the existence of certain conflicts of interest. Should such evidence be presented concerning a transaction, directors may be obligated to prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. Under Delaware law, there are also certain circumstances in which the Delaware courts apply a heightened standard of review to directors’ compliance with their fiduciary duties, such as in a sale of control of the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

Gogoro is required to hold annual general meetings no later than fourteen (14) months after Gogoro’s last annual general meeting. However, the Gogoro directors may also convene a general meeting at such time and place as they may determine. At least seven days’ notice in writing counting from the date of service shall be given for any general meeting. The board of directors of Gogoro may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition in writing of shareholders holding at least 25% of the paid up voting share capital of Gogoro. One or more shareholders holding not less than a majority of the paid up voting share capital of Gogoro present in person or by proxy and entitled to vote will be a quorum for all purposes.

Shareholder Resolutions in Writing

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. The Amended Gogoro Articles provide that all resolutions of the shareholders shall be passed at a general meeting of Gogoro duly convened and held in accordance with the Amended Gogoro Articles and resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

Shareholder Requisition of General Meetings

Under the Delaware General Corporation Law, a shareholder has the right to put proposals before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Gogoro Articles permit Gogoro’s shareholders together holding at least 25% of Gogoro’s paid up voting share capital to requisition a general meeting. As a Cayman Islands exempted company, Gogoro is not obliged by law to call shareholders’ annual general meetings, however the Amended Gogoro Articles provided for the calling of annual general meetings (as described above).

Matters Requiring Shareholder Approval

A “special resolution” (being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Gogoro of which notice specifying the intention to propose the resolution as a special resolution has been duly given), is required to:

•	amend the Amended Gogoro Articles;

•	register Gogoro by way of continuation in a jurisdiction outside the Cayman Islands;

•	merge or consolidate Gogoro by way of a Cayman Islands statutory merger;

•	reduce Gogoro’s share capital or any capital redemption reserve in any manner authorized by law;

•	change Gogoro’s name;

•	transfer the title to listed shares in Gogoro (if applicable);

•	appoint an inspector to examine the affairs of Gogoro;

•	recall a liquidation of Gogoro; or

•	wind-up Gogoro voluntarily.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Amended Gogoro Articles do not provide for cumulative voting. As a result, Gogoro’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation might be provided.

Appointment and Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Amended Gogoro Articles, Gogoro’s board may comprise up to seven directors (or such greater number as may be approved by special resolution upon an amendment and/or restatement of the Amended Gogoro Articles). The directors shall be appointed and removed by special resolution of the shareholders. The removal of a director by special resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; or (iv) is removed from office by notice addressed to him at his last known address and signed by all of his co-directors (not being less than two in number).

The directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors or the special resolution appointing such director, with each class serving for staggered three (3)-year terms commencing as follows:

(e)

at the first annual general meeting of Gogoro following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed by a special resolution for a full term of three (3) years. If no replacement Class I Directors are appointed in accordance with the foregoing, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(f)

at the second annual general meeting of Gogoro following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed by a special resolution for a full term of three (3) years. If no replacement Class II Directors are appointed in accordance with the foregoing, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years;

(g)

at the third annual general meeting of Gogoro following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed by special resolution for a full term of three (3) years. If no replacement Class III Directors are appointed in accordance with the foregoing, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to certain Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder unless certain conditions are met. An interested stockholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of, among other things, limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not restrict transactions with such holders if, among other things, prior to the date on which such shareholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages potential acquirers of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, Gogoro cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves a proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended Gogoro Articles, if Gogoro is wound up, the liquidator of Gogoro’s company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may amend the rights of a class of shares with the approval of the board of directors and a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended Gogoro Articles, If at any time the share capital of Gogoro is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to any rights or restrictions for the time being attached to any class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, and a corporation’s certificate of incorporation may be amended with the approval of the board of directors of the corporation and a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. Under the Delaware General

Corporation Law, subject to certain restrictions, a corporation’s bylaws may also be amended by the board of directors without shareholder action if the corporation’s certificate of incorporation so provides. As permitted by Cayman Islands law, the Amended Gogoro Articles may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended Gogoro Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Gogoro’s shares. In addition, there are no provisions in the Amended Gogoro Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, Gogoro’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of Gogoro’s shares have no general right under Cayman Islands law to inspect or obtain copies of Gogoro’s register of members or Gogoro’s corporate records.

Changes in Capital

Gogoro may from time to time by ordinary resolution:

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so cancelled.

Directors

Appointment and removal

Under the Amended Gogoro Articles, Gogoro’s board may comprise up to seven directors (or such greater number as may be approved by special resolution upon an amendment and/or restatement of the Amended Gogoro Articles). The directors shall be appointed and removed by special resolution of the shareholders. The removal of a director by special resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; or (iv) is removed from office by notice addressed to him at his last known address and signed by all of his co-directors (not being less than two in number).

The directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors or the special resolution appointing such director, with each class serving for staggered three (3)-year terms commencing as follows:

(a)

at the first annual general meeting of Gogoro following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed by a special resolution for a full term of three (3) years. If no replacement Class I Directors are appointed in accordance with the foregoing, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b)

at the second annual general meeting of Gogoro following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed by a special resolution for a full term of three (3) years. If no replacement Class II Directors are appointed in accordance with the foregoing, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years;

(c)

at the third annual general meeting of Gogoro following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed by special resolution for a full term of three (3) years. If no replacement Class III Directors are appointed in accordance with the foregoing, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years.

There is no cumulative voting with respect to the appointment of directors.

Enforceability of Civil Liability under Cayman Islands Law

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against Gogoro, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Gogoro predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands court. The Cayman Islands court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Gogoro understands that the Cayman Islands court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

Gogoro has certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts Gogoro’s shareholders on notice that through your investment in Gogoro you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and Gogoro’s affiliates and/or delegates, except where the context requires otherwise.

Investor Data

Gogoro will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Gogoro will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct Gogoro’s activities of on an ongoing basis or to comply with legal and regulatory obligations to which Gogoro is subject. Gogoro will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In Gogoro’s use of this personal data, Gogoro will be characterized as a “data controller” for the purposes of the DPL, while Gogoro’s affiliates and service providers who may receive this personal data from us in the conduct of Gogoro’s activities may either act as Gogoro’s “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

Gogoro may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in Gogoro, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How Gogoro May Use a Shareholder’s Personal Data

Gogoro, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of Gogoro’s rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which Gogoro is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of Gogoro’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should Gogoro wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), Gogoro will contact you.

Why Gogoro May Transfer Your Personal Data

In certain circumstances Gogoro may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

Gogoro anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on Gogoro’s behalf.

The Data Protection Measures Gogoro Takes

Any transfer of personal data by us or Gogoro’s duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

Gogoro and Gogoro’s duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

Gogoro shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

COMPARISON OF RIGHTS OF GOGORO SHAREHOLDERS AND POEMA GLOBAL SHAREHOLDERS

General

Poema Global is incorporated as a Cayman Islands exempted company and the rights of the Poema Global shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Poema Global Articles. Gogoro is incorporated as a Cayman Islands exempted company and the rights of Gogoro shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the Gogoro Articles. Following the Business Combination, the rights of the Poema Global shareholders who become Gogoro shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Poema Global Articles and instead will be governed by the Gogoro Articles.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of the Poema Global shareholders under the Poema Global Articles (left column), and the rights of Gogoro shareholders under the Gogoro Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Poema Global Articles, and the Gogoro Articles, as well as the relevant provisions of the Cayman Companies Act.

Poema Global	Gogoro

Authorized Share Capital

US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 50,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each, and 5,000,000 preference shares of a par value of U.S.$0.0001 each.

US$50,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each, and 50,000,000 preference shares of a nominal or par value of US$0.0001 each.

Number of Directors

Poema Global’s board of directors shall consist of not less than one director. Poema Global’s board of directors may, by ordinary resolution (simple majority standard), change the number of directors authorized.

Gogoro’s board of directors may comprise up to seven directors (or such greater number as may be approved by special resolution upon an amendment and/or restatement of the Amended Gogoro Articles).

Classified Board of Directors

Classified board with staggered elections; three classes of directors with, initially, three directors in each class.	Classified board with staggered elections; three classes of directors.

Nomination Rights

Shareholders do not have any nomination rights.	Shareholders do not have any nomination rights.

Alternate Directors / Proxy

A director may be represented at any meetings of Poema Global’s board of directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for

Any director may in writing appoint another natural person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions

Poema Global	Gogoro
all purposes be deemed to be that of the appointing director.

on behalf of the appointing director, but shall not be authorized to sign such written resolutions where they have been signed by the appointing director, and to act in such director’s place at any meeting of the directors. Every such alternate shall be entitled to attend and vote at meetings of the directors as the alternate of the director appointing them and where they are director to have a separate vote in addition to their own vote. A director may at any time in writing revoke the appointment of an alternate appointed by them.

Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Poema Global Articles as the maximum number of directors.

The directors shall have power at any time and from time to time to appoint any natural person to be a director, either as a result of a casual vacancy or as an additional director, subject to the maximum number (if any) imposed by special resolution.

Removal of Directors by Shareholders

Prior to the closing of the initial business combination, directors can be removed, with or without cause, by simple majority of the holders of the Poema Global Class B Shares at a general meeting.	A director can be removed, with or without cause, by a special resolution of the holders of the Gogoro Ordinary Shares and the Gogoro Preference Shares at a general meeting.

Shareholder Meeting Quorum

Quorum shall be present at a meeting of shareholders if the holder or holders of a majority of the shares entitled to vote are present in person, represented by duly authorized representative in the case of a corporation or other legal entity or represented by proxy. If Poema Global’s board of directors proposes to materially and adversely vary the rights of shares, the necessary quorum shall be at least one (1) person holding or representing by proxy at least two-thirds of the issued shares of the class.

One or more shareholders holding at least a majority of the paid up voting share capital of Gogoro present in person or by proxy and entitled to vote at that meeting shall form a quorum at a shareholders’ meeting. If it is proposed that the rights attaching to any class of shares be materially adversely varied or abrogated, the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class.

Calling a General Meeting of Shareholders

Shareholders do not have the ability to call general meetings.	Shareholders entitled to attend and vote at general meetings of Gogoro holding at least twenty-five percent (25%) of the paid up voting share capital of Gogoro may requisition general meetings.

Advance Notice of Shareholder Proposal or Nomination

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to Poema Global not less than 120 days before the date of Poema Global’s proxy

Provisions enabling shareholder nominations are not provided for.

Poema Global	Gogoro
statement released to members in connection with the previous year’s annual general meeting.

Advance Notice of Meetings

A director may call a meeting of Poema Global’s board of directors by providing at least two days’ notice. At least five clear days’ notice must be given of any general meeting of Poema Global.

A director may, and a secretary or assistant secretary on the requisition of a director shall, at any time summon a meeting of the directors by not less than 24 hours’ notice in writing to all of the directors, provided that a meeting of the directors may be convened on shorter notice with the agreement of all of the directors.

At least seven days’ notice in writing counting from the date service must be given of any general meeting of Gogoro.

Restrictions on Outside Compensation of Directors

No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.

Shareholder Action by Written Resolution

Unanimous written resolution required to pass a resolution without a meeting.	All resolutions of the shareholders shall be passed at a duly convened general meeting of Gogoro. Resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

Voting Requirements for Amendments to Amended and Restated Memorandum and Articles of Association

Special resolution (66 2⁄3% of shareholders who vote at a general meeting where there is a quorum (except for Articles 29.1 and 47.1 where the special resolution required to amend these Articles shall also include a simple majority of the holders of Poema Global Class B Shares)) required to amend or add to the Poema Global Articles.

Special resolution (being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Gogoro of which notice specifying the intention to propose the resolution as a special resolution has been duly given) required to amend or add to the Amended Gogoro Articles.

Indemnification of Directors and Officers

The Poema Global Articles provides for limited indemnification covering only directors and officers. Poema Global shall pay expenses in advance of a final disposition.

The Amended Gogoro Articles permit indemnification of Gogoro’s directors, secretary, assistant secretary and other officers (but not including Gogoro’s auditors) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of Gogoro’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or

Poema Global	Gogoro

discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning Gogoro or its affairs in any court whether in the Cayman Islands or elsewhere.

Approval of Certain Transactions

Any merger or consolidation of Poema Global with one or more constituent companies shall require the approval of a special resolution (66 2⁄3% of shareholders who vote at a general meeting where there is a quorum).

Any merger or consolidation of Gogoro with one or more constituent companies shall require the approval of a special resolution (being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Gogoro of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

Forum Selection Provision

There is no provision requiring disputes brought on behalf of the corporation or against the corporation (or directors or employees of the corporation in their capacities as such) to be brought in a particular forum.

Unless Gogoro consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than Gogoro.

Unless Gogoro consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Amended Gogoro Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to Gogoro, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Gogoro, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Gogoro to Gogoro or Gogoro’s shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Cayman Companies Act or the Amended Gogoro Articles including but not limited to any purchase or acquisition of shares, securities or guarantee provided in consideration

Poema Global	Gogoro

thereof, or (iv) any action asserting a claim against Gogoro concerning its internal affairs. The foregoing provisions of this paragraph shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

Waiver of Corporate Opportunity

Waiver of obligation to provide business opportunities to Poema Global provided for directors and officers.	No explicit waiver of obligation to provide business opportunities to Gogoro provided for directors and officers.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Poema Global Ordinary Shares as of December 1, 2021, by:

•	each person known by Poema Global to be the beneficial owner of 5% or more of Poema Global Ordinary Shares;

•	each of Poema Global’s current officers and directors; and

•	all of Poema Global’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of Poema Global in the table below is calculated based on 43,125,000 Poema Global Ordinary Shares, consisting of (i) 34,500,000 Poema Global Class A Shares and (ii) 8,625,000 Poema Global Class B Shares, issued and outstanding after the Poema Global IPO.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Ordinary Shares
Poema Global 5% or Greater Shareholders:
Poema Global Partners LLC	8,525,000	(2)(3)	19.8%
Citadel Reporting Persons	2,514,968	(4)	5.8%
Poema Global Current Officers and Directors:
Emmanuel DeSousa	8,525,000	(2)(3)	19.8%
Joaquin Rodriguez Torres	8,525,000	(2)(3)	19.8%
Homer Sun	8,525,000	(2)(3)	19.8%
Marc Chan	8,525,000	(2)(3)	19.8%
Teresa Barger	25,000		*
Richard Hart	25,000		*
Christina Kosmowski	25,000		*
Gary Wojtaszek	25,000		*
All officers and directors as a group (8 persons)	8,625,000	(2)(3)	20.0%

(1)	Unless otherwise noted, the business address of each of the Poema Global’s shareholders is 101 Natoma St., 2F, San Francisco, CA 94105.
(2)

Interests shown consist solely of founder shares, classified as Poema Global Class B Shares. Such shares will automatically convert into Poema Global Class A Shares on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, at the time of Poema Global’s initial business combination or earlier at the option of the holders thereof.

(3)

Represents 8,525,000 shares directly held by the Sponsor. Each of Emmanuel DeSousa, Joaquin Rodriguez Torres, Homer Sun and Marc Chan is a managing member of the Sponsor. Messrs. DeSousa, Torres, Sun and Chan disclaims beneficial ownership over any securities owned by our sponsor in which he does not have any pecuniary interest.

(4)

According to a Schedule 13G jointly filed with the SEC on October 25, 2021 Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin. Citadel Advisors is the portfolio manager for Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and CSGP. The address of the principal business office of Kenneth Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

The following table sets forth information regarding the beneficial ownership of shares of Gogoro as of December 1, 2021 by:

•	each person who is expected by Gogoro to be the beneficial owner of 5% or more of the outstanding Gogoro Ordinary Shares immediately following the consummation of the Business Combination;

•	each person who is expected to become an executive officer or a director of Gogoro upon consummation of the Business Combination; and

•	all of the executive officers and directors of Gogoro as a group upon consummation of the Business Combination.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, and subject to applicable community property laws, Gogoro believes that all persons named in the table have sole voting and investment power with respect to all Gogoro Ordinary Shares beneficially owned by them.

The expected beneficial ownership of shares of Gogoro Ordinary Shares post-Business Combination assumes two scenarios:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no Poema Global Public Shareholders exercises redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that Poema Global Public Shareholders holding 34,500,000 Poema Global Class A Shares will exercise their redemption rights for approximately $345.1 million of funds in the Trust Account. Gogoro’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Gogoro will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)). Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of maximum redemptions. Scenario 2 does not take into account the Minimum Available Cash Condition.

Based on the foregoing assumptions, and including (a) the 28,482,000 Gogoro Ordinary Shares are issued to the PIPE Investors (including the 2,750,000 issued to the additional PIPE Investors pursuant to the share subscription agreements dated as of January 18, 2022 and the 750,000 Gogoro Ordinary Shares issued to certain affiliates of the Sponsor in connection with the PIPE Investment), (b) that none of the investors set forth in the table has purchased or purchases shares of Poema Global Class A Shares or Poema Global Class B Shares (pre-Business Combination) or ordinary shares of Gogoro or Gogoro Series C Preferred Shares (pre-Business Combination), (c) the 201,125,150 Gogoro Ordinary Shares are issued to persons who are shareholders of Gogoro immediately prior to the First Merger (including 35,973,445 Gogoro Ordinary Shares held by Genesis

Trust & Corporate Services Limited (as trustee of the Gogoro Incorporated Management Trust), an employee benefit trust (“Genesis Trust”) and 7,790,997 restricted stock awards held by Genesis Trust), (d) the 12,000,000 Earnout Shares, as such shares could be issuable within 60 days of the consummation of the Business Combination, (e) 8,625,000 Poema Global Class B Shares converting into Gogoro Ordinary Shares post-Business Combination (including the 6,393,750 of the Gogoro Ordinary Shares held by the Sponsor immediately after the First Effective Time that shall become unvested and subject to forfeiture immediately after the First Effective Time), and (f) Gogoro Ordinary Shares issuable upon exercise of the 26,650,000 Gogoro Warrants as the Gogoro Warrants could be exercisable within 60 days of the consummation of the Business Combination Gogoro estimates that there would be 311,382,150 Gogoro Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 276,882,150 Gogoro Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination, in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Gogoro and the columns under Post-Business Combination in the table that follows will be different. In either Scenario 1 or Scenario 2, each shareholder of Gogoro that will control 10% or more of the voting power in Gogoro following the consummation of the Business Combination was also a shareholder of Gogoro that controlled 10% or more of the voting power in Gogoro prior to the consummation of the Business Combination.

Unless otherwise noted, the business address of each of the following beneficial owners is 11F, Building C, No. 225, Section 2, Chang’an E. Rd. SongShan District, Taipei City 105, Taiwan.

	Pre-Business Combination and PIPE Investment			Post-Business Combination and PIPE Investment
				Post- Business Combination (Assuming No Redemption)			Post- Business Combination (Assuming Maximum Redemption)
Name of Beneficial Owner	Gogoro Ordinary Shares	% of Class(1)	% of Voting Power(1)	Gogoro Ordinary Shares	% of Class	% of Voting Power	Gogoro Ordinary Shares	% of Class	% of Voting Power
All 5% or Greater Shareholders
Genesis Trust & Corporate Services Limited(2)	50,000,000	21.8	21.8	23,829,970	7.7	7.7	23,829,970	8.6	8.6
Gold Sino Assets Limited(3)	48,917,639	21.3	21.3	42,817,063	13.8	13.8	42,817,063	15.5	15.5
Directors and Executive Officers Post-Business Combination
Bruce Aitken(4)	—	—	—	218,822	*	*	218,822	*	*
Hui-Ming “HM” Cheng(5)	33,333	*	*	125,458	*	*	125,458	*	*
Ming-Shan Lee (Sam)	—	—	—	—	—	—	—	—	—
Pass Liao(6)	—	—	—	280,799	*	*	280,799	*	*
Horace Luke(7)	255,566	*	*	8,744,556	2.7	2.7	8,744,556	3.1	3.1
Alan Pan(8)	—	—	—	294,337	*	*	294,337	*	*
Ming-I Peng(9)	50,000	*	*	164,116	*	*	164,116	*	*
Michael R. Splinter(10)	—	—	—	59,082	*	*	59,082	*	*
Homer Sun(11)	—	—	—	8,712,500	2.8	2.8	8,712,500	3.1	3.1
Yoshihiko Yamada	—	—	—	—	—	—	—	—	—
Chung-Yao Yin(12)	11,300,000	4.9	4.9	9,890,764	3.2	3.2	9,890,764	3.6	3.6
All executive officers and directors as a group (11 persons)(13)	11,638,899	5.1	5.1	28,490,434	8.9	8.9	28,490,434	9.9	9.9

*	Less than one percent (1%) of Gogoro Ordinary Shares.
(1)

The pre-Business Combination percentage of beneficial ownership of Gogoro is based on an aggregate of 144,067,178 ordinary shares of Gogoro and 85,714,286 Gogoro Series C Preferred Shares to be issued and outstanding.

(2)

Prior to the Business Combination and PIPE Investment, consists of 50,000,000 ordinary shares of Gogoro. Following the Business Combination and PIPE Investment, consists of (a) 17,986,722 Gogoro Ordinary Shares held by Genesis Trust, 1/2 of which are subject to vesting annually after the consummation of the Business Combination and (b) 5,843,248 restricted stock awards held by Genesis Trust, 1/3rd of which vest annually after the consummation of the Business Combination. Does not include 17,986,723 Gogoro Ordinary Shares which will be automatically be issued to the holders of the shares upon the consummation of the business consummation and 1,947,749 restricted stock awards will be automatically be issued to the holders of the restricted stock awards upon the consummation of the business consummation. The address of each of Genesis Trust and Gogoro Incorporated Management Trust is 2nd Floor Midtown Plaza, PO Box 448, Elgin Avenue, George Town, Grand Cayman KY1-1106 Cayman Islands.

To the extent permitted under the 2013 Plan and 2016 Plan and applicable law and regulations, the trustee shall follow the instruction of the Gogoro Board or a committee of the Gogoro Board consisting one or more members of the Gogoro Board in respect of the exercise of voting rights (if any) and powers in relation to the Gogoro Ordinary Shares held by Genesis Trust until they have been transferred outside of the trust and/or the nominee to the personal accounts of the relevant grant recipient.

(3)

Prior to the Business Combination and PIPE Investment, consists of 48,917,639 ordinary shares of Gogoro. Following the Business Combination and PIPE Investment, consists of 42,817,063 Gogoro Ordinary Shares held by Gold Sino Assets Limited. The address of Gold Sino Assets Limited is Vistra Corporate Services Centre Ground Floor, NPF Building Beach Road Apia Samoa.

(4)

Consists of 218,822 restricted stock awards which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Aitken. Does not include the remaining 656,467 restricted stock awards held by Genesis Trust for the benefit of Mr. Aitken, 1/3rd of which vest annually after the consummation of the Business Combination.

(5)

Prior to the Business Combination and PIPE Investment, consists of 33,333 ordinary shares of Gogoro held directly by Mr. Cheng. Following the Business Combination and PIPE Investment, consists of (a) 96,282 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Cheng and (b) 29,176 Gogoro Ordinary Shares held directly by Mr. Cheng. Does not include the remaining 96,282 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Cheng, 1/2 of which are subject to vesting annually after the consummation of the Business Combination.

(6)

Consists of (a) 175,058 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Liao and (b) 105,741 restricted stock awards which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Liao. Does not include the remaining 175,058 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Liao, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, and 317,222 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Liao, 1/3rd of which vest annually after the consummation of the Business Combination.

(7)

Prior to the Business Combination and PIPE Investment, consists of 255,566 ordinary shares of Gogoro held directly by Mr. Luke. Following the Business Combination and PIPE Investment, consists of (a) 3,938,800 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Luke and Innovative Creations LLC, (b) 1,969,400 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Ms. Nine, Mr. Luke’s partner and Polymath Limited, (c) 1,969,400 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Ms. Nine and Joy Billion Holdings Limited, (d) 4,376 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Luke, (e) 634,803 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine, (f) 4,083 restricted stock awards which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Ms. Nine and (g) 223,694 Gogoro Ordinary Shares held directly by Mr. Luke. Does not include the remaining 4,377 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Luke, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, 3,938,800 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Luke and Innovative Creations LLC, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, 1,969,400 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine and Polymath Limited, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, 1,969,400 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine and Joy Billion Holdings Limited, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, 634,803 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine, 1/2 of which are subject to vesting annually after the consummation of the Business Combination and 12,250 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Ms. Nine, 1/3rd of which vest annually after the consummation of the Business Combination. Genesis Trust has voting control over the Gogoro Ordinary Shares held by each of Innovative Creations LLC, Polymath Limited, and Joy Billion Holdings Limited. Genesis Trust does not have dispositive control over the Gogoro Ordinary Shares held by each of Innovative Creations LLC, Polymath Limited, and Joy Billion Holdings Limited. Mr. Luke does not have voting or dispositive control over the shares held by Ms. Nine and disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein, if any. The address of Innovative Creations LLC is 8 the Green, Suite A, Dover, Delaware 19901. The address of both Polymath Limited and Joy Billion Holdings Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.

(8)

Consists of (a) 240,704 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Pan and (b) 53,633 restricted stock awards which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Pan. Does not include the remaining 240,705 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Pan, 1/2 of which are subject to vesting annually after the consummation of the Business Combination, and 160,900 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Pan, 1/3rd of which vest annually after the consummation of the Business Combination.

(9)

Prior to the Business Combination and PIPE Investment, consists of 50,000 ordinary shares of Gogoro held directly by Mr. Peng. Following the Business Combination and PIPE Investment, consists of (a) 120,352 restricted stock awards which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of Mr. Peng and (b) 43,764 Gogoro Ordinary Shares held directly by Mr. Peng. Does not include 361,057 Gogoro Ordinary Shares held by Genesis Trust for the benefit of Mr. Peng, 1/3rd of which vest annually after the consummation of the Business Combination.

(10)

Consists of 59,082 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination held by Genesis Trust for the benefit of The Splinter Roboostoff revocable trust UAD Jan 22 2011 (the “Splinter Trust”). Does not include the remaining 59,082 Gogoro Ordinary Shares held by Genesis Trust for the benefit of the Splinter Trust, 1/2 of which are subject to vesting annually after the consummation of the Business Combination. Mr. Splinter is a co-trustee of the Splinter Trust. Genesis Trust has voting and dispositive control over the Gogoro Ordinary Shares held by the Splinter Trust. The address of the Splinter Trust is 632 Lakeshore Blvd, Zephyr Cove, Nevada 89448 USA.

(11)

Consists of (a) 8,525,000 Gogoro Ordinary Shares held the Sponsor and (b) 187,500 Gogoro Ordinary Shares held by Mr. Sun’s spouse. Mr. Sun is a managing member of the Sponsor. Mr. Sun disclaims beneficial ownership over any securities owned by either the Sponsor or Ms. Sun in which he does not have any pecuniary interest.

(12)

Prior to the Business Combination and PIPE Investment, consists of 11,300,000 ordinary shares of Gogoro held by Peng-Lin Investment Co., Ltd. Following the Business Combination and PIPE Investment, consists of 9,890,764 Gogoro Ordinary Shares held by Peng-Lin Investment Co., Ltd. Mr. Yin is a director of Peng-Lin Investment Co., Ltd. Mr. Yin has voting and dispositive control over the Gogoro Ordinary Shares held by Peng-Lin Investment Co., Ltd. The address of Peng-Lin Investment Co., Ltd. is No. 46, Fude S. Rd., Sanchong District, New Taipei City, Taiwan 241.

(13)

Prior to the Business Combination and PIPE Investment, consists of 11,638,899 ordinary shares of Gogoro. Following the Business Combination and PIPE Investment, consists of (a) 18,899,898 Gogoro Ordinary Shares which are subject to vesting upon consummation of the Business Combination, (b) 502,631 restricted stock awards which are subject to vesting upon consummation of the Business Combination and (c) 9,087,905 Gogoro Ordinary Shares held by all of Gogoro’s current directors and executive officers as a group.

FUTURE SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Gogoro holds an annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the annual meeting will be held. As a foreign private issuer, Gogoro will not be subject to the SEC’s proxy rules.

APPRAISAL RIGHTS

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the Poema Global board of directors has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Companies Act follow:

Holders of Poema Global Ordinary Shares have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Poema Global Public Shareholders are entitled to give notice to Poema Global prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for his, her or its Poema Global Ordinary Shares if they follow the procedures set out in the Cayman Companies Act.

In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Poema Global’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Poema Global, 101 Natoma St., 2F, San Francisco, CA 94105, or (415) 432-8880. Following the Business Combination, such communications should be sent in care of Gogoro, 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan or +886 3 273 0900. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Gogoro Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Gogoro by Walkers LLP. Certain legal matters relating to U.S. law will be passed upon for Gogoro by Wilson Sonsini Goodrich & Rosati, P.C. Certain legal matters relating to U.S. law will be passed upon for Poema Global by Kirkland & Ellis International LLP. Certain Cayman Islands matters will be passed upon for Poema Global by Maples and Calder (Hong Kong) LLP.

EXPERTS

The consolidated financial statements of Gogoro Inc. as of December 31,2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus, have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Poema Global as of December 31, 2020, and for the period from September 25, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Poema Global and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Poema Global will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Poema Global delivers single copies of such document in the future. Shareholders may notify Poema Global of their requests by writing or calling Poema Global at its principal executive offices at 101 Natoma St., 2F, San Francisco, CA 94105, or (415) 432-8880. Following the Business Combination, such requests should be made by writing or calling Gogoro at 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan or +886 3 273 0900.

ENFORCEABILITY OF CIVIL LIABILITY

Gogoro is incorporated as an exempted company under the laws of the Cayman Islands. Service of process upon Gogoro and upon its directors and officers named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Gogoro’s assets and substantially all of Gogoro’s directors and officers are located outside the United States, any judgment obtained in the United States against Gogoro or any of its directors and officers may not be collectible within the United States.

Gogoro has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against Gogoro in any U.S. federal or state court arising out of the Transactions. The address of Gogoro’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Gogoro has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Gogoro has also been advised by its Taiwan legal counsel that any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•

if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

•	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Gogoro has also been advised by its PRC legal counsel that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

Poema Global files reports, proxy statements and other information with the SEC as required by the Exchange Act, as applicable to foreign private issuers. You may access information on Poema Global at the SEC web site containing reports, proxy statements and other information.

As a foreign private issuer, Gogoro is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Gogoro will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

101 Natoma St., 2F

San Francisco, CA 94105

United States of America

+1 415 432 8880

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than                , 2022.

All information contained in this proxy statement/prospectus relating to Gogoro has been supplied by Gogoro, and all such information relating to Poema Global has been supplied by Poema Global. Information provided by one another does not constitute any representation, estimate or projection of the other.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Gogoro Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Gogoro Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years ended December 31, 2020 and 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

November 18, 2021

We have served as the Company’s auditor since 2014.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars)

	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents (Notes 4 and 6)	$119,042	$183,720
Trade receivables (Notes 4, 8 and 20)	13,475	19,750
Inventories (Notes 4, 5 and 9)	94,464	92,917
Prepayments (Note 10)	4,586	18,066
Other financial assets - current (Notes 4, 7 and 29)	111,838	1,254
Other current assets (Notes 10 and 22)	10,356	26,191

Total current assets	353,761	341,898

NON-CURRENT ASSETS
Property, plant and equipment (Notes 4 and 11)	399,932	294,891
Right-of-use assets (Notes 4 and 12)	29,921	30,219
Intangible assets (Note 4)	1,716	1,101
Other financial assets - non-current (Notes 4, 7 and 29)	1,184	341
Refundable deposits (Note 4)	3,368	2,815
Other non-current assets	704	4,031

Total non-current assets	436,825	333,398

TOTAL	$790,586	$675,296

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings (Notes 13 and 29)	$1,067	$11,673
Short-term bills payable (Note 13)	71,062	66,534
Notes payable and trade payable (Note 16)	29,870	65,782
Contract liabilities - current (Note 20)	13,540	27,229
Other payables (Note 17)	39,782	61,860
Provisions for product warranty - current (Notes 4 and 18)	7,129	9,829
Lease liabilities - current (Notes 4 and 12)	10,874	9,583
Current portion of long-term borrowings (Notes 13 and 29)	26,265	8,607
Other current liability (Notes 17 and 22)	5,506	4,985

Total current liabilities	205,095	266,082

NON-CURRENT LIABILITIES
Financial liabilities at fair value through profit or loss—non-current (Note 15)	107,397	—
Bonds payable (Note 14)	100,000	100,000
Long-term borrowings (Notes 13 and 29)	150,223	48,485
Provisions for product warranty - non-current (Notes 4 and 18)	10,433	11,492
Lease liabilities - non-current (Notes 4 and 12)	19,468	20,889
Guarantee deposits received	1,114	1,001
Other non-current liability (Note 17)	13,824	9,429

Total non-current liabilities	402,459	191,296

Total liabilities	607,554	457,378

EQUITY (Notes 4 and 19)
Share capital
Ordinary shares	14	14
Preferred shares	85,714	85,714
Capital surplus	127,956	430,616
Accumulated deficits	(49,247)	(302,627)
Other equity	18,595	4,201

Total equity	183,032	217,918

TOTAL	$790,586	$675,296

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars, Except Loss Per Share)

	2020	2019
OPERATING REVENUE (Notes 4 and 20)	$364,125	$439,240
COST OF REVENUE (Notes 9 and 21)	284,684	346,032

GROSS PROFIT	79,441	93,208

OPERATING EXPENSES (Notes 8, 21 and 28)
Selling and marketing expenses	60,947	51,090
General and administrative expenses	26,282	25,993
Research and development expenses	28,711	27,221

Total operating expenses	115,940	104,304

OPERATING LOSS	(36,499)	(11,096)

NON-OPERATING INCOME AND EXPENSES (Notes 4, 15 and 21)
Interest income	889	4,177
Other income	5,179	3,641
Other gains and losses	(1,546)	236
Loss on financial liabilities at fair value through profit or loss	(8,612)	—
Finance costs	(9,754)	(9,032)

Total non-operating income and expenses	(13,844)	(978)

LOSS BEFORE INCOME TAX	(50,343)	(12,074)

INCOME TAX BENEFIT (EXPENSE) (Notes 4 and 22)	1,063	(1,014)

NET LOSS	(49,280)	(13,088)
OTHER COMPREHENSIVE INCOME
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	14,394	6,837

TOTAL COMPREHENSIVE LOSS FOR THE YEAR	$(34,886)	$(6,251)

LOSS PER SHARE (Note 23)
Basic and diluted	$(0.22)	$(0.06)

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars)

	Share Capital				Capital Surplus				Other Equity
	Ordinary Shares		Preferred Shares		Additional Paid-in Capital	Employee Share Option	Expired Share Option	Accumulated Deficits	Exchange Differences on Translating Foreign Operations
	Shares	Amount	Shares	Amount						Total Equity
BALANCE AT JANUARY 1, 2019	135,166	$14	85,714	$85,714	$428,407	$2,146	$63	$(289,539)	$(2,636)	$224,169
Net loss for the year ended December 31, 2019	—	—	—	—	—	—	—	(13,088)	—	(13,088)
Other comprehensive income for the year ended December 31, 2019	—	—	—	—	—	—	—	—	6,837	6,837

Total comprehensive loss for the year ended December 31, 2019	—	—	—	—	—	—	—	(13,088)	6,837	(6,251)

BALANCE AT DECEMBER 31, 2019	135,166	14	85,714	85,714	428,407	2,146	63	(302,627)	4,201	217,918
Capital surplus used to offset accumulated deficits	—	—	—	—	(302,660)	—	—	302,660	—	—
Share-based payments	—	—	—	—	—	(2,146)	2,146	—	—	—
Net loss for the year ended December 31, 2020	—	—	—	—	—	—	—	(49,280)	—	(49,280)
Other comprehensive income for the year ended December 31, 2020	—	—	—	—	—	—	—	—	14,394	14,394

Total comprehensive loss for the year ended December 31, 2020	—	—	—	—	—	—	—	(49,280)	14,394	(34,886)

BALANCE AT DECEMBER 31, 2020	135,166	$14	85,714	$85,714	$125,747	$—	$2,209	$(49,247)	$18,595	$183,032

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before income tax	$(50,343)	$(12,074)
Adjustments for:
Depreciation	77,671	56,604
Amortization	896	562
Expected credit loss recognized	642	1,801
Loss on financial liabilities at fair value through profit or loss	8,612	—
Finance costs	9,754	9,032
Interest income	(889)	(4,177)
Loss (gain) on disposal of property and equipment	91	(34)
Write-down of inventories	3,059	6
Gain from lease modification	(11)	(2)
Changes in operating assets and liabilities
Decrease (increase) in trade receivable	5,633	(7,410)
Increase in inventories	(7,928)	(72,196)
Decrease (increase) in prepayments	13,480	(2,420)
Decrease (increase) in other current assets	15,803	(16,102)
(Decrease) increase in notes payable and trade payable	(35,912)	24,661
(Decrease) increase in contract liabilities	(13,689)	7,082
(Decrease) increase in other payables	(19,232)	25,680
(Decrease) increase in provisions for product warranty	(3,759)	10,319
Increase in other liability	5,961	8,490

Cash generated from operations	9,839	29,822
Interest income received	916	4,608
Interest expense paid	(10,004)	(9,029)
Income tax received (paid)	5	(30)

Net cash generated from operating activities	756	25,371

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment	(144,269)	(176,324)
Proceeds from disposal of property, plant and equipment	336	1,078
Increase in refundable deposits	(348)	(488)
Payments for intangible assets	(1,412)	(641)
Increase in time deposits with original maturities of more than three months	(105,283)	—
Increase in other financial assets	(781)	(1,207)

Net cash used in investing activities	(251,757)	(177,582)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	—	75,849
Repayments of short-term borrowings	(10,775)	—
Proceeds from long-term borrowings	118,675	54,995

(Continued)

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars)

	2020	2019
Repayments of long-term borrowings	$(8,554)	$(89,576)
Proceeds from issuing financial liabilities designated as at fair value through profit or loss	100,000	—
Repayments of financial liabilities designated as at fair value through profit or loss	(1,215)	—
Proceeds from guarantee deposits received	44	—
Refund of guarantee deposits received	—	(15)
Repayment of the principal portion of lease liabilities	(10,910)	(9,017)

Net cash generated from financing activities	187,265	32,236

EXCHANGE DIFFERENCES ON TRANSLATING FOREIGN OPERATIONS	(942)	2,322

NET DECREASE IN CASH AND CASH EQUIVALENTS	(64,678)	(117,653)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	183,720	301,373

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$119,042	$183,720

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

GOGORO INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In Thousands of U.S. Dollars, Unless Stated Otherwise)

1.	GENERAL INFORMATION

Gogoro Inc. (“Gogoro”) was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on April 27, 2011. Gogoro is a holding company, through its subsidiaries (collectively referred to as the “Company” or the “Group”), engaging in research and development, manufacture and sales and distribution of electric scooters and electric scooter enabling components, and providing battery swapping solution to consumers. The Company’s principal place of business is in Taiwan, the Republic of China (R.O.C.).

The consolidated financial statements are presented in U.S. dollars. Foreign operations are included in accordance with the polices set out in Note 4.

2.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors and authorized for issue on November 15, 2021.

3.	APPLICATION OF NEW, AMENDED AND REVISED STANDARDS AND INTERPRETATIONS

a.	Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

The Company has applied Amendments to IFRS 3: Definition of a Business, Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform, Amendments to IAS 1 and IAS 8: Definition of Material.

The application of these new standards and amendments has had no impact on the disclosures or amounts recognized in the Company’s consolidated financial statements.

b.	New and amended IFRSs in issue but not yet effective

New IFRSs	Effective Date Announced by IASB (Note 1)
“Annual Improvements to IFRS Standards 2018-2020”	January 1, 2022 (Note 2)
Amendments to IFRS 3 “Reference to the Conceptual Framework”	January 1, 2022 (Note 3)
Amendments to IFRS 10 and IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”	To be determined by IASB
IFRS 17 “Insurance Contracts”	January 1, 2023
Amendments to IFRS 17	January 1, 2023
Amendments to IAS 1 “Classification of Liabilities as Current or Non-current”	January 1, 2023
Amendments to IAS 1 “Disclosure of Accounting Policies”	January 1, 2023 (Note 6)
Amendments to IAS 8 “Definition of Accounting Estimates”	January 1, 2023 (Note 7)
Amendments to IAS 12 “Deferred Tax related to Assets and Liabilities arising from a Single Transaction”	January 1, 2023 (Note 8)
Amendments to IAS 16 “Property, Plant and Equipment—Proceeds before Intended Use”	January 1, 2022 (Note 4)
Amendments to IAS 37 “Onerous Contracts—Cost of Fulfilling a Contract”	January 1, 2022 (Note 5)

Note 1:	Unless stated otherwise, the above New IFRSs are effective for annual reporting periods beginning on or after their respective effective dates.

Note 2:

The amendments to IFRS 9 will be applied prospectively to modifications and exchanges of financial liabilities that occur on or after the annual reporting periods beginning on or after January 1, 2022. The amendments to IAS 41 “Agriculture” will be applied prospectively to the fair value measurements on or after the annual reporting periods beginning on or after January 1, 2022.

Note 3:	The amendments are applicable to business combinations for which the acquisition date is on or after the beginning of the annual reporting period beginning on or after January 1, 2022.

Note 4:

The amendments are applicable to property, plant and equipment that are brought to the location and condition necessary for them to be capable of operating in the manner intended by management on or after January 1, 2021.

Note 5:	The amendments are applicable to contracts for which the entity has not yet fulfilled all its obligations on January 1, 2022.

Note 6:	The amendments will be applied prospectively for annual reporting periods beginning on or after January 1, 2023.

Note 7:

The amendments are applicable to changes in accounting estimates and changes in accounting policies that occur on or after the beginning of the annual reporting period beginning on or after January 1, 2023.

Note 8:

Except that deferred taxes will be recognized on January 1, 2022 for temporary differences associated with leases and decommissioning obligations, the amendments will be applied prospectively to transactions that occur on or after January 1, 2022.

As of the date the consolidated financial statements were authorized for issue, the Company is continuously assessing the possible impact that the application of above standards and interpretations will have on the Company’s financial position and financial performance and will disclose the relevant impact when the assessment is completed.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Statement of compliance

The accompanying financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (collectively, “IFRSs”).

b.	Basis of preparation

The accompanying financial statements have been prepared on the historical cost basis except for financial instruments which are measured at fair value.

The fair value measurements, which are grouped into Levels 1 to 3 based on the degree to which the fair value measurement inputs are observable and based on the significance of the inputs to the fair value measurement in its entirety, are described as follows:

1)	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

2)

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

3)	Level 3 inputs are unobservable inputs for the asset or liability.

c.	Classification of current and non-current assets and liabilities

Current assets include:

1)	Assets held primarily for the purpose of trading;

2)	Assets expected to be realized within 12 months after the reporting period; and

3)	Cash and cash equivalents unless the asset is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period.

Current liabilities include:

1)	Liabilities held primarily for the purpose of trading;

2)

Liabilities due to be settled within 12 months after the reporting period, even if an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the reporting period and before the consolidated financial statements are authorized for issue; and

3)

Liabilities for which the Company does not have an unconditional right to defer settlement for at least 12 months after the reporting period. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

The aforementioned assets and liabilities that are not classified as current are classified as non-current.

d.	Basis of consolidation

1)	The consolidated financial statements incorporate the financial statements of Gogoro and the entities controlled by Gogoro (its subsidiaries).

When necessary, adjustments are made to the financial statements of the subsidiaries to bring their accounting policies into line with those used by the Company.

All intra-group transactions, balances, income and expenses are eliminated in full upon consolidation.

2)	Subsidiaries included in consolidated financial statements

			% of Ownership
			December 31
Investor	Investee	Main Business	2020	2019
Gogoro Inc.	Gogoro Taiwan Limited	Manufacture and research and development of electric scooters and bikes	100	100
	Gogoro Network	Provision of energy services to consumers using battery swapping system	100	100
	Gogoro Europe B.V. (Note)	Holding company	100	100
	Gogoro Network Pte. Ltd.	Holding company	100	100
	Gogoro Singapore Holding Pte. Ltd.	Holding company	100	100
	Goshare Pte. Ltd	Holding company	100	100

			% of Ownership
			December 31
Investor	Investee	Main Business	2020	2019
Gogoro Taiwan Limited	Gogoro Taiwan Sales and Services Limited	Sale of electric scooters and related products and provide after-sale services	100	100
	GoPocket Taiwan Limited	Issuance of reward points	100	—
Goshare Pte. Ltd.	GoShare Taiwan Limited	Provision of electric scooters free float sharing services	100	100

Note: Gogoro Europe B.V. was approved to dissolve its business in November 2020. As of December 31, 2020, the liquidation of Gogoro Europe B.V. was still in process.

e.	Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity’s functional currency (i.e., foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions.

At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences on monetary items arising from settlement or translation are recognized in profit or loss in the period.

Non-monetary items measured at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when fair value was determined. Exchange differences arising from the retranslation of non-monetary items are included in profit or loss for the period except for exchange differences arising from the retranslation of non-monetary items in respect of which gains and losses are recognized directly in other comprehensive income; in which cases, the exchange differences are also recognized directly in other comprehensive income.

Non-monetary items that are measured at historical cost in a foreign currency are not retranslated.

For the purposes of presenting consolidated financial statements, the assets and liabilities of the Company’s foreign operations (including subsidiaries, associates, joint ventures and branches in other countries that use currencies which are different from the currency of the Company) are translated into U.S. dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

f.	Inventories

Inventories consist of raw materials, merchandise and semi-finished goods and are stated at the lower of cost or net realizable value. Inventory write-downs are made by item, except where it may be appropriate to group similar or related items. Net realizable value is the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale. Inventories are recorded at weighted-average cost on the balance sheet date.

g.	Property, plant and equipment

Property, plant and equipment are initially measured at cost and subsequently measured at cost less accumulated depreciation and accumulated impairment loss.

Property, plant and equipment in the course of construction are carried at cost, less any recognized impairment loss. Cost includes professional fees and borrowing costs eligible for capitalization. Such properties are depreciated and classified to the appropriate categories of property, plant and equipment when completed and ready for intended use.

Depreciation on property, plant and equipment is recognized using the straight-line method. Each significant part is depreciated separately. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

On derecognition of an item of property, plant and equipment, the difference between the sales proceeds and the carrying amount of the asset is recognized in profit or loss.

h.	Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are initially measured at cost and subsequently measured at cost less accumulated amortization and accumulated impairment loss. Amortization is recognized on a straight-line basis. The estimated useful life, residual value, and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Derecognition of intangible assets

On derecognition of an intangible asset, the difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss.

i.	Impairment of property, plant and equipment, right-of-use asset and intangible assets other than goodwill

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment, right-of-use asset and intangible assets, excluding goodwill, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Corporate assets are allocated to the smallest group of cash-generating units on a reasonable and consistent basis of allocation.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount, with the resulting impairment loss recognized in profit or loss.

When an impairment loss is subsequently reversed, the carrying amount of the corresponding asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but only to the extent of the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized in profit or loss.

j.	Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss (“FVTPL”) are recognized immediately in profit or loss. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities other than financial assets and financial liabilities at FVTPL are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition.

1)	Financial assets

All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis.

a)	Measurement category

Financial assets are classified as financial assets at amortized cost.

Financial assets at amortized cost

Financial assets that meet the following conditions are subsequently measured at amortized cost:

i.	The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

ii.	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Subsequent to initial recognition, financial assets at amortized cost, including cash and cash equivalents, trade receivables at amortized cost, other financial assets and other receivables and refundable deposits, are measured at amortized cost, which equals to their gross carrying amount determined by the effective interest method less any impairment loss. Exchange differences are recognized in profit or loss.

Interest income is calculated by applying the effective interest rate to the gross carrying amount of such a financial asset, except for:

i.

Purchased or originated credit-impaired financial asset, for which interest income is calculated by applying the credit-adjusted effective interest rate to the amortized cost of such financial asset; and

ii.

Financial assets that are not credit impaired on purchase or origination but have subsequently become credit impaired, for which interest income is calculated by applying the effective interest rate to the amortized cost of such financial assets in subsequent reporting periods.

Cash equivalents include time deposits with original maturities within 3 months from the date of acquisition, which are highly liquid, readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. These cash equivalents are held for the purpose of meeting short-term cash commitments.

b)	Impairment of financial assets and contract assets

The Company recognizes a loss allowance for expected credit losses on financial assets at amortized cost (including trade receivables).

The Company always recognizes lifetime Expected Credit Losses (ECLs) for trade receivable. For all other financial instruments, the Company recognizes lifetime ECLs when there has been a significant increase in credit risk since initial recognition. If, on the other hand, the credit risk on the financial instrument has not increased significantly since initial recognition, the Company measures the loss allowance for that financial instrument at an amount equal to 12-month ECL.

Expected credit losses reflect the weighted average of credit losses with the respective risks of default occurring as the weights. Lifetime ECLs represents the expected credit losses that will result from all possible default events over the expected life of the financial instrument. In contrast, 12-month ECL represents the portion of lifetime ECLs that is expected to result from default events on a financial instrument that are possible within 12 months after the reporting date.

The impairment loss of all financial assets is recognized in profit or loss by a reduction in their carrying amounts through a loss allowance account.

c)	Derecognition of financial assets

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party.

On derecognition of a financial asset at amortized cost in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

2)	Equity instruments

Debt and equity instruments issued by the Company are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

The repurchase of the Company’s own equity instruments is recognized in and deducted directly from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issuance or cancellation of the Company’s own equity instruments.

3)	Financial liabilities

a)	Subsequent measurement

Except the following situations, all financial liabilities are measured at amortized cost using the effective interest method:

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when such financial liabilities are designated as at FVTPL.

A financial liability may be designated as at FVTPL upon initial recognition when doing so results in more relevant information and if:

i.	Such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

ii.

The financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and has performance evaluated on a fair value basis, in accordance with the Company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

iii.	The contract contains one or more embedded derivatives so that the entire combined contract (asset or liability) can be designated as at FVTPL.

The remaining amount of changes in the fair value of that liability which does not incorporate any interest or dividends paid on such financial liability is presented in profit or loss.

b)	Derecognition of financial liabilities

The difference between the carrying amount of a financial liability derecognized and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

k.	Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable that the Company will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

A warranty reserve is accrued for these products sold, which includes estimate of the projected costs to repair or replace items under warranty, including recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims.

l.	Revenue recognition

The Company identifies the contract with the customers, allocates the transaction price to the performance obligations, and recognizes revenue when performance obligations are satisfied.

1)	Revenue from the sale of electric scooters

Revenue is recognized when the control of the electric scooter has been transferred to the dealership, retailer or customer. The consideration of sales of electric scooters is received in advance in most of the transactions where a contract liability is internally recognized and subsequently the respective revenue is recognized when control is transferred. Sales related warranties associated with the electric scooters cannot be purchased separately and serve as an assurance that the products sold comply with the agreed-upon specifications. Accordingly, the Company accounts for warranties in accordance with IAS 37 ( Note 18).

2)	Revenue from energy usage and battery-swapping services

Revenue from energy usage and battery-swapping services are billed in arrears based on the service plan chosen by customers. For monthly fixed fee plans, monthly charges are recognized as revenue on a straight-line basis over the period when performance obligation is satisfied. For usage plans that contain both monthly fixed fees and variable charges by usage, revenues are recognized based on the usage in accordance with contract terms in addition to fixed monthly charges.

3)	Service revenue

Service revenue mainly includes electric scooters’ maintenance services, extended warranty services separately purchased by customers and rental services of electric scooters. Revenue is recognized when services have been provided.

m.	Leases

At the inception of a contract, the Company assesses whether the contract is, or contains, a lease.

The Company as lessor

Leases are classified as finance leases whenever the terms of a lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Lease payments (less any lease incentives payable) from operating leases are recognized as income on a straight-line basis over the terms of the relevant leases.

The Company as lessee

The Company recognizes right-of-use assets and lease liabilities for all leases at the commencement date of a lease, except for short-term leases and low-value asset leases accounted for applying a recognition exemption where lease payments are recognized as expenses on a straight-line basis over the lease terms.

Right-of-use assets are initially measured at cost, which comprises the initial measurement of lease liabilities adjusted for lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs needed to restore the underlying assets, and less any lease incentives received. Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses and adjusted for any remeasurement of the lease liabilities. Right-of-use assets are presented on a separate line in the consolidated balance sheets.

Right-of-use assets are depreciated using the straight-line method from the commencement dates to the earlier of the end of the useful lives of the right-of-use assets or the end of the lease terms.

Lease liabilities are initially measured at the present value of the lease payments, which comprise fixed payments, in-substance fixed payments, variable lease payments which depend on an index or a rate. The lease payments are discounted using the interest rate implicit in a lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company uses the lessee’s incremental borrowing rate.

Subsequently, lease liabilities are measured at amortized cost using the effective interest method, with interest expense recognized over the lease terms. When there is a change in a lease term or a change in future lease payments resulting from a change in an index or a rate used to determine those payments, the Company remeasures the lease liabilities with a corresponding adjustment to the right-of-use-assets. However, if the carrying amount of the right-of-use assets is reduced to zero, any remaining amount of the remeasurement is recognized in profit or loss. Lease liabilities are presented on a separate line in the consolidated balance sheets.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the periods in which they are incurred.

n.	Borrowing costs

Borrowing costs directly attributable to an acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.

Other than that which is stated above, all other borrowing costs are recognized in profit or loss in the period in which they are incurred.

o.	Government grants

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions attached to them and that the grants will be received.

Government grants related to income are recognized in other income on a systematic basis over the periods in which the Company recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Company should purchase, construct or otherwise acquire non-current assets are recognized as deferred revenue and recognized in profit or loss on a systematic and rational basis over the useful lives of the related assets.

p.	Employee benefits

1)	Short-term employee benefits

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

2)	Retirement benefits

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

3)	Termination benefits

A liability for a termination benefit is recognized at the earlier of when the Company can no longer withdraw the offer of the termination benefit and when the Company recognizes any related restructuring costs.

q.	Share-based payment arrangements

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company’s estimate of equity instruments that will eventually vest, with a corresponding increase in capital surplus—employee share options. The fair value determined at the grant date of the equity-settled share-based payments is recognized as an expense in full at the grant date when the share options granted vest immediately.

At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the capital surplus—employee share options.

r.	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

1)	Current tax

Income tax payable (recoverable) is based on taxable profit (loss) for the year determined according to the applicable tax laws of each tax jurisdiction.

Income tax on unappropriated earnings is accrued during the period the earnings arise and adjusted to the extent that distributions are approved by the stockholders in the following year.

Adjustments of prior years’ tax liabilities are added to or deducted from the current year’s tax provision.

2)	Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit.

Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences and unused loss carry forward to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are recognized only to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. A previously unrecognized deferred tax asset is also reviewed at the end of each reporting period and recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liabilities are settled or the assets are realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

3)	Current and deferred tax for the year

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity; in which case, the current and deferred taxes are also recognized in other comprehensive income or directly in equity, respectively.

5.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The Company considers the economic implications of the COVID-19 when making its critical accounting estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised if the revisions affect only that period or in the period of the revisions and future periods if the revisions affect both current and future periods.

Provisions for product warranty

The Company accrues a warranty reserve for the electric scooters sold, which includes the Company’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electric scooters. These estimates are inherently uncertain due to the Company’s relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future. Warranty expense is recorded as a component of cost of revenue in the consolidated statements of comprehensive income. See Note 18 for information regarding provisions for product warranty.

6.	CASH AND CASH EQUIVALENTS

	December 31
	2020	2019
Cash on hand	$149	$136
Checking accounts and demand deposits	26,970	65,551
Time deposits	63,273	78,838
Repurchase agreements collateralized by bonds	28,650	39,195

	$119,042	$183,720

The market interest rates of the time deposits and repurchase agreements collateralized by bonds were as follows:

	December 31
	2020	2019
Time deposits	0.18%-0.35%	0.13%-2.18%
Repurchase agreements collateralized by bonds	0.22%-0.24%	0.36%

7.	OTHER FINANCIAL ASSETS

	December 31
	2020	2019
Time deposits with original maturities of more than three months	$110,500	$—
Restricted demand deposits	997	341
Restricted time deposits	1,525	1,254

	$113,022	$1,595

Current	$111,838	$1,254
Non-current	1,184	341

	$113,022	$1,595

The market interest rates of the time deposits with original maturities of more than three months and restricted time deposits were as follows:

	December 31
	2020	2019
Time deposits with original maturities of more than three months	0.32%-0.43%	—
Restricted time deposits	0.13%-0.83%	0.23%

Refer to Note 29 for information relating to other financial assets pledged as collateral.

8.	TRADE RECEIVABLES

	December 31
	2020	2019
Trade receivables
At amortized cost
Trade receivables	$14,379	$19,979
Less: Allowances for impairment loss	(904)	(229)

	$13,475	$19,750

Trade receivables at amortized cost

The average credit period ranges from 15 to 30 days. No interest is charged on outstanding trade receivables.

The Company serves a large consumer base for its battery swapping and energy service business which limits its concentration of credit risk. When having transactions with customers, the Company considers the record of arrears in the past. In addition, the Company has a suspension policy on battery swapping and energy services whereby delinquent payment customers will be disallowed from continued charging.

In order to minimize credit risk, the management of the Company has delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, the Company reviews the recoverable amount of each individual trade debt at the end of the reporting period to ensure that adequate allowance is made for possible irrecoverable amounts which management believes reduces the Company’s credit risk.

The Company measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses. The expected credit losses on trade receivables are estimated using an allowance matrix with reference to past default experiences of the debtor and an analysis of the debtor’s current financial position, adjusted for general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecasted direction of economic conditions at the reporting date.

The Company writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery. For trade receivables that have been written off, the Company continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognized in profit or loss.

The following table details the loss allowance of trade receivables based on the Company’s allowance matrix.

December 31, 2020

	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
Expected credit loss rate	0%	10%-30%	40%-50%	100%
Gross carrying amount	$12,467	$1,151	$405	$356	$14,379
Loss allowance (Lifetime ECL)	—	(346)	(202)	(356)	(904)

Amortized cost	$12,467	$805	$203	$—	$13,475

December 31, 2019

	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
Expected credit loss rate	0%	10%-30%	40%-50%	100%
Gross carrying amount	$19,544	$268	$28	$139	$19,979
Loss allowance (Lifetime ECL)	—	(79)	(11)	(139)	(229)

Amortized cost	$19,544	$189	$17	$—	$19,750

The above aging schedule was based on the invoice date.

The movements of the loss allowance of trade receivables were as follows:

	For the Year Ended December 31
	2020	2019
Balance at January 1	$229	$427
Add: Net remeasurement of loss allowance	642	1,801
Less: Written off	(13)	(2,003)
Effect of foreign exchange difference	46	4

Balance at December 31	$904	$229

9.	INVENTORIES

	December 31
	2020	2019
Raw materials	$50,038	$62,218
Semi-Finished goods	5,309	4,911
Merchandise	39,117	25,788

	$94,464	$92,917

The costs of revenue related to inventories were $184,014 thousand (including the valuation loss on inventories of $3,059 thousand) and $269,226 thousand (including the valuation loss on inventories of $6 thousand) for the years ended December 31, 2020 and 2019, respectively.

10.	OTHER ASSETS

	December 31
	2020	2019
Prepayments
Prepaid expenses	$2,560	$4,078
Input tax from business tax	1,889	3,301
Prepayments to suppliers	137	10,687

	$4,586	$18,066

(Continued)

	December 31
	2020	2019
Other current assets
Temporary payments for commodity tax	$10,148	$24,312
Others	208	1,879

	$10,356	$26,191

(Concluded)

11.	PROPERTY, PLANT AND EQUIPMENT

	December 31
	2020	2019
Carrying amounts
Batteries	$308,289	$231,631
Machinery equipment	64,889	39,255
Transportation equipment	7,695	5,648
Tooling equipment	4,211	5,496
Office equipment	683	835
Leasehold improvements	13,488	10,733
Construction in progress	677	1,293

	$399,932	$294,891

	2020
	Batteries	Machinery Equipment	Transportation Equipment	Tooling Equipment	Office Equipment	Leasehold Improvements	Construction in Progress	Total
Cost
Balance, beginning of the year	$278,973	$66,818	$7,013	$27,475	$2,346	$23,574	$1,293	$407,492
Additions	95,168	36,022	330	6,020	282	142	7,036	145,000
Disposals	(60)	(941)	(455)	—	(244)	(687)	—	(2,387)
Transfer from inventory	—	—	3,322	—	—	—	—	3,322
Reclassification	—	—	—	—	9	7,697	(7,706)	—
Effect of foreign exchange difference	23,371	6,207	628	2,135	159	1,931	54	34,485

Balance, end of the year	397,452	108,106	10,838	35,630	2,552	32,657	677	587,912

Accumulated depreciation
Balance, beginning of the year	47,342	27,563	1,365	21,979	1,511	12,841	—	112,601
Depreciation expense	36,861	13,949	1,916	7,594	482	5,803	—	66,605
Disposals	(32)	(790)	(310)	—	(237)	(591)	—	(1,960)
Effect of foreign exchange difference	4,992	2,495	172	1,846	113	1,116	—	10,734

Balance, end of the year	89,163	43,217	3,143	31,419	1,869	19,169	—	187,980

Carrying amount, end of the year	$308,289	$64,889	$7,695	$4,211	$683	$13,488	$677	$399,932

	2019
	Batteries	Machinery Equipment	Transportation Equipment	Tooling Equipment	Office Equipment	Leasehold Improvements	Construction in Progress	Total
Cost
Balance, beginning of the year	$133,675	$35,153	$1,008	$20,359	$1,947	$18,618	$681	$211,441
Additions	137,791	31,236	695	6,416	404	3,069	2,020	181,631
Disposals	(57)	(1,376)	(146)	—	(84)	(115)	—	(1,778)
Transfer from inventory	—	—	5,251	—	—	—	—	5,251
Reclassification	—	14	—	—	21	1,408	(1,443)	—
Effect of foreign exchange difference	7,564	1,791	205	700	58	594	35	10,947

Balance, end of the year	278,973	66,818	7,013	27,475	2,346	23,574	1,293	407,492

Accumulated depreciation
Balance, beginning of the year	21,441	16,603	896	14,137	1,158	8,764	—	62,999
Depreciation expense	24,643	10,689	538	7,268	396	3,806	—	47,340
Disposals	(34)	(455)	(104)	—	(81)	(60)	—	(734)
Effect of foreign exchange difference	1,292	726	35	574	38	331	—	2,996

Balance, end of the year	47,342	27,563	1,365	21,979	1,511	12,841	—	112,601

Carrying amount, end of the year	$231,631	$39,255	$5,648	$5,496	$835	$10,733	$1,293	$294,891

The above items of property, plant and equipment were depreciated on a straight-line basis over the estimated useful life of the assets:

Batteries	8-12 years
Machinery equipment	3-6 years
Transportation equipment	2-5 years
Tooling equipment	2 years
Office equipment	2-5 years
Leasehold improvements	2-10 years

12.	LEASE ARRANGEMENTS

a.	Right-of-use assets

	December 31
	2020	2019
Carrying amounts
Land and buildings	$29,371	$29,492
Others	550	727

	$29,921	$30,219

	For the Year Ended December 31
	2020	2019
Additions to right-of-use assets	$9,844	$8,335

Depreciation charge for right-of-use assets
Land and buildings	$10,681	$8,981
Others	385	283

	$11,066	$9,264

b.	Lease liabilities

	December 31
	2020	2019
Carrying amounts
Current	$10,874	$9,583

Non-current	$19,468	$20,889

As of December 31, 2020 and 2019, the range of discount rate for lease liabilities were both 1.90% to 2.28%.

c.	Material lease-in activities and terms

The Company leases certain land, buildings and transportation equipment for the use of plants, offices and business operation with original lease terms of 1 to 10 years. The Company does not have bargain purchase options to acquire the buildings at the end of the lease terms. In addition, the Company is prohibited from subleasing or transferring all or any portion of the underlying assets without the lessor’s consent.

d.	Other lease information

	For the Year Ended December 31
	2020	2019
Expenses relating to short-term leases and low-value asset leases	$1,112	$795

Total cash outflow for leases	$(12,603)	$(10,403)

The Company leases certain office equipment and other equipment which qualify as short-term leases and low-value asset leases. The Company has elected to apply the recognition exemption and thus, did not recognize right-of-use assets and lease liabilities for these leases.

13.	BORROWINGS

a.	General commercial loans

	December 31
	2020	2019
Loans for procurement and operating capital	$1,067	$11,673

The interest rates on procurement loans were 1.09% and ranged from 1.58% to 1.67% per annum as of December 31, 2020 and 2019, respectively.

b.	Syndicated Loans

	December 31
	2020	2019
Short-term bills payable—commercial paper	$71,174	$66,712
Less: Unamortized discounts (interest and bank charges)	(112)	(178)

	$71,062	$66,534

	December 31
	2020	2019
Syndicated loan	$176,512	$56,707
Less: Current portion	(25,623)	(8,006)
Less: Arrangement fee of syndicated loan	(666)	(817)

Long-term borrowings	$150,223	$47,884

Interest rate
Short-term bills payable—commercial paper	1.9178%	2.1061%
Syndicated loan	2.1892%	2.3875%

In order to replenish the operating fund for purchasing the batteries of electric scooters, for building battery swap stations and for developing upgraded batteries of electric scooters, Gogoro Network Taiwan Branch has signed a syndicated loan agreement with Mega Bank, a mandated lead arranger, and other banks or financial institutions as participants in August 2016. Such loan agreement was further renewed in March 2019.

The renewed loan was a five-year term loan (the “2019 Term Loan”), with a credit line of NT$7,200,000 thousand. The 2019 Term Loan included a covenant requiring the Company to maintain its financial ratio as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 230%.

The 2019 Term Loan was amended in December 2020 to revise the financial covenants which applies to the Company’s 2020 consolidated financial statements submitted to the bank and thereafter. The revised financial covenants are as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities—Lease liabilities)/Total Equity] no higher than 350% when net profit margin lower than 0%, and no higher than 400% when net profit margin higher than 0%, respectively.

Refer to Note 29 for information relating to demand deposits reserved for syndicated loan pledged as collateral.

c.	Other Loans

	December 31
	2020	2019
Procurement loans	$642	$1,202
Less: Current portion	(642)	(601)

	$—	$601

Interest rate	3.7%	3.7%

14.	BONDS PAYABLE

	December 31
	2020	2019
Unsecured bonds	$100,000	$100,000

The major terms of unsecured bonds as follows:

Issuance Period	Total Amount	Coupon Rate	Repayment and Interest Payment
July 2018 to July 2022	$100,000

1st year: 300bps + 90-day Libor rate.

2nd year and 3rd year: 350bps + 90-day Libor rate.

4th year: 400bps + 90-day Libor rate.

The interest rates were 3.71457% and 5.4360% as of December 31, 2020 and 2019, respectively.

			Principle will be fully paid upon due; interest payable quarterly

According to the agreement, the Company has to maintain its net asset value over $100,000 thousand.

15.	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	December 31
	2020	2019
Financial liabilities designated as at FVTPL
Redeemable preferred shares	$107,397	$—

On July 21, 2020, Gogoro’s board of directors resolved to issue 22,000 thousand redeemable preferred shares at $5 per share, with a par value of $1 each. On July 31, 2020, the Company issued 20,000 thousand redeemable preferred shares with a total consideration of $100,000 thousand.

The subscription terms of the redeemable preferred shares (the “Subscription Shares”) are summarized as follows:

a.

The Subscription Shares will have a non-cumulative dividend at a rate of 7% per annum, which shall be payable in the sole discretion of the Company’s board of directors. Dividends shall be payable with respect to dividend accrual periods for any given issuance of the Subscription Shares, which are each complete calendar quarter following the issuance of the Subscription Shares. The Subscription Shares shall not participate in the dividend distribution, if any, for Ordinary Shares.

b.	The Subscription Shares will be non-voting.

c.	The Subscription Shares will have a liquidation preference over all other equity shares of the Company.

d.

The Company could, in its sole discretion, decide to redeem the Subscription Shares at the amount equal to the issue price of the Subscription Shares held considering the change of exchange rates between initial date and redemption date and also plus the pro rata declared but unpaid dividends, if any. Such redemption shall not take place within one year from July 31, 2020.

Considering the fact that the Company has a concrete plan to redeem the preferred shares in the foreseeable future, the Company designated the redeemable preferred shares as at FVTPL, and the loss of $8,612 on such financial liabilities consist of changes in fair value of $7,397 thousand and payment dividends of $1,215 thousand for the year ended December 31, 2020.

The Company paid dividends of $1,764 thousand, $1,726 thousand, $1,745 thousand and $1,764 thousand to the holders of redeemable preferred shares in January 2021, April 2021, July 2021 and October 2021, respectively. As of the date that the board of directors approved and authorized the issuance of the consolidated financial statements, the Company has not declared dividends.

16.	NOTES PAYABLE AND TRADE PAYABLE

	December 31
	2020	2019
Notes payable	$254	$204
Trade payables	29,616	65,578

	$29,870	$65,782

The average term of payment is two to four months. The Company has financial risk management policies in place to ensure that all payables are paid within the pre-agreed terms.

17.	OTHER LIABILITY

	December 31
	2020	2019
Other payable
Accrued expenses	$28,882	$46,034
Payable for bonus and annual leave	8,855	11,185
Payable for purchase of equipment	2,045	4,641

	$39,782	$61,860

Other liabilities
Advance receipts	$17,904	$12,387
Current tax liabilities	—	1,045
Others	1,426	1,098

	$19,330	$14,530

Current	$5,506	$4,985
Non-current	13,824	9,545

	$19,330	$14,530

Advance receipts are mainly from government grants for energy facilities.

18.	PROVISIONS FOR PRODUCT WARRANTY

	December 31
	2020	2019
Current	$7,129	$9,829
Non-current	10,433	11,492

	$17,562	$21,321

Movement of provisions for product warranty for the years ended December 31, 2020 and 2019 were as follows:

	For the Year Ended December 31
	2020	2019
Balance, beginning of the year	$21,321	$11,002
Provisions recognized	5,260	14,193
Usage	(10,200)	(4,447)
Effect of foreign exchange difference	1,181	573

Balance, end of the year	$17,562	$21,321

The Company provides warranty service for its customers. The warranty period for scooters is generally two years. The warranty is estimated based on actual claims incurred to date and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electric scooters.

19.	EQUITY

a.	Share capital

1)	Ordinary shares

	December 31
	2020	2019
Number of shares authorized (in thousands)	229,781	229,781

Authorized capital	$23	$23

Number of shares issued and fully paid (in thousands)	135,166	135,166

Issued capital	$14	$14

Gogoro’s issued and outstanding ordinary share capital at December 31, 2020 and 2019 were both $14 thousand, divided into 135,166 thousand ordinary shares at $0.0001 par value each. Each ordinary share carries one vote and the right for dividends.

2)	Preferred shares

Gogoro issued 85,714 thousand shares of series C preference shares at an issuance price per share of $3.50 in 2017. As of December 31, 2020 and 2019, the amounts of Gogoro’s outstanding preferred shares were both $85,714 thousand. The major features of preference share are summarized as follows:

a)	The series C preferred shares will have a liquidation preference per share equal to the per share subscription price of such series C preferred shares in preference over the ordinary shares of Gogoro.

b)	Each series C preferred share is entitled to the same dividends distributable to each ordinary share as may be declared from time to time by Gogoro’s board of directors.

c)

The series C preferred shares will convert into ordinary shares on a one to one basis upon the earlier of: (i) at any time immediately before the issuance by Gogoro’s any class of shares with rights ranking prior to the series C preferred shares; (ii) Gogoro’s submission of an application with Taipei Exchange for listing on the Emerging Stock Board, or (iii) Gogoro’s submission of a listing application in connection with the IPO to either the Taiwanese Stock

Exchange Main Board, Hong Kong Stock Exchange Main Board, NASDAQ or NYSE in connection with its IPO. Prior to an IPO, if Gogoro issues any equity-linked securities for a price per share less than $3.50 per share other than ordinary shares issued in accordance with equity incentive award plans, the series C preferred shares shall be subject to broad-based weighted average anti-dilution protection.

d)

Each series C preferred share will have a number of votes equal to the number of ordinary shares into which such series C preferred share is then convertible. The holders of ordinary shares will have one vote per share and will vote together with the ordinary shares, as a single class.

b.	Capital surplus

	December 31
	2020	2019
Arising from issuance of shares	$125,747	$428,407
Expired share option	2,209	63
Employee share options	—	2,146

	$127,956	$430,616

On July 29, 2020, the shareholder’s meeting approved to offset accumulated deficit by capital surplus in the amount of $302,660 thousand.

For details of capital surplus—employee share options and expired share option, refer to Note 24.

c.	Retained earnings and dividend policy

1)

Subject to any rights and restrictions for the time being attached to any Shares, Gogoro’s board of directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of Gogoro lawfully available therefor.

2)

Subject to any rights and restrictions for the time being attached to any Shares, Gogoro by ordinary resolution may declare dividends, but no dividend shall exceed the amount recommended by Gogoro’s board of directors.

3)

Gogoro’s board of directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of Gogoro’s board of directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of Gogoro’s board of directors, either be deployed in Gogoro’s business or be invested in such investments as Gogoro’s board of directors may from time to time consider appropriate.

20.	OPERATING REVENUE

The Company derives its revenue from contracts with customers for the following major products and services lines.

a.	Disaggregation of revenue

	For the Year Ended December 31
	2020	2019
Main products and service revenues
Sales of products	$267,497	$384,480
Energy services revenue	78,626	44,497
Leasing revenue	7,400	578
Sales-related services revenue	7,253	5,689
Others	3,349	3,996

	$364,125	$439,240

b.	Contract balances

	December 31, 2020	December 31, 2019	January 1 2019
Trade receivables (Note 8)	$13,475	$19,750	$14,141

Contract liabilities—current Products and energy service	$13,540	$27,229	$20,147

The Company recognized revenue from contract liability existing at January 1, 2020 and 2018 amounting to $27,194 thousand, and $19,798 thousand for the years ended December 31, 2020 and 2019, respectively.

21.	NET LOSS FROM CONTINUING OPERATIONS

a.	Interest income

	For the Year Ended December 31
	2020	2019
Deposits	$775	$4,060
Repurchase agreements collateralized by bonds	101	100
Others	13	17

	$889	$4,177

b.	Other income

	For the Year Ended December 31
	2020	2019
Income related to government grants	$2,861	$1,893
Others	2,318	1,748

	$5,179	$3,641

c.	Other gains and losses

	For the Year Ended December 31
	2020	2019
Net foreign exchange (loss) gain	$(1,160)	$507
(Loss) gain on disposal of property and equipment	(91)	34
Others	(295)	(305)

	$(1,546)	$236

d.	Finance costs

	For the Year Ended December 31
	2020	2019
Interest on borrowings	$4,713	$2,945
Interest on bonds payable	4,460	5,496
Interest on lease liabilities	581	591

	$9,754	$9,032

e.	Depreciation and amortization

	For the Year Ended December 31
	2020	2019
Property and equipment	$66,605	$47,340
Right-of-use assets	11,066	9,264
Intangible assets	896	562

	$78,567	$57,166

An analysis of depreciation by function
Cost of revenue	$69,197	$48,582
Operating expenses
Selling and marketing expenses	2,878	2,962
General and administrative expenses	4,474	4,410
Research and development expenses	1,122	650

	$77,671	$56,604

An analysis of amortization by function
Cost of revenue	$77	$86
Operating expenses
Selling and marketing expenses	68	25
General and administrative expenses	376	241
Research and development expenses	375	210

	$896	$562

f.	Employee benefits expense

	For the Year Ended December 31
	2020	2019
Short-term benefits	$66,913	$66,210
Defined contribution plans	2,985	2,349
Termination benefits	292	119

Total employee benefits expense	$70,190	$68,678

An analysis of employee benefits expense by function
Cost of revenue	$23,007	$21,164
Operating expenses
Selling and marketing expenses	17,700	17,119
General and administrative expenses	11,141	12,231
Research and development expenses	18,342	18,164

	$70,190	$68,678

22.	INCOME TAXES RELATING TO CONTINUING OPERATIONS

a.	Income tax (benefit) expense recognized in profit or loss

Major components of income tax (benefit) expense are as follows:

	For the Year Ended December 31
	2020	2019
Current tax
In respect of the current year	$(1,063)	$1,014
Deferred tax	—	—

Income tax (benefit) expense recognized in profit or loss	$(1,063)	$1,014

A reconciliation of accounting loss and income tax (benefit) expense is as follows:

	For the Year Ended December 31
	2020	2019
Loss before tax	$(50,343)	$(12,074)

Income tax benefit calculated	$(9,634)	$(2,692)
Nondeductible expenses in determining taxable income	82	38
Income tax on unappropriated earnings	—	1,014
Adjustments in respect of prior year	(1,063)	—
Unrecognized loss carryforwards and deductible temporary differences	9,552	2,654

Income tax (benefit) expense recognized in profit or loss	$(1,063)	$1,014

The applicable corporate income tax rate applied by the Company for those entities in the ROC is 20%, while the tax rate for unappropriated earnings is 5%. Income tax on unappropriated earnings is accrued in the year the earnings arise and adjusted to the extent that the unappropriated earnings are distributed in the following year. The earning generated from 2019 was qualified for tax deduction under Statute of Industrial Innovation of ROC, therefore, the income tax accrued on unappropriated earnings in 2019 was fully reversed in 2020. Tax rates used by other group entities operating in other jurisdictions are based on the tax laws in those jurisdictions.

b.	Current tax assets and liabilities

	December 31
	2020	2019
Current tax assets
Tax refund receivable	$37	$42

Current tax liabilities
Income tax payable	$—	$1,045

c.	Deductible temporary differences and unused loss carryforwards for which no deferred tax assets have been recognized in the consolidated balance sheets were as follows:

	December 31
	2020	2019
Loss carryforwards
Expire in 2024	$905	$849
Expire in 2025	43,405	40,684
Expire in 2026	72,961	68,387
Expire in 2027	42,593	39,923
Expire in 2028	74,684	70,002
Expire in 2029	24,063	22,555
Expire in 2030	36,525	—

	$295,136	$242,400

Deductible temporary differences	$56,865	$57,099

d.	Income tax assessments

The income tax returns of Gogoro Taiwan Limited, Gogoro Taiwan Sales and Service Limited and GoShare Taiwan Limited for the years through 2019 have been assessed and approved by the tax authority. The income tax returns of Gogoro Network Taiwan Branch for the years through 2018 have been assessed and approved by the tax authority.

23.	LOSS PER SHARE

Unit: US$ Per Share

	For the Year Ended December 31
	2020	2019
Basic and diluted loss per share	$(0.22)	$(0.06)

The loss and weighted average number of ordinary shares outstanding for the computation of loss per share were as follows:

Net Loss for the Years

	For the Year Ended December 31
	2020	2019
Net loss	$(49,280)	$(13,088)

Shares

Unit: In Thousands of Shares

	For the Year Ended December 31
	2020	2019
Weighted average number of ordinary shares in computation of basic loss per share	220,880	220,880

Weighted average number of ordinary shares in computation of basic loss per share included ordinary share and potentially preferred shares converted to ordinary shares mandatory. The share-based payment as mentioned in Note 24 belongs to potentially ordinary share and shares were anti-dilutive in 2020 and 2019 hence excluded from the computation of diluted earnings per share.

24.	SHARE-BASED PAYMENT ARRANGEMENTS

Employee Share Option Plan of the Company

The Company has share option plans for qualified employees. Each option entitles the holder to subscribe for one ordinary share of Gogoro. The options granted are valid for 5-7 years and exercisable at certain percentages when meeting the vesting conditions.

Information on employee share options was as follows:

	2020		2019
	Number of Options (In Thousands)	Weighted- average Exercise Price	Number of Options (In Thousands)	Weighted- average Exercise Price
Balance at January 1	340	$0.7106	340	$0.7106
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options forfeited	(340)	0.7106	—	—

Balance at December 31	$—	—	$340	0.7106

Options exercisable, end of year	—	—	340	0.7106

Weighted-average fair value of options granted per unit	$—		$—

Information about outstanding options as of December 31, 2020 and 2019 was as follows:

	December 31
	2020	2019
Range of exercise price	—	$0.0001-$0.80
Weighted-average remaining contractual life (years)	—	4.512

25.	NON-CASH TRANSACTIONS

Investing Activities

	For the Year Ended December 31
	2020	2019
Increase in property, plant and equipment	$145,000	$181,631
Changes in prepayment for equipment	(3,327)	(3,844)
Changes in payable for purchases of equipment	2,596	(1,463)

Payments for property, plant and equipment	$144,269	$176,324

26.	CAPITAL MANAGEMENT

The Company manages its capital to ensure that entities controlled by the Company will be able to support the required equipment and capital expenditures in the future, through the optimization of the debt and equity balance.

Key management personnel of the Company review the capital structure periodically. In order to balance the overall capital structure, the Company may adjust the amounts of loan from borrowings, the number of new shares issued or other equity instruments.

27.	FINANCIAL INSTRUMENTS

a.	Fair value of financial instruments that are not measured at fair value

Financial instruments not measured at fair value held by the Company include financial assets measured at amortized cost. The management considers that the carrying amounts of financial assets not measured at fair value approximate their fair values or the fair values are not measured reliably.

b.	Fair value of financial instruments that are measured at fair value on a recurring basis

1)	Fair value hierarchy

December 31, 2020

	Level 1	Level 2	Level 3	Total
Financial liabilities at FVTPL
Redeemable preferred shares	$—	$—	$107,397	$107,397

There were no transfers between Levels 1 and 2 for the year ended December 31, 2020.

2)	Reconciliation of Level 3 fair value measurements of financial instruments

The only financial liability subsequently measured at fair value based on Level 3 fair value measurement is redeemable preferred shares. The loss from redeemable preferred shares is $8,612 for the year ended December 31, 2020 which consists of changes in fair value of $7,397 thousand and payment of dividends of $1,215 thousand.

3)	Valuation techniques and inputs applied for Level 3 fair value measurement

Financial Instruments	Valuation Techniques and Inputs
Debt instruments—redeemable preferred shares

Discounted cash flow: Future cash flows are estimated based on observable forward exchange rates at the end of the reporting period, dividend rate and contract exchange rate when redeeming, discounted at a rate that reflects the credit risk of issuers.

The fair values of redeemable preferred shares were determined using the discounted cash flow method, which was used to capture the present value of the expected future economic resources outflow. The significant unobservable inputs used are listed in the table below. An increase in discount rate used in isolation would result in a decrease in the fair value.

December 31, 2020
Discount rate	6.17%

If the inputs to the valuation model were changed to reflect reasonably possible alternative assumptions while all the other variables were held constant, the fair value of the shares would increase (decrease) as follows:

December 31, 2020
Discount rate
1% increase	$(1,188)

1% decrease	$1,214

4)	Valuation process for the fair value measurement within Level 3

The financial department will confirm the reliability, independence and correspondence of the information sources in representative of the exercise price. Any adjustments should be made in order to ensure the rationality of the valuation presented.

c.	Categories of financial instruments

	December 31
	2020	2019
Financial assets
Amortized cost (Note 1)	$248,970	$208,277
Financial liabilities
FVTPL
Designated as at FVTPL	107,397	—
Amortized cost (Note 2)	409,747	351,804

1)	The balances included financial assets measured at amortized cost, which comprise cash and cash equivalents, trade receivables, other financial assets, partial other assets and refundable deposits.

2)

The balances included financial liabilities measured at amortized cost, which comprise short-term and long-term borrowings, notes payables and trade payables, bonds payable, partial other payables and guarantee deposits received.

d.	Financial risk management objectives and policies

The Company’s financial risk management objective is to monitor and manage the financial risks relating to the operations of the Company. These risks include market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. In order to minimize the effect of financial risks, the Company devoted time and resources to identify and evaluate the uncertainty of the market to mitigate risk exposures.

1)	Market risk

The Company’s activities exposed it primarily to the financial risks of changes in foreign currency exchange rates (see (a) below) and interest rates (see (b) below).

a)	Foreign currency risk

The Company undertook transactions denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arose.

Sensitivity analysis

Since the primary operating entities of the Company are located in Taiwan, which mainly transact in New Taiwan dollars (NTD), those entities were mainly exposed to the fluctuations of USD.

The following table details the Company’s sensitivity to a 1% increase and decrease in NTD against USD. The sensitivity analysis included only outstanding foreign currency denominated monetary items. A positive number below indicates an increase in pre-tax profit (loss) or equity associated with NTD strengthens 1% against USD. For a 1% weakening of NTD against USD, there would be an equal and opposite impact on equity, and the balances below would be negative.

	For the Year Ended December 31
	2020	2019
Profit or loss	$(1,037)	$9
Equity	24,121	2,414

b)	Interest rate risk

The Company was exposed to interest rate risk because the entities in the Company borrowed funds at both fixed and floating interest rates. The Company’s interest rate risk was mainly concentrated in the fluctuation of the benchmark interest rate arising from cash and cash equivalents—time deposits and repurchase agreements collateralized by bonds, other financial assets, short-term borrowings, long-term borrowings, bonds payable, financial liabilities designated as at FVTPL and leasing liabilities. The carrying amount of the Company’s financial assets and financial liabilities with exposure to interest rates at the end of the reporting period were as follows.

	December 31
	2020	2019
Fair value interest rate risk
Financial assets	$204,097	$119,423
Financial liabilities	138,381	31,674
Cash flow interest rate risk
Financial assets	27,963	65,891
Financial liabilities	348,753	235,092

The sensitivity analyses below were determined based on the Company’s exposure to interest rates for non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analyses were prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 10 basis points increase or decrease was used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 10 basis points higher/lower and all other variables were held constant, the Company’s loss for the years ended December 31, 2020 and 2019 would increase/decrease by $321 thousand and $169 thousand, respectively.

2)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company’s credit risk was mainly arising from bank deposits, trade receivables, other receivables, other financial assets and refundable deposits. The Company adopted a policy of only dealing with creditworthy counterparties and financial institutions, where appropriate, as a means of mitigating the risk of financial loss from defaults.

3)	Liquidity risk

The Company manages liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance the Company’s operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

Liquidity and interest risk rate tables for non-derivative financial liabilities

The following table details the Company’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables had been drawn up based on the undiscounted cash flows of financial liabilities from the earliest date on which the Company can be required to pay. The tables included both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount was derived from the interest rate curve at the end of the reporting period.

December 31, 2020

	Interest Rate %	On Demand or Less than 1 Month	1-3 Months	3 Months to 1 Year	1-5 Years	5+ Years
Non-derivative financial liabilities
Non-interest bearing		$49,361	$10,094	$561	$1,114	$—
Lease liabilities	1.90-2.28	1,016	1,965	8,342	20,135	—
Fixed interest rate liabilities	3.70-7.00	—	160	481	115,474	—
Variable interest rate liabilities	1.09-5.436	71,174	1,068	25,623	250,889	—

		$121,551	$13,287	$35,007	$387,612	$—

December 31, 2019

	Interest Rate %	On Demand or Less than 1 Month	1-3 Months	3 Months to 1 Year	1-5 Years	5+ Years
Non-derivative financial liabilities
Non-interest bearing		$70,264	$44,250	$990	$1,001	$—
Lease liabilities	1.90-2.28	878	1,663	7,261	21,445	274
Fixed interest rate liabilities	3.70	—	150	451	602	—
Variable interest rate liabilities	1.58-5.4360	—	71,715	14,676	148,700	—

		$71,142	$117,778	$23,378	$171,748	$274

Bank credit limit

	December 31
	2020	2019
Unsecured bank general credit limit
Amount used (Note)	$259,888	$135,089
Amount unused	80,735	145,097

	$340,623	$280,186

On January 6, 2021, Gogoro Inc. and Gogoro Network Taiwan Branch each signed a separate loan agreement with Mega Bank. The loan agreements share the same line of credit of up to $200 million in the aggregate.

Note: The calculation of amount used was based on the initial long-term borrowing amount of the Company, and would not be affected before the Company repays the full amount of all the initial long-term borrowings. The amount used included guarantees for customs duties and government grants.

28.	TRANSACTIONS WITH RELATED PARTIES

Balances and transactions between Gogoro and its subsidiaries, which are related parties of Gogoro, have been eliminated on consolidation and are not disclosed in this note. Other than that, the Company’s remaining transactions with related parties were immaterial for the years ended December 31, 2020 and 2019. The names and relationships of related-parties are disclosed below:

Related-party	Relationship with the Company
Nan Shan General Insurance Co., Ltd	Related party in substance
Nan Shan Life Insurance Co., Ltd.	Related party in substance
Ruentex Development Co., Ltd.	Related party in substance
Ruentex Pai-yi Co., Ltd.	Related party in substance
RT Mart International Co., Ltd.	Related party in substance
Yin Shu-Tien Medical Foundation	Related party in substance
Ruentex Interior Design Inc.	Related party in substance

Compensation of Key Management Personnel

	For the Year Ended December 31
	2020	2019
Short-term employee benefits	$4,543	$4,166
Post-employment benefits	85	52

	$4,628	$4,218

29.	ASSETS PLEDGED AS COLLATERAL OR FOR SECURITY

The following assets were provided as collateral for bank borrowings, lease guarantees, government grants and outsourcing productions:

	December 31
	2020	2019
Demand deposits reserved for loan payment	$997	$341

Pledged time deposits	$1,525	$1,254

30.	SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED COMMITMENTS

On December 26, 2019, Stone Energy Technology Corporation (“Stone Energy”) filed a lawsuit for patent infringement against Gogoro Taiwan Limited, Gogoro Network (Cayman), Gogoro Network (Cayman) Taiwan Branch and Gogoro Taiwan Sales and Services Limited in the Intellectual Property Court of the Republic of China, in which the patent numbers I308406 and I423140 are asserted. On May 28, 2021, the Intellectual Property Court dismissed all claims of Stone Energy. Stone Energy has appealed with a trimmed claim amount. As of the date that the board of directors approved and authorized the issuance of the consolidated financial statements, this appeal is pending for the Intellectual Property and Commercial Court. Since the litigation outcome is unknown and cannot be reasonably estimated as of the date of this report, no provision has been provided as of December 31, 2020.

31.	SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD (UP TO NOVEMBER 15, 2021, THE DATE THE CONSOLIDATED FINANCIAL STATEMENTS WERE APPROVED BY THE BOARD OF DIRECTORS AND AUTHORIZED FOR ISSUE)

On September 16, 2021, Poema Global Holdings Corp., an exempted company incorporated with limited liability under the laws of Cayman Islands (“Poema”) entered into an Agreement and Plan of Merger (the

“Merger Agreement”) with Gogoro Inc., an exempted company incorporated with limited liability under the laws of Cayman Islands, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Poema (the “First Merger”), with Poema surviving the First Merger as a wholly owned subsidiary of Gogoro, and (ii) Poema will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (the “Business Combination”). The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing (as defined in the Merger Agreement) is subject to certain conditions as further described in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) have entered into certain share subscription agreements (each, a “PIPE Agreement”) pursuant to which the PIPE Investors have committed to subscribe for and purchase Gogoro Ordinary Shares at $10.00 per share for an aggregate purchase price of $257,320 thousand (the “PIPE Financing”). Under the PIPE Agreements, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.

In October 2021, the Company established a strategic partnership with Hon Hai Precision Industry Co., Ltd. and committed to investing a battery pack assembly line in Wuhan, China for approximately $15,000 thousand, of which the actual amount will be determined at a later date.

32.	SEGMENT INFORMATION

The Company is viewed as a single business segment involving sales of electric scooter and related hardware and battery swapping and energy services for purposes of performance measurement and resource allocation. As such, the Company has determined that it operates in one reportable segment.

Geographic and major customers information were as follows:

a.	Geographical areas

The locations of the Company’s non-current assets (other than financial instruments and refundable deposits) as of December 31, 2020 and 2019 were as follows:

	December 31
	2020	2019
Taiwan	$432,273	$330,242

The countries that accounted for 10 percent or more of consolidated total revenues for the years ended December 31, 2020 and 2019 were as follows:

	For the Year Ended December 31
	2020	2019
Taiwan	$361,264	$422,011
Others	2,861	17,229

	$364,125	$439,240

b.	Major customer

There is no external customer accounted for 10 percent or more of the Company’s total revenues for the years ended December 31, 2020 and 2019.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands of U.S. Dollars)

(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS

CURRENT ASSETS
Cash and cash equivalents (Note 6)	$185,056	$119,042
Trade receivables (Notes 8 and 20)	15,010	13,475
Inventories (Note 9)	81,549	94,464
Prepayments (Note 10)	8,402	4,586
Other financial assets - current (Notes 7 and 29)	57,428	111,838
Other current assets (Notes 10 and 22)	10,033	10,356

Total current assets	357,478	353,761

NON-CURRENT ASSETS
Property, plant and equipment (Note 11)	418,182	399,932
Right-of-use assets (Note 12)	26,569	29,921
Intangible assets	1,505	1,716
Other financial assets - non-current (Notes 7 and 29)	1,226	1,184
Refundable deposits	3,630	3,368
Other non-current assets	767	704

Total non-current assets	451,879	436,825

TOTAL	$809,357	$790,586

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term borrowings (Notes 13 and 29)	$7,179	$1,067
Short-term bills payable (Note 13)	71,675	71,062
Financial liabilities at fair value through profit or loss - current (Note 15)	107,743	—
Notes and trade payable (Note 16)	38,547	29,870
Contract liabilities - current (Note 20)	11,997	13,540
Other payables (Note 17)	33,831	39,782
Provisions for product warranty - current (Note 18)	8,315	7,129
Lease liabilities - current (Note 12)	10,612	10,874
Current portion of long-term borrowings (Notes 13 and 29)	43,396	26,265
Other current liability (Note 17)	9,938	5,506

Total current liabilities	343,233	205,095

NON-CURRENT LIABILITIES
Financial liabilities at fair value through profit or loss - non-current (Note 15)	—	107,397
Bonds payable (Note 14)	100,000	100,000
Long-term borrowings (Notes 13 and 29)	183,927	150,223
Provisions for product warranty - non-current (Note 18)	7,449	10,433
Lease liabilities - non-current (Note 12)	16,413	19,468
Guarantee deposits received	1,046	1,114
Other non-current liability (Note 17)	12,301	13,824

Total non-current liabilities	321,136	402,459

Total liabilities	664,369	607,554

EQUITY (Note 19)
Share capital
Ordinary shares	14	14
Preferred shares	85,714	85,714
Capital surplus	127,956	127,956
Accumulated deficits	(89,062)	(49,247)
Other equity	20,366	18,595

Total equity	144,988	183,032

TOTAL	$809,357	$790,586

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands of U.S. Dollars, Except Loss Per Share)

(Unaudited)

	For the Six Months Ended June 30
	2021	2020
OPERATING REVENUE (Note 20)	$144,787	$171,351

COST OF REVENUE (Notes 9 and 21)	126,363	131,522

GROSS PROFIT	18,424	39,829

OPERATING EXPENSES (Notes 8, 21 and 28)
Selling and marketing expenses	25,293	25,559
General and administrative expenses	12,771	13,091
Research and development expenses	14,339	14,272

Total operating expenses	52,403	52,922

OPERATING LOSS	(33,979)	(13,093)

NON-OPERATING INCOME AND EXPENSES (Notes 15 and 21)
Interest income	337	666
Other income	3,429	2,207
Other gains and losses	(652)	(1,530)
Loss on financial liabilities at fair value through profit or loss	(3,836)	—
Finance costs	(5,114)	(4,917)

Total non-operating income and expenses	(5,836)	(3,574)

LOSS BEFORE INCOME TAX	(39,815)	(16,667)

INCOME TAX BENEFIT (Notes 4 and 22)	—	1,045

NET LOSS FOR THE PERIOD	(39,815)	(15,622)

OTHER COMPREHENSIVE INCOME
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	1,771	2,524

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD	$(38,044)	$(13,098)

NET LOSS FOR THE PERIOD ATTRIBUTABLE TO
Owners of the parent	$(39,815)	$(15,622)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD ATTRIBUTABLE TO
Owners of the parent	$(38,044)	$(13,098)

LOSS PER SHARE (Note 23)
Basic	$(0.18)	$(0.07)

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In Thousands of U.S. Dollars)

(Unaudited)

									Other Equity
									Exchange
	Share Capital				Capital Surplus				Differences on Translating
	Ordinary Shares		Preferred Shares		Additional	Employee	Expired Share	Accumulated	Foreign
	Shares	Amount	Shares	Amount	Paid-in Capital	Share Option	Option	Deficits	Operations	Total Equity
BALANCE AT JANUARY 1, 2020	135,166	$14	85,714	$85,714	$428,407	$2,146	$63	$(302,627)	$4,201	$217,918

Net loss for the six months ended June 30, 2020	—	—	—	—	—	—	—	(15,622)	—	(15,622)

Other comprehensive income for the six months ended June 30, 2020	—	—	—	—	—	—	—	—	2,524	2,524
Share-based payments	—	—	—	—	—	(2,146)	2,146	—	—	—

BALANCE AT JUNE 30, 2020	135,166	$14	85,714	$85,714	$428,407	$—	$2,209	$(318,249)	$6,725	$204,820

BALANCE AT JANUARY 1, 2021	135,166	$14	85,714	$85,714	$125,747	$—	$2,209	$(49,247)	$18,595	$183,032

Net loss for the six months ended June 30, 2021	—	—	—	—	—	—	—	(39,815)	—	(39,815)

Other comprehensive income for the six months ended June 30, 2021	—	—	—	—	—	—	—	—	1,771	1,771

BALANCE AT JUNE 30, 2021	135,166	$14	85,714	$85,714	$125,747	$—	$2,209	$(89,062)	$20,366	$144,988

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands of U.S. Dollars)

(Unaudited)

	For the Six Months Ended June 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before income tax	$(39,815)	$(16,667)
Adjustments for:
Depreciation	44,842	36,479
Amortization	536	408
Expected credit loss recognized	462	193
Loss on financial liabilities at fair value through profit or loss	3,836	—
Finance costs	5,114	4,917
Interest income	(338)	(666)
Loss on disposal of property and equipment	94	12
Write-down of inventories	1,170	2,223
Gain from lease modification	(9)	(8)
Changes in operating assets and liabilities
(Increase) decrease in trade receivables	(1,997)	5,999
Decrease (increase) in inventories	10,986	(14,302)
(Increase) decrease in prepayments	(3,816)	6,129
Decrease in other current assets	271	6,098
Increase (decrease) in notes payable and trade payable	8,677	(27,773)
Decrease in other payables	(5,017)	(17,549)
Decrease in contract liabilities	(1,543)	(15,237)
Decrease in provisions for product warranty	(1,798)	(3,663)
Increase in other liability	2,909	758

Cash generated from (used in) operations	24,564	(32,649)
Interest income received	382	737
Interest expense paid	(5,072)	(5,070)
Income tax received (paid)	8	(10)

Net cash generated from (used in) operating activities	19,882	(36,992)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment	(54,749)	(74,440)
Proceeds from disposal of property, plant and equipment	911	170
Payments for intangible assets	(366)	(992)
Proceeds from intangible assets	53	—
Decrease in time deposits with original maturities of more than three months	54,501	—
Increase in other financial assets	(31)	(326)
Increase in refundable deposits	(231)	(405)

Net cash generated from (used in) investing activities	88	(75,993)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	6,725	—
Repayments of short-term borrowings	—	(8,280)
Proceeds from long-term borrowings	53,244	66,664
Repayments of long-term borrowings	(4,482)	(4,138)
Repayments of financial liabilities designated as at fair value through profit or loss	(3,490)	—
Proceeds from guarantee deposits received	—	99
Refund of guarantee deposits received	(77)	—
Repayments of principal portion of lease liabilities	(5,974)	(5,275)

Net cash generated from financing activities	45,946	49,070

EXCHANGE DIFFERENCES ON TRANSLATING FOREIGN OPERATIONS	98	(142)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	66,014	(64,057)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	119,042	183,720

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$185,056	$119,663

The accompanying notes are an integral part of the consolidated financial statements.

GOGORO INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(In Thousands of U.S. Dollars, Unless Stated Otherwise)

(Unaudited)

1.	GENERAL INFORMATION

Gogoro Inc. (“Gogoro”) was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on April 27, 2011. Gogoro is a holding company, through its subsidiaries (collectively referred to as the “Company” or the “Group”), engaging in research and development, manufacture and sales and distribution of electric scooters and electric scooter enabling components, and providing battery swapping solution to consumers. The Company’s principal place of business is in Taiwan, the Republic of China (R.O.C.).

The consolidated financial statements are presented in U.S. dollars. Foreign operations are included in accordance with the polices set out in Note 4.

2.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors and authorized for issue on November 15, 2021.

3.	APPLICATION OF NEW, AMENDED AND REVISED STANDARDS AND INTERPRETATIONS

a.	Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

The Company has applied Amendments to IFRS 3: Definition of a Business, Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform, Amendments to IAS 1 and IAS 8: Definition of Material.

The application of these new standards and amendments has had no impact on the disclosures or amounts recognized in the Company’s consolidated financial statements.

b.	New and Amended IFRSs in Issue But Not Yet Effective

New IFRSs	Effective Date Announced by IASB (Note 1)
“Annual Improvements to IFRS Standards 2018-2020”	January 1, 2022 (Note 2)
Amendments to IFRS 3 “Reference to the Conceptual Framework”	January 1, 2022 (Note 3)
Amendments to IFRS 10 and IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”	To be determined by IASB
IFRS 17 “Insurance Contracts”	January 1, 2023
Amendments to IFRS 17	January 1, 2023
Amendments to IAS 1 “Classification of Liabilities as Current or Non-current”	January 1, 2023
Amendments to IAS 1 “Disclosure of Accounting Policies”	January 1, 2023 (Note 6)
Amendments to IAS 8 “Definition of Accounting Estimates”	January 1, 2023 (Note 7)
Amendments to IAS 12 “Deferred Tax related to Assets and Liabilities arising from a Single Transaction”	January 1, 2023 (Note 8)
Amendments to IAS 16 “Property, Plant and Equipment - Proceeds before Intended Use”	January 1, 2022 (Note 4)
Amendments to IAS 37 “Onerous Contracts - Cost of Fulfilling a Contract”	January 1, 2022 (Note 5)

Note 1:	Unless stated otherwise, the above New IFRSs are effective for annual reporting periods beginning on or after their respective effective dates.

Note 2:

The amendments to IFRS 9 will be applied prospectively to modifications and exchanges of financial liabilities that occur on or after the annual reporting periods beginning on or after January 1, 2022. The amendments to IAS 41 “Agriculture” will be applied prospectively to the fair value measurements on or after the annual reporting periods beginning on or after January 1, 2022.

Note 3:	The amendments are applicable to business combinations for which the acquisition date is on or after the beginning of the annual reporting period beginning on or after January 1, 2022.

Note 4:

The amendments are applicable to property, plant and equipment that are brought to the location and condition necessary for them to be capable of operating in the manner intended by management on or after January 1, 2021.

Note 5:	The amendments are applicable to contracts for which the entity has not yet fulfilled all its obligations on January 1, 2022.

Note 6:	The amendments will be applied prospectively for annual reporting periods beginning on or after January 1, 2023.

Note 7:

The amendments are applicable to changes in accounting estimates and changes in accounting policies that occur on or after the beginning of the annual reporting period beginning on or after January 1, 2023.

Note 8:

Except that deferred taxes will be recognized on January 1, 2022 for temporary differences associated with leases and decommissioning obligations, the amendments will be applied prospectively to transactions that occur on or after January 1, 2022.

As of the date the consolidated financial statements were authorized for issue, the Company is continuously assessing the possible impact that the application of above standards and interpretations will have on the Company’s financial position and financial performance and will disclose the relevant impact when the assessment is completed.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Statement of compliance

These interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting”. Disclosure information included in these interim consolidated financial statements is less than the disclosure information required in a complete set of annual consolidated financial statements.

b.	Basis of preparation

These consolidated financial statements have been prepared on the historical cost basis except for financial instruments which are measured at fair value.

The fair value measurements, which are grouped into Levels 1 to 3 based on the degree to which the fair value measurement inputs are observable and based on the significance of the inputs to the fair value measurement in its entirety, are described as follows:

1)	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

2)

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

3)	Level 3 inputs are unobservable inputs for the asset or liability.

c.	Basis of consolidation

1)	The consolidated financial statements incorporate the financial statements of Gogoro and the entities controlled by Gogoro (its subsidiaries).

When necessary, adjustments are made to the financial statements of the subsidiaries to bring their accounting policies into line with those used by the Company.

All intra-group transactions, balances, income and expenses are eliminated in full upon consolidation.

2)	Subsidiaries included in consolidated financial statements

			% of Ownership
			June 30
Investor	Investee	Main Business	2021	2020

Gogoro Inc.	Gogoro Taiwan Limited	Manufacture and research and development of electric scooters and bikes	100	100
	Gogoro Network	Provision of energy services to consumers using battery swapping system	100	100
	Gogoro Europe B.V. (Note)	Holding company	100	100
	Gogoro Network Pte. Ltd.	Holding company	100	100
	Gogoro Singapore Holding Pte. Ltd.	Holding company	100	100
	Goshare Pte. Ltd	Holding company	100	100
Gogoro Taiwan Limited	Gogoro Taiwan Sales and Services Limited	Sale of electric scooters and related products and provide after-sale services	100	100
	GoPocket Taiwan Limited	Issuance of reward points	100	—
Goshare Pte. Ltd	GoShare Taiwan Limited	Provision of electric scooters free float sharing services	100	100
Gogoro Network Pte. Ltd.	Gogoro Network B.V.	Holding company	100	—
Gogoro Singapore Holding Pte. Ltd	Gogoro Europe Sales and Services B.V.	Sale of electric scooters and related products	100	—

Note:	Gogoro Europe B.V. was approved to dissolve its business in November 2020. As of June 30, 2021, the liquidation of Gogoro Europe B.V. is still in process.

d.	Other significant accounting policies

Except for the following, the accounting policies applied in these consolidated financial statements are consistent with those applied in the consolidated financial statements for the year ended December 31, 2020. For the summary of other significant accounting policies, please refer to the consolidated financial statements for the year ended December 31, 2020.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax. Interim period income taxes are assessed on an annual basis and calculated by applying to an interim period’s pre-tax income the tax rate that would be applicable to expected total annual earnings.

5.	CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The Company considers the economic implications of the COVID-19 when making its critical accounting estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised if the revisions affect only that period or in the period of the revisions and future periods if the revisions affect both current and future periods.

Provisions for Product Warranty

The Company accrues a warranty reserve for the electric scooters sold, which includes the Company’s best estimate of the projected costs to repair or replace items under warranties and recalls when identified. These estimates are based on actual claims incurred to date and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electric scooters. These estimates are inherently uncertain due to the Company’s relatively short history of sales, and changes to our historical or projected warranty experience may cause material changes to the warranty reserve in the future. Warranty expense is recorded as a component of cost of revenue in the consolidated statements of comprehensive income. See Note 18 for information regarding provisions for product warranty.

6.	CASH AND CASH EQUIVALENTS

	June 30, 2021	December 31, 2020	June 30, 2020
Cash on hand	$142	$149	$155
Checking accounts and demand deposits	41,000	26,970	27,450
Time deposits	127,510	63,273	63,875
Repurchase agreements collateralized by bonds	16,404	28,650	28,183

	$185,056	$119,042	$119,663

The market interest rates of the time deposits and repurchase agreements collateralized by bonds were as follows:

	June 30, 2021	December 31, 2020	June 30, 2020
Time deposits	0.12%-0.33%	0.18%-0.35%	0.34%-0.61%
Repurchase agreements collateralized by bonds	0.17%-0.20%	0.22%-0.24%	0.28%

7.	OTHER FINANCIAL ASSETS

	June 30, 2021	December 31, 2020	June 30, 2020
Time deposits with original maturities of more than three months	$56,079	$110,500	$—
Restricted demand deposits	1,005	997	675
Restricted time deposits	1,570	1,525	1,269

	$58,654	$113,022	$1,944

Current	$57,428	$111,838	$1,269
Non-current	1,226	1,184	675

	$58,654	$113,022	$1,944

The market interest rates of the time deposits with original maturities of more than three months and restricted time deposits:

	June 30, 2021	December 31, 2020	June 30, 2020
Time deposits with original maturities of more than three months	0.25%-0.33%	0.32%-0.43%	—
Restricted time deposits	0.13%-0.83%	0.13%-0.83%	0.13%

Refer to Note 29 for information relating to other financial assets pledged as collateral.

8.	TRADE RECEIVABLES

	June 30, 2021	December 31, 2020	June 30, 2020
Trade receivables

At amortized cost
Trade receivables	$16,363	$14,379	$13,978
Less: Allowances for impairment loss	(1,353)	(904)	(420)

	$15,010	$13,475	$13,558

Trade Receivables at Amortized Cost

The average credit period ranges from 15 to 30 days. No interest is charged on outstanding trade receivables.

The Company serves a large consumer base for its battery swapping and energy service business which limits its concentration of credit risk. When having transactions with customers, the Company considers the record of arrears in the past. In addition, the Company has a suspension policy on battery swapping and energy services whereby delinquent payment customers will be disallowed from continued charging.

In order to minimize credit risk, the management of the Company has delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, the Company reviews the recoverable amount of each individual trade debt at the end of the reporting period to ensure that adequate allowance is made for possible irrecoverable amounts which the management believes reduces the Company’s credit risk.

The Company measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses. The expected credit losses on trade receivables are estimated using an allowance matrix with reference to past default experiences of the debtor and an analysis of the debtor’s current financial position, adjusted for general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecasted direction of economic conditions at the reporting date.

The Company writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery. For trade receivables that have been written off, the Company continues to engage in enforcement activity to attempt to recover the receivables due. Where recoveries are made, these are recognized in profit or loss.

The following table details the loss allowance of trade receivables based on the Company’s allowance matrix.

June 30, 2021

As of January 1, 2021, the Company estimated the expected credit losses based on past due days on the trade receivable generated by the Battery Swapping and Energy Services department. The expected credit loss on the trade receivable of the sales of electric scooters and related hardware department is still assessed based on the account opening date.

Trade receivable of battery swapping and energy services

	Not Overdue	Overdue under 30 Days	Overdue 31-120 Days	Over 121 Days	Total
Expected credit loss rate	0%	0%	50%	100%
Gross carrying amount	$9,136	$181	$88	$931	$10,336
Loss allowance (Lifetime ECL)	—	—	(44)	(931)	(975)

Amortized cost	$9,136	$181	$44	$—	$9,361

Trade receivable of sales of electric scooters and related hardware and others

	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
Expected credit loss rate	0%	10%-30%	40%-50%	100%
Gross carrying amount	$5,484	$5	$316	$222	$6,027
Loss allowance (Lifetime ECL)	—	(1)	(155)	(222)	(378)

Amortized cost	$5,484	$4	$161	$—	$5,649

December 31, 2020

	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
Expected credit loss rate	0%	10%-30%	40%-50%	100%
Gross carrying amount	$12,467	$1,151	$405	$356	$14,379
Loss allowance (Lifetime ECL)	—	(346)	(202)	(356)	(904)

Amortized cost	$12,467	$805	$203	$—	$13,475

June 30, 2020

	0-90 Days	91-180 Days	181-365 Days	Over 365 Days	Total
Expected credit loss rate	0%	10%-30%	40%-50%	100%
Gross carrying amount	$13,146	$296	$410	$126	$13,978
Loss allowance (Lifetime ECL)	—	(89)	(205)	(126)	(420)

Amortized cost	$13,146	$207	$205	$—	$13,558

The above aging schedule was based on the invoice date.

The movements of the loss allowance of trade receivables were as follows:

	For the Six Months Ended June 30
	2021	2020
Balance at January 1	$904	$229
Add: Net remeasurement of loss allowance	462	193
Less: Written off	(26)	(6)
Effect of foreign exchange difference	13	4

Balance at June 30	$1,353	$420

9.	INVENTORIES

	June 30, 2021	December 31, 2020	June 30, 2020
Raw materials	$44,566	$50,038	$52,650
Semi-finished goods	2,595	5,309	6,588
Merchandise	34,388	39,117	45,758

	$81,549	$94,464	$104,996

The costs of revenue related to inventories were $86,847 thousand (including the valuation loss on inventories of $1,170 thousand) and $83,674 thousand (including the valuation loss on inventories of $2,223 thousand) for the six months ended June 30, 2021 and 2020, respectively.

10.	OTHER ASSETS

	June 30, 2021	December 31, 2020	June 30, 2020

Prepayments

Prepaid expenses	$1,266	$2,560	$3,453
Input tax from business tax	3,418	1,889	3,273
Prepayments to suppliers	3,718	137	5,211

	$8,402	$4,586	$11,937

Other Current Assets

Temporary payments for commodity tax	$9,299	$10,148	$18,713
Others	734	208	1,319

	$10,033	$10,356	$20,032

11.	PROPERTY, PLANT AND EQUIPMENT

	June 30, 2021	December 31, 2020	June 30, 2020

Carrying amounts
Batteries	$326,647	$308,289	$270,340
Machinery equipment	67,894	64,889	47,286
Transportation equipment	7,464	7,695	5,111
Tooling equipment	3,478	4,211	4,237
Office equipment	511	683	795
Leasehold improvements	11,189	13,488	12,584
Property under construction	999	677	1,094

	$418,182	$399,932	$341,447

	For the Six Months Ended June 30, 2021
	Batteries	Machinery Equipment	Transportation Equipment	Tooling Equipment	Office Equipment	Leasehold Improvements	Property Under Construction	Total

Cost

Balance, beginning of the period	$397,452	$108,106	$10,838	$35,630	$2,552	$32,657	$677	$587,912
Additions	37,700	11,899	339	1787	120	122	1,743	53,710
Disposals	(3)	(1,296)	(66)	(603)	(90)	(1,060)	—	(3,118)
Transfer from inventory	—	—	759	—	—	—	—	759
Reclassification	—	—	—	—	1	1,428	(1,429)	—
Effect of foreign exchange difference	3,852	1,052	104	321	23	287	8	5,647

Balance, end of the period	439,001	119,761	11,974	37,135	2,606	33,434	999	644,910

Accumulated depreciation

Balance, beginning of the period	89,163	43,217	3,143	31,419	1,869	19,169	—	187,980
Depreciation expense	22,173	8,738	1,377	2,548	241	3,751	—	38,828
Disposals	—	(553)	(52)	(603)	(33)	(872)	—	(2,113)
Effect of foreign exchange difference	1,018	465	42	293	18	197	—	2,033

Balance, end of the period	112,354	51,867	4,510	33,657	2,095	22,245	—	226,728

Net book value, end of the period	$326,647	$67,894	$7,464	$3,478	$511	$11,189	$999	$418,182

	For the Six Months Ended June 30, 2020
	Batteries	Machinery Equipment	Transportation Equipment	Tooling Equipment	Office Equipment	Leasehold Improvements	Property Under Construction	Total

Cost

Balance, beginning of the period	$278,973	$66,818	$7013	$27,475	$2,346	$23,574	$1,293	$407,492
Additions	52,591	13,870	211	3,020	184	3,364	594	73,834
Disposals	—	(449)	(150)	—	(13)	(44)	—	(656)
Reclassification	—	—	—	—	—	806	(806)	—
Effect of foreign exchange difference	3,955	958	84	362	29	330	13	5,731

Balance, end of the period	335,519	81,197	7,158	30,857	2,546	28,030	1,094	486,401

Accumulated depreciation

Balance, beginning of the period	47,342	27,563	1,365	21,979	1,511	12,841	—	112,601
Depreciation expense	17,064	6,249	789	4,328	233	2,451	—	31,114
Disposals	—	(301)	(132)	—	(13)	(28)	—	(474)
Effect of foreign exchange difference	773	400	25	313	20	182	—	1,713

Balance, end of the period	65,179	33,911	2,047	26,620	1,751	15,446	—	144,954

Net book value, end of the period	$270,340	$47,286	$5,111	$4,237	$795	$12,584	$1,094	$341,447

The above items of property, plant and equipment were depreciated on a straight-line basis over the estimated useful life of the assets:

Batteries	8-12 years
Machinery equipment	3-6 years
Transportation equipment	2-5 years
Tooling equipment	2 years
Office equipment	2-5 years
Leasehold improvements	2-10 years

12.	LEASE ARRANGEMENTS

a.	Right-of-use assets

	June 30, 2021	December 31, 2020	June 30, 2020

Carrying amounts

Land and buildings	$26,045	$29,371	$28,327
Others	524	550	553

	$26,569	$29,921	$28,880

	For the Six Months Ended June 30
	2021	2020

Additions to right-of-use assets	$3,472	$4,450

Depreciation charge for right-of-use assets
Land and buildings	$5,830	$5,174
Others	184	191

	$6,014	$5,365

b.	Lease liabilities

	June 30, 2021	December 31, 2020	June 30, 2020

Carrying amounts

Current	$10,612	$10,874	$10,321

Non-current	$16,413	$19,468	$18,898

Range of discount rate for lease liabilities was as follows:

	June 30, 2021	December 31, 2020	June 30, 2020

Land and buildings	1.90%-2.30%	1.90%-2.28%	1.68%-2.30%

c.	Material lease-in activities and terms

The Company leases certain land, buildings and transportation equipment for the use of plants, offices and business operation with original lease terms of 1 to 10 years. The Company does not have bargain purchase options to acquire the buildings at the end of the lease terms. In addition, the Company is prohibited from subleasing or transferring all or any portion of the underlying assets without the lessor’s consent.

d.	Other lease information

	For the Six Months Ended June 30
	2021	2020

Expenses relating to short-term leases and low-value asset leases	$637	$475

Total cash outflow for leases	$(6,887)	$(6,044)

The Company leases certain office equipment and other equipment which qualify as short-term leases and low-value asset leases. The Company has elected to apply the recognition exemption and thus, did not recognize right-of-use assets and lease liabilities for these leases.

13.	BORROWINGS

a.	General commercial loans

	June 30, 2021	December 31, 2020	June 30, 2020

Loans for procurement and operating capital	$7,179	$1,067	$2,531

The interest rates of procurement loans:

	June 30, 2021	December 31, 2020	June 30, 2020

Interest rate	1.20%	1.09%	1.10%

b.	Syndicated loans

	June 30, 2021	December 31, 2020	June 30, 2020

Short-term bills payable - commercial paper	$71,788	$71,174	$67,500
Less: Unamortized discounts (interest and bank charges)	(113)	(112)	(104)

	$71,675	$71,062	$67,396

Syndicated loan	$173,727	$176,512	$120,825
Less: Current portion	(43,073)	(25,623)	(8,100)
Less: Arrangement fee of syndicated loan	(568)	(666)	(729)

Long-term borrowings	$130,086	$150,223	$111,996

Interest rate
Short-term bills payable - commercial paper	1.9179%	1.9178%	1.9177%
Syndicated loan	2.1892%	2.1892%	2.1885	%-
			2.3851%

In order to replenish the operating fund for purchasing the batteries of electric scooters, for building battery swap stations and for developing upgraded batteries of electric scooters, Gogoro Network Taiwan Branch has signed a syndicated loan agreement with Mega Bank, a mandated lead arranger, and other banks or financial institutions as participants in August 2016. Such loan agreement was further renewed in March 2019.

The renewed loan was a five-year term loan (the “2019 Term Loan”), with a credit line of NT$7,200,000 thousand. The 2019 Term Loan included a covenant requiring the Company to maintain its financial ratio during the term of the agreement as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities - Lease liabilities)/Total Equity] no higher than 230%.

The 2019 Term Loan was amended in December 2020 to revise the financial covenants which applies to the Company’s 2020 consolidated financial statements submitted to the bank and thereafter. The revised financial covenants are as follows:

1)	Current ratio no lower than 100%.

2)	Debt ratio [(Total liabilities - Lease liabilities)/Total Equity] no higher than 350% when net profit margin lower than 0%, and no higher than 400% when net profit margin higher than 0%, respectively.

c.	Other borrowings

	June 30, 2021	December 31, 2020	June 30, 2020

Bank loans	$53,841	$—	$—
Procurement loans	323	642	913
Less: Current portion	(323)	(642)	(609)

	$53,841	$—	$304

Interest rate
Bank loans	2.1892%	—	—
Procurement loans	3.70%	3.70%	3.70%

In order to replenish the operating fund for purchasing the batteries of electric scooters, On January 6, 2021, Gogoro Inc. and Gogoro Network Taiwan Branch each signed a separate loan agreement with Mega Bank. The loan agreements share the same line of credit of up to $200 million in the aggregate.

14.	BONDS PAYABLE

	June 30, 2021	December 31, 2020	June 30, 2020

Unsecured bonds	$100,000	$100,000	$100,000

The major terms of unsecured bonds as follows:

Issuance Period	Total Amount (US$ in Thousands)		Coupon Rate	Repayment and Interest Payment

July 2018 to July 2022	US$	100,000

1st year: 300bps + 90-day Libor rate.

2nd year and 3rd year: 350bps + 90-day Libor rate.

4th year: 400bps + 90-day Libor rate.

The interest rate were 3.67575% and 4.52025% as of June 30, 2021 and June 30, 2020, respectively.

				Principle will be fully paid upon due; interest payable quarterly

According to the agreement, the Company has to maintain its net asset value over US$100,000 thousand.

15.	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	June 30, 2021	December 31, 2020	June 30, 2020
Financial liabilities designated as at FVTPL

Redeemable preferred shares	$107,743	$107,397	$—

On July 21, 2020, Gogoro’s board of directors resolved to issue 22,000 thousand redeemable preferred shares at US$5 per share, with a par value of US$1 each. On July 31, 2020, the Company issued 20,000 thousand redeemable preferred shares with a total consideration of US$100,000 thousand.

The subscription terms of the redeemable preferred shares (the “Subscription Shares”) are summarized as follows:

a.

The Subscription Shares will have a non-cumulative dividend at a rate of 7% per annum, which shall be payable in the sole discretion of the Company’s board of directors. Dividends shall be payable with respect to dividend accrual periods for any given issuance of the Subscription Shares, which are each complete calendar quarter following the issuance of the Subscription Shares. The Subscription Shares shall not participate in the dividend distribution, if any, for Ordinary Shares.

b.	The Subscription Shares will be non-voting.

c.	The Subscription Shares will have a liquidation preference over all other equity shares of the Company.

d.

The Company could, in its sole discretion, decide to redeem the Subscription Shares at the amount equal to the issue price of the Subscription Shares held considering the change of exchange rates between initial date and redemption date and also plus the pro rata declared but unpaid dividends, if any. Such redemption shall not take place within one year from the July 31, 2020.

Considering the fact that the Company has a concrete plan to redeem the preferred shares in the foreseeable future, the Company designated the redeemable preferred shares as at FVTPL, and the loss of $3,836 on such financial liabilities consist of changes in fair value $346 thousand and payment of dividends $3,490 thousand.

The Company paid dividends of $1,764 thousand, $1,726 thousand, $1,745 thousand and $1,764 thousand to the holders of redeemable preferred shares in January 2021, April 2021, July 2021 and October 2021, respectively. As of the date that the board of directors approved and authorized the issuance of the consolidated financial statements, the Company has not declared dividends.

16.	NOTES PAYABLE AND TRADE PAYABLE

	June 30, 2021	December 31, 2020	June 30, 2020
Notes payable	$332	$254	$299
Trade payables	38,215	29,616	37,710

	$38,547	$29,870	$38,009

The average term of payment is two to four months. The Company has financial risk management policies in place to ensure that all payables are paid within the pre-agreed terms.

17.	OTHER LIABILITY

	June 30, 2021	December 31, 2020	June 30, 2020
Other payables

Accrued expenses	$27,851	$28,882	$31,679
Payable for bonus and annual leave	4,911	8,855	7,838
Payable for purchase of equipment	1,069	2,045	2,805

	$33,831	$39,782	$42,322

Other liabilities

Advance receipts	$20,185	$17,904	$13,110
Others	2,054	1,426	1,017

	$22,239	$19,330	$14,127

Current	$9,938	$5,506	$7,282
Non-current	12,301	13,824	6,845

	$22,239	$19,330	$14,127

Advance receipts are mainly from government grants for energy facilities.

18.	PROVISIONS FOR PRODUCT WARRANTY

	June 30, 2021	December 31, 2020	June 30, 2020
Current	$8,315	$7,129	$6,115
Non-current	7,449	10,433	11,543

	$15,764	$17,562	$17,658

Movement of provisions for product warranty for the six months ended June 30, 2021 and 2020 were as follows:

	For the Six Months Ended June 30
	2021	2020
Balance, beginning of the period	$17,562	$21,321
Provisions recognized	1,983	723
Usage	(3,912)	(4,589)
Effect of foreign exchange difference	131	203

Balance, end of the period	$15,764	$17,658

The Company provides warranty service for its customers. The warranty period for scooters is generally two years. The warranty is estimated based on actual claims incurred to date and an estimate of the working hours, material costs and hourly wage rates, depending on the types of electric scooters.

19.	EQUITY

a.	Share capital

1)	Ordinary shares

	June 30, 2021	December 31, 2020	June 30, 2020
Number of shares authorized (in thousands)	229,781	229,781	229,781

Authorized capital	$23	$23	$23

Number of shares issued and fully paid (in thousands)	135,166	135,166	135,166

Issued capital	$14	$14	$14

Gogoro’s issued and outstanding ordinary share capital at June 30, 2021, December 31, 2020 and June 30, 2020 were all $14 thousand, divided into 135,166 thousand ordinary shares at US$0.0001 par value each. Each ordinary share carries one vote and the right for dividends.

2)	Preferred shares

Gogoro issued 85,714 thousand shares of series C preference shares at an issuance price per share of $3.50 in 2017. As of December 31, 2020 and 2019, the amounts of Gogoro’s outstanding preferred shares were both $85,714 thousand. The major features of preference share are summarized as follows:

a)	The series C preferred shares will have a liquidation preference per share equal to the per share subscription price of such series C preferred shares in preference over the ordinary shares of Gogoro.

b)	Each series C preferred share is entitled to the same dividends distributable to each ordinary share as may be declared from time to time by Gogoro’s board of directors.

c)

The series C preferred shares will convert into ordinary shares on a one to one basis upon the earlier of: (i) at any time immediately before the issuance by Gogoro’s any class of shares with rights ranking prior to the series C preferred shares; (ii) Gogoro’s submission of an application with Taipei Exchange for listing on the Emerging Stock Board, or (iii) Gogoro’s submission of a listing application in connection with the IPO to either the Taiwanese Stock Exchange Main Board, Hong Kong Stock Exchange Main Board, NASDAQ or NYSE in connection with its IPO. Prior to an IPO, if Gogoro issues any equity-linked securities for a price per share less than $3.50 per share other than ordinary shares issued in accordance with equity incentive award plans, the series C preferred shares shall be subject to broad-based weighted average anti-dilution protection.

d)

Each series C preferred share will have a number of votes equal to the number of ordinary shares into which such series C preferred share is then convertible. The holders of ordinary shares will have one vote per share and will vote together with the ordinary shares, as a single class.

b.	Capital surplus

	June 30, 2021	December 31, 2020	June 30, 2020
Arising from issuance of shares	$125,747	$125,747	$428,407
Expired share option	2,209	2,209	2,209

	$127,956	$127,956	$430,616

On July 29, 2020, the shareholder’s meeting approved to offset accumulated deficit by capital surplus in amount of $302,660 thousand.

For details of capital surplus—employee share options and expired share option, refer to Note 24.

c.	Retained earnings and dividend policy

1)

Subject to any rights and restrictions for the time being attached to any Shares, Gogoro’s board of directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of Gogoro lawfully available therefor.

2)

Subject to any rights and restrictions for the time being attached to any Shares, Gogoro by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by Gogoro’s board of directors.

3)

The board of directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of Gogoro’s board of directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of Gogoro’s board of directors, either be deployed in Gogoro’s business or be invested in such investments as Gogoro’s board of directors may from time to time consider appropriate.

20.	OPERATING REVENUE

The Company derives its revenue from contracts with customers for the following major products and services lines.

a.	Disaggregation of revenue

	For the Six Months Ended June 30
	2021	2020
Main products and service revenues
Sales of products	$88,855	$127,592
Energy services revenue	47,452	35,609
Leasing revenue	4,875	2,774
Sales-related services revenue	3,278	3,379
Others	327	1,997

	$144,787	$171,351

b.	Contract balances

	June 30, 2021	December 31, 2020	June 30, 2020	January 1, 2020
Trade receivables (Note 8)	$15,010	$13,475	$13,558	$19,750

Contract liabilities-current
Products and energy service	$11,997	$13,540	$11,992	$27,229

21.	NET LOSS FROM CONTINUING OPERATIONS

a.	Interest income

	For the Six Months Ended June 30
	2021	2020
Deposits	$300	$590
Repurchase agreements collateralized by bonds	19	72
Others	18	4

	$337	$666

b.	Other income

	For the Six Months Ended June 30
	2021	2020
Income related to government grants	$1,005	$1,501
Others	2,424	706

	$3,429	$2,207

c.	Other gains and losses

	For the Six Months Ended June 30
	2021	2020
Net foreign exchange loss	$(409)	$(1,311)
Loss on disposal of property and equipment	(94)	(12)
Others	(149)	(207)

	$(652)	$(1,530)

d.	Finance costs

	For the Six Months Ended June 30
	2021	2020
Interest on lease liabilities	$276	$294
Interest on bonds payable	1,787	2,390
Interest on borrowings	3,051	2,233

	$5,114	$4,917

e.	Depreciation and amortization

	For the Six Months Ended June 30
	2021	2020
Property and equipment	$38,828	$31,114
Right-of-use assets	6,014	5,365
Intangible assets	536	408

	$45,378	$36,887

An analysis of depreciation by function
Cost of revenue	$40,396	$32,398
Operating expenses
Selling and marketing expenses	1,438	1,399
General and administrative expenses	2,295	2,231
Research and development expenses	713	451

	$44,842	$36,479

An analysis of amortization by function
Cost of revenue	$50	$35
Operating expenses
Selling and marketing expenses	74	13
General and administrative expenses	167	191
Research and development expenses	245	169

	$536	$408

f.	Employee benefits expense

	For the Six Months Ended June 30
	2021	2020
Short-term benefits	$33,962	$35,801
Defined contribution plans	1,469	1,491
Termination benefits	58	89

Total employee benefits expense	$35,489	$37,381

An analysis of employee benefits expense by function
Cost of revenue	$11,458	$12,263
Operating expenses
Selling and marketing expenses	7,963	9,443
General and administrative expenses	6,004	6,033
Research and development expenses	10,064	9,642

	$35,489	$37,381

22.	INCOME TAXES RELATING TO CONTINUING OPERATIONS

a.	Income tax benefit recognized in profit or loss

Major components of income tax benefit are as follows:

	For the Six Months Ended June 30
	2021	2020
Current tax
Adjustments in respect of prior year	$—	$(1,045)
Deferred tax	—	—

Income tax benefit recognized in profit or loss	$—	$(1,045)

b.	Current tax assets and liabilities

	June 30, 2021	December 31, 2020	June 30, 2020
Current tax assets
Tax refund receivable	$29	$37	$39

c.	Income tax assessments

The income tax returns of Gogoro Taiwan Limited, Gogoro Taiwan Sales and Service Limited and GoShare Taiwan Limited for the years through 2019 have been assessed and approved by the tax authority. The income tax returns of Gogoro Network Taiwan Branch for the years through 2018 have been assessed and approved by the tax authority.

23.	LOSS PER SHARE

	Unit: NT$ Per Share
	For the Six Months Ended June 30
	2021	2020
Basic loss per share	$(0.18)	$(0.07)

The loss and weighted average number of ordinary shares outstanding for the computation of loss per share were as follows:

Net Loss for the Periods

	For the Six Months Ended June 30
	2021	2020
Loss for the period attributable to owners of the parent	$(39,815)	$(15,622)

Shares

	Unit: In Thousands of Shares
	For the Six Months Ended June 30
	2021	2020
Weighted average number of ordinary shares in computation of basic loss per share	220,880	220,880

Weighted average number of ordinary shares in computation of basic loss per share included ordinary share and potentially preferred shares converted to ordinary shares mandatory. The share-based payment as mentioned in Note 24 belongs to potentially ordinary share and shares were anti-dilutive for the six months ended 2021 and 2020 hence excluded from the computation of diluted earnings per share.

24.	SHARE-BASED PAYMENT ARRANGEMENTS

Employee Share Option Plan of the Company

The Company has share option plans for qualified employees. Each option entitles the holder to subscribe for one ordinary share of Gogoro. The options granted are valid for 5-7 years and exercisable at certain percentages when meeting the vesting conditions.

Information on employee share options was as follows:

	For the Six Months Ended June 30
	2021		2020
	Number of Options (In Thousands)	Weighted- average Exercise Price	Number of Options (In Thousands)	Weighted- average Exercise Price
Balance at January 1	—	$—	340	$0.7106
Options granted	—		—
Options exercised	—		—
Options forfeited	—		(340)	0.7106

Balance, end of period	—		—

Options exercisable, end of period	—		—

25.	NON-CASH TRANSACTIONS

	For the Six Months Ended June 30
	2021	2020
Increase in property, plant and equipment	$53,710	$73,834
Changes in prepayment for equipment	63	(1,230)
Changes in payable for purchases of equipment	976	1,836

Payments for property, plant and equipment	$54,749	$74,440

26.	CAPITAL MANAGEMENT

The Company manages its capital to ensure that entities controlled by the Company will be able to support the required equipment and capital expenditures in the future, through the optimization of the debt and equity balance.

Key management personnel of the Company review the capital structure periodically. In order to balance the overall capital structure, the Company may adjust the amounts of loan from borrowings, the number of new shares issued or other equity instruments.

27.	FINANCIAL INSTRUMENTS

a.	Fair value of financial instruments that are not measured at fair value

Financial instruments not measured at fair value held by the Company include financial assets measured at amortized cost. The management considers that the carrying amounts of financial assets not measured at fair value approximate their fair values or the fair values are not measured reliably.

b.	Fair value of financial instruments that are measured at fair value on a recurring basis

1)	Fair value hierarchy

June 30, 2021

	Level 1	Level 2	Level 3	Total
Financial liabilities at FVTPL Redeemable preferred shares	$—	$—	$107,743	$107,743

December 31, 2020

	Level 1	Level 2	Level 3	Total
Financial liabilities at FVTPL Redeemable preferred shares	$—	$—	$107,397	$107,397

There were no transfers between Levels 1 and 2 for the six months ended June 30, 2021.

2)	Reconciliation of Level 3 fair value measurements of financial instruments

The only financial liability subsequently measured at fair value based on Level 3 fair value measurement is redeemable preferred shares. The loss from redeemable preferred shares is $3,836 for the six months ended June 30, 2021 which consists of changes in fair value of $346 thousand and payment of dividends of $3,490 thousand.

3)	Valuation techniques and inputs applied for Level 3 fair value measurement

Financial Instruments	Valuation Techniques and Inputs
Debt instruments - redeemable preferred shares

Discounted cash flow: Future cash flows are estimated based on observable forward exchange rates at the end of the reporting period, dividend rate and contract exchange rate when redeeming, discounted at a rate that reflects the credit risk of issuers.

The fair values of redeemable preferred shares were determined using the discounted cash flow method, which was used to capture the present value of the expected future economic resources outflow.

4)	Valuation process for the fair value measurement within Level 3

The financial department will confirm the reliability, independence and correspondence of the information sources in representative of the exercise price. Any adjustments should be made in order to ensure the rationality of the valuation presented.

c.	Categories of financial instruments

	June 30, 2021	December 31, 2020	June 30, 2020
Financial assets

Amortized cost (Note 1)	$262,879	$248,970	$138,459

Financial liabilities

FVTPL
Designated as at FVTPL	107,743	107,397	—
Amortized cost (Note 2)	473,618	409,747	363,611

1)	The balances included financial assets measured at amortized cost, which comprise cash and cash equivalents, trade receivables, other financial assets, partial other assets and refundable deposits.

2)

The balances included financial liabilities measured at amortized cost, which comprise short-term and long-term borrowings, notes payables and trade payables, bonds payable, partial other payables and guarantee deposits received.

d.	Financial risk management objectives and policies

The Company’s financial risk management objective is to monitor and manage the financial risks relating to the operations of the Company. These risks include market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. In order to minimize the effect of financial risks, the Company devoted time and resources to identify and evaluate the uncertainty of the market to mitigate risk exposures.

1)	Market risk

The Company’s activities exposed it primarily to the financial risks of changes in foreign currency exchange rates (see (a) below) and interest rates (see (b) below).

a)	Foreign currency risk

The Company undertook transactions denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arose.

Sensitivity analysis

Since the primary operating entities of the Company are located in Taiwan, which mainly transact in New Taiwan dollars (NTD), those entities were mainly exposed to the fluctuations of USD.

The following table details the Company’s sensitivity to a 1% increase and decrease in NTD against USD. The sensitivity analysis included only outstanding foreign currency denominated monetary items. A positive number below indicates an increase in pre-tax profit (loss) or equity associated with NTD strengthens 1% against USD. For a 1% weakening of NTD against USD, there would be an equal and opposite impact on equity, and the balances below would be negative.

	For the Six Months Ended June 30
	2021	2020
Profit or loss	$(75)	$(1)
Equity	21,019	24,517

b)	Interest rate risk

The Company was exposed to interest rate risk because the entities in the Company borrowed funds at both fixed and floating interest rates. The Company’s interest rate risk was mainly concentrated in the fluctuation of the benchmark interest rate arising from cash and cash equivalents—time deposits and repurchase agreements collateralized by bonds, other financial assets, short-term borrowings, long-term borrowings, bonds payable, financial liabilities designated as at FVTPL and leasing liabilities. The carrying amount of the Company’s financial assets and financial liabilities with exposure to interest rates at the end of the reporting period were as follows.

	June 30, 2021	December 31, 2020	June 30, 2020
Fair value interest rate risk
Financial assets	$201,705	$204,097	$93,481
Financial liabilities	188,933	138,381	30,132
Cash flow interest rate risk
Financial assets	42,000	27,963	28,089
Financial liabilities	352,694	348,753	290,856

The sensitivity analyses below were determined based on the Company’s exposure to interest rates for non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analyses were prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 10 basis points increase or decrease was used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 10 basis points higher/lower and all other variables were held constant, the Company’s loss for the six months ended June 30, 2021 and 2020 would increase/decrease by $155 thousand and $131 thousand, respectively.

2)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company’s credit risk was mainly arising from bank deposits, trade receivables, other receivables, other financial assets and refundable deposits. The Company adopted a policy of only dealing with creditworthy counterparties and financial institutions, where appropriate, as a means of mitigating the risk of financial loss from defaults.

3)	Liquidity risk

The Company manages liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance the Company’s operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

Liquidity and interest risk rate tables for non-derivative financial liabilities

The following table details the Company’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables had been drawn up based on the undiscounted cash flows of financial liabilities from the earliest date on which the Company can be required to pay. The tables included both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount was derived from the interest rate curve at the end of the reporting period.

June 30, 2021

	Interest Rate %	On Demand or Less than 1 Month	1-3 Months	3 Months to 1 Year	1-5 Years	5+ Years
Non-derivative financial liabilities
Non-interest bearing	—	$55,251	$11,000	$112	$1,046	$33
Lease liabilities	1.90-2.30	1,208	2,930	7,088	17,102	—
Fixed interest rate liabilities	2.19-7.00	1,855	162	110,942	53,841	—
Variable interest rate liabilities	1.20-3.68	71,787	—	50,252	230,654	—

		$130,101	$14,092	$168,394	$302,643	$33

December 31, 2020

	Interest Rate %	On Demand or Less than 1 Month	1-3 Months	3 Months to 1 Year	1-5 Years	5+ Years
Non-derivative financial liabilities
Non-interest bearing	—	$49,361	$10,094	$561	$1,114	$—
Lease liabilities	1.90-2.28	1,016	1,965	8,342	20,135	—
Fixed interest rate liabilities	3.70-7.00	—	160	481	115,474	—
Variable interest rate liabilities	1.09-5.436	71,174	1,068	25,623	250,889	—

		$121,551	$13,287	$35,007	$387,612	$—

June 30, 2020

	Interest Rate %	On Demand or Less than 1 Month	1-3 Months	3 Months to 1 Year	1-5 Years	5+ Years
Non-derivative financial liabilities
Non-interest bearing	—	$61,876	$9,613	$59	$1,127	$—
Lease liabilities	1.68-2.30	950	2,351	7,804	19,391	—
Fixed interest rate liabilities	3.70	—	152	457	304	—
Variable interest rate liabilities	1.10-4.52	—	70,031	8,100	212,725	—

		$62,826	$82,147	$16,420	$233,547	$—

Bank credit limit

	June 30, 2021	December 31, 2020	June 30, 2020
Unsecured bank general credit limit
Amount used (Note)	$320,994	$259,888	$190,856
Amount unused	218,489	80,735	108,844

	$539,483	$340,623	$299,700

Note:

The calculation of amount used was based on the initial long-term borrowing amount of the Company, and would not be affected before the Company repays the full amount of all the initial long-term borrowings. The amount used included guarantees for customs duties and government grants.

28.	TRANSACTIONS WITH RELATED PARTIES

Balances and transactions between Gogoro and its subsidiaries, which are related parties of Gogoro, have been eliminated on consolidation and are not disclosed in this note. Other than that, the Company’s remaining transactions with related parties were immaterial for the six months ended June 30, 2021 and June 30, 2020. The names and relationships of related-parties are disclosed below:

Related-party	Relationship with the Company
Nan Shan General Insurance Co., Ltd	Related party in substance
Nan Shan Life Insurance Co., Ltd.	Related party in substance
Ruentex Development Co., Ltd.	Related party in substance
Ruentex Pai-yi Co., Ltd.	Related party in substance
RT Mart International Co., Ltd.	Related party in substance
Yin Shu-Tien Medical Foundation	Related party in substance
Ruentex Interior Design Inc.	Related party in substance

Compensation of Key Management Personnel

	For the Six Months Ended June 30
	2021	2020
Short-term employee benefits	$2,759	$2,536
Post-employment benefits	35	27

	$2,794	$2,563

29.	ASSETS PLEDGED AS COLLATERAL OR FOR SECURITY

The following assets were provided as collateral for bank borrowings, lease guarantees and outsourcing productions:

	June 30, 2021	December 31, 2020	June 30, 2020
Demand deposits reserved for loan payment	$1,005	$997	$675

Pledged time deposits	$1,570	$1,525	$1,269

30.	SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED COMMITMENTS

On December 26, 2019, Stone Energy Technology Corporation (“Stone Energy”) filed a lawsuit for patent infringement against Gogoro Taiwan Limited, Gogoro Network (Cayman), Gogoro Network (Cayman) Taiwan Branch and Gogoro Taiwan Sales and Services Limited in the Intellectual Property Court of the Republic of China, in which the patent numbers I308406 and I423140 are asserted. On May 28, 2021, the Intellectual Property Court dismissed all claims of Stone Energy. Stone Energy has appealed with a trimmed claim amount. As of the date that the board of directors approved and authorized the issuance of the consolidated financial statements, this appeal is pending for the Intellectual Property and Commercial Court. Since the litigation outcome is unknown and cannot be reasonably estimated as of the date of this report, no provision has been provided as of June 30, 2021.

31.	SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

On September 16, 2021, Poema Global Holdings Corp., an exempted company incorporated with limited liability under the laws of Cayman Islands (“Poema”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gogoro Inc., an exempted company incorporated with limited liability under the laws of Cayman Islands, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into Poema (the “First Merger”), with Poema surviving the First Merger as a wholly owned subsidiary of Gogoro, and (ii) Poema will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (the “Business Combination”). The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing (as defined in the Merger Agreement) is subject to certain conditions as further described in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) have entered into certain share subscription agreements (each, a “PIPE Agreement”) pursuant to which the PIPE Investors have committed to subscribe for and purchase Gogoro Ordinary Shares at $10.00 per share for an aggregate purchase price of $257,320 thousand (the “PIPE Financing”). Under the PIPE Agreements, the obligations of the parties to consummate the PIPE Financing are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties.

In September 2021, the Company granted 8.9 million restricted stock units to certain employees under its 2019 Equity Incentive Plan. The fair value of each restricted stock unit is $4.68 using the income approach valuation technique.

In October 2021, the Company established a strategic partnership with Hon Hai Precision Industry Co., Ltd. and committed to investing a battery pack assembly line in Wuhan, China for approximately $15,000 thousand, of which the actual amount will be determined at a later date.

32.	SEGMENT INFORMATION

The Company is viewed as a single business segment involving sales of electric scooter and related hardware and battery swapping and energy services for purposes of performance measurement and resource allocation. As such, the Company has determined that it operates in one reportable segment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Poema Global Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Poema Global Holdings Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 29, 2021

POEMA GLOBAL HOLDINGS CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$436,792

TOTAL ASSETS	$436,792

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accrued expenses	$320,829
Promissory note — related party	98,016

Total Current Liabilities	418,845

Commitments and Contingencies
Shareholder’s Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding (1) (2)	863
Additional paid-in capital	24,137
Accumulated deficit	(7,053)

Total Shareholder’s Equity	17,947

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$436,792

(1)

Includes an aggregate of 1,125,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 5). On January 8, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

(2)

On January 5, 2021, the Company effected a dividend of 0.02 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 8,625,000 Class B shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend (see Note 5).

The accompanying notes are an integral part of these financial statements.

POEMA GLOBAL HOLDINGS CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) TO DECEMBER 31, 2020

Operating costs	$7,053

Net Loss	$(7,053)

Weighted average shares outstanding, basic and diluted (1) (2)	7,500,000

Basic and diluted net loss per ordinary shares	$(0.00)

(1)

Excludes an aggregate of 1,125,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 5). On January 8, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

(2)

On January 5, 2021, the Company effected a dividend of 0.02 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 8,625,000 Class B shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend (see Note 5).

The accompanying notes are an integral part of these financial statements.

POEMA GLOBAL HOLDINGS CORP.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Class B Ordinary		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance — September 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1) (2)	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(7,053)	(7,053)
Balance — December 31, 2020	8,625,000	$863	$24,137	$(7,053)	$17,947

(1)

Includes an aggregate of 1,125,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 5). On January 8, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

(2)

On January 5, 2021, the Company effected a dividend of 0.02 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 8,625,000 Class B shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend (see Note 5).

The accompanying notes are an integral part of these financial statements.

POEMA GLOBAL HOLDINGS CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 25, 2020 (INCEPTION) TO DECEMBER 31, 2020

Cash flows from operating activities:
Net loss	$(7,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for Class B ordinary shares	7,053

Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of the period	—

Cash, end of the period	—

Supplemental disclosure of noncash activities:
Deferred offering costs included in accrued expenses	$320,829

Deferred offering costs paid by Sponsor in exchange for Class B ordinary shares	$17,947

Deferred offering costs paid by Promissory Note — Related Party	$98,016

The accompanying notes are an integral part of these financial statements.

POEMA GLOBAL HOLDINGS CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Note 1 — Organization and Business Operations

Organization and General

Poema Global Holdings Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 25, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 25, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“IPO”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

Financing

The registration statement for the Company’s IPO was declared effective on January 5, 2021 (the “Effective Date”). On January 8, 2021, the Company consummated the IPO of 34,500,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A ordinary shares, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant entitling its holder to purchase one share of Class A ordinary shares at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000 (Note 3).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Private Placement”) with the Sponsor of an aggregate of 9,400,000 warrants (“Private Placement Warrants”) to purchase Class A ordinary shares, each at a price of $1.00 per Private Placement Warrant which entitles the holder to purchase one Class A ordinary share at a price of $11.50 per shares, generating total proceeds of $9,400,000 (Note 4).

Transaction costs amounted to $19,547,335, consisting of $6,900,000 of underwriting commissions, $12,075,000 of deferred underwriting commissions and $572,335 of other offering costs. In addition, $2,461,900 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Trust Account

Following the closing of the IPO on January 8, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement was placed in a trust account (“Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s memorandum and articles of association, or (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from January 8, 2021 (the “Combination Period”), the closing of the IPO.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, shareholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights (including redemption rights) or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period. The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had no cash.

On January 5, 2021, the Company consummated the Initial Public Offering of 34,500,000 units, at a price of $10.00 per unit, generating gross proceeds of $345,000,000. After deducting underwriting fees of $6,900,000, the Company received net proceeds of $338,100,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,400,000 private placement warrants to the sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $9,400,000. The Company incurred $1,534,415 of other offering costs. Deferred underwriting costs of $12,075,000 were also incurred in connection with the Initial Public Offering, but are not payable until consummation of the Company’s initial business combination. Following the Initial Public Offering, and the sale of the private placement warrants, the Company invested $345,000,000 in the trust account.

In order to fund working capital deficiencies or finance transaction costs in connection with the Company’s initial business combination, the Company’s sponsor or an affiliate of its sponsor or certain of its officers and directors may, but are not obligated to, loan it funds as may be required. If the Company completes its initial business combination, it may repay such loaned amounts out of the proceeds of the trust account released to it. In the event that its initial business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from its trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business for at least the next 12 months. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to its initial business combination. Moreover, the Company may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case it may issue additional securities or incur debt in connection with such initial business combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the IPO and that were charged to shareholders’ equity upon the completion of the IPO on January 8, 2021. On January 8, 2021, offering costs in the aggregate of $19,547,335 have been charged to shareholders’ equity (consisting of $6,900,000 of underwriting discount, $12,075,000 of deferred underwriting discount, and $572,335 of other offering costs). As of December 31, 2020, deferred offering costs amounted to $490,278.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 8, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of Class B ordinary shares outstanding during the period, excluding shares of Class B ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 shares of Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). As a result of the underwriter’s election to fully exercise their over-allotment option on January 8,2021, the Founder Shares are no longer subject to forfeiture (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business

Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Note 3 — Initial Public Offering

On January 8, 2021, the Company sold 34,500,000 Units at a price of $10.00 per Unit, including the issuance of 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A ordinary shares, par value $0.0001 per share and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 9,400,000 Private Placement Warrants, at a price of $1.00 per unit, for an aggregate purchase price of $9,400,000. A portion of the proceeds from the Private Placement Warrants were added to the net proceeds from the IPO held in the Trust Account.

Each Private Placement Warrant is exercisable to purchase one share of Class A ordinary shares at $11.50 per share.

Note 5 — Related Party Transactions

Founder Shares

On September 30, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 5, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 8,625,000 shares of Class B ordinary shares being issued and outstanding (see Note 8). The accompanying financial statements have been retroactively adjusted to reflect in the share capitalizations. The holders of the Founder Shares have agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the IPO. If the Company increases or decreases the size of the IPO, the Company will effect a share capitalization or a share repurchase or redemption or other appropriate mechanism, as applicable, with respect to the Class B ordinary shares prior to the consummation of the IPO in such amount as to maintain the number of Founder Shares at 20% of the Company’s issued and outstanding ordinary shares upon the consummation of the IPO. On January 8, 2021, the underwriters fully exercised its over-allotment option; thus, 1,125,000 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On September 30, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the closing of the IPO. As of December 31, 2020, the Company had borrowed $98,017 under the Promissory Note. The Company fully repaid the Note on February 8, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At December 31, 2020, no such Working Capital Loans were outstanding.

Administrative Service Fee

The Company entered into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay the Sponsor $10,000 per month office space, secretarial and administrative services provided to the Company.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

On January 8, 2021, the underwriters exercised their full over-allotment option to purchase 4,500,000 additional Units.

On January 8, 2021, the underwriters were paid cash underwriting commissions of 2% of the gross proceeds of the IPO, totaling $6,900,000. In addition, $0.35 per unit, or approximately $12,075,000 in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Equity

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 31, 2020, 8,625,000 Class B ordinary shares were issued and outstanding, including an aggregate of up to 1,125,000 Class B ordinary shares that were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the IPO. On January 8, 2021, the underwriters fully exercised its over-allotment option; thus, 1,125,000 Class B ordinary shares were no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial business combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Warrants—As of December 31, 2020, there were no warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of our Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 29, 2021, the date that the financial statements were issued. Other than the Initial Public Offering and related transactions described in Notes 1, 3, 4, 5 and 6 of these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

POEMA GLOBAL HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Cash	$524,601	$—
Prepaid expenses	468,028	—

Total current assets	992,629	—
Deferred offering costs	—	436,792
Cash and investments held in Trust Account	345,112,084	—
Other non-current assets	124,380

Total Assets	$346,229,093	$436,792

Liabilities, Redeemable Ordinary shares, and Shareholders’ Equity (Deficit)
Accounts payable and accrued expenses	$1,552,700	$320,829
Promissory note — related party	112,914	98,016

Total current liabilities	1,665,614	418,845
Deferred underwriting commissions	12,075,000	—
Warrant liabilities	40,563,252	—

Total liabilities	54,303,866	418,845

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value, 34,500,000 and 0 shares subject to possible redemption, at redemption value at September 30, 2021 and December 31, 2020, respectively	345,000,000	—

Shareholders’ Equity (Deficit):
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, none issued and outstanding, excluding 34,500,000 and 0 shares subject to possible redemption at September 30, 2021 and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 8,625,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(53,075,636)	(7,053)

Total Shareholders’ Equity (Deficit)	(53,074,773)	17,947

Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity (Deficit)	$346,229,093	$436,792

The accompanying notes are an integral part of these unaudited condensed financial statements.

POEMA GLOBAL HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2021	For the nine months ended September 30, 2021	For the period from September 25, 2020 (inception) through September 30, 2020
Operating costs	$1,632,519	$2,315,011	$7,053

Loss from operations	(1,632,519)	(2,315,011)	(7,053)

Other income (expense):
Interest income on operating account	98	140	—
Interest earned on cash and investments held in Trust Account	34,214	112,084	—
Offering costs allocated to warrant liabilities	—	(1,534,661)	—
Change in fair value of warrant liabilities	(20,216,271)	(4,077,302)	—

Total other income (expense)	(20,181,959)	(5,499,739)	—

Net income (loss)	$(21,814,478)	$(7,814,750)	$(7,053)

Weighted average shares outstanding of Class A ordinary shares	34,500,000	33,612,132	—

Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.51)	$(0.19)	$—

Weighted average shares outstanding of Class B ordinary shares	8,625,000	8,596,048	6,250,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.51)	$(0.19)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

POEMA GLOBAL HOLDINGS CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

THREE, SIX AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND FROM SEPTEMBER 25, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(UNAUDITED)

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of September 25, 2020	$—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(7,053)	(7,053)

Balance as of September 30, 2020	$—	$—	8,625,000	$863	$24,137	$(7,053)	$17,947

	Class A Ordinary shares		Class B Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	$—	$—	8,625,000	$863	$24,137	$(7,053)	$17,947
Accretion of Class A ordinary shares subject to redemption	—	—	—	—	(24,137)	(45,253,833)	(45,277,970)
Net income	—	—	—	—	—	19,985,240	19,985,240

Balance as of March 31, 2021 (unaudited)	—	—	8,625,000	863	—	(25,275,646)	(25,274,783)
Net loss	—	—	—	—	—	(5,985,512)	(5,985,512)

Balance as of June 30, 2021 (unaudited)	—	—	8,625,000	863	—	(31,261,158)	(31,260,295)
Net loss	—	—	—	—	—	(21,814,478)	(21,814,478)

Balance as of September 30, 2021	$—	$—	8,625,000	$863	—	$(53,075,636)	$(53,074,773)

The accompanying notes are an integral part of these unaudited condensed financial statements.

POEMA GLOBAL HOLDINGS CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended September 30, 2021	For the period from September 25, 2020 (inception) through September 30, 2020
Cash flows from operating activities:
Net loss	$(7,814,750)	$(7,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by related party	90,000	7,053
Interest earned on cash and investments held in trust account	(112,084)	—
Change in fair value of warrant liabilities	4,077,302	—
Offering costs allocated to warrant liabilities	1,534,661	—
Changes in operating assets and liabilities:
Prepaid expenses and other non-current assets	(592,408)	—
Accounts payable and accrued expenses	1,462,700	—

Net cash used in operating activities	(1,354,579)	—

Cash Flows from Investing Activities:
Cash invested in Trust Account	(345,000,000)	—

Net cash used in investing activities	(345,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting commissions	338,100,000	—
Proceeds from issuance of Private Placement Warrants	9,400,000	—
Proceeds from promissory note — related party	14,898	—
Payment of offering costs	(635,718)	—

Net cash provided by financing activities	346,879,180	—

Net change in cash	524,601	—
Cash, beginning of period	—	—

Cash, end of the period	$524,601	$—

Supplemental disclosure of cash flow information:
Deferred offering costs included in accrued expenses	$—	$5,000

Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$17,947

Deferred underwriting commissions payable charged to additional paid-in capital	$12,075,000	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

POEMA GLOBAL HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Poema Global Holdings Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 25, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from September 25, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the Initial Public Offering (the “IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on the proceeds derived from the IPO and recognizes changes in the fair value of warrant liability as other income (expense).

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2021 (the “Effective Date”). On January 8, 2021, the Company consummated the IPO of 34,500,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A ordinary shares, $0.0001 par value, and one-half of one redeemable warrant, with each whole warrant entitling its holder to purchase one share of Class A ordinary shares at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000 (Note 4).

Simultaneously with the closing of the IPO, the Company consummated the private placement (“Private Placement”) with the Sponsor of an aggregate of 9,400,000 warrants (“Private Placement Warrants”) to purchase Class A ordinary shares, each at a price of $1.00 per Private Placement Warrant, generating total proceeds of $9,400,000 (Note 5).

Transaction costs amounted to $19,746,681, consisting of $6,900,000 of underwriting commissions, $12,075,000 of deferred underwriting commissions and $771,681 of other offering costs.

Following the closing of the IPO on January 8, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement was placed in a trust account (“Trust Account”) which was be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s certificate of incorporation, or (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from January 8, 2021 (the “Combination Period”), the closing of the IPO.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, shareholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights (including redemption rights) or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period. The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $524,601 in its operating bank account and working capital deficit of $672,985.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 6), a loan from the Sponsor of approximately $300,000 under the Note (as defined in Note 6). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 6). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Restatement of Previously Issued Financial Statements

The Company previously determined the ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per ordinary shares while also taking into consideration its charter’s requirement that a redemption cannot result in net tangible assets being less than $5,000,001. Upon review of its financial statements for the period ended September 30, 2021, the Company reevaluated the classification of the ordinary shares and determined that the ordinary shares issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control under ASC 480-10-S99. Therefore, management concluded that the carrying value should include all ordinary shares subject to possible redemption, resulting in the ordinary shares subject to possible redemption being classified as temporary equity in its entirety. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), retained earnings (accumulated deficit) and ordinary shares.

In connection with the change in presentation for the ordinary shares subject to redemption, the Company also revised its earnings per share calculation to allocate net income (loss) pro rata to ordinary shares subject to redemption and those that are not subject to redemption. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the restatement on the Company’s financial statements is reflected in the following tables:

	As Reported	Adjustment	As Restated
Balance Sheet as of March 31, 2021 (per form 10-Q/A filed on June 25, 2021)
Ordinary shares subject to possible redemption ($)	$314,725,210	$30,274,790	$345,000,000

Ordinary shares Class A, $0.0001 par value	303	(303)	—
Ordinary shares Class B, $0.0001 par value	863	—	863
Additional Paid in Capital	—	—	—
Accumulated Deficit	4,998,841	(30,274,487)	(25,275,646)

Total Stockholders’ Equity (Deficit)	$5,000,007	$(30,274,790)	$(25,274,783)

Number of shares subject to redemption	31,472,521	3,027,479	34,500,000

	As Reported	Adjustment	As Restated
Statement of Operations for the three months ended March 31, 2021 (per form 10-Q/A filed on June 25, 2021)
Weighted average shares outstanding of Class A ordinary shares	34,500,000	(3,066,667)	31,433,333
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.50	$0.50
Weighted average shares outstanding of Class B ordinary shares	8,536,517	(11,517)	8,525,000
Basic and diluted net income per share, Class B ordinary shares	$2.33	$(1.83)	$0.50

	As Reported	Adjustment	As Restated
Statement of Changes in Shareholders’ Equity for the three months ended March 31, 2021 (per form 10-Q/A filed on June 25, 2021)
Sale of units in initial public offering net of offering costs and initial fair value of public warrant liabilities	$299,722,030	$(299,722,030)	$—
Class A ordinary shares subject to possible redemption	(314,725,210)	314,725,210	—
Total Shareholders’ Equity (Deficit)	$5,000,007	$(30,274,790)	$(25,274,783)

	As Reported	Adjustment	As Restated
Statement of Cash Flows for the three months ended March 31, 2021 (per form 10-Q/A filed on June 25, 2021) Supplemental disclosures of non-cash investing and financing activities
Initial value of Class A ordinary shares subject to possible redemption	$287,820,090	$(287,820,090)	$—
Change in value of Class A ordinary shares subject to possible redemption	26,905,120	(26,905,120)	—

	As Reported	Adjustment	As Restated
Balance Sheet as of June 30, 2021 (per form 10-Q filed on August 16, 2021)
Ordinary shares subject to possible redemption ($)	$308,739,700	$36,260,300	$345,000,000

Ordinary shares Class A, $0.0001 par value	363	(363)	—
Ordinary shares Class B, $0.0001 par value	863	—	863
Additional Paid in Capital	—	—	—
Accumulated Deficit	4,998,779	(36,259,937)	(31,261,158)

Total Stockholders’ Equity (Deficit)	$5,000,005	$(36,260,300)	$(31,260,295)

Number of shares subject to redemption	30,873,970	3,626,030	34,500,000

	As Reported	Adjustment	As Restated
Statement of Operations for the three months ended June 30, 2021 (per form 10-Q filed on August 16, 2021)
Weighted average shares outstanding of Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$(0.14)	$(0.14)
Weighted average shares outstanding of Class B ordinary shares	8,625,000	—	8,625,000
Basic and diluted net income per share, Class B ordinary shares	$(0.70)	$0.56	$(0.14)

	As Reported	Adjustment	As Restated
Statement of Operations for the six months ended June 30, 2021 (per form 10-Q filed on August 16, 2021)
Weighted average shares outstanding of Class A ordinary shares	34,500,000	(1,524,862)	32,975,138
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.34	$0.34
Weighted average shares outstanding of Class B ordinary shares	8,575,276	—	8,575,276
Basic and diluted net income per share, Class B ordinary shares	$1.62	$(1.28)	$0.34

	As Reported	Adjustment	As Restated
Statement of Changes in Shareholders’ Equity for the three and six months ended June 30, 2021 (per form 10-Q filed on August 16, 2021)
Sale of units in initial public offering net of offering costs and initial fair value of public warrant liabilities	$299,722,030	$(299,722,030)	$—
Class A ordinary shares subject to possible redemption	(314,725,210)	314,725,210	—
Accretion of Class A ordinary shares subject to redemption	—	(45,277,970)	(45,277,970)
Balance as of March 31, 2021 (unaudited)	5,000,007	(30,274,790)	(25,274,783)
Class A ordinary shares subject to possible redemption	5,985,510	(5,985,510)	—
Total Shareholders’ Equity (Deficit)	$5,000,005	$(36,260,300)	$(31,260,295)

	As Reported	Adjustment	As Restated
Statement of Cash Flows for the six months ended June 30, 2021 (per form 10-Q filed on August 16, 2021) Supplemental disclosures of non-cash investing and financing activities
Initial value of Class A ordinary shares subject to possible redemption	$287,820,090	$(287,820,090)	$—
Change in value of Class A ordinary shares subject to possible redemption	$20,919,610	$(20,919,610)	$—

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and nine months ended September 30, 2021 and for the period September 25, 2020 (inception) through September 30, 2020, are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

The accompanying condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus, the Form 8-K, and the Form 10-Q and 10-Q/A filed by the Company with the SEC on January 7, 2021, January 14, 2021, and May 25, 2021, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt-out is irrevocable. The Company has elected not to opt-out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of these financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Cash and Investments Held in Trust Account

At September 30, 2021, the cash held in Trust was $785 and the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less and in money market funds which invest U.S. Treasury securities. During the three and nine months ended September 30, 2021 and for the period September 25, 2020 (inception) through September 30, 2020, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of September 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 4, Note 5, and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement, dated as of January 5, 2021, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”) related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Condensed Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Condensed Statements of Operations in the periods of change. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the IPO.

Class A ordinary shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 34,500,000 and 0 shares of Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and measurement attributes for these financial statements recognition and measurements of tax positions taken or expected to be taken in a tax return.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The deferred tax assets were deemed to be de minimis as of September 30, 2021 and December 31, 2020.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The provision for income taxes was deemed to be de minimis for the three and nine months ended September 30, 2021 and for the period September 25, 2020 (inception) through September 30, 2020.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 34,500,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	For the three months ended September 30, 2021		For the nine months ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(17,451,582)	$(4,362,896)	$(6,223,211)	$(1,591,539)
Denominator:
Weighted-average shares outstanding	34,500,000	8,625,000	33,612,132	8,596,048

Basic and diluted net income (loss) per share	$(0.51)	$(0.51)	$(0.19)	$(0.19)

	For the period from September 25, 2020 (inception) through September 30, 2020
	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$—	$(7,053)
Denominator:
Weighted-average shares outstanding	—	6,250,000

Basic and diluted net income (loss) per share	$—	$(0.00)

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements. In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. Management is currently evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.

Note 4 — Initial Public Offering

Public Units

On January 8, 2021, the Company sold 34,500,000 Units at a price of $10.00 per Unit, including the issuance of 4,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A ordinary shares, par value $0.0001 per share and one-half of one redeemable warrant (each, a “Public Warrant”).

All of the 34,500,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Class A ordinary shares is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

As of September 30, 2021, the ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$345,000,000
Less:
Proceeds allocated to Public Warrants	(27,085,950)
Ordinary shares issuance costs	(18,192,020)

Plus:
Accretion of carrying value to redemption value	45,277,970

Contingently redeemable ordinary shares	$345,000,000

Public Warrants

Each whole Public Warrant entitles the holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of our Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 9,400,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of 9,400,000 in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 6 — Related Party Transactions

Founder Shares

On September 30, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 7,187,500 shares of the Company’s Class B ordinary shares (the “Founder Shares”). On January 5, 2021, the Company effected a dividend of 0.2 of a share of Class B ordinary shares for each share of Class B ordinary shares, resulting in 8,625,000 shares of Class B ordinary shares being issued and outstanding. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full. On January 8, 2021, the underwriters fully exercised their over-allotment option, hence; 1,125,000 Founder Shares were no longer subject to forfeiture, resulting in an aggregate of 8,625,000 Founder Shares outstanding at September 30, 2021.

Promissory Note—Related Party

The Sponsor had agreed to loan the Company an aggregate of up to $300,000 to be used for the payment of costs related to the IPO. The promissory note was non-interest bearing, unsecured and was due on the earlier of March 31, 2021 or the closing of the IPO.

As of September 30, 2021, and December 31, 2020, the Company has borrowed $112,914 and $98,016, respectively, under the promissory note and is due on demand. The facility is no longer available to the Company.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans, other than the interest on such proceeds that may be released for working capital purposes. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

Administrative Services Agreement

The Company entered into an agreement, commencing January 5, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees. The Company incurred $90,000 and $60,000 in expenses in connection with such services for the period from January 5, 2021 to September 30, 2021 and for the three months ended September 30, 2021, respectively and $90,000 Due to related party as of September 30, 2021.

Note 7 — Commitments and Contingencies

Underwriting Agreement

The underwriter had a 45-day option from the date of the IPO to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On January 8, 2021, the underwriters exercised the over-allotment in full, purchasing an additional 4,500,000 Units.

On January 8, 2021, the underwriters were paid cash underwriting commissions of 2% of the gross proceeds of the IPO, totaling $6,900,000. In addition, $0.35 per unit, or approximately $12,075,000 in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Merger Agreement

On September 16, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gogoro Inc., an exempted company incorporated with limited liability under the laws of Cayman Islands (“Gogoro”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Gogoro, and (ii) the Company will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (the “Business Combination”).

Note 8 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue a total of 5,000,000 shares of preference shares at par value of $0.0001 each. As of September 30, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At September 30, 2021 and December 31, 2020, there were 34,500,000 and 0 shares issued and outstanding, all of which are subject to possible redemption.

Class B Ordinary shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. At September 30, 2021 and December 31, 2020, there were 8,625,000 shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial business combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account	$345,112,083	$345,112,083	$—	$—

	$345,112,083	$345,112,083	$—	$—

Liabilities:
Public Warrants: Liabilities	$15,352,500	$15,352,500	$—	$—
Private Placement Warrants: Liabilities	25,210,752	—	—	25,210,752

	$40,563,252	$15,352,500	$—	$25,210,752

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Company established the initial fair value of the Public Warrants on January 8, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model, and as of September 30, 2021 by using the associated trading price of the Public Warrants. The Company established the initial fair value of the Private Placement Warrants on January 8, 2021 and on September 30, 2021 by using a modified Black Scholes calculation. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. The Public Warrants were subsequently classified as Level 1 as the subsequent valuation was based upon the trading price of the Public Warrants.

The key inputs into the Modified Black Scholes calculation as of September 30, 2021 were as follows:

September 30, 2021
Inputs
Risk-free interest rate	1.09%
Expected term (years) to initial business combination	0.64
Expected volatility	13.9%
Notional Exercise price	$11.50

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and nine months ended September 30, 2021 is summarized as follows:

Warrant Liability
Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Placement Warrants	42,050,521
Transfer of Public Warrants to Level 1	(9,487,500)
Change in fair value of derivative warrant liabilities	(27,393,021)

Derivative warrant liabilities at March 31, 2021	5,170,000
Change in fair value of derivative warrant liabilities	2,016,956

Derivative warrant liabilities at June 30, 2021	7,186,956
Change in fair value of derivative warrant liabilities	18,023,796

Derivative warrant liabilities at September 30, 2021	$25,210,752

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than the restatement discussed in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GOGORO INC.,

STARSHIP MERGER SUB I LTD.,

STARSHIP MERGER SUB II LTD.,

and

POEMA GLOBAL HOLDINGS CORP.

dated as of

September 16, 2021

A-ii

EXHIBIT A-1 – Interim Amended & Restated Articles of Association

EXHIBIT A-2 – Listing Amended & Restated Articles of Association

EXHIBIT B – Sponsor Support Agreement

EXHIBIT C – Registration Rights Agreement

EXHIBIT D – Company Shareholder Lock-up Agreement

EXHIBIT E – PIPE Agreement

EXHIBIT F-1 – First Plan of Merger

EXHIBIT F-2 – Second Plan of Merger

EXHIBIT G – Assignment and Assumption Agreement

EXHIBIT H – Company Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 16, 2021, by and among Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”). SPAC, Merger Sub, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as an exempted company in the Cayman Islands for the purpose of acquiring one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, Merger Sub II is a newly incorporated, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the Transactions.

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with Part XVI of the Cayman Companies Act, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which the Company is or will be a party and the other Transactions contemplated hereby and thereby, including the Mergers, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party or will be a party and resolved to approve the same.

WHEREAS, the board of directors of Merger Sub II has unanimously determined that it is in the best interests of Merger Sub II to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub and Merger Sub II, has approved this Agreement and the other Transaction Agreements (including the First Plan of Merger and the Second Plan of Merger) to which Merger Sub and Merger Sub II, as applicable, is or will be a party and the Transactions contemplated hereby and thereby, including the Mergers, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Recapitalization, the Company shall adopt the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Exhibit A-1 (with such changes as may be agreed in writing by SPAC and the Company, the “Interim A&R AoA”).

WHEREAS, on the Closing Date, immediately prior to the First Effective Time, the Company shall adopt the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Exhibit A-2 (with such changes as may be agreed in writing by SPAC and the Company, the “Listing A&R AoA”).

WHEREAS, prior to the Closing, the Company shall adopt an equity incentive plan that is reasonably acceptable to SPAC and the Company on the terms and conditions set forth in Section 6.06 (the “Equity Plan”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”).

WHEREAS, prior to the Closing, the Company Shareholders shall have approved the entry into and performance of this Agreement by the Company pursuant to the Company Shareholder Approval.

WHEREAS, at the Closing, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Schedule A-1 (collectively, the “Company Lock-Up Shareholders”) have entered into a lock-up agreement, each attached hereto as Exhibit D (the “Company Shareholder Lock-Up Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each Company Shareholder listed on Schedule A-2 (collectively, the “Company Voting Shareholders”), have entered into voting agreements with SPAC, attached hereto as Exhibit H (the “Company Voting Agreements”), pursuant to which, such Company Voting Shareholders have agreed, on the terms and subject to the conditions set forth in the Company Voting Agreements, to vote all of such shareholder’s Pre-Subdivision Shares, as applicable, in favor of the adoption and approval of this Agreement, the Interim A&R AoA, the Mergers, the Recapitalization, the Equity Plan, and the Listing A&R AoA.

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the exchange described in Section 2.01(b) herein, together with the issuance of the right to receive Earnout Shares described in Section 3.05 herein, qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, (b) the Mergers together constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a single “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”).

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of Company Ordinary Shares pursuant to the terms of the subscription agreements (as amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), in substantially the form attached hereto as Exhibit E, such transactions to be consummated prior to or substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

WHEREAS, the board of directors of SPAC has: (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements (including the First Plan of Merger and the Second Plan of Merger) to which SPAC is or will be a party and the other Transactions contemplated hereby and thereby, including the Mergers, by the SPAC Shareholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, examination, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Fully Diluted Company Shares” means, without duplication, (i) the aggregate number of Pre-Subdivision Shares that are issued and outstanding immediately prior to the Share Subdivision (including Company Restricted Shares (whether vested or unvested)) and (ii) the aggregate number of Pre-Subdivision Shares that are reserved for issuance under the Company Incentive Plan (whether or not issuable in respect of a specific equity or equity-linked award).

“Anti-Corruption Laws” means those laws relating to anti-bribery, anti-corruption (governmental or commercial), anti-money laundering, and associated recordkeeping and internal controls which apply to the business and dealings of (i) the Company, (ii) its Subsidiaries, (iii) any Representatives of the Company and its Subsidiaries, including, without limitation, laws that prohibit the payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee, commercial entity or any other person to obtain an improper or undue business advantage. Anti-corruption Laws include, without limitation, the FCPA, Taiwan’s Anti-Corruption Act, the Criminal Law and the Anti-unfair Competition Law of mainland China, as amended, India’s

Prevention of Corruption Act, 1998, as amended, the Indian Penal Code, 1860, the Proceeds of Crime Act (as revised) of the Cayman Islands, the Terrorism Act (as revised) of the Cayman Islands and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Business Combination” has the meaning ascribed to such term in the SPAC A&R Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, the United States, Hong Kong or Taiwan are authorized or required by Law to be closed for business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Change of Control” shall mean any of the following events: (a) any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of at least a majority of the assets of the Company and its Subsidiaries, taken as a whole or (b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Closing Date, constitute the Company Board and any new director whose appointment or election by the Company Board or nomination for election by the Company Shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Company Board on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b).

“Change of Control Payments” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Transaction Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Full Value Award” means an award of restricted share units or other equity-based award covering Company Ordinary Shares granted by the Company to a Continuing Employee on or following the Closing Date.

“Company Incentive Plan” means the 2013 Phase One Employee Stock Option Plan, the 2016 Equity Incentive Award Plan of the Company and/or the 2019 Equity Incentive Plan of the Company, as applicable.

“Company Option” means an option to purchase any Pre-Subdivision Shares pursuant to the Company Incentive Plan or otherwise.

“Company Ordinary Share” means an ordinary share, par value $0.0001 each, of the Company, as further described in the Listing A&R AoA.

“Company Redeemable Preferred Share” means a redeemable preferred share, par value $1.00 each, of the Company.

“Company Restricted Share” means issued and outstanding Pre-Subdivision Shares (including shares acquired by the early exercise of a Company Option) that are restricted shares granted under a Company Incentive Plan, and are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company Series C Preferred Share” means a series C preferred share, par value $1.00 each, of the Company.

“Company Shareholder Approval” means (i) the adoption of the Interim A&R AoA by the Company Shareholders by special resolution (which requires an affirmative vote of the holders of at least two-thirds of the Company’s issued shares as, being present and entitled to do so, vote in person or by proxy at a general meeting of the Company or by a resolution in writing signed by all such shareholders, (ii) the written consent of the holders of a majority of the issued and outstanding Company Series C Preferred Shares to the adoption of the Interim A&R AoA, (iii) the adoption of the Listing A&R AoA by the Company Shareholders by special resolution at the Company Extraordinary General Meeting, and (iv) the approval of the Share Subdivision by the Company Shareholders by ordinary resolution (which requires an affirmative vote of the holders of a simple majority Company’s issued shares as, being present and entitled to do so, vote in person or by proxy at the Company Extraordinary General Meeting).

“Company Shareholders” means the holders of issued and outstanding Pre-Subdivision Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the consummation of the PIPE Financing and the First Effective Time). For the avoidance of doubt, “Company Shareholders” include holders of Company Restricted Shares.

“Company Transaction Expenses” means without duplication, all unpaid fees, costs and expenses incurred by or on behalf of, and that are due and payable (and not expressly allocated to SPAC pursuant to the terms of this Agreement or any Transaction Agreement) by, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries that are incurred pursuant to consummation of the Transactions, (ii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) fifty percent (50%) of all fees of the Nasdaq in connection with the application to list and the listing of the Registrable Securities, and (v) any other fees, costs and expenses that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Agreement.

“Company Transaction Proposals” means, unless otherwise agreed upon, (i) the adoption of the Interim A&R AoA, (ii) the approval of the Recapitalization, (iii) adoption and approval of the Equity Plan, (iv) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, and (v) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in connection with the Company’s application to list and the listing of the Registrable Securities.

“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof (including the CARES Act).

“Data Security Requirements” means all of the following, in each case to the extent relating to any IT Systems or the Company or its Subsidiaries’ Processing of any Personal Information and state secret (whether by themselves or through another Person) with respect to privacy, information security, security breach notification requirements, data privacy, data protection or data security, and applicable to the Company or any of its Subsidiaries: (i) applicable Laws, including Laws related to data privacy, data protection or data security; (ii) the Company’s and each of its Subsidiary’s respective rules, policies, and procedures; (iii) industry standards, requirements of self-regulatory bodies, and codes of conduct with which the Company or any of its Subsidiaries has represented compliance; and (iv) Contracts with which the Company or any of its Subsidiaries is bound.

“Environmental Laws” means any and all applicable Law relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means $2,011,251,500.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means the accounting principles generally accepted in the United States of America.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned or -controlled entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative, judicial, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) all amounts required to redeem the Company Redeemable Preferred Shares, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (d) and (f) all Indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property rights, industrial property rights, and proprietary rights anywhere in the world, including all of the following rights: (i) design and utility patents and applications, and similar rights in patent disclosures, invention disclosures, industrial designs, utility models, and inventions, (ii) rights in trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of source or origin, and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and analogous rights in works of authorship, moral rights, and all registrations and applications in connection therewith, (iv) rights associated with internet domain names and social media accounts, (v) trade secret right, and analogous rights in know-how and confidential information, and (vi) rights in Software.

“IT Systems” means all Software, computer systems, servers, networks, computer hardware and equipment, record keeping, data processing, communications, and telecommunications networks, interfaces, platforms, and peripherals, and other information technology platforms, networks and systems that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their businesses, in each case, whether outsourced or not, and documentation relating to any of the foregoing.

“JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012.

“Knowledge” means the knowledge that each of the individuals listed on Schedule 1.01(a) actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority. For the avoidance of doubt, “Law” include the New National Specifications.

“Lien” means any mortgage, charge, deed of trust, pledge, license, covenant not to sue, option, right of first refusal, offer or negotiation, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including IFRS) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures), (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; (f) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (g) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (h) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that any effect referred to in clauses (a), (b), (c), (d), (f) or (g) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New National Specifications” means the Safety Technical Specification for Electric Bicycles (GB17761-2018) jointly issued by the State Administration for Market Regulations of the PRC and the Standardization Administration of the PRC on May 15, 2018, effective on April 15, 2019.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with IFRS, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens (except with respect to Intellectual Property) that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property granted and entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

“Permitted Equity Financing” means purchases of Company Ordinary Shares on the Closing Date by certain investors pursuant to Section 8.07.

“Permitted Equity Financing Proceeds” means cash proceeds to be funded immediately prior to or concurrently with the Closing to the Company pursuant to the Permitted Equity Subscription Agreements.

“Permitted Equity Subscription Agreement” means a subscription agreement executed by an investor, SPAC and the Company after the date hereof pursuant to which such investor has agreed to purchase for cash the Company Ordinary Shares from the Company on the Closing Date pursuant to Section 8.07.

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Personal Information” means any data or information that is defined under any Data Security Requirements as “personal information”, “personal data”, “personally identifiable information”, “protected health information”, “sensitive personal information” or a similar term, including any such data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device.

“PIPE Financing Amount” means the aggregate gross purchase price received by the Company prior to or substantially concurrently with the Closing for the Company Ordinary Shares in the PIPE Financing.

“Pre-Subdivision Shares” means an ordinary share, par value $0.0001 each, of the Company which, for the avoidance of doubt, shall include any such ordinary shares issued by the Company as consideration for the repurchase of the Company Series C Preferred Shares in accordance with the Interim A&R AoA.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Investor” means (i) any investor that is a PRC individual or a legal entity incorporated under PRC law or (ii) a foreign company whose 30% or more share capital is directly or indirectly owned by PRC investor(s) or which is controlled by PRC investor(s).

“Process” (or “Processing” or “Processed”) means any access to, or collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, interruption, performance of operations on, enhancement, aggregation, alteration, destruction, security or disposal of any data or information (including Personal Information).

“Pro Rata Portion” means, with respect to each Earnout Participant, a number of Company Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Company Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Company Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time.

“Redeeming SPAC Shares” means SPAC Class A Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registrable Securities” means (i) the Company Ordinary Shares representing the Merger Consideration, (ii) the Company Ordinary Shares issuable upon exercise of the Company Warrants, (iii) the Company Warrants and (iv) the Earnout Shares.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by OFAC or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; (ii) any Person organized, resident in, or operating from a Sanctioned Country; or (iii) any Person 50% or greater owned by, directly or indirectly, or otherwise controlled by, a Person described in (i) or (ii).

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by the United States (including OFAC), the European Union and enforced by its member states, the United Nations, Taiwan, PRC, India, the Cayman Islands, or any other relevant Governmental Authority.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means any loss or unauthorized Processing of Personal Information in the Company’s or any of its Subsidiaries’ possession or control or unauthorized access to any IT Systems or any security breach, ransomware attack or other similar incident involving any loss or unauthorized Processing of such Personal Information or unauthorized access to any such IT Systems.

“Software” means (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, in each case, whether in source code or object code form, and (ii) documentation related to any of the foregoing.

“SPAC A&R Memorandum and Articles of Association” means the SPAC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution on December 29, 2020 and effective on January 5, 2021.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Organizational Documents” means the Organizational Documents of SPAC, as amended and/or restated (where applicable).

“SPAC Shareholder Approval” means the vote or written resolutions of the SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC A&R Memorandum and Articles of Association.

“SPAC Shareholder Redemption Right” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Organizational Documents and the Trust Agreement.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the holders of the SPAC Class A Shares.

“SPAC Shareholders” means any holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by SPAC, (ii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) fifty percent (50%) of the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02 and (iv) fifty percent (50%) of all fees of the Nasdaq in connection with the application to list and the listing of the Registrable Securities.

“SPAC Transaction Proposals” means, unless otherwise agreed upon, (i) the adoption of this Agreement and approval of the Transactions, including the approval by special resolutions of the First Plan of Merger, the Second Plan of Merger and the authorization of the Mergers, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates to be necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Sponsor” means Poema Global Partners LLC, a Cayman Islands limited liability company.

“Subdivision Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Taiwan” means the islands of Taiwan.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, commodity tax or other tax or like assessment or charge in the nature of a tax, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable Law relating to the export, reexport, transfer, import of products, software or technology.

“Trading Day” means any day on which the Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Company Voting Agreements, the PIPE Agreements, the Permitted Equity Subscription Agreements, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Equity Plan, the Company Shareholder Lock-Up Agreements, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of January 5, 2021.

“Trustee” means Continental Stock Transfer & Trust Company.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC or its Representatives,” “delivered to SPAC or its Representatives”, “furnished to SPAC or its Representatives,” “made available to SPAC or its Representatives” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Hong Kong time) on the day s prior to the date of this Agreement by delivery to SPAC or its legal counsel via electronic mail or hard copy form or posted in the electronic data site managed by the Company at Intralinks and made accessible to SPAC or its legal counsel.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

Section 1.03 Table of Defined Terms

Term	Section
“Acceleration Event”	Section 3.05(a)
“Agreement”	Preamble
“Alternative Transaction Proposal”	Section 8.03(a)
“Amended and Restated Warrant Agreement”	Section 8.06
“Audited Financial Statements”	Section 4.08(b)
“Available SPAC Cash”	Section 7.03(a)
“Cayman Companies Act”	Recitals
“CBA”	Section 4.12(a)(vii)
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Closing Press Release”	Section 8.05(c)
“Company”	Preamble
“Company Benefit Plan”	Section 4.13(a)
“Company Designee”	Section 8.09(c)
“Company Employees”	Section 4.13(a)
“Company Extraordinary General Meeting”	Section 8.10
“Company Lock-Up Shareholder”	Recitals
“Company Lock-Up Shareholder Agreements”	Recitals
“Company Meeting Change”	Section 8.10
“Company Permits”	Section 4.11
“Company Related Party Transaction”	Section 4.22
“Company Shareholder Lock-Up Agreements”	Recitals
“Company Software”	Section 4.18(d)
“Company Voting Agreements”	Recitals
“Company Voting Shareholders”	Recitals
“Confidentiality Agreement”	Section 11.09
“Continental”	Section 8.06
“Continuing Employee”	Section 6.06(b)
“Creator”	Section 4.18(c)

Term	Section
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail”	Section 7.01(b)
“Earnout Event”	Section 3.05(a)
“Earnout Participants”	Section 3.05(a)
“Earnout Period”	Section 3.05(a)
“Earnout Shares”	Section 3.05(a)
“EIP Initial Share Reserve”	Section 6.06(a)
“Enforceability Exceptions”	Section 4.03
“Equity Plan”	Recitals
“ERISA”	Section 4.13(a)
“Exchange Agent”	Section 3.03(a)
“Exchange Agent Agreement”	Section 3.03(a)
“Excluded Share”	Section 3.01(g)
“Existing D&O Arrangements”	Section 7.01(a)
“Federal Securities Laws”	Section 5.08(a)
“Financial Statements”	Section 4.08(b)
“First Effective Time”	Section 2.03(a)
“First Merger”	Recitals
“First Plan of Merger”	Section 2.03(a)
‘Incentive Award Pool”	Section 6.06(b)
“Intended Tax Treatment”	Recitals
“Interim A&R AoA”	Recitals
“Interim Period”	Section 6.01
“Leased Company Real Property”	Section 4.17(b)
“Leases”	Section 4.17(b)
“Listing A&R AoA”	Recitals
“Merger Consideration”	Section 3.01(c)
“Mergers”	Recitals
“Merger Sub”	Preamble
“Merger Sub II”	Preamble
“Merger Sub Shares”	Section 3.01(f)
“Minimum Available SPAC Cash Amount”	Section 7.03(a)
“Most Recent Balance Sheet”	Section 4.08(a)
“Non-Recourse Party”	Section 11.14
“Officers”	Section 8.09
“Open Source License”	Section 4.18(d)
“Party”	Preamble
“PIIA”	Section 4.13(b)
“PIPE Agreement”	Recitals
“PIPE Financing”	Recitals
“PIPE Investors”	Recitals
“Proxy Statement”	Section 8.02(a)(i)
“Proxy Statement/Prospectus”	Section 8.02(a)(i)
“Recapitalization”	Section 2.01(b)
“Registration Rights Agreement”	Recitals
“Reorganization Covenants”	Section 8.04(a)
“Sarbanes-Oxley Act”	Section 5.08(a)
“SEC Reports”	Section 5.08(a)
“Second Effective Time”	Section 2.03(b)
“Second Merger”	Recitals
“Second Plan of Merger”	Section 2.03(b)

Term	Section
“Share Subdivision”	Section 2.01(b)
“SPAC”	Preamble
“SPAC Class B Conversion”	Section 3.01(a)
“SPAC Designee”	Section 8.09(b)
“SPAC Extraordinary General Meeting”	Section 8.02(b)
“SPAC Impairment Effect”	Section 5.01
“SPAC Meeting Change”	Section 8.02(b)
“SPAC Permits”	Section 5.09
“SPAC Preference Shares”	Section 5.12(a)
“SPAC Related Party”	Section 5.15
“Specified Contracts”	Section 4.12(a)
“Specified Representations”	Section 9.02(a)(i)
“Specified SPAC Representations”	Section 9.03(a)(ii)
“Sponsor Support Agreement”	Recitals
“Surviving Company”	Recitals
“Surviving Entity”	Recitals
“Surviving Provisions”	Section 10.02
“Termination Date”	Section 10.01(c)
“Top Customers”	Section 4.12(a)(i)
“Top Suppliers”	Section 4.12(a)(i)
“Trade Controls”	Section 4.23(a)
“Transaction Filings”	Section 8.02(a)(i)
“Transaction Litigation”	Section 8.01(d)
“Transactions”	Recitals
“Trust Account”	Section 5.06
“Unaudited Financial Statements”	Section 4.08(a)
“Unit Separation”	Section 3.01(b)
“VAT”	Section 4.15(a)(viii)

ARTICLE II

PRE-CLOSING TRANSACTIONS; SHARE SUBDIVISION; THE MERGERS

Section 2.01 Pre-Closing Transactions; Share Subdivision.

(a) Prior to the Closing Date, the Interim A&R AoA shall be adopted and become effective.

(b) On the Closing Date, immediately prior to the First Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) each Company Series C Preferred Share that is issued and outstanding immediately prior to the First Effective Time shall be repurchased by the Company for cash consideration in an amount equal to the initial subscription price for such Company Series C Preferred Share and each holder of a Company Series C Preferred Share shall, immediately upon receipt of such cash consideration, apply such amount to the subscription for one (1) Pre-Subdivision Share, and the Company shall issue such Pre-Subdivision Share, in accordance with the Interim A&R AoA, (ii) the Listing A&R AoA shall be adopted and become effective, (iii) each Pre-Subdivision Share that is issued and outstanding immediately prior to the First Effective Time shall be subdivided into a number of Company Ordinary Shares equal to the Subdivision Factor and re-designated as Company Ordinary Shares, if applicable (the “Share Subdivision”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number (clauses (i) through (iii), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Subdivision Factor shall be adjusted to reflect appropriately the effect of any stock or share subdivision, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Subdivision Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Subdivision Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the Closing Date. For reference purposes only, an illustrative calculation of the Share Subdivision is set forth on Schedule 2.01(b).

Section 2.02 The Mergers. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and Part XVI of the Cayman Companies Act, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and Part XVI of the Cayman Companies Act, Merger Sub II and the Surviving Entity shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.03 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:

(a) SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit F-1 hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Act. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Act (the “First Effective Time”).

(b) Immediately following the consummation of the First Merger at the First Effective Time, the Surviving Entity and Merger Sub II shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit F-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Act. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time (being not later than the 90th day after registration by the Registrar of Companies of the Cayman Islands) as Merger Sub II and the Surviving Entity may agree and specify pursuant to the Cayman Companies Act (the “Second Effective Time”).

Section 2.04 Effect of the Mergers. The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and Merger Sub II set forth in this Agreement to be performed after the Second Effective Time.

Section 2.05 Governing Documents. At the First Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity. At the Second Effective Time, the memorandum and articles of association of Merger Sub II shall be the memorandum and articles of association of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Company. At the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the Organizational Documents of the Surviving Entity. At the Second Effective Time, the directors and officers of Merger Sub II immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

Section 2.07 Further Assurances.

(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and Merger Sub II, the applicable directors, officers and members of the Surviving Entity and Merger Sub II (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

THE MERGERS; CLOSING

Section 3.01 Effect of Mergers on Securities of SPAC, Merger Sub and Merger Sub II. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such shares.

(b) Immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.01.

(c) Each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares and Redeeming SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such shares, except as expressly provided herein.

(d) Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall be converted automatically into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms.

(e) If any Pre-Subdivision Shares issued and outstanding immediately prior to the First Effective Time are Company Restricted Shares then the number of Company Ordinary Shares issued in exchange for such Pre-Subdivision Shares will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions). The Company shall pass resolutions that provide that, from and after the First Effective Time, the Company is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares on the same terms as applicable to such Company Restricted Shares as of immediately prior to the First Effective Time.

(f) Each ordinary share, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $0.0001 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(g) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(h) Each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. Each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Merger.

(i) From and after the First Effective Time, no new awards will be granted under any Company Incentive Plan.

(j) The Parties agree that the First Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable law, or as may otherwise be agreed by the Parties.

Section 3.02 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Kirkland & Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include, in each case of clauses (i) and (ii), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. The Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses. If the Company and SPAC agree to make any modification to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses, then such written statement as so agreed by the Company and SPAC to be modified shall be deemed to be the written statement for purposes of determining the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 3.03 Delivery.

(a) Prior to the First Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that Continental Stock Transfer & Trust Company shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share (other than any Excluded Shares and Redeeming SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two (2) Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Company Ordinary Shares issued upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares. From and after the First Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Class A Shares that are issued and outstanding as of immediately prior to the First

Effective Time (other than any Excluded Shares and Redeeming SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, and (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights.

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares, from and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights. Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.05 Earnout.

(a) From and after the Closing Date until the sixth (6th) anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within fifteen (15) Business Days) after the occurrence of any Earnout Event, the Company shall issue up to 12,000,000 Company Ordinary Shares (the “Earnout Shares”) in accordance with this Section 3.05 to Persons that were Company Shareholders, in each case, as of immediately prior to the First Effective Time, but after the Recapitalization (the “Earnout Participants”), and in accordance with each Earnout Participant’s Pro Rata Portion, fully paid and free and clear of all Liens, with one-third (1/3) of the Earnout Shares issuable if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Company Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively (each, an “Earnout Event”), provided that in each case, any fractional shares shall be rounded down to the nearest whole number and payment for such fraction shall be made in cash in lieu of any such fractional share based on a value equal to applicable target price. Notwithstanding the foregoing, to the extent any holder of Company Restricted Shares is entitled to Earnout Shares pursuant to this Section 3.05, such Earnout Shares shall only be issued to such holder, if at all, on the later of (i) the date the Earnout Shares are issued to the holders entitled thereto pursuant to the preceding sentence and (ii) the vesting of such Company Restricted Shares in accordance with their terms. For the avoidance of doubt, in the event a Company Restricted Share is forfeited without vesting, such holder of Company Restricted Share will not be entitled to Earnout Shares pursuant to this Section 3.05 after the date of such forfeiture or termination, as applicable.

(b) At all times during the Earnout Period, the Company shall reserve and keep available for issuance a sufficient number of authorized and unissued Company Ordinary Shares to permit the Company to satisfy its issuance obligations set forth in this Section 3.05 and shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient authorized and unissued company Ordinary Shares to permit such reservation.

(c) The Company shall take such actions as are reasonably requested by Earnout Participants to evidence the issuances pursuant to this Section 3.05, including through the provision of an updated register of members (or extract thereof) showing such issuances (as certified by an officer of Company responsible for maintaining such register of members or the registered office provider of the Company).

(d) In the event the Company shall at any time during the Earnout Period pay any dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event and (ii) the dollar values set forth in Section 3.05(a) above shall be appropriately adjusted to provide to such Earnout Participant the same economic effect as contemplated by this Agreement prior to such event.

(e) During the Earnout Period, the Company shall take all reasonable efforts for (i) the Company to remain listed as a public company on, and for the Company Ordinary Shares (including, when issued, the Earnout Shares) to be tradable over, the Nasdaq and (ii) the Earnout Shares, when issued, to be approved for listing on the Nasdaq.

(f) For the avoidance of doubt, each Company Shareholder shall be entitled to receive Earnout Shares only upon the occurrence of each Earnout Event; provided, however, that each Earnout Event may only occur once, if at all, and in no event shall the Company Shareholder or any other Person be entitled to receive, nor shall the Company be obligated to issue, more than the product of (i) twelve million (12,000,000) Earnout Shares multiplied by (ii) the Pro Rata Portion.

(g) The rights of the Company Shareholders to receive the Earnout Shares are personal in nature and, except with the written consent of the Company, are non-transferable and non-assignable, except that each Company Shareholder shall be entitled to assign such rights by will or, by the laws of intestacy.

(h) The right of the Company Shareholders to receive the Earnout Shares shall not entitle the holder thereof to any voting or dividend rights otherwise granted to holders of Company Ordinary Shares (if any) prior to the issuance of such shares. For the avoidance of doubt the Company shall not be required to issue Company Ordinary Shares to the extent not permitted to do so by applicable Law, including by way of an exemption from registration under applicable securities Laws.

(i) In the event that after the Closing and prior to the expiration of the Earnout Period, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of the Company (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Company, or a receiver is appointed for the Company or a substantial part of its assets or properties or (iv) the Company makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by the Company (whether or not previously earned) shall be deemed earned and issued by the Company to the Earnout Participants upon such Acceleration Event pursuant to this Article III unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the Company Ordinary Shares in such Change of Control transaction is less than the share price threshold applicable to the applicable

Earnout Event; provided that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Company Board; and provided, further that if there is a Change of Control pursuant to which (i) holders of the Company Ordinary Shares receive no consideration or (ii) the Change of Control transaction is structured such that the Earnout Shares may still be earned, then no Acceleration Event shall be deemed to have occurred, and the holders of Company Ordinary Shares shall continue to have the right to receive Earnout Shares pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to SPAC dated as of the date of this Agreement, the Company represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its certificate of incorporation and memorandum and articles of association as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company as of the date hereof, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiary.

Section 4.03 Due Authorization. Each of the Company, Merger Sub and Merger Sub II has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be (when executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable) a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board, and the board of directors of Merger Sub and Merger Sub II, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05, no other corporate proceeding on the part of the Company, Merger Sub or Merger Sub II is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s, Merger Sub’s or Merger Sub II’s performance hereunder or thereunder (except that the Company Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable) duly and validly executed and delivered by the Company, Merger Sub or Merger Sub II, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company, Merger Sub or Merger Sub II, as applicable, enforceable against the Company, Merger Sub or Merger Sub II, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Schedule 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company, Merger Sub and Merger Sub II of this Agreement and any other Transaction Agreements to which it is or will be a party and the consummation by each of the Company, Merger Sub and Merger Sub II of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b), (c) or (d) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which SPAC is or will be a party, no consent, approval, Permit or authorization of, or designation, declaration or filing with any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of the Company, Merger Sub or Merger Sub II with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company, Merger Sub or Merger Sub II of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) obtaining any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iv) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, and (v) the filing of the First Plan of Merger, the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act, and (vi) the Company Shareholder Approval.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is US$107,737,264.1464 divided into 85,714,286 Company Series C Preferred Shares of the Company, par value US$1.00 each; 229,781,464 ordinary shares of the Company, par value US$0.0001 each; and 22,000,000 Redeemable Preferred Shares of the Company, par value US$1.00 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company and the names of all holders of all Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) to the Knowledge of the Company, are free and clear of any Liens imposed by the Company (other than restrictions arising under applicable Law, the Company’s Organizational Documents and the Transaction Agreements). There are no Company Options outstanding, and the Company shall not issue any Company Options prior to the First Effective Time.

(b) Except with respect to the Company Restricted Shares, that are outstanding as of the date of the Agreement, there are no outstanding Equity Securities or options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Law, the Company’s Organizational Documents and the Transaction Agreements), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound.

(e) Schedule 4.06(e) sets forth a list of all Change of Control Payments of the Company.

(f) To the Company’s Knowledge, as of the date of this Agreement, no more than 30% of the Company’s Equity Securities are directly or indirectly held by PRC Investor(s).

Section 4.07 Capitalization of Subsidiaries.

(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company as of the date of this Agreement are set forth on Schedule 4.07(a). All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. Except as set forth on Schedule 4.07(a), the Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Law, the Company’s Organizational Documents and the Transaction Agreements), and, subject to the Laws of the applicable jurisdiction of incorporation or organization with respect to each Subsidiary of the Company, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.

(b) There are no outstanding Equity Securities or options, restricted stock, restricted stock units, equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. Except as set forth on Schedule 4.07(b), no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company’s Subsidiaries may vote.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08(a) hereto is a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows for the six (6) months then ended (the “Unaudited Financial Statements”).

(b) Attached as Schedule 4.08(b) hereto is a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows for the two (2) years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements,” and together with the Unaudited Financial Statements, the “Financial Statements”).

(c) The Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the date and for the period indicated in such Financial Statements, and the results of their operations and cash flows for the year then ended in conformity with IFRS.

(d) The Company and its Subsidiaries have established and maintained systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, no Material Adverse Effect has occurred.

(f) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule Section 4.08(f), the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and have not taken any actions set forth in Section 6.01(a) through Section 6.01(w).

(g) Each of Merger Sub and Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice (none of which are liabilities, debts, or obligations resulting from or arising out of a breach of contract, breach of warranty, tort, violation of Law, or infringement or misappropriation), (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) arising, directly or indirectly, in connection with the COVID-19, (e) that are executory obligations under Contracts (excluding any liabilities arising from a breach of Contract), or (f) disclosed in the Schedules or (g) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings. Except as set forth in Schedule 4.10, there are no, and during the last two (2) years there have been no pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $200,000 individually or $600,000 in the aggregate (it being understood that such aggregate dollar amount shall not include amounts relating to the matters set forth in Schedule 4.10). There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $30,000 individually or $150,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $150,000 individually or $500,000 in the aggregate.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the last two (2) years have been, in compliance with all applicable Law in all material respects. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two (2) years, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and during the last two (2) years have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of the Company and its Subsidiaries (the “Company Permits”). The Company and its Subsidiaries are, and during the last two (2) years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate be material to the

Company and its Subsidiaries, taken as a whole. The products (including any batteries and vehicles) developed by the Company and its Subsidiaries comply in all material respects with applicable Law, including standards regulations, certifications, testing and licensing requirements, imposed by governments or regulatory agencies in the jurisdictions where such products are developed, marketed or sold.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of each of the Contracts described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, is in effect and the Company or any of its Subsidiaries is a party other than the Company Benefit Plans and Leases (all such Contracts as described in clauses (i) through (xiv), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Each Contract with any of the (A) top ten customers (calculated based on the aggregate consideration received by the Company and its Subsidiaries therefrom for the calendar year ended December 31, 2020) (“Top Customers”), that is a master purchase, supply, or services agreement pursuant to which the Company or its Subsidiaries recognize such consideration, and (B) top ten suppliers (calculated based on the aggregate consideration paid by the Company and its Subsidiaries thereto for the calendar year ended December 31, 2020) (“Top Suppliers”), that is a master purchase, supply, or services agreement pursuant to which the Company or its Subsidiaries purchases products and services from such suppliers, in each of cases (A) or (B) excluding purchase orders, quotations, invoices, and other similar ordering and fulfillment documentation;

(ii) Each Contract relating to Indebtedness having an outstanding principal amount in excess of $500,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $500,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture, partnership agreement, framework agreement or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is or is reasonably expected to become material to the business of the Company and its Subsidiaries, taken as a whole;

(v) Each Contract that explicitly require capital expenditures by the Company after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(vi) Each material license or other agreement under which (x) the Company or any of its Subsidiaries is granted a license or other rights under or with respect to the Intellectual Property of another Person, other than: (A) Open Source Licenses; (B) standard Contracts entered into in the ordinary course of business and consistent with past practice pursuant to which the Company or any of its Subsidiaries are granted rights to use or distribute any standard off-the-shelf unmodified Software (1) offered on a SaaS, PaaS, or IaaS or similar basis or available through retail stores or distribution networks, or (2) provided in executable form only and used solely for the Company’s and its Subsidiaries’ internal business purposes (and not for server or development use) in each of cases of (1) and (2), for a total of one-time and annual payments of less than $500,000 in the aggregate for all related licenses; (C) non-disclosure agreements entered into in the ordinary course of business consistent with past practice; (D) Contracts providing for feedback or other similar licenses; and (E) Contracts pursuant to which employees and contractors grant the Company or its Subsidiaries licenses to use pre-existing or separately developed Intellectual Property incorporated in or necessary for the use or exploitation of such Person’s work product developed by such employees and contractors for, and owned by, the Company and its Subsidiaries; (y) the Company or any of its Subsidiaries grants any other Person a license or other rights under or with respect to any Intellectual Property (including, for the avoidance of doubt, any source code escrow agreements, or co-existence or concurrent use agreements), in each case, other than: (A) non-exclusive licenses granted in the ordinary course of business and consistent with past practice in connection with the development, sale, distribution, support, and maintenance of the Company’s products; (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice; (C) Contracts providing for feedback or other similar licenses; and (D) non-exclusive licenses granted to contractors, vendors and service providers in the ordinary course of business consistent with past practice to use Owned Intellectual Property on behalf of the Company or its Subsidiaries in connection with performing certain services by such contractors, vendors and service providers by or for the Company or its Subsidiaries;

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(viii) Each Contract that is for the employment or engagement of any directors, officers, employees or independent contractors (A) providing for annual target cash compensation in excess of $150,000 and that materially varies from the Company’s standard form agreements, (B) providing for severance, change in control benefits, or retention or transaction bonuses or similar payments or (C) providing for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated hereby;

(ix) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;

(x) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xi) Each Contract containing express covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, except, in each case, as would not otherwise reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(xii) Each Contract pursuant to which the Company or its Subsidiaries grants any other Person any material exclusivity or “most favored nation” rights, or obligates the Company to material minimum use or supply requirements;

(xiii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xiv) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Specified Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the

Contracts and (x) neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company any other party thereto is in breach of or default under any Specified Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract, and (z) to the Company’s Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract by the Company or its Subsidiaries or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) Schedule 4.12(c) sets forth a complete and accurate list of the Top Suppliers. Other than in the ordinary course of business, none of the Top Suppliers has terminated, or given written or, to the Knowledge of the Company, oral notice that it intends to terminate any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy between the Company or any of its Subsidiaries, on the one hand, and any Top Supplier, on the other hand.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than (i) offer letters that do not provide severance or change in control benefits except as otherwise required by applicable Law, (ii) employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently or could be outstanding or unpaid, or (iii) equity award agreements that do not materially deviate from the Company’s form as made available to SPAC), termination, individual consulting, retention, change-in-control, transaction, fringe benefit, pension bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, polices, agreements or other arrangements, whether or not subject to ERISA, which are, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, contractor, consultant or other service provider of the Company or its Subsidiaries (collectively, the “Company Employees”) and under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC copies of each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan. Except as may be restricted by applicable Law, all Company Employees have entered into confidentiality, non-competition (except for Company Employees who are not officers or who have no access to competition information), non-solicitation agreements and assignment of inventions agreements with the Company or a Subsidiary thereof, substantially in the form provided to SPAC (the “PIIA”), except as prohibited by law, and, to the Company’s Knowledge, no Company Employee is in material violation of any term of the PIIA or any restrictive covenant in favor a third party relating to the right of any such Company Employee to be employed or engaged by the Company or a Subsidiary.

(c) No Company Benefit Plan: (i) is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA or (iii) provides for retiree or post-termination health benefits except as required by applicable Law.

(d) Each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Law, including, where applicable, ERISA and the Code, and no Company Benefit Plan has any unfunded liabilities; and

(e) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any compensation or benefits to any Company Employee under any Company Benefit Plan, (ii) result in the payment by the Company or any of its Subsidiaries to any Company Employee of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to any Company Employee, or (iii) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise tax under Section 4999 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(g) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. There are, and since December 31, 2019 there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees. Since December 31, 2019, there has been no organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, work stoppage, or other material labor dispute against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as set forth in Schedule 4.14(b), the Company and each of its Subsidiaries are and have been during the past two (2) years in compliance in all material respects with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours.

Section 4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes (whether or not shown as due on Tax Returns) required to be paid by the Company and its Subsidiaries have been paid;

(iii) there is no Action with respect to Taxes of the Company or any of its Subsidiaries that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three (3) years;

(iv) the Company and each of its Subsidiaries have complied in all respects with all applicable Law relating to the collection, withholding, reporting and remittance of Taxes;

(v) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries other than Permitted Liens described in clause (iii) of the definition thereof;

(vi) (A) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened in writing from any Governmental Authority against the Company or its Subsidiaries that have not been paid or otherwise resolved in full, and (B) neither the Company nor any of its Subsidiaries has entered into with any Governmental Authority a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that has not expired;

(vii) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes);

(viii) any of the Company or any of its Subsidiaries that are required to be registered for value added tax and/or similar Taxes (collectively, “VAT”) in any jurisdiction are so registered in each applicable jurisdiction and each of the Company and its Subsidiaries has complied with all Laws and orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT;

(ix) All Tax related Governmental Orders (including ratification notices) issued by the Governmental Authorities specifically to the Company or its Subsidiaries have been fully performed by the Company or it subsidiaries, as applicable, in accordance with the requirements set forth therein;

(x) neither the Company nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business;

(xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (C) installment sale or open transaction made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, in each case, outside the ordinary course of business; or (E) any agreement entered into with any Governmental Authority in respect of Taxes;

(xii) in the past three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved; and

(xiii) neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Closing Date as a result of (A) the delay of payment of employment Taxes under any COVID-19 Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Measure).

(b) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken) that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

(c) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(d) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(e) The Company is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. To the Knowledge of the Company, the Company is not a passive foreign investment company as defined under Sections 1291 and 1298 of the Code immediately prior to the Closing Date assuming the taxable year of the Company ends at the end of the day immediately prior to the Closing Date.

Section 4.16 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all material respects thereunder, including with respect to the payment of premiums; and (b) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiary, as applicable, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Lease.

(c) The Company or its Subsidiary, as applicable has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.18 Intellectual Property, Privacy and Data Security.

(a) Schedule 4.18(a) lists all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, domain name registrations and other registrations and applications for Intellectual Property included in the Owned Intellectual Property. To the Knowledge of the Company, each item of Owned Intellectual Property is subsisting, valid and enforceable. The Company and its Subsidiaries (i) exclusively own all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and (ii) have valid and enforceable rights to all other Intellectual Property that is material to the conduct of their businesses as currently conducted. All Owned Intellectual Property shall be available for use by the Company and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used the Owned Intellectual Property immediately prior to the Closing Date. Except as set forth on Schedule 4.18(a), there has not been any

Action during the past two (2) years and is no Action pending, or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has received any written notice during the past two (2) years, (i) challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property (excluding office actions received in the ordinary course of prosecution before the applicable patent or trademark office), or (ii) alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries, including any offer or request to license.

(b) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries nor the conduct of the business of the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, or has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three (3) years. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. Except as set forth on Schedule 4.18(c), each Company Employee of the Company and its Subsidiaries who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property for, on behalf of, or under the direction or supervision of the Company or any of its Subsidiaries (each such Person, a “Creator”) has, pursuant to a valid and enforceable written agreement: (i) agreed to maintain and protect the trade secrets and confidential information of the applicable company and (ii) assigned or have agreed to a present assignment to the Company or its Subsidiaries of all such Intellectual Property created or developed in connection with such Creator’s employment or other engagement with the Company or its Subsidiaries. Each Creator has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all Intellectual Property (if applicable), including an express waiver or agreement not to assert any “moral rights”, in each case, to the extent such rights can be waived under applicable Law. To the Knowledge of the Company, except as set forth on Schedule 4.18(c), there has been no unauthorized access, use or disclosure of any trade secrets or other material confidential information.

(d) The Company and its Subsidiaries have not incorporated into any of the Software, the underlying Intellectual Property to which is Owned Intellectual Property (“Company Software”) or used any Software distributed or licensed under any license meeting the definition of Open Source promulgated by the Open Source Initiative (published online at http://www.opensource.org/osd) or the definition of Free Software promulgated by the Free Software Foundation (published online at https://www.gnu.org/philosophy/free-sw.en.html) including GPL, LGPL, or AGPL (any such license, an “Open Source License”), in a manner that requires, or conditions any rights granted in such license upon, that (i) any of the Company Software to be (w) disclosed, licensed or distributed in source code form, (x) disclosed, licensed or distributed for the purpose of (or permitting) any modification, making derivative works, or reverse engineering of such Company Software, (y) distributed, licensed or disclosed at no charge or minimal charge, or (z) redistributable by any Person, or (ii) the Company or any of its Subsidiaries grant any patent rights, including non-assertion or patent license obligations, or any rights or immunities under any Owned Intellectual Property, in each case, as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have policies and procedures in place designed to ensure that they are and have been in, compliance in all material respects with all Open Source Licenses. No source code of any Company Software has been disclosed, licensed, escrowed or delivered to any third party, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed, licensed, escrowed or delivered to any third party.

(e) No (i) government funding or governmental grants or other incentives from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Owned Intellectual Property , in either case, in a manner that provides any such Governmental Authority, university, college, other educational institution or research center with any ownership of, or license in, or any other right with respect to, any such Owned Intellectual Property. To the Knowledge of the Company, no Creator has performed services for, or otherwise was under restrictions resulting from his or her relations with, any Governmental Authority, university, college or other educational institution or research center during a period of time during which any Owned Intellectual Property was created or developed by such Creator or during such time that such Creator was also performing services for, or for the benefit of, the Company or any of its Subsidiaries, nor has any Creator created or developed any Owned Intellectual Property with any governmental grant.

(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. The IT Systems (i) are sufficient for the immediate needs of the Company and its Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all applicable information technology operations for the immediate needs of the Company and its Subsidiaries, in each case, except as would not be reasonably expected to be, whether individually or in the aggregate, material to the Company or its Subsidiaries. The Company and its Subsidiaries own or have valid and enforceable rights to use the IT Systems, and have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software included in the IT Systems or necessary for the Company and its Subsidiaries to conduct their businesses. In the past three (3) years, to the Knowledge of the Company, there has been no (A) Security Incident, including that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction or other Processing of any information or data contained or stored therein or transmitted thereby, nor (B) any failures, or continued substandard performance of, the IT Systems that have caused any material disruption or interruption in the use of the IT Systems or the conduct of the business of the Company or any of its Subsidiaries, in each case with respect to such failures or continued substandard performance that has not been remedied or remediated without material expense or liability.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, the Company and its Subsidiaries are in compliance, and for the past two (2) years have been in compliance, with (i) a written information security program that includes commercially reasonable administrative, technical, and physical safeguards reasonably designed to protect the confidentiality, integrity and security of Personal Information in the Company’s and its Subsidiaries’ possession or control and (ii) all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there is no Action pending and has not been any Action during the past two (2) years against the Company or any of its Subsidiaries, including by any Governmental Authority, and, to the Knowledge of the Company, no Action is threatened in writing, with respect to the Company’s or any of its Subsidiaries’ collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of any Personal Information or any non-compliance with any Data Security Requirements, (ii) neither the Company nor any of its Subsidiaries has been required to notify any Person or Governmental Authority of any Security Incident, and (iii) neither the Company nor any of its Subsidiaries has received any written notice during the past two (2) years, in each case, relating to any Security Incident or any non-compliance with any Data Security Requirements by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the transactions contemplated by this Agreement do not and will not violate or breach any Data Security Requirements by the Company or any of its Subsidiaries.

Section 4.19 Environmental Matters.

(a) Except as set forth on Schedule 4.19:

(i) the Company and its Subsidiaries are and, during the last three (3) years, have been in compliance with all Environmental Laws except as would be material to the Company and its Subsidiaries, taken as a whole;

(ii) each product of the Company and its Subsidiaries has been designed to comply in all material respects with all Environmental Laws and, to the Knowledge of the Company, there are no currently existing facts, conditions or circumstances that would prevent and such product from complying with such Environmental Laws;

(iii) the Company and its Subsidiaries have obtained (including in respect of any of their respective manufacturing facilities), and are, and during the past three (3) years have been in compliance in all material respects with, all Environmental Permits required to conduct their respective operations and businesses;

(iv) the manufacturing facilities of the Company and its Subsidiaries have been duly registered with the Governmental Authorities and the concentrations of pollutants and disposal of waste during the manufacturing processes have been in compliance in all material respects with all applicable control standards promulgated by the Governmental Authorities and all Environmental Laws.

(b) There are no written claims or notices of violation pending or, to the Knowledge of the Company issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any Leased Company Real Property.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.

(f) The Company has made available to the SPAC copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or any of its Subsidiaries, with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, any Environmental Law.

Section 4.20 Product Liability. Except as set forth on Schedule 4.20, during the past three (3) years (i) there have been no recalls, seizures or withdrawals from any market of products sold, licensed or delivered by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has any material liability arising as a result of, or relating to, or has received any written notice of any threatened legal claim (and to the Company’s Knowledge there is no reasonable basis for), any action, suit, charge, proceeding, audit or investigation, or any threat of the foregoing relating to (A) material bodily injury, death or disability arising as a result of the ownership, possession or use of any product developed or sold by the Company or any of its Subsidiaries, or any services rendered by the Company or any of its Subsidiaries, or (B) false advertising or deceptive trade practices. Except for those warranties that are (i) expressly set forth in any Specified Contract, (ii) made in the ordinary course of business, or (iii) required by applicable Law, neither the Company nor any of its Subsidiaries has in the last three (3) years made any express or implied warranties covering products manufactured or sold or services rendered by the Company and its Subsidiaries that have not expired. All products developed or sold by the Company and its and all services rendered by the Company and its

Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any existing liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, charge, proceeding, audit or investigation against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included in the Financial Statements.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director, partner, member, manager, or equityholder of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) Company Benefit Plans or reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans; (iv) Contracts with respect to such Person’s status as a holder of Company Ordinary Shares, Company Series C Preferred Shares, Company Restricted Shares, or Company Redeemable Preferred Shares, (v) Contracts with any Company Employee providing for indemnification of such Company Employee, (vi) Contracts that will be terminated prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing; (vii) Contracts between the Company and its Subsidiaries, on the one hand, and any Subsidiary of the Company, on the other; and (viii) powers of attorney and similar grants of authority made in the ordinary course of business (collectively, “Company Related Party Transactions”).

Section 4.23 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor to the Knowledge of the Company, any of their respective employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor to the Knowledge of the Company, any of their respective employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time in the past five (5) years made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of the Company, employees, any of their agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last five (5) years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

(c) In the past five (5) years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption

Laws. Neither the Company nor any of its Subsidiaries is aware of (i) any threat of any investigation, proceeding, action suit or any other action or other review by any Governmental Authority or person in relation to any potential violation of Anti-Corruption Laws, nor (ii) any fact or situation which could give rise to such investigation or other review. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.

(d) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of the Company, any of their respective employees, agents or other third party representatives acting on behalf of the Company or any of its Subsidiaries, is a Government Official, Governmental Authority or an instrumentality of a government. No Government Official or Governmental Authority is associated with, or owns, whether directly or indirectly, the Company or its Subsidiaries, or has any material legal or beneficial interest in the Transactions contemplated hereby.

Section 4.24 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the SPAC Shareholders or at the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Section 4.25 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the Schedules to this Agreement delivered by SPAC dated as of the date of this Agreement, or except as set forth in any of SPAC’s SEC Reports (excluding any disclosure in any “risk factors” section that does not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of each of the SPAC Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by SPAC) will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of the SPAC’s Equity Securities in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Transaction Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of SPAC has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the SPAC and the SPAC Shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to SPAC Shareholders approval of each of the SPAC Transaction Proposals.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and any other Transaction Agreement to which SPAC is or will be a party and the consummation of the transactions by SPAC contemplated hereby and thereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d)  as would not reasonably be expected to be material to SPAC.

Section 5.04 Litigation and Proceedings. Since its incorporation to the date of this Agreement, there has been no pending or, to the Knowledge of SPAC, threatened (in writing) Actions by or against SPAC that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect. SPAC is not a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) obtaining any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect, (iii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (v) the filing of the First Plan of Merger and the Second Plan of Merger with the Cayman Islands Registrar of Companies in accordance with Cayman Companies Act, and (vi) the SPAC Shareholder Approval.

Section 5.06 Trust Account. As of the date hereof, there is approximately $345 million held in a trust account (the “Trust Account”) maintained by the Trustee pursuant to the Trust Agreement, and such monies are invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any material respect, and, to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC shall not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Other than as set forth on Schedule 5.08(a), SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Other than as set forth on Schedule 5.08(a), each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. Other than as set forth on Schedule 5.08(b), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) Other than as set forth on Schedule 5.08(c), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) Other than as set forth on Schedule 5.08(d), SPAC has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets, and (iii) to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP. SPAC maintains, and since its incorporation has maintained, books and records of SPAC and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) Other than as set forth on Schedule 5.08(e), there is, and since its incorporation has been, no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the preparation of financial statements or the internal controls over financial reporting of SPAC, or (iv) to the Knowledge of the SPAC, any claim or allegation regarding any of the foregoing.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which, for purposes of this clause (ii), are immaterial in nature.

Section 5.09 Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Law. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation which, individually or in the aggregate, has not had and would not reasonably be expected to be material to the SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not, individually or in the aggregate, be material to SPAC.

Section 5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.10(c), SPAC is not, and at no time has been, a party to any Contract with any other Person that would require payments by SPAC in excess of $500,000 in the aggregate with respect to an individual Contract.

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s unaudited condensed balance sheet for the quarterly period ended June 30, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s unaudited condensed balance sheet for the quarterly period ended June 30, 2021 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto, (iv) arising, directly or indirectly, in connection with the COVID-19, (v) that are executory obligations under Contracts, or (vi) disclosed in the Schedules or (vii) that would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

(e) (i) Since the date of SPAC’s formation, there has not been any change, development, condition, occurrence, event or effect relating to SPAC that, individually or in the aggregate, resulted in, or would reasonably be expected to have a SPAC Impairment Effect and (ii) from June 30, 2021 through the date of this Agreement, SPAC has not taken any action that would require the consent of the Company pursuant to Section 7.02(a) if such action had been taken after the date hereof.

(f) None of SPAC or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with the Company or any of its Subsidiaries. For purposes of this Section 5.10(f), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

Section 5.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect:

(i) all Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes (whether or not shown as due on Tax Returns) required to be paid by SPAC have been paid;

(iii) there is no Action with respect to Taxes of SPAC that is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three (3) years;

(iv) SPAC has complied in all respects with all applicable Law relating to the collection, withholding, reporting and remittance of Taxes;

(v) there are no Liens for Taxes on any of the assets of SPAC other than Permitted Liens described in clause (iii) of the definition thereof;

(vi) (A) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened in writing from any Governmental Authority against SPAC that have not been paid or otherwise resolved in full, and (B) SPAC has not entered into with any Governmental Authority a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that has not expired;

(vii) SPAC has not been a member of an affiliated, consolidated, combined, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes);

(viii) if SPAC is required to be registered for VAT in any jurisdiction then it is so registered in each applicable jurisdiction and SPAC has complied with all Laws and orders in respect of any VAT, maintains full and accurate records with respect thereto and has not been subject to any interest, forfeiture, surcharge or penalty or been a member of an affiliated, consolidated or similar group with any other company for purposes of VAT;

(ix) SPAC is not subject to Tax in a country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction;

(x) to the Knowledge of SPAC, SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (C) any agreement entered into with any Governmental Authority in respect of Taxes;

(xi) since the date of SPAC’s formation, no written claim has been made by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which claim has not been fully resolved;

(xii) SPAC will not be required to pay any Tax after the Closing Date as a result of (A) the delay of payment of employment Taxes under any COVID-19 Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Measure);

(b) SPAC has not taken any action (nor permitted any action to be taken) that would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment.

(c) SPAC is a Tax resident only in its jurisdiction of formation.

(d) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

Section 5.12 Capitalization.

(a) The authorized share capital of SPAC is $55,500 divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Schedule 5.12(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preference Shares have been issued or are outstanding. The issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in full compliance in all material respects with applicable Law, including Securities Laws, and all requirements set forth in (1) the SPAC Organizational Documents and (2) any other applicable Contracts governing the issuance of such Equity Securities; and (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Organizational Documents or any Contract to which SPAC is a party or otherwise bound.

(b) Except as set forth on Schedule 5.12(a), there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote

(or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock or share appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 Nasdaq Listing As of the date hereof, the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PPGHU”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PPGHW”. As of the date hereof, the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PPGH”. SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Shares or the SPAC Public Warrants on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares or the SPAC Public Warrants from the Nasdaq or the SEC.

Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions. Schedule 5.15 sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”).

Except as set forth in Schedule 5.15, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Investment Company Act; JOBS Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17 Absence of Changes. Since the date of SPAC’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18 Employees. Other than any officers as described in SPAC’s SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the ordinary course of business consistent with past practice. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any officer or director.

Section 5.19 No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Recapitalization, the PIPE Financing and the Permitted Equity Financing) or any other Transaction Agreement, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, and (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with key customers, key suppliers, joint venture partners, key distributors, key employees and creditors of the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Recapitalization and the PIPE Financing) or in any other Transaction Agreement, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract, or any Lease;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries other than the issuance of Pre-Subdivision Shares upon the repurchase of Company Series C Preferred Shares or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;

(e) (i) sell, assign, transfer, convey, lease, license, grant other rights under, abandon, allow to lapse or expire, fail to maintain, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than, with respect to tangible assets or properties in the ordinary course of business consistent with past practice, and with respect to Intellectual Property, licenses, grants, Liens, lapses, or expirations granted or otherwise occurring in the ordinary course of business and consistent with past practice, and disclosures permitted by Section 6.01(e)(ii), or (ii) disclose any confidential information of the Company and its Subsidiaries to any Person other than pursuant to valid and enforceable agreements to protect confidentiality or where the Company has chosen in the exercise of its reasonable business judgement to publish such information;

(f) settle any pending or threatened Action if such settlement would require payment by the Company in an amount greater than $150,000 or admit criminal wrongdoing;

(g) except as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof, as otherwise required under applicable Law, or as otherwise agreed to in writing by SPAC (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any Company Employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any Company Employees, (iii) take any action to increase any compensation or benefits of any Company Employee, other than in the ordinary course of business and consistent with past practice, (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than offer letters or employment agreements with any employee or independent contract with an annual cash compensation opportunity that does not exceed $200,000 and entered into in the ordinary course of business that do not provide severance or change in control benefits except as otherwise required by applicable Law, or (v) hire, engage, furlough, temporarily lay off, or terminate (other than for cause) the employment, engagement or service of any employee or independent contractor of the Company or any of its Subsidiaries with an annual cash compensation opportunity that exceeds $200,000;

(h) enter into, modify, or extend any CBA, other than as required by applicable Law, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(i) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers, consultants and contractors of the Company or any of its Subsidiaries in the ordinary course of business, and (C) trade credit granted or extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(j) redeem, purchase, repurchase or otherwise acquire, any Equity Securities of the Company or any of its Subsidiaries other than (i) transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company or (ii) the exercise of the Company’s repurchase option with respect to Company Restricted Shares in accordance with the award agreements as in effect as of the date of this Agreement;

(k) adjust, subdivide, combine, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(l) make any material change in its customary accounting principles or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by IFRS or applicable Law;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(n) make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes; file any material Tax Return in a manner materially inconsistent with past practice; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with any Governmental Authority with respect to any Tax; defer any Taxes as a result of a COVID-19 Measure; surrender any right to claim a material refund of Taxes; or knowingly take any action that would reasonably be expected to prevent, impair, or impede the Mergers from qualifying for the Intended Tax Treatment;

(o) other than in the ordinary course of business: (i) incur, create or assume any Indebtedness, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof, (ii) modify, in any material respect, the terms of any material Indebtedness, or (iii) guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness for borrowed money, other than between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(p) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to or enter into a new line of business, in each case that would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(q) except in the ordinary course of business, (i) make any capital expenditures that in the aggregate exceed $100,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with, or (ii) delay the making of any material capital expenditures as provided in, the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC;

(r) accelerate or delay any annual or other bonuses ahead of the date on which such bonuses would have been paid in the ordinary course of business for fiscal year 2021;

(s) except in the ordinary course of business consistent with past practice, (i) accelerate or delay in any respect material to the Company and its Subsidiaries (A) collection of any account receivable in advance of or beyond its due date, or (B) payment of any account payable in advance of or beyond its due date; or (ii) otherwise conduct its cash management customs and practices (including the collection of receivables, the payment of payables and any other movement of cash, cash equivalents or marketable securities other than in the ordinary course of business consistent with past practice);

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(u) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(v) make any Change of Control Payment that is not set forth on Schedule 4.06(f); or

(w) enter into any Contract to do any action prohibited under this Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken (or not taken) in good faith as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business consistent with past practice” for all purposes of this Section 6.01, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of and that are necessary for consummating the Transactions; provided that such access shall not include any unreasonably invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Each of the Company, Merger Sub and Merger Sub II acknowledges that it has read SPAC’s final prospectus, dated January 5, 2021, the other SEC Reports, the SPAC Organizational Documents and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company, Merger Sub and Merger Sub II further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not or is not consummated within 24 (or in certain circumstances, 30) months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and notwithstanding anything to the contrary in this Agreement, each of the Company, Merger Sub and Merger Sub II (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement or the Transactions with SPAC; provided that notwithstanding anything herein or otherwise to the contrary, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account solely to the extent provided in this Agreement or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption Right) to the Company in accordance with the terms of this Agreement and the Trust Agreement).

Section 6.04 Proxy Statement Cooperation.

(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to SPAC Shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 Company Securities Listing. The Company will use its commercially reasonable efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to be approved; (ii) the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Registrable Securities to be approved for listing on the Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time. The Company shall pay all fees of the Nasdaq in connection with the application to list and the listing of the Registrable Securities, subject to the allocation of such fees set forth in SPAC Transaction Expenses.

Section 6.06 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall adopt the Equity Plan in a form reasonably acceptable to the Company and the SPAC with such plan to provide for (i) an initial number of Company Ordinary Shares reserved for issuance thereunder equal to approximately 10% of the Company Ordinary Shares outstanding as of immediately after the First Effective Time, calculated on an outstanding basis (and, for the avoidance of doubt, not including the Earnout Shares, or Company Ordinary Shares held by the Sponsor but subject to vesting pursuant to the Sponsor Support Agreement or shares subject to the Company Warrants) (the “EIP Initial Share Reserve”) and (ii) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the First Effective Time, equal to the least of: (1) the EIP Initial Share Reserve, (2) 3% of the number of Company Ordinary Shares outstanding on the last day of the immediately preceding fiscal year, or (3) such lesser number as determined by the plan administrator. An illustrative calculation of the size of the EIP Initial Share Reserve is included in Schedule 6.06(a).

(b) Incentive Awards. At or following the Closing Date, to incentivize the employees and other service providers of the Company and its Affiliates that continue to serve the Company and its Subsidiaries on and following the Closing Date (each, a “Continuing Employee”), the Company will grant Company Full Value Awards covering up to an aggregate of 3% of the outstanding Company Ordinary Shares, calculated on an outstanding basis (and, for the avoidance of doubt, not including the Earnout Shares, Company Ordinary Shares held by the Sponsor but subject to vesting pursuant to the Sponsor Support Agreement or shares subject to the Company Warrants) (the “Incentive Award Pool”). One-third (1/3) of the Company Full Value Awards under the Incentive Award Pool shall vest upon the occurrence of an Earnout Event set forth in Section 3.05, subject to the Continuing Employee’s continued service to the Company or any of its Subsidiaries through each such Earnout Event. Allocations of grants of the Incentive Award Pool shall be determined by the Company Board in its sole discretion and generally based on a participant’s role and expected role with the Company and its Affiliates on and following the Closing Date. With respect to any Company Full Value Awards from the Incentive Award Pool that are not granted or forfeited as a result of a termination of service prior to the occurrence of an Earnout Event as set forth in Section 3.05, such not granted or forfeited Company Full Value Awards will be added back to the share pool of the Equity Plan and available for future grants thereunder. An illustrative calculation of the size of the Incentive Award Pool is included in Schedule 6.06(b).

(c) S-8 Registration Statement. As promptly as practicable following the First Effective Time, the Company shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) subject to the approval of the Equity Plan, the shares of Company Ordinary Shares available for issuance under the Equity Plan and the Incentive Award Pool. SPAC shall use reasonable best efforts to maintain the effectiveness of such S-8 registration statement for so long as any equity awards issued under the Equity Plan and/or Incentive Award Pool remain outstanding.

(d) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.07 Merger Sub and Merger Sub II Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, the Company, as the sole shareholder of Merger Sub and Merger Sub II, will approve and adopt this Agreement, the Transaction Agreements to which Merger Sub or Merger Sub II, as applicable, is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

Section 6.08 Anti-Corruption; Sanctions Laws. The Company covenants during the Interim Period that the Company shall use reasonable best efforts to, and shall procure its Subsidiaries and its and its Subsidiaries’ respective Representatives (to the extent acting on behalf of the Company or its Subsidiaries) to conduct business in compliance in all material respects with all applicable Anti-Corruption Laws and Sanction Laws. The Company further covenants to adopt the policies set forth in Schedule 6.08 on or prior to the completion of the Recapitalization.

Section 6.09 Terminated Agreements. The Company covenants during the Interim Period that the Company shall use reasonable best efforts to, and shall procure its Subsidiaries and its and its Subsidiaries’ respective Representatives (to the extent acting on behalf of the Company or its Subsidiaries) to terminate each of the agreements set forth in Schedule 4.06(b) in accordance with the terms and conditions therein on or prior to the completion of the Recapitalization.

ARTICLE VII

COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the SPAC Organizational Documents or under any indemnification agreement set forth on Schedule 7.01(a) such D&O Indemnitee may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six (6) year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Company.

(c) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.

(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement or the Sponsor Support Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change or amend the Trust Agreement or the SPAC Organizational Documents;

(ii) create or form any Subsidiary;

(iii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any outstanding Equity Securities of SPAC; (B) subdivide,

consolidate or reclassify any Equity Securities of SPAC; or (C) other than in connection with the SPAC Shareholder Redemption Right or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of, or other equity interests in, SPAC;

(iv) (A) fail to maintain its existence or merge, consolidate or amalgamate SPAC with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or (C) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the SPAC (other than the transactions contemplated by this Agreement);

(v) make any capital expenditures;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(vii) make, change or revoke any material Tax election in a manner inconsistent with past practice; change or revoke any material accounting method with respect to Taxes; settle or compromise any material Tax claim or Tax liability; enter into any material closing agreement with any Governmental Authority with respect to any Tax; file any material Tax Return in a manner materially inconsistent with past practice; defer any Taxes as a result of a COVID-19 Measure; surrender any right to claim a material refund of Taxes; or knowingly take any action that would reasonably be expected to prevent, impair, or impede the Mergers from qualifying for the Intended Tax Treatment;

(viii) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party;

(ix) settle any pending or threatened Action if such settlement would require payment by SPAC in an amount greater than $150,000 or admit criminal wrongdoing;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than working capital loans;

(xi) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities;

(xii) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xiii) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xv) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xvii) voluntarily fail to maintain or cancel coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its Subsidiaries and their assets and properties; or

(xviii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, the SPAC shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which the SPAC is a party.

Section 7.03 Trust Account Proceeds.

(a) If (i) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting, after deducting the amount required to satisfy the SPAC Shareholder Redemption Amount (and net of any unpaid or contingent liabilities of SPAC including (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or SPAC Transaction Expenses, as contemplated by Section 11.05), plus (ii) the PIPE Financing Amount actually received by the Company prior to or substantially concurrently with the Closing, plus (iii) the Permitted Equity Financing Proceeds (the sum of (i) through (iii), the “Available SPAC Cash”), is equal to or greater than $400,000,000 (the “Minimum Available SPAC Cash Amount”), then the condition set forth in Section 9.03(d) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) prior to or at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.04 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the properties, books, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of consummating the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other privilege from disclosure (provided that SPAC will use commercially reasonable efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05 Matters. Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings.

(a) From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Law.

(b) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.07 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares, SPAC Public Warrants and SPAC Units to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares, SPAC Public Warrants and SPAC Units to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to, and each of the Parties shall cause its Affiliates to, obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary, proper or advisable to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of SPAC and the Company.

(b) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(d) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; SPAC Extraordinary General Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution and delivery of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare, with the assistance of SPAC, and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC, to comply in all material respects with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the Nasdaq) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Extraordinary General Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date (which record date shall be mutually agreed with the Company) for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), and SPAC shall convene and hold a meeting of SPAC Shareholders, in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to effect the SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that either the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize SPAC Shareholder Redemption Right by SPAC Shareholders. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; or (v) if the holders of SPAC Shares have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.03(d) not being satisfied; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to one SPAC Meeting Change (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided that it is held no later than three (3) Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to and direct its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to (A) any purchase of a material portion of the stock or shares, other Equity Securities or assets of the Company and its Subsidiaries, taken as a whole or (B) any merger, business combination or other similar transaction other than the Transactions (an “Alternative Transaction Proposal”) involving the Company and its Subsidiaries, (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal involving the Company and its Subsidiaries or that may reasonably be expected to lead to any such Alternative Transaction Proposal, (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal involving the Company and its Subsidiaries, or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilities or encourage an effort or attempt by any person or entity to do or seek to do any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal involving the Company and its Subsidiaries, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal involving the Company. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives, its Subsidiaries and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Alternative Transaction Proposal involving SPAC, (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal involving SPAC or that may reasonably be expected to lead to any such Alternative Transaction Proposal, (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal involving SPAC, or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilities or encourage an effort or attempt by any person or entity to do or seek to do any of the foregoing; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or Subsidiaries or the Sponsor receive any offer or communication in respect of an Alternative Transaction Proposal involving SPAC, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives, its Subsidiaries and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding an Alternative Transaction Proposal involving SPAC.

Section 8.04 Tax Matters.

(a) The Parties intend that the Recapitalization and the Mergers qualify for the Intended Tax Treatment. The Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. The Parties shall (i) use their respective reasonable efforts to cause the Recapitalization and the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action that to its Knowledge could reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, (A) Merger Sub II to elect to be disregarded as an entity separate from the Company, and (B) Merger Sub to elect to be treated as a corporation, in each case, for U.S. federal income tax purposes as of their respective effective dates of formation and not subsequently take any action to change such classification. The Parties shall (and shall cause their controlled Affiliates to) comply with the covenants set forth in Schedule 8.04(a) (the “Reorganization Covenants”).

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the party responsible therefor under applicable Law.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to

Section 6.02 and this Section 8.05(b), the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.06 Warrant Agreement. Immediately prior to the Closing, the Company, SPAC, and Continental Stock Transfer & Trust Company (“Continental”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit G, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated January 5, 2021, by and between SPAC and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(d).

Section 8.07 Permitted Equity Financing. During the Interim Period, SPAC and the Company may execute Permitted Equity Subscription Agreements that would constitute Permitted Equity Financing; provided that unless otherwise agreed by SPAC and the Company in writing, (i) each Permitted Equity Subscription Agreement shall be in substantially the same form as the PIPE Agreements, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of the Company Ordinary Shares at a price per share of less than $10.00 (including any discounts, rebates, equity kickers or promote), and (iii) no such Permitted Equity Subscription Agreement shall provide for the issuance of any Equity Securities of the Company other than the Company Ordinary Shares, including Company Warrants. Each of SPAC and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by each other.

Section 8.08 PIPE.

(a) To the Knowledge of the Company, with respect to each PIPE Investor, the PIPE Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company. The PIPE Agreements provide that SPAC is a third party beneficiary and is entitled to enforce such agreements against the PIPE Investor. In the event that all conditions in the PIPE Agreements have been satisfied, the Company and SPAC have the rights to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Agreements on the terms described therein.

(b) From the date of the announcement of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article X), each of the Parties shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other Parties and the other Parties’ financial advisors reasonably informed with respect to the PIPE Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ financial advisors with respect to the PIPE Financing.

Section 8.09 Post-Closing Directors and Officers.

(a) Each of SPAC and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the First Effective Time: (i) the Company Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 2 directors, Class II consisting of 2 directors and Class III consisting of 3 directors; (ii) the members of the Company Board are the individuals determined in accordance with Section 8.09(b) and Section 8.09(c); and (iii) the officers of the Company (the “Officers”) are the individuals determined in accordance with Section 8.09(e).

(b) The individual identified on Schedule 8.09(b) shall be a director on the Company Board immediately after the First Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “SPAC Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SPAC written notice, replace the SPAC Designee with any individual and, upon the Sponsor so giving notice of the replacement of the SPAC Designee, Schedule 8.09(b) shall automatically be deemed amended to include such replacement individual as the SPAC Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.

(c) The three (3) individuals identified on Schedule 8.09(c) shall be directors on the Company Board immediately after the First Effective Time, with each such individual being in the class of directors set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving SPAC and the Sponsor written notice, replace any Company Designee with any individual and, upon the Company so giving notice of the replacement of such Company Designee, Schedule 8.09(c) shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.

(d) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall identify (in consultation with SPAC) three (3) individuals, each of whom shall qualify as an “independent director” under the listing rules of Nasdaq, to serve as a director on the Company Board immediately after the First Effective Time, with each such individual serving on a different class of directors.

(e) The individuals identified on Schedule 8.09(e) shall be Officers immediately after the First Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Schedule 8.09(e) is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may (in consultation with SPAC) replace such individual with another individual to serve as such Officer and, in such case, Schedule 8.09(e) shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Section 8.10 Company Extraordinary General Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date (which record date shall be mutually agreed with SPAC) for, duly call and give notice of, convene and hold a meeting of Company Shareholders (the “Company Extraordinary General Meeting”), and the Company shall convene and hold a meeting of Company Shareholders, in each case in accordance with the Company’s Organizational Documents and applicable Law, for the purpose of (i) obtaining the Company Shareholder Approval (other than any aspects of the Company Shareholder Approval obtained prior to the Company Extraordinary General Meeting), (ii) adopting or approving all Company Transaction Proposals, and (iii) adopting or approving any other proposal that either the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (iv) related and customary procedural and administrative matters. The Company shall use its reasonable best efforts to obtain such approval and authorizations from the Company Shareholders at the Company Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the Company Shareholders. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Extraordinary General Meeting solely to the extent necessary (a “Company Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the proxy statement that the Company Board has determined in good faith is required by applicable Law is disclosed to the Company Shareholders and for such supplement or amendment to be promptly disseminated to the Company Shareholders with sufficient time prior to the Company Extraordinary General Meeting for the Company Shareholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the Company Extraordinary General Meeting is originally scheduled (as set forth in the proxy statement), there are insufficient Pre-Subdivision Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Extraordinary General Meeting; provided that, without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Extraordinary General Meeting may not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the Company Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided that it is held no later than three (3) Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the Company Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect, or have been entered, enacted or promulgated, any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.

(b) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained and shall remain in full force and effect.

(c) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall remain in full force and effect.

(d) Nasdaq Listing. The Registrable Securities to be issued in connection with the Mergers shall have been conditionally approved for listing on the Nasdaq, subject only to official notice of issuance thereof, and upon Closing, the Company shall satisfy the continuing listing requirements of Nasdaq.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(g) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.02 Additional Conditions to Obligations of SPAC. The obligations of the SPAC to consummate, or cause to be consummated, the Mergers is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

Section 9.03 Additional Conditions to the Obligations of the Company, Merger Sub and Merger Sub II. The obligation of the Company, Merger Sub and Merger Sub II to consummate or cause to be consummated the Mergers and is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC contained in Article V (other than the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), or Section 5.07 (Brokers Fees)) shall be true and correct (without giving any effect to any limitation as to “materiality”, SPAC Impairment Effect or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Impairment Effect.

(ii) Each of the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), and Section 5.07 (Brokers Fees) (collectively, the “Specified SPAC Representations”) that is (x) qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “Material Adverse Effect”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Available SPAC Cash. The Available SPAC Cash shall be no less than the Minimum Available SPAC Cash Amount.

(e) No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred

(f) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either SPAC or the Company, if the Second Effective Time has not occurred by 11:59 p.m., Hong Kong time, on March 31, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by SPAC, if the Company, Merger Sub or Merger Sub II has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company, Merger Sub or Merger Sub II before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth (5th) Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either SPAC or the Company, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to SPAC if, at the time of such termination, SPAC is in material breach of Section 8.02 and such breach is the primary cause of the failure to obtain the SPAC Shareholder Approval;

(g) by either SPAC or the Company, if the Company failed to obtain the Company Shareholder Approval upon vote taken thereon at a duly convened Company Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if, at the time of such termination, the Company is in material breach of Section 8.10 and such breach is the primary cause of the failure to obtain the Company Shareholder Approval;

(h) by the Company, if the condition set forth in Section 9.03(d) becomes incapable of being satisfied at the Closing without any amendments, modifications or supplements to, or waivers under, this Agreement or any of the PIPE Agreements (but subject to the Sponsor’s rights under the Sponsor Support Agreement).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.03 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, prior to the Closing, to:

Poema Global Holdings Corp.

49/F One Exchange Square

8 Connaught Place

Central, Hong Kong

Attn: Homer Sun

Email: homer@poema-global.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Gary Li; Jesse Sheley; Joseph Raymond Casey; Ram Narayan

E-mail: gary.li@kirkland.com; jesse.sheley@kirkland.com; joseph.casey@kirkland.com; ram.narayan@kirkland.com

If to the Company or Merger Sub, Merger Sub II or SPAC following the Closing, to:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.,

SongShan District, Taipei City 105

Taiwan

Attn: Hok-Sum Horace Luke; Bruce Morrison Aitken; Titan Lee

E-mail: horace.luke@gogoro.com; bruce.aitken@gogoro.com; titan.lee@gogoro,com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Mark Baudler

E-mail: MBaudler@wsgr.com

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94304

Attn: Robert Ishii

E-mail: RIshii@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.02(b).

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain confidentiality agreement, dated as of January 27, 2021, by and between the Company and Princeville Global HK Limited (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Transaction Agreements and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal court located in the State of Delaware, and each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement, the Transaction Agreements or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub or Merger Sub II under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of fraud. All such representations, warranties, covenants, obligations and other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV (as modified by the Schedules) constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company (as modified by the Schedules) and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV (as modified by the Schedules) by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

STARSHIP MERGER SUB I LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

STARSHIP MERGER SUB II LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

POEMA GLOBAL HOLDINGS CORP.

By:	/s/Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:	/s/ Homer Sun
Name: Homer Sun
Title: CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

Interim Amended & Restated Articles of Association

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

1.	The name of the company is Gogoro Inc. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The capital of the Company is US$85,737,264.1464 divided into 85,714,286 Series C Preferred Shares of a nominal or par value of US$1.00 each and 229,781,464 Ordinary Shares of a nominal or par value of US$0.0001 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to Gogoro Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means, with respect to an entity, any other entity that, directly or indirectly, controls or is controlled by or is under common control with the first entity. An entity controls another when it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting securities or voting interests of the said other entity or when it controls the composition of the board of directors of the said other entity.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“BCA Closing Date” means the “Closing Date” as defined in the Business Combination Agreement.

“BCA Series C Repurchase” has the meaning given in Article 15B.

“Business Combination Agreement” means the agreement and plan of merger dated September 16, 2021 among the Company, Starship Merger Sub I Limited, Starship Merger Sub II Limited and Poema Global Holdings Corp.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Debt” means (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any Group Company, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, or otherwise and (b) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any Group Company in question in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in (a) above.

“Deemed Liquidation Event” means if the Directors, pursuant to any resolution cause:

a)

a merger, restructuring, reorganization, share purchase (including, without limitation, direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of the Company’s outstanding shares, or of any interest or rights in or of the Company’s outstanding shares, share-for-share exchange) or consolidation of the Company with or into any other company or companies or other entity or entities or transaction or any other corporate reorganization in which the holders of the Company’s voting securities prior to such transaction beneficially own or control less than a majority of the outstanding voting securities of the surviving company or other entity after such transaction on account of shares held by such holders immediately prior to such transaction; or

b)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Enforcer” the person appointed to act as enforcer of the Management Trust from time to time.

“Gold Sino” means Gold Sino Assets Limited.

“Group Companies” (and each a “Group Company”) refers to the Company and all subsidiaries or Affiliates via which the Company conducts all or part of its business, including, without limitation, Gogoro Taiwan Limited and “Group” means the Company and its subsidiaries and Affiliates.

“Independent Director” means a Director who is an independent director as defined in the Article 87A.

“Investors” mean, collectively, Gold Sino and XianBase.

“Investor’s Rights Agreement” means the Investor’s Rights Agreement entered into in 2017 in respect of the Company between the Company and the holder of Series C Preferred Shares named therein.

“IPO” means an initial public offering of the securities of the Company or the subsidiary of the Company, Gogoro Taiwan Limited, in conjunction with the admission to trading on either the Taiwan Stock Exchange Main Board, Hong Kong Stock Exchange Main Board or NASDAQ Stock Exchange, or New York Stock Exchange; provided that the aggregate gross proceeds of such an initial public offering to the Company (before deductions of underwriters’ commissions and expenses) equals or exceeds US$100 million, at a price per share to the public equal to at least the Issue Price as adjusted for a 10% IRR.

“Issue Price” means the issue price of the Series C Preferred Shares per share as provided under the Series C Subscription Agreement.

“Law” means the Companies Act (as amended) of the Cayman Islands.

“Management” means, collectively, the founders, management and employees of the Group.

“Management Trust” means Gogoro Incorporated Management Trust.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Group Companies taken as a whole, or (b) a material impairment of the ability of the Company to perform its obligations under this Agreement.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Loss” or “Losses” means any direct claims, losses, liability, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in defence of any of the foregoing).

“Office” means the registered office of the Company as required by the Law.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the ordinary shares of a nominal or par value of US$0.0001 each in the capital of the Company.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Law and these Articles, means the Register maintained by the Company pursuant to the Law and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Law and includes any Branch Register(s) established by the Company in accordance with the Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Securities” has the meaning ascribed to it in Sub-Article 124(d).

“Series C Conversion Price” shall initially be the Issue Price, and shall be adjusted pursuant to the anti-dilution protection provided in Article 15A.

“Series C Preferred Shares” means the Series C Preferred Shares of a nominal or par value of US$1.00 each in the capital of the Company.

“Series C Reserved Matters” has the meaning given in Article 16.

“Series C Subscription Agreement” means the Share Subscription Agreement entered into in 2017 in respect of the Company among the Company and the subscribers for Series C Preferred Shares named therein.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholders Agreement” means the Shareholders Agreement in respect of the Company to be entered into by and among Samuel Yin and his designated entity, Gold Sino Assets Limited, Cher Wang and her designated entity, XianBase Investment, Ltd., Horace Luke (in his capacity as Enforcer of Gogoro Incorporated Management Trust)(as substituted from time to time) and the Company, as amended from time to time.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Special Resolution of the Directors” means a resolution determined by the Directors with the consent of at least two-thirds of the Directors at a meeting, the quorum of which shall be at least two-thirds of all the Directors, or by resolution in writing signed by at least two-thirds of at least two-thirds of all the Directors.

“Subscription Agreement” means the Share Subscription Agreement in respect of the Company entered into by and among Samuel Yin and his designated entity, Gold Sino Assets Limited, Cher Wang and her designated entity, XianBase Investment, Ltd., Horace Luke (in his capacity as Enforcer of Gogoro Incorporated Management Trust)(as substituted from time to time) and the Company, as amended from time to time.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“XianBase” means XianBase Investment, Ltd.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a US dollar or US dollars (or US$) and to a US cent or US cents is reference to dollars and cents of the United States of America;

(e)	reference to an NT dollar or NT dollars (or NT$) and to an NT cent or NT cents is a reference to dollars and cents of the Republic of China;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(h)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Law.

SHARES

8.	Subject to these Articles, including the Series C Reserved Matters and Articles 124 and 125, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	[Blank]

10.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

ORDINARY SHARES

13.

Ordinary Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company on the basis of one vote per Ordinary Share. Subject to Article 151, in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Ordinary Shares shall be entitled, subject to Article 14, to an amount equal to the capital paid up on such Ordinary Shares. Ordinary Shares confer no other right to participate in the profits or assets of the Company.

SERIES C PREFERED SHARES

14.

Series C Preferred Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company on the basis of one vote per Series C Preferred Share. Subject to Article 151, in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Series C Preferred Shares shall be entitled, to an amount equal to the subscription price paid on such Series C Preferred Shares, in preference over the holders of Ordinary Shares to receive any amount in respect of the Ordinary Shares. Each Series C Preferred Share shall be entitled to share equally with each Ordinary Share in such dividends and distributions as may be declared by the Company from time to time.

15.

The Series C Preferred Shares shall convert in whole or in part into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Issue Price by the applicable Series C Conversion Price in effect at the time of conversion, by means of repurchase of the Series C Preferred Shares and issue of Ordinary Shares to the holders of the repurchased Series C Preferred Shares by the Company:

(a)

in whole, upon the Company’s submission of an application with Taipei Exchange for listing on the Emerging Stock Board or the Company’s submission of a listing application to the Taiwan Stock Exchange Main Board in connection with its IPO ; or

(b)

in whole, upon closing of the IPO if the Company submits a listing application to either Hong Kong Stock Exchange Main Board, NASDAQ Stock Exchange or New York Stock Exchange in connection with its IPO; or

(c)

in part (i.e., the number of Series C Preferred Shares held by the holder of such Series C Preferred Shares), at any time upon mutual consent of the Company and the holder of such Series C Preferred Shares.

15A.

Prior to IPO, in case of issuance any shares (whether Ordinary Shares or preferred shares) or any equity-linked securities of the Company (other than the Ordinary Shares issued in accordance with Equity Incentive Award Plans) for a price per share less than the Issue Price, the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula provided under the Series C Subscription Agreement.

15B.

Notwithstanding any other provision of these Articles, on the BCA Closing Date, immediately prior to the First Effective Time (as defined in the Business Combination Agreement), each Series C Preferred Share that is issued and outstanding immediately prior to the First Effective Time shall be compulsorily repurchased by the Company for cash consideration in an amount equal to the Issue Price and each holder of a Series C Preferred Share shall, immediately upon receipt of such cash consideration, apply such amount to the subscription for one (1) Ordinary Share, and the Company shall immediately issue such Ordinary Share (the “BCA Series C Repurchase”).

16.

The prior written consent of the holders of Series C Preferred Shares representing a majority of the issued Series C Preferred Shares will be required in respect of each of the following matters (the “Series C Reserved Matters”) provided that all holders of Series C Preferred Shares shall be entitled to receive due notice and request for approval:

(a)	any alteration or change of the rights, preferences or privileges of Series C Preferred Shares;

(b)	any reduction of share capital of the Company;

(c)

any acquisition or disposal or series of linked acquisitions or disposals, with a value in excess of US$50 million sale of control/contribution of assets, merger, consolidation of the Company or any members of the Group;

(d)

engagement by the Company or any members of the Group in any business materially different from that described in the then current business plan or the cessation of any business undertaking of the Company or any members of the Group;

(e)

any capital raising or issuance by the Company (whether by way of debt, equity , instruments convertible into equity or otherwise) except for up to 50,000,000 Ordinary Shares issued or to be issued prior to the IPO under the Equity Incentive Award Plans (as defined in the Series C Subscription Agreement)) which exist as of March, 2017;

(f)

any amendment to the Memorandum of Association or the Articles of Association of the Company or to the constitutional documents of any other member of the Group; however, in respect of members of the Group other than the Company, this provision shall not apply where an amendment relates to an increase in the authorized share capital of such Group member or any amendment which be made in connection with any mandatory requirement under applicable laws or regulations;

(g)	the dissolution or liquidation of the Company or any members of the Group;

(h)

any connected transaction or related party transaction with a value in excess of US$5 million; except for the daily operations between and /or among the members of the Group located in Taiwan; provided, however, if any Series C Preferred Share shareholder is a party to the connected transaction or related party transaction, no written consent from such Series C Preferred shareholder shall be required for said connected transaction or related party transaction, and the Series C Preferred Shares held by such holder of the Series C Preferred Share shall not be counted as the outstanding shares of the Series C Preferred Shares when calculating the majority of the outstanding shares of the Series C Preferred Shares;

(i)	any change in accounting methods or policies applicable to the Company (other than IFRS, US and Taiwan GAAP);

(j)

the repurchase, redemption or other acquisition of any Ordinary Shares unless such purchase, redemption or other acquisition is made due to mandatory requirement under the applicable laws or regulations; and

(k)

the issuance of any equity securities that have rights, preferences or privileges that are superior to Series C Preferred Shares or (ii) any transaction that could have a material adverse effect on or be detrimental to the rights of the Series C Preferred Shares, provided that no prior written consent nor any other approval of the holders of Series C Preferred Shares shall be required in respect of the BCA Series C Repurchase contemplated by Article 15B, the adoption by the Company of the Listing A&R AoA (as defined in the Business Combination Agreement), the Share Subdivision (as defined in the Business Combination Agreement) and each of the transactions contemplated by the Business Combination Agreement except, in each case, to the extent required by the Law. For the avoidance of doubt, the Series C Reserved Matters shall cease to apply and shall have no further effect upon completion of the BCA Series C Repurchase.

16A.

The prior written consent of the holders of Series C Preferred Shares in respect of the Series C Reserved Matters need not be in the form of written resolutions or resolutions passed at a meeting of the Company or a Class meeting of the Series C Preferred Shares.

16B.

When any matter set out in Article 16 requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the prior written consent of the holders of Series C Preferred Shares representing a majority of the issued Series C Preferred Shares, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the holders of Series C Preferred Shares who voted against such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

MODIFICATION OF RIGHTS

17.

Subject to these Articles, including Articles 16, 124 and 125, whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

18.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

19.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

20.

Any certificate representing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend as may be required by agreement or by applicable laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AS SET FORTH IN THE SHAREHOLDERS AGREEMENT AMONGST THE ISSUER AND THE SHAREHOLDERS AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE ISSUER, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

FRACTIONAL SHARES

21.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

22.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

23.

The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

24.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

26.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

27.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

32.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

34.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

40.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

41.	The Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor.

42.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

43.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

44.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

45.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

46.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

47.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

48.	Subject to Articles 16, 17, 18, 124 and 125, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

49.	Subject to the Series C Reserved Matters, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

50.	Subject to the Law, the Series C Reserved Matters and Articles 124 and 125, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)

purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder, provided that no agreement or consent of any holder of Series C Preferred Shares shall be required in order for the Company to effect the BCA Series C Repurchase pursuant to Article 15B;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

51.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

52.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

53.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased (including Article 15B with respect to the BCA Series C Repurchase) or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

TREASURY SHARES

54.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

55.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

56.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

57.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

58.	The Directors may, whenever they think fit, convene a general meeting of the Company.

59.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any postponement, which postponement may be for a stated period of any length or indefinitely as the Directors may determine.

60.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

61.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

62.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

63.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

64.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

65.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

66.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

67.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

68.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

69.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

70.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

71.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

72.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

73.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

74.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

75.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

76.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

77.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

78.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

79.	On a poll votes may be given either personally or by proxy.

80.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

81.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

82.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

83.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

84.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

85.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

86.

The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

87.

The Company may by Ordinary Resolution appoint any natural person or corporation to be a Director (including an Independent Director). The qualification, appointment, discharge, exercise of authority and other compliance of Directors and Independent Directors shall be subject to the Law and these Articles.

87A.

Independent Directors shall possess professional knowledge and maintain independence within the scope of their directorial duties without having any direct or indirect interest in the Company in accordance with the following requirements:

(a)	an Independent Director shall meet one of the following professional requirements and have at least five years of work experience:

(i)

an instructor or higher position in a department of business, law, finance, accounting or other academic department related to the businesses of the Company in a public or private college or university;

(ii)

a judge, prosecutor, attorney, certified public accountant or other professional who has passed a national examination and been awarded a certificate in his/her profession related to the businesses of the Company; or

(iii)	have work experience in the area of business, law, finance, or accounting or area related to the businesses of the Company;

(b)	a person who has any of the following matters shall not be eligible for serving as an Independent Director. If he was already be elected as an Independent Director, he shall ipso facto be dismissed:

(i)

committed an offence as specified in organized crimes law and subsequently adjudicated guilty by a final judgment, and the period elapsed after he has served the full term of the sentence is less than five years;

(ii)

committed the offence of fraud, breach of fiduciary duties or misappropriation and subsequently punished with imprisonment for a term of more than one year, and the period elapsed after he has served the full term of such sentence is less than two years;

(iii)	was adjudicated guilty by a final judgment for corruption during the term of his public service, and the period elapsed after he has served the full term of such sentence is less than two years;

(iv)	was declared bankrupt, or ordered by a court to liquidate, and have not regained his rights;

(v)	was denied transaction for bounced check and such sanction has not expired yet;

(vi)	incapacity or have limited capacity;

(vii)	was declared being under guardianship and have not be terminated;

(viii)	being elected in the capacity of a government, a juristic person, or a representative thereof; or

(ix)	in violation of qualification requirements for the Independent Director set out in these Articles;

(c)	during the two years before being elected or during the term of office, an Independent Director shall not have been or be any of the following:

(i)	an employee of the Company or any of its affiliates;

(ii)

a director or supervisor of the Company or any of its affiliates except that he has been an Independent Director of the Company, its parent company, or any subsidiary, as appointed in accordance with applicable law of the Company, the parent or subsidiary;

(iii)	an individual Shareholder who, together with the Shares held by himself, his spouse, minor children and any person for his interest, holds one percent or more of the total number of issued Shares;

(iv)	one of the top ten individual Shareholders;

(v)	a spouse, relative within the second degree of kinship, or lineal relative within the third degree of kinship, of any of the persons in the preceding subparagraphs (i) to (iv);

(vi)

a director, supervisor, or employee of a corporate Shareholder that directly holds five percent or more of the total number of issued Shares or of a corporate Shareholder that is one of the top five Shareholders;

(vii)	a director, supervisor, officer, or shareholder holding five percent or more of the shares, of a specified company or institution that has a financial or business relationship with the Company; or

(viii)

a professional individual who, or an owner, partner, director, supervisor, or officer of a sole proprietorship, partnership, company, or institution that, provides commercial, legal, financial, accounting services or consultation to the Company or to any affiliate of the Company, or a spouse thereof; provided, however, that this restriction shall not apply to a member of the remuneration committee, tender offer review committee, or special committee for merger/consolidation and acquisition, who exercises powers pursuant to the applicable laws or regulations;

(d)

the requirement of the preceding paragraph in relation to “during the two years before being elected” shall not apply if an Independent Director has served as an Independent Director of the Company or any of its affiliates, or of a specified company or institution that has a financial or business relationship with the Company, as stated in subparagraph (ii) or (vii) of the preceding paragraph, but is currently no longer in that position;

(e)	the term “specified company or institution” as used in this Article means a company or institution that has one of the following relationships with the Company:

(i)	it holds twenty percent or more but no more than fifty percent of the total number of issued Shares of the Company;

(ii)

the Shares it holds, together with those held by any of its directors, supervisors, and shareholders holding more than ten percent of the total number of issued shares of it, are equal to thirty percent or more of the total number of issued Shares, and there is a record of financial or business transactions between it and the Company. The Shares of any of the aforesaid Shareholder include the Shares held by the spouse or any minor child of that Shareholder or by any person for the interest of that Shareholder;

(iii)	it and its group companies are the source of thirty percent or more of the operating revenue of the Company;

(iv)

it and its group companies are the source of fifty percent or more of the total volume or total purchase amount of principal raw materials (those that account for thirty percent or more of total procurement costs, and are indispensable and key raw materials in product manufacturing) or principal products (those accounting for thirty percent or more of total operating revenue) of the Company.

The terms “parent”, “subsidiary”, and “group” used in this Article shall have the meanings given by the International Financial Reporting Standards.

88.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

89.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be seven. Amongst the Directors, the Company shall have at least one (1) Independent Director.

90.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

91.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

92.

The Directors shall have power at any time and from time to time to appoint a natural person or corporation as a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

93.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

94.

Any Director may appoint any Person , whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

95.

Subject to the Law, these Articles (including the Series C Reserved Matters) and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

96.

The Directors may from time to time appoint any natural person or corporation , whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

97.

The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

98.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

99.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

100.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

101.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

102.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

103.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

104.

The Company shall have three (3) supervisors and each of the Investors and the Management Trust shall be entitled to nominate one (1) supervisor to be appointed so long as it holds, directly and indirectly, 20% or more ownership interest in the Company. The Management Trust acting through the directions of the Enforcer shall be entitled to nominate one (1) supervisor to be appointed so long as it together with the Management collectively holds, directly and indirectly, 20% or more ownership interest in the Company.

BORROWING POWERS OF DIRECTORS

105.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

106.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

107.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

108.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

109.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

110.

The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Subject to Articles 124 and 125, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

111.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

112.

Subject to Articles 124 and 125, the quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be at least half of all the Directors, and if there be one Director the quorum shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

113.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

114.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

115.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

116.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

117.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

118.

Subject to Articles 124 and 125, a resolution in writing signed by a majority of at least half of the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

119.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

120.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

121.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

122.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

RESERVED MATTERS

124.

Unless a different voting threshold is required under relevant applicable laws, the following matters of the Company shall be resolved by the Directors with the consent of at least a majority of the Directors at a meeting, the quorum of which shall be at least half of all the Directors, or by resolution in writing signed by at least half of all the Directors entitled to receive notice of a meeting of Directors:

(a)	determination of the business policy and business plans of the Company;

(b)	review and approval of the final accounting of the revenue and expenditure of the Company;

(c)	making and amendment of organisational rules of the Company;

(d)

offer or issue new securities (including issue of shares, stock options, bonds, preferred shares or other forms of securities (collectively, the “Securities”) contemplated pursuant to the Subscription Agreement or the Investor’s Rights Agreement, for which the Shareholders have a pre-emptive right to purchase their respective then pro rata share of any such new Securities;

(e)	proposal of any earnings distribution and losses make-up of the Company;

(f)	determination of any investment in another company;

(g)	final approval of the appointment, dismissal and replacement of management of the Company;

(h)	convening of a general meeting of the Shareholders;

(i)	approval of resolutions to be passed at a general meeting of the Shareholders;

(j)	review and discussion of any matter proposed by the chief executive officer of the Company; and

(k)	determination of any significant matters in relation to the delegation of corporate power.

125.	Unless a different voting threshold is required under relevant applicable laws, the following matters of the Company shall be resolved by Special Resolution of the Directors:

(a)

offer or issue of new Securities not contemplated pursuant to the Subscription Agreement, or the Investor’s Rights Agreement for which the Shareholders have not had a pre-emptive right to purchase their respective then pro rata share of any such new Securities;

(b)	any investment exceeding 40% of the then current capital of the Company; and

(c)	any merger, share swap or spin-off, or sale or otherwise transfer of a major business or asset of the Company.

126.

To the extent considered by the Directors, any liquidation, bankruptcy, dissolution (excluding dissolution as a result of merger) or winding up of the Company shall be approved by Special Resolution of the Directors.

DIVIDENDS

127.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor, to the holder(s) of the Ordinary Shares and the Class C Preferred Shares, pari passu, in such amounts as determined by the Directors in their discretion.

128.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

129.

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

130.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

131.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie.

132.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

133.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

134.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

135.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

136.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

137.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

138.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

139.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

140.	Subject to the Law and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

141.

The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

142.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

143.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

144.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

145.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

146.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

147.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

148.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

149.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

NON-RECOGNITION OF TRUSTS

150.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

151.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

152.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

153.	Subject to the Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

154.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

155.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

156.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

157.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

158.	Subject to Articles 124 and 125, the Company may by Special Resolution resolve to merge or consolidate the Company in accordance with the Law.

DISCLOSURE

159.

The Directors, or any authorised service providers (including the officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXHIBIT A-2

Listing Amended & Restated Articles of Association

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

1.	The name of the company is Gogoro Inc. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each, and 50,000,000 preference shares of a nominal or par value of US$0.0001 each with such rights, restrictions and preferences as may be determined from time to time by the Directors, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Gogoro Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to Nasdaq Capital Market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Listing Date” means [Date] 2022.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Ordinary Share” means an ordinary share with a nominal or par value of $0.0001 each in the capital of the Company, including a fraction of such ordinary share.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Share” means a preference share with a nominal or par value of $0.0001 each in the capital of the Company, including a fraction of such preference share.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

ORDINARY SHARES AND PREFERENCE SHARES

12.	The rights and restrictions attaching to the Ordinary Shares and the Preference Shares are as follows:

(a)

each Ordinary Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company and each Ordinary Share shall carry one vote;

(b)

each Preference Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company and each Preference Share shall carry such number of votes as is determined by the Directors upon the issue of such Preference Share;

(c)

upon the Company being placed in liquidation, dissolution or winding up (whether voluntary or involuntary), the entire assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Ordinary Shares and the Preference Shares in proportion to the number of Shares held by each such holder; and

(d)

Ordinary Shares and Preference Shares shall confer upon the Shareholder the right to participate in any declaration and payment of dividends by the Company in proportion to the number of Shares held by each such holder.

MODIFICATION OF RIGHTS

13.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

14.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any

Class by the Company and the rights conferred upon the holders of the Ordinary Shares shall not be deemed to be materially adversely varied or abrogated by the allotment or issue of any Preference Shares in accordance with these Articles.

CERTIFICATES

15.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

16.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

17.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

18.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

19.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

21.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

22.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

23.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

24.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

25.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

26.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

27.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

28.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

29.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

30.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

31.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

32.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

33.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

34.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

35.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

36.

Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors shall not unreasonably decline to register any transfer of Shares and shall, upon making any decision to decline to register any transfer of Shares, assign an appropriate reason therefor. If the Directors refuse to register a transfer of any Share the Company shall, within two (2) months after the date on which the transfer request was lodged with the Company, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for the Directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation.

37.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

38.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

39.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

40.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

41.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

42.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

43.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

44.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

45.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

46.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

47.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

48.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

49.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

50.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

51.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

52.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

53.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

54.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

55.

The Directors may, whenever they think fit, convene a general meeting of the Company. The Company shall hold an annual general meeting no later than fourteen (14) months after the Company’s last annual general meeting. The Company shall specify each annual general meeting as such in the notice calling it. The annual general meeting shall be held at such time and place as the Directors shall determine.

56.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

57.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least twenty-five percent (25%) of the paid up voting share capital of the Company deposited at the Office and setting out full details of the business to be conducted at such requisitioned meeting. The Directors shall convene a meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists setting out full details of the business to be conducted at the meeting, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

58.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

59.

At least seven days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

62.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

63.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

64.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

66.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

67.

The chair may, without the consent of such meeting, adjourn a meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

69.	A poll shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.	In the case of an equality of votes on a poll, the chair of the meeting shall not be entitled to a second or casting vote.

71.	A poll on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

72.

Subject to any rights and restrictions for the time being attached to any Share (including the voting rights attached to the Preference Shares upon their issue), on a poll, each Share shall be entitled to one (1) vote on all matters subject to a vote of the Shareholders.

73.

Subject to any rights and restrictions for the time being attached to any Share (including the voting rights attached to the Preference Shares upon their issue), on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

74.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

75.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

76.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

77.	On a poll votes may be given either personally or by proxy.

78.

The instrument appointing a proxy shall be in writing and signed by the appointor or its duly authorised attorney or, if the appointor is a corporation, either under Seal or by the signature of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

79.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

80.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

81.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

82.

All resolutions of the Shareholders shall be passed at a general meeting of the Company duly convened and held in accordance with these Articles and resolutions of Shareholders in writing in lieu of a general meeting shall not be permitted.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

83.

Any corporation which is a Shareholder may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder.

DIRECTORS

84.

The Directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors or the Special Resolution appointing such Director, with each class serving for staggered three (3)-year terms commencing as follows:

(a)

at the first annual general meeting of the Company following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class I Directors are appointed in accordance with Article 84, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b)

at the second annual general meeting of the Company following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class II Directors are appointed in accordance with Article 84, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years;

(c)

at the third annual general meeting of the Company following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class III Directors are appointed in accordance with Article 84, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years;

85.	No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director

86.	The Company may by Special Resolution appoint any natural person to be a Director.

87.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Special Resolution.

88.	The maximum number of Directors shall be seven (7).

89.	The remuneration of the Directors may be determined by the Directors or by Special Resolution.

90.	There shall be no shareholding qualification for Directors unless determined otherwise by Special Resolution.

91.

The Directors shall have power at any time and from time to time to appoint any natural person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Special Resolution.

ALTERNATE DIRECTOR

92.

Any Director may in writing appoint another natural person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

93.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

94.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases to be a Director.

95.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

96.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

97.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

98.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

99.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

100.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

101.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

102.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

103.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

104.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

105.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

106.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

107.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

108.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Special Resolution; or

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number).

PROCEEDINGS OF DIRECTORS

109.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes cast in respect of the matter and, for these purposes, if a Director abstains from voting on a matter, such abstention shall not be counted as a vote. In case of an equality of votes the chair shall not have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by not less than 24 hours’ notice in writing to all of the Directors, provided that a meeting of the Directors may be convened on shorter notice with the agreement of all of the Directors.

110.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

111.

The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors holding office at the relevant time. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

112.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

113.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

114.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

115.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

116.

The minutes of each meeting of the Directors shall be signed by the chair of such meeting and either the secretary of such meeting or one (1) other Director present at such meeting and when the minutes of such meeting have been so signed, the meeting shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together in person or that there may have been a technical defect in the proceedings.

117.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

118.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

119.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

120.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

121.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and, for these purposes, if a committee member abstains from voting on a matter, such abstention shall not be counted as a vote. In the case of an equality of votes the chair shall not have a second or casting vote.

122.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

123.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

124.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

125.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

126.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

127.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

128.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

129.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

130.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

131.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

132.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall be open to the inspection of the Directors.

133.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

134.

Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall only be audited if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

135.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

136.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

137.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

138.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

139.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

140.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

141.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

142.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

143.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

144.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall, to the fullest extent permitted by law, be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

145.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

146.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

147.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

148.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

149.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

150.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

151.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders.

152.

For the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

153.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

154.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

155.	The Company may merge or consolidate in accordance with the Companies Act.

156.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

157.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

158.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

159.

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

160.

Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 158 and 159 above. Without prejudice to the foregoing, if any part of this Article, Articles 158 or 159 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Articles 158 and/or 159 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

EXHIBIT B

Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2021, by and among Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and Poema Global Partners LLC, a Cayman Islands limited liability company (“Sponsor”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and SPAC, pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC, with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (the “First Merger”), and (ii) SPAC will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and sole legal owner of (a) 8,525,000 SPAC Class B Shares and (b) 9,400,000 SPAC Class A Shares underlying SPAC Warrants (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares”; and the Owned Shares and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization. Sponsor is a limited liability company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Sponsor to consummate the transactions contemplated hereby.

1.2 Due Authorization. Sponsor has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of Sponsor is necessary to authorize this Agreement or Sponsor’s performance hereunder. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

1.3 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.4 No-Conflict. The execution, delivery and performance by Sponsor of this Agreement do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of Sponsor, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to Sponsor or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of Sponsor, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Sponsor of its obligations under this Agreement.

1.5 Subject Shares. As of the date hereof, Sponsor is the beneficial and sole legal owner of the Subject Shares, and all such Subject Shares are owned by Sponsor free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of SPAC, the Letter Agreement (as defined below), any applicable securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations under this Agreement or the consummation of the Transactions. Sponsor does not legally own any shares of SPAC other than the Subject Shares. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by (i) this Agreement, (ii) the Letter Agreement, dated as of January 5, 2021, among SPAC, Sponsor and SPAC’s officers and directors (the “Letter Agreement”), (iii) the other Transaction Agreements, (iv) the Organizational Documents of SPAC, (v) any applicable securities Laws or (vi) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations under this Agreement or the consummation of the Transactions.

1.6 Acknowledgement. Sponsor understands and acknowledges that each of the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

1.7 Absence of Litigation. With respect to Sponsor, as of the date hereto, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Sponsor, threatened against, Sponsor or any of Sponsor’s properties or assets (including Sponsor’s Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor and the Company as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the transactions contemplated hereby.

2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1 Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder (except that the Company Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees during the term of this Agreement as follows:

4.1 Agreement to Vote.

(a) In Favor of the Mergers. At any meeting of SPAC Shareholders called to seek the SPAC Shareholder Approval, including the SPAC Extraordinary General Meeting, or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, Sponsor shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholder Approval or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment of such meeting of SPAC Shareholders to a later date.

(b) Against Other Transactions. At any meeting of SPAC Shareholders or at any adjournment thereof, or in connection with any written consent of SPAC Shareholders or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any Alternative Transaction Proposal involving SPAC, (ii) allowing SPAC to execute or enter into, any agreement related to an Alternative Transaction Proposal, and (iii) entering into any agreement, or agreement in principle requiring SPAC to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

4.2 No Transfer. From the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), other than pursuant to the First Merger, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Merger Agreement, other Transaction Agreements or the voting and other arrangements under the Organizational Documents of SPAC, (iii) take any action that would reasonably be expected to make any representation or warranty of Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, Sponsor may make Transfers of the Subject Shares (i) pursuant to this Agreement, (ii) upon the consent of the Company and SPAC, (iii) between Sponsor and any of its Affiliates (and any of Sponsor’s and its affiliates’ respective executive officers and directors) (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares), and (iv) by virtue of Sponsor’s Organizational Documents upon liquidation or dissolution of Sponsor, so long as, in each case of clauses (i) through (iv), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill Sponsor’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares); provided, further, that in the case of clause (iv), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor agrees with, and covenants to, the Company and SPAC that Sponsor shall not request SPAC to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3 Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

4.5 New Shares. In the event that prior to the Closing (i) any SPAC Shares or other securities are issued or otherwise issued to Sponsor, including, without limitation, pursuant to any share dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any share subdivision, recapitalization, consolidation, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans, or (iii) Sponsor acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.6 Sponsor Letter Agreement. Each of Sponsor and SPAC hereby agree that (a) from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except in connection with the Transactions; and (b) the Lock-Up Restrictions (as defined below) shall supersede the lock-up provisions contained in the Letter Agreement.

4.7 Termination. This Agreement shall terminate upon the earlier of:

(a) the Closing, provided, however, that upon such termination, (i) Section 4.3, Section 4.6, this Section 4.7, Section 4.8, Section 5.3 and Section 5.6 shall survive indefinitely; and (ii) Section 4.13, Section 4.14, Section 5.1 and Section 5.2 shall survive until the date on which none of the Company, Sponsor or any holder of a Locked-Up Share and/or Earn-In Share (as defined below) has any rights or obligations hereunder; and

(b) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

4.8 Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC or the Cayman Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

4.9 Waiver of Anti-Dilution Protection. Sponsor hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to and in compliance with Article 17.3 of the SPAC A&R Memorandum and Articles of Association in connection with the Transactions.

4.10 Confidentiality. Sponsor shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to Sponsor.

4.11 Consent to Disclosure. Sponsor consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, Sponsor’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of Sponsor’s commitments and obligations under this Agreement, and Sponsor acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor shall become aware that any such information shall have become false or misleading in any material respect.

4.12 Share Adjustment in connection with SPAC Transaction Expenses. If the accrued and unpaid SPAC Transaction Expenses (as set forth on the written statement to be delivered to the Company pursuant to Section 3.02(b) of the Merger Agreement) exceed $25 million (the “SPAC Expense Cap”), then, prior to the Share Subdivision, Sponsor in its sole discretion shall (including a combination thereof) (i) forfeit a number of SPAC Class B Shares (with each such SPAC Class B Share valued at $10.00 per share) that would, in the aggregate, have a value equal to the amount of the SPAC Transaction Expenses minus the SPAC Expense Cap (the “Overage”); or (ii) pay, or cause to be paid, the Overage by wire transfer of immediately available funds in U.S. dollar to the Trust Account.

4.13 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the Company Board, Transfer any Locked-Up Shares (as defined below) held by it; provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Section 4.13 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor. The foregoing limitations shall remain in full force and effect for a period of six (6) months from and after the Closing (such period, the “Lock-Up Period”) with respect to all the Locked-Up Shares. For purpose of this Section 4.13, “Locked-Up Shares” means any Company Ordinary Shares (other than the Earn-In Shares) held by Sponsor immediately after the First Effective Time. For the avoidance of doubt, the Locked-Up Shares exclude any SPAC Warrants held by Sponsor or any Company Ordinary Shares acquired by Sponsor upon the conversion, exercise or exchange of the SPAC Warrants.

(b) The restrictions set forth in Section 4.13(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix) Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x) transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi) the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xii) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Sponsor’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of Sponsor’s service to the Company;

(xiv) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares, shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv) Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $17.50 per share for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period after the Closing Date;

(xvi) Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii) transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a change in or promulgation of new U.S. Treasury Regulations, or promulgation of any judicial or administrative guidance, in each case, after the date on which the Merger Agreement was executed by the parties, and such change or promulgation prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code, in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses (i) through (viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c) For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares or receive any dividends or distributions thereon.

(d) In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

4.14 Earn-In Provisions.

(a) Each of the Company and Sponsor agrees that (x), immediately after the First Effective Time, 6,393,750 of the Company Ordinary Shares held by Sponsor immediately after the First Effective Time shall become unvested shares (the “Earn-In Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 4.14 and (y) each Earn-In Share shall not be transferable until such Earn-In Share vests pursuant to this Section 4.14 and until such Earn-In Share vests, any certificate representing such Earn-In Share shall bear a legend referencing that such Earn-In Share is subject to forfeiture pursuant to the provisions of this Agreement, and the Company shall be authorized to instruct its transfer agent to implement appropriate stop transfer orders that will be applicable until such Earn-In Share vests; provided that the foregoing transfer restriction under Section 4.14(a)(y) shall not apply to Transfers to any shareholder, partner or member of Sponsor or their affiliates or, in the case of an individual who is such a shareholder, partner or member (or affiliate thereof), further Transfers by such shareholder, partner or member (or affiliate thereof) by gift to a trust, the beneficiary of which is a member of the individual’s immediate family, so long as (1) such Transfer is in compliance with any applicable securities laws and (2) any transferee thereof enters into a written agreement, in substantially the form of this Agreement, agrees to be bound by the vesting and forfeiture provisions set forth in this Section 4.14 and to receive the rights of a holder of the Earn-In Shares hereunder). For the avoidance of doubt, any Company Ordinary Shares beneficially owned by Sponsor other than the Earn-In Shares, shall not be subject to the vesting and forfeiture provisions set forth in this Section 4.14.

(b) Subject to Section 4.14(c), Section 4.14(d), and Section 5.1, upon expiration of the Earnout Period, (i) if the Minimum Target (as defined below) has not been achieved, all of the original number of Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; (ii) if the Minimum Target has been achieved but the Middle Target (as defined below) has not been achieved, two-thirds (2/3) of the original number of the Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; and (iii) if the Middle Target has been achieved but the Maximum Target (as defined below) has not been achieved, one-third (1/3) of the original number of the Earn-In Shares shall be forfeited by Sponsor to the Company for no consideration and Sponsor shall surrender such Earn-In Shares to the Company upon which such Earn-In Shares shall be cancelled; provided, that in each case, any fractional shares shall be rounded down to the nearest whole number. Any forfeiture of Company Ordinary Shares, and all references to forfeiture of Company Ordinary Shares, described in this Agreement shall take effect as a surrender of Company Ordinary Shares for no consideration as a matter of Cayman Islands law.

(c) The Earn-In Shares shall fully vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Section 4.14, including, for the avoidance of doubt, Section 4.14(b)), as follows: (i) one-third (1/3) of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $15.00 (the “Minimum Target”); (ii) an additional one-third (1/3) of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $17.50 (the “Middle Target”) and (iii) the remainder of the Earn-In Shares shall vest if over any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period the VWAP of the Company Ordinary Shares is greater than or equal to $20.00 (the “Maximum Target”), provided, that in each case, any fractional shares shall be rounded down to the nearest whole number and payment for such fraction shall be made in cash in lieu of any such fractional share based on a value equal to applicable target price. For the avoidance of doubt, (x) if the Middle Target has been achieved, but the Minimum Target has not been previously achieved, the Minimum Target shall be deemed achieved on the date that the Middle Target is achieved; and (y) if the Maximum Target has been achieved, but the Minimum Target and/or the Middle Target have not been previously achieved or deemed achieved, the Minimum Target and/or the Middle Target (as applicable) shall be deemed achieved on the date that the Maximum Target is achieved.

(d) In the event that after the Closing and prior to the expiration of the Earnout Period, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of the Company (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Company, or a receiver is appointed for the Company or a substantial part of its assets or properties or (iv) the Company makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earn-In Shares that have not previously vested shall vest upon such Acceleration Event, provided that in the case of an Acceleration Event that is a Change of Control, (x) if the value of the consideration to be received by the holders of the Company Ordinary Shares for each Company Ordinary Share in such Change of Control transaction (the “Change of Control Price”) is less than $15.00, none of Earn-In Shares shall vest; (y) if the Change of Control Price equals or exceeds $15.00 but less than $17.50, an aggregate of one-third (1/3) of the Earn-In Shares (including those vested before the Change of Control) shall vest, and (z) if the Change of Control Price equals or exceeds $17.50 but less than $20.00, an aggregate of two-third (2/3) of the Earn-In Shares (including those vested before the Change of Control) shall vest, in each case, the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Company Board.

(e) Notwithstanding anything set forth herein, prior to the date that an Earn-In Share is no longer subject to the vesting and forfeiture provisions set forth in this Section 4.14, Sponsor will remain entitled to all of the other rights of a holder of Company Ordinary Shares, including to (i) exercise voting rights carried by such Earn-In Share and (ii) receive any dividends or other distributions in respect of such Earn-In Share.

(f) Notwithstanding anything set forth in this Section 4.14 to the contrary, if any of the terms of the Merger Agreement in respect of the Earnout Shares are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Earn-In Shares. For the avoidance of doubt, if any Earnout Shares are issued by the Company to the Earnout Participants prior to the occurrence of any Earnout Event or Acceleration Event, the corresponding number (based upon the corresponding trigger price) of the Earn-In Shares shall vest and the remaining number of the Earn-In Shares subject to this Section 4.14 shall be adjusted accordingly.

(g) The parties hereto agree and acknowledge that the Earn-In Shares are intended to constitute “voting stock” within the meaning of Section 368(a)(1) of the Code and the Treasury Regulations promulgated thereunder received by Sponsor in connection with the Mergers, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment.

ARTICLE V

General Provisions

5.1 If, during the period between Closing and prior to the expiration of the Earnout Period, the Company shall pay an dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then in each such case, (i) the number of Earn-In Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event and (ii) the dollar values set forth in each of Section 4.13(b)(xv), Section 4.14(c) and Section 4.14(d) shall be appropriately adjusted to provide to Sponsor the same economic effect as contemplated by this Agreement prior to such event.

5.2 The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations (i) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, and (ii) pertaining to the vesting and forfeiture provisions herein from the book-entries evidencing any Earn-In Shares at the time any such share is no longer subject to the vesting and forfeiture provisions set forth in Section 4.14 (any such Locked-Up Share and/or Earn-In Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or Earn-In Share is an express third-party beneficiary of this Section 5.2 and entitled to enforce specifically the obligations of the Company set forth in this Section 5.2 directly against the Company.

5.3 Notice. All notices and other communications among the parties hereunder shall be in writing and shall be deemed duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to Sponsor at the address set forth below (or at such other address for a party as shall be specified by like notice):

Poema Global Partners LLC

49/F One Exchange Square

8 Connaught Place

Central, Hong Kong

Attn: Homer Sun

Email: homer@poema-global.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Gary Li; Jesse Sheley; Joseph Raymond Casey; Ram Narayan

E-mail: gary.li@kirkland.com; jesse.sheley@kirkland.com; joseph.casey@kirkland.com; ram.narayan@kirkland.com

5.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares or Earn-In Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares or Earn-In Shares (as applicable) are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 5.5 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Shares, Earn-In Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 5.6.

5.7 Enforcement The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 4.7, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.7 shall not be required to provide any bond or other security in connection with any such injunction.

5.8 Counterparts This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL HOLDINGS CORP.

By:	/s/Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:	/s/ Homer Sun
Name: Homer Sun
Title: CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL PARTNERS LLC

By:	/s/ Emmanuel Real Barroso DeSousa
Name: Emmanuel Real Barroso DeSousa
Title: Manager

By:	/s/ Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Manager

By:	/s/ Homer Sun
Name: Homer Sun
Title: Manager

By:	/s/ Marc Chan
Name: Marc Chan
Title: Manager

[Signature Page to Sponsor Support Agreement]

EXHIBIT C

Registration Rights Agreement

Agreed Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of [ ], 202[ ], is made and entered into by and among:

(i) Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“Company”);

(ii) Poema Global Partners LLC, a Cayman Islands limited liability company (the “Sponsor”); and

(iii) certain shareholders of Company, as set forth on Schedule A hereto (the “Legacy Equityholders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively the “Holders”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Poema Global Holdings Corp. (“SPAC”) and Company are entering into that certain Agreement and Plan of Merger, dated as of September 16, 2021 (the “Merger Agreement”) with Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”) whereby, among other things, Merger Sub will merge with and into the SPAC (the “First Merger”), whereupon the separate existence of Merger Sub will cease, and SPAC will continue as the surviving company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions in the Merger Agreement and in accordance with Part XVI of the Cayman Companies Act, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the terms and provisions of the Merger Agreement, prior to the effective time of the Mergers, Company will have undertaken the Recapitalization whereby, among other things, (i) ordinary shares, par value $1.00 per share, of the Company held by the Legacy Equityholders will be reclassified into ordinary shares, par value $0.0001 per share, of the Company (the “Company Ordinary Shares”), and (ii) the Company will adopt an amended and restated Memorandum and Articles of Association in the form attached to the Merger Agreement as Exhibit A-2 (the “Amended and Restated Memorandum and Articles of Association”);

WHEREAS, following the consummation of the Mergers, (i) the Sponsor and the Legacy Equityholders will beneficially own Company Ordinary Shares; and

WHEREAS, in anticipation of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), SPAC, the Company and the Holders desire to enter into this Agreement on the date hereof, to be effective upon the Closing, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall have the meaning given in the Merger Agreement.

“Agreement” shall have the meaning given in the Preamble hereto.

“Amended and Restated Memorandum and Articles of Association” shall have the meaning given in the Recitals hereto.

“Board” shall mean the board of directors of the Company.

“Blackout Period” shall have the meaning given in Section 3.4.2.

“Block Trade” shall mean an offering and/or sale of Registrable Securities yielding aggregate gross proceeds in excess of $30 million by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Memorandum and Articles of Association” shall mean the Memorandum and Articles of Association of the Company in effect immediately prior to the adoption of the Amended and Restated Memorandum and Articles of Association.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shareholder Lock-Up Agreement” shall have the meaning given in the Merger Agreement.

“Company Ordinary Share” shall have the meaning given in the Recitals hereto and having the rights and being subject the restrictions, set out in the Amended and Restated Memorandum and Articles of Association.

“Company Warrant” shall have the meaning given in the Merger Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Merger Agreement.

“Earn-In Shares” shall have the meaning given in the Sponsor Support Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, arbitral panel, court or tribunal, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Legacy Equityholders” shall have the meaning given in the Preamble hereto.

“Lockup Period” shall have the meaning given in the applicable Company Shareholder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Mergers” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Merger Sub II” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lockup Period pursuant to the Amended and Restated Memorandum and Articles of Association and the Company Shareholder Lock-Up Agreements to which such Holder is a party.

“Person” shall have the meaning given in the Merger Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Recapitalization” shall have the meaning given in the Merger Agreement.

“Registrable Security” shall mean (a) any outstanding Company Ordinary Share held by a Holder immediately following the Closing (including any Company Ordinary Shares issued in connection with the Recapitalization, or issued or issuable in connection with the Merger pursuant to the terms of the Merger Agreement and any Earn-In Shares), (b) any Company Ordinary Share issued or issuable upon the conversion or exchange of any other class of Company Ordinary Shares following the Closing in accordance with the Amended and Restated Memorandum and Articles of Association, (c) any Company Ordinary Shares that may be acquired by Holders upon the exercise of a Company Warrant or other right to acquire Company Ordinary Shares held by a Holder immediately following the Closing, (d) any Company Ordinary Shares or Company Warrants held by the Sponsor to purchase Company Ordinary Shares (including any Company Ordinary Shares issued or issuable upon the exercise of any such Company Warrant held by the Sponsor) otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (e) any Earnout Shares issued or issuable to a Holder following the Closing, and (f) any other Company Ordinary Shares issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security upon the earliest to occur of: (A) the transfer of such security by a Holder to any Person other than (i) an Affiliate or equityholder of such Holder, (ii) a lender pursuant to a bona fide pledge of such Registrable Securities or (iii) another Holder or an Affiliate or equityholder of such other Holder; (B) the time at which such security ceases to be outstanding; (C) upon the sale of such security to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (D) the time at which such security becomes eligible for sale without restriction under Rule 144.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Company Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the securities requested to be registered by the Demanding Holders in an Underwritten Offering (not to exceed $50,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” shall have the meaning given in the Merger Agreement.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form F-1 or Form S-1, as applicable (the “Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form F-3 or Form S-3, a Shelf Registration on Form F-3 or Form S-3, as applicable (the “Form F-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Shelf are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date), and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registerable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be covered twice per calendar year for any Holder.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Holder (being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or Other Coordinated Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by all Holders selling any Registrable Securities in such offering with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”); and under no circumstances shall the Company be obligated to effect more than an aggregate of three Underwritten Shelf Takedowns in any calendar year. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Such Demanding Holders shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Takedown.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell and all other Company Ordinary

Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Company Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown, and such Underwritten Shelf Takedown shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form F-3 or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (“SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company advocated with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission, and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that, if after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 or Form S-4 (or other similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Company Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder;

(b) if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Company Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than the Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not initiate a new Transfer any Company Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Ordinary Shares, except (i) in the event the Underwriters managing the offering otherwise agree by written consent and (ii) Rule 10b5-1 trading plans (or similar plan) in effect prior to such 90-day period. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either the lesser of (x) $10 million and (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures, in accordance with Sections 3.1.11 and 3.1.12.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Company shall have the right to consent to the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks), which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Underwritten Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (except as otherwise set forth herein) in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the placement agent(s), sales agent(s), or Underwriter(s) may reasonably request and as are customarily included in such opinions;

3.1.13 in the event of any Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter(s), sales agent(s) or placement agent(s) of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering;

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration; and

3.1.17 upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Company Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof Company Ordinary Shares without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Company Ordinary Shares, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Company Ordinary Shares transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or Other Coordinated Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be materially detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”); provided, that no Blackout Period shall exceed more than 60 consecutive days after the request of the Holders is given. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 (a) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 60 consecutive calendar days and not more than twice during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Company Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction of the Company in connection therewith.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, or (ii) when delivered by FedEx or other internationally recognized overnight delivery service, in each case with a copy sent by e-mail to such Holder. Any notice or communication under this Agreement must be addressed, if to the Company, to 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105 Taiwan (Attn: Hok-Sum Horace Luke; Bruce Morrison Aitken; Titan Lee), with a copy (which will not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, Attn: Mark Baudler, and if to any Holder, at such Holder’s address and e-mail address as set forth in the Company’s books and records. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the Company notice in the manner herein set forth.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Permitted Transferees to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Permitted Transferee agrees to become bound by the terms and provisions of this Agreement.

5.2.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement, and such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby (including the Mergers) are consummated as originally contemplated to the greatest extent possible.

5.6 Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions.

5.7 Jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction, any other federal court located in the State of Delaware, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.7 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address in accordance with Section 5.1 shall be effective service of process for any such proceeding, claim, demand, action or cause of action. Nothing in this Agreement will affect the right of any party herein to serve process in any other manner permitted by applicable law.

5.8 Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) such parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.8 shall not be required to provide any bond or other security in connection with any such injunction.

5.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.10 Amendments and Modifications. Upon the written consent of (a) the Company, (b) Sponsor, and (c) the Holders holding a majority of the voting power of the then-outstanding Registrable Securities then held by all Holders in the aggregate, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.11 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of SPAC or the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.12 Term. This Agreement shall be effective from and after the Closing Date and shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.13 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company or such other requesting Holder the total number of Registrable Securities held by such Holder in order for the Company or a requesting Holder to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

Schedule A

Legacy Equityholders

[     ]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Gogoro Inc.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

Poema Global Partners LLC

By:
Name: Emmanuel Real Barroso DeSousa
Title: Manager

By:
Name: Joaquin Rodriguez Torres
Title: Manager

By:
Name: Homer Sun
Title: Manager

By:
Name: Marc Chan
Title: Manager

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]

By:
Name:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT D

Company Shareholder Lock-up Agreement

COMPANY SHAREHOLDER LOCK-UP AGREEMENT

This COMPANY SHAREHOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2021, Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and the Persons listed on Schedule A hereto (each, a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and SPAC, pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company.

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the beneficial and sole legal owner of the number of Pre-Subdivision Shares or Company Series C Preferred Shares (as applicable), set forth opposite such Company Shareholder’s name on Schedule A hereto (with respect to a Company Shareholder, such Company Shareholder’s “Owned Shares”).

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that each of the Company Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of the Company Shareholders

Each Company Shareholder severally and not jointly hereby represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization. Such Company Shareholder has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Such Company Shareholder if not an individual is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of such Company Shareholder to consummate the transactions contemplated hereby. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.

1.2 Due Authorization. Such Company Shareholder has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such Company Shareholder is necessary to authorize this Agreement or such Company Shareholder’s performance hereunder. This Agreement has been duly and validly executed and delivered by such Company Shareholder and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter this Agreement on behalf of such Company Shareholder.

1.3 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.4 No-Conflict. The execution, delivery and performance by such Company Shareholder of this Agreement do not and will not (a) if such Company Shareholder is not an individual, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of such Company Shareholder, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Shareholder or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Company Shareholder is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of such Company Shareholder, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.5 Owned Shares. As of the date hereof, such Company Shareholder is the beneficial and sole legal owner of its Owned Shares, and all such Owned Shares are owned by such Company Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of the Company, the agreements set forth on Schedule B (the “Investment Agreements”), any applicable securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations under this Agreement or the consummation of the Transactions. Such Company Shareholder does not legally own any Equity Securities of the Company other than the Owned Shares. Such Company Shareholder has the sole right to vote the Owned Shares, and none of the Owned Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Owned Shares, except as contemplated by (i) this Agreement, (ii) other Transaction Agreements, (iii) the Organizational Documents of the Company, (iv) the Investment Agreements, (v) any applicable securities Laws, or (vi) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations under this Agreement or the consummation of the Transactions.

1.6 Acknowledgment. Such Company Shareholder understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

1.7 Absence of Litigation. With respect to such Company Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Company Shareholder, threatened against, such Company Shareholder or any of such Company Shareholder’s properties or assets (including such Company Shareholder’s Owned Shares) that could reasonably be expected to prevent, materially delay or materially impair the ability of such Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

1.8 Additional Representations and Warranties of Individual Company Shareholder. Each Company Shareholder who is an individual severally and not jointly hereby represents and warrants to the Company and SPAC that

(a) such Company Shareholder is not a minor, and is of full age and sound mind.

(b) such Company Shareholder (i) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and other Transaction Agreements; and (ii) has been given a copy of the Transaction Agreements, is knowledgeable regarding the structure of the Transactions, including the basis and purpose of each of the Transaction Agreements to which he or she is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and based on such information as the Company deems appropriate, made its own analysis and decision to enter this Agreement.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Company Shareholder and the Company as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the transactions contemplated hereby.

2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to each Company Shareholder and SPAC as follows:

3.1 Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder (except that the Company Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or, in the aggregate, a Material Adverse Effect.

ARTICLE IV

Lock-up of Company Shareholders

4.1 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), each Company Shareholder agrees not to, without the prior written consent of the board of directors of the Company, Transfer any Locked-Up Shares held by such Company Shareholder; provided, however, if any other holder of securities of the Company enters into an agreement relating to the subject matter set forth in this Article IV in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to each Company Shareholder. The foregoing limitations shall remain in full force and effect for a period of (i) for each Company Shareholder who is not a member of the Management, (x) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share) held by such Company Shareholder, six (6) months from and after the Closing Date, and (y) with respect to 50% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares (rounded up to the nearest whole share) held by such Company Shareholder, twelve (12) months from and after the Closing Date, and (ii) for each Company Shareholder who is a member of the Management, with respect to 100% of the Company Ordinary Shares held, issuable or acquirable in respect of any Locked-Up Shares held by such Company Shareholder, twelve (12) months from and after the Closing Date (such periods set forth in the foregoing clauses (i) and (ii), as applicable, the “Lock-Up Period”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Shares held by all entities constituting such Company Shareholder (to the extent two (2) or more entities constitute such Company Shareholder), and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Shares shall be measured on an as-exercised or as-converted basis, as applicable.

(b) The restrictions set forth in Section 4.1(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) pledges of any Locked-Up Shares to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as the relevant Company Shareholder continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix) Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x) transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi) the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xii) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of the relevant Company Shareholder’s Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of such Company Shareholder’s service to the Company;

(xiv) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares, shall be made by the relevant Company Shareholder pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv) Transfers made after the date on which the closing price of the Company Ordinary Shares equals or exceeds $17.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period after the Closing Date;

(xvi) Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii) Transfers of Company Ordinary Shares to the Company in connection with the repurchase of the undersigned’s shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company;

(xviii) transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a change in or promulgation of new U.S. Treasury Regulations, or promulgation of any judicial or administrative guidance, in each case, after the date on which the Merger Agreement was executed by the parties, and such change or promulgation prevents the Mergers from qualifying as a “reorganization” pursuant to Section 368 of the Code, in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

provided, however, that in the case of clauses [(i) through (viii)] / [(i) through (v), (vii) and (viii)], these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement.

(c) For the avoidance of doubt, each Company Shareholder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares or receive any dividends or distributions thereon.

(d) In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

(e) The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions (any such Locked-Up Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Company Ordinary Shares or so that the Free Shares are in a like position. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 4.1(e) and entitled to enforce specifically the obligations of the Company set forth in this Section 4.1(e) directly against the Company.

4.3 Certain Definitions. For purposes of this Article IV,

(a) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended;

(b) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual;

(c) “Locked-Up Shares” shall mean, with respect to each Company Shareholder, (i) any Company Ordinary Shares held by such Company Shareholder immediately after the First Effective Time, (ii) any Company Ordinary Shares issuable upon the exercise of options or warrants to purchase Company Ordinary Shares held by such Company Shareholder immediately after the First Effective Time (along with such options or warrants themselves), (iii) any Company Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Company Ordinary Shares held by such Company Shareholder immediately after the First Effective Time (along with such securities themselves) and (iv) any Earn-Out Shares to the extent issued pursuant to the Merger Agreement;

(d) “Management” shall mean Hok-Sum Horace Luke, Bruce Aitken, Ming-I Peng, Yi-Min, Liao and Jiing-Luen, Pan;

(e) “Transfer” shall mean, with respect to any securities, any (i) sale of, offer to sell, contract or agreement to sell, hypothecation of, pledge of, grant of any option, right or warrant to purchase or other transfer or disposition of, or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position in respect of, or liquidation or decrease of a call equivalent position in respect of, within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any such securities, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

ARTICLE V

Certain Other Covenants of Company Shareholders

5.1 Additional Matters. Each Company Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the

Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

5.2 Waiver of Certain Company Shareholders’ Rights. To the extent applicable to a Company Shareholder, such Company Shareholder hereby irrevocably waives and agrees not to exercise any rights he, she or it may have under the Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolutions of shareholders of the Company dated July 29, 2020 in connection with the Mergers and other transactions contemplated by the Merger Agreement and the other Transaction Agreements.

5.3 Exclusivity and Confidentiality. Each Company Shareholder shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to such Company Shareholder.

5.4 Consent to Disclosure. Each Company Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, such Company Shareholder’s identity and shareholding in the Company, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations under this Agreement, and each Company Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and each Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

ARTICLE VI

General Provisions

6.1 Termination. This Agreement shall be effective from the date hereof and shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest of (a) as to a Company Shareholder, the mutual written consent of the Company, SPAC and such Company Shareholder, (b) termination of the Merger Agreement in accordance with its terms and (c) the date on which none of the Company, SPAC or any holder of a Locked-Up Share has any rights or obligations hereunder; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article I, Article II and Article III shall terminate upon the Closing but Article V (for Section 5.3, solely with respect to 8.05(b) (Confidentiality; Publicity) of the Merger Agreement) shall survive indefinitely. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

6.2 Capacity as a Company Shareholder. Each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in such Company Shareholder’s capacity as a director or officer of the Company, if applicable.

6.3 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the mail in the United States mail having been sent registered or certified mail receipt requested, postage pre-paid, (iii) when delivered by FedEx or other nationally recognized overnight courier or delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to each Company Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.4 Entire Agreement; Amendment. This Agreement (together with the Schedules and Exhibits to this Agreement) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Locked-Up Shares in accordance with the terms of this Agreement, transferee to whom such Locked-Up Shares are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 6.5 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Company Ordinary Shares, Locked-Up Shares or Free Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 6.6.

6.7 Enforcement. Each of the parties hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 6.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7 shall not be required to provide any bond or other security in connection with any such injunction.

6.8 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

GOGORO INC.
By:
Name:
Title:

[Signature Page to Company Shareholder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL HOLDINGS CORP.

By:
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:
Name: Homer Sun
Title: CEO

[Signature Page to Company Shareholder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

[COMPANY SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Company Shareholder Lock-Up Agreement]

Schedule A

Schedule A

Schedule B

1.	Shareholders Agreement between the Company, Samuel Yin, Cher Wang, and Horace Luke dated May 3, 2013.

2.	The following agreements:

a)	Investor’s Rights Agreement between the Company Samuel Yin, Cher Wang, Horace Luke, and Carnival Holdings Limited dated October 1, 2015

b)	Investor’s Rights Agreement between the Company and Far Eastern International Bank in its capacity as Master Custodian of Fuh Hwa Smart Energy Fund date April 18, 2017

c)	Investor’s Rights Agreement between the Company and Chang Chun Investment Co., Ltd. dated March 28, 2017

d)	Investor’s Rights Agreement between the Company and Huei Hong Investment Co., Ltd. dated March 28, 2017

e)	Investor’s Rights Agreement between the Company and Ying Jia Investment Co. Ltd., dated March 28, 2017

f)	Investor’s Rights Agreement between the Company and Anderson Investments PTE. Ltd., dated March 28, 2017

g)	Investor’s Rights Agreement between the Company and Ellpis Investments Limited dated March 28, 2017

h)	Investor’s Rights Agreement between the Company and Rainbow Star Group Limited dated March 28, 2017

i)	Investor’s Rights Agreement between the Company and Tuscany Capital Holding Ltd. dated April 18, 2017

j)	Investor’s Rights Agreement between the Company and Engie New Ventures S.A., dated May 17, 2017

k)	Investor’s Rights Agreement between the Company and Soaring Elite Limited dated May 23, 2017

l)	Investor’s Rights Agreement between the Company and Generation IM Climate Solutions Fund II, L.P., dated June 6, 2017

m)	Investor’s Rights Agreement between the Company and Acbel Polytech Inc., dated May 23, 2017

n)	Investor’s Rights Agreement between the Company and Sheng Cheng Investment Co., Ltd., dated March 28, 2017

Schedule B

EXHIBIT E

PIPE Agreement

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on September 16, 2021, by and among Gogoro Inc., a Cayman Islands company (the “Company”), Poema Global Holdings Corp., a Cayman Islands exempted company (the “SPAC”), and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company and the SPAC shall enter into an Agreement and Plan of Merger pursuant to which (and subject to the terms and conditions to be set forth therein) (i) Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and newly formed, wholly-owned subsidiary of the Company (“Merger Sub I”) will merge with and into the SPAC, with the SPAC surviving the merger as a wholly-owned subsidiary of the Company (the “First Merger”, and the SPAC surviving the First Merger, the “Surviving Entity”); and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and wholly-owned subsidiary of the Company (“Merger Sub II”), with Merger Sub II surviving and the Company becoming a public reporting entity (such agreement as entered into, amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement,” and the transactions contemplated by the Merger Agreement, collectively, the “Transaction”), and in consideration therefor, the Company will issue ordinary shares of the Company, par value $0.0001 (the “Shares”), to certain of the SPAC shareholders;

WHEREAS, in anticipation of and in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of Shares, set forth on the signature page hereto (the “Subscribed Shares”) for a per share purchase price equal to $10.00 (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into separate subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Subscribers”, and together with the Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which the Company has agreed to issue and sell, and the Subscribers have agreed, severally and not jointly, to purchase on the closing date of the Transaction (the “Closing Date”), an aggregate amount of up to 25,732,000 Shares at the Per Share Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company the number of Shares set forth on the signature page of this Subscription Agreement. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. Upon partial acceptance by the Company (i) the Purchase Price shall be reduced proportionally based on the Per Share Price; and (ii) the term “Subscribed Shares” shall refer to such number of Shares accepted by the Company pursuant to the second sentence of this Section 1. Such subscription and issuance described in the foregoing of this Section 1 is referred to as the “Subscription”.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to, and is contingent upon, the consummation of the Transaction and the terms and conditions of this Subscription Agreement.

b. At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) the wire instructions for delivery of the Purchase Price to the Company and (iii) whether the Company elects to exercise its right to reduce the number of Subscribed Shares pursuant to the proviso in Section 1 of this Subscription Agreement. No later than three (3) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued. No later than three (3) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form and registered in the Company’s register of members, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing (but no later than two (2) Business Days after Closing), evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Subscriber shall deliver at 8:00 a.m., New York City time (or as soon as practicable following receipt of evidence from the Company’s registered office provider or transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (A) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or under applicable state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (B) evidence from the Company’s registered office provider or its transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than seven (7) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries representing the Subscribed Shares shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2(b) to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 7, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, the United States, Hong Kong, Singapore or Taiwan are authorized or required by law to be closed for business.

c. The Closing shall be subject to the satisfaction or valid waiver by the Company and the SPAC, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

i.

no suspension of the listing or qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or, to the Company’s knowledge, threatening in writing of any proceedings for any such purpose, shall have occurred, and the Shares shall have been approved for listing, subject to official notice of issuance, on the Nasdaq Stock Market LLC (“Nasdaq”) or another national securities exchange;

ii.

all conditions precedent to the closing of the Transaction shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the Closing (but subject to the satisfaction of such conditions as of the closing of the Transaction)) or waived, provided that any waiver does not materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, and the closing of the Transaction shall be scheduled to occur substantially concurrent with or immediately following the Closing; and

iii.

no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or, to the Company’s knowledge, threatened in writing a proceeding seeking to impose any such restraint or prohibition.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company and the SPAC of the additional conditions that, on the Closing Date:

i.

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, unless such representations and warranties specifically speak of an earlier date, in which case, they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) as of such date; and

ii.

Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

i.

all representations and warranties of the Company and the SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below) or SPAC Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, unless such representations and warranties specifically speak of an earlier date, in which case, they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect or SPAC Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date;

ii.

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

iii.

the Merger Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended, and there shall have been no waiver or modification to the Merger Agreement, in each case in a manner that materially and adversely affects the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, except to the extent consented to in writing by Subscriber;

iv.

there shall have been no amendment, waiver or modification to any Other Subscription Agreements that materially benefits any Other Subscribers unless Subscriber has been offered substantially similar benefits in writing; and

v.

the Company’s listing application with Nasdaq in connection with the closing of the Transaction shall have been conditionally approved and, immediately following the closing of the Transaction pursuant to the Merger Agreement, the Company shall satisfy any applicable initial and continued listing requirements of Nasdaq and the Company shall not have received any notice of noncompliance therewith, and the Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

f. Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber and the SPAC that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and as shall be conducted following the Transaction and to enter into and, in the case of the Company, perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken individually or together as a whole (on a consolidated basis), that would be reasonably expected to have a material adverse effect on the Company’s business, properties, financial condition, shareholders’ equity or results of operations or materially affects the validity of the Subscribed Shares or the legal authority or ability of the Company to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares; provided, however, that, with respect to Section 3.a.(iii), no changes resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect: (A) general economic, financial, trade or political conditions in the United States, Hong Kong or Taiwan or any other jurisdiction in which the Company has substantial business or operations, and any changes therein after the date of this Subscription Agreement (including any changes arising out of acts of terrorism, war, government, epidemic, weather conditions or other force majeure events) to the extent that such conditions do not have a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses; or (B) changes in applicable laws, generally accepted accounting principles in the United States or International Financial Reporting Standards after the date of this Subscription Agreement.

b. As of the Closing Date, the Subscribed Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement and the memorandum and articles of association of the Company (as amended from time to time) and following the updates to the register of members of the Company in respect of such Subscribed Shares in accordance with the Companies Act (As Revised) of the Cayman Islands, the Subscribed Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Agreement, the Merger Agreement or any applicable laws) and will not have been issued in violation of, or subject to any preemptive or similar rights created under, the Company’s memorandum and articles of association (as amended from time to time) or under the Companies Act (As Revised) of the Cayman Islands.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the SPAC and Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

d. Assuming the accuracy of the representations and warranties of the Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq marketplace and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

e. Assuming the accuracy of the SPAC’s representations and warranties set forth in Section 4 and the Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

f. Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares),other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6, (iii) other required filings with the Commission relating to the Transaction, (iv) those required by the Nasdaq, including with respect to obtaining stockholder approval, if applicable, (v) those required to consummate the Transaction as provided under the Merger Agreement and (vi) the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

g. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. Upon consummation of the Transaction and except as set out in the Merger Agreement, the Company will own all of the equity securities of the SPAC.

i. There are no Other Subscription Agreements, side letter agreements or other agreements or understandings with any Other Subscriber or any other investor or potential investor with respect to the purchase of equity securities of the Company which include terms and conditions (economic or otherwise) that are more advantageous to any such Other Subscriber, investor or potential investor as compared to the Subscriber. The Other Subscription Agreements have not been amended or modified following the date of this Subscription Agreement that would result in a violation of the previous sentence. Neither the Company nor the SPAC shall release any Other Subscriber under any Other Subscription Agreement from any of its obligations thereunder or any other agreements with any Other Subscriber under any Other Subscription Agreement unless it offers a similar release to the Subscriber with respect to any similar obligations it has hereunder.

j. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

k. The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Citigroup Global Markets Inc. and UBS Securities LLC (collectively, the “Placement Agents”).

l. As of the date of this Subscription Agreement, the authorized share capital of the Company is US$107,737,264.1464 divided into 85,714,286 Company Series C preferred shares of the Company, par value US$1.00 each; 229,781,464 ordinary shares of the Company, par value US$0.0001 each; and 22,000,000 redeemable preferred shares of the Company, par value US$1.00 each. The issued and outstanding equity securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable law and all requirements set forth in (1) the organizational documents of the Company and (2) any other applicable contracts governing the issuance of such equity securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the organizational documents of the Company or any contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any liens imposed by the Company (other than restrictions arising under applicable law, the Company’s organizational documents and the Transaction documents).

m. The Company is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written communication, from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non- compliance, default or violation would not be reasonably expected to have a Company Material Adverse Effect.

n. The Company is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any applicable sanctions program by OFAC, the

United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”), (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

o. Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

p. Either: (A) Subscriber is not and is not controlled by a “foreign person,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), or (B) the Company does not intend for Subscriber to obtain any of the following with respect to the Company as a result of Subscriber’s participation in this Subscription Agreement: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decisionmaking of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA) ((i)-(iv) being the “DPA Triggering Rights”).

4. SPAC Representations and Warranties. The SPAC represents and warrants to the Company and Subscriber that:

a. The SPAC (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement

b. This Subscription Agreement has been duly authorized, executed and delivered by the SPAC, and assuming the due authorization, execution and delivery of the same by the Company and Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. Assuming the accuracy of the representations and warranties of the Company and Subscriber, the execution and delivery of this Subscription Agreement, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the Nasdaq marketplace rules and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the SPAC pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the SPAC is a party or by which the SPAC is bound or to which any of the property or assets of the SPAC is subject; (ii) the organizational documents of the SPAC; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the SPAC or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a SPAC Material Adverse Effect. For purposes of this Subscription Agreement, a “SPAC Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the SPAC and its subsidiaries, taken together as a whole (on a consolidated basis) that, would be reasonably expected to have a material adverse effect on the ability of the SPAC to consummate the transactions contemplated hereby, including the Transaction.

d. Assuming the accuracy of the representations and warranties of the Company and Subscriber, the SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6, (iii) other required filings with the Commission relating to the Transaction, (iv) those required by the Nasdaq, including with respect to obtaining stockholder approval, if applicable, (v) those required to consummate the Transaction as provided under the Merger Agreement and (vi) the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect or SPAC Material Adverse Effect.

e. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the SPAC, threatened in writing against the SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the SPAC.

f. As of the date hereof, the authorized share capital of the SPAC consists of 500,000,000 shares of class A ordinary shares, par value $0.0001 per share (“Class A Shares”) and 50,000,000 shares of class B ordinary shares, par value $0.0001 per share (“Class B Shares”, and together with the Class A Shares, “Common Stock”), and 5,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”, and together with the Common Stock, the “SPAC Shares”). As of the date hereof: (i) 34,500,000 Class A Shares, 8,625,000 Class B Shares and no Preferred Shares were issued and outstanding; (ii) 26,650,000 warrants, each exercisable to purchase one Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, including 9,400,000 private placement warrants; and (iii) no SPAC Shares are subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and (B) outstanding Warrants have been duly authorized and validly issued. As of the date hereof, except as set forth above , there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the SPAC any Common Stock or other equity interests in the SPAC (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the SPAC is a party or by which it is bound relating to the voting of any Equity Interests, other than the letter agreements entered into by the SPAC in connection with the SPAC’s initial public offering on January 8, 2021 pursuant to which the SPAC’s sponsor and the SPAC’s executive officers and directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, as amended on the date hereof pursuant to the terms of the Merger Agreement. The Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the SPAC, threatened against the SPAC by Nasdaq or the Securities and Exchange Commission (the “Commission”) with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Nasdaq. The SPAC has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act prior to the Closing.

g. As of their respective dates, all reports, statements, schedules, prospectuses, proxy statements, registration statements and other documents required to be filed by the SPAC with the Commission prior to the date of this Subscription Agreement (the “SPAC SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SPAC SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The SPAC has timely filed each SPAC SEC Report since its initial registration of the SPAC Shares with the Commission. The financial statements of the SPAC included in the SPAC SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. To the knowledge of the SPAC, there are no material outstanding or unresolved comments in comment letters from the staff of the Commission with respect to any of the SPAC SEC Reports.

h. Upon consummation of the Transaction and except as set out in the Merger Agreement, the Company will own all of the equity securities of the SPAC.

i. The SPAC or any affiliated party has not entered into any subscription agreement, side letter or other agreement with any Other Subscribers or any other investor in connection with their direct or indirect investment in the Company other than (i) the Merger Agreement and (ii) the Other Subscription Agreements; provided that no Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Subscriber than to the Subscriber hereunder. The Other Subscription Agreements have not been amended or waived following the date of this Subscription Agreement that would result in a violation of the previous sentence and reflect the same Purchase Price and economic terms that are no more favorable to any such Other Subscriber thereunder than the economic terms of this Subscription Agreement.

5. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the SPAC that:

a. Subscriber (i), if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company and the SPAC, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. Assuming the accuracy of the representations and warranties of the Company and the SPAC in this Subscription Agreement, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any material indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber (if any); or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) (A) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) that is an “Institutional Account” as defined in FINRA Rule 4512(c), satisfying the applicable requirements set forth on Annex A, or (B) understands that the sale of the Subscribed Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”), and acknowledges and agrees that he, she or it is not a U.S. Person (as defined in Regulation S) or a United States person (as defined in Section 7701(a)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), is acquiring the Subscribed Shares in an offshore transaction in reliance on Regulation S, and has received all the information that it considers necessary and appropriate to decide whether to acquire the Subscribed Shares hereunder, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called “Section 4(a)(1 1⁄2)” or to a non-U.S. person pursuant to an offer or sale that occurred outside the United States within the meaning of Regulation S under the Securities Act), or (iii) an ordinary course pledge such as a broker lien over account property generally and, in each of cases (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be guaranteed to be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, RESOLD,

PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (III) TO THE COMPANY, OR (IV) PURSUANT TO AN ORDINARY COURSE PLEDGE SUCH AS A BROKER LIEN OF ACCOUNT PROPERTY GENERALLY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the SPAC, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives or any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and the SPAC set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Shares, Subscriber has (i) conducted its own investigation of the Company, the SPAC and the Subscribed Shares, (ii) had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make its decision to purchase the Subscribed Shares, (iii) been offered the opportunity to ask questions of the Company and the SPAC and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Subscribed Shares; and (iv) made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares.

h. [Reserved]

i. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is able to fend for itself and is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has been offered the opportunity to ask questions of the Company and received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Subscribed Shares, and has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares. Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

k. Subscriber understands and acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on any OFAC List, or a person or entity prohibited by any Sanctions, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that, if it is a U.S. financial institution subject to the BSA/PATRIOT Act, Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent Subscriber is a U.S. person subject to the requirements of OFAC and required by applicable law, it maintains policies and procedures reasonably designed for the screening of its investors against Sanctions, including the OFAC List. Subscriber further represents and warrants that the funds held by Subscriber are not derived from illegal activities and, to the extent Subscriber is a U.S. person subject to the requirements of OFAC and required by applicable law, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle or an owner of a separate account whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company nor, to Subscriber’s knowledge, any of the Company’s affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b).

p. Notwithstanding Section 9(m), the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company and the SPAC in this Subscription Agreement.

q. If Subscriber is a U.S. Person (as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)) or has its principal office in the United States, to the extent applicable, in connection with the Transaction, the Subscriber shall comply promptly but in no event later than ten (10) Business Days after the date hereof with all applicable notification and reporting requirements pursuant to the HSR Act). If Subscriber is a U.S. Person (as defined under the HSR Act) or has its principal office in the United States, to the extent applicable, Subscriber shall use its reasonable best efforts to furnish to the Company or the SPAC, as applicable, as promptly as reasonably practicable all information required for any notification or filing to be made pursuant to the HSR Act or any other applicable law or regulatory body in connection with the Transaction. If Subscriber is a U.S. Person (as defined under the HSR Act) or has its principal office in the United States, to the extent applicable, Subscriber shall request early termination of all applicable waiting periods under the HSR Act with respect to the Transaction and shall use its reasonable best efforts to (i) cooperate in good faith with the relevant authorities; (ii) substantially comply with any information or document requests; and (iii) obtain the termination or expiration of all waiting periods under the HSR Act, in each case, in connection with the Transaction.

r. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Subscriber with the Commission with respect to the beneficial ownership of the SPAC’s ordinary shares prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) acting for the purpose of acquiring, holding or disposing of equity securities of the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

s. Subscriber represents that either: (A) Subscriber is not and is not controlled by a “foreign person,” as defined in Section 721 of the DPA, or (B) Subscriber does not intend for Subscriber to obtain any DPA Triggering Rights as a result of Subscriber’s participation in this Subscription Agreement.

t. No broker, finder or other financial consultant is acting on Subscriber’s behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability of the Company or the SPAC for the payment of any fees, costs, expenses or commissions.

6. Registration of Subscribed Shares.

a. The Company agrees that, within thirty (30) days after Closing Date (the “Filing Deadline”), it will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (including the prospectus in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and material incorporated by reference in such registration statement, the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) ninety (90) calendar days (or one hundred twenty (120) calendar days if the Commission notifies the Company that it will “review” the Registration Statement) following the filing thereof and (ii) the tenth (10th) Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the ”Effectiveness Deadline”). Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of Subscribed Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the use of the Registration Statement in connection with a Suspension Event (as defined below) as permitted hereunder, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Unless otherwise consented to by the Company, Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. For purposes of this Section 6, “Subscribed Shares” shall include the Subscribed Shares acquired pursuant to this Subscription Agreement and any other equity security of the Company issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, but not, for the avoidance of doubt, any other equity security of the Company owned or acquired by Subscriber. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 6.

b. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earliest of (i) the fourth anniversary of the Closing, (ii) the date on which the Subscriber ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the date on which the Subscriber is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its ownership and any other information reasonably requested to the Company upon request to assist it in making the determination described above. At its expense, the Company shall:

i.

advise Subscriber within five (5) Business Days (A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; and (D) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective.

Notwithstanding anything to the contrary set forth herein, the Company shall not, in its notification advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above may be deemed to constitute material, nonpublic information regarding the Company;

ii.	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

iii.

upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

iv.	use its commercially reasonable efforts to allow Subscriber to review disclosure regarding Subscriber in the Registration Statement; and

v.

use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscribed Shares contemplated hereby and (B) with a view to making available to Subscriber the benefits of Rule 144 or any similar rule or regulation of the Commission that may permit Subscriber to sell the Subscribed Shares to the public without registration, for so long as the Subscriber holds the Subscribed Shares to (I) make and keep public information available, as those terms are understood and defined in Rule 144, (II) file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, (III) furnish to Subscriber, promptly upon reasonable written request, (x) a written statement by Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (y) such other information as may reasonably be requested to enable Subscriber to sell the Subscribed Shares under Rule 144 without registration, and (IV) cause its legal counsel to deliver a customary opinion within three (3) Business Days of the delivery of all reasonably necessary representations and other documentation from the Subscriber as reasonably requested by the Company’s transfer agent.

c. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement and from time to time require Subscriber not to sell under the Registration Statement or suspend the use of any such Registration Statement if it reasonably determines, upon advice of legal counsel, that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, (i) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days, or for more than a total of one hundred twenty (120) days, or on more than two (2) occasions, in each case in any three hundred sixty (360)-day period and (ii) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration

Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that the obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

d. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales or engage in other similar or equivalent hedging transactions of any kind (including, without limitation, any purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Subscriber or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Subscribed Shares, any securities of the SPAC or any instrument exchangeable for or convertible into any securities of the Company prior to the closing of the Transaction, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the SPAC or the Company, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle or an owner of a separate account whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the restriction set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

e. The parties agree that:

i.

The Company shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents and employees of each Subscriber, each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and each affiliate of the Subscriber from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable attorneys’ fees and disbursements) (collectively, “Losses”), as incurred, that arise out of or are based upon (A) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, any prospectus included in any Registration Statement, or any preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated

therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are solely caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information, or (B) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6.

ii.

Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, employees and agents and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses, as incurred, that solely arise out of or are based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 6(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. Subscriber shall notify the Company promptly upon receipt of written notice of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6(e) of which Subscriber is aware.

iii.

Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless, in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (in addition to local counsel in each jurisdiction where required), unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

iv.

The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

v.

If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of the Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(e) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

f. Subscriber may request that the Company remove any restrictive legend from the book-entry position evidencing the Subscribed Shares. Within three (3) Business Days of such request, subject to the Company and its transfer agent’s receipt from Subscriber of customary representations and other documentation reasonably acceptable to them in connection therewith, and, if required by the transfer agent, an opinion of Company’s counsel reasonably acceptable to the transfer agent to the effect that the removal of restrictive legends in such circumstances may be effected under the Securities Act. Subscriber’s request may be delivered at such time as the Subscribed Shares (i) are subject to and are sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for the Subscribed Shares under the Securities Act, Subscriber may request that the restrictive legends be removed from the Subscribed Shares. Upon such a request, which must be accompanied by customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, the Company shall within three (3) Business Days deliver to the transfer agent irrevocable instructions that the transfer agent create a new, un-legended entry for the Subscribed Shares, at the Company’s sole expense.

g. All expenses incurred in connection with registration of the Subscribed Shares pursuant to this Section 6 shall be borne by the Company.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company, the SPAC, and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated and (d) March 31, 2022, unless extended for up to an additional three (3) months by the delivery of written notice from the Company or the SPAC that the parties are working in good faith to expeditiously close the Transaction and the Merger Agreement has also been extended for up to an additional three (3) months; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such willful breach. The Company shall notify Subscriber in writing of the termination of the Merger Agreement as promptly as practicable after the termination thereof.

8. Trust Account Waiver. Reference is made to the SPAC’s final prospectus, dated as of January 5, 2021 and filed with the Commission (File No. 333-251466) on January 7, 2021 (the “Prospectus”). Subscriber acknowledges that the SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the SPAC and one or more businesses or assets. Subscriber further acknowledges that, as described in the Prospectus, substantially all of the SPAC’s assets consist of the cash proceeds of the SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the SPAC, its public shareholders and the underwriters of the SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of any Common Stock currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Common Stock, except to the extent that Subscriber has otherwise agreed with the SPAC to not exercise such redemption right.

9. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent, if sent by electronic mail or facsimile (if provided), during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, and in each such case upon confirmation of receipt by the intended recipient or when sent with no undeliverable email or other undeliverable or rejection notice, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(a).

b. Subscriber acknowledges that each of the Company and the SPAC will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this

Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Each of the Company and the SPAC acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each of the Company and the SPAC agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company or the SPAC, as the case may be, set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any, and Subscriber’s rights under Section 6 hereof with respect to such Subscribed Shares) may be transferred or assigned except as provided in the two succeeding sentences. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or equity holders (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber or an affiliate thereof) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

g. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be so reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep confidential any such information provided by Subscriber, except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by federal securities law or pursuant to other routine proceedings of regulatory authorities, or (iii) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading. The Subscriber acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the Company’s Shares for resale pursuant to Section 5 hereof.

h. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto.

i. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 5(h), Section 5(q), this Section 9(i), Section 9(m) and Section 9(u) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Placement Agents may rely on the representations, warranties, agreements and covenants of the Company contained in this Subscription Agreement and may rely on the representations and warranties of the SPAC and the respective Subscribers contained in this Subscription Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to the Placement Agents.

n. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

p. EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL

WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. Each of the parties hereto (including any person asserting rights as a third party beneficiary) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in Wilmington, Delaware), for the purposes of any suits, proceedings, claim, demand, action or cause of action arising out of or relating to this Subscription Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such suits, proceedings, claim, demand, action or cause of action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suits, proceedings, claim, demand, action or cause of action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any suit, proceeding, claim, demand, action or cause of action against such party (i) arising under this Subscription Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Subscription Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 9(q) for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the suit, proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such suit, proceeding, claim, demand, action or cause of action against such party is improper or (z) this Subscription Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9(a) shall be effective service of process for any such suit, proceeding, claim, demand, action or cause of action.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

s. The SPAC shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases and filings by the SPAC with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company, the SPAC, or any person acting on behalf of or at the direction of the Company or the SPAC, has provided to Subscriber at any time prior to the filing of the Disclosure Document. For the avoidance of doubt, the Company may not disclose the Subscribed Amount to any Other Subscriber or publicly make reference to Subscriber or any of its affiliates in connection with this Subscription Agreement or the Transaction or in any other promotional materials, media or similar circumstances, except as required by law or regulation or at the request of the Staff of the Commission or other regulatory agency or with the prior written consent of the Subscriber (such consent to not be unreasonably withheld). From and after the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company, the SPAC, or any person acting on behalf of or at the direction of the Company or the SPAC. Except with the express written consent of Subscriber and unless prior thereto Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, each of the Company and the SPAC shall not, and each of them shall cause any person acting on behalf of or at the direction of the Company or the SPAC not to, provide Subscriber with any material, non-public information regarding the Company, the SPAC or the Transaction from and after the filing of the Disclosure Document; provided, however, that the foregoing will not apply to any contractual information rights that Subscriber may have with the Company under a separate agreement; provided, further, that if the Company would be providing information to Subscriber under separate contracts Subscriber and the Company may have, the Company will not deliver to Subscriber such information unless Subscriber expressly requests in writing that the Company do so (and if Subscriber makes such request in writing, the foregoing restrictions shall not apply to the information the Company provides).

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

u. Subscriber hereto agrees for the express benefit of the Placement Agents, and their respective affiliates and representatives that:

i.	No disclosure or offering document has been prepared in connection with the offer and sale of the Subscribed Shares by the Placement Agents.

ii.

(a) Subscriber has conducted its own investigation of the Company and the Subscribed Shares and Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Company or the Subscribed Shares or the offer and sale of the Subscribed Shares, (b) Subscriber has had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary to make its decision to purchase the Subscribed Shares, (c) Subscriber has been offered the opportunity to ask questions of the Company and received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Subscribed Shares; and (d) Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares.

iii.

Subscriber acknowledges that certain information provided to us was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

iv.

Subscriber agrees that the Placement Agents shall not be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscription. On behalf of Subscriber and its affiliates, Subscriber releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the Subscription. Subscriber agrees not to commence any litigation or bring any claim against the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Subscription. This undertaking is given freely and after obtaining independent legal advice.

v.

The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company.

vi.	Subscriber acknowledges that in connection with the issue and purchase of the Subscribed Shares, the Placement Agents have not acted as its financial advisors or fiduciaries.

vii.

Subscriber is (i) (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or (B) not a U.S. Person (as defined in Regulation S) or a United States person (as defined in Section 7701(a)(3) of the Code), (ii) an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and (v) is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

viii.

Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity and capital markets transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating our participation in the purchase of the Subscribed Shares. Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

ix.

Subscriber is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares for its own account or for an account over which Subscriber exercises sole discretion for another qualified institutional buyer or accredited investor.

x.

Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and have the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

xi.

The Subscribed Shares have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.

xii.

Subscriber is aware that Citigroup Global Markets Inc. is acting as one of the Company’s placement agents in connection with this Subscription and Citigroup Global Markets Inc. is acting as financial advisor to the SPAC in connection with the Transaction.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company, the SPAC and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GOGORO INC

By:
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

Address for Notices:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.,

SongShan District, Taipei City 105

Taiwan

Attn: Hok-Sum Horace Luke; Bruce Aitken;

Titan Lee

E-mail: horace.luke@gogoro.com;

bruce.aitken@gogoro.com;

titan.lee@gogoro.com

with a copy to (which will not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Mark Baudler

Email: mbaudler@wsgr.com

[Signature Page to PIPE Subscription Agreement]

POEMA GLOBAL HOLDINGS CORP.

By:
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:
Name: Homer Sun
Title: CEO

Address for Notices:

Poema Global Holdings Corp.

49/F One Exchange Square

8 Connaught Place

Central, Hong Kong

Attn: Homer Sun

Email: homer@poema-global.com

with a copy to (which will not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn: Gary Li, Jesse Sheley, Joseph Casey,

            Ram Narayan

Email: gary.li@kirkland.com;

            jesse.sheley@kirkland.com;

            joseph.casey@kirkland.com;

            ram.narayan@kirkland.com

[Signature Page to PIPE Subscription Agreement]

SUBSCRIBER:

Print Name:
By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to PIPE Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

FOR NON-INDIVIDUALS

This Annex A should be completed by Subscriber

and constitutes a part of the Subscription Agreement. If Subscriber is an individual, it should complete Annex A-1 in lieu of this Annex A.

Please indicate the basis of the undersigned’s (the “Investor”) status as a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) or an institutional “accredited investor” (as defined in Regulation D promulgated under the Securities Act) by answering the following questions.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐

We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐

We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.” We are not a natural person.

*** OR ***

C.	NON-US PERSON INVESTOR STATUS:

☐

We are not a U.S. Person (within the meaning of Rule 902(k) under the Securities Act) or a United States person (within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended).

*** AND ***

D.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***

Qualified Institutional Buyer

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber.

(Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):

☐

The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐	is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐

is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐

is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐	is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐	is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐

is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐	is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐

is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐	is an investment adviser registered under the Investment Advisers Act; or

☐

Any institutional accredited investor, as defined in rule 501(a) under the Securities Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.

☐

The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐	The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐

The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies[1] which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐	The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐

The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

OR

Institutional Accredited Investor

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

(a)	The Investor is an entity — i.e., a corporation, partnership, limited liability company or other entity (other than a trust) — and:

i.

The Investor is a corporation, partnership or limited liability company, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, in each case not formed for the specific purpose of acquiring the securities being offered or sold and with total assets in excess of $5,000,000.

ii.	The Investor is one of the following institutional investors as described in Rule 501(a) adopted by the Securities and Exchange Commission under the Securities Act:

A.

A “bank” (as defined in Section 3(a)(2) of the Securities Act) or a “savings and loan association” (as defined in Section 3(a)(5)(A) of the Securities Act), whether acting in its individual or fiduciary capacity.

☐

B.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.	☐

C.	An “insurance company” (as defined in Section 2(a)(13) of the Securities Act).	☐

[1]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided, that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

D.

An investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

☐

E.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.	☐

F.

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

☐

G.

An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (a) the investment decision to purchase the securities being offered or sold was made by a “plan fiduciary” (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser, which has total assets in excess of $5,000,000 or (b) which is a self-directed plan, with investment decisions made solely by persons that are accredited investors. NOTE: To the extent that reliance is placed on clause (b), each person must complete a copy of this Accredited Investor Questionnaire, signing next to each response, and submit such copy to the Company.

☐

H.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended.	☐

I.

The Investor is an entity that (1) owns “investments” (as defined in Rule 2a51-1(b) under the Investment Company Act) in excess of $5,000,000, and (2) was not formed for the specific purpose of acquiring the securities offered.

☐

J.

The Investor is a “family office” (as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (“Advisers Act”)) that (1) has in excess of $5,000,000 in assets under management, (2) was not formed for the specific purpose of acquiring the securities offered, and (3) is directed by a person with such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of the prospective investment (“family clients” (as defined in rule 202(a)(11)(G)-1 under the Advisers Act) that meet these requirements will also qualify as accredited investors, provided that the family clients’ investments are directed by such family office).

☐

K.

The Investor is a SEC- or state-registered investment adviser, an investment advisers exempt from SEC registration under Section 203(m) or Section 203(l) of the Advisers Act, a rural business investment company.

☐

(b) The Investor is a trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

☐

ANNEX A-1

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBERS

FOR INDIVIDUALS

This Annex A-1 should be completed by Subscriber and constitutes a part of the Subscription Agreement. Subscribers other than natural persons (e.g., corporations, trusts, limited liability companies, partnerships, etc.) should complete Annex A in lieu of this Annex A-1.

1.	PERSONAL

Name:
Home address:
Home phone:
Email:

2.	BUSINESS

Occupation:
Number of years:
Employer:
Position/title:
Work address:
Work phone:
Work email:

3.	RESIDENCE INFORMATION

(a)	Set forth in the space provided below the states in which you have maintained your primary residence during the past three years and the dates during which you resided in each state:

(b)	Are you registered to vote in, or do you have a driver’s license issued by, or do you maintain a residence or pay income taxes in, any other state?

Yes	No

If “Yes,” describe:

4.	INDIVIDUAL INCOME

(a)	Do you reasonably expect your own income from all sources during the current year to exceed $200,000?

Yes	No

If “No,” specify amount:

(b)	What percentage of your expected income for the current year is anticipated to be derived from sources other than salary? Provide the expected percentage breakdown of non-salary income sources.

(c)	Was your yearly income from all sources during each of the last two years in excess of $200,000?

Yes	No

If “No,” specify amount for:

Last year:
Year before last:

5.	JOINT INCOME

(a)	Have you been married, or had a spousal equivalent, at any time within the last three years?

Yes	No

If “No,” you may skip to question 6.

(b)

Do you and your spouse or spousal equivalent, as applicable, reasonably expect the joint income of you and your spouse or spousal equivalent, as applicable, from all sources during the current year to exceed $300,000?

Yes	No	No spouse or equivalent (current year)

If “No,” specify amount:

(c)	What percentage of the expected joint income for the current year is anticipated to be derived from sources other than salary? Provide the expected percentage breakdown of non-salary income sources.

(d)	Was the joint income of you and your spouse (if then married) or spousal equivalent (at such time) from all sources during the last year in excess of $300,000?

Yes	No	No spouse or equivalent (last year)

If “No,” specify amount:

(e)	Was the joint income of you and your spouse (if then married) or spousal equivalent (at such time) from all sources during the year before last year in excess of $300,000?

Yes	No	No spouse or equivalent (year before last)

If “No,” specify amount:

6.	NET WORTH

Will your net worth (i.e., the excess of assets over liabilities) as of the date you purchase the securities offered, together with the net worth of your spouse or spousal equivalent, if applicable, be in excess of $1,000,000?

•

When determining your net worth, the value of your primary residence (i.e., the home where you live most of the time) should not be included as an asset. Indebtedness secured by your primary residence, up to its estimated fair market value at the time of the sale of the securities, should not be included as a liability (except that if the amount of the indebtedness outstanding at the time of the sale of the securities exceeds the amount outstanding 60 days before that time, other than as a result of the acquisition of the primary residence, the amount of the excess should be included as a liability). Indebtedness secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the securities should be considered a liability and deducted from net worth.

•	The value of vested employee stock options may be included in net worth.

Yes	No

If “No,” specify amount:

7.	PROFESSIONAL CERTIFICATIONS

Please check the appropriate boxes to indicate if you hold, in good standing, one or more of the following professional certifications, designations or credentials:

General Securities Representative license (Series 7)
Private Securities Offerings Representative license (Series 82)
Investment Adviser Representative license (Series 65)
Other license that would qualify you for accredited investor status under Rule 501(a)(10)

Describe:

None of the above

8.	INVESTMENT INTENT

Will you be purchasing the securities for your own account and for investment purposes only?

Yes	No

If “No,” please state for whom you are investing and/or the reasons for investing:

9.	POTENTIAL INVESTMENT

(a)	Approximate amount of your proposed investment, if known:

(b)	Will your investment in these securities exceed 10% of your net worth or joint net worth with your spouse (if married)?

Yes	No

IF YOU ANSWERED “YES” TO BOTH QUESTIONS 4(A) AND (C), OR “YES” TO EACH OF QUESTIONS 5(B), (D) AND (E), OR “YES” TO QUESTION 6 OR QUESTION 7, YOU MAY GO TO THE SIGNATURE PAGE TO SIGN AND DATE THE QUESTIONNAIRE. IF NOT, PLEASE COMPLETE THE REMAINDER OF THIS PART 1.

10.	EDUCATION

Please describe your educational background and degrees obtained, if any:

11.	AFFILIATION

Do you have any pre-existing personal or business relationships with the Company or any of its officers, directors or controlling persons or any other potential purchasers?

Yes	No

If “Yes,” please describe the nature and duration of those relationships:

12.	BUSINESS AND FINANCIAL EXPERIENCE

Do you have the capacity to evaluate the merits and risks of the proposed investment and the capacity to protect your interests?

Yes	No

If “Yes,” please describe in reasonable detail the nature and extent of your business, financial and investment knowledge and experience that you believe gives you the capacity to evaluate the merits and risks of the proposed investment and the capacity to protect your interests.

13.	RISK

(a)	Do you understand that the purchase of the securities involves a high degree of risk, and that the Company’s future prospects are uncertain?

Yes	No

(b)	Are you able to hold the securities indefinitely, if required, and are you able to bear the loss of your entire investment in the securities?

Yes	No

14.	PROFESSIONAL ADVISORS

In evaluating this investment, will you use the services of an accountant, an attorney or other advisors?

Yes	No

If “Yes,” please identify, providing address and telephone information.

EXHIBIT F-2

Second Plan of Merger

DATED

(1)        STARSHIP MERGER SUB II LIMITED

(2)        POEMA GLOBAL HOLDINGS CORP.

PLAN OF MERGER

(SECOND MERGER)

REF: JT/MK/G2239-S11344

THIS PLAN OF MERGER is made on

BETWEEN

(1)

Starship Merger Sub II Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, Grand Cayman KY1-9008, Cayman Islands (the “Surviving Company”); and

(2)

Poema Global Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the business combination agreement dated September 16, 2021 between Gogoro Inc. (the “Company”), Starship Merger Sub I Limited, the Surviving Company and the Merging Company (the “Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the “Companies Act”).

(B)

The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)	The registered office of the Surviving Company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, Grand Cayman KY1-9008, Cayman Islands.

(d)	The registered office of the Merging Company is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$50,000 divided into 500,000,000 ordinary shares each of nominal or par value US$0.0001 per share.

(f)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$55,500 divided into 555,000,000 ordinary shares, each of nominal or par value US$0.0001 per share.

2.2	Effective Date

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar or such later time or date as shall be agreed in writing between the parties hereto (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Agreement, in particular it is noted that at the Effective Date each, ordinary share of the Merging Company that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. Each ordinary share of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall not be affected by the Second Merger.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

(c)

From the Effective Date, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed at Annexure 2 hereto, being the memorandum and articles of association of the Surviving Company in effect immediately prior to the Second Effective Time.

(d)	The Cayman Islands and US tax status and elections of the Surviving Company shall continue.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the sole director of the surviving company (as defined in the Companies Act) are:

(i)	Hok-Sum Horace Luke of No.33, Dinghu Rd., Guishan Dist., Taoyuan City 333, Taiwan.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	VARIATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)

effect any other changes to this Plan of Merger as the Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1

At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement.

5.	COUNTERPARTS

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the date first written above.

SIGNED for and on behalf of Starship Merger Sub II Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

SIGNED for and on behalf of Poema Global Holdings Corp.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

ANNEXURE 1

BUSINESS COMBINATION AGREEMENT

ANNEXURE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

EXHIBIT G

Assignment and Assumption Agreement

Agreed Form

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made and entered into as of [●], 202[●] (the “Effective Date”), by and among Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of January 5, 2021 (the “Existing Warrant Agreement”);

WHEREAS, SPAC issued (i) 17,250,000 warrants as part of the units offered in its initial public offering (the “Public Warrants”) and (ii) 9,400,000 warrants to Poema Global Partners LLC, a Cayman Islands limited liability company (the “Sponsor”) in a concurrent private placement (the “Private Placement Warrants”) pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of January 5, 2021, in each case, on the terms and conditions set forth in the Existing Warrant Agreement;

WHEREAS, on September 16, 2021, the Company, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”) and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company, and (ii) SPAC will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for Class A ordinary shares of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), equal to the number of SPAC Class A Shares for which such warrants were exercisable immediately prior to the Mergers, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined below) for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake contained therein, including to conform the provisions thereof to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the registration statements on Form S-1, File No. 333-251466 and 333-251907, and a prospectus (the “Prospectus”) filed by SPAC with the Securities and Exchange Commission (the “Commission”), or defective provision contained therein, and (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders thereunder;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1 Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing.

1.2 Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants and Private Placement Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing.

1.3 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the

Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants, which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Co-Chairman, Chief Executive Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.5 Private Placement Warrants.

2.5.1 The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the Effective Date, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of (ii), subject to that certain Sponsor Support Agreement, dated as of September 16, 2021, by and among, the Company, SPAC and the Sponsor, the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to Sponsor’s officers or directors, any affiliates or family members of any of Sponsor’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates;

(b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased;

(f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

(g) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Effective Date; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least five (5) days’ prior written notice of such reduction to the Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Effective Date, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, and (y) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof), in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its Permitted Transferees in the event of a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to the Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (the “Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) by wire transfer of immediately available funds, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) [Reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Sponsor Exercise Fair Market Value (as defined in this subsection 3.3.1(c)) over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

3.3.2 Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Company’s amended and restated memorandum and articles of association, as amended from time to time shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Share Capitalizations.

4.1.1 Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or makes a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 per share (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, reverse share subdivision or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, reverse share subdivision, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4 [Reserved].

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2 Redemption of Warrants for Ordinary Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	£ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	³ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	£ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	³ 18.00
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of Ordinary Shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a Warrant is adjusted pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Exclusion of Private Placement Warrants. The Company agrees that (a) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees and (b) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.5 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, to exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the Effective Date, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the

Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chairman, Co-Chairman, Chief Executive Officer or the President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of January 5, 2021, by and between SPAC and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.,

SongShan District, Taipei City 105

Taiwan

Attn: Hok-Sum Horace Luke; Bruce Morrison Aitken; Titan Lee

E mail: horace.luke@gogoro.com; bruce.aitken@gogoro.com;

titan.lee@gogoro,com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Mark Baudler

E mail: MBaudler@wsgr.com

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94304

Attn: Robert Ishii

E mail: RIshii@wsgr.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the

Prospectus, or defective provision contained herein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GOGORO INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

POEMA GLOBAL HOLDINGS CORP.

By:
Name:	Joaquin Rodriguez Torres
Title:	Co-Chairman

By:
Name:	Homer Sun
Title:	CEO

[Signature Page to Assignment and Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as warrant agent

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Gogoro Inc.

Incorporated Under the Laws of the Cayman Islands

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [●], or registered assigns, is the registered holder of [●] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, [●] par value per share (the “Ordinary Shares”), of Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

GOGORO INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [●] Ordinary Shares and are issued or to be issued pursuant to an Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of [●], 202[●] (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof, or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [●] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Gogoro Inc. (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Ordinary Shares be delivered to [●], whose address is [●]. If said [●] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

[Signature Page Follows]

Date [ ], 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT H

Company Voting Agreement

COMPANY SHAREHOLDER VOTING AGREEMENT

This COMPANY SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2021, Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”), Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), and the persons listed on Schedule A hereto (each, a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and SPAC, pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC, with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (the “First Merger”), and (ii) SPAC will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”).

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the beneficial and sole legal owner of the number of Pre-Subdivision Shares or Company Series C Preferred Shares (as applicable), set forth opposite such Company Shareholder’s name on Schedule A hereto (such Company Series C Preferred Shares and Pre-Subdivision Shares, together with any other Pre-Subdivision Shares acquired by such Company Shareholder after the date of this Agreement and during the term of this Agreement, including those subscribed by such Company Shareholder immediately upon the Company’s repurchase of the Company Series C Preferred Shares held by such Company Shareholder, being collectively referred to herein as the “Subject Shares”).

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that each of the Company Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of the Company Shareholders

Each Company Shareholder severally and not jointly hereby represents and warrants to the Company and SPAC during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

1.1 Corporate Organization. Such Company Shareholder has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Such Company Shareholder if not an individual is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of such Company Shareholder to consummate the transactions contemplated hereby. If such Company Shareholder is an individual, such Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.

1.2 Due Authorization. Such Company Shareholder has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such Company Shareholder is necessary to authorize this Agreement or such Company Shareholder’s performance hereunder. This Agreement has been duly and validly executed and delivered by such Company Shareholder and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Company Shareholder.

1.3 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.4 No-Conflict. The execution, delivery and performance by such Company Shareholder of this Agreement do not and will not (a) if such Company Shareholder is not an individual, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of such Company Shareholder, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Shareholder or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Company Shareholder is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of such Company Shareholder, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Company Shareholder of its obligations under this Agreement.

1.5 Subject Shares. As of the date hereof, such Company Shareholder is the beneficial and sole legal owner of its Subject Shares, and all such Subject Shares are owned by such Company Shareholder free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the other Transaction Agreements, the Organizational Documents of the Company, the agreements set forth on Schedule B (the “Investment Agreements”), any applicable securities Laws or that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations under this Agreement or the consummation of the Transactions. Such Company Shareholder does not legally own any Equity Securities of the Company other than the Subject Shares. Such Company Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by

(i) this Agreement, (ii) the other Transaction Agreements, (iii) the Organizational Documents of the Company, (iv) the Investment Agreements, (v) any applicable securities Laws or (vi) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Company Shareholder to perform its obligations under this Agreement or the consummation of the Transactions.

1.6 Acknowledgement. Such Company Shareholder understands and acknowledges that each of the Company and SPAC are entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement.

1.7 Absence of Litigation. With respect to such Company Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Company Shareholder, threatened against, such Company Shareholder or any of such Company Shareholder’s properties or assets (including such Company Shareholder’s Subject Shares) that could reasonably be expected to prevent, materially delay or materially impair the ability of such Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

1.8 Additional Representations and Warranties of Individual Company Shareholder. Each Company Shareholder who is an individual severally and not jointly hereby represents and warrants to the Company and SPAC that

(a) such Company Shareholder is not a minor, and is of full age and sound mind.

(b) such Company Shareholder (i) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and other Transaction Agreements; and (ii) has been given a copy of the Transaction Agreements, is knowledgeable regarding the structure of the Transactions, including the basis and purpose of each of the Transaction Agreements to which he or she is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and based on such information as the Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

ARTICLE II

Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Company Shareholder and the Company during the Exclusivity Period as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the transactions contemplated hereby.

2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or SPAC’s performance hereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the

Mergers). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

2.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 of the Merger Agreement and obtaining the SPAC Shareholder Approval, the execution, delivery and performance by SPAC of this Agreement and the consummation of the transactions by SPAC contemplated hereby do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or result in a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation or imposition of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to each Company Shareholder and SPAC during the Exclusivity Period as follows:

3.1 Corporate Organization. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement, (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement) to perform all obligations to be performed by it hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 of the Merger Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder (except that the Company Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 No-Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 of the Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, (a) contravene or conflict with, or trigger shareholder rights that have not been duly waived under, the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of clauses (b) through (d) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Agreement to Vote

Each Company Shareholder covenants and agrees during the Exclusivity Period:

4.1 Agreement to Vote.

(a) In Favor of the Mergers. At any meeting of shareholders of the Company called to seek the Company Shareholder Approval, including the Company Extraordinary General Meeting, or at any adjournment thereof, or in connection with any written consent of shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Company Transaction Proposals and any other transactions contemplated by the Merger Agreement and any other Transaction Agreements, such Company Shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Company Shareholder Approval or, if there are insufficient votes in favor of granting the Company Shareholder Approval, in favor of the adjournment of such meeting of shareholders of the Company to a later date.

(b) Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of shareholders of the Company or in any other circumstances upon which such Company Shareholder’s vote, consent or other approval is sought, such Company Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) other than in connection with the Transactions, any Alternative Transaction Proposal involving the Company and its Subsidiaries, (ii) allowing the Company to execute or enter into, any agreement related to an Alternative Transaction Proposal, and (iii) entering into any agreement, or agreement in principle requiring the Company to impede, abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations thereunder, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

4.2 No Transfer. From the date of this Agreement until the date of termination of this Agreement, such Company Shareholder shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Merger Agreement, other Transaction Agreements or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would reasonably be expected to make any representation or warranty of such Company Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, such Company Shareholder may make Transfers of such Company Shareholder’s Subject Shares (i) pursuant to this Agreement, (ii) upon the consent of the Company and SPAC, (iii) between such Company Shareholder and any of its Affiliates (and any of the Company Shareholder’s and its affiliates’ respective executive officers and directors) (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares), (iv) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (vi) in the case of an individual, pursuant to a qualified domestic relations order, (vii) in the case of an individual, pursuant to a charitable gift or contribution, and (viii) by virtue of such Company Shareholder’s Organizational Documents upon liquidation or dissolution of such Company Shareholder, so long as, in each case of clauses (i) through (viii), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Company Shareholder’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares); provided, in the case of clauses (v), (vi), and (viii), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Shareholder agrees with, and covenants to, the Company and SPAC that such Company Shareholder shall not request the Company to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3 Waiver of Dissenters’ Rights. Such Company Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Mergers and the Merger Agreement.

4.4 No Redemption. Such Company Shareholder irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Company Shareholder shall not elect to cause the Company to redeem any Subject Shares now or at any time legally or beneficially owned by such Company Shareholder, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions, other than as contemplated under Section 2.01(b)(i) of the Merger Agreement or to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares on the same terms as applicable to such Company Restricted Shares as of immediately prior to the First Effective Time.

4.5 New Shares. In the event that prior to the Closing (i) any Pre-Subdivision Shares, Company Ordinary Shares, Company Series C Preferred Shares or other securities are issued or otherwise distributed to a Company Shareholder pursuant to any stock dividend or distribution, or any change in any of the Pre-Subdivision Shares, Company Ordinary Shares, Company Series C Preferred Shares or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, including any shares received pursuant to the Share Subdivision, (ii) a Company Shareholder acquires legal or beneficial ownership of any Pre-Subdivision Shares, Company Ordinary Shares or Company Series C Preferred Shares after the date of this Agreement, including upon exercise of options, settlement or restricted share units or capitalization of working capital loans, or (iii) a Company Shareholder acquires the right to vote or share in the voting of any Pre-Subdivision Share, Company Ordinary Share or Company Series C Preferred Shares after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

4.7 Restricted Activities. Such Company Shareholder shall not adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization without the prior written consent of the Company and SPAC, except by virtue of such Company Shareholder’s Organizational Documents upon liquidation or dissolution of such Company Shareholder, so long as, the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Company Shareholder’s obligations under this Agreement and the Merger Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares).

ARTICLE V

Certain Other Covenants of Company Shareholders

5.1 Investment Agreements.

(a) With respect to each Investment Agreement, the Company Shareholders and the Company hereby agree that from the date hereof until the earlier of (x) termination of this Agreement and (y) termination of such Investment Agreement pursuant to Section 5.1(b), none of them shall, or shall agree to, amend, modify or vary such Investment Agreement.

(b) Each of the Company Shareholders and the Company hereby agrees that, in accordance with the terms thereof, (i) the Investment Agreements, (ii) any rights of such Company Shareholder under the Investment Agreements and (iii) any rights under any other agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the shareholders of the Company, shall be terminated effective as of the First Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of the Company Shareholders or the Company, and neither the Company, the Company Shareholders, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations thereunder.

5.2 Additional Matters. Each Company Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively consummating the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the Cayman Companies Act) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Mergers or any other Transaction.

5.3 Waiver of Certain Company Shareholders’ Rights. To the extent applicable to a Company Shareholder, such Company Shareholder hereby irrevocably waives and agrees not to exercise any rights he, she or it may have under the Amended and Restated Memorandum and Articles of Association of the Company adopted by a special resolutions of shareholders of the Company dated July 29, 2020 in connection with the Mergers and other transactions contemplated by the Merger Agreement and the other Transaction Agreements.

5.4 Exclusivity and Confidentiality. Each Company Shareholder shall be bound by and comply with Section 8.03(a) (Exclusivity) and Section 8.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if (a) such Company Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) and “Affiliates” contained in Section 8.05(b) of the Merger Agreement also referred to such Company Shareholder.

5.5 Consent to Disclosure. Each Company Shareholder consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, such Company Shareholder’s identity and shareholding in the Company, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations under this Agreement, and each Company Shareholder acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and each Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

ARTICLE VI

General Provisions

6.1 Termination. This Agreement shall be effective from the date hereof and shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earliest of (a) as to a Company Shareholder, the mutual written consent of the Company, such Company Shareholder and SPAC, (b) the termination of the Merger Agreement in accordance with its terms and (c) the Closing, provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Articles I through IV shall terminate upon the Closing but Article V (for Section 5.4, solely with respect to 8.05(b) (Confidentiality; Publicity) of the Merger Agreement) shall survive indefinitely. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

6.2 Capacity as a Company Shareholder. Each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a shareholder of the Company, and not in such Company Shareholder’s capacity as a director or officer of the Company, if applicable.

6.3 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) to the Company and SPAC in accordance with Section 11.02 of the Merger Agreement and to each Company Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.4 Entire Agreement; Amendment. This Agreement (together with the Schedules and Exhibits to this Agreement) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 6.5 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Pre-Subdivision Shares, Company Ordinary Shares or Company Series C Preferred Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a party hereto to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 6.6.

6.7 Enforcement. Each of the parties hereto agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 6.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7 shall not be required to provide any bond or other security in connection with any such injunction.

6.8 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

GOGORO INC.

By:
Name:
Title:

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

POEMA GLOBAL HOLDINGS CORP.

By:
Name:	Joaquin Rodriguez Torres
Title:	Co-Chairman

By:
Name:	Homer Sun
Title:	CEO

[Signature Page to Company Shareholder Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

[COMPANY SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Company Shareholder Voting Agreement]

Schedule A

Schedule A

Schedule B

1.	Shareholders Agreement between the Company, Samuel Yin, Cher Wang, and Horace Luke dated May 3, 2013.

2.	The following agreements:

a)	Investor’s Rights Agreement between the Company Samuel Yin, Cher Wang, Horace Luke, and Carnival Holdings Limited dated October 1, 2015

b)	Investor’s Rights Agreement between the Company and Far Eastern International Bank in its capacity as Master Custodian of Fuh Hwa Smart Energy Fund date April 18, 2017

c)	Investor’s Rights Agreement between the Company and Chang Chun Investment Co., Ltd. dated March 28, 2017

d)	Investor’s Rights Agreement between the Company and Huei Hong Investment Co., Ltd. dated March 28, 2017

e)	Investor’s Rights Agreement between the Company and Ying Jia Investment Co. Ltd., dated March 28, 2017

f)	Investor’s Rights Agreement between the Company and Anderson Investments PTE. Ltd., dated March 28, 2017

g)	Investor’s Rights Agreement between the Company and Ellpis Investments Limited dated March 28, 2017

h)	Investor’s Rights Agreement between the Company and Rainbow Star Group Limited dated March 28, 2017

i)	Investor’s Rights Agreement between the Company and Tuscany Capital Holding Ltd. dated April 18, 2017

j)	Investor’s Rights Agreement between the Company and Engie New Ventures S.A., dated May 17, 2017

k)	Investor’s Rights Agreement between the Company and Soaring Elite Limited dated May 23, 2017

l)	Investor’s Rights Agreement between the Company and Generation IM Climate Solutions Fund II, L.P., dated June 6, 2017

m)	Investor’s Rights Agreement between the Company and Acbel Polytech Inc., dated May 23, 2017

n)	Investor’s Rights Agreement between the Company and Sheng Cheng Investment Co., Ltd., dated March 28, 2017

Schedule B

ANNEX B

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T   +1 345 949 0100   F   +1 345 949 7886   www.walkersglobal.com

Ref: JT/G2239-S11344

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

1.	The name of the company is Gogoro Inc. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$50,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each, and 50,000,000 preference shares of a nominal or par value of US$0.0001 each with such rights, restrictions and preferences as may be determined from time to time by the Directors, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

B-i

B-ii

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Gogoro Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to Nasdaq Capital Market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Listing Date” means [Date] 2022.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Ordinary Share” means an ordinary share with a nominal or par value of $0.0001 each in the capital of the Company, including a fraction of such ordinary share.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Share” means a preference share with a nominal or par value of $0.0001 each in the capital of the Company, including a fraction of such preference share.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

ORDINARY SHARES AND PREFERENCE SHARES

12.	The rights and restrictions attaching to the Ordinary Shares and the Preference Shares are as follows:

(a)

each Ordinary Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company and each Ordinary Share shall carry one vote;

(b)

each Preference Share shall confer upon the holder thereof the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company and each Preference Share shall carry such number of votes as is determined by the Directors upon the issue of such Preference Share;

(c)

upon the Company being placed in liquidation, dissolution or winding up (whether voluntary or involuntary), the entire assets and funds of the Company legally available for distribution shall be distributed rateably among the holders of the Ordinary Shares and the Preference Shares in proportion to the number of Shares held by each such holder; and

(d)

Ordinary Shares and Preference Shares shall confer upon the Shareholder the right to participate in any declaration and payment of dividends by the Company in proportion to the number of Shares held by each such holder.

MODIFICATION OF RIGHTS

13.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

14.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company and the rights conferred upon the holders of the Ordinary Shares shall not be deemed to be materially adversely varied or abrogated by the allotment or issue of any Preference Shares in accordance with these Articles.

CERTIFICATES

15.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

16.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

17.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

18.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

19.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

21.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

22.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

23.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

24.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

25.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

26.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

27.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

28.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

29.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

30.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

31.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

32.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

33.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

34.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

35.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

36.

Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors shall not unreasonably decline to register any transfer of Shares and shall, upon making any decision to decline to register any transfer of Shares, assign an appropriate reason therefor. If the Directors refuse to register a transfer of any Share the Company shall, within two (2) months after the date on which the transfer request was lodged with the Company, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for the Directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation.

37.	The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

38.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

39.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

40.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

41.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

42.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

43.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

44.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

45.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

46.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and
(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

47.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

48.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

49.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

50.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

51.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

52.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

53.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

54.

The Directors may, whenever they think fit, convene a general meeting of the Company. The Company shall hold an annual general meeting no later than fourteen (14) months after the Company’s last annual general meeting. The Company shall specify each annual general meeting as such in the notice calling it. The annual general meeting shall be held at such time and place as the Directors shall determine.

55.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

56.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least twenty-five percent (25%) of the paid up voting share capital of the Company deposited at the Office and setting out full details of the business to be conducted at such requisitioned meeting. The Directors shall convene a meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists setting out full details of the business to be conducted at the meeting, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

57.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

58.

At least seven days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

59.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

60.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

61.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

62.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

63.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

64.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

65.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

66.

The chair may, without the consent of such meeting, adjourn a meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

67.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

68.	A poll shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

69.	In the case of an equality of votes on a poll, the chair of the meeting shall not be entitled to a second or casting vote.

70.	A poll on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

71.

Subject to any rights and restrictions for the time being attached to any Share (including the voting rights attached to the Preference Shares upon their issue), on a poll, each Share shall be entitled to one (1) vote on all matters subject to a vote of the Shareholders.

72.

Subject to any rights and restrictions for the time being attached to any Share (including the voting rights attached to the Preference Shares upon their issue), on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

73.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

74.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

75.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

76.	On a poll votes may be given either personally or by proxy.

77.

The instrument appointing a proxy shall be in writing and signed by the appointor or its duly authorised attorney or, if the appointor is a corporation, either under Seal or by the signature of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

78.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

79.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

80.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

81.

All resolutions of the Shareholders shall be passed at a general meeting of the Company duly convened and held in accordance with these Articles and resolutions of Shareholders in writing in lieu of a general meeting shall not be permitted.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

82.

Any corporation which is a Shareholder may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder.

DIRECTORS

83.

The Directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors or the Special Resolution appointing such Director, with each class serving for staggered three (3)-year terms commencing as follows:

(a)

at the first annual general meeting of the Company following the Listing Date, the term of office of the Class I Directors shall expire and replacement Class I Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class I Directors are appointed in accordance with Article 84, the existing Class I Directors shall be automatically re-appointed for a further term of three (3) years;

(b)

at the second annual general meeting of the Company following the Listing Date, the term of office of the Class II Directors shall expire and replacement Class II Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class II Directors are appointed in accordance with Article 84, the existing Class II Directors shall be automatically re-appointed for a further term of three (3) years;

(c)

at the third annual general meeting of the Company following the Listing Date, the term of office of the Class III Directors shall expire and replacement Class III Directors may be appointed in accordance with Article 84 for a full term of three (3) years. If no replacement Class III Directors are appointed in accordance with Article 84, the existing Class III Directors shall be automatically re-appointed for a further term of three (3) years;

84.	No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director

85.	The Company may by Special Resolution appoint any natural person to be a Director.

86.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Special Resolution.

87.	The maximum number of Directors shall be seven (7).

88.	The remuneration of the Directors may be determined by the Directors or by Special Resolution.

89.	There shall be no shareholding qualification for Directors unless determined otherwise by Special Resolution.

90.

The Directors shall have power at any time and from time to time to appoint any natural person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Special Resolution.

ALTERNATE DIRECTOR

91.

Any Director may in writing appoint another natural person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

92.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

93.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases to be a Director.

94.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

95.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

96.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

97.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

98.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

99.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

100.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

101.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

102.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

103.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

104.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

105.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

106.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

107.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Special Resolution; or

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number).

PROCEEDINGS OF DIRECTORS

108.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes cast in respect of the matter and, for these purposes, if a Director abstains from voting on a matter, such abstention shall not be counted as a vote. In case of an equality of votes the chair shall not have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by not less than 24 hours’ notice in writing to all of the Directors, provided that a meeting of the Directors may be convened on shorter notice with the agreement of all of the Directors.

109.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

110.

The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors holding office at the relevant time. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

111.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

112.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

113.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

114.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

115.

The minutes of each meeting of the Directors shall be signed by the chair of such meeting and either the secretary of such meeting or one (1) other Director present at such meeting and when the minutes of such meeting have been so signed, the meeting shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together in person or that there may have been a technical defect in the proceedings.

116.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

117.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

118.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

119.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

120.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and, for these purposes, if a committee member abstains from voting on a matter, such abstention shall not be counted as a vote. In the case of an equality of votes the chair shall not have a second or casting vote.

121.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

122.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

123.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

124.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

125.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

126.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

127.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

128.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

129.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

130.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

131.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall be open to the inspection of the Directors.

132.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

133.

Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall only be audited if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

134.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

135.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

136.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

137.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

138.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

139.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

140.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

141.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

142.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

143.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall, to the fullest extent permitted by law, be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

144.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

145.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

146.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

147.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

148.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

149.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

150.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders.

151.

For the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

152.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

153.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

154.	The Company may merge or consolidate in accordance with the Companies Act.

155.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

156.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

157.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

158.

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

159.

Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 158 and 159 above. Without prejudice to the foregoing, if any part of this Article, Articles 158 or 159 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Articles 158 and/or 159 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

Annex C

DATED

(1)       POEMA GLOBAL HOLDINGS CORP.

(2)       STARSHIP MERGER SUB I LIMITED

PLAN OF MERGER

(FIRST MERGER)

REF: JT/MK/G2239-S11344

THIS PLAN OF MERGER is made on

BETWEEN

(1)

Poema Global Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Surviving Company”); and

(2)

Starship Merger Sub I Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the business combination agreement dated September 16, 2021 between Gogoro Inc. (the “Company”), Starship Merger Sub II Limited, the Surviving Company and the Merging Company (the “Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the “Companies Act”).

(B)

The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)	The registered office of the Surviving Company is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	The registered office of the Merging Company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, Grand Cayman KY1-9008, Cayman Islands.

(e)

Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$55,500 divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preference shares, each of nominal or par value US$0.0001 per share.

(f)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 ordinary shares each of nominal or par value US$0.0001 per share.

2.2	Effective Date

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar or such later time or date as shall be agreed in writing between the parties hereto (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Agreement, in particular it is noted that at the Effective Date:

(i)

immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be cancelled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such shares;

(ii)

immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of Section 3.01 of the Agreement;

(iii)

each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares and Redeeming SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such shares, except as expressly provided herein;

(iv)

each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall be converted automatically into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms;

(v)

if any Pre-Subdivision Shares issued and outstanding immediately prior to the First Effective Time are Company Restricted Shares then the number of Company Ordinary Shares issued in exchange for such Pre-Subdivision Shares will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions). The Company shall pass resolutions that provide that, from and after the First Effective Time, the Company is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares on the same terms as applicable to such Company Restricted Shares as of immediately prior to the First Effective Time;

(vi)	from the First Effective Time, the authorised share capital of the Surviving Company shall be US$55,500 divided into 555,000,000 ordinary shares, each of nominal or par value US$0.0001 per share;

(vii)

each ordinary share, par value US$0.0001 per share, of the Merging Company (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value US$0.0001 per share, of the Surviving Company. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity;

(viii)

each SPAC Share held in SPAC’s treasury or owned by the Company or the Merging Company or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor; and

(ix)	from and after the First Effective Time, no new awards will be granted under any Company Incentive Plan.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

(c)

From the Effective Date, the Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto.

(d)	The Cayman Islands and US tax status and elections of the Surviving Company shall continue.

2.4	Directors’ Interests in the Merger

(a)	The names and addresses of each director of the Surviving Company (as defined in the Companies Act) are:

(i)	Emmanuel Real Barroso DeSousa of c/o B Capital Partners LLP, 48 Dover Street, London, W1S 4FF, United Kingdom; and

(ii)	Homer Sun of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong;

(iii)	Joaquin Rodriguez Torres of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong;

(iv)	Teresa Barger of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong;

(v)	Richard Hart of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong;

(vi)	Christina Kosmowski of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong; and

(vii)	Gary Wojtaszek of c/o Princeville Capital, Jardine House 41st Floor, 1 Connaught Place, Central, Hong Kong.

(b)	The name and address of the sole director of the Merging Company are:

(i)	Hok-Sum Horace Luke of No.33, Dinghu Rd., Guishan Dist., Taoyuan City 333, Taiwan

(c)	The following directors and officers of the Merging Company and the Surviving Company will receive the following benefits consequent upon the Merger:

Consequent upon the merger, Hok-Sum Horace Luke who is presently the sole director of the Merging Company, will receive the benefits as more formally disclosed in the Company’s Registration Statement on Form F-4 (File No. [Number]) declared effective by the United States Securities and Exchange Commission on [Date].

No other director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	VARIATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)

effect any other changes to this Plan of Merger as the Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1

At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement.

5.	COUNTERPARTS

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the date first written above.

SIGNED for and on behalf of Starship Merger Sub I Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

SIGNED for and on behalf of Poema Global Holdings Corp.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:	Director

ANNEXURE 1

BUSINESS COMBINATION AGREEMENT

ANNEXURE 2

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF SURVIVING COMPANY

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The post-closing memorandum and articles of association that will become effective immediately prior to the completion of Business Combination provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1^	Agreement and Plan of Merger, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp., Starship Merger Sub I Limited and Starship Merger Sub II Limited (included as Annex A to the proxy statement/prospectus).

2.2^	Plan of Merger (First Merger) (included as Annex C to the proxy statement/prospectus).

3.1^	Memorandum and Articles of Association of Gogoro Inc.

3.2	Form of Amended and Restated Memorandum and Articles of Association of Gogoro Inc. (included as Annex B to the proxy statement/prospectus).

3.3^	Amended and Restated Memorandum and Articles of Association of Poema Global Holdings Corp.

4.1	Specimen Ordinary Share Certificate of Gogoro Inc.

4.2^	Specimen Warrant Certificate of Gogoro Inc.

4.3^	Warrant Agreement, dated as of January 5, 2021, by and between Poema Global Holdings Corp. and Continental Stock Transfer & Trust Company.

4.4^	Form of Assignment and Assumption Agreement by and among Poema Global Holdings Corp., Gogoro Inc. and Continental Stock Transfer & Trust Company.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the validity of the warrants of Gogoro Inc. to be issued.

5.2	Opinion of Walkers (Singapore) LLP as to the validity of the ordinary shares of Gogoro Inc. to be issued.

8.1	Tax Opinion of Kirkland & Ellis LLP.

10.1^	Investment Management Trust Agreement, dated as of January 5, 2021, by and between Poema Global Holdings Corp. and Continental Stock Transfer & Trust Company.

10.2^	Form of Subscription Agreement.

10.3^	Sponsor Support Agreement, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp. and Poema Global Partners LLC.

10.4^	Form of Registration Rights Agreement.

10.5^	Form of Gogoro Shareholder Lock-Up Agreement.

10.6^	Form of Gogoro Shareholder Voting Agreement.

10.7	Form of Director and Officer Indemnification Agreement.

10.8+^	2013 Equity Incentive Award Plan of Gogoro Inc.

10.9+^	2016 Equity Incentive Award Plan of Gogoro Inc.

10.10+^	2019 Equity Incentive Award Plan of Gogoro Inc.

10.11+	2022 Equity Incentive Award Plan of Gogoro Inc.

10.12^	Housing Lease Agreement between Taiwan Cooperative Bank and Gogoro Taiwan Ltd. dated November 30, 2017 (EN Translation).

10.13#	Capital Increase Agreement between Yadea Technology Group Co., Ltd., Jiangmen Dachangjiang Group Co., Ltd., Ai Huan Huan Energy (Shanghai) Ltd. and Gogoro Network Pte. Ltd. dated November 25, 2020 (EN Translation).

10.14^	Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated March 28, 2019 (EN Translation).

10.15^	First amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 14, 2020 (EN Translation).

10.16^	Second amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Dec 14, 2020 (EN Translation).

10.17^	Term Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).

10.18^	Term Loan Agreement of Gogoro Inc. with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).

21.1^	List of subsidiaries of Gogoro Inc.

23.1	Consent of Deloitte, an independent registered accounting firm for Gogoro Inc.

23.2	Consent of WithumSmith+Brown, PC, an independent registered accounting firm for Poema Global Holdings Corp.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.4	Consent of Walkers (Singapore) LLP (included in Exhibit 5.2).

24.1^	Power of Attorney.

Exhibit Number	Description

99.1	Form of Proxy for Extraordinary General Meeting.

99.2^	Consent of Homer Sun to be named as a director.

99.3	Consent of Chung-Yao Yin to be named as a director.

107	Filing fee table.

^	Previously filed.
+	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on March 2, 2022.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hok-Sum Horace Luke Hok-Sum Horace Luke	Director and Chief Executive Officer (Principal Executive Officer)	March 2, 2022

/s/ Bruce Morrison Aitken Bruce Morrison Aitken	Chief Financial Officer (Principal Financial and Accounting Officer)	March 2, 2022

* Chi-Chuan Chen	Director	March 2, 2022

* Hui-Ming Cheng	Director	March 2, 2022

* Ming-Shan Lee	Director	March 2, 2022

* Michael R. Splinter	Director	March 2, 2022

* Yoshihiko Yamada	Director	March 2, 2022

*By:	/s/ Hok-Sum Horace Luke Hok-Sum Horace Luke Attorney-in-fact

/s/ Bruce Morrison Aitken Bruce Morrison Aitken Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gogoro Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on March 2, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name: Colleen De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.